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OPUS BANK ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019 TABLE OF CONTENTS
PART IV

As filed with the Securities and Exchange Commission on March 13, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC PREMIER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code No.)	33-0743196 (I.R.S. Employer Identification No.)

17901 Von Karman Ave., Suite 1200
Irvine, California 92614
(949) 864-8000
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

Steven R. Gardner
President and Chief Executive Officer
Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200
Irvine, California 92614
(949) 864-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Jeffrey D. Haas, Esq. Shawn M. Turner, Esq. Holland & Knight LLP 800 17th Street, NW, Suite 1100 Washington, DC 20006 Telephone: (202) 955-3000	H. Rodgin Cohen, Esq. Stephen M. Salley, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Telephone: (212) 558-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

             If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

             If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

             Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

             Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share or Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common stock, par value $0.01 per share	32,737,426(1)	N/A	$574,050,765	$74,511.79

(1)
Based upon an estimate of the maximum number of shares of common stock, par value $0.01 per share, of Pacific Premier Bancorp, Inc., or Pacific Premier, to be issued pursuant to the Agreement and Plan of Reorganization, dated as of January 31, 2020, or the merger agreement, by and among Pacific Premier, Pacific Premier Bank and Opus Bank, or Opus, based on 36,374,918 shares of Opus common stock, no par value per share, or Opus common stock, that may be outstanding at the effective time of the merger of Opus with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, which we refer to as the merger. The number of outstanding shares of Opus common stock includes (a) 677,002 restricted shares of Opus common stock that may vest in connection with the merger, (b) 1,555,550 shares of Opus common stock that may be issued to the holders of Opus series A non-cumulative, non-voting preferred stock, no par value per share, or Opus preferred stock, (c) 311,350 shares of Opus common stock that may be issued to the holders of Opus preferred stock upon the exercise of all outstanding warrants to purchase Opus preferred stock, (d) 140,625 shares of Opus common stock that may be issued upon exercise of all outstanding warrants to purchase shares of Opus common stock, (e) 677,002 shares of Opus common stock that may be issued upon exercise or vesting of outstanding awards made pursuant to Opus's 2010 Long-Term Incentive Plan, as amended and its 2018 Long-Term Incentive Plan, and (f) an exchange ratio 0.9000 of a share of Pacific Premier common stock for each share of Opus common stock being converted into, and canceled in exchange for the right to receive shares of Pacific Premier common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on $17.535, which is the average high and low prices reported for Opus's common stock on the NASDAQ Global Select Market on March 11, 2020, which was within five business days prior to the date of filing of this Registration Statement, in accordance with Rule 457(f)(1).

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate of $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. PACIFIC PREMIER BANCORP, INC. MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED MARCH 13, 2020

17901 Von Karman Avenue, Suite 1200
Irvine, California 92614

To the shareholders of Pacific Premier Bancorp, Inc.:

          On January 31, 2020, Pacific Premier Bancorp, Inc., which we refer to as Pacific Premier, Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, and Opus Bank, which we refer to as Opus, entered into an agreement and plan of reorganization, which we refer to as the merger agreement, to acquire Opus. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Opus will be merged with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, which we refer to as the merger.

          You are cordially invited to attend a special meeting of Pacific Premier's shareholders, referred to as the Pacific Premier special meeting, to be held at             a.m., Pacific Time, on                at 17901 Von Karman Avenue, Suite 200, Irvine, California 92614. At the Pacific Premier special meeting, Pacific Premier's shareholders will be asked to consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock, par value $0.01 per share, which we refer to as Pacific Premier common stock, in connection with the merger. Opus also will hold a special meeting of its shareholders to consider the proposed merger agreement and related matters. Pacific Premier, Pacific Premier Bank and Opus cannot complete the proposed merger unless Pacific Premier's shareholders vote to approve the issuance of shares of Pacific Premier common stock in connection with the merger and Opus's shareholders vote to approve the merger agreement. This letter is accompanied by the attached joint proxy statement/prospectus, which Pacific Premier's board of directors is providing to solicit your proxy to vote for the approval of the issuance of shares of Pacific Premier common stock in connection with the merger. We refer to this solicitation as the Pacific Premier proxy solicitation.

          If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger,

  •
  each outstanding share of Opus common stock, no par value, which we refer to as Opus common stock, will be converted into, and canceled in exchange for, the right to receive 0.9000 of a share of Pacific Premier common stock, which we refer to as the exchange ratio; and

  •
  each outstanding share of Opus series A non-cumulative, non-voting preferred stock, or Opus preferred stock, will be converted into, and canceled in exchange for, the right to receive that number of shares of Pacific Premier common stock equal to the product of (i) the number of shares of Opus common stock into which such share of Opus preferred stock is convertible in connection with, and as a result of, the merger, and (ii) the exchange ratio.

Cash will be paid in lieu of any fractional share interest. We refer to the aggregate consideration to be paid to the Opus shareholders in the merger as the merger consideration.

          The implied value of the merger consideration to be paid to Opus shareholders is based on the exchange ratio of 0.9000 of a share of Pacific Premier common stock for each share of Opus common stock. The implied value per share of Opus common stock on            , 2020, was $          , which amount was based on the $        closing price per share of Pacific Premier common stock on that date. The value of the merger consideration will fluctuate based on the market price of Pacific Premier common stock. Consequently, the value of the merger consideration will not be known at the time you vote on the issuance of shares of Pacific Premier common stock in connection with the merger. Pacific Premier expects to issue approximately            shares of Pacific Premier common stock in the aggregate upon completion of the merger. Pacific Premier's common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." You should obtain current market quotations for the Pacific Premier common stock.

          Based on our reasons for the merger described in the accompanying document, our board of directors has determined that the issuance of shares of Pacific Premier common stock in connection with the merger is in the best interests of Pacific Premier and its shareholders. Accordingly, our board of directors unanimously recommends that you vote "FOR" the issuance of shares of Pacific Premier common stock in connection with the merger. The accompanying joint proxy statement/prospectus gives you detailed information about the Pacific Premier special meeting, the merger and the issuance of shares of Pacific Premier common stock in connection with the merger and related matters. In addition to being a proxy statement of Pacific Premier, this document is also the proxy statement for the solicitation of proxies from Opus shareholders to vote to approve the merger agreement and is the prospectus of Pacific Premier for the shares of its common stock that will be issued to Opus shareholders in connection with the merger.

          We encourage you to read this entire document carefully, including the considerations discussed under "Risk Factors" beginning on page 41, and the appendices to the accompanying joint proxy statement/prospectus, which include the merger agreement.

          Your vote is very important. The merger cannot be completed unless a majority of the votes cast by the holders of shares of Pacific Premier common stock entitled to vote at the Pacific Premier special meeting vote in favor of the approval of the issuance of shares of Pacific Premier common stock in connection with the merger. Whether or not you plan to attend the Pacific Premier special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

          We appreciate your continuing loyalty and support and, should you choose to attend, we look forward to seeing you at the Pacific Premier special meeting.

Sincerely,

Steven R. Gardner Chairman, President and Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pacific Premier common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

          The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          This joint proxy statement/prospectus is dated            , 2020 and is being first mailed to Pacific Premier shareholders and Opus on or about            , 2020.

19900 MacArthur Boulevard, 12th Floor
Irvine, California 92612

To the shareholders of Opus Bank:

        On January 31, 2020, Pacific Premier Bancorp, Inc., which we refer to as Pacific Premier, Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, and Opus Bank, which we refer to as Opus, entered into an agreement and plan of reorganization, which we refer to as the merger agreement, to acquire Opus Bank, which we refer to as Opus. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Opus will be merged with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, which we refer to as the merger.

        You are cordially invited to attend a special meeting of Opus's shareholders, referred to as the Opus special meeting, to be held at 9:00 a.m., Pacific Time, on                at the Pacific Club, 4110 MacArthur Blvd, Newport Beach, California 92660. At the Opus special meeting, Opus's shareholders will be asked to consider and vote upon a proposal to approve the proposed merger agreement, a proposal to approve on a non-binding, advisory basis the compensation that certain named executive officers of Opus may receive that is based on or otherwise relates to the merger and related matters. Pacific Premier will also hold a special meeting of shareholders to consider the issuance of shares of Pacific Premier common stock, par value $0.01 per share, which we refer to as Pacific Premier common stock, in connection with the merger. Pacific Premier, Pacific Premier Bank and Opus cannot complete the proposed merger unless Pacific Premier's shareholders vote to approve the issuance of shares of Pacific Premier common stock in connection with the merger and Opus's shareholders vote to approve the merger agreement. This letter is accompanied by the attached joint proxy statement/prospectus, which Opus's board of directors, or the Opus board, is providing to you to solicit your vote for the approval of the merger agreement. We refer to this solicitation as the Opus proxy solicitation.

        If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger,

  •
  each outstanding share of Opus common stock, no par value, which we refer to as Opus common stock, will be converted into, and canceled in exchange for, the right to receive 0.9000 of a share of Pacific Premier common stock, which we refer to as the exchange ratio; and

  •
  each outstanding share of Opus series A non-cumulative, non-voting preferred stock, no par value, which we refer to as Opus preferred stock, will be converted into, and canceled in exchange for, the right to receive that number of shares of Pacific Premier common stock equal to the product of (i) the number of shares of Opus common stock into which such share of Opus preferred stock is convertible in connection with, and as a result of, the merger, and (ii) the exchange ratio.

Cash will be paid in lieu of any fractional share interest. We refer to the aggregate consideration to be paid to Opus shareholders in the merger as the merger consideration.

        The implied value of the merger consideration to be paid to Opus shareholders is based on the exchange ratio of 0.9000 of a share of Pacific Premier common stock for each share of Opus common stock. The implied value per share of Opus common stock on                , 2020, was $        , which amount was based on the $        closing price per share of Pacific Premier common stock on that date. The value of the merger consideration will fluctuate based on the market price of Pacific Premier common stock. Consequently, the value of the merger consideration will not be known at the time you vote on the merger agreement. Based on the current number of shares of Opus common stock and Opus preferred stock outstanding, Pacific Premier expects to issue approximately             shares of Pacific Premier common stock in the aggregate upon completion of the merger. Pacific Premier's common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." You should obtain current market quotations for the Pacific Premier common stock. Opus's common stock is traded on the NASDAQ Global Select Market under the symbol "OPB." You should obtain current market quotations for the Opus common stock.

        Based on the reasons for the merger described in the accompanying document, our board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Opus and its shareholders. Accordingly, our board of directors has unanimously recommended that you vote "FOR" the proposal to approve the merger agreement (including the Agreement of Merger incorporated therein) and the merger and "FOR" each of the other proposals described in the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus describes the Opus special meeting, the merger agreement and related matters. In addition to being a proxy statement of Opus, this document also is the proxy statement for the solicitation of proxies from Pacific Premier shareholders to vote to approve the issuance of shares of Pacific Premier common stock in connection with the merger and is the prospectus of Pacific Premier for the shares of its common stock that will be issued to the Opus shareholders in connection with the merger.

        We encourage you to read this entire document carefully, including the considerations discussed under "Risk Factors" beginning on page 41, and the appendices to the accompanying joint proxy statement/prospectus, which include the merger agreement.

        Holders of Opus preferred stock will be entitled to dissenters' rights in connection with the merger. A summary of the dissenters' rights that may be available to those holders is described in the section entitled "The Merger—Dissenters' Rights for Holders of Opus Preferred Stock" beginning on page of the enclosed joint proxy statement/prospectus. Please note that if Opus preferred shareholders wish to exercise dissenters' rights, they must not sign or return a proxy approving the proposal to approve the merger agreement (including the Agreement of Merger incorporated therein) and the merger. However, it is not necessary to affirmatively vote against or disapprove the proposal to approve the merger agreement (including the Agreement of Merger incorporated therein) and the merger in order to preserve your dissenters' rights. In addition, holders of Opus preferred stock must take all other steps necessary to perfect their dissenters' rights.

        Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of Opus common stock and a majority of the outstanding shares of Opus preferred stock, voting as separate classes, entitled to vote at the Opus special meeting vote in favor of the proposal to approve the merger agreement (including the Agreement of Merger incorporated therein) and the merger. Whether or not you plan to attend the Opus special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

        We appreciate your continuing loyalty and support and, should you choose to attend, we look forward to seeing you at the Opus special meeting.

Sincerely,
Paul W. Taylor President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pacific Premier common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This joint proxy statement/prospectus is dated                , 2020 and is being first mailed to Opus shareholders and Pacific Premier shareholders on or about                , 2020.

PACIFIC PREMIER BANCORP, INC.
17901 Von Karman Avenue, Suite 1200
Irvine, California 92614

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on                        , 2020

To the shareholders of Pacific Premier Bancorp, Inc.:

        We will hold a special meeting of shareholders of Pacific Premier Bancorp, Inc., or Pacific Premier, at             a.m., Pacific Time, on                    at 17901 Von Karman Avenue, Suite 200, Irvine, California 92614, for the following purposes:

  1.
  Approval of the Issuance of Shares of Pacific Premier Common Stock.    To consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock to the shareholders of Opus Bank pursuant to an Agreement and Plan of Reorganization, dated as of January 31, 2020, by and among Pacific Premier, Pacific Premier Bank and Opus Bank, referred to in this notice as the merger agreement, pursuant to which Opus Bank will merge with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, which transaction is referred in this notice as the merger. We refer to such proposal as the share issuance proposal. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part; and

  2.
  Adjournment.    To consider and vote upon a proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger. We refer to such proposal as the Pacific Premier adjournment proposal.

        No other business may be conducted at the Pacific Premier special meeting.

        We have fixed the close of business on                    , 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the Pacific Premier special meeting. Only holders of Pacific Premier common stock of record at the close of business on that date will be entitled to notice of and to vote at the Pacific Premier special meeting or any adjournment or postponement of the special meeting.

        The Pacific Premier board of directors has unanimously approved the merger agreement and the transactions contemplated therein and has determined that the merger is in the best interests of Pacific Premier and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the share issuance proposal and "FOR" approval of the Pacific Premier adjournment proposal.

        If you have any questions concerning the merger or would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Pacific Premier common stock, please contact Steven R. Gardner, Pacific Premier's Chairman, President and Chief Executive Officer, at (949) 864-8000, or Ronald J. Nicolas, Jr., Pacific Premier's Senior Executive Vice President and Chief Financial Officer, at (949) 864-8000.

        Your vote is very important.    Whether or not you plan to attend the Pacific Premier special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors

Steven R. Gardner Chairman, President and Chief Executive Officer

Irvine, California                    , 2020

OPUS BANK
19900 MacArthur Boulevard, 12th Floor
Irvine, California 92612

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on                    , 2020

To the shareholders of Opus Bank:

        We will hold a special meeting of shareholders of Opus Bank, or Opus, at 9:00 a.m., Pacific Time, on                at the Pacific Club, 4110 MacArthur Blvd, Newport Beach, California 92660, for the following purposes:

  1.
  Approval of the Merger Agreement and Merger.    To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of January 31, 2020, by and among Pacific Premier Bancorp Inc., Pacific Premier Bank and Opus (including the Agreement of Merger incorporated therein), referred to in this notice as the merger agreement, pursuant to which Opus will merge with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, which transaction is referred in this notice as the merger, and the merger. We refer to such proposal as the merger proposal. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part;

  2.
  Merger-Related Compensation.    To consider and vote, on a non-binding, advisory basis, upon a proposal to approve of the compensation that certain named executive officers of Opus may receive that is based on or otherwise relates to the merger. We refer to such proposal as the compensation proposal; and

  3.
  Adjournment.    To consider and vote upon a proposal to adjourn the Opus special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Opus special meeting to approve the merger proposal. We refer to such proposal as the Opus adjournment proposal.

        No other business may be conducted at the Opus special meeting.

        We have fixed the close of business on                        , 2020 as the record date for the determination of shareholders entitled to notice of and to vote at the Opus special meeting. Only holders of record of Opus common stock and holders of record of Opus preferred stock at the close of business on that date will be entitled to notice of and to vote at the Opus special meeting or any adjournment or postponement of the special meeting. Holders of Opus preferred stock will not be entitled to vote on the compensation proposal or the Opus adjournment proposal.

        The Opus board of directors has unanimously approved the merger agreement and the transactions contemplated therein. Based on Opus's reasons for the merger described in the attached joint proxy statement/prospectus, the Opus board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Opus and its shareholders, and unanimously has recommended that shareholders vote "FOR" approval of the merger proposal, "FOR" approval of the compensation proposal and "FOR" approval of the Opus adjournment proposal.

        If you have any questions concerning the merger or would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Opus common stock or Opus preferred stock, please contact Paul W. Taylor, Opus's President and Chief Executive Officer, or Kevin L. Thompson, Opus's Chief Financial Officer, at (949) 250-9800.

        Your vote is very important.    Whether or not you plan to attend the Opus special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors
Paul W. Taylor President and Chief Executive Officer

Irvine, California                , 2020

 ADDITIONAL INFORMATION

PACIFIC PREMIER BANCORP, INC. SHAREHOLDERS

        The accompanying joint proxy statement/prospectus incorporates important business and financial information about Pacific Premier Bancorp, Inc., or Pacific Premier, from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the address or telephone number listed below. Additionally, if you are a Pacific Premier shareholder and have questions about the issuance of shares of Pacific Premier common stock in connection with the merger or the Pacific Premier special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the Pacific Premier proxy solicitation, you may contact Steven R. Gardner, Pacific Premier's Chairman, President and Chief Executive Officer, or Ronald J. Nicolas, Jr., Pacific Premier's Senior Executive Vice President and Chief Financial Officer, at the following address:

Pacific Premier Bancorp, Inc.,
17901 Von Karman Ave.
Suite 1200
Irvine, California 92614

or at the following telephone number:

(949) 864-8000

OPUS BANK SHAREHOLDERS

        The accompanying joint proxy statement/prospectus incorporates important business and financial information about Opus Bank, or Opus, from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Federal Deposit Insurance Corporation website at http://www.fdic.gov or by requesting them in writing or by telephone at the Opus address or Opus telephone number listed below. Additionally, if you are an Opus shareholder and have questions about the merger, the merger agreement, the other matters to be considered at the Opus special meeting or the accompanying joint proxy statement/prospectus, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the Opus proxy solicitation, you may contact Paul W. Taylor, Opus's President and Chief Executive Officer, or Kevin L. Thompson, Opus's Chief Financial Officer, or Opus's proxy solicitor at the following addresses or telephone numbers listed below:

Opus Bank 19900 MacArthur Boulevard 12th Floor Irvine, California 92612 (949) 250-9800	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Banks & Brokers Call: (212) 269-5550 All Others Call Toll Free: (866) 828-6934 opb@dfking.com

        If you are an Opus shareholder, please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates. You will not be charged for any of the above referenced documents that are incorporated by reference in this document that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of Pacific Premier common stock requesting documents must do so by            , in order to receive them before

the Pacific Premier special meeting, and holders of Opus common stock and Opus preferred stock requesting documents must do so by            , in order to receive them before the Opus special meeting.

        Pacific Premier shareholders and Opus shareholders should only rely on the information contained in this document. We have not authorized anyone to provide Pacific Premier shareholders or Opus shareholders with different information. The document is dated                    , 2020; Pacific Premier shareholders and Opus shareholders should not assume that information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Opus or Pacific Premier shareholders nor the issuance by Pacific Premier of Pacific Premier common stock in connection with the transactions contemplated by the merger agreement will create any implications to the contrary.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

        See the section entitled "Where You Can Find More Information" beginning on page                    of the accompanying joint proxy statement/prospectus for further information.

i

ii

QUESTIONS AND ANSWERS
ABOUT THE MERGER, THE PACIFIC PREMIER SPECIAL MEETING AND
THE OPUS SPECIAL MEETING

        The following are some questions that you may have regarding the merger, the Pacific Premier special meeting and the Opus special meeting, and brief answers to those questions. Pacific Premier and Opus advise you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger, the Pacific Premier special meeting and the Opus special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page     .

Q:    What am I being asked to vote on?

A:
Pacific Premier, Pacific Premier Bank and Opus have entered into the merger agreement, pursuant to which, among other things, Pacific Premier would acquire Opus by merger. If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, Opus will be merged with and into Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving institution.

  If you are a Pacific Premier shareholder, you are being asked to vote to approve (i) the issuance of shares of Pacific Premier common stock, par value $0.01 per share, or Pacific Premier common stock, in connection with the merger (which we refer to as the share issuance proposal) and (ii) to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger (which we refer to as the Pacific Premier adjournment proposal).

  If you are an Opus shareholder, you are being asked to vote to approve (i) the merger agreement (including the Agreement of Merger incorporated therein) and the merger (which we refer to as the merger proposal), (ii) on a non-binding, advisory basis, the compensation that certain named executive officers of Opus may receive that is based on or otherwise relates to the merger (which we refer to as the compensation proposal) and (iii) to adjourn the Opus special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Opus special meeting to approve the merger proposal (which we refer to as the Opus adjournment proposal). As a result of the merger, Opus will cease to exist and each outstanding share of Opus common stock, no par value, which we refer to as Opus common stock, will be converted into, and canceled in exchange for, the right to receive 0.9000 of a share of Pacific Premier common stock, which we refer to as the exchange ratio, and each outstanding share of Opus series A non-cumulative, non-voting preferred stock, no par value, which we refer to as Opus preferred stock, will be converted into, and converted in exchange for, the right to receive that number of shares of Pacific Premier common stock equal to the product of (i) the number of shares of Opus common stock into which each such share of Opus preferred stock is convertible in connection with the merger, and (ii) the exchange ratio, in each case as further described in "The Merger—The Merger Consideration" beginning on page    .

  The merger cannot be completed unless the Pacific Premier shareholders approve the share issuance proposal and the Opus shareholders approve the merger proposal. Pacific Premier is soliciting its shareholders to approve the share issuance proposal at the Pacific Premier special meeting, which we refer to as the Pacific Premier shareholder approval. Opus is soliciting its shareholders to approve the merger proposal at the Opus special meeting, which we refer to as the Opus shareholder approval.

  We have included in this joint proxy statement/prospectus important information about the merger, the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus, the Pacific Premier proxy solicitation and the Opus proxy solicitation. You should read this information carefully and in its entirety.

  This document constitutes both a joint proxy statement of Pacific Premier and Opus and a prospectus of Pacific Premier. It is a joint proxy statement because each of the boards of directors of Pacific Premier and Opus is soliciting proxies from their respective shareholders using this document. It is a prospectus because Pacific Premier, in connection with the merger, is offering shares of Pacific Premier common stock in exchange for the outstanding shares of Opus common stock and Opus preferred stock.

Q:    Will Opus shareholders be able to trade the Pacific Premier common stock that they receive in the merger?

A:
Yes. The Pacific Premier common stock to be issued in the merger to Opus shareholders will be listed on the NASDAQ Global Select Market under the symbol "PPBI." Unless you are deemed an "affiliate" of Pacific Premier after the merger is completed, you may sell the shares of Pacific Premier common stock you receive in the merger without restriction.

Q:    What is the vote required to approve each proposal?

A:
Pacific Premier Proposal 1—The Share Issuance Proposal.    Approval of the share issuance proposal requires the affirmative vote of the majority of the votes cast at the Pacific Premier special meeting by the holders of Pacific Premier common stock entitled to vote at the Pacific Premier special meeting. If you fail to submit a proxy or vote in person at the Pacific Premier special meeting, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee with respect to the share issuance proposal, it will have no effect on such proposal (assuming a quorum is present).

  Pacific Premier Proposal 2—The Pacific Premier Adjournment Proposal.    Approval of the Pacific Premier adjournment proposal requires the affirmative vote of the majority of the votes cast at the Pacific Premier special meeting by the holders of Pacific Premier common stock entitled to vote at the Pacific Premier special meeting. If you fail to submit a proxy or vote in person at the Pacific Premier special meeting, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee with respect to the share issuance proposal, it will have no effect on such proposal (assuming a quorum is present).

  Opus Proposal 1—The Merger Proposal.    Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Opus common stock entitled to vote at the Opus special meeting and holders of at least a majority of the outstanding shares of Opus preferred stock entitled to vote at the Opus special meeting, in each case voting as separate classes. If you fail to submit a proxy or to vote in person at the Opus special meeting, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal.

  Opus Proposal 2—The Compensation Proposal.    Approval of the compensation proposal requires the affirmative vote of a majority of shares of Opus common stock entitled to vote represented in person or by proxy and voting at the Opus special meeting (assuming a quorum is present). Holders of Opus preferred stock will not be entitled to vote on the compensation proposal. If you fail to submit a proxy or vote in person at the Opus special meeting, or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, it will have no effect on such proposal (assuming a quorum is present). If you mark "ABSTAIN" on your proxy with respect to the compensation proposal, it will have the same effect as a vote "AGAINST" the compensation proposal.

  The compensation proposal is advisory, and therefore not binding on Opus, the Opus board's compensation committee or the Opus board. Further, the arrangements are contractual in nature and not, by their terms, subject to Opus shareholder approval. Accordingly, regardless of the outcome of the compensation proposal, if the merger is completed, Opus's named executive officers may be or become entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

  Opus Proposal 3—The Opus Adjournment Proposal.    Approval of the Opus adjournment proposal requires the affirmative vote of a majority of shares of Opus common stock entitled to vote represented in person or by proxy and voting at the Opus special meeting . Holders of Opus preferred stock will not be entitled to vote on the Opus adjournment proposal. If you fail to submit a proxy or vote in person at the Opus special meeting, or fail to instruct your bank, broker or other nominee with respect to the Opus adjournment proposal, it will have no effect on such proposal. If you mark "ABSTAIN" on your proxy with respect to the Opus adjournment proposal, it will have the same effect as a vote "AGAINST" the Opus adjournment proposal.

Q:    Why is my vote important?

A:
The merger cannot be completed unless the Pacific Premier shareholders approve the share issuance proposal and the Opus shareholders approve the merger proposal, which are the only applicable Pacific Premier or Opus shareholder proposals necessary to complete the merger. Information about the Pacific Premier special meeting and the Opus special meeting, the merger and other matters to be considered by shareholders of each of Pacific Premier and Opus is contained in this document.

  Opus directors who own shares of Opus common stock, certain executive officers and Opus shareholders, who own in the aggregate approximately 19% of the outstanding shares of Opus common stock and approximately 98% of the outstanding shares of Opus preferred stock, have entered into agreements with Pacific Premier, Pacific Premier Bank, and Opus, which we refer to as the Opus shareholder agreements. Subject to the terms of the Opus shareholder agreements, such shareholders have agreed, among other things, to vote (or cause to be voted), in person, or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all shares of Opus common stock and Opus preferred stock (whether acquired before or after the merger) beneficially owned by him, her or it (x) in favor of approval of the merger, the merger agreement and the transactions contemplated thereby; (y) against any action or agreement that, to the knowledge of the shareholder, would result in a breach of any covenant, representation or warranty or any other material obligation or agreement of Opus contained in the merger agreement or of the shareholder contained in the shareholder agreement; and (z) against any alternative acquisition proposal. These shareholders also agreed to certain restrictions on their ability to transfer their shares of Opus common stock and Opus preferred stock or their voting rights of such shares while the shareholder agreement remains in effect. The shareholder agreement is substantially in the form included as Annex A to the merger agreement.

Q:    Why must the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock in connection with the merger?

A:
The Pacific Premier shareholders are required to approve the issuance of shares of the Pacific Premier common stock in connection with the merger, which is estimated to equate to approximately            % of Pacific Premier's issued and outstanding shares of common stock, because Pacific Premier is listed on the NASDAQ Global Select Market and is subject to the

  NASDAQ Global Select Market listing rules. Because Pacific Premier will issue in excess of 20% of its outstanding shares of common stock to the Opus shareholders in connection with the merger, under the NASDAQ Global Select Market listing rules, the shareholders of Pacific Premier are required to approve the issuance of shares of Pacific Premier common stock in connection with the merger. The merger cannot be completed unless the Pacific Premier shareholders approve the share issuance proposal.

Q:    What do each of the boards of directors of Pacific Premier and Opus recommend?

A:
The Pacific Premier board of directors, which we refer to as the Pacific Premier board, has determined that the merger is in the best interests of Pacific Premier and its shareholders and unanimously recommends that Pacific Premier shareholders vote "FOR" approval of the share issuance proposal and "FOR" the Pacific Premier adjournment proposal.

  See the section entitled "The Merger—Pacific Premier's Reasons for the Merger and Recommendation of the Pacific Premier Board of Directors" beginning on page    for a more detailed discussion of the Pacific Premier board's recommendations and reasons therefor.

  The Opus board of directors, which we refer to as the Opus board, has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Opus and its shareholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommends that Opus shareholders vote "FOR" approval of the merger proposal, "FOR" approval of the compensation proposal and "FOR" approval of the Opus adjournment proposal.

  See the section entitled "The Merger—Opus's Reasons for the Merger and Recommendation of the Opus Board of Directors" beginning on page    for a more detailed discussion of the Opus board's recommendations and reasons therefor. In addition, certain of Opus's officers and directors have financial interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Opus's shareholders. These interests are described in more detail in the section titled "The Merger—Interests of Certain Opus Officers and Directors in the Merger" beginning on page    .

Q:    Will Opus shareholders have dissenters' rights in connection with the merger?

A:
Holders of Opus common stock do not have the right to dissent from the merger and assert dissenters' rights. Holders of Opus preferred stock have the right to dissent from the merger and assert dissenters' rights, provided the requirements of California law governing dissenters' rights are followed. Please read the section entitled "The Merger—Dissenters' Rights for Holders of Opus Preferred Stock" beginning on page    and the sections of Chapter 13 of the California General Corporation Law, which are set forth in Appendix D to this joint proxy statement/prospectus.

Q:    Are there any risks that should be considered in deciding whether to vote for the matters required to be voted on by the respective shareholders of Pacific Premier and Opus?

A:
Yes. Set forth under the heading of "Risk Factors," beginning on page    , are a number of risk factors that each of the shareholders of Pacific Premier and Opus should consider carefully.

Q:    When do Pacific Premier and Opus expect to complete the merger?

A:
The parties expect to complete the merger during the second quarter of 2020. However, there is no assurance when or if the merger will occur. Prior to the consummation of the merger, Opus shareholders must approve the merger proposal at the Opus special meeting, Pacific Premier shareholders must approve the share issuance proposal at the Pacific Premier special meeting, and all requisite regulatory approvals must be obtained and other conditions to the consummation of the merger must be satisfied.

Q:    If the merger is completed, when can Opus shareholders expect to receive the merger consideration?

A:
Promptly following the completion of the merger, Pacific Premier will mail to each former Opus shareholder of record written instructions detailing how its shareholders of record can exchange their shares of Opus common stock and Opus preferred stock for shares of Pacific Premier common stock.

Q.    How will my rights as an Opus shareholder differ following the merger?

A.
Upon completion of the merger, holders of Opus common stock and Opus preferred stock will become Pacific Premier shareholders and their rights as shareholders will be governed by Pacific Premier's second amended and restated certificate of incorporation, as amended, and Pacific Premier's amended and restated bylaws, as well as the Delaware General Corporation Law. The rights associated with Opus common stock and Opus preferred stock are different from the rights associated with Pacific Premier common stock. See "Comparison of the Rights of Shareholders" beginning on page    .

Q.    What happens if the merger is not completed?

A.
If the merger is not completed, holders of Opus common stock and Opus preferred stock will not receive any consideration for their shares in connection with the merger. Instead, each of Pacific Premier and Opus will remain an independent company and each of their common stock will continue to be listed and traded on the NASDAQ Global Select Market. In addition, Opus is required to pay a termination fee to Pacific Premier if the merger is terminated under certain circumstances. See "The Merger—Termination Fee" beginning on page     for a complete discussion of the circumstances under which the termination fee will be required to be paid.

Q:    Will the value of the merger consideration change between the date of the joint proxy statement/prospectus and the time the merger is completed?

A:
Yes. Upon consummation of the merger, each outstanding share of Opus common stock and Opus preferred stock will be converted into, and canceled in exchange for, the right to receive a number of shares of Pacific Premier common stock based upon a fixed exchange ratio. As such, the value of the merger consideration that Opus shareholders will receive in the merger will depend on the market price for a share of Pacific Premier common stock at the time the merger is completed. The market price for a share of Pacific Premier common stock when Opus shareholders receive such shares after the merger is completed could be greater than, less than or the same as the market price of shares of Pacific Premier common stock on the date of this joint proxy statement/prospectus.

Q:    What are the U.S. federal income tax consequences of the merger to Opus shareholders?

A:
The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and it is a condition to completion of the merger that Pacific Premier and Opus each receive a legal opinion to that effect. Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in "The Merger—Material Federal Income Tax Consequences"

  beginning on page    , an Opus shareholder that is a U.S. holder generally will not recognize gain or loss on the exchange of Opus common stock for Pacific Premier common stock in the merger, other than with respect to cash received in lieu of fractional shares of Pacific Premier common stock.

  Tax matters are complicated, and the tax consequences of the merger to a particular Opus shareholder will depend in part on such shareholder's individual circumstances. Accordingly, each Opus shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Q:    What do I need to do now?

A:
Read and consider the information contained in this joint proxy statement/prospectus, including the appendices, carefully and then please submit as soon as possible either your Pacific Premier proxy, in the case of Pacific Premier shareholders, or your Opus proxy, in the case of Opus shareholders.

Q.    Should I send in my Opus stock certificates now?

A.
No. Please do not send in your certificates if you hold Opus common stock or Opus preferred stock in certificated form until you receive instructions to do so. You are not required to take any special additional actions if your shares of Opus common stock or Opus preferred stock are held in book-entry form. After the completion of the merger, an exchange agent will send you instructions for exchanging your shares.

  If you hold your shares of Opus common stock or Opus preferred stock in certificated form, and do not know where your stock certificates are located, you may want to find them now so you do not experience delays receiving your merger consideration. If you are unable to locate your original stock certificate(s), you should contact the exchange agent, American Stock Transfer and Trust Company, at (800) 937-5449. See "The Merger—Procedures for Exchanging Opus Common Stock and Opus Preferred Stock Certificates" beginning on page    .

Q.    What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?

A.
Pacific Premier shareholders and Opus shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Pacific Premier common stock, Opus common stock or Opus preferred stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Pacific Premier common stock, Opus common stock or Opus preferred stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Pacific Premier common stock and Opus common stock or Opus preferred stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Pacific Premier common stock, Opus common stock and/or Opus preferred stock that you own.

Q:    Whom should I call if I have questions?

A:
If you are an Opus shareholder and have any questions concerning the merger or joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Opus common stock or Opus preferred stock, please contact Paul W. Taylor, President and Chief Executive Officer, at (949) 250-9800, or Kevin L. Thompson, Chief Financial Officer, at (949) 250-9800 or Opus's proxy solicitor at (866) 828-6934 or opb@dfking.com.

  If you are a Pacific Premier shareholder and have any questions concerning the merger or joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Pacific Premier common stock, please contact Steven R. Gardner, Pacific Premier's Chairman, President and Chief Executive Officer, at (949) 864-8000, or Ronald J. Nicolas, Jr., Pacific Premier's Senior Executive Vice President and Chief Financial Officer, at (949) 864-8000.

  MATTERS PERTAINING TO THE PACIFIC PREMIER SPECIAL MEETING

Q:    When and where is the Pacific Premier special meeting?

A:
The Pacific Premier special meeting will be held at                 a.m., Pacific Time, on                at 17901 Von Karman Avenue, Suite 200, Irvine, California 92614.

Q:    Who is entitled to vote at the Pacific Premier special meeting?

A:
The holders of record of Pacific Premier common stock at the close of business on    , 2020, which is the date Pacific Premier's board of directors has fixed as the record date for the Pacific Premier special meeting, which we refer to as the Pacific Premier record date, are entitled to vote at the Pacific Premier special meeting.

Q:    How many votes do shareholders of Pacific Premier have?

A:
Pacific Premier shareholders are entitled to one vote in the Pacific Premier proxy solicitation for each share of Pacific Premier common stock held as of the Pacific Premier record date. As of the close of business on the Pacific Premier record date, there were    outstanding shares of Pacific Premier common stock.

Q:    What constitutes a quorum for the Pacific Premier special meeting?

A:
A quorum, consisting of the holders of a majority of the shares of Pacific Premier common stock entitled to vote at the Pacific Premier special meeting, must be present in person or by proxy before any action may be taken at the Pacific Premier special meeting. Once a share of Pacific Premier common stock is represented at the Pacific Premier special meeting, it will be counted for the purpose of determining a quorum not only at the Pacific Premier special meeting but also at any adjournment or postponement of the Pacific Premier special meeting. In the event that a quorum is not present at the Pacific Premier special meeting, it is expected that the Pacific Premier special meeting will be adjourned or postponed.

Q:    What is the vote required to approve each proposal at the Pacific Premier special meeting?

A:
Pacific Premier Proposal 1—The Share Issuance Proposal.    Approval of the share issuance proposal requires the affirmative vote of the majority of the votes cast at the Pacific Premier special meeting by the holders of Pacific Premier common stock entitled to vote at the Pacific Premier special meeting. If you fail to submit a proxy or vote in person at the Pacific Premier special meeting, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee with respect to the share issuance proposal, it will have no effect on such proposal (assuming a quorum is present).

  Pacific Premier Proposal 2—The Pacific Premier Adjournment Proposal.    Approval of the Pacific Premier adjournment proposal requires the affirmative vote of the majority of the votes cast at the Pacific Premier special meeting by the holders of Pacific Premier common stock entitled to vote at the Pacific Premier special meeting. If you fail to submit a proxy or vote in person at the Pacific Premier special meeting, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee with respect to the share issuance proposal, it will have no effect on such proposal (assuming a quorum is present).

Q:    If my shares of Pacific Premier common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.

Q:    What if I abstain from voting, fail to vote or fail to instruct my bank, broker or other nominee?

A:
The approval of the share issuance proposal and the Pacific Premier adjournment proposal requires the affirmative vote of the majority of the votes cast at the Pacific Premier special meeting by the holders of Pacific Premier common stock entitled to vote at the Pacific Premier special meeting. As such, abstentions and broker non-votes of Pacific Premier common stock and failures to vote shares of Pacific Premier common stock by failing to return a properly executed proxy and failing to appear in person at the Pacific Premier special meeting, will not have any effect on the approval of the share issuance proposal or the Pacific Premier adjournment proposal.

Q:    Can I attend the Pacific Premier special meeting and vote my shares in person?

A:
Yes. While not required to, all Pacific Premier shareholders are invited to attend the Pacific Premier special meeting. Shareholders of record can vote in person at the Pacific Premier special meeting. If your shares are held in street name, then you are not the shareholder of record and you must bring a legal proxy from your broker, bank or other nominee confirming that you are the beneficial owner of the shares in order to vote in person at the applicable special meeting.

Q:    Can I change my vote?

A:
Yes. Regardless of the method used to cast a vote, you may change your vote at any time before your proxy is voted at the Pacific Premier special meeting. You may do so in one of the following ways:

•
by delivering to Pacific Premier prior to the Pacific Premier special meeting, a written notice of revocation addressed to Ronald Nicolas, Senior Executive Vice President and Chief Financial Officer, Pacific Premier Bancorp, Inc., 17901 Von Karman Ave., Suite 1200, Irvine, California 92614;

•
completing, signing and returning a new proxy card with a later date before the date of the Pacific Premier special meeting, and any earlier proxy will be revoked automatically;

•
calling the toll free number listed on the Pacific Premier proxy card or by accessing the Internet site listed on the Pacific Premier proxy card to change your vote before 11:59 p.m., Eastern Time, on                , 2020, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy will be revoked; or

  •
  attending the Pacific Premier special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the Pacific Premier special meeting without voting will not revoke an earlier proxy voted by such person.

  If you have instructed a bank, broker or other nominee to vote your shares of Pacific Premier common stock, you must follow directions received from the bank, broker or other nominee to change such vote.

Q:    What if I am a record holder and I do not indicate a decision with respect to the matters required to be voted on by the shareholders of Pacific Premier?

A:
If you are a Pacific Premier record holder and you returned a signed proxy card without indicating your decision on the proposal to approve the share issuance proposal , you will have given your vote to issue Pacific Premier common stock in connection with the merger.

  MATTERS PERTAINING TO THE OPUS SPECIAL MEETING

Q:    When and where is the Opus special meeting?

A:
The Opus special meeting will be held at 9:00 a.m., Pacific Time, on                at the Pacific Club, 4110 MacArthur Blvd, Newport Beach, California 92660.

Q:    Who is entitled to vote at the Opus special meeting?

A:
The holders of record of Opus common stock and holders of record of Opus preferred stock at the close of business on                , 2020, which is the date Opus's board of directors has fixed as the record date for the Opus special meeting, which we refer to as the Opus record date, are entitled to vote at the Opus special meeting.

Q:    How many votes do shareholders of Opus have?

A:
Opus shareholders are entitled to one vote in the Opus proxy solicitation for each share of Opus common stock and one vote for each share of Opus preferred stock held as of the Opus record date. As of the closing of business on the Opus record date, there were            outstanding shares of Opus common stock and            outstanding shares of Opus preferred stock.

Q:    What constitutes a quorum for the Opus special meeting?

A:
A quorum, consisting of the holders of a majority of the shares entitled to vote at the Opus special meeting, must be present in person or represented by proxy before any action may be taken at the Opus special meeting. Once a share of Opus common stock or Opus preferred stock is represented at the Opus special meeting, it will be counted for the purpose of determining a quorum not only at the Opus special meeting but also, in the case of a share of Opus common stock, at any adjournment or postponement of the Opus special meeting. In the event that a quorum is not present at the Opus special meeting, it is expected that the Opus special meeting will be adjourned or postponed. Abstentions of Opus common stock or Opus preferred stock will be treated as represented and present for quorum purposes. Broker non-votes of Opus common stock and Opus preferred stock and the failure to vote shares of either Opus common stock or Opus preferred stock by failing to return a properly executed proxy and failing to appear in person at the Opus special meeting, which is referred to as a failure to vote, will not be counted as present for purposes of establishing a quorum at the Opus special meeting and will not be voted on any of the proposals at the Opus special meeting.

Q:    What is the vote required to approve each proposal at the Opus special meeting?

A:
Opus Proposal 1—The Merger Proposal.    Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Opus common stock entitled to vote at the Opus special meeting and holders of at least a majority of the outstanding shares of Opus preferred stock entitled to vote at the Opus special meeting, in each case voting as separate classes. If you fail to submit a proxy or to vote in person at the Opus special meeting, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal.

  Opus Proposal 2—The Compensation Proposal.    Approval of the compensation proposal requires the affirmative vote of a majority of shares of Opus common stock entitled to vote represented in person or by proxy and voting at the Opus special meeting (assuming a quorum is present). Holders of Opus preferred stock will not be entitled to vote on the compensation proposal. If you fail to submit a proxy or vote in person at the Opus special meeting, or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, it will have no effect on such proposal (assuming a quorum is present). If you mark "ABSTAIN" on your proxy with respect to the compensation proposal, it will have the same effect as a vote "AGAINST" the compensation proposal.

  The compensation proposal is advisory, and therefore not binding on Opus, the Opus board's compensation committee or the Opus board. Further, the arrangements are contractual in nature and not, by their terms, subject to Opus shareholder approval. Accordingly, regardless of the outcome of the compensation proposal, if the merger is completed, Opus's named executive officers may be or become entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

  Opus Proposal 3—The Opus Adjournment Proposal.    Approval of the Opus adjournment proposal requires the affirmative vote of a majority of shares of Opus common stock entitled to vote represented in person or by proxy and voting at the Opus special meeting . Holders of Opus preferred stock will not be entitled to vote on the Opus adjournment proposal. If you fail to submit a proxy or vote in person at the Opus special meeting, or fail to instruct your bank, broker or other nominee with respect to the Opus adjournment proposal, it will have no effect on such proposal. If you mark "ABSTAIN" on your proxy with respect to the Opus adjournment proposal, it will have the same effect as a vote "AGAINST" the Opus adjournment proposal.

Q:    If my shares of Opus common stock or Opus preferred stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.

Q:    What if I abstain from voting, fail to vote or fail to instruct my bank, broker or other nominee?

A:
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a "non-routine" matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Opus special meeting will be "non-routine" matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Opus special meeting. If your bank, broker, trustee or other nominee holds your shares of Opus common stock or Opus preferred stock in "street name," such entity will vote your shares of Opus common stock or Opus preferred stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

  With respect to the merger proposal, if you fail to submit a proxy or vote in person at the Opus special meeting, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal.

  With respect to the compensation proposal, if you fail to submit a proxy or vote in person at the Opus special meeting, or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, it will have no effect on such proposal (assuming a quorum is present). If you mark "ABSTAIN" on your proxy with respect to the compensation proposal, it will have the same effect as a vote "AGAINST" the compensation proposal.

  With respect to the Opus adjournment proposal, if you fail to submit a proxy or vote in person at the Opus special meeting, or fail to instruct your bank, broker or other nominee with respect to the Opus adjournment proposal, it will have no effect on such proposal. If you mark "ABSTAIN" on your proxy with respect to the Opus adjournment proposal, it will have the same effect as a vote "AGAINST" the Opus adjournment proposal.

  Holders of Opus preferred stock will not be entitled to vote on the compensation proposal or the Opus adjournment proposal. Abstentions will be considered for purposes of determining whether a quorum is present at the Opus special meeting. However, abstentions are not counted as affirmative votes in favor of the merger proposal, compensation proposal or Opus adjournment proposal.

Q:    Can I attend the Opus special meeting and vote my shares in person?

A:
Yes. While not required to, all Opus shareholders are invited to attend the Opus special meeting. Shareholders of record can vote in person at the Opus special meeting. If your shares are held in street name, then you are not the shareholder of record and you must bring a legal proxy from your broker, bank or other nominee confirming that you are the beneficial owner of the shares in order to vote in person at the applicable special meeting.

Q:    Can I change my vote?

A:
Yes. Regardless of the method used to cast a vote, you may change your vote at any time before your proxy is voted at the Opus special meeting. You may do so in one of the following ways:

•
by delivering to Opus prior to the Opus special meeting, a written notice of revocation addressed to Kevin L. Thompson, Chief Financial Officer, Opus Bank, 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92612;

•
completing, signing and returning a new proxy card with a later date before the date of the Opus special meeting, and any earlier proxy will be revoked automatically;

•
calling the toll free number listed on the Opus proxy card or by accessing the Internet site listed on the Opus proxy card to change your vote before 11:59 p.m., Eastern Time, on                , 2020, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy will be revoked; or

  •
  attending the Opus special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the Opus special meeting without voting will not revoke an earlier proxy voted by such person.

  If you have instructed a bank, broker or other nominee to vote your shares of Opus common stock or Opus preferred stock, you must follow directions received from the bank, broker or other nominee to change such vote.

Q:    What if I am a record holder and I do not indicate a decision with respect to the matters required to be voted on by the Opus shareholders?

A:
If you are an Opus record holder and you return a signed proxy card without indicating your decision on the merger proposal, compensation proposal and the Opus adjournment proposal, you will have given your consent to vote in favor of the merger proposal, the compensation proposal and the Opus adjournment proposal.

Q:    Whom may I contact if I cannot locate my Opus common stock or Opus preferred stock certificate(s)?

A:
If you cannot locate your certificates representing shares of Opus common stock or Opus preferred stock and believe them to be lost, stolen or destroyed, please follow the instructions in the letter of transmittal you will receive from the exchange agent dealing with lost, stolen, or destroyed certificates. You will then be provided with an affidavit or lost stock certificates to complete and return to the exchange agent.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to the shareholders of Pacific Premier and the shareholders of Opus. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page            . Page references are included in this summary to direct the reader to a more complete description of the topics.

        Throughout this joint proxy statement/prospectus, "Pacific Premier" refers to Pacific Premier Bancorp, Inc. and "Opus" refers to Opus Bank. Also, throughout this joint proxy statement/prospectus, the Agreement and Plan of Reorganization, dated as of January 31, 2020, by and among Pacific Premier, Pacific Premier Bank and Opus, is referred to as the "merger agreement." The merger of Opus with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, is referred to as the "merger," and the shares of Pacific Premier common stock, par value $0.01 per share, are referred to as "Pacific Premier common stock". The shares of Opus common stock, no par value, are referred to as "Opus common stock", and the shares of Opus series A non-cumulative, non-voting preferred stock, are referred to as "Opus preferred stock". The shares of Pacific Premier common stock to be issued to Opus shareholders in consideration for their shares of Opus common stock and Opus preferred stock, as well as any cash paid in lieu of fractional shares, is referred to as the "merger consideration."

Parties to the Proposed Merger (Page      )

        Pacific Premier Bancorp, Inc. and Pacific Premier Bank.    Pacific Premier is a Delaware-chartered bank holding company for Pacific Premier Bank, a California-chartered commercial bank. Pacific Premier's principal asset is all of the capital stock of Pacific Premier Bank. Pacific Premier Bank provides banking services to businesses, professionals, real estate investors, non-profit organizations and consumers in its primary market area of Southern California currently through 40 locations in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in Pima and Maricopa Counties, Arizona, Clark County, Nevada, and Clark County, Washington. Through Pacific Premier Bank's branches and its Internet website at www.ppbi.com, Pacific Premier Bank offers a broad array of deposit products and services for both businesses and consumer clients, including checking, money market and savings accounts, cash management services, electronic banking services, and online bill payment. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, U.S. Small Business Administration loans, commercial real estate loans, residential home loans, construction loans and consumer loans. Pacific Premier also offers specialty banking products for homeowners associations and franchise lending nationwide.

        As of December 31, 2019, Pacific Premier had, on a consolidated basis, total assets of $11.8 billion, total stockholders' equity of $2.0 billion and total deposits of $8.9 billion. At December 31, 2019, Pacific Premier had gross loans held for investment of $8.7 billion, with real estate loans and business loans collateralized by real estate totaling 75% of its gross loan portfolio.

        Pacific Premier's principal executive offices are located at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and its telephone number is (949) 864-8000.

        Opus Bank.    Opus is an FDIC-insured California-chartered commercial bank. Opus provides commercial and retail banking products and solutions to its clients in western markets from its headquarters in Irvine, California and through 46 banking offices, including 28 in California, 16 in the Seattle/Puget Sound region in Washington, one in the Phoenix metropolitan area of Arizona and one in Portland, Oregon. Opus offers a suite of treasury and cash management and depository solutions, and a wide range of loan products, including commercial, healthcare, media and entertainment, corporate finance, multifamily residential, commercial real estate and structured finance, and is an SBA preferred lender. Opus offers commercial escrow services and facilitates 1031 exchange transactions through its escrow and exchange divisions. Additionally, Opus's wholly-owned subsidiary, PENSCO Trust Company, has approximately $14 billion of custodial IRA assets and approximately 46,000 client accounts, which are comprised of self-directed investors, financial institutions, capital raisers and financial advisors. Opus is an Equal Housing Lender.

        As of December 31, 2019, Opus, on a consolidated basis, had total assets of $8.0 billion, total loans of $5.9 billion and total deposits of $6.5 billion.

        Opus's principal executive offices are located at 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92612 and its telephone number is (949) 250-9800.

The Merger (Page      )

        The merger agreement is attached to this joint proxy statement/prospectus as Appendix A, which is incorporated by reference into this joint proxy statement/prospectus. Please read the entire merger agreement. It is the legal document that governs the merger. Pursuant to the terms and conditions set forth in the merger agreement, Opus will be acquired by Pacific Premier in a transaction in which Opus will merge with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, which is referred to as the "merger." Although no assurance can be given, the parties expect to complete the merger during the second quarter of 2020.

Pacific Premier's Reasons for the Merger and Factors Considered by Pacific Premier's Board of Directors (Page      )

        As part of its business strategy, Pacific Premier evaluates opportunities to acquire bank holding companies, banks and other financial institutions, which is an important element of its growth strategy. The acquisition of Opus is consistent with this strategy. Among other things, the acquisition of Opus will (i) increase Pacific Premier's presence in California, (ii) create scale for continued investment and greater operational efficiency, (iii) diversify and strengthen Pacific Premier's revenue and fee income through the acquisition of Opus's trust and escrow business lines, (iv) create opportunities for Pacific Premier Bank to provide additional products and services to the Opus clients, and (v) establish a presence in the Seattle, Washington market.

        Based on Pacific Premier's reasons for the merger described in this joint proxy statement/prospectus, the Pacific Premier board of directors, or Pacific Premier board, has determined that the merger is in the best interests of Pacific Premier and its shareholders and unanimously recommends that Pacific Premier shareholders vote "FOR" approval of the share issuance proposal . For a discussion of the circumstances surrounding the merger and the factors considered by the Pacific Premier board in approving the merger agreement, see "The Merger—Pacific Premier's Reasons for the Merger" beginning on page            .

Opus's Reasons for the Merger and Recommendation of the Opus Board of Directors (Page      )

        The Opus board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Opus and its shareholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Opus board unanimously recommends that holders of Opus common stock and Opus preferred stock vote "FOR" the approval of the merger proposal, "FOR" the approval of the compensation proposal and "FOR" the approval of the Opus adjournment proposal. For a more detailed discussion of the Opus board's recommendation, see the section entitled "The Merger—Opus's Reasons for the Merger and Recommendation of the Opus Board of Directors" beginning on page      .

Pacific Premier's Financial Advisor believes that the Exchange Ratio in the Merger is Fair, From a Financial Point of View, to Pacific Premier (Page      )

        At the January 31, 2020, Pacific Premier board meeting, representatives of D.A. Davidson & Co., or D.A. Davidson, rendered D.A. Davidson's oral opinion to the Pacific Premier board that the exchange ratio was fair, from a financial point of view, to Pacific Premier. The oral opinion was subsequently confirmed by D.A. Davidson's delivery of its written opinion to the Pacific Premier board, dated January 31, 2020, as to the fairness, as of such date, of the merger consideration to be paid by Pacific Premier to Opus shareholders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

        The full text of the written opinion of D.A. Davidson is attached as Appendix B to this joint proxy statement/prospectus. The summary of the opinion of D.A. Davidson set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. D.A. Davidson provided its opinion for the information of the Pacific Premier board (solely in its capacity as such) in connection with its consideration of the proposed merger. The opinion only addresses the fairness to Pacific Premier, from a financial point of view, of the merger consideration payable by Pacific Premier to Opus shareholders in the merger pursuant to the merger agreement and does not address any other term, aspect or implication of the merger agreement, the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. D.A. Davidson's opinion does not constitute a recommendation to the Pacific Premier board, any shareholder of Pacific Premier or any other party as to how to vote or act on any matter relating to the proposed merger or otherwise.

        For a more complete description of D.A. Davidson's opinion, see "Opinion of Pacific Premier's Financial Advisor" beginning on page            of this joint proxy statement/prospectus.

Opinion of Opus's Financial Advisor (Page      )

        At the January 31, 2020 Opus board meeting, representatives of Piper Sandler & Co., or Piper Sandler, rendered Piper Sandler's oral opinion to the Opus board, which was subsequently confirmed in writing on January 31, 2020, to the effect that, as of the date thereof and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on review undertaken by Piper Sandler as set forth in its opinion, the exchange ratio was fair, from a financial point of view, to holders of Opus common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Appendix C to this joint proxy statement/prospectus.

        The opinion was for the information of, and was directed to, the Opus board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Opus to engage in the merger or enter into the merger agreement or constitute a recommendation to the Opus board in connection with the merger, and it does not constitute a recommendation to any holder of Opus common stock or Opus preferred stock as to how to vote or act in connection with the merger or any other matter. Piper Sandler's opinion speaks only as of the date of the opinion and does not address the underlying business decision of Opus to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Opus, or the effect of any other transaction in which Opus might engage. Opus shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger proposal.

Opus Shareholders Will Receive Shares of Pacific Premier Common Stock for Each Share of Opus Common Stock and Opus Preferred Stock Exchanged in the Merger (Page      )

        At the effective time of the merger,

  •
  each outstanding share of Opus common stock will, by virtue of the merger and without any action on the part of an Opus shareholder, be converted into, and canceled in exchange for, the right to receive 0.9000 of a share of Pacific Premier common stock, which is referred to as the exchange ratio; and

  •
  each outstanding share of Opus preferred stock will, by virtue of the merger and without any action on the part of an Opus shareholder, be converted into, and canceled in exchange for, the right to receive that number of shares of Pacific Premier common stock equal to the product of (i) the number of shares of Opus common stock into which such share of Opus preferred stock is convertible in connection with, and as a result of, the merger, and (ii) the exchange ratio.

        In each case, cash will be paid in lieu of any fractional share interest.

Aggregate Merger Consideration.

        Upon completion of the merger, Opus shareholders are expected to receive an aggregate of            shares of Pacific Premier common stock, which, based on a $29.80 closing price of Pacific Premier's common stock on January 31, 2020, represents approximately $1.0 billion of aggregate merger consideration payable to the Opus shareholders. The aggregate number of shares of Pacific Premier stock referenced in the immediately prior sentence is based on, as of the date of this joint proxy statement/prospectus:

  •
              shares of Opus common stock and            shares of Opus preferred stock outstanding;

  •
  restricted shares of Opus common stock, which we refer to as Opus restricted stock, outstanding; and

  •
  time-based Opus restricted stock units, or Opus RSUs, outstanding (other than awards made in 2020 to Opus employees who will become Pacific Premier Bank employees).

Following the completion of the merger, and based the amounts described above and on            shares of Pacific Premier common stock outstanding as of            , 2020, the former Opus shareholders will own approximately        % of the outstanding shares of Pacific Premier common stock and the current shareholders of Pacific Premier will own the remaining approximately         % of the outstanding shares of Pacific Premier common stock.

        The amounts and percentages in the immediately preceding paragraph do not take into account or otherwise give effect to:

  •
  any shares of Pacific Premier common stock that may be issuable upon exercise prior to the effective time of the merger to holders of (a) options to acquire shares of Opus common stock, which we refer to as Opus options, (b) warrants exercisable for shares of Opus common stock, which we refer to as Opus common warrants and (c) warrants exercisable for shares of Opus preferred stock, which we refer to as Opus preferred warrants;

  •
  Opus performance-based restricted stock units, or Opus PRSUs, that may vest prior to the effective time of the merger;

  •
  Opus RSUs and Opus PRSUs awarded in 2020 to Opus employees who will become Pacific Premier Bank employees; and

  •
  any tax withholding obligations.

        Assuming that, immediately prior to the effective time of the merger, all outstanding Opus options and warrants to purchase shares of Opus common stock or Opus preferred stock, which we collectively refer to as Opus warrants, are exercised in full and all of the Opus PRSUs (other than Opus PRSUs awarded in 2020 to Opus employees who will become Pacific Premier Bank employees) vest in full, in each case prior to giving effect to any tax withholding obligations, Pacific Premier would be required to issue an additional            shares of Pacific Premier common stock. It is not feasible to predict how many Opus options and Opus warrants will actually be exercised or how many Opus PRSUs, if any, will vest prior to the closing.

Fractional Shares.

        No fractional shares of Pacific Premier common stock will be issued, and in lieu of fractional shares, each holder of Opus common stock or Opus preferred stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the average closing price per share of Pacific Premier common stock, as reported on the NASDAQ Global Select Market, for the five (5) trading days ending on and including the fifth trading day prior to the closing date of the merger, which we refer to as the Pacific Premier average share price, rounded to the nearest whole cent.

Treatment of Outstanding Opus Options (Page      )

        At the effective time of the merger, each vested Opus option that is outstanding and unexercised immediately prior to the effective time will be canceled in exchange for the right to receive from Opus, immediately prior to the effective time, a single lump sum cash payment equal to the product of (i) the number of shares of Opus common stock subject to such Opus option immediately prior to the effective time, and (ii) the excess, if any, of (A) the Pacific Premier average share price (which is the average closing price per share of Pacific Premier common stock, as reported on the NASDAQ Global Select Market, for the five (5) trading days ending on and including the fifth trading day prior to the closing date of the merger) multiplied by the exchange ratio, over (B) the exercise price per share of such Opus option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Opus option is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, the Opus option will be canceled without any cash payment being made in respect thereof. For Opus options that are exercised before the closing, the underlying shares of Opus common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio.

        Assuming no Opus options are exercised before the closing, cash payments to holders of Opus options would amount to approximately $400,000 in the aggregate based on the closing price of the Pacific Premier common stock as of January 31, 2020.

Treatment of Outstanding Opus Restricted Stock and RSUs (Page      )

        Opus Restricted Stock and Opus Time-Based Restricted Stock Units.    Each outstanding award of Opus restricted stock and each outstanding award of Opus RSUs, other than Opus RSUs awarded in 2020 to Opus employees who will become Pacific Premier Bank employees, in each case, granted pursuant to Opus's equity incentive plans, and after taking into account applicable tax withholdings, will become fully vested effective immediately prior to the effective time of the merger. Upon the effective time of the merger, such vested awards will be canceled in exchange for the right to receive a number of shares of Pacific Premier common stock equal to the number of shares of Opus common stock underlying such vested awards immediately prior to the effective time of the merger multiplied by the exchange ratio, plus cash in lieu of any fractional share interest.

        At the effective time of the merger, each Opus RSU awarded in 2020 to Opus employees who will become Pacific Premier Bank employees will automatically cease to represent a restricted stock unit denominated in shares of Opus common stock and will be substituted with a restricted stock unit denominated in shares of Pacific Premier common stock, which we refer to as a Pacific Premier RSU with terms substantially similar to the terms and conditions (including the same vesting terms) that applied to the applicable Opus RSU immediately prior to the effective time of the merger. The number of shares of Pacific Premier common stock subject to each such Pacific Premier RSU will be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Opus common stock subject to such Opus RSU immediately prior to the effective time of the merger multiplied by (y) the exchange ratio.

        Opus Performance-Based Restricted Stock Units.    Each outstanding award of Opus PRSUs, other than any Opus PRSUs awarded in 2020 to Opus employees who will become Pacific Premier Bank employees, will become vested effective immediately prior to the effective time of the merger in a number of units in respect of such award as determined in accordance with the applicable award agreement or Opus's equity plan (after taking into account applicable tax withholdings) and canceled in exchange for the right to receive a number of shares of Pacific Premier common stock equal to the number of shares of Opus common stock underlying such vested awards immediately prior to the effective time of the merger multiplied by the exchange ratio, plus cash in lieu of any fractional share interest.

        At the effective time of the merger, each Opus PRSU awarded in 2020 to Opus employees who will become Pacific Premier Bank employees will automatically cease to represent a performance stock unit denominated in shares of Opus common stock and will be substituted with a Pacific Premier RSU with terms substantially similar to the terms and conditions (including the same service-based vesting terms but excluding performance-based vesting terms) as were applicable to the applicable Opus PRSU immediately prior to the effective time of the merger. The number of shares of Pacific Premier common stock subject to each such Pacific Premier RSU will be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Opus common stock subject to such Opus PRSU immediately prior to the effective time of the merger, determined based on the greater of the Shortened Period RSUs (as such term is defined in the award agreement applicable to the Opus PRSUs) and the target number of the applicable Opus PRSUs, multiplied by (y) the exchange ratio.

Treatment of Outstanding Opus Warrants (Page      )

        Pursuant to the terms of the merger agreement, Opus is required to use its reasonable best efforts to obtain from each holder of a then-outstanding Opus warrant, no later than five (5) business days prior to the closing of the merger, either (x) a written acknowledgement with regard to the cancellation of such Opus warrant (which we refer as a warrant cancellation notice) immediately prior to the effective time of the merger and the payment therefor as described in the immediately following paragraph, or (y) a written notice providing for the exercise (for cash or cashless) (which we refer as a warrant exercise notice) effective immediately prior to the effective time of the merger of such holder's Opus warrant in accordance with the terms described below.

        Each outstanding Opus warrant for which a warrant cancellation notice has been received will be canceled in exchange for the right of the holder of such Opus warrant to receive from Pacific Premier a single lump sum cash payment, equal to the product of (x) the number of shares of Opus common stock subject to such Opus warrant (on an as-converted basis in the case of warrants to purchase Opus preferred stock) immediately prior to the effective time of the merger, and (y) the excess, if any, of (A) the Pacific Premier average share price multiplied by the exchange ratio over (B) the exercise price per share of Opus common stock of such Opus warrant (on an as-converted basis in the case of warrants to purchase Opus preferred stock), less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Opus warrant (on an as-converted basis, in the case of warrants to purchase Opus preferred stock) is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, such Opus warrant will be canceled without any cash payment being made in respect thereof.

        Each outstanding Opus warrant for which a warrant exercise notice has been received will be deemed exercised, and the shares of Opus common stock or Opus preferred stock, as the case may be, issuable upon exercise of such Opus warrant will be deemed issued immediately prior to the effective time of the merger. At the effective time of the merger, the shares of Opus common stock or Opus preferred stock, as the case may be, issued pursuant to the warrant exercise notice will be converted into the right to receive the merger consideration.

        In the event that, for any outstanding Opus warrant, Opus has not received a warrant cancellation notice or a warrant exercise notice at least five (5) business days prior to the closing of the merger, then in accordance with the terms of such Opus warrant and the merger agreement, Pacific Premier will assume such Opus warrant and will be obligated to pay the merger consideration to the holder of such Opus warrant upon exercise thereof in accordance with its terms.

        Assuming warrant cancellation notices are received for all Opus warrants, such cash payments would amount to approximately $3.1 million in the aggregate based on the closing price of the Pacific Premier common stock as of January 31, 2020.

Transmittal Materials (Page      )

        After the transmittal materials have been received and processed following the closing of the merger, Opus shareholders will be sent the Pacific Premier common stock and any cash in lieu of fractional shares to which they are entitled. If an Opus shareholder holds shares in street name, he or she will receive information from his or her bank, broker or other nominee advising such Opus shareholder of the process for receiving the Pacific Premier common stock and any cash in lieu of fractional shares to which he or she is entitled.

        Each Opus shareholder will need to surrender his or her Opus common stock certificates or Opus preferred stock certificates or follow instructions for the transfer of shares of Opus common stock or Opus preferred stock held in book-entry form, to receive the appropriate merger consideration. Opus shareholders should not send any share certificates now. Each Opus shareholder will receive detailed instructions on how to exchange his or her share certificates or book-entry shares along with transmittal materials promptly following the closing of the merger.

Per Share Market Price and Dividend Information (Page      )

        Shares of Pacific Premier common stock currently trade on the NASDAQ Global Select Market under the symbol "PPBI." Shares of Opus common stock also trade on the NASDAQ Global Select Market, under the symbol "OPB."

        The following table sets forth the closing sale prices of (i) Pacific Premier common stock as reported on the NASDAQ Global Select Market and (ii) Opus common stock as reported on the NASDAQ Global Select Market, on January 31, 2020, the last trading day before Pacific Premier announced the merger, and on                , 2020, the last practicable trading day before the distribution of this joint proxy statement/prospectus. To help illustrate the market value of the per share merger consideration to be received by Opus's shareholders, the following table also presents the equivalent market value per share of Opus common stock as of January 31, 2020 and                , 2020, which were determined by multiplying the closing price for the Pacific Premier common stock on those dates by the exchange ratio of 0.9000 of a share of Pacific Premier common stock for each share of Opus common

stock. See "The Merger—The Merger Consideration" beginning on page            for additional information about the merger consideration to be received by holders of Opus common stock.

	Pacific Premier Common Stock		Opus Common Stock		Equivalent Market Value Per Share of Opus
At January 31, 2020		$29.80		$26.64		$26.82
At , 2020	$		$		$

        The market price of Pacific Premier common stock and Opus common stock may fluctuate prior to the date of the Pacific Premier special meeting, the date of the Opus special meeting and the date an Opus shareholder receives the merger consideration. Opus shareholders should obtain a current price quotation for the shares of Pacific Premier common stock to update the implied value for a share of Opus common stock.

Pacific Premier has been paying a regular quarterly dividend on its common stock since the first quarter of 2019 (Page      )

        Pacific Premier has been paying a regular quarterly dividend on its common stock since the first quarter of 2019. Pacific Premier intends to continue to pay regular quarterly cash dividends on its common stock throughout 2020 and following the merger, if and when declared by the Pacific Premier board out of funds legally available for that purpose and subject to regulatory restrictions.

Material Federal Income Tax Consequences of the Merger (Page      )

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and it is a condition to completion of the merger that Pacific Premier and Opus each receive a legal opinion to that effect.

        Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in "The Merger—Material Federal Income Tax Consequences" beginning on page            , an Opus shareholder that is a U.S. holder generally will not recognize gain or loss on the exchange of Opus common stock for Pacific Premier common stock in the merger, other than with respect to cash received in lieu of fractional shares of Pacific Premier common stock.

        Tax matters are complicated, and the tax consequences of the merger to a particular Opus shareholder will depend in part on such shareholder's individual circumstances. Accordingly, each Opus shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Date, Time and Location of the Pacific Premier Special Meeting (Page      )

        The Pacific Premier special meeting will be held at                 a.m., Pacific Time, on                , 2020 at 17901 Von Karman Avenue, Suite 200, Irvine, California 92614. At the Pacific Premier special meeting, Pacific Premier shareholders will be asked to:

  •
  approve the share issuance proposal; and

  •
  approve the Pacific Premier adjournment proposal.

Date, Time, and Location of the Opus Special Meeting (Page      )

        The Opus special meeting will be held at 9:00 a.m., Pacific Time, on                at the Pacific Club, 4110 MacArthur Blvd, Newport Beach, California 92660. At the Opus special meeting, Opus shareholders will be asked to:

  •
  approve the merger proposal;

  •
  approve the compensation proposal; and

  •
  approve the Opus adjournment proposal.

Record Date and Voting Rights for the Pacific Premier Special Meeting (Page      )

        Each Pacific Premier shareholder is entitled to vote at the Pacific Premier special meeting if he or she owned shares of Pacific Premier common stock as of the close of business on the                , 2020, the Pacific Premier record date. Each Pacific Premier shareholder will have one vote at the Pacific Premier special meeting for each share of Pacific Premier common stock that he or she owned on that date.

        Pacific Premier shareholders of record may vote by mail, telephone or over the Internet, or by attending the Pacific Premier special meeting and voting in person. Each proxy returned to Pacific Premier by a holder of Pacific Premier common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed Pacific Premier proxy that is returned, such proxy will be voted "FOR" approval of the share issuance proposal and "FOR" the approval of the Pacific Premier adjournment proposal.

Record Date and Voting Rights for the Opus Special Meeting (Page      )

        Each Opus shareholder is entitled to vote at the Opus special meeting if he or she owned shares of Opus common stock or Opus preferred stock as of the close of business on the            , 2020, the Opus record date. Each Opus shareholder will have one vote at the Opus special meeting for each share of Opus common stock or Opus preferred stock that he or she owned on that date.

        Opus shareholders of record may vote by mail, telephone or over the Internet, or by attending the Opus special meeting and voting in person. Each proxy returned to Opus by a holder of Opus common stock or Opus preferred stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed Opus proxy that is returned, such proxy will be voted "FOR" approval of the merger proposal, "FOR" approval of the compensation proposal and "FOR" approval of the Opus adjournment proposal.

Approval of the Share Issuance Proposal by the Pacific Premier Shareholders Requires the Affirmative Vote of the Majority of the Votes Cast at the Pacific Premier Special Meeting by the Holders of Pacific Premier Common Stock Entitled to Vote at the Pacific Premier Special Meeting (Page     )

        The affirmative vote of the majority of the votes cast at the Pacific Premier special meeting by the holders of Pacific Premier common stock entitled to vote at the Pacific Premier special meeting is necessary to approve the share issuance proposal. At the close of business on the Pacific Premier record date, there were             shares of Pacific Premier common stock outstanding held by            holders of record. Each holder of record of Pacific Premier common stock on the Pacific Premier record date is entitled to one vote for each share held on all matters to be voted upon at the Pacific Premier special meeting. If a Pacific Premier shareholder does not vote, it will have no impact on the share issuance proposal.

Management of Pacific Premier Owns Shares Which May Be Voted at the Pacific Premier Special Meeting

        As of the Pacific Premier record date, the executive officers and directors of Pacific Premier, as a group, held            shares of Pacific Premier common stock, or approximately            of the outstanding Pacific Premier common stock. While the executive officers and directors of Pacific Premier have not entered into voting agreements agreeing to vote their shares of Pacific Premier common stock in a particular manner, it is anticipated that the executive officers and directors of Pacific Premier will vote consistent with the recommendation of the Pacific Premier board, which is to vote "FOR" the share issuance proposal.

Approval of the Merger Proposal Requires the Affirmative Vote of Holders of a Majority of the Issued and Outstanding Shares of the Opus Common Stock and the Affirmative Vote of Holders of a Majority of the Issued and Outstanding Shares of the Opus Preferred Stock, Voting as Separate Classes (Page      )

        The affirmative vote of the holders of a majority of the issued and outstanding shares of the Opus common stock and the affirmative vote of the holders of a majority of the issued and outstanding shares of the Opus preferred stock, voting as separate classes, are necessary to approve the merger proposal. At the close of business on the Opus record date, there were            shares of Opus common stock outstanding and entitled to vote, held by            holders of record and            shares of Opus preferred stock outstanding and entitled to vote, held by            holders of record. Each holder of record of Opus common stock and Opus preferred stock on the Opus record date is entitled to one vote for each share held on all matters to be voted upon at the Opus special meeting. If an Opus shareholder does not vote, it will have the same effect as a vote against the merger proposal.

Opus Management and Certain Opus Shareholders Own Shares which may be Voted at the Opus Special Meeting (Page      )

        As of the Opus record date, Opus directors who own shares of Opus common stock and certain Opus executive officers and certain shareholders who own in the aggregate approximately    % of the outstanding shares of Opus common stock and approximately    % of the outstanding Opus preferred stock, have each entered into shareholder agreements with Pacific Premier, Pacific Premier Bank, and Opus pursuant to which they have agreed, among other things, in their capacity as Opus shareholders to vote their shares of Opus common stock and Opus preferred stock, in favor of the merger proposal. The form of shareholder agreement is attached as Annex A to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

Dissenters' Rights for Holders of Opus Preferred Stock (Page      )

        The shares of Opus preferred stock held by Opus shareholders who do not vote their shares of Opus preferred stock in favor of the merger proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the California General Corporation Law of the State of California, or CGCL, will not be converted into the right to receive the merger consideration otherwise payable for Opus preferred stock upon consummation of the merger, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of CGCL. The full text of Chapter 13 of the CGCL (Sections 1300 through 1313) is attached to this joint proxy statement/prospectus as Annex D and is incorporated herein by reference. Annex D should be reviewed carefully by any holders of Opus preferred stock who wish to exercise dissenters' rights or who wish to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters' rights. Those Opus shareholders who in the aggregate own approximately 98% of the outstanding shares of Opus preferred stock and have entered into shareholder agreements that require such holders to vote in favor of the merger proposal will not have dissenters' rights.

        Opus is required to provide Pacific Premier prompt notice upon receipt by Opus of any such written demands for payment of the fair value of such shares of Opus preferred stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of dissenting shares has effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the dissenting shares held by such holder will be converted on a share by share basis into the right to receive the merger consideration. Any payments made in respect of dissenting shares will be made by Pacific Premier or the Pacific Premier Bank within the time period set forth in the CGCL. See "The Merger—Dissenters' Rights for Holders of Opus Preferred Stock" beginning on page      .

Opus is Prohibited from Soliciting Other Offers (Page      )

        Opus has agreed that, while the merger is pending, it will not solicit, initiate, knowingly encourage or, subject to certain limited exceptions, participate in discussions with any third party other than Pacific Premier regarding extraordinary transactions such as a merger, business combination or sale of a material amount of its assets or capital stock.

Pacific Premier and Opus Must Meet Several Conditions to Complete the Merger (Page      )

        Completion of the merger depends on meeting a number of conditions, including the following:

  •
  holders of Pacific Premier common stock must approve the issuance of Pacific Premier common stock in the merger;

  •
  holders of Opus common stock and Opus preferred stock, voting as separate classes, must approve the merger agreement;

  •
  Pacific Premier and Opus must receive all required regulatory approvals required to consummate the merger and such approvals must remain in full force and effect, and any waiting periods required by law must have expired and no such approval may contain any conditions, restrictions or requirements that would require Pacific Premier or Opus to take any action or commit to take any action that would reasonably be likely to have a material adverse effect (as defined under "The Merger—Conditions to the Merger" on page      ) on Pacific Premier and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to Opus and its subsidiaries, taken as a whole);

  •
  no statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits the consummation of the merger will have been enacted, issued, promulgated, enforced or entered by a governmental authority of competent jurisdiction;

  •
  the registration statement of Pacific Premier, of which this document is a part, must have become effective under the Securities Act of 1933, as amended, or the Securities Act, and no stop order suspending the effectiveness of such registration statement will have been issued and no proceedings for that purpose will have been initiated by the Securities and Exchange Commission, which we refer to as the Commission, and not withdrawn;

  •
  the Pacific Premier common stock to be issued to Opus shareholders as the merger consideration in the merger must have been approved for listing on the NASDAQ Global Select Market;

  •
  the representations and warranties made by Pacific Premier, Pacific Premier Bank and Opus in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except for certain inaccuracies that would not have, or would not reasonably be expected to have, a material adverse effect;

  •
  Pacific Premier, Pacific Premier Bank and Opus must have complied in all material respects with their respective obligations in the merger agreement;

  •
  Pacific Premier and Opus must have each received a written opinion from their respective counsel that the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  as of the month end prior to the closing date, Opus must have an aggregate outstanding balance of non-maturity deposits of at least $5.09 billion (on January 31, 2020, Opus Bank had an aggregate outstanding balance of non-maturity deposits equal to $5.65 billion);

  •
  no later than five (5) business days prior to the closing date, Pacific Premier must have received an updated schedule of merger related expenses from Opus;

  •
  Pacific Premier must have received such certificates of Opus's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Pacific Premier may reasonably request; and

  •
  Opus must have received such certificates of Pacific Premier's and Pacific Premier Bank's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Opus may reasonably request.

        Unless prohibited by law, either Pacific Premier or Opus could elect to waive a condition that has not been satisfied and complete the merger. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Pacific Premier and Opus Will File Regulatory Applications to Seek Regulatory Approvals to Complete the Merger (Page      )

        To complete the merger, the parties need the prior approval from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, the California Department of Business Oversight, which we refer to as CA DBO and the Colorado Department of Regulatory Agencies, Division of Banking, which we refer to as DORA. The prior approval of DORA is required because the merger will result in a change of control of Opus's subsidiary, PENSCO Trust Company LLC, or PENSCO, which is a Colorado trust company. Following the merger, Pacific Premier intends to operate PENSCO as a trust department within Pacific Premier Bank, subject to the receipt of requisite regulatory approvals that are not a condition to the merger. The Department of Justice, or DOJ, will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Pacific Premier and Opus will file all necessary applications with the Federal Reserve, the CA DBO and DORA. Pacific Premier and Opus cannot predict whether the required regulatory approvals will be obtained, or, if so when, or whether any such approvals will have conditions which would be detrimental to Pacific Premier following completion of the merger.

Pacific Premier and Opus May Terminate the Merger Agreement (Page      )

        Pacific Premier and Opus can mutually agree in writing at any time to terminate the merger agreement before completing the merger, even if Opus shareholders have already voted to approve the merger proposal.

        Pacific Premier or Opus can also terminate the merger agreement:

  •
  if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that

    (i) cannot be or has not been cured prior to the earlier of (A) thirty (30) days after the giving of written notice to the breaching party of such breach and (B) December 31, 2020 (which date may be extended to March 31, 2021 under the circumstances described in the following bullet point) and (ii) would entitle the non-breaching party not to consummate the merger;

  •
  in the event that the merger is not consummated by December 31, 2020, referred to as the outside date, except to the extent that the failure to consummate the merger by such date is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the Opus shareholders (if Opus is the party seeking to terminate) to perform or observe their respective covenants under their respective Opus shareholder agreements with Pacific Premier; provided, that the outside date may be extended to March 31, 2021 by either party's written notice to the other party if the closing has not occurred by December 31, 2020 due to the failure to receive all requisite regulatory approvals and all other conditions to closing have been satisfied (other than conditions that are to be satisfied at closing);

  •
  in the event the approval of any governmental authority required for consummation of the merger has been denied by final, non-appealable action of the governmental authority, or any governmental authority will have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the merger, or an application for approval has been permanently withdrawn by mutual agreement of Pacific Premier and Opus at the formal or informal request of a governmental authority, provided that no party has the right to terminate the merger agreement if the party seeking to terminate the merger agreement failed to perform or observe its covenants set forth in the merger agreement; or

  •
  if the approval of the issuance of shares of Pacific Premier common stock in connection with the merger by Pacific Premier shareholders or the approval of any other matters required to be approved by Pacific Premier shareholders has not been obtained by reason of the failure to obtain the required vote at the Pacific Premier special meeting or at any adjournment or postponement thereof.

        In addition, Pacific Premier may terminate the merger agreement if approval of the merger agreement by Opus's shareholders has not been obtained by reason of the failure to obtain the required vote at the Opus special meeting or at any adjournment or postponement thereof.

        Pacific Premier may also terminate the merger agreement if (i) Opus has materially breached its covenants described under "The Merger—No Solicitation" on page in any respect adverse to Pacific Premier prior to the Opus special meeting, (ii) the Opus board fails to recommend to the Opus shareholders that they approve the merger agreement, or withdraws, modifies or changes its recommendation to the Opus shareholders in a manner adverse in any respect to the interests of Pacific Premier, or (iii) the Opus board fails to call, give notice of, convene, or hold the Opus special meeting.

        Opus may also terminate the merger agreement if (i) prior to the Pacific Premier special meeting, the Pacific Premier board has failed to recommend to the Pacific Premier shareholders that they approve the issuance of shares of Pacific Premier common stock to the Opus shareholders, or withdraws, modifies, or changes its recommendation to the Pacific Premier shareholders in a manner adverse in any respect to the interests of Opus, or (ii) the Pacific Premier board fails to call, give notice of, convene or hold the Pacific Premier special meeting.

        Opus may also terminate the merger agreement if, prior to the approval of the merger agreement by Opus shareholders at the Opus special meeting, (i) the Opus board authorizes Opus to enter into a binding written agreement with respect to a superior proposal, as defined in the merger agreement, and

(ii) Opus pays to Pacific Premier the termination fee described below substantially concurrently with the termination of the merger agreement.

Termination Fee (Page      )

        Opus must pay Pacific Premier a termination fee of $38,658,859 if the merger agreement is terminated under specified circumstances.

Pacific Premier and Opus May Amend the Merger Agreement (Page      )

        The parties may amend or modify the merger agreement by written agreement at any time before the effective time of the merger; provided, however, no amendment that by law requires further approval by the Opus shareholders may be made after the approval of the principal terms of the merger agreement by the Opus shareholders without first obtaining such approval.

Opus's Directors and Officers Have Some Interests in the Merger That Are in Addition to or Different Than the Interests of Opus Shareholders (Page      )

        Opus directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Opus, which are:

  •
  upon consummation of the merger, each outstanding and unexercised Opus option, including unvested Opus options which will accelerate and vest in full immediately prior to the effective time, will be canceled in exchange for the right to receive from Opus, immediately prior to the effective time of the merger, a single-lump sum cash payment;

  •
  upon consummation of the merger, each outstanding award of Opus restricted stock and Opus RSUs, other than Opus RSUs awarded in 2020 to Opus employees who will become Pacific Premier employees, and after taking into account applicable tax withholdings, will become fully vested and, as of the effective time of the merger, will be converted into the right to receive the merger consideration;

  •
  upon consummation of the merger, each Opus employee who will become a Pacific Premier employee and who was awarded in 2020 an Opus RSU, will receive a Pacific Premier RSU (with substantially similar terms and conditions), in substitution of their Opus RSU;

  •
  upon consummation of the merger, each outstanding award of Opus PRSUs, other than Opus PRSUs awarded in 2020 to Opus employees who will become Pacific Premier employees, will become vested in accordance with the applicable award agreement or Opus's equity plan (after taking into account applicable tax withholdings) and will be converted into the right to receive the merger consideration;

  •
  upon consummation of the merger, each Opus employee who will become a Pacific Premier employee and who was awarded in 2020 an Opus PRSU will receive a Pacific Premier RSU (with substantially similar terms and conditions other than performance-based vesting terms) in substitution of the Opus PRSU;

  •
  the agreement of Pacific Premier to honor indemnification obligations of Opus for a period of six years, as well as to purchase liability insurance for Opus's directors and officers for six years following the merger, subject to the terms of the merger agreement;

  •
  cash payments to executive officers of Opus in the aggregate amount of approximately $             million, on a pre-tax basis, as well as continuation of health and welfare benefits for such executive officers, in each case, consisting of severance and certain other cash payments owed to such executive officers in connection with the merger pursuant to the terms of their respective employment, retention or similar agreements with Opus; and

  •
  pursuant to the terms of the merger agreement, two existing directors of the Pacific Premier board and the Pacific Premier Bank board will resign, effective no later than immediately prior to the effective time of the merger, and Pacific Premier and Pacific Premier Bank are required to take all actions necessary to appoint or elect, effective as of the effective time of the merger, two existing Opus directors, each of whom must be mutually agreeable to Pacific Premier and Opus, as directors of Pacific Premier and Pacific Premier Bank. Pacific Premier and Opus have determined that the two existing directors of the Opus board who will be appointed or elected to the Pacific Premier board effective as of the effective time of the merger will be G. Malpass "Mal" Durkee and Richard C. Thomas. Determinations regarding the two existing directors of the Pacific Premier board and the Pacific Premier Bank board who will resign effective no later than immediately prior to the effective time of the merger have not yet been made. Messrs. Durkee and Thomas will serve until the first annual meeting of the shareholders of Pacific Premier and Pacific Premier Bank following the effective time of the merger and until his respective successor is elected and qualified. Subject to the fiduciary duties of the Pacific Premier board, Pacific Premier is required to include Messrs. Durkee and Thomas on the list of nominees for director presented by the Pacific Premier board and for which the Pacific Premier board will solicit proxies at the first annual meeting of the stockholders of Pacific Premier following the effective time of the merger.

        The boards of directors of Pacific Premier and Opus were aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Boards of Directors and Officers of Pacific Premier and Pacific Premier Bank After the Merger (page      )

        Except as described in the next sentence, the directors and officers of Pacific Premier and Pacific Premier Bank immediately prior to the effective time of the merger will be the directors and officers of Pacific Premier and Pacific Premier Bank following the merger until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified. In connection with the merger and under the terms of the merger agreement, however, two existing directors of the Pacific Premier board and the Pacific Premier Bank board will resign, effective no later than immediately prior to the effective time of the merger, and Pacific Premier and Pacific Premier Bank are required to take all actions necessary to appoint or elect, effective as of the effective time of the merger, two existing Opus directors, each of whom must be mutually agreeable to Pacific Premier and Opus, as directors of Pacific Premier and Pacific Premier Bank. Pacific Premier and Opus have determined that the two existing directors of the Opus board who will be appointed or elected to the Pacific Premier board effective as of the effective time of the merger will be G. Malpass "Mal" Durkee and Richard C. Thomas. Determinations regarding the two existing directors of the Pacific Premier board and the Pacific Premier Bank board who will resign effective no later than immediately prior to the effective time of the merger have not yet been made. Messrs. Durkee and Thomas will serve until the first annual meeting of the shareholders of Pacific Premier and Pacific Premier Bank following the effective time of the merger and until his respective successor is elected and qualified. Subject to the fiduciary duties of the Pacific Premier board, Pacific Premier is required to include Messrs. Durkee and Thomas on the list of nominees for director presented by the Pacific Premier board and for which the Pacific Premier board will solicit proxies at the first annual meeting of the stockholders of Pacific Premier following the effective time of the merger.

Accounting Treatment of the Merger (Page      )

        The merger will be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, or GAAP.

Assumption of Opus Subordinated Debt Obligations (Page      )

        Pacific Premier has agreed to assume, or to cause one of its subsidiaries to assume, Opus's obligations under its 5.5% fixed-to-floating rate subordinated notes due July 1, 2026, or the Opus subordinated notes, which had a carrying value of approximately $133.28 million as of December 31, 2019.

Pacific Premier Shareholders and Opus Shareholders Have Different Rights (Page      )

        The rights of Pacific Premier shareholders differ from the rights of Opus shareholders. Pacific Premier is incorporated under the laws of the State of Delaware. The rights of holders of Pacific Premier common stock are governed by the Delaware General Corporation Law, or DGCL, as well as Pacific Premier's second amended and restated certificate of incorporation, as amended, which we refer to as the Pacific Premier certificate of incorporation, and Pacific Premier's amended and restated bylaws, which we refer to as the Pacific Premier bylaws. Opus is incorporated under the laws of the State of California. The rights of holders of Opus common stock and Opus preferred stock are governed by the California General Corporation Law, or CGCL, as well as by Opus's articles of incorporation, as amended, which we refer to as the Opus articles, and its amended and restated bylaws, which we refer to as the Opus bylaws. Following the closing of the merger, shareholders of Opus will receive shares of Pacific Premier common stock in exchange for their shares of Opus common stock and Opus preferred stock and become shareholders of Pacific Premier, and their rights as shareholders of Pacific Premier will be governed by the Pacific Premier certificate of incorporation, the Pacific Premier bylaws and the DGCL.

Risk Factors (see page      )

        Before voting at the Pacific Premier special meeting or the Opus special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled "Risk Factors" beginning on page      . You should also read and consider the risk factors relating to the businesses of Pacific Premier and ownership of Pacific Premier common stock described in Part I, Item 1A of Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2019 that has been filed with the Commission, as well as any subsequent documents filed by Pacific Premier with the Commission, which are incorporated into this joint proxy statement/prospectus by reference. See "Where You Can Find More Information" beginning on page      . You should also read and consider risk factors relating to the businesses of Opus that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of Opus's Annual Report on Form 10-K for the year ended December 31, 2019, a copy of which is attached as Appendix E to this joint proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA

        The following tables present selected consolidated historical financial data of Pacific Premier and selected consolidated historical financial data of Opus.

Selected Consolidated Historical Financial Data of Pacific Premier

        Set forth below are selected historical financial data derived from Pacific Premier's audited consolidated financial statements as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015. You should read the information set forth below, together with Pacific Premier's consolidated financial statements and related notes, included in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2019. Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2019 was filed with the Commission on February 28, 2020 and is incorporated by reference in this joint proxy statement/prospectus.

	At or For the Year Ended December 31,
	2019	2018	2017	2016	2015
	(Dollars in thousands, except per share data)
Selected Balance Sheet Data:
Total assets	$11,776,012	$11,487,387	$8,024,501	$4,036,311	$2,789,599
Securities, FHLB, FRB and other stock	1,499,283	1,243,350	871,601	426,832	312,207
Loans held for sale, net	1,672	5,719	23,426	7,711	8,565
Loans held for investment, net	8,686,613	8,800,746	6,167,288	3,220,317	2,236,998
Allowance for loan losses	35,698	36,072	28,936	21,296	17,317
Total deposits	8,898,509	8,658,351	6,085,886	3,145,581	2,195,123
Total borrowings	732,171	777,994	641,410	397,354	265,388
Total stockholders' equity	2,012,594	1,969,697	1,241,996	459,740	298,980
Operating Data:
Interest income	$526,107	$448,423	$270,005	$166,605	$118,356
Interest expense	78,806	55,712	22,503	13,530	12,057

Net interest income	447,301	392,711	247,502	153,075	106,299
Provision for credit losses	5,719	8,253	8,432	9,296	6,631

Net interest income after provision for credit losses	441,582	384,458	239,070	143,779	99,668
Net gains from loan sales	6,642	10,759	12,468	9,539	7,970
Other noninterest income	28,594	20,268	18,646	10,063	6,418
Noninterest expense	259,065	249,905	167,958	98,063	73,332

Income before income tax	217,753	165,580	102,226	65,318	40,724
Income tax	58,035	42,240	42,126	25,215	15,209

Net income	$159,718	$123,340	$60,100	$40,103	$25,515

Per Share Data:
Earnings per share—basic	$2.62	$2.29	$1.59	$1.49	$1.21
Earnings per share—diluted	2.60	2.26	1.56	1.46	1.19
Weighted average common shares outstanding—basic	60,339,714	53,963,047	37,705,556	26,931,634	21,156,668
Weighted average common shares outstanding—diluted	60,692,281	54,613,057	38,511,261	27,439,159	21,488,698
Book value per common share—basic	$33.82	$31.52	$26.86	$16.54	$13.86
Book value per common share—diluted	33.69	31.38	26.73	16.78	13.78
Dividends declared per share	0.88	—	—	—	—

	At or For the Year Ended December 31,
	2019	2018	2017	2016	2015
	(Dollars in thousands, except per share data)
Dividend payout ratio(1)	33.59%	—	—	—	—
Performance Ratios:
Return on average assets	1.38%	1.26%	0.99%	1.11%	0.97%
Return on average equity	8.00	7.71	6.75	9.30	9.31
Average equity to average assets	17.29	16.33	14.62	11.97	10.45
Equity to total assets at end of period	17.09	17.15	15.48	11.39	10.72
Average interest rate spread	3.75	4.00	4.18	4.22	4.01
Net interest margin	4.33	4.44	4.43	4.48	4.25
Efficiency ratio(2)	50.8	51.6	51.0	53.6	55.9
Ratio of interest-earning assets to interest-bearing liabilities	176.89	169.84	164.66	166.42	149.17
Asset Quality Ratios:
Nonperforming loans as a percent of loans held for investment	0.10%	0.05%	0.05%	0.04%	0.18%
Nonperforming assets as a percent of total assets	0.08	0.04	0.04	0.04	0.18
Net charge-offs to average total loans, net	0.09	0.01	0.02	0.17	0.06
Allowance for loan losses to loans held for investment	0.41	0.41	0.47	0.66	0.77
Allowance for loan losses as a percent of nonperforming loans	413	743	881	1,866	436
Pacific Premier Bank Capital Ratios(3):
Tier 1 leverage ratio	12.39%	11.06%	11.59%	10.94%	11.41%
Common equity tier 1 to risk-weighted assets	13.43	11.87	11.77	11.65	12.35
Tier 1 capital to risk-weighted assets	13.43	11.87	11.77	11.65	12.35
Total capital to risk-weighted assets	13.83	12.28	12.22	12.29	13.07
Pacific Premier Bancorp, Inc. Capital Ratios(3):
Tier 1 leverage ratio	10.54%	10.38%	10.61%	9.78%	9.52%
Common equity tier 1 to risk-weighted assets	11.35	10.88	10.48	10.12	9.91
Tier 1 capital to risk-weighted assets	11.42	11.13	10.78	10.41	10.28
Total capital to risk-weighted assets	13.81	12.39	12.46	12.72	13.43

(1)
Dividend payout ratio is defined as dividends declared per share divided by basic earnings per share.

(2)
Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger related expense to the sum of net interest income before provision for credit losses and total noninterest income less gains/(loss) on sale of securities, other-than-temporary impairment recovery/(loss) on investment securities, gain/(loss) from other real estate owned and gain/(loss) from debt extinguishment.

(3)
Pacific Premier adopted the Basel III rule effective January 1, 2015. All ratios subsequent to the effective date reflect its adoption, while ratios for the prior periods reflect the previous capital rules under Basel I.

Selected Consolidated Historical Financial Data of Opus

        Set forth below are selected consolidated financial data of Opus derived from Opus's audited consolidated financial statements as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015. You should read the information set forth below, together with Opus's consolidated financial statements and related notes, included in Opus's Annual Report on Form 10-K for the year ended December 31, 2019, a copy of which is attached as Appendix E to this joint proxy statement/prospectus.

	At or For the Year Ended December 31,
	2019	2018	2017	2016	2015
	(Dollars in thousands, except per share data)
Selected Balance Sheet Data:
Securities, FHLB, FRB and other stock(1)	$1,057,651	$1,099,594	$1,145,079	$684,375	$169,547
Loans held for sale, at lower of cost or fair value	—	—	—	—	—
Loans held for investment, net	5,859,676	5,110,546	5,097,263	5,557,657	5,451,657
Allowance for loan losses	(40,844)	(54,664)	(75,930)	(111,410)	(44,147)
Total assets	7,992,400	7,180,903	7,486,809	7,882,563	6,649,833
Total deposits	6,473,593	5,951,888	5,943,938	6,681,761	5,307,048
Total borrowings	333,275	133,010	422,745	197,479	420,000
Total liabilities	6,893,253	6,140,090	6,463,345	6,956,628	5,782,795
Total stockholders' equity	1,099,147	1,040,813	1,023,464	925,935	867,038
Operating Data:
Interest income	$276,955	$246,756	$253,543	$274,830	$233,411
Interest expense	76,473	46,227	36,134	32,325	25,086

Net interest income before provision for loan losses	200,482	200,529	217,409	242,505	208,325
Provision (negative provision) for loan losses	(4,905)	19,601	(8,823)	125,778	24,967

Net interest income after provision for loan losses	205,387	180,928	226,232	116,727	183,358
Net gains (losses) from loan sales	52	(22)	(211)	15,836	399
Other noninterest income	49,974	41,101	54,991	46,025	24,270
Noninterest expense	171,478	184,550	190,595	162,747	110,249

Income before income tax	83,935	37,457	90,417	15,841	97,778
Income tax	22,101	6,539	42,774	4,387	37,835

Net income	$61,834	$30,918	$47,643	$11,454	$59,943

Per Share Data:
Net income per share—basic	$1.64	$0.82	$1.29	$0.34	$1.86
Net income per share—diluted	1.62	0.81	1.26	0.33	1.79
Weighted average common shares outstanding—basic	36,262,559	36,028,025	36,432,482	33,781,354	29,003,588
Weighted average common shares outstanding—diluted	38,242,481	38,270,650	37,770,993	35,103,431	33,448,090
Book value per common share—basic	$29.44	$28.06	$27.69	$27.00	$26.66
Book value per common share—diluted	19.38	17.77	17.20	15.84	18.28
Dividend payout ratio(2)	26.91%	52.28%	n/a	252.17%	18.30%

	At or For the Year Ended December 31,
	2019	2018	2017	2016	2015
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on average assets	0.80%	0.43%	0.63%	0.16%	1.03%
Return on average equity	5.78	2.99	4.76	1.22	7.15
Average equity to average assets	13.89	14.24	13.18	12.74	14.38
Equity to total assets at end of period	13.75	14.49	13.67	11.75	13.04
Net interest rate spread(3)	2.67	2.92	3.04	3.51	3.82
Net interest margin(3)	2.90	3.08	3.17	3.62	3.95
Efficiency ratio(4)	66.25	70.72	67.64	54.77	46.43
Average interest-earning assets to average interest-bearing liabilities	120.70	123.28	123.07	123.14	126.99
Asset Quality Ratios:
Nonperforming loans, net to total loans	0.10%	0.54%	1.13%	1.67%	0.42%
Nonperforming assets, net as a percent of total assets	0.07	0.39	0.78	1.21	0.37
Net charge-offs to average total loans	0.16	0.79	0.51	0.98	0.08
Allowance for loan losses to total loans at period end	0.69	1.06	1.47	1.97	0.80
Allowance for loan losses as a percent of nonperforming loans, gross at period end	683.70	195.12	130.30	117.69	191.53
Opus Capital Ratios:
Tier 1 leverage ratio	9.70%	9.69%	9.44%	7.54%	9.59%
Common equity tier 1 to risk-weighted assets(5)	11.68	11.40	10.94	8.95	10.81
Tier 1 capital to risk-weighted assets(5)	12.17	11.92	11.42	8.95	10.81
Total capital to risk-weighted assets(5)	15.08	15.29	14.97	12.32	11.65

(1)
Other stock includes Opus's investment in Class A Common Stock of Clearinghouse Community Development Financial Institutions of $805,000, $797,000, $542,000, $536,000, and $536,000 reported within other assets on the consolidated balance sheets of as December 31, 2019, 2018, 2017, 2016, and 2015, respectively.

(2)
Dividend payout ratio is defined as dividends declared per share divided by basic earnings per share.

(3)
Adjusted to a taxable-equivalent basis using a 21% tax rate for the years ended December 31, 2019 and 2018, and a 35% tax rate for the prior years reported.

(4)
The efficiency ratio equals noninterest expense adjusted to exclude the amortization of other intangible assets divided by the sum of tax-equivalent net interest income and noninterest income adjusted to exclude gains and losses on the sale of investment securities, loans, and other repossessed assets.

(5)
During the fourth quarter of 2017, based on new guidance provided by Opus's regulators, Opus adjusted the risk-weighting capital treatment of the structured pass-through certificates that were issued and purchased entirely by Opus in connection with a Freddie Mac transaction that closed on December 23, 2016. Opus amended its December 31, 2016 Call Report on December 4, 2017 to adjust the risk-weighting of investment securities, which resulted in an increase to the common equity tier 1 to risk-weighted assets ratio, tier 1 capital to risk-weighted assets ratio, and total capital to risk-weighted assets ratio for 2016. These changes had no impact to Opus's consolidated balance sheets and consolidated statements of income for the periods presented herein.

 UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL DATA

        The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of December 31, 2019 combine the Historical Consolidated Statements of Financial Condition of Pacific Premier and the Historical Consolidated Balance Sheet of Opus as of such date (i) on an actual historical basis and (ii) assuming the completion of the merger at such date using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

        The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended December 31, 2019 combine the Historical Consolidated Statements of Operations of Pacific Premier and the Historical Consolidated Statements of Income of Opus for such period, giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

        Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, Pacific Premier and Opus believe that pro forma financial information is important because it gives effect to the merger. The manner in which Pacific Premier and Opus calculate pro forma financial information may differ from similarly titled measures reported by other companies.

        The unaudited pro forma combined condensed consolidated financial information included in this joint proxy statement/prospectus are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger had been completed on the date or at the beginning of the period indicated or which may be obtained in the future. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the respective period's historical consolidated financial statements and the related notes of Pacific Premier and Opus. The historical consolidated financial statements of Pacific Premier are included in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this joint proxy statement/prospectus. The historical consolidated financial statements of Opus are included in Opus's Annual Report on Form 10-K for the year ended December 31, 2019, which is attached as Appendix E to this joint proxy statement/prospectus.

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include certain assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the period presented.

        The unaudited pro forma combined condensed consolidated stockholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Pacific Premier's common stock or the actual or future results of operations of Pacific Premier for any period. Actual results may be materially different than the pro forma information presented.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2019

(Dollars in thousands)

	Pacific Premier Bancorp, Inc. Historical	Opus Bank Historical	Pro Forma Adjustments	Notes	Pro Forma Combined(1)
Assets
Cash and cash equivalents	$326,850	$347,641	$(70,934)	(2)	$603,557
Interest-bearing time deposits with financial institutions	2,708	—	—		2,708
Investment securities	1,406,222	1,039,596	(4,062)	(3)	2,441,756
Loan held for sale, at lower of cost or fair value	1,672	—	—		1,672
Loans held for investment	8,722,311	5,900,520	(102,977)	(4)	14,519,854
Allowance for loan losses	(35,698)	(40,844)	40,844	(5)	(35,698)

Loans, net	8,686,613	5,859,676	(62,133)		14,484,156
Premises and equipment	59,001	21,339	1,800	(6)	82,140
Goodwill	808,322	331,832	(6,769)	(7)	1,133,385
Intangible assets	83,312	33,875	29,387	(8)	146,574
Other assets	401,312	358,441	26,636	(9)	786,389

Total assets	11,776,012	7,992,400	(86,075)		19,682,337

Liabilities
Deposits	8,898,509	6,473,593	8,250	(10)	15,380,352
Other borrowings	517,026	200,000	2,050	(11)	719,076
Subordinated debentures	215,145	133,275	13,371	(11)	361,791
Other liabilities	132,738	86,385	(4,991)	(12)	214,132

Total liabilities	$9,763,418	$6,893,253	$18,680		$16,675,351

Stockholders' equity
Preferred stock	$—	$29,110	$(29,110)	(13)	$—
Common stock	586	700,220	(699,873)	(13)	933
Additional paid-in capital	1,594,434	87,702	906,343	(13)	2,588,479
Retained earnings	396,051	305,399	(305,399)	(13)	396,051
Accumulated other comprehensive income	21,523	6,327	(6,327)	(13)	21,523
Treasury stock	—	(29,611)	29,611	(13)

Total stockholders' equity	2,012,594	1,099,147	(104,755)		3,006,986

Total liabilities and stockholders' equity	$11,776,012	$7,992,400	$(86,075)		$19,682,337

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Data.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 2019

(Dollars in thousands, except per share data)

	Pacific Premier Bancorp, Inc. Historical	Opus Bank Historical	Pro Forma Adjustments	Notes	Pro Forma Combined(1)
Interest income	$526,107	$276,955	$34,326	(14)	$837,388
Interest expense	78,806	76,473	(9,352)	(15)	145,927

Net interest income before provision for loan losses	447,301	200,482	43,678		691,461
Provision for credit losses	5,719	(4,905)	—		814

Net interest income after provision for loan losses	441,582	205,387	43,678		690,647
Noninterest income	35,236	50,026	—		85,262
Noninterest expense	259,065	171,478	12,402	(16)	442,945

Income before income tax	217,753	83,935	31,276		332,964
Income tax	58,035	22,101	8,336		88,472

Net income	$159,718	$61,834	$22,940		$244,492

Earnings per common share
Basic	$2.62	$1.64			$2.34
Diluted	2.60	1.62			2.31
Weighted average common shares outstanding
Basic	60,339,714	36,262,559	(3,626,256)	(17)	92,976,017
Diluted	60,692,281	38,242,481	(3,824,248)	(17)	95,110,514

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Data.

 Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Note A—Basis of Presentation

        The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition and explanatory notes as of December 31, 2019 combines the historical Consolidated Statement of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of Opus as of such date (i) on an actual historical basis and (ii) assuming the completion of the merger at such date, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of December 31, 2019 gives effect to the completion of Pacific Premier's acquisition of Opus.

        The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations and explanatory notes for the year ended December 31, 2019 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of Opus for such period, giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

        Since the merger is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Pacific Premier's balance sheet. In addition, certain anticipated costs associated with the merger such as professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the year ended December 31, 2019, Pacific Premier assumed no adjustments to the historical amounts of Opus's provisions for credit losses. If such adjustments were estimated, there could be an increase or a reduction to the historical amounts of Opus's provisions for credit losses presented. In addition, the fair value of the loan portfolio is not necessarily reflective of the allowance for loan losses calculated under the probable incurred loss model, as the fair value also takes into account an interest and liquidity component.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of Opus are in the process of being reviewed in detail by Pacific Premier. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the merger, the plan to integrate Pacific Premier's and Opus's operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain furniture and equipment. Pacific Premier also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

Note D—Estimated Annual Cost Savings

        Pacific Premier expects to realize cost savings following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

Adjustments to the pro forma condensed combined balance sheet

  1.
  The pro forma data in this column present the unaudited financial data for Pacific Premier on a pro forma combined basis reflecting the consummation of the merger with Opus, as applicable, if the merger had taken place as of the date indicated, or at the beginning of the period indicated, after giving effect to the pro forma adjustments described in the other footnotes to this table.

  2.
  Adjustment includes: (a) $67.4 million for estimated transaction costs and (b) $3.5 million to holders of Opus options, common stock warrants and preferred stock warrants.

  3.
  Fair market value adjustment for investment securities.

  4.
  Adjustment made to reflect the preliminary estimated market value of loans, which includes an estimate of lifetime credit losses, as well as an interest rate and liquidity component. Loans include net deferred costs and unearned discounts.

  5.
  Purchase accounting reversal of allowance for loan losses, which is not carried over.

  6.
  Estimated fair market value adjustment for property and leases.

  7.
  Adjustments to goodwill to eliminate Opus's historical goodwill of $331.8 million and record estimated goodwill associated with the acquisition of $325.1 million resulting from the difference between the consideration paid to Opus shareholders less the net fair value of the acquired assets and assumed liabilities. Goodwill can be summarized as follows (dollars in thousands, except share and per share data):

Opus Bank December 31, 2019
Shares of Opus common stock at December 31, 2019	34,675,070
Pacific Premier issue price per common share, based on closing price as of January 31, 2020	$29.80
Value of stock consideration paid to shareholders	1,033,317
Value in-the-money from options and warrants	3,487

Total pro forma aggregate merger consideration paid	1,036,804

Carrying value of net assets	$1,099,147
Less: goodwill of Opus	(331,832)

Stockholders' equity less goodwill	767,315
Fair value adjustment to assets and liabilities:
Loans held for investment, net	(102,977)
Allowance for loan loss	40,844

Loans, net	(62,133)
Securities	(4,062)
Premises and equipment	1,800
Core deposit intangible	29,387
Deferred tax effect of adjustments, excluding transactions costs	15,261
Other assets	(1,429)
Deposits	(8,250)
Other borrowings	(2,050)
Subordinated debentures	(13,371)
Other liabilities	4,991

Total fair value adjustments	(39,856)

Fair value of net assets acquired	727,459
Add: Capitalized merger-related expense	15,718

Preliminary pro forma goodwill	$325,063

  8.
  Purchase accounting adjustment in recognition of the fair value of core deposit intangible assets, which is assumed to be 1.24% of core deposits for Opus.

  9.
  Deferred tax asset created from transaction expenses and fair market value adjustments of other assets, including lease assets.

  10.
  Fair market value adjustment for time deposits.

  11.
  Fair market value adjustment for borrowings.

  12.
  Fair market value adjustment for lease liability related to acquired operating leases.

  13.
  Purchase accounting reversal of preferred and common equity accounts, and adjustments to additional paid-in capital includes consideration paid, transaction costs, fair market value adjustments, tax adjustments and goodwill created.

  Adjustments to the pro forma condensed statements of operations

  14.
  The amortization/accretion of fair value adjustments related to loans over the estimated lives of the related asset, which approximates 60 months.

  15.
  The amortization/accretion of fair value adjustments related to deposits, other borrowings and subordinated debentures are recognized over 60 months, 12 months, and 60 months, respectively.

  16.
  Adjustment includes amortization of core deposit intangibles over an estimated ten-year life, based on sum-of-years digits accelerated method, and fixed asset amortization over 24 months using straight-line method.

  17.
  Adjustment reflects the elimination of the acquired entity's weighted average shares outstanding, offset by the issuance of common stock by acquirer for each outstanding share of acquired entity's common stock to be issued in connection with the merger.

UNAUDITED COMPARATIVE PER SHARE DATA

        The following table sets forth certain historical, pro forma and pro forma equivalent per share financial information for the Pacific Premier common stock and the Opus common stock. The pro forma and pro forma equivalent per share information for the year ended December 31, 2019 gives effect to the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of income and dividend data. The pro forma information in the below table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on, and should be read together with, (i) the historical consolidated financial statements of Pacific Premier included in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this joint proxy statement/prospectus, and (ii) the historical consolidated financial statements of Opus included in Opus's Annual Report on Form 10-K for the year ended December 31, 2019, a copy of which is attached as Appendix E to the joint proxy statement/prospectus.

At or For the Twelve Months Ended December 31, 2019
Net Income Per Common Share(1):
Historical Pacific Premier
Basic	$2.62
Diluted	2.60
Historical Opus
Basic	1.64
Diluted	1.62
Pro Forma for Opus acquisition(1)
Basic	2.34
Diluted	2.31
Equivalent pro forma for Opus acquisition(1)(2)
Basic	2.10
Diluted	2.08
Dividends Declared Per Common Share(3):
Historical Pacific Premier	0.88
Historical Opus	0.44
Equivalent pro forma for Opus acquisition	1.23
Book Value Per Common Share (at period end):
Historical Pacific Premier	33.82
Historical Opus	29.44
Pro Forma for Opus acquisition(1)	31.93
Equivalent pro forma for Opus acquisition(1)(2)	28.73

(1)
Pro forma shares are calculated by adding together the historical shares reported by Pacific Premier and historical shares reported by Opus, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Opus acquisition to equate to an estimated 34,675,070 of Pacific Premier shares to be issued in connection with the Opus acquisition based on the terms of the merger agreement.

(2)
The equivalent pro forma per share data combined for Opus is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.9000.

(3)
Pacific Premier does not have outstanding preferred stock; therefore, the equivalent pro forma cash dividends per share of Opus preferred stock is zero.

RISK FACTORS

        In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements" beginning on page            , you should be aware of and carefully consider the following risks and uncertainties that are applicable to the merger agreement, the merger, Pacific Premier and Opus before deciding whether (i) if you are a Pacific Premier shareholder, to vote for the share issuance proposal and the Pacific Premier adjournment proposal, or (ii) if you are an Opus shareholder, to vote for approval of the merger proposal, the compensation proposal and the Opus adjournment proposal. You should also read and consider the risk factors relating to the businesses of Pacific Premier and ownership of Pacific Premier common stock described in Part I, Item 1A of Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2019 that has been filed with the Commission, as well as any subsequent documents filed by Pacific Premier with the Commission, which are incorporated into this joint proxy statement/prospectus by reference. See "Where You Can Find More Information" beginning on page             . You should also read and consider risk factors relating to the businesses of Opus that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of Opus's Annual Report on Form 10-K for the year ended December 31, 2019, a copy of which is attached as Appendix E to this joint proxy statement/prospectus.

Because the market price of Pacific Premier common stock may fluctuate, Opus shareholders cannot be sure of the exact value of the merger consideration they will receive.

        Upon the effective time of the merger, (i) each share of Opus common stock will be converted into, and will be canceled in exchange for, the right to receive 0.9000 of a share of Pacific Premier common stock and (ii) each share of Opus preferred stock will be converted into, and will be canceled in exchange for, the right to receive that number of shares of Pacific Premier common stock equal to the product of (X) the number of shares of Opus common stock into which such share of Opus preferred stock is convertible in connection with, and as a result of, the merger, and (Y) the exchange ratio. Because the price of Pacific Premier common stock could fluctuate during the period of time between the date of this joint proxy statement/prospectus and the time the Opus shareholders actually receive their shares of Pacific Premier common stock as merger consideration, the Opus shareholders will be subject to the risk of a decline in the price of Pacific Premier common stock during this period. Opus does not have the right to terminate the merger agreement or to resolicit the vote of its shareholders because of changes in the market price of Pacific Premier common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in geopolitical conditions, changes in the values and perceptions of financial services stocks generally, Pacific Premier and the merger in particular, changes in Pacific Premier's business, operations and prospects, the recent outbreak of the novel strain of coronavirus, COVID-19 and regulatory considerations. Many of these factors are beyond Pacific Premier's control. Accordingly, at the time of the Opus special meeting, Opus shareholders will not know or be able to calculate the exact value of the shares of Pacific Premier common stock they will receive upon completion of the merger.

Directors and officers of Opus have interests in the merger that are in addition to or different from the interests of Opus shareholders.

        Opus directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Opus, which are:

  •
  upon consummation of the merger, each outstanding and unexercised Opus option, including unvested Opus options which will accelerate and vest in full immediately prior to the effective time, will be canceled in exchange for the right to receive from Opus, immediately prior to the effective time of the merger, a single-lump sum cash payment;

  •
  upon consummation of the merger, each outstanding award of Opus restricted stock and Opus RSUs, other than Opus RSUs awarded in 2020 to Opus employees who will become Pacific Premier employees, and after taking into account applicable tax withholdings, will become fully vested and, as of the effective time of the merger, will be converted into the right to receive the merger consideration;

  •
  upon consummation of the merger, each Opus employee who will become a Pacific Premier employee and who was awarded an Opus RSU in 2020, will receive a Pacific Premier RSU (with substantially similar terms and conditions), in substitution for their Opus RSU;

  •
  upon consummation of the merger, each outstanding award of Opus PRSUs, other than Opus PRSUs awarded in 2020 to Opus employees who will become Pacific Premier employees, will become vested in accordance with the applicable award agreement or Opus's equity plan (after taking into account applicable tax withholdings) and will be converted into the right to receive the merger consideration;

  •
  upon consummation of the merger, each Opus employee who will become a Pacific Premier employee and who was awarded an Opus PRSU in 2020 will receive a Pacific Premier RSU (with substantially similar terms and conditions other than performance-based vesting terms) in substitution for their Opus PRSU;

  •
  the agreement of Pacific Premier to honor indemnification obligations of Opus for a period of six years following the merger, as well as to purchase liability insurance for Opus's directors and officers for six years following the merger, subject to the terms of the merger agreement;

  •
  cash payments to executive officers of Opus in the aggregate amount of approximately $             million, on a pre-tax basis, as well as continuation of health and welfare benefits for such executive officers, in each case, consisting of severance and certain other cash payments owed to such executive officers in connection with the merger pursuant to the terms of their respective employment, retention or similar agreements with Opus; and

  •
  pursuant to the terms of the merger agreement, two existing directors of the Pacific Premier board and the Pacific Premier Bank board will resign, effective no later than immediately prior to the effective time of the merger, and Pacific Premier and Pacific Premier Bank are required to take all actions necessary to appoint or elect, effective as of the effective time of the merger, two existing directors of Opus, each of whom must be mutually agreeable to Pacific Premier and Opus, as directors of Pacific Premier and Pacific Premier Bank. Pacific Premier and Opus have determined that the two existing directors of the Opus board who will be appointed or elected to the Pacific Premier board effective as of the effective time of the merger will be G. Malpass "Mal" Durkee and Richard C. Thomas. Determinations regarding the two existing directors of the Pacific Premier board and the Pacific Premier Bank board who will resign effective no later than immediately prior to the effective time of the merger have not yet been made. Messrs. Durkee and Thomas will serve until the first annual meeting of the shareholders of Pacific Premier and Pacific Premier Bank following the effective time of the merger and until his respective successor is elected and qualified. Subject to the fiduciary duties of the Pacific Premier board, Pacific Premier is required to include Messrs. Durkee and Thomas on the list of nominees for director presented by the Pacific Premier board and for which the Pacific Premier board will solicit proxies at the first annual meeting of the stockholders of Pacific Premier following the effective time of the merger.

        These arrangements may create potential conflicts of interest. These interests of Opus's directors and officers may cause some of these persons to view the proposed merger differently than how other Opus shareholders view the proposed merger. The Opus and Pacific Premier boards of directors were aware of these interests and considered them, among other things, in their approval of the merger agreement and the transactions contemplated by the merger agreement. Opus shareholders should consider these interests in conjunction with the recommendation of the Opus board with respect to approval of the merger. See "The Merger—Interests of Certain Opus Officers and Directors in the Merger" beginning on page            .

The termination fee, as well as the restrictions on solicitation contained in the merger agreement, may discourage other companies from trying to acquire Opus.

        Until the completion of the merger, with certain limited exceptions, Opus is prohibited from soliciting, initiating, knowingly encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction with any person other than Pacific Premier. In addition, Opus has agreed to pay a termination fee to Pacific Premier in specified circumstances. See "The Merger—Termination Fee" beginning on page             . These provisions could discourage other companies from trying to acquire Opus, even though such other companies may be willing to offer a greater merger consideration to Opus shareholders than the merger consideration that Pacific Premier has offered in the merger.

Pacific Premier may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, Pacific Premier's ability to realize the anticipated revenue enhancements and cost efficiencies and to combine the businesses of Pacific Premier and Opus in a manner that does not materially disrupt the existing client relationships of Opus or result in decreased revenues resulting from any loss of clients and that permits growth opportunities to occur. If Pacific Premier is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        Pacific Premier and Opus have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Pacific Premier's ability to maintain relationships with clients, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies also could divert management attention and resources. These integration matters could have an adverse effect on either or both of Pacific Premier and Opus during the transition period and on the combined company following completion of the merger.

The market price of Pacific Premier common stock after the merger may be affected by factors different from those affecting the market price of shares of Opus common stock, Opus preferred stock or Pacific Premier common stock currently.

        Upon completion of the merger, holders of Opus common stock and Opus preferred stock will become holders of Pacific Premier common stock. Pacific Premier's business differs from that of Opus, and, accordingly, the financial condition and results of operations of the combined company and the market price of Pacific Premier common stock after the completion of the merger may be affected by factors different from those currently affecting the financial condition and results of operations of Opus or Pacific Premier on a standalone basis.

The fairness opinion received by the Pacific Premier board from its financial advisor, D.A. Davidson, and the fairness opinion received by the Opus board from Opus's financial advisor, Piper Sandler, do not reflect any changes since the date of such opinions, each of which was delivered prior to the signing of the merger agreement.

        Changes in the operations and prospects of Pacific Premier or Opus, general market and economic conditions and other factors that may be beyond the control of Pacific Premier and Opus may alter the value of Pacific Premier or Opus or the market price for shares of Pacific Premier common stock or Opus common stock by the time the merger is completed. Neither the fairness opinion delivered by D.A Davidson to the Pacific Premier board nor the fairness opinion delivered by Piper Sandler to the Opus board speaks as of any date other than the date of such opinion, which was January 31, 2020 in the case of both D.A. Davidson's opinion and Piper Sandler's opinion. D.A. Davidson's fairness opinion is attached as Appendix B to this joint proxy statement/prospectus and Piper Sandler's fairness opinion is attached as Appendix C to this joint proxy statement/prospectus. For a description of D.A. Davidson's opinion, see "The Merger—Opinion of Pacific Premier's Financial Advisor" beginning on page            . For a description of Piper Sandler's opinion, see "The Merger—Opinion of Opus's Financial Advisor" beginning on page            . For a description of the other factors considered by the Pacific Premier board in determining to approve the merger, see "The Merger—Pacific Premier's Reasons for the Merger" beginning on page            . For a description of the other factors considered by the Opus board in determining to approve the merger, see "The Merger—Opus's Reasons for the Merger" beginning on page            .

Sales of substantial amounts of Pacific Premier's common stock in the open market by former Opus shareholders could depress Pacific Premier's stock price.

        Shares of Pacific Premier common stock that are issued to Opus shareholders in the merger will be freely tradable without restrictions under the Securities Act. As of the close of business on            , 2020, Pacific Premier had approximately            shares of common stock outstanding. Based on the number of shares of Opus common stock and Opus preferred stock outstanding, as well as the number of restricted shares of Opus common stock and unvested Opus RSUs outstanding (other than awards made in 2020 to Opus employees who will become Pacific Premier Bank employees), which collectively will accelerate and vest in full in connection with the closing, and without taking into account tax withholding obligations, in each case as of the date of this joint proxy statement/prospectus, Pacific Premier anticipates issuing approximately            shares of its common stock in connection with the merger. The amounts in the immediately preceding sentence do not take into account or otherwise give effect to (i) any shares of Pacific Premier common stock that may be issuable upon exercise prior to the effective time of the merger to holders of (a) options to acquire shares of Opus common stock, which we refer to as Opus options, (b) Opus warrants; (ii) Opus performance-based restricted stock units, or Opus PRSUs, that may vest prior to the effective time of the merger; (iii) Opus RSUs and Opus PRSUs awarded in 2020 to Opus employees who will become Pacific Premier Bank employees; and (iv) any tax withholding obligations.

        Opus's former shareholders may sell significant amounts of Pacific Premier common stock in the public market following completion of the merger. Any such sales may cause the market price of Pacific Premier common stock to decrease.

Pacific Premier expects to incur expenses related to the merger that may have a negative impact on Pacific Premier's results of operations.

        Pacific Premier will incur certain expenses in connection with consummation of the merger and integrating Opus's business, operations, systems, technologies and procedures. Although Pacific Premier has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond Pacific Premier's control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses may have a negative impact on Pacific Premier's results of operations, although the timing and magnitude of any such impact is uncertain at present.

The merger is subject to the receipt of approvals or waivers from regulatory authorities that may be denied or may impose conditions that could have an adverse effect on Pacific Premier.

        Before the merger can be completed, various approvals or waivers must be obtained from bank regulatory authorities. Regulatory approvals or waivers may be denied and, even if received, the bank regulatory authorities may impose conditions on the completion of the merger. Although Pacific Premier and Opus do not currently expect that any regulatory applications or waiver requests will be denied, or that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such denials, conditions or changes could have the effect of delaying completion of the merger, imposing additional costs on, or limiting the revenues of Pacific Premier following the merger or causing the merger transaction between Pacific Premier and Opus to terminate. See "The Merger—Regulatory Approvals" beginning on page            and "The Merger—Conditions to the Merger" beginning on page            .

The merger cannot be completed unless the Pacific Premier shareholders approve the share issuance proposal and the Opus shareholders approve the merger proposal.

        In order for the merger to be completed, the Pacific Premier shareholders must approve the share issuance proposal and the Opus shareholders must approve the merger proposal. While a vote of Pacific Premier's shareholders is not required to approve the merger, the approval of Pacific Premier's shareholders is required under applicable NASDAQ Global Select Market rules in order for Pacific Premier to be authorized to issue the shares of Pacific Premier common stock to Opus shareholders as the merger consideration. Approval of the share issuance proposal under NASDAQ Global Select Market rules requires approval of at least a majority of the total votes cast at the Pacific Premier special meeting. The approval of the merger proposal by the Opus shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of the Opus common stock and the affirmative vote of the holders of a majority of the outstanding shares of the Opus preferred stock, voting as separate classes, at the Opus special meeting. If any of the required votes is not obtained from the shareholders of each of the respective companies, the merger may not be consummated. Pacific Premier may terminate the merger agreement if the approval of the merger proposal has not been obtained, and Opus may terminate the merger agreement if approval of the share issuance proposal has not been obtained, in each case, prior to December 31. 2020. Additionally, the obligation of Pacific Premier and Pacific Premier Bank to consummate the merger is also subject to the fulfillment or waiver by Pacific Premier or Pacific Premier Bank of the condition that as of the month end prior to the closing date, Opus have an aggregate outstanding balance of non-maturity deposits of at least $5.09 billion (on January 31, 2020, Opus Bank had an aggregate outstanding balance of non-maturity deposits equal to $5.65 billion).

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of Pacific Premier common stock and Opus common stock to decline.

        Consummation of the merger is subject to customary conditions to closing in addition to the receipt of the required regulatory approvals and approval of the merger proposal and the share issuance proposal. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Pacific Premier and Opus may terminate the merger agreement under certain circumstances even if approval of the merger proposal and approval of the share issuance proposal have been obtained, including if the merger has not been completed on or before December 31, 2020 (which may be extended in certain circumstances to March 31, 2021). If the merger is not completed, the respective trading prices of Pacific Premier common stock and Opus common stock on the NASDAQ Global Select Market may decline if the current prices of Pacific Premier common stock and Opus common stock reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. For more information on closing conditions to the merger agreement, see "The Merger—Conditions to the Merger" beginning on page            .

The unaudited condensed pro forma combined financial data included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the merger.

        The unaudited condensed pro forma combined financial data contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company's actual financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial data. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial data may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the merger. Any potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of the combined company.

The shares of Pacific Premier common stock to be received by Opus shareholders as a result of the merger will have different rights than shares of Opus common stock and Opus preferred stock.

        Upon completion of the merger, Opus shareholders will become Pacific Premier shareholders and their rights as shareholders will be governed by the Pacific Premier certificate of incorporation and the Pacific Premier bylaws, as well as the DGCL. The rights associated with Opus common stock and Opus preferred stock are different from the rights associated with Pacific Premier common stock. See "Comparison of the Rights of Shareholders" beginning on page            .

The recent global coronavirus outbreak could harm business and results of operations for each of Pacific Premier and Opus and the combined company following the completion of the merger.

        In December 2019, a coronavirus (COVID-19) was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since first being reported in China, the coronavirus has spread to additional countries including the United States. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on businesses of Pacific Premier, Opus and the combined company, and there is no guarantee that efforts by Pacific Premier, Opus and the combined company to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If Pacific Premier or Opus are unable to recover from a business disruption on a timely basis, the merger and the combined company's business and financial conditions and results of operations following the completion of the merger would be adversely affected. The merger and efforts to integrate the businesses of Pacific Premier and Opus may also be delayed and adversely affected by the coronavirus outbreak, and become more costly. Each of Pacific Premier, Opus and the combined company may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Pacific Premier, Pacific Premier Bank and Opus and the potential combined company and may include statements for the periods following the completion of the merger. Shareholders of either Pacific Premier or Opus can find many of these statements by looking for words such as "expects," "projects," "anticipates," "believes," "intends," "estimates," "strategy," "plan," "potential," "possible" and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this joint proxy statement/prospectus other than historical facts constitute forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Pacific Premier's or Opus's control. The ability of either Pacific Premier or Opus to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" and those discussed in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this joint proxy statement/prospectus, as well as the following:

  •
  estimated revenue enhancements, costs savings and financial benefits from the merger may not be fully realized within the expected time frames or at all;

  •
  deposit attrition, client loss or revenue loss following the merger may occur or be greater than expected;

  •
  required regulatory, shareholder or other approvals may not be obtained or other closing conditions may not be satisfied in a timely manner or at all;

  •
  reputational risks and the reaction of the companies' clients to the merger;

  •
  diversion of management time on merger-related issues;

  •
  costs or difficulties related to the integration of the businesses of Pacific Premier and Opus may be greater than expected;

  •
  general economic or business conditions, either nationally or in the states or regions in which Pacific Premier and Opus do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  •
  legislation or changes in regulatory requirements may adversely affect the businesses in which Pacific Premier and Opus are engaged;

  •
  adverse changes may occur in the securities markets; and

  •
  natural disasters, war, terrorist activities, pandemics, or the outbreak of COVID-19 or similar outbreaks, and their effects on economic and business environments in which Pacific Premier and Opus operate may adversely affect the businesses in which Pacific Premier and Opus are engaged.

        Because these forward-looking statements are subject to assumptions and uncertainties, Pacific Premier's and Opus's actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of Pacific Premier and Opus based on information known to them as of the date of this joint proxy statement/prospectus. Opus and Pacific Premier shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.

        All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Pacific Premier or Opus or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Pacific Premier and Opus undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

 GENERAL INFORMATION

        This document constitutes a proxy statement for, and is being furnished to, all Pacific Premier shareholders of record in connection with the solicitation of proxies by the Pacific Premier board to be used at the Pacific Premier special meeting to be held on                        , 2020 and any adjournment or postponement of the Pacific Premier special meeting. The purposes of the Pacific Premier special meeting are to consider and vote upon the share issuance proposal, and the Pacific Premier adjournment proposal to the extent necessary to solicit additional votes on the issuance of shares of Pacific Premier common stock in connection with the merger.

        This document also constitutes a proxy statement for, and is being furnished to all Opus common stock and Opus preferred stock shareholders of record in connection with the solicitation of proxies by the Opus board to be used at the Opus special meeting to be held on                        , 2020 and any adjournment or postponement of the Opus special meeting. The purposes of the Opus special meeting are to consider and vote upon the merger proposal, the compensation proposal, and the Opus adjournment proposal to the extent necessary to solicit additional votes on the merger agreement.

        This document also constitutes a prospectus of Pacific Premier relating to the shares of Pacific Premier common stock to be issued upon completion of the merger to Opus shareholders as the merger consideration. See "The Merger—The Merger Consideration" beginning on page     .

THE PACIFIC PREMIER SPECIAL MEETING

Time, Date and Place

        A special meeting of shareholders of Pacific Premier will be held at                         a.m., Pacific Time, on                        , 2020 at 17901 Von Karman Avenue, Suite 200, Irvine, California 92614.

Matters To Be Considered

        The purposes of the Pacific Premier special meeting are to consider and vote upon the following proposals:

  •
  the share issuance proposal; and

  •
  the Pacific Premier adjournment proposal.

        No other business may be conducted at the Pacific Premier special meeting. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and Pacific Premier shareholders are encouraged to read it carefully in its entirety.

Recommendation of the Pacific Premier Board

        The Pacific Premier board has unanimously (i) determined that the issuance of shares of Pacific Premier common stock in connection with the merger is in the best interests of Pacific Premier and its shareholders; (ii) approved the merger agreement, the merger and the transactions contemplated thereby; and (iii) recommends that the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock to Opus shareholders pursuant to the merger agreement. The Pacific Premier board unanimously recommends that Pacific Premier shareholders vote "FOR" the share issuance proposal. See "The Merger—Pacific Premier's Reasons for the Merger" beginning on page     .

        The Pacific Premier board also unanimously recommends that Pacific Premier shareholders vote "FOR" the Pacific Premier adjournment proposal.

Shares Outstanding and Entitled to Vote; Record Date

        The close of business on                        , 2020 has been fixed by Pacific Premier as the Pacific Premier record date for the determination of Pacific Premier shareholders entitled to notice of and to vote at the Pacific Premier special meeting and any adjournment or postponement of the Pacific Premier special meeting. At the close of business on the Pacific Premier record date, there were                        shares of Pacific Premier common stock outstanding and entitled to vote, held by                        holders of record. Each share of Pacific Premier common stock entitles the holder to one vote at the Pacific Premier special meeting on all matters properly presented at the Pacific Premier special meeting.

How to Vote Shares of Pacific Premier Common Stock

Shareholders of Record.

        Pacific Premier shareholders of record may vote by mail, telephone, via the Internet or by attending the Pacific Premier special meeting and voting in person. If a Pacific Premier shareholder chooses to vote by mail, he or she should simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. Internet and telephone voting is available until 11:59 p.m., Eastern Time, on                        , 2020.

Shares Held in "Street Name."

        If a Pacific Premier shareholder's shares of Pacific Premier common stock are held through a bank, broker or other nominee, such Pacific Premier shareholder is considered the beneficial owner of such shares held in "street name." In such case, this joint proxy statement/prospectus has been forwarded by such Pacific Premier shareholder's bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, a Pacific Premier shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the Pacific Premier shareholder. Without specific instructions from the Pacific Premier shareholder, the bank, broker or other nominee is not empowered to vote a Pacific Premier shareholder's shares on non routine matters such as the share issuance proposal or the Pacific Premier adjournment proposal. Not voting these shares will not have any effect on the vote to approve the share issuance proposal or the Pacific Premier adjournment proposal. When the vote is tabulated for the proposals, broker non votes, if any, will only be counted for purposes of determining whether a quorum is present. Accordingly, we advise each Pacific Premier shareholder to promptly give instructions to his or her bank, broker or other nominee to vote "FOR" approval of the share issuance proposal and "FOR" the Pacific Premier adjournment proposal, by using the voting instruction card provided to such Pacific Premier shareholder by his or her bank, broker or other nominee. Alternatively, if a Pacific Premier shareholder is a beneficial owner and wishes to vote in person at the Pacific Premier special meeting, the Pacific Premier shareholder must provide a proxy executed in such Pacific Premier shareholder's favor by the bank, broker or other nominee.

Revocation of Proxies

        A Pacific Premier shareholder can revoke a proxy at any time before his or her shares are voted. If the Pacific Premier shareholder is a shareholder of record, the Pacific Premier shareholder can revoke a proxy by:

  •
  delivering to Pacific Premier prior to the Pacific Premier special meeting a written notice of revocation addressed to: Ronald Nicolas, Senior Executive Vice President and Chief Financial Officer, Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614;

  •
  completing, signing and returning a new proxy card with a later date before the date of the Pacific Premier special meeting, and any earlier dated proxy will be revoked automatically;

  •
  calling the toll free number listed on the Pacific Premier proxy card or by accessing the Internet site listed on the Pacific Premier proxy card to change his or her vote by 11:59 p.m., Eastern Time, on                        , 2020, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy will be revoked; or

  •
  attending the Pacific Premier special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the Pacific Premier special meeting without voting will not revoke a Pacific Premier proxy.

        If a Pacific Premier shareholder has instructed a bank, broker or other nominee to vote such Pacific Premier shareholder's shares of Pacific Premier common stock, the Pacific Premier shareholder must follow directions received from the bank, broker or other nominee to change his or her vote.

        Attendance at the Pacific Premier special meeting will not, in and of itself, constitute revocation of a proxy.

Voting of Proxies

        Each executed proxy (including those given through voting by telephone or Internet) received by Pacific Premier before or at the Pacific Premier special meeting (and not revoked) by a holder of Pacific Premier common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy that is returned, such proxy will be voted "FOR" approval of the share issuance proposal and "FOR" approval of the Pacific Premier adjournment proposal.

Quorum

        A quorum, consisting of the holders of a majority of the shares of Pacific Premier common stock entitled to vote at the Pacific Premier special meeting, must be present in person or by proxy before any action may be taken at the Pacific Premier special meeting. Once a share of Pacific Premier common stock is represented at the Pacific Premier special meeting, it will be counted for the purpose of determining a quorum not only at the Pacific Premier special meeting but also at any adjournment or postponement of the Pacific Premier special meeting. In the event that a quorum is not present at the Pacific Premier special meeting, it is expected that the Pacific Premier special meeting will be adjourned or postponed.

        Abstentions and broker non votes will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non votes" are shares held by banks, brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the bank, broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the share issuance and Pacific Premier adjournment proposals are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. A failure to vote by failing to return a properly executed proxy and failing to appear in person at the Pacific Premier special meeting, which is referred to as a failure to vote, will not be counted for purposes of determining the number of votes cast on a proposal and will not be treated as present for quorum purposes.

Vote Required

        The affirmative vote of the majority of the votes cast at the Pacific Premier special meeting by the holders of Pacific Premier common stock entitled to vote at the Pacific Premier special meeting is needed to approve the share issuance proposal and the Pacific Premier adjournment proposal.

        Abstentions and broker non-votes of Pacific Premier common stock and failures to vote shares of Pacific Premier common stock by failing to return a properly executed proxy and failing to appear in person at the Pacific Premier special meeting, will not be counted as votes cast and, therefore, will not affect either proposal.

        Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted "FOR" approval of the share issuance proposal and "FOR" approval of the Pacific Premier adjournment proposal.

Solicitation of Proxies

        Pacific Premier will pay the costs of soliciting its shareholders' proxies, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, directors, officers and employees of Pacific Premier may solicit proxies from shareholders of Pacific Premier in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Pacific Premier has engaged D.F. King & Co. as its proxy solicitation firm. Such firm will be paid its customary fee of $            and out of pocket expenses.

        Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Pacific Premier will reimburse such custodians, nominees and fiduciaries for their reasonable out of pocket expenses in connection therewith.

Attending the Pacific Premier Special Meeting

        While not required, all holders of Pacific Premier common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are invited to attend the Pacific Premier special meeting. Pacific Premier shareholders of record can vote in person at the Pacific Premier special meeting. If a Pacific Premier shareholder is not a shareholder of record and would like to vote in person at the Pacific Premier special meeting, such Pacific Premier shareholder must produce a proxy executed in his or her favor by the record holder of such Pacific Premier shareholder's shares. In addition, such Pacific Premier shareholder must bring a form of personal photo identification with him or her in order to be admitted at the Pacific Premier special meeting. Pacific Premier reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Pacific Premier special meeting is prohibited without Pacific Premier's express written consent.

Adjournments and Postponements

        Although it is not currently expected, the Pacific Premier special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Pacific Premier special meeting to approve the share issuance proposal or if a quorum is not present at the Pacific Premier special meeting. Other than an announcement to be made at the Pacific Premier special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Pacific Premier special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Pacific Premier special meeting as adjourned or postponed.

Other Matters to Come Before the Pacific Premier Special Meeting

        Pursuant to the Pacific Premier bylaws, the only business that may be presented before the Pacific Premier special meeting are those items identified in the notice to the Pacific Premier shareholders of the Pacific Premier special meeting. No other business may be conducted at the Pacific Premier special meeting other than those items identified in the notice of the Pacific Premier special meeting.

Questions and Additional Information

        If a Pacific Premier shareholder has questions about the share issuance proposal, or the process for voting, or if additional copies of this document or a replacement proxy card are needed, please contact Investor Relations, Pacific Premier Bancorp, Inc., at (949) 864-8000.

THE OPUS SPECIAL MEETING

Time, Date and Place

        A special meeting of shareholders of Opus will be held at 9:00 a.m., Pacific Time, on                        , 2020 at the Pacific Club, 4110 MacArthur Blvd, Newport Beach, California 92660.

Matters to Be Considered

        The purposes of the Opus special meeting are to consider and vote upon the following proposals:

  •
  the merger proposal;

  •
  the compensation proposal; and

  •
  the Opus adjournment proposal.

        No other business may be conducted at the Opus special meeting. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and Opus shareholders are encouraged to read it carefully in its entirety.

Recommendation of the Opus Board

        The Opus board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on the Opus board's reasons for approving the merger agreement described in this joint proxy statement/prospectus, the Opus board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Opus and its shareholders and unanimously has recommended that Opus shareholders vote "FOR" the merger proposal. See "The Merger—Opus's Reasons for the Merger" beginning on page    .

        The Opus board has also unanimously recommended that Opus shareholders vote "FOR" the compensation proposal and "FOR" the Opus adjournment proposal.

Shares Outstanding and Entitled to Vote; Record Date

        The close of business on                        , 2020 has been fixed by Opus as the Opus record date for the determination of Opus shareholders entitled to notice of and to vote at the Opus special meeting and any adjournment or postponement of the Opus special meeting. At the close of business on the Opus record date, there were                         shares of Opus common stock outstanding and entitled to vote and                        shares of Opus preferred stock outstanding and entitled to vote, held by approximately                         and                        holders of record, respectively. Each share of Opus common stock entitles the holder to one vote at the Opus special meeting on all matters properly presented at the Opus special meeting. Each share of Opus preferred stock entitles the holder to one vote, voting as a separate class from the Opus common stock, at the Opus special meeting with respect to approval of the merger proposal.

How to Vote Shares of Opus Common Stock and Opus Preferred Stock

Shareholders of Record.

        Opus shareholders of record may vote by mail, telephone, via the Internet or by attending the Opus special meeting and voting in person. If an Opus shareholder chooses to vote by mail, he or she should simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided. Internet and telephone voting is available until 11:59 p.m., Eastern Time, on                        , 2020.

Shares Held in "Street Name."

        If an Opus shareholder's shares of Opus common stock or Opus preferred stock are held through a bank, broker or other nominee, such Opus shareholder is considered the beneficial owner of such shares held in "street name." In such case, this joint proxy statement/prospectus has been forwarded by such Opus shareholder's bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, an Opus shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the Opus shareholder. Without specific instructions from the Opus shareholder, which will result in a broker non-vote, the bank, broker or other nominee is not empowered to vote an Opus shareholder's shares on non-routine matters such as the merger proposal or the Opus adjournment proposal. Not voting these shares will have the effect of voting against the approval of the merger proposal, but will not have any effect on the compensation proposal (assuming a quorum is present) or the Opus adjournment proposal. When the vote is tabulated for the proposals, as described below, broker non-votes, if any, will not be counted for purposes of determining whether a quorum is present. Accordingly, we advise each Opus shareholder to promptly give instructions to his or her bank, broker or other nominee to vote "FOR" approval of the merger proposal, "FOR" approval of the compensation proposal and "FOR" the Opus adjournment proposal. Alternatively, if an Opus shareholder is a beneficial owner and wishes to vote in person at the Opus special meeting, the Opus shareholder must provide a proxy executed in such Opus shareholder's favor by the bank, broker or other nominee.

Revocation of Proxies

        An Opus shareholder can revoke a proxy at any time before his or her shares are voted. If the Opus shareholder is a shareholder of record, the Opus shareholder can revoke a proxy by:

  •
  delivering to Opus prior to the Opus special meeting a written notice of revocation addressed to: Kevin L. Thompson, Chief Financial Officer, Opus Bank 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92612;

  •
  completing, signing and returning a new proxy card with a later date before the date of the Opus special meeting, and any earlier dated proxy will be revoked automatically;

  •
  calling the toll free number listed on the Opus proxy card or by accessing the Internet site listed on the Opus proxy card to change his or her vote by 11:59 p.m., Eastern Time, on                        , 2020, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy will be revoked; or

  •
  attending the Opus special meeting and voting in person, and any earlier proxy will be revoked. However, simply attending the Opus special meeting without voting will not revoke an Opus proxy.

        If an Opus shareholder has instructed a bank, broker or other nominee to vote such Opus shareholder's shares of Opus common stock, the Opus shareholder must follow directions received from the bank, broker or other nominee to change his or her vote.

Voting of Proxies

        Each executed proxy (including those given through voting by telephone or Internet) received by Opus before or at the Opus special Meeting (and not revoked) by a holder of Opus common stock or Opus preferred stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy that is returned, such proxy will be voted "FOR" approval of the merger proposal, "FOR" approval of the compensation proposal and "FOR" the approval of the Opus adjournment proposal.

Broker Non-Votes

        A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a "non-routine" matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Opus special meeting will be "non-routine" matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Opus special meeting. If your bank, broker, trustee or other nominee holds your shares of Opus common stock or Opus preferred stock in "street name," such entity will vote your shares of Opus common stock or Opus preferred stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.

Quorum

        A quorum, consisting of the holders of a majority of the shares entitled to vote at the Opus special meeting, must be present in person or represented by proxy before any action may be taken at the Opus special meeting. Once a share of Opus common stock or Opus preferred stock is represented at the Opus special meeting, it will be counted for the purpose of determining a quorum not only at the Opus special meeting but also at any adjournment or postponement of the Opus special meeting. In the event that a quorum is not present at the Opus special meeting, it is expected that the Opus special meeting will be adjourned or postponed.

        Abstentions of Opus common stock or Opus preferred stock will be treated as represented and present for quorum purposes.

        Broker non-votes of Opus common stock and Opus preferred stock and the failure to vote shares of either Opus common stock or Opus preferred stock by failing to return a properly executed proxy and failing to appear in person at the Opus special meeting, which is referred to as a failure to vote, will not be counted as present for purposes of establishing a quorum at the Opus special meeting and will not be voted on any of the proposals at the Opus special meeting.

Vote Required

        The Merger Proposal.    The approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Opus common stock entitled to vote at the Opus special meeting and holders of at least a majority of the outstanding shares of Opus preferred stock entitled to vote at the Opus special meeting, in each case, voting as separate classes. If you fail to submit a proxy or vote in person at the Opus special meeting, mark "ABSTAIN" on your proxy or if you fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal.

        The Compensation Proposal.    The approval of the compensation proposal requires the affirmative vote of a majority of shares of Opus common stock entitled to vote represented in person or by proxy and voting at the Opus special meeting (assuming a quorum is present). Holders of Opus preferred stock will not be entitled to vote on the compensation proposal. If you fail to submit a proxy or vote in person at the Opus special meeting, or fail to instruct your bank, broker or other nominee with respect to the compensation proposal, it will have no effect on such proposal (assuming a quorum is present). If you mark "ABSTAIN" on your proxy with respect to the compensation proposal, it will have the same effect as a vote "AGAINST" the compensation proposal.

        The compensation proposal is advisory, and therefore not binding on Opus, the Opus board's compensation committee or the Opus board. Further, the arrangements are contractual in nature and not, by their terms, subject to Opus shareholder approval. Accordingly, regardless of the outcome of the compensation proposal, if the merger is completed, Opus's named executive officers may be or become entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

        The Opus Adjournment Proposal.    The approval of the Opus adjournment proposal requires the affirmative vote of a majority of shares of Opus common stock entitled to vote represented in person or by proxy and voting at the Opus special meeting. Holders of Opus preferred stock will not be entitled to vote on the Opus adjournment proposal. If you fail to submit a proxy or vote in person at the Opus special meeting, or fail to instruct your bank, broker or other nominee with respect to the Opus adjournment proposal, it will have no effect on such proposal. If you mark "ABSTAIN" on your proxy with respect to the Opus adjournment proposal, it will have the same effect as a vote "AGAINST" the Opus adjournment proposal.

Shares of Opus Common Stock and Opus Preferred Stock Subject to Shareholder Agreements

        Opus directors who own shares of Opus common stock, certain Opus executive officers and certain Opus shareholders, who collectively own in the aggregate approximately    % of the outstanding shares of Opus common stock and approximately    % of the outstanding shares of Opus preferred stock as of the Opus record date, have entered into shareholder agreements with Pacific Premier, Pacific Premier Bank and Opus pursuant to which such shareholders have agreed to, among other things, vote their shares of Opus common stock and Opus preferred stock in favor of the approval of the merger agreement. See "The Merger—Shareholder Agreements" beginning on page    .

        The form of the Opus shareholder agreement is included in this joint proxy statement/prospectus as Annex A to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

Solicitation of Proxies

        Opus will pay the costs of soliciting its shareholders' proxies, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, directors, officers and employees of Opus may solicit proxies from shareholders of Opus in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Opus has engaged D.F. King & Co. as its proxy solicitation firm. Such firm will be paid its customary fee of $12,500 and out of pocket expenses.

        Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Opus will reimburse such custodians, nominees and fiduciaries for their reasonable out of pocket expenses in connection therewith.

Attending the Opus Special Meeting

        All holders of Opus common stock and Opus preferred stock, including holders of record and shareholders who hold their shares of Opus common stock and Opus preferred stock through banks, brokers or other nominees are invited to attend Opus special meeting. Shareholders of record can vote in person at the Opus special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Opus special meeting. If you plan to attend the Opus special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Opus reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Opus special meeting is prohibited without Opus's express written consent.

Adjournments and Postponements

        Although it is not currently expected, the Opus special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Opus special meeting to approve the merger proposal or if a quorum is not present at the Opus special meeting. Other than an announcement to be made at the Opus special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Opus special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Opus special meeting as adjourned or postponed.

Other Matters to Come Before the Opus Special Meeting

        Pursuant to the Opus bylaws, the only business that may be presented before the Opus special meeting are those items identified in the notice to the Opus shareholders of the Opus special meeting. No other business may be conducted at the Opus special meeting other than those items identified in the notice of the Opus special meeting.

Questions and Additional Information

        If an Opus shareholder has questions about the merger, or the process for voting, or if additional copies of this document or a replacement proxy card are needed, please contact Investor Relations, Opus Bank, at (949) 224-8866.

 OPUS PROPOSALS

Proposal 1: The Merger Proposal

        If you are an Opus shareholder, you are being asked to vote to approve the merger agreement (including the Agreement of Merger incorporated therein). You should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.

        The Opus board has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Opus and its shareholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See "The Merger—Opus's Reasons for the Merger" beginning on page     .

        The Opus board has unanimously recommended that shareholders vote "FOR" approval of the merger proposal.

Proposal 2: The Compensation Proposal

        Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Opus is seeking a non-binding, advisory shareholder approval of the compensation that certain named executive officers of Opus may receive that is based on or otherwise relates to the merger as disclosed under "The Merger—Interests of Certain Opus Officers and Directors in the Merger—Golden Parachute Compensation." The proposal gives Opus shareholders the opportunity to express their views on the merger-related compensation of Opus's named executive officers.

        Accordingly, Opus is asking Opus shareholders to vote "FOR" the adoption of the following resolution, on a non-binding, advisory basis:

  "RESOLVED, that the compensation that will or may be paid or become payable to the Opus named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in "The Merger—Interests of Certain Opus Officers and Directors in the Merger—Golden Parachute Compensation" are hereby APPROVED."

        The compensation proposal is advisory, and therefore not binding on Opus, the Opus board's compensation committee or the Opus board. Further, the arrangements are contractual in nature and not, by their terms, subject to Opus shareholder approval. Accordingly, regardless of the outcome of the compensation proposal, if the merger is completed, Opus's named executive officers may be or become entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

        The Opus board has unanimously recommended that shareholders vote "FOR" approval of the compensation proposal.

Proposal 3: The Opus Adjournment Proposal

        The Opus special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Opus special meeting to approve the merger proposal or if a quorum is not present at the Opus special meeting. Other than an announcement to be made at the Opus special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Opus special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Opus special meeting as adjourned or postponed.

        In this proposal, Opus is asking Opus shareholders to vote to approve to adjourn the Opus special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Opus special meeting to approve the merger proposal.

        The Opus board has unanimously recommended that shareholders vote "FOR" approval of the Opus adjournment proposal.

THE MERGER

        The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this joint proxy statement/prospectus, including the merger agreement which is attached as Appendix A and incorporated by reference into this joint proxy statement/prospectus. Shareholders of both Pacific Premier and Opus should carefully read the appendices in their entirety.

Structure of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, Opus will be acquired by Pacific Premier in a transaction in which Opus will merge with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, which is referred to as the merger.

        Following the consummation of the merger, the Pacific Premier certificate of incorporation and Pacific Premier bylaws, each as in effect immediately prior to the merger will continue as the governing corporate documents of Pacific Premier. Pursuant to the terms of the merger agreement, two existing directors of the Pacific Premier board and the Pacific Premier Bank board will resign, effective no later than immediately prior to the effective time of the merger, and Pacific Premier and Pacific Premier Bank are required to take all actions necessary to appoint or elect, effective as of the effective time of the merger, two existing Opus directors, each of whom must be mutually agreeable to Pacific Premier and Opus, as directors of Pacific Premier and Pacific Premier Bank. Pacific Premier and Opus have determined that the existing directors of the Opus board who will be appointed or elected to the Pacific Premier board effective as of the effective time of the merger will be G. Malpass "Mal" Durkee and Richard C. Thomas. Determinations regarding the two existing directors of the Pacific Premier board and the Pacific Premier Bank board who will resign effective no later than immediately prior to the effective time of the merger have not yet been made. Messrs. Durkee and Thomas will serve until the first annual meeting of the shareholders of Pacific Premier and Pacific Premier Bank following the effective time of the merger and until his respective successor is elected and qualified. Subject to the fiduciary duties of the Pacific Premier board, Pacific Premier is required to include Messrs. Durkee and Thomas on the list of nominees for director presented by the Pacific Premier board and for which the Pacific Premier board will solicit proxies at the first annual meeting of the stockholders of Pacific Premier following the effective time of the merger.

Background of the Merger

        As part of Opus's continuous efforts to strengthen its business, increase value for shareholders and deliver the best possible services to its customers and communities, the Opus board, in consultation with Opus senior management and, from time to time, with outside advisors, regularly reviews and considers Opus's business plans and its basic strategic options, including organic growth, potential acquisitions of other financial institutions by Opus, mergers of equals and acquisitions of Opus. These strategic discussions have been set against a backdrop of, among other things, business performance as well as prospects and developments in the financial services industry, regulatory and compliance environments, the economy generally and financial markets, and the implications of such developments for financial institutions generally and for Opus, in particular. These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to Opus and its shareholders of strategic combinations compared to the benefits and risks of continued operation as a standalone company, all with the goal of enhancing shareholder value. Factors assessed in connection with these reviews have included the risks and opportunities associated with operating in existing and new markets, competition, potential positive and negative expense and revenue synergies, regulatory requirements, interest rate environment and prospects, scale, operational risk, credit risk, market risk and changes in technology and in delivery and marketing channels. From time to time, the Opus board and senior management have discussed various strategic alternatives potentially available to

Opus with its financial advisor, Piper Sandler, and have discussed potential strategic transaction opportunities with various banking organizations.

        On January 7, 2019, Steven Gardner, Chairman and Chief Executive Officer of Pacific Premier, met with Paul Greig, Chairman of the Board and then Interim Chief Executive Officer of Opus. During this meeting, Mr. Gardner informally expressed Pacific Premier's interest in potentially acquiring Opus at some time in the future. No terms of a potential business combination were proposed.

        The Opus board held a special meeting on February 20, 2019, at which there was a report on Mr. Gardner's outreach. During this meeting, representatives of Piper Sandler, Opus's financial advisor, also presented a market overview and an overview of potential strategic partners of Opus, including Pacific Premier. The Opus board discussed the outreach by Pacific Premier, including with input from Piper Sandler, and concluded that Opus should explore whether a potential sale or merger-of-equals transaction could enhance shareholder value. The discussion included consideration of the fact that Opus had explored a potential merger-of-equals transaction with another institution in late 2018 that did not ultimately progress. The Opus board authorized representatives of Piper Sandler to contact certain parties that were identified as potential acquirers of Opus to determine if such parties would be interested in a business combination with Opus and on what terms.

        After reviewing institutions that Piper Sandler believed to be most likely to have an interest in engaging in a strategic transaction with Opus, the Opus board directed Piper Sandler from late February 2019 to mid-March 2019 to engage in preliminary, confidential discussions with two financial institutions, which we refer to as Party A and Party B, respectively. Party A expressed an interest in exploring a potential business combination with Opus at an exchange ratio that implied a nominal market premium. Party B replied that it was not interested in exploring a potential business combination with Opus.

        At a special meeting held on March 20, 2019, the Opus board discussed with Piper Sandler the results of its outreach to Party A and Party B and, after discussion and consideration, determined that it was not in the interest of Opus's shareholders to pursue a transaction with Party A at the proposed exchange ratio, which did not represent a premium to Opus's then-current share price.

        On May 1, 2019, Paul Taylor was appointed as President and Chief Executive Officer of Opus and, at that time, Mr. Greig, the Chairman of the Board, stepped down from the position as Opus's Interim President and Chief Executive Officer.

        On June 11, 2019, Pacific Premier submitted a non-binding indication of interest to acquire Opus in a stock-for-stock merger transaction at a fixed exchange ratio of 0.8500 shares of Pacific Premier common stock for each share of Opus common stock. The proposal also indicated that two of Opus's existing directors would be added to the Pacific Premier and Pacific Premier Bank boards, such that former Opus directors would represent two of 13 directors at Pacific Premier.

        At a special meeting on June 12, 2019, the Opus board reviewed and discussed the June 11, 2019 indication of interest from Pacific Premier with representatives from its outside legal counsel. At that meeting, the Opus board discussed the terms of the indication of interest and also discussed proposed strategic initiatives currently being considered by executive management with Mr. Taylor. In addition, representatives of its outside legal counsel provided advice about process and the fiduciary duties of the Opus board in connection with its evaluation of strategic options.

        At a special meeting on July 1, 2019, the Opus board continued its review and discussion of the June 11, 2019 indication of interest from Pacific Premier with Mr. Taylor and representatives of Piper Sandler. At the meeting, representatives of Piper Sandler provided an analysis of the financial terms of Pacific Premier's proposal. At the conclusion of the meeting, it was determined that the Opus board would continue to evaluate and consider strategic alternatives in order to better evaluate the June 11, 2019 indication of interest from Pacific Premier.

        On July 23, 2019, Mr. Gardner wrote to the Opus board to reiterate Pacific Premier's interest in acquiring Opus on the terms included in Pacific Premier's June 11, 2019 non-binding indication of interest.

        At a regularly scheduled meeting on July 25, 2019, the Opus board reviewed and discussed Pacific Premier's reiterated interest in acquiring Opus. The Opus board continued to discuss the terms of the proposed indication of interest and evaluate and consider overall strategic alternatives for Opus to better evaluate Pacific Premier's indication of interest. The Opus board also discussed the increasingly complex and challenging market environment for mid-sized banks, which included discussions about Opus Bank's internal strategic planning process.

        Following this meeting, with the approval of the Opus board, Mr. Greig told representatives of Pacific Premier that Opus would consider further discussions regarding a potential strategic transaction with Pacific Premier after it had conducted its internal strategic planning process. Thereafter, Opus management began work to develop a potential three-year strategic plan, which we refer to as the Opus potential plan, and, at the Board's direction, engaged outside consultant A.T. Kearney to facilitate this process.

        On September 25, 2019, at a special meeting of the Opus board, the Opus board discussed Opus's strategic options, including updates on Opus's strategic planning process and Opus's strategy as a standalone company. Representatives of Sullivan & Cromwell LLP, or S&C, as Opus's outside counsel, were also in attendance, and the Opus board authorized Mr. Taylor, on behalf of Opus, to enter into a mutual non-disclosure agreement with Pacific Premier to further facilitate discussions with Pacific Premier about the proposed transaction.

        On October 2, 2019, Opus and Pacific Premier executed a mutual nondisclosure agreement, and, thereafter, limited non-public information regarding Opus and Pacific Premier was made available to each institution by the other for purposes of due diligence.

        On October 22, 2019, Messrs. Greig, Taylor and Gardner met to discuss Pacific Premier's June 11, 2019 non-binding indication of interest, including Pacific Premier's proposed exchange ratio, as well as Opus's improved profitability and the cultural fit of the two institutions.

        At a strategic review meeting on November 20, 2019, Opus directors and Opus management, along with the outside consultant A.T. Kearney, discussed Opus's prospects as a standalone company, including consideration of the Opus potential plan.

        On December 6, 2019, Pacific Premier submitted a revised non-binding indication of interest to acquire Opus in a stock-for-stock merger transaction, which reflected an increase in the fixed exchange ratio to 0.9000 shares of Pacific Premier common stock for each share of Opus common stock. The proposal retained from the June 11, 2019 proposal the proposal to add two Opus directors to the Pacific Premier and Pacific Premier Bank boards.

        At a regularly scheduled meeting on December 12, 2019, the Opus board, including Mr. Taylor, met to discuss extensively the December 6, 2019 proposal from Pacific Premier with representatives of Piper Sandler. Representatives of Piper Sandler provided an industry update and presented a standalone financial analysis for Opus, an overview of the M&A market and other potential bank opportunities and a financial analysis of the Pacific Premier proposal. The Opus board also discussed at length the Opus potential plan, particularly the execution risks and the likelihood of successfully implementing the plan, including in light of the fact that there had been several recent changes in senior management. At such meeting, the Opus board authorized Mr. Taylor and Piper Sandler to continue to pursue the Pacific Premier proposal.

        On December 17, 2019, a meeting was held between Messrs. Greig, Taylor and Richard Thomas and Ms. Marsha Cameron from the Opus board and Messrs. Gardner, Jeffrey Jones and Christian

Mitchell of the Pacific Premier board. Representatives of Piper Sandler and D.A. Davidson, Pacific Premier's financial advisor, also attended such meeting. During this meeting, the attendees discussed the proposed exchange ratio, the compensation practices and accounting policies and procedures of the two institutions, and potential cost savings and synergies that a potential transaction between the two institutions could produce.

        On December 18, 2019, Mr. Taylor and Opus's Chief Financial Officer, Kevin Thompson, met with Mr. Gardner and Pacific Premier's Chief Financial Officer, Ron Nicolas, to discuss Opus's historical financial performance and profitability, forecast results expected for 2019 and 2020, potential cost savings of a combined institution and synergies between the two institutions.

        On December 23, 2019, the Opus board held a special telephonic meeting in which representatives of Piper Sandler presented an update on discussions with Pacific Premier and provided a financial analysis of the December 6, 2019 proposal, including financial analyses previously requested by the Opus board. Representatives of Piper Sandler also outlined certain potential benefits and potential risks of pursuing the transaction versus remaining a standalone company. Additionally, the Opus board and representatives of Piper Sandler and S&C engaged in extensive discussion about Opus's prospects as a standalone company. During the meeting, the Opus board and representatives from Piper Sandler and S&C also discussed Pacific Premier's proposed transaction structure, merger consideration and possible timing with respect to the consummation of a transaction. The Opus board discussed potential acquisition and merger-of-equals counterparties with representatives of Piper Sandler and determined that, other than Pacific Premier and the seven candidates who were discussed at the meeting, it was unlikely that other institutions would have interest in a potential transaction with Opus. Thereafter, the Opus board authorized representatives of Piper Sandler to discuss further with Pacific Premier the terms of the December 6, 2019 proposal and to explore whether the financial and other terms could be improved, and requested that representatives of Piper Sandler also contact seven additional financial institutions identified by Piper Sandler as most likely acquisition or merger-of-equal candidates to determine if such parties would be interested in engaging in a strategic transaction involving Opus.

        Between December 23, 2019 and December 31, 2019, representatives of Piper Sandler contacted each of such potential parties, but none indicated that, at that particular point in time, it would be prepared to make any proposal to acquire or otherwise engage in a strategic transaction with Opus.

        On December 29, 2020, Pacific Premier submitted a further revised non-binding indication of interest to acquire Opus in a stock-for-stock merger transaction. The proposal retained the fixed exchange ratio of 0.9000 shares of Pacific Premier common stock for each share of Opus common stock, as reflected in the December 6, 2019 proposal. The proposal, however, contemplated that in adding two Opus board members to the Pacific Premier and Pacific Premier Bank boards, two existing members of the Pacific Premier and Pacific Premier Bank boards would resign, resulting in Opus board members representing two of 11, rather than two of 13, directors on the Pacific Premier and Pacific Premier Bank boards.

        On January 2, 2020, the Opus board held a special telephonic meeting in which representatives of Piper Sandler provided an update on its discussions with the seven additional financial institutions contacted between December 23, 2019 and December 31, 2019 and the responses received from each such party that none of such parties, at that particular point in time, were prepared to make a proposal to enter into a transaction with Opus. Following Piper Sandler's update, the Opus board reviewed and discussed the December 29, 2019 indication of interest, and representatives of Piper Sandler presented on merger discussions with Pacific Premier up to that date. Representatives of Piper Sandler also provided additional financial analyses as requested by the Opus board. A representative from S&C discussed the fiduciary duties of the Opus board in connection with its evaluation of strategic options. The Opus board then instructed representatives of Piper Sandler to explore with Pacific Premier an increased exchange ratio and a further increase in the Opus board's representation on the Pacific Premier and Pacific Premier Bank boards following the consummation of the merger.

        Later that day, on January 2, 2020, Piper Sandler discussed the transaction and the Opus board's requests with Mr. Gardner. In that discussion, Mr. Gardner indicated that the previously proposed exchange ratio and board representation were Pacific Premier's best and final offer.

        On January 3, 2020, during a special telephonic meeting of the Opus board, representatives of Piper Sandler provided an update to the Opus board regarding the outcome of their discussions with representatives of Pacific Premier regarding a potential increase in the exchange ratio and/or an increase in the number of Opus board directors who would serve on the Pacific Premier board following the consummation of the merger. After extensively discussing the December 29, 2019 indication of interest, including the percentage of the combined company that would be owned by Opus shareholders in relation to the contributions of Opus to the combined company and other financial metrics, as well as other financial analyses previously discussed with Piper Sandler, the Opus board voted to authorize Mr. Taylor to execute a letter of intent with Pacific Premier incorporating the terms previously presented by Pacific Premier and including an exclusivity arrangement that would expire on the earlier of the execution of a definitive agreement between Opus and Pacific Premier and February 17, 2020. The letter of intent was executed later that day on January 3, 2020.

        On January 6, 2020, members of the senior management teams of Opus and Pacific Premier, as well as representatives of Piper Sandler and D. A. Davidson, met to facilitate Pacific Premier's further due diligence of Opus. Opus senior management provided an overview to Pacific Premier senior management of the history, business lines, strategy and operations of Opus, and the parties also discussed Opus's deposit base, loan portfolio, credit quality trends, financial performance and regulatory and compliance history. Thereafter, through January 30, 2020, Opus and Pacific Premier engaged in extensive reciprocal due diligence.

        On January 11, 2020, representatives of Holland & Knight LLP, or H&K, counsel to Pacific Premier, sent an initial draft of the merger agreement to representatives of S&C. Also on January 11, 2020, representatives of H&K sent to representatives of S&C a draft of a proposed shareholder voting agreement for the potential transaction that Pacific Premier required be entered into with certain large shareholders of Opus common stock and Opus preferred stock, members of the Opus board who own shares of Opus common stock and certain executive officers of Opus. Thereafter, until the execution of the merger agreement on January 31, 2020, the parties and their respective legal advisors exchanged drafts of, and engaged in discussion and negotiations concerning the terms of, the merger agreement and shareholder agreements. Extensive documentary and other due diligence, including Opus's due diligence evaluation of Pacific Premier, continued in parallel with the negotiation of the transaction documentation during this time.

        On January 15, 2020, members of the senior management teams of Opus and Pacific Premier held a telephonic meeting to discuss due diligence findings.

        On January 20, 2020, Mr. Taylor met with Mr. Gardner to discuss the due diligence process and potential cost savings and synergies that could be realized by a combined institution between Opus and Pacific Premier.

        Between January 23, 2020 and January 28, 2020, the Opus board discussed various terms of the merger agreement, including the minimum deposit closing condition and the potential that any of the closing conditions may not be satisfied. Representatives of Opus senior management and S&C made themselves available to discuss such terms with members of the Opus board.

        On January 23, 2020, at a regular joint meeting of the audit and compensation committees of the Opus board, in which all members of the Opus board were in attendance, representatives of Opus's senior management provided an overview of the status of the proposed transaction and reported their reverse due diligence findings on Pacific Premier and Pacific Premier Bank.

        On January 24, 2020, Mr. Taylor met with Mr. Gardner to continue to discuss the parties' due diligence findings, the potential cost savings and synergies that a combined institution could produce, and continued Opus representation on Pacific Premier's board of directors following the consummation of a potential transaction.

        On January 29, 2020, Mr. Taylor and Mr. Gardner discussed the fact that due to changes in the relative stock prices between Pacific Premier and Opus, the spot share price premium on Opus stock had declined significantly. Mr. Taylor requested an increase in the proposed exchange ratio, but Mr. Gardner declined and, later that day, followed up with an e-mail confirming in writing that Pacific Premier would not increase the proposed exchange ratio.

        On January 30, 2020, the Opus board held a special telephonic meeting to review the merger agreement and the proposed transactions contemplated thereby. Representatives of Opus's senior management, Gateway Asset Management, or Gateway, which had performed due diligence on Pacific Premier's loan portfolio, Piper Sandler and S&C also attended. Messrs. Taylor and Thompson updated the Opus board regarding the status of discussions with Pacific Premier and the status of definitive documentation, which was close to completion. Messrs. Thompson and Fitzmaurice then provided a final update on Opus's due diligence findings on Pacific Premier in connection with the proposed transaction. Representatives from Gateway discussed their due diligence review of Pacific Premier's loan portfolio, including the differences between the composition of the Opus loan portfolio and that of Pacific Premier's. Representatives of S&C discussed the fiduciary duties of the Opus board in connection with its evaluation of the proposed Pacific Premier transaction. Representatives of Piper Sandler reviewed the updated financial analyses performed by Piper Sandler in connection with its evaluation of the consideration to be paid by Pacific Premier, including discussing the various financial methodologies used in its analysis. The Opus board then met in executive session to discuss further the merger agreement and the proposed transactions contemplated thereby.

        On January 31, 2020, the Opus board held a special meeting to further review and discuss the financial and legal terms of the proposed merger. Members of Opus senior management and representatives of Piper Sandler and S&C also attended this meeting. Representatives of Piper Sandler reviewed their further updated financial analysis with the Opus board and rendered to the board an oral opinion, confirmed by delivery of a written opinion on January 31, 2020 to the Opus board, to the effect that, as of the date of such written opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in such written opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of Opus common stock. The Opus board discussed various aspects of the financial analysis and directed questions to representatives of Piper Sandler, including in connection with the change in relative stock market prices and the decline in the spot share price premium. Representatives of S&C then provided a summary of the proposed legal terms of the merger agreement and responded to questions from the Opus board regarding the legal terms of the merger. After extensive discussion, the Opus board determined that, based on discussions between Messrs. Taylor and Gardner on January 29, 2020, it was not realistic to expect that Pacific Premier would agree to increase the proposed exchange ratio.

        The Opus board, by unanimous vote adopting resolutions to such effect, determined that the merger, the merger agreement and the transactions contemplated thereby were in the best interests of Opus and its shareholders and approved the merger agreement, the merger and the transactions contemplated thereby.

        On January 31, 2020, the Pacific Premier board also held a special telephonic meeting for the purposes of considering the merger agreement. At that meeting, the Pacific Premier board thoroughly discussed and considered the terms and conditions of the merger and the merger agreement. Representatives of H&K advised the Pacific Premier board on its duties in connection with the transaction and the terms of the merger agreement. D.A. Davidson reviewed the financial aspects of the proposed transaction and rendered an opinion to the Pacific Premier board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by D.A. Davidson as set forth in such opinion, the merger consideration to be paid to the Opus shareholders was fair, from a financial point of view, to Pacific Premier. After deliberation, the Pacific Premier board voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, and authorized Pacific Premier management to execute the merger agreement.

        Later on January 31, 2020, the merger agreement was executed and delivered by Opus, Pacific Premier and Pacific Premier Bank. The parties announced the transaction the morning of February 3, 2020, before the opening of the financial markets in New York.

Pacific Premier's Reasons for the Merger and Factors Considered by Pacific Premier's Board of Directors

        As part of Pacific Premier's business strategy, it evaluates opportunities to acquire bank holding companies, banks and other financial institutions. The acquisition of Opus is consistent with this strategy. In reaching its conclusion to approve the merger, the Pacific Premier board consulted with D.A. Davidson, its financial advisor, with respect to the financial aspects of the proposed acquisition and with its legal counsel, H&K, as to its legal duties and the terms of the merger agreement and related agreements. Pacific Premier entered into the merger agreement with Opus because, among other things, Pacific Premier believes that the acquisition of Opus will:

  •
  expand and deepen Pacific Premier's geographic footprint into Southern California, a strategically key market, expand its presence in Washington, particularly in Seattle, Washington, and Arizona, and establish a presence in Oregon;

  •
  create opportunities for Pacific Premier Bank to provide additional products and services to its clients and Opus's clients;

  •
  create scale for continued investment and greater operational flexibility;

  •
  diversify revenue and fee income through Opus's trust and escrow operations;

  •
  offer estimated cost savings of approximately 25% of Opus's non-interest expense, with 37.5% of the cost savings phased-in during 2020 and the remainder during 2021;

  •
  improve and strengthen Pacific Premier Bank's existing deposit particularly with regard to the stable, low-cost deposits of Opus's trust and escrow business;

  •
  based on the projected cost savings and other projections and assumptions at the time, be immediately accretive to Pacific Premier's earnings per share in 2020, excluding merger-related expenses, and result in an anticipated earnings per share accretion of approximately 14.31% in fiscal year 2021;

  •
  based on the projected cost savings and other projections and assumptions at the time, result in anticipated tangible book value dilution of 2.86% with an anticipated earn back period of approximately 1.8 years;

  •
  offer an internal rate of return anticipated to be greater than 16.76% based on the projected cost savings and other projections and assumptions at the time;

  •
  result in a broader market presence providing greater opportunities for future in-market acquisitions; and

  •
  allow Pacific Premier to deploy a portion of its capital into what the Pacific Premier board believes is a compelling investment and facilitating accelerated capital generation which will create additional opportunities to return capital to shareholders.

        The Pacific Premier board also considered the potential adverse consequences of the proposed merger, including:

  •
  the possible disruption to Pacific Premier's or Opus's business that may result from the announcement of the merger;

  •
  the risk that the cost savings, operational synergies and other benefits' expected result from the merger might not be fully realized or not realized at all;

  •
  the possibility that the merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied, including:

  •
  the condition that Pacific Premier's shareholders approve the share issuance proposal;

  •
  the condition that Opus's shareholders approve the merger proposal; and

  •
  other conditions which are outside of Pacific Premier's control;

  •
  the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

  •
  the market price of Pacific Premier's common stock; and

  •
  Pacific Premier's operating results, particularly in light of the costs incurred in connection with the merger; and

  •
  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger.

        Based on the reasons stated above, the Pacific Premier board has determined that the merger is in the best interest of Pacific Premier and its shareholders and unanimously recommends that the Pacific Premier shareholders vote "FOR" the share issuance proposal and "FOR" the Pacific Premier adjournment proposal.

Opus's Reasons for the Merger and Recommendation of Opus's Board of Directors

        After considering its strategic options and the factors discussed in this joint proxy statement/prospectus, the Opus board unanimously recommends approval of the merger agreement, determining that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Opus and its shareholders.

        In evaluating the merger and the merger agreement, the Opus board consulted with Opus's financial advisor, Piper Sandler, with respect to the financial aspects of the proposed sale, and consulted with Opus's legal counsel, S&C, as to its legal duties and the terms of the merger agreement and related agreements. In reaching the conclusion to approve the merger and recommend approval of the merger agreement to the Opus shareholders, the Opus board considered a number of factors, including the following, without assigning any specific or relative weights to the factors and in no particular order:

  •
  an extensive review of strategic options available to Opus and a thorough review of Pacific Premier's business, operations, financial condition, stock performance, asset quality, earnings and prospects, including the information obtained through due diligence;

  •
  a review of the risks and prospects of Opus remaining independent, including (i) the challenges of the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Opus in particular, including the importance of scale in the continued rapid consolidation in the financial services industry, the prolonged low interest rate environment and its effect on net interest margin, the current historically low income tax rate, legislative initiatives at the federal and state level and the current low level of credit losses; (ii) the additional risks associated with executing any of the options developed by Opus senior management to support a standalone strategy (including the Opus potential plan); (iii) the increasing costs associated with banking regulation, compliance and technology, generally; and (iv) the anticipated costs of continuing to develop and enhance Opus's business capabilities;

  •
  the Opus board's consideration that the transaction with Pacific Premier was more favorable to holders of Opus common stock than the potential value that might result from other options reasonably available to Opus, including:

  •
  the challenges facing Opus as an independent company and the Opus board's belief that combining with a larger financial institution would benefit Opus's shareholders; and

  •
  the fact that as of the date the Opus board determined to approve the merger and merger agreement, Piper Sandler had recently contacted seven financial institutions believed by Opus senior management, the Opus board and Piper Sandler to have a likelihood of having a serious interest in a business combination with Opus, and Opus did not receive any proposals in response;

  •
  the exchange ratio and other financial terms of the merger and the merger agreement;

  •
  the fact that the consideration that Opus's shareholders will receive in the merger is in the form of a fixed exchange ratio of Pacific Premier common stock and the fact that Opus shareholders would own approximately 37% of the combined company;

  •
  the structure of the merger consideration as payable in shares of Pacific Premier common stock, which will allow Opus shareholders to participate in the future performance of the combined company's business and synergies resulting from the merger, including an expanded geographic footprint and an expansion and diversification of business lines;

  •
  the fact that the dividends paid by Pacific Premier to its stockholders were higher than dividends paid by Opus to its shareholders, even after applying the Exchange Ratio;

  •
  the potential for Opus's shareholders to participate in the future earnings and growth of the combined company, including the potential challenges for Opus in achieving significant organic growth on a standalone basis given its existing business lines and its relative scale;

  •
  the expected pro forma financial impact of the transaction, taking into account anticipated cost savings and other factors, and especially the fact that the transaction is expected to be accretive to the combined company in terms of earnings per share, which could be used to support the payment of increased dividends per share by the combined company, if and when declared;

  •
  the advantages of being part of a larger financial institution, such as Pacific Premier, including the potential for operating efficiencies and the effect of a higher lending limit with respect to Opus's clients; diversity of the business model allowing for expanded operating strategies; and consideration of the fact that Pacific Premier was already complying with additional supervision and examination processes imposed on banks and bank holding companies with assets in excess of $10 billion;

  •
  the record of Pacific Premier under the Community Reinvestment Act;

  •
  Pacific Premier's business, financial condition, results of operations and management, and the performance of Pacific Premier's common stock on both a historical and prospective basis;

  •
  the Opus board's expectation that the combined company will have a strong capital position upon completion of the transaction, which would be expected to support Pacific Premier's dividend program, as well as Pacific Premier's share repurchase program;

  •
  the ability of Opus's shareholders to participate in any future improvement in the combined company's business and/or future appreciation in Pacific Premier's stock from improved conditions for financial institutions or to the general economy;

  •
  the financial analyses presented by Piper Sandler on January 30, 2020 and on January 31, 2020 to the Opus board and the written opinion of Piper Sandler, dated as of January 31, 2020, delivered to the Opus board to the effect that, as of such date and based on and subject to the various factors, assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio was fair to the holders of Opus's common stock from a financial point of view, as more fully described below under "—Opinion of Opus's Financial Advisor" beginning on page      ;

  •
  the current quality of Pacific Premier's loan portfolio, including the review by Gateway;

  •
  the governance structure for the surviving entity, including the composition of the Pacific Premier and Pacific Premier Bank boards, which will include two existing directors of Opus;

  •
  the geographic and strategic fit of the branch networks of the combined company and the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company;

  •
  the terms of the merger agreement, including the representations, covenants, deal protection and termination provisions and the size of the termination fee payable by Opus in certain circumstances in relation to the overall transaction size;

  •
  the shareholder voting agreements;

  •
  the tax free nature of the shares of Pacific Premier common stock being offered as merger consideration;

  •
  the greater liquidity of Pacific Premier's common stock after giving effect to the merger;

  •
  the fact that the merger agreement does not preclude a third party from making an unsolicited acquisition proposal to Opus and that, under certain circumstances more fully described under "The Merger—No Solicitation" beginning on page      , Opus may furnish non-public information to, and enter into discussions with, such a third party regarding a qualifying acquisition proposal;

  •
  the Opus board's review with Opus's outside legal counsel of the terms of the merger agreement, including both parties' covenant to use their reasonable best efforts to obtain the required regulatory approvals for the merger;

  •
  the likelihood, based on Pacific Premier's recent track record, of receiving the required regulatory approvals and completing the merger in a timely manner, and Pacific Premier's past record of integrating acquisitions and of realizing the expected financial and other benefits of such acquisitions; and

  •
  the Opus board's review and discussions with Pacific Premier's senior management and advisors concerning Opus's due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Pacific Premier.

        The Opus board also considered the potential risks related to the transaction. The Opus board concluded that the anticipated benefits of combining with Pacific Premier were likely substantially to outweigh these risks. These potential risks included:

  •
  the potential risks associated with successfully integrating Opus's business, operations and workforce with those of Pacific Premier, including the costs of successfully integrating the two companies;

  •
  the potential for diversion of management and employee attention, and for employee attrition, during the period following the announcement of the merger and prior to the completion of the merger, and the potential effect on Opus's business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

  •
  the potential reaction of Opus's customers to the proposed merger with Pacific Premier Bank;

  •
  the merger agreement provisions generally requiring Opus to conduct its business in the ordinary course and the other restrictions on the conduct of Opus's business prior to the completion of the merger, which may delay or prevent Opus from undertaking business opportunities that may arise pending the completion of the merger;

  •
  the minimum deposit condition;

  •
  the merger consideration being based on a fixed exchange ratio and the resulting risk that the consideration to be paid to Opus shareholders could be adversely affected by a decrease in the trading price of Pacific Premier common stock prior to the closing of the merger;

  •
  the regulatory and other approvals required in connection with the merger and the possibility that such regulatory approvals may not be received in a timely manner and may include the imposition of burdensome conditions;

  •
  the possible effects on Opus should the parties fail to complete the merger, including the increased difficulty of resuming operations with a standalone strategy, the possible effects on the price of Opus common stock, and the business and opportunity costs;

  •
  the risk of litigation arising from shareholders in respect of the merger agreement or transactions contemplated thereby; and

  •
  the other risks described under "Risk Factors" beginning on page    , and the risks of investing in Pacific Premier common stock identified in the "Risk Factors" sections of Pacific Premier's periodic reports filed with the SEC and incorporated by reference herein.

        The foregoing discussion of the information and factors considered by the Opus board is not intended to be exhaustive, but Opus believes that it includes the material factors considered by the Opus board in reaching its determination and recommendation. In view of the wide variety of factors considered by the Opus board in connection with its evaluation of the merger and the complexity of these matters, the Opus board did not attempt to quantify, rank or otherwise assign relative weights to specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of the Opus board may have given different weights to different factors.

        In considering the recommendation of the Opus board, you should be aware that certain directors and executive officers of Opus may have interests in the merger that are different from, or in addition to, interests of shareholders of Opus generally and may create potential conflicts of interest. The Opus board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Opus's shareholders that they vote in favor of the merger proposal. See "The Merger—Interests of Certain Opus Officers and Directors in the Merger" beginning on page    .

        The foregoing discussion of the information and factors considered by the Opus board is forward-looking in nature. This information should be read in light of the factors described under "Cautionary Statement Regarding Forward-Looking Statements" beginning on page    .

        On the basis of these considerations, the Opus board unanimously approved the merger agreement and the transactions contemplated thereby and recommends that Opus's shareholders vote "FOR" the approval of the merger proposal, "FOR" the approval of the compensation proposal and "FOR" the approval of the Opus adjournment proposal.

Opinion of Pacific Premier's Financial Advisor

        On January 4, 2020, Pacific Premier entered into an engagement agreement with D.A. Davidson to render financial advisory and investment banking services to Pacific Premier. As part of its engagement, D.A. Davidson agreed to assist Pacific Premier in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Pacific Premier and another corporation or business entity. D.A. Davidson also agreed to provide the Pacific Premier board with an opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the Opus shareholders in the proposed merger. Pacific Premier engaged D.A. Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Pacific Premier and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        On January 31, 2020, the Pacific Premier board held a meeting to evaluate the proposed merger. At this meeting, D.A. Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the Pacific Premier board that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the merger consideration to be paid to the Opus shareholders was fair, from a financial point of view, to Pacific Premier in the proposed merger.

        The full text of D.A. Davidson's written opinion, dated January 31, 2020, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. The Pacific Premier shareholders are urged to read the opinion in its entirety.

        D.A. Davidson's opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the Pacific Premier board and addresses only the fairness, from a financial point of view, of the merger consideration to be paid to the Opus shareholders in the proposed merger. The opinion does not address, and D.A. Davidson does not express a view or opinion with respect to, (i) the underlying business decision of Pacific Premier to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by Pacific Premier or the Pacific Premier board, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Pacific Premier, its shareholders or relating to or arising out of the merger. The opinion does not express a view or opinion as to any terms or other aspects of the merger, except for the merger consideration. Pacific Premier and Opus determined the merger consideration through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of Pacific Premier's or Opus's officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        D.A. Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to the Pacific Premier board as Appendix B to this joint proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 99.1 to the registration statement on Form S-4.

        In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:

  •
  a substantially complete draft of the merger agreement, dated January 29, 2020;

  •
  financial statements and other historical financial and business information about Pacific Premier and Opus made available to us from published sources and/or from the internal records of Pacific Premier and Opus that we deemed relevant;

  •
  publicly available analyst earnings estimates for Pacific Premier for the years ending December 31, 2020 and December 31, 2021 and an estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Pacific Premier;

  •
  publicly available analyst earnings estimates for Opus for the years ending December 31, 2020 and December 31, 2021, and an estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Pacific Premier;

  •
  the current market environment generally and the banking environment in particular;

  •
  the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

  •
  the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

  •
  the net present value of Pacific Premier and Opus with consideration of projected financial results;

  •
  the relative contributions of Pacific Premier and Opus to the combined company;

  •
  the pro forma financial impact of the transaction, taking into consideration the amounts and timing of the transaction costs, and cost savings; and

  •
  such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of Pacific Premier and Opus concerning the business, financial condition, results of operations and prospects of Pacific Premier and Opus.

        In arriving at its opinion, D.A. Davidson assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson did not independently verify, and did not assume responsibility for independently verifying, such information. D.A. Davidson relied on the assurances of management of Pacific Premier that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading. D.A. Davidson did not undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Pacific Premier or Opus. In addition, D.A. Davidson did not assume any obligation to conduct, nor did D.A. Davidson conduct any physical inspection of the properties or facilities of Pacific Premier or Opus and has not been provided with any reports of such physical inspections. D.A. Davidson assumed that there has been no material change in Pacific Premier's or Opus's business, assets, financial condition, results of operations, cash flows, or prospects since the date of the most recent financial statements provided to D.A. Davidson.

        With respect to the financial projections and estimates (including information relating to the amounts and timing of merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of Pacific Premier that such projections and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Pacific Premier as to the future financial performance of Pacific Premier and Opus and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We do not assume responsibility for and do not express an opinion as to these projections and estimates or the assumptions on which they were based.

        D.A. Davidson did not make an independent evaluation or appraisal of the loan and lease portfolios, classified loans, other real estate owned or any other specific assets, nor has D.A. Davidson assessed the adequacy of the allowance for loan losses of Pacific Premier or Opus. D.A. Davidson has not reviewed any individual credit files relating to Pacific Premier or Opus. D.A. Davidson assumed that the respective allowances for loan losses for both Pacific Premier and Opus are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. D.A. Davidson did not make an independent evaluation of the quality of Pacific Premier's or Opus's deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of Pacific Premier or Opus. D.A. Davidson did not make an independent evaluation of the quality of Pacific Premier's or Opus's investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of Pacific Premier or Opus.

        D.A. Davidson assumed that all representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to D.A. Davidson's analysis, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification, or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to D.A. Davidson's analysis. D.A. Davidson has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on Pacific Premier or the contemplated benefits of the merger.

        D.A. Davidson assumed in all respects material to its analysis that Pacific Premier and Opus will remain as going concerns for all periods relevant to its analysis. D.A. Davidson's opinion was necessarily based upon information available to D.A. Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to the Pacific Premier board.

        D.A. Davidson's opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

        D.A Davidson also does not express an opinion as to the actual value of Pacific Premier common stock when issued in the transaction or the prices at which Pacific Premier common stock or Opus common stock will trade following announcement of the transaction or at any future time.

        D.A. Davidson has not evaluated the solvency or fair value of Pacific Premier or Opus under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Pacific Premier or Opus. D.A. Davidson is not expressing any opinion as to the impact of the transaction on the solvency or viability of Pacific Premier or Opus or the ability of Pacific Premier or Opus to pay their respective obligations when they come due.

        Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses of D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

        Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of January 30, 2020, the last trading day prior to the date on which D.A. Davidson delivered the fairness opinion letter to the Pacific Premier board, and is not necessarily indicative of market conditions after such date.

  Implied Valuation Multiples for Pacific Premier based on the Merger Consideration

        D.A. Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each share of Opus common stock issued and outstanding, excluding shares held in treasury by Opus, will be converted into the right to receive 0.9000 shares of Pacific Premier common stock. Additionally, each share of Opus preferred stock issued and outstanding will be converted into the right to receive the product of (i) the number of shares of Opus common stock into which such share of Opus preferred stock is convertible in connection with the merger, and (ii) 0.9000 shares of Pacific Premier common stock. The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of Pacific Premier common stock on January 30, 2020, of $30.26, the merger consideration represented an implied value of $27.23 per share of Opus common stock, or $1.1 billion in aggregate. Based upon financial information as of or for the twelve-month or three-month period ended December 31, 2019 and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:

Transaction Ratios

	Per Share	Aggregate
Transaction Price / 2019 Net Income	16.8x	17.0x
Transaction Price / Q4 2019, Annualized Net Income	12.8x	13.0x
Transaction Price / 2020E Net Income(1)	16.5x	16.5x
Transaction Price / 2021E Net Income(1)	15.0x	15.0x
Transaction Price / Book Value, Reported	92.5%	94.4%
Transaction Price / Book Value, As-Converted	95.5%	95.8%
Transaction Price / Tangible Book Value, Reported	140.5%	143.5%
Transaction Price / Tangible Book Value, As-Converted	143.1%	143.6%
Tangible Book Premium / Core Deposits(2)	—	5.5%
Transaction Price / Opus's Closing Price as of 1/30/2020(3)	0.8%
Transaction Price / Opus's 20-Day Average Share Price as of 1/30/2020(4)	6.3%

(1)
Financial projections in 2020 and 2021 for Opus based on average Street EPS estimates, as discussed with and confirmed by Pacific Premier management

(2)
Tangible book premium / core deposits calculated by dividing the excess or deficit of the merger consideration compared to tangible book value by core deposits

(3)
Based on Opus's Closing Price as of January 30, 2020 of $27.02

(4)
Based on Opus's 20-Day Average Share Price as of January 30, 2020 of $25.63

  Stock Price Performance of Pacific Premier and Opus

        D.A. Davidson reviewed the history of the reported trading prices and volume of Pacific Premier and Opus common stock and certain stock indices, including the Russell 3000 and the KBW NASDAQ Regional Banking Index. D.A. Davidson compared the stock price performance of Pacific Premier and Opus with the performance of the Russell 3000 and the KBW NASDAQ Regional Banking Index as follows:

One Year Stock Performance

	Beginning Index Value on 1/30/2019	Ending Index Value on 1/30/2020
Russell 3000	100.0%	121.4%
KBW NASDAQ Regional Banking Index	100.0%	101.7%
Pacific Premier	100.0%	100.6%
Opus	100.0%	127.8%

Three Year Stock Performance

	Beginning Index Value on 1/30/2017	Ending Index Value on 1/30/2020
Russell 3000	100.0%	141.8%
KBW NASDAQ Regional Banking Index	100.0%	94.1%
Pacific Premier	100.0%	78.0%
Opus	100.0%	132.5%

  Contribution Analysis

        D.A. Davidson analyzed the relative contribution of Pacific Premier and Opus to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) market capitalization; (ii) net income during the preceding twelve months ended December 31, 2019; (iii) annualized net income during the preceding three months ended December 31, 2019; (iv) projected net income for Pacific Premier and Opus in 2020 and 2021 based on average Street EPS estimates, as discussed with and confirmed by Pacific Premier management; (v) total assets; (vi) gross loans; (vii) total deposits; (viii) non-maturity deposits; (ix) reported tangible common equity; and (x) tangible common equity, as-converted. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of Pacific Premier or Opus shareholders in the combined company:

Contribution Analysis

	Pacific Premier Stand-alone	Pacific Premier % of Total	Opus Stand-alone	Opus % of Total
Market Capitalization
Market Capitalization (1/30/2020) (in thousands)	$1,800,653	64.7%	$982,113	35.3%
Income Statement—Historical
2019 Net Income (in thousands)(1)	$159,718	72.1%	$61,834	27.9%
Q4 2019, Annualized Net Income (in thousands)(1)	$164,392	66.9%	$81,156	33.1%
Income Statement—Projections
2020E Net Income (in thousands)(2)	$141,145	68.8%	$63,888	31.2%
2021E Net Income (in thousands)(2)	$144,318	67.2%	$70,400	32.8%
Balance Sheet
Total Assets (in thousands)	$11,776,012	59.6%	$7,992,400	40.4%
Gross Loans, Including Loans HFS (in thousands)	$8,723,983	59.7%	$5,900,520	40.3%
Total Deposits (in thousands)	$8,898,509	57.9%	$6,473,593	42.1%
Non-Maturity Deposits (in thousands)	$7,850,667	58.2%	$5,646,332	41.8%
Tangible Common Equity, Reported (in thousands)	$1,120,960	61.4%	$704,330	38.6%
Tangible Common Equity, As-Converted (in thousands)	$1,120,960	60.4%	$733,440	39.6%
Pro Forma Ownership
Merger Transaction—Actual		63.2%		36.8%

  Note: Pro forma contribution does not include any purchase accounting or merger adjustments

(1)
Net income for the preceding twelve-month or three-month period ending December 31, 2019

(2)
Financial projections for Pacific Premier and Opus in 2020 and 2021 based on average Street EPS estimates, as discussed with and confirmed by Pacific Premier management

  Pacific Premier Comparable Companies Analysis

        D.A. Davidson used publicly available information to compare selected financial and market trading information for Pacific Premier and a group of 10 financial institutions selected by D.A. Davidson which: (i) were headquartered in the Arizona, California, Colorado, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington, or Wyoming; (ii) had their common stock traded on the New York Stock Exchange or NASDAQ; (iii) had assets between $10.0 billion and $30.0 billion; and (iv) were not pending merger targets or ethnic-focused banks. The 10 financial institutions were as follows:

Axos Financial, Inc.	Glacier Bancorp, Inc.
Banner Corporation	PacWest Bancorp
Columbia Banking System, Inc.	Umpqua Holdings Corporation
CVB Financial Corp.	Washington Federal, Inc.
First Interstate BancSystem, Inc.	Western Alliance Bancorporation

Note: Does not reflect impact from pending acquisitions or acquisitions closed after January 30, 2020

        The analysis compared the financial condition and market performance of Pacific Premier and the 10 financial institutions identified above based on publicly available financial and market trading information for Pacific Premier and the 10 financial institutions as of and for the twelve-month or three-month period ended December 31, 2019. The analysis also compared the 2020 and 2021 earnings per share multiples for Pacific Premier and the 10 financial institutions identified above based on publicly available average consensus "street estimates" for Pacific Premier and the 10 financial institutions. The table below shows the results of this analysis.

Financial Condition and Performance

		Comparable Companies
	Pacific Premier
		Median	Average	Minimum	Maximum
Total Assets (in millions)	$11,776	$14,362	$17,743	$11,282	$28,847
Return on Average Assets (Most Recent Quarter)	1.42%	1.51%	1.51%	1.07%	1.92%
Return on Average Tangible Common Equity (Most Recent Quarter)	15.89%	15.88%	16.20%	13.24%	20.46%
Tangible Common Equity Ratio	10.30%	10.01%	10.10%	8.45%	12.17%
Efficiency Ratio (Most Recent Quarter)	51.9%	54.6%	52.6%	41.0%	61.2%
Non-Performing Assets / Total Assets	0.08%	0.27%	0.26%	0.09%	0.49%

Market Performance Multiples

		Comparable Companies
	Pacific Premier
		Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$1,801	$2,891	$3,236	$1,744	$5,755
Price vs. 52-Week High	–13.3%	–9.5%	–10.3%	–19.0%	–3.8%
Price vs. 52-Week Low	22.4%	14.6%	17.4%	3.5%	47.1%
Price Change (LTM)	0.6%	–1.2%	2.8%	–8.7%	25.3%
Price Change (YTD)	–7.2%	–5.8%	–4.8%	–8.1%	–0.5%
Price / MRQ Earnings Per Share	11.0x	11.8x	12.6x	9.1x	17.4x
Price / LTM Earnings Per Share	11.6x	12.4x	12.8x	9.1x	18.2x
Price / 2020E Earnings Per Share(1)	12.6x	12.8x	13.2x	9.3x	17.5x
Price / 2021E Earnings Per Share(1)	12.2x	12.2x	12.6x	8.9x	17.1x
Price / Tangible Book Value Per Share	160.6%	187.7%	194.0%	152.4%	277.1%
Dividend Yield (Most Recent Quarter)	3.30%	2.99%	3.12%	0.00%	6.76%

(1)
Earnings per share estimates based on average Street EPS estimates

  Opus Comparable Companies Analysis

        D.A. Davidson used publicly available information to compare selected financial and market trading information for Opus and a group of 10 financial institutions selected by D.A. Davidson which: (i) were headquartered in Arizona, California, Colorado, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington, or Wyoming; (ii) had their common stock traded on the New York Stock

Exchange or NASDAQ; (iii) had assets between $3.0 billion and $12.0 billion; and (iv) were not pending merger targets or ethnic-focused banks. These 10 financial institutions were as follows:

Banc of California, Inc.	HomeStreet, Inc.
CVB Financial Corp.	Luther Burbank Corporation
First Foundation Inc.	National Bank Holdings Corporation
Heritage Commerce Corp	TriCo Bancshares
Heritage Financial Corporation	Westamerica Bancorporation

Note: Does not reflect impact from pending acquisitions or acquisitions closed after January 30, 2020

        The analysis compared the financial condition and market performance of Opus and the 10 financial institutions identified above based on publicly available financial and market trading information for Opus and the 10 financial institutions as of and for the twelve-month or three-month period ended December 31, 2019. The analysis also compared the 2020 and 2021 earnings per share multiples for Opus and the 10 financial institutions identified above based on publicly available average consensus "street estimates" for Opus and the 10 financial institutions. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by D.A. Davidson).

Financial Condition and Performance

		Comparable Companies
	Opus	Median	Average	Minimum	Maximum
Total Assets (in millions)	$7,992	$6,393	$6,693	$4,109	$11,282
Return on Average Assets (Most Recent Quarter)	1.02%	1.09%	1.07%	0.55%	1.79%
Return on Average Tangible Common Equity (Most Recent Quarter)	11.54%	12.14%	11.14%	5.96%	17.56%
Tangible Common Equity Ratio	9.24%	10.53%	10.31%	8.31%	12.17%
Efficiency Ratio (Most Recent Quarter)	61.3%	60.9%	60.5%	41.0%	80.6%
Non-Performing Assets / Total Assets	0.07%	0.21%	0.30%	0.08%	0.78%

Market Performance Multiples

		Comparable Companies
	Opus	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$982	$900	$1,154	$599	$2,949
Price vs. 52-Week High	–0.3%	–10.0%	–11.4%	–20.3%	–3.8%
Price vs. 52-Week Low	50.6%	10.1%	15.3%	4.9%	34.5%
Price Change (LTM)	27.8%	4.1%	5.2%	–15.9%	32.2%
Price Change (YTD)	4.4%	–4.8%	–5.2%	–7.9%	–2.5%
Price / MRQ Earnings Per Share	12.7x	14.2x	16.8x	12.2x	30.0x
Price / LTM Earnings Per Share	16.7x	13.9x	14.5x	12.3x	21.7x
Price / 2020E Earnings Per Share(1)	16.4x	14.7x	15.5x	11.4x	25.0x
Price / 2021E Earnings Per Share(1)	14.8x	13.2x	14.0x	10.0x	21.5x
Price / Tangible Book Value Per Share	139.4%	169.9%	169.6%	98.0%	288.2%
Dividend Yield (Most Recent Quarter)	1.63%	2.36%	2.47%	1.47%	4.00%

(1)
Earnings per share estimates based on average Street EPS estimates

  Precedent Transactions Analysis

        D.A. Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) "Nationwide Transactions Since 2018," (2) "Nationwide Transactions Since 2019," and (3) "Western United States Transactions".

        "Nationwide Transactions Since 2018" included 15 transactions where:

  •
  the selling company was a bank or thrift headquartered in the United States;

  •
  the transaction's deal value was between $500 million and $1.5 billion;

  •
  the transaction was announced between January 1, 2018 and January 30, 2020;

  •
  the transaction's pricing information was publicly available; and

  •
  the transaction was not a merger-of-equals.

        "Nationwide Transactions Since 2019" included 12 transactions where:

  •
  the selling company was a bank or thrift headquartered in the United States;

  •
  the transaction's deal value was greater than $350 million;

  •
  the transaction was announced between January 1, 2019 and January 30, 2020;

  •
  the transaction's pricing information was publicly available; and

  •
  the transaction was not a merger-of-equals

        "Western United States Transactions" included 12 transactions where:

  •
  the selling company was a bank headquartered in the Arizona, California, Colorado, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington or Wyoming;

  •
  the transaction's deal value was greater than $200 million;

  •
  the transaction was announced between January 1, 2017 and January 30, 2020;

  •
  the transaction's pricing information was publicly available; and

  •
  the transaction was not a merger-of-equals.

        The following tables set forth the transactions included in "Nationwide Transactions Since 2018," "Nationwide Transactions Since 2019," and "Western U.S. Transactions," and are sorted by announcement date:

Nationwide Transactions Since 2018

Announcement Date	Acquirer	Target
1/21/2020*	FB Financial Corporation	Franklin Financial Network, Inc.
11/18/2019*	United Bankshares, Inc.	Carolina Financial Corporation
8/13/2019	CIT Group Inc.	Mutual of Omaha Bank
7/23/2019	WesBanco, Inc.	Old Line Bancshares, Inc.
7/15/2019	People's United Financial, Inc.	United Financial Bancorp, Inc.
6/26/2019	Valley National Bancorp	Oritani Financial Corp.
12/17/2018	Ameris Bancorp	Fidelity Southern Corporation
11/26/2018	CenterState Bank Corporation	National Commerce Corporation
10/05/2018	Union Bankshares Corporation	Access National Corporation
9/20/2018	Independent Bank Corp.	Blue Hills Bancorp, Inc.
6/19/2018	People's United Financial, Inc.	First Connecticut Bancorp, Inc.
6/18/2018	BOK Financial Corporation	CoBiz Financial Inc.
5/22/2018	Independent Bank Group, Inc.	Guaranty Bancorp
2/26/2018	CVB Financial Corp.	Community Bank
2/12/2018	Pacific Premier Bancorp, Inc.	Grandpoint Capital, Inc.

*
Indicates the transaction was pending as of January 30, 2020

Nationwide Transactions Since 2019

Announcement Date	Acquirer	Target
1/21/2020*	FB Financial Corporation	Franklin Financial Network, Inc.
11/18/2019*	United Bankshares, Inc.	Carolina Financial Corporation
10/29/2019*	Northwest Bancshares, Inc.	MutualFirst Financial, Inc.
9/24/2019*	Sandy Spring Bancorp, Inc.	Revere Bank
9/09/2019*	First Defiance Financial Corp.	United Community Financial Corp.
8/13/2019	CIT Group Inc.	Mutual of Omaha Bank
7/31/2019	Simmons First National Corporation	Landrum Company
7/23/2019	WesBanco, Inc.	Old Line Bancshares, Inc.
7/15/2019	People's United Financial, Inc.	United Financial Bancorp, Inc.
6/26/2019	Valley National Bancorp	Oritani Financial Corp.
6/17/2019	Prosperity Bancshares, Inc.	LegacyTexas Financial Group, Inc.
3/15/2019	Mechanics Bank	Rabobank, National Association

*
Indicates the transaction was pending as of January 30, 2020

Western United States Transactions

Announcement Date	Acquirer	Target
4/03/2019	Glacier Bancorp, Inc.	Heritage Bancorp
3/15/2019	Mechanics Bank	Rabobank, National Association
11/01/2018	Enterprise Financial Services Corp	Trinity Capital Corporation
6/18/2018	BOK Financial Corporation	CoBiz Financial Inc.
5/22/2018	Independent Bank Group, Inc.	Guaranty Bancorp
2/26/2018	CVB Financial Corp.	Community Bank
2/12/2018	Pacific Premier Bancorp, Inc.	Grandpoint Capital, Inc.
12/11/2017	TriCo Bancshares	FNB Bancorp
8/09/2017	Pacific Premier Bancorp, Inc.	Plaza Bancorp
4/06/2017	PacWest Bancorp	CU Bancorp
2/13/2017	Heartland Financial USA, Inc.	Citywide Banks of Colorado, Inc.
1/09/2017	Columbia Banking System, Inc.	Pacific Continental Corporation
        For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:

  •
  transaction price compared to tangible book value on a per share and aggregate basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

  •
  transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

  •
  transaction price compared to the closing stock price of the target company one day prior to the announcement of the transaction; and

  •
  tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

        D.A. Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data of Opus as of or for the twelve-month or three-month period ended December 31, 2019. The table below sets forth the results of this analysis.

Financial Condition and Performance
		Nationwide Since 2018				Nationwide Since 2019				Western United States
	Opus	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$7,992	$3,816	$4,200	$2,741	$8,518	$3,899	$5,407	$2,074	$13,870	$2,842	$3,337	$840	$13,870
Return on Average Assets (Last Twelve Months)	0.80%	0.98%	0.97%	0.56%	1.61%	1.15%	1.17%	0.56%	1.75%	0.98%	1.03%	0.42%	2.37%
Return on Average Equity (Last Twelve Months)	5.78%	8.07%	8.35%	4.54%	11.43%	10.10%	10.50%	6.07%	15.05%	9.43%	9.93%	5.21%	19.75%
Tangible Common Equity Ratio	9.24%	9.37%	10.07%	8.34%	14.31%	9.86%	10.06%	7.52%	13.02%	9.04%	9.14%	8.09%	11.96%
Efficiency Ratio (Last Twelve Months)	66.3%	59.8%	59.5%	34.3%	78.9%	57.4%	56.8%	34.3%	72.9%	60.5%	59.3%	36.2%	79.6%
Non-Performing Assets / Total Assets	0.07%	0.52%	0.61%	0.09%	1.69%	0.56%	0.67%	0.09%	1.91%	0.85%	1.05%	0.02%	3.44%

Transaction Multiples
		Nationwide Since 2018				Nationwide Since 2019				Western United States
	Opus	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Transaction Price / Tangible Book Value (Per Share)	143.1%	186.6%	198.6%	124.9%	319.0%	166.7%	165.5%	124.9%	216.0%	243.5%	240.1%	156.9%	319.0%
Transaction Price / Tangible Book Value (Aggregate)	143.6%	199.5%	204.5%	124.9%	319.1%	169.9%	170.5%	124.9%	233.0%	244.9%	244.1%	156.9%	325.0%
Transaction Price / Last Twelve Months EPS	16.8x	22.4x	21.8x	10.9x	35.0x	14.2x	14.9x	10.9x	25.8x	24.6x	24.0x	12.9x	38.6x
One Day Market Premium(1)	0.8%	12.4%	12.0%	0.5%	27.1%	11.0%	10.6%	0.5%	25.7%	15.2%	14.1%	–0.1%	36.1%
Tangible Book Premium / Core Deposits(2)	5.5%	15.1%	14.9%	3.2%	27.4%	9.7%	11.5%	3.2%	27.4%	18.6%	16.9%	8.2%	25.5%

(1)
Based on Opus's closing price as of 1/30/2020 of $27.02

(2)
Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the merger consideration over tangible book value by core deposits

  Net Present Value Analysis for Opus

        D.A. Davidson performed an analysis that estimated the net present value per share of Opus common stock under various circumstances. The analysis assumed: (i) Opus performed in accordance with publicly available average consensus "street estimates" for the years ending December 31, 2020 and December 31, 2021, as discussed with and confirmed by Pacific Premier management and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Pacific Premier management. To approximate the terminal value of Opus common stock at December 31, 2025, D.A. Davidson applied price to earnings multiples of 10.0x to 24.0x and multiples of tangible book value ranging from 120.0% to 240.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 13.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Opus common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the Duff & Phelps normalized risk-free rate, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

        At the January 31, 2020 Pacific Premier board meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        As illustrated in the following tables, the analysis indicates a range of $12.83 to $34.17 per share of Opus common stock when applying the price to earnings multiples to the financial projections and $18.83 to $43.80 per share of Opus common stock when applying the multiples of tangible book value to the financial projections.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
9.00%	$15.68	$18.32	$20.97	$23.61	$26.25	$28.89	$31.53	$34.17
10.00%	$14.90	$17.40	$19.90	$22.40	$24.90	$27.40	$29.90	$32.41
11.00%	$14.17	$16.54	$18.90	$21.27	$23.64	$26.01	$28.38	$30.75
12.00%	$13.48	$15.72	$17.96	$20.21	$22.45	$24.70	$26.94	$29.19
13.00%	$12.83	$14.95	$17.08	$19.21	$21.34	$23.46	$25.59	$27.72

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	120.0%	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%
9.00%	$23.14	$26.58	$30.03	$33.47	$36.92	$40.36	$43.80
10.00%	$21.96	$25.22	$28.48	$31.74	$35.00	$38.26	$41.52
11.00%	$20.85	$23.94	$27.03	$30.12	$33.20	$36.29	$39.38
12.00%	$19.81	$22.74	$25.66	$28.59	$31.52	$34.44	$37.37
13.00%	$18.83	$21.61	$24.38	$27.15	$29.93	$32.70	$35.48

        D.A. Davidson also considered and discussed with the Pacific Premier board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming Opus estimated earnings per share in 2025 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of $11.92 to $36.81 per share for Opus common stock, using the price to earnings multiples of 10.0x to 24.0x and a discount rate of 10.80%.

	Earnings Per Share Multiple
Variance to 2025 EPS	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
20.00%	$16.70	$19.58	$22.45	$25.32	$28.20	$31.07	$33.94	$36.81
15.00%	$16.11	$18.86	$21.61	$24.37	$27.12	$29.87	$32.62	$35.38
10.00%	$15.51	$18.14	$20.77	$23.41	$26.04	$28.67	$31.31	$33.94
5.00%	$14.91	$17.42	$19.94	$22.45	$24.96	$27.48	$29.99	$32.51
0.00%	$14.31	$16.70	$19.10	$21.49	$23.89	$26.28	$28.67	$31.07
–5.00%	$13.71	$15.99	$18.26	$20.54	$22.81	$25.08	$27.36	$29.63
–10.00%	$13.11	$15.27	$17.42	$19.58	$21.73	$23.89	$26.04	$28.20
–15.00%	$12.52	$14.55	$16.58	$18.62	$20.65	$22.69	$24.72	$26.76
–20.00%	$11.92	$13.83	$15.75	$17.66	$19.58	$21.49	$23.41	$25.32

  Net Present Value Analysis for Pacific Premier

        D.A. Davidson performed an analysis that estimated the net present value per share of Pacific Premier common stock under various circumstances. The analysis assumed: (i) Pacific Premier performed in accordance with average Street EPS estimates for the years ending December 31, 2020 and December 31, 2021, as discussed with and confirmed by Pacific Premier management, (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Pacific Premier management, and (iii) a target tangible common equity to tangible assets ratio of 9.00% (the capital in excess of this target paid as a cash dividend at December 31, 2025), as discussed with and confirmed by Pacific Premier management. To approximate the terminal value of Pacific Premier common stock at December 31, 2025, D.A. Davidson applied price to earnings multiples of 10.0x to 24.0x and multiples of tangible book value ranging from 120.0% to 240.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 13.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pacific Premier common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the Duff & Phelps normalized risk-free rate, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

        At the January 31, 2020 Pacific Premier board meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        As illustrated in the following tables, the analysis indicates a range of $23.33 to $56.20 per share of Pacific Premier common stock when applying the price to earnings multiples to the financial projections and $23.81 to $49.45 per share of Pacific Premier common stock when applying the multiples of tangible book value to the financial projections.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
9.00%	$28.45	$32.42	$36.38	$40.34	$44.31	$48.27	$52.23	$56.20
10.00%	$27.05	$30.80	$34.56	$38.31	$42.06	$45.81	$49.56	$53.32
11.00%	$25.74	$29.29	$32.84	$36.40	$39.95	$43.50	$47.06	$50.61
12.00%	$24.50	$27.86	$31.23	$34.60	$37.97	$41.33	$44.70	$48.07
13.00%	$23.33	$26.52	$29.72	$32.91	$36.10	$39.29	$42.49	$45.68

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	120.0%	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%
9.00%	$29.04	$32.44	$35.84	$39.24	$42.64	$46.05	$49.45
10.00%	$27.61	$30.83	$34.05	$37.27	$40.49	$43.71	$46.93
11.00%	$26.26	$29.31	$32.36	$35.41	$38.46	$41.51	$44.56
12.00%	$25.00	$27.89	$30.78	$33.67	$36.55	$39.44	$42.33
13.00%	$23.81	$26.54	$29.28	$32.02	$34.76	$37.50	$40.24

        D.A. Davidson also considered and discussed with the Pacific Premier board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming Pacific Premier estimated earnings per share in 2025 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis resulted in the following range of $22.73 to $60.71 per share of Pacific Premier common stock, using the price to earnings multiples of 10.0x to 24.0x and a discount rate of 10.50%.

	Earnings Per Share Multiple
Variance to 2025 EPS	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x	24.0x
20.00%	$30.03	$34.42	$38.80	$43.18	$47.56	$51.94	$56.32	$60.71
15.00%	$29.12	$33.32	$37.52	$41.72	$45.92	$50.12	$54.32	$58.52
10.00%	$28.21	$32.23	$36.24	$40.26	$44.28	$48.29	$52.31	$56.32
5.00%	$27.30	$31.13	$34.96	$38.80	$42.63	$46.47	$50.30	$54.13
0.00%	$26.38	$30.03	$33.69	$37.34	$40.99	$44.64	$48.29	$51.94
–5.00%	$25.47	$28.94	$32.41	$35.88	$39.35	$42.81	$46.28	$49.75
–10.00%	$24.56	$27.84	$31.13	$34.42	$37.70	$40.99	$44.28	$47.56
–15.00%	$23.64	$26.75	$29.85	$32.96	$36.06	$39.16	$42.27	$45.37
–20.00%	$22.73	$25.65	$28.57	$31.50	$34.42	$37.34	$40.26	$43.18

  Financial Impact Analysis

        D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Pacific Premier and Opus. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Pacific Premier. In the course of this analysis, D.A. Davidson used average consensus "street estimates" for Pacific Premier for the years ending December 31, 2020 and December 31, 2021, and a long-term growth rate for the years thereafter, as discussed with and confirmed by Pacific Premier management. D.A. Davidson used average consensus "street estimates" for Opus for the years ending December 31, 2020 and December 31, 2021, and a long-term growth rate for the years thereafter, as discussed with and confirmed by Pacific Premier management. This analysis indicated that the merger is expected to be accretive to Pacific Premier's estimated earnings per share beginning in 2020, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Pacific Premier and that Pacific Premier would maintain capital ratios in excess of those required for Pacific Premier to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Pacific Premier and Opus prior to and following the merger will vary from the projected results, and the variations may be material.

        D.A. Davidson prepared its analyses for purposes of providing its opinion to the Pacific Premier board as to the fairness, from a financial point of view, of the merger consideration to be paid to the Opus shareholders in the proposed merger and to assist the Pacific Premier board in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Pacific Premier, Opus or D.A. Davidson or any other person assumes responsibility if future results are materially different from those projected.

        D.A. Davidson's opinion was one of many factors considered by the Pacific Premier board in its evaluation of the merger and should not be viewed as determinative of the views of the Pacific Premier board or management with respect to the merger or the merger consideration.

        D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to Pacific Premier in connection with, and participated in certain of the negotiations leading to the merger. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to Pacific Premier, Opus and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Pacific Premier and Opus for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Pacific Premier selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on January 4, 2020, Pacific Premier engaged D.A. Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Pacific Premier agreed to pay D.A. Davidson a cash fee of $500,000 concurrently with the rendering of its opinion. Pacific Premier agreed to pay D.A. Davidson at the time of closing of the merger a contingent cash fee of $4,000,000.

Pacific Premier has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

        D.A. Davidson has not, during the two years preceding the date of the fairness opinion letter, provided any material financial advisory or other material commercial or investment banking services to Opus.

        D.A. Davidson has, during the two years preceding the date of the fairness opinion letter, provided investment banking services to Pacific Premier for which we have received customary compensation and reimbursement of out-of-pocket expenses for such services. Additionally, D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Opinion of Opus's Financial Advisor

        Opus retained Piper Sandler to act as financial advisor to the Opus board in connection with Opus's consideration of a possible business combination. Opus selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm who specializes in financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Piper Sandler acted as financial advisor to the Opus board in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the January 31, 2020 meeting at which the Opus board considered the merger and the merger agreement, Piper Sandler delivered to the Opus board its oral opinion, which was subsequently confirmed in writing on January 31, 2020, to the effect that, as of such date, the exchange ratio was fair to the holders of Opus's common stock from a financial point of view. The full text of Piper Sandler's opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Opus common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed transaction.

        Piper Sandler's opinion was directed to the Opus board in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Opus as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger proposal. Piper Sandler's opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Opus common stock and did not address the underlying business decision of Opus to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Opus or the effect of any other transaction in which Opus might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the transaction by the holders of Opus preferred stock, any officer, director or employee of Opus, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler's opinion was approved by Piper Sandler's fairness opinion committee.

        In connection with its opinion, Piper Sandler reviewed and considered, among other things:

  •
  a draft of the merger agreement, dated January 30, 2020;

  •
  certain publicly available financial statements and other historical financial information of Opus that Piper Sandler deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of Pacific Premier that Piper Sandler deemed relevant;

  •
  publicly available mean analyst earnings per share estimates for Opus for the years ending December 31, 2020 and December 31, 2021 (taking into consideration certain adjustments for current expected credit losses (referred to as CECL) accounting standards, as provided by the senior management of Opus), as well as estimated long-term annual earnings per share and asset growth rates for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as confirmed by the senior management of Opus, and estimated dividends per share for the years ending December 31, 2020 through December 31, 2024, as provided by the senior management of Opus;

  •
  publicly available mean analyst earnings per share estimates for Pacific Premier for the years ending December 31, 2020 and December 31, 2021 (taking into consideration certain adjustments for CECL accounting standards, as provided by the senior management of Pacific Premier), as well as estimated long-term annual earnings per share and asset growth rates for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as confirmed by the senior management of Pacific Premier, estimated dividends per share for the years ending December 31, 2020 through December 31, 2024, as provided by the senior management of Pacific Premier;

  •
  the pro forma financial impact of the merger on Pacific Premier based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain adjustments for CECL accounting standards, as well as publicly available mean analyst earnings per share estimates for each of Opus and Pacific Premier for the years ending December 31, 2020 and December 31, 2021 with an estimated earnings per share growth rate for each of Opus and Pacific Premier for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Pacific Premier;

  •
  the relative contribution of earnings, as well as assets and equity of Opus and Pacific Premier to the combined entity;

  •
  the publicly reported historical price and trading activity for Opus common stock and Pacific Premier common stock, including a comparison of certain stock trading information for Opus common stock and Pacific Premier common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

  •
  a comparison of certain financial and market information for Opus and Pacific Premier with similar financial institutions for which information is publically available;

  •
  the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

        Piper Sandler also discussed with certain members of the senior management of Opus and its representatives the business, financial condition, results of operations and prospects of Opus and held similar discussions with certain members of the senior management of Pacific Premier and its representatives regarding the business, financial condition, results of operations and prospects of Pacific Premier.

        In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Opus or Pacific Premier or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of Opus and Pacific Premier that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Opus or Pacific Premier. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Opus or Pacific Premier. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Opus or Pacific Premier, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Opus or Pacific Premier. Piper Sandler assumed, with Opus's consent, that the respective allowances for loan losses for both Opus and Pacific Premier were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Piper Sandler used publicly available mean analyst earnings per share estimates for Opus for the years ending December 31, 2020 and December 31, 2021 (taking into consideration certain adjustments for CECL accounting standards, as provided by the senior management of Opus), as well as estimated long-term annual earnings per share and asset growth rates for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as confirmed by the senior management of Opus, and estimated dividends per share for the years ending December 31, 2020 through December 31, 2024, as provided by the senior management of Opus. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for Pacific Premier for the years ending December 31, 2020 and December 31, 2021 (taking into consideration certain adjustments for CECL accounting standards, as provided by the senior management of Pacific Premier), as well as estimated long-term annual earnings per share and asset growth rates for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as confirmed by the senior management of Pacific Premier, estimated dividends per share for the years ending December 31, 2020 through December 31, 2024, as provided by the senior management of Pacific Premier. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain adjustments for CECL accounting standards, as well as publicly available mean analyst earnings per share estimates for each of Opus and Pacific Premier for the years ending December 31, 2020 and December 31, 2021 with an estimated earnings per share growth rate for each of Opus and Pacific Premier for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of Pacific Premier. With respect to the foregoing information, the respective senior managements of Opus and Pacific Premier confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of Opus and Pacific Premier, respectively, and the other matters covered thereby, and Piper Sandler assumed that the future financial performance reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Opus or Pacific Premier since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Opus and Pacific Premier would remain as going concerns for all periods relevant to its analyses.

        Piper Sandler also assumed, with Opus's consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third-party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Opus, Pacific Premier, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Opus's consent, Piper Sandler relied upon the advice that Opus received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

        Piper Sandler's opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler's opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Opus common stock or Pacific Premier common stock at any time or what the value of Pacific Premier common stock would be once it is actually received by the holders of Opus common stock.

        In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler's opinion or the presentation made by Piper Sandler to the Opus board, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler's comparative analyses described below is identical to Opus or Pacific Premier and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Opus and Pacific Premier and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Piper Sandler made its determination as to the fairness of the exchange ratio to the holders of Opus common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Opus, Pacific Premier, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Opus board at its January 31, 2020 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler's analyses do not necessarily reflect the value of Opus common stock or Pacific Premier common stock or the prices at which Opus or Pacific Premier common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by the Opus board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Opus board with respect to the fairness of the exchange ratio.

Summary of Proposed Transaction Consideration and Implied Transaction Metrics.

        Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement at the effective time of the merger, each share of Opus common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive 0.9000 of a share (which we refer to as the exchange ratio) of common stock of Pacific Premier. Piper Sandler calculated an aggregate implied transaction value of approximately $1.0 billion and an implied purchase price per share of $26.82 consisting of the implied value of 36,347,615 shares of Opus common stock outstanding, 1,555,550 common shares from Opus preferred stock (which will be converted in the merger), 404,643 shares of Opus restricted stock not included in common shares outstanding and 511,363 Opus options and Opus warrants outstanding with a weighted average exercise price of $20.00 as of January 31, 2020, and based on the closing price of Pacific Premier common stock on January 31, 2020. Based upon financial information for Opus as of or for the last twelve months (which we refer to as LTM) ended December 31, 2019 and the closing price of Pacific Premier's common stock on January 31, 2020, Piper Sandler calculated the following implied transaction metrics:

Transaction Price / Opus Tangible Book Value per Share (As-Converted)	138.6%
Transaction Price / Opus LTM Earnings per Share	16.6x
Opus Tangible Book Premium (As-Converted) / Core Deposits(1)	5.1%
Premium to Opus Market Price as of January 31, 2020	0.7%

(1)
Core deposits equal to total deposits less CDs greater than $100,000.

Stock Trading History.

        Piper Sandler reviewed the publicly available historical reported trading prices of Opus common stock and Pacific Premier common stock for the one-year and three-year periods ended January 31, 2020. Piper Sandler then compared the relationship between the movements in the price of Opus common stock and Pacific Premier common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

 Opus's One-Year Stock Performance

	Beginning Value January 31, 2019	Ending Value January 31, 2020
Opus	100.0%	127.4%
Opus West Coast Peer Group	100.0%	100.5%
Opus Multifamily Peer Group	100.0%	102.9%
S&P 500 Index	100.0%	119.3%
NASDAQ Bank Index	100.0%	102.6%

Opus's Three-Year Stock Performance

	Beginning Value January 31, 2017	Ending Value January 31, 2020
Opus	100.0%	130.9%
Opus West Coast Peer Group	100.0%	99.0%
Opus Multifamily Peer Group	100.0%	86.6%
S&P 500 Index	100.0%	141.5%
NASDAQ Bank Index	100.0%	98.3%

Pacific Premier's One-Year Stock Performance

	Beginning Value January 31, 2019	Ending Value January 31, 2020
Pacific Premier	100.0%	100.2%
Pacific Premier Peer Group	100.0%	99.0%
S&P 500 Index	100.0%	119.3%
NASDAQ Bank Index	100.0%	102.6%

Pacific Premier's Three-Year Stock Performance

	Beginning Value January 31, 2017	Ending Value January 31, 2020
Pacific Premier	100.0%	75.7%
Pacific Premier Peer Group	100.0%	100.1%
S&P 500 Index	100.0%	141.5%
NASDAQ Bank Index	100.0%	98.3%

Comparable Company Analyses.

        Piper Sandler used publicly available information to compare selected financial information for Opus with two groups of financial institutions selected by Piper Sandler. The first peer group included banks and thrifts whose securities were publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ), headquartered in the continental Western region with total assets between $5.0 billion and $10.0 billion, but excluded targets of announced merger transactions (which we refer to as the Opus West Coast Peer Group). The Opus West Coast Peer Group consisted of the following companies:

Banc of California, Inc.	First Foundation Inc.
Hanmi Financial Corporation	Heritage Financial Corporation
HomeStreet, Inc.	Luther Burbank Corporation
TriCo Bancshares	Westamerica Bancorporation

        The analysis compared publicly available financial information for Opus with corresponding data for the Opus West Coast Peer Group as of or for the year ended December 31, 2019 (unless otherwise noted) with pricing data as of January 31, 2020. The table below sets forth the data for Opus and the median, mean, low and high data for the Opus West Coast Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Opus's historical financial statements as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

Opus West Coast Peer Group Analysis

		Opus West Coast Peer Group
	Opus (As-Converted)
		Median	Mean	Low	High
Total assets ($mm)	7,992	6,393	6,398	5,538	7,828
Loans / Deposits (%)	91.1	94.4	87.7	23.4	119.0
Non-performing assets / Total assets (%)	0.07	0.51	0.59	0.11	1.17
Tangible common equity/Tangible assets (%)	9.62	9.75	9.66	8.31	11.07
Tier 1 Ratio (%)	12.17	13.44	13.68	10.42	17.02
Total RBC Ratio (%)	15.08	15.05	14.77	10.91	17.97
CRE / Total RBC Ratio (%)	510.9	325.8	345.3	68.1	598.5
LTM Return on average assets (%)	0.80	0.80	0.85	0.25	1.44
LTM Return on average tangible common equity (%)	9.39	10.10	9.12	0.70	15.33
LTM Net interest margin (%)	2.90	3.02	3.21	1.84	4.47
LTM Efficiency ratio (%)	63.55	60.68	60.87	46.86	81.13
Price/Tangible book value (%)	138	131	149	94	282
Price/LTM Earnings per share (x)	16.4	13.6	14.7	11.9	21.3
Price/2020 Earnings per share (x)	16.1	13.7	15.1	10.2	24.4
Price/2021 Earnings per share (x)	14.6	12.2	13.5	9.6	21.0
Current Dividend Yield (%)	1.7	2.3	2.4	0.0	5.7
Market value ($mm)	1,010	790	897	513	1,714

Note:
Bank-level financial information as of December 31, 2019 or consolidated financial information as of September 30, 2019 used where December 31, 2019 consolidated financial information unavailable.

        Piper Sandler also used publicly available information to compare selected financial information for Opus with a second group of financial institutions selected by Piper Sandler. The Nationwide multifamily lender peer group included banks and thrifts whose securities were publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ) with total assets less than $50 billion and multifamily loan composition greater than 25% as of September 30, 2019, but excluded targets of announced merger transactions (which we refer to as the Opus Nationwide Multifamily Lender Peer Group). The Opus Nationwide Multifamily Lender Peer Group consisted of the following companies:

Amalgamated Bank	Customers Bancorp, Inc.
ConnectOne Bancorp, Inc.	First Foundation Inc.
Dime Community Bancshares, Inc.	Investors Bancorp, Inc.
Flushing Financial Corporation	Luther Burbank Corporation
Kearny Financial Corp.	Peapack-Gladstone Financial
Northfield Bancorp, Inc.	Corporation
Provident Financial Holdings, Inc.	Waterstone Financial, Inc.
BankFinancial Corporation

        The analysis compared publicly available financial information for Opus with corresponding data for the Opus Nationwide Multifamily Lender Peer Group as of or for the year ended December 31, 2019 (unless otherwise noted) with pricing data as of January 31, 2020. The table below sets forth the data for Opus and the median, mean, low and high data for the Opus Nationwide Multifamily Lender Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Opus's historical financial statements, as a result of the different periods, assumptions and methods used by Sander O'Neill to compute the financial data presented.

Opus Nationwide Multifamily Lender Peer Group Analysis

		Opus Nationwide Multifamily Lender Peer Group
	Opus (As-Converted)
		Median	Mean	Low	High
Total assets ($mm)	7,992	6,244	6,993	1,107	26,699
Loans / Deposits (%)	91.1	108.9	108.2	74.8	130.0
Non-performing assets / Total assets (%)	0.07	0.36	0.45	0.11	1.25
Multifamily loan composition (%)	64.1	40.1	43.4	25.0	67.2
Tangible common equity/Tangible assets (%)	9.62	9.19	10.49	7.13	19.69
Tier 1 Ratio (%)	12.17	13.66	14.65	10.04	24.92
Total RBC Ratio (%)	15.08	14.83	16.11	10.91	25.73
CRE / Total RBC Ratio (%)	510.9	415.9	436.7	197.9	678.9
LTM Return on average assets (%)	0.80	0.80	0.88	0.51	1.82
LTM Return on average tangible common equity (%)	9.39	8.40	8.46	4.59	13.77
LTM Net interest margin (%)	2.90	2.69	2.81	1.84	3.61
LTM Efficiency ratio (%)	63.55	61.61	61.45	40.51	77.04
Price/Tangible book value (%)	138	119	117	82	147
Price/LTM Earnings per share (x)	16.4	12.9	14.6	10.4	25.2
Price/2020 Earnings per share (x)	16.1	12.2	13.6	7.2	25.2
Price/2021 Earnings per share (x)	14.6	10.8	11.3	6.8	17.5
Current Dividend Yield (%)	1.7	2.4	2.3	0.0	4.2
Market value ($mm)	1,010	624	756	165	2,854

Note:
Bank-level financial information as of December 31, 2019 or consolidated financial information as of September 30, 2019 used where December 31, 2019 consolidated financial information unavailable.

        Piper Sandler used publicly available information to perform a similar analysis for Pacific Premier by comparing selected financial information for Pacific Premier with a group of financial institutions selected by Piper Sandler. The Pacific Premier peer group included banks and thrifts whose securities were publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ) headquartered in the continental Western region with total assets between $10.0 billion and $15.0 billion, but excluded targets of announced merger transactions (which we refer to as the Pacific Premier Peer Group). The Pacific Premier Peer Group consisted of the following companies:

Banner Corporation	Columbia Banking System, Inc.
CVB Financial Corp.	First Interstate BancSystem, Inc.
Glacier Bancorp, Inc.

        The analysis compared publicly available financial information for Pacific Premier with corresponding data for the Pacific Premier Peer Group as of or for the year ended December 31, 2019

(unless otherwise noted) with pricing data as of January 31, 2020. The table below sets forth the data for Pacific Premier and the median, mean, low and high data for the Pacific Premier Peer Group.

Pacific Premier Peer Group Analysis

		Pacific Premier Peer Group
	Pacific Premier
		Median	Mean	Low	High
Total assets ($mm)	11,776	13,684	13,259	11,282	14,644
Loans / Deposits (%)	98.0	86.9	85.2	76.6	92.6
Non-performing assets / Total assets (%)	0.08	0.36	0.33	0.12	0.51
Tangible common equity/Tangible assets (%)	10.30	10.23	10.49	9.35	12.17
Tier 1 Ratio (%)	11.42	13.41	13.28	11.97	14.93
Total RBC Ratio (%)	13.81	14.10	14.27	12.93	15.83
CRE / Total RBC Ratio (%)	309.9	216.3	225.0	177.5	292.5
LTM Return on average assets (%)	1.38	1.46	1.49	1.22	1.84
LTM Return on average tangible common equity (%)	15.69	15.62	15.62	13.08	17.63
LTM Net interest margin (%)	4.29	4.30	4.26	3.99	4.39
LTM Efficiency ratio (%)	49.65	56.63	53.27	37.39	61.88
Price/Tangible book value (%)	158	205	210	155	271
Price/LTM Earnings per share (x)	11.5	14.0	14.4	12.3	17.8
Price/2020 Earnings per share (x)	12.4	14.9	14.6	12.5	17.2
Price/2021 Earnings per share (x)	12.0	14.6	14.1	12.1	16.7
Current Dividend Yield (%)	3.4	3.2	3.2	2.7	3.5
Market value ($mm)	1,773	2,760	2,787	1,843	3,910

Note:
Bank-level financial information or consolidated financial information as of September 30, 2019 used where December 31, 2019 consolidated financial information unavailable

  Analysis of Precedent Transactions.

        Piper Sandler reviewed a group of nationwide merger and acquisition transactions. The group consisted of nationwide bank and thrift transactions announced between January 1, 2019 and January 31, 2020 where the target's total assets were between $3.0 billion and $12.0 billion at announcement (which we refer to as the Nationwide Precedent Transactions).

        The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
FB Financial Corporation	Franklin Financial Network, Inc.
United Bankshares, Inc.	Carolina Financial Corporation
CIT Group Inc.	Mutual of Omaha Bank
Simmons First National Corporation	Landrum Company
WesBanco Inc.	Old Line Bancshares, Inc.
People's United Financial, Inc.	United Financial Bancorp, Inc.
OFG Bancorp	Scotiabank de Puerto Rico
Valley National Bancorp	Oritani Financial Corp.
Prosperity Bancshares Inc.	LegacyTexas Financial Group, Inc.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve- months' earnings per share, transaction price to estimated earnings per share, transaction price to estimated earnings per share (including cost savings), transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Pacific Premier / Opus
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	16.6	13.7	14.0	4.9	25.8
Transaction Price / Estimated Earnings Per Share (x)	16.2	14.1	14.2	13.3	15.2
Transaction Price / Estimated Earnings Per Share (including Cost Savings) (x)	11.2	10.4	9.9	6.2	11.7
Transaction Price / Tangible Book Value Per Share (%)	139	148	159	115	216
Tangible Book Value Premium to Core Deposits (%)	5.1	8.8	11.1	3.2	27.4
One-Day Market Premium (%)	0.7	11.0	9.5	0.5	15.7

Net Present Value Analyses.

        Piper Sandler performed an analysis that estimated the net present value of Opus common stock, assuming Opus performed in accordance with publicly available mean analyst earnings per share estimates for Opus for the years ending December 31, 2020 and December 31, 2021 (taking into consideration certain adjustments for CECL accounting standards, as provided by the senior management of Opus), as well as estimated long-term annual earnings per share and asset growth rates for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as confirmed by the senior management of Opus, and estimated dividends per share for the years ending December 31, 2020 through December 31 2024, as provided by the senior management of Opus. To approximate the terminal value of a share of Opus common stock at December 31, 2024, Piper Sandler applied price to the 2024 earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2024 tangible book value ranging from 115% to 165%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Opus common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Opus common stock of $16.67 to $27.15 when applying multiples of earnings and $18.87 to $31.25 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
9.0%	$19.79	$21.27	$22.74	$24.21	$25.68	$27.15
10.0%	18.95	20.35	21.76	23.17	24.57	25.98
11.0%	18.15	19.49	20.84	22.18	23.52	24.87
12.0%	17.39	18.67	19.96	21.24	22.53	23.81
13.0%	16.67	17.90	19.13	20.36	21.58	22.81

Tangible Book Value Per Share Multiples

Discount Rate	115%	125%	135%	145%	155%	165%
9.0%	$22.43	$24.20	$25.96	$27.72	$29.49	$31.25
10.0%	21.47	23.15	24.84	26.52	28.21	29.89
11.0%	20.56	22.17	23.78	25.39	27.00	28.61
12.0%	19.69	21.23	22.77	24.31	25.85	27.39
13.0%	18.87	20.34	21.82	23.29	24.76	26.24

        Piper Sandler also considered and discussed with the Opus board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Opus's earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Opus's common stock, applying the price to the 2024 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 11.18%.

Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(20.0%)	$14.81	$15.87	$16.94	$18.01	$19.07	$20.14
(10.0%)	16.41	17.61	18.81	20.01	21.21	22.41
0.0%	18.01	19.34	20.67	22.01	23.34	24.67
10.0%	19.61	21.07	22.54	24.01	25.47	26.94
20.0%	21.21	22.81	24.41	26.01	27.61	29.21

        Piper Sandler also performed an analysis that estimated the net present value per share of Pacific Premier common stock, assuming Pacific Premier performed in accordance with publicly available mean analyst earnings per share estimates for Pacific Premier for the years ending December 31, 2020 and December 31, 2021 (taking into consideration certain adjustments for CECL accounting standards, as provided by the senior management of Pacific Premier), as well as estimated long-term annual earnings per share and asset growth rates for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as confirmed by the senior management of Pacific Premier, estimated dividends per share for the years ending December 31, 2020 through December 31, 2024, as provided by the senior management of Pacific Premier. To approximate the terminal value of a share of Pacific Premier common stock at December 31, 2024, Piper Sandler applied price to the 2024 earnings multiples ranging from 12.0x to 17.0x and multiples of December 31, 2024 tangible book value ranging from 160% to 235%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pacific Premier common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Pacific Premier common stock of $26.74 to $41.71 when applying multiples of earnings and $26.06 to $41.77 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
9.0%	$31.68	$33.69	$35.69	$37.70	$39.71	$41.71
10.0%	30.35	32.26	34.18	36.10	38.01	39.93
11.0%	29.08	30.91	32.74	34.58	36.41	38.24
12.0%	27.88	29.63	31.38	33.13	34.89	36.64
13.0%	26.74	28.42	30.09	31.77	33.44	35.12

Tangible Book Value Per Share Multiples

Discount Rate	160%	175%	190%	205%	220%	235%
9.0%	$30.87	$33.05	$35.23	$37.41	$39.59	$41.77
10.0%	29.57	31.65	33.74	35.82	37.90	39.99
11.0%	28.34	30.33	32.32	34.31	36.30	38.30
12.0%	27.17	29.07	30.98	32.88	34.79	36.69
13.0%	26.06	27.88	29.70	31.53	33.35	35.17

        Piper Sandler also considered and discussed with the Opus board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Pacific Premier's earnings varied from 20.0% above estimates to (20.0%) below estimates. This analysis resulted in the following range of per share values for Pacific Premier common stock, applying the price to the 2024 earnings multiples range of 12.0x to 17.0x referred to above and a discount rate of 11.18%.

Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(20.0%)	$24.50	$25.95	$27.40	$28.86	$30.31	$31.77
(10.0%)	26.68	28.31	29.95	31.58	33.22	34.86
0.0%	28.86	30.68	32.49	34.31	36.13	37.95
10.0%	31.04	33.04	35.04	37.04	39.04	41.04
20.0%	33.22	35.40	37.58	39.76	41.95	44.13

        Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

        Piper Sandler analyzed certain potential pro forma effects of the merger on Pacific Premier assuming the transaction closes June 30, 2020. Piper Sandler utilized certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain adjustments for CECL accounting standards, as well as publicly available mean analyst earnings per share estimates for each of Opus and Pacific Premier for the years ending December 31, 2020 and December 31, 2021 with an estimated earnings per share growth rate for each of Opus and Pacific Premier for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of Pacific Premier. The analysis indicated that the merger could be accretive to Pacific Premier's estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending 2020 through 2023 and dilutive to Pacific Premier's estimated tangible book value per share at close and December 31, 2020, and December 31, 2021.

        In connection with this analysis, Piper Sandler considered and discussed with the Opus board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler & Co.'s Relationship.

        Piper Sandler is acting as Opus's financial advisor in connection with the merger and will receive a fee for such services in an amount equal to approximately 1.0% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the merger, Piper Sandler's fee was approximately $10.3 million. Piper Sandler also received a $500,000 fee from Opus upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee, which will become payable to Piper Sandler upon closing of the merger. Opus has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler's engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler's engagement.

        In the two years preceding the date of Piper Sandler's opinion, Piper Sandler provided certain other investment banking services to Opus. Specifically, Piper Sandler provided ongoing general advisory services to Opus in the two years preceding the date of its opinion and received $50,000 quarterly retainer fees in connection therewith, which retainer fees will be credited towards the advisory fee, which will become payable to Piper Sandler upon closing of the merger. In addition, Piper Sandler entered into a referral agreement with Opus pursuant to which Opus introduced a third party to one of Piper Sandler's clients for the purpose of such client and the introduced third party pursuing a strategic transaction, for which Piper Sandler paid Opus a referral fee of approximately $127,000 in May 2018. Piper Sandler did not provide any investment banking services to Pacific Premier in the two years preceding the date of its opinion. In the ordinary course of Piper Sandler's business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Opus, Pacific Premier and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Opus, Pacific Premier and their respective affiliates for Piper Sandler's account and for the accounts of Piper Sandler's customers.

The Merger Consideration

General.

        At the effective time of the merger, each share of Opus common stock and Opus preferred stock outstanding immediately before the effective time of the merger will, by virtue of the merger and without any action on the part of an Opus shareholder, be converted into, and will be canceled in exchange for, the right to receive whole shares of common stock of Pacific Premier. Cash will be paid in lieu of fractional shares of Pacific Premier common stock.

Merger Consideration.

        Upon consummation of the merger, (i) each share of Opus common stock issued and outstanding immediately prior to the effective time of the merger will be converted into, and will be canceled in exchange for, the right to receive 0.9000 of a share of Pacific Premier common stock, which is referred to as the exchange ratio, and (ii) each share of Opus preferred stock issued and outstanding immediately prior to the effective time of the merger will be converted into, and will be canceled in exchange for, the right to receive that number of shares of Pacific Premier common stock equal to the product of (x) the number of shares of Opus common stock into which such share of Opus preferred stock is convertible in connection with, and as a result of, the merger, and (y) the exchange ratio.

        Upon completion of the merger, Opus shareholders are expected to receive an aggregate of             shares of Pacific Premier common stock, which, based on a $29.80 closing price of Pacific Premier's common stock on January 31, 2020, represents approximately $1.0 billion of aggregate merger consideration will be payable to the Opus shareholders. The aggregate number of shares of Pacific Premier stock referenced in the immediately prior sentence is based on, as of the date of this joint proxy statement/prospectus:

  •
              shares of Opus common stock and            shares of Opus preferred stock outstanding;

  •
  restricted shares of Opus common stock, which we refer to as Opus restricted stock, outstanding; and

  •
  time-based Opus restricted stock units, or Opus RSUs, outstanding (other than awards made in 2020 to Opus employees who will become Pacific Premier Bank employees).

        Following the completion of the merger, and based the amounts described above and on                        shares of Pacific Premier common stock outstanding as of                        , 2020, the former Opus shareholders will own approximately 37% of the outstanding shares of Pacific Premier common stock and the current shareholders of Pacific Premier will own the remaining approximately 63% of the outstanding shares of Pacific Premier common stock.

        The amounts and percentages in the immediately preceding paragraph do not take into account or otherwise give effect to:

  •
  any shares of Pacific Premier common stock that may be issuable upon exercise prior to the effective time of the merger to holders of Opus options and Opus warrants;

  •
  Opus PRSUs, that may vest prior to the effective time of the merger;

  •
  Opus RSUs and Opus PRSUs awarded in 2020 to Opus employees who will become Pacific Premier Bank employees; and

  •
  any tax withholding obligations.

        Assuming that, immediately prior to the effective time of the merger, all outstanding Opus options and Opus warrants are exercised in full and all of the Opus PRSUs (other than Opus PRSUs awarded in 2020 to Opus employees who will become Pacific Premier Bank employees) vest in full, in each case prior to giving effect to any tax withholding obligations, Pacific Premier would be required to issue an additional            shares of Pacific Premier common stock. It is not feasible to predict how many Opus options and Opus warrants will actually be exercised or how many Opus PRSUs, if any, will vest prior to the closing.

Fractional Shares.

        No fractional shares of Pacific Premier common stock will be issued, and in lieu thereof, each holder of Opus common stock or Opus preferred stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the Pacific Premier average share price, rounded to the nearest whole cent. No such holder will be entitled to dividends, voting rights or any other rights in respect of any fractional share of Pacific Premier common stock.

Opus Options

        At the effective time of the merger, each vested Opus option that is outstanding and unexercised immediately prior to the effective time will be canceled in exchange for the right to receive from Opus, immediately prior to the effective time, a single lump sum cash payment equal to the product of (i) the number of shares of Opus common stock subject to such Opus option immediately prior to the effective time, and (ii) the excess, if any, of (A) the Pacific Premier average share price (which is the average closing price per share of Pacific Premier common stock, as reported on the NASDAQ Global Select Market, for the five (5) trading days ending on and including the fifth trading day prior to the closing date of the merger) multiplied by the exchange ratio, over (B) the exercise price per share of such Opus option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Opus option is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, the Opus option will be canceled without any cash payment being made in respect thereof. For Opus options that are exercised before the closing, the underlying shares of Opus common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio.

        Assuming no Opus options are exercised before the closing, cash payments to holders of Opus options would amount to approximately $400,000 in the aggregate based on the closing price of the Pacific Premier common stock as of January 31, 2020.

Opus Warrants

        Pursuant to the terms of the merger agreement, Opus is required to use its reasonable best efforts to obtain from each holder of a then-outstanding warrant to purchase shares of Opus common stock or

Opus preferred stock, which we collectively refer to as the Opus warrants, no later than five (5) business days prior to the closing of the merger, either (x) a written acknowledgement with regard to the cancellation of such Opus warrant (which we refer as a warrant cancellation notice) immediately prior to the effective time of the merger and the payment therefor as described in the immediately following paragraph, or (y) a written notice providing for the exercise (for cash or cashless) (which we refer as a warrant exercise notice) effective immediately prior to the effective time of the merger of such holder's Opus warrant in accordance with the terms described below.

        Each outstanding Opus warrant for which a warrant cancellation notice has been received will be canceled in exchange for the right of the holder of such Opus warrant to receive from Pacific Premier a single lump sum cash payment, equal to the product of (x) the number of shares of Opus common stock subject to such Opus warrant (on an as-converted basis in the case of warrants to purchase Opus preferred stock) immediately prior to the effective time of the merger, and (y) the excess, if any, of (A) the Pacific Premier average share price multiplied by the exchange ratio over (B) the exercise price per share of Opus common stock of such Opus warrant (on an as-converted basis in the case of warrants to purchase Opus preferred stock), less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Opus warrant (on an as-converted basis, in the case of warrants to purchase Opus preferred stock) is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, such Opus warrant will be canceled without any cash payment being made in respect thereof.

        Each outstanding Opus warrant for which a warrant exercise notice has been received will be deemed exercised, and the shares of Opus common stock or Opus preferred stock, as the case may be, issuable upon exercise of such Opus warrant will be deemed issued immediately prior to the effective time of the merger. At the effective time of the merger, the shares of Opus common stock or Opus preferred stock, as the case may be, issued pursuant to the warrant exercise notice will be converted into the right to receive the merger consideration.

        In the event that, for any outstanding Opus warrant, Opus has not received a warrant cancellation notice or a warrant exercise notice at least five (5) business days prior to the closing of the merger, then in accordance with the terms of such Opus warrant, Pacific Premier will assume such Opus warrant and will be obligated to pay the merger consideration to the holder of such Opus warrant upon exercise thereof in accordance with its terms.

        Assuming warrant cancellation notices are received for all Opus warrants, such cash payments would amount to approximately $3.1 million in the aggregate based on the closing price of the Pacific Premier common stock as of January 31, 2020.

Opus Restricted Stock and Opus RSUs; Opus PRSUs

        Opus Restricted Stock and Opus RSUs.    Each outstanding award of Opus restricted stock and Opus RSUs, other than Opus RSUs awarded in 2020 to Opus employees who will become Pacific Premier Bank employees, in each case, granted pursuant to Opus's equity incentive plans, and after taking into account applicable tax withholdings, will become fully vested effective immediately prior to the effective time of the merger. Upon the effective time of the merger, such vested awards will be canceled in exchange for the right to receive a number of shares of Pacific Premier common stock equal to the number of shares of Opus common stock underlying such vested awards immediately prior to the effective time of the merger multiplied by the exchange ratio, plus cash in lieu of any fractional share interest.

        At the effective time of the merger, each Opus RSU awarded in 2020 to Opus employees who will become Pacific Premier Bank employees will automatically cease to represent a restricted stock unit denominated in shares of Opus common stock and will be substituted with a Pacific Premier RSU with terms substantially similar to the terms and conditions (including the same vesting terms) that applied to the applicable Opus RSU immediately prior to the effective time of the merger. The number of shares of Pacific Premier common stock subject to each such Pacific Premier RSU will be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Opus common stock subject to such Opus RSU immediately prior to the effective time of the merger multiplied by (y) the exchange ratio.

        Opus PRSUs.    Each outstanding award of Opus PRSUs, other than any Opus PRSUs awarded in 2020 to Opus employees who will become Pacific Premier Bank employees, will become vested effective immediately prior to the effective time of the merger in a number of units in respect of such award as determined in accordance with the applicable award agreement or Opus's equity plan (after taking into account applicable tax withholdings) and canceled in exchange for the right to receive a number of shares of Pacific Premier common stock equal to the number of shares of Opus common stock underlying such vested awards immediately prior to the effective time of the merger multiplied by the exchange ratio, plus cash in lieu of any fractional share interest.

        At the effective time of the merger, each Opus PRSU awarded in 2020 to Opus employees who will become Pacific Premier Bank employees will automatically cease to represent a performance stock unit denominated in shares of Opus common stock and will be substituted with a Pacific Premier RSU with terms substantially similar to the terms and conditions (including the same service-based vesting terms but excluding performance-based vesting terms) as were applicable to the applicable Opus PRSU immediately prior to the effective time of the merger. The number of shares of Pacific Premier common stock subject to each such Pacific Premier RSU will be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Opus common stock subject to such Opus PRSU immediately prior to the effective time of the merger, determined based on the greater of the Shortened Period RSUs (as such term is defined in the award agreement applicable to the Opus PRSUs) and the target number of the applicable Opus PRSUs, multiplied by (y) the exchange ratio.

Procedures for Exchanging Opus Common Stock and Opus Preferred Stock Certificates

        Promptly following the closing of the merger, American Stock Transfer & Trust Company, the exchange agent, will mail and otherwise make available to each Opus shareholder of record a notice and form of transmittal letter advising such holder of the effectiveness of the merger and the instructions and procedure for surrendering to the exchange agent certificates representing shares or book-entry shares of Opus common stock or Opus preferred stock, as the case may be, in exchange for the merger consideration allocated to them. Upon surrender of a certificate representing shares or book-entry shares of Opus common stock or Opus preferred stock for exchange and cancellation to the exchange agent, together with a duly executed transmittal letter, the holder of such certificates or book-entry shares will be entitled to receive the merger consideration allocated to him or her and such certificates or book-entry shares for Opus common stock or Opus preferred stock so surrendered will be canceled. No interest will be paid or accrued on any cash paid in lieu of fractional shares of Pacific Premier common stock.

        Opus shareholders who surrender their stock certificates or book-entry shares and complete the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in Opus in accordance with the instructions accompanying the transmittal letter, will, upon the exchange agent's acceptance of such stock certificates or book-entry shares and transmittal materials or stock interest, be entitled to evidence of issuance in book entry form the number of whole shares of Pacific Premier common stock in to which the aggregate number of shares of Opus common stock or Opus preferred stock, as the case may be, surrendered have been converted pursuant to the merger agreement.

        Any Opus shareholder who receives shares of Pacific Premier common stock in the merger will receive dividends on Pacific Premier common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her Opus stock certificates or Opus book-entry shares. Only then will the Opus shareholder be entitled to receive all previously withheld dividends and distributions, without interest.

        After completion of the merger, no transfers of Opus common stock or Opus preferred stock issued and outstanding immediately prior to the completion of the merger will be allowed. Opus stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

        If an Opus shareholder has lost his or her Opus stock certificate, or the Opus stock certificate has been lost, stolen or destroyed, the Opus shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any merger consideration to which he or she may be entitled.

Conditions to the Merger

        Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

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  a majority of the votes cast at the Pacific Premier special meeting by the holders of Pacific Premier common stock entitled to vote at the Pacific Premier special meeting must approve the issuance of the shares of Pacific Premier common stock in connection with the merger;

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  the holders of a majority of the outstanding shares of Opus common stock and the holders of a majority of outstanding shares of Opus preferred stock, voting as separate classes, must have approved the merger agreement at the Opus special meeting;

  •
  all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any conditions, restrictions or requirements that would require Pacific Premier or Opus to take any action or commit to take any action that would reasonably be likely to have a material adverse effect on Pacific Premier and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to Opus and its subsidiaries, taken as a whole);

  •
  no statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits the consummation of the merger will have been enacted, issued, promulgated, enforced or entered by a governmental authority of competent jurisdiction;

  •
  the registration statement of Pacific Premier, of which this document is a part, must have become effective under the Securities Act, and no stop order suspending the effectiveness of such registration statement will have been issued and no proceedings for that purpose will have been initiated by the Commission and not withdrawn; and

  •
  the shares of Pacific Premier common stock to be issued to Opus shareholders as the merger consideration in the merger must have been approved for listing on the NASDAQ Global Select Market (or on any securities exchange on which the Pacific Premier common stock may then be listed).

        In addition to the foregoing conditions, the obligation of Pacific Premier and Pacific Premier Bank to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Pacific Premier or Pacific Premier Bank:

  •
  the representations and warranties of Opus in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than, in most cases, those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on Opus, and Pacific Premier and Pacific Premier Bank will have received a certificate signed by the chief executive officer and chief financial officer of Opus to that effect;

  •
  Opus must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Pacific Premier and Pacific Premier Bank will have received a certificate signed by the chief executive officer and chief financial officer of Opus to that effect;

  •
  as of the month-end prior to the closing date, Opus must have an aggregate outstanding balance of non-maturity deposits equal to at least $5.09 billion (on January 31, 2020, Opus Bank had an aggregate outstanding balance of non-maturity deposits equal to $5.65 billion);

  •
  no later than five (5) business days prior to the closing date, Opus must deliver to Pacific Premier an updated schedule of merger related expenses;

  •
  Pacific Premier must have received an opinion of H&K to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  Pacific Premier must have received such certificates of Opus's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Pacific Premier may reasonably request.

        In addition to the other conditions set forth above, the obligation of Opus to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Opus:

  •
  the representations and warranties of Pacific Premier and Pacific Premier Bank in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on Pacific Premier and Opus will have received a certificate signed by the chief executive officer and chief financial officer of Pacific Premier and Pacific Premier Bank, respectively, to that effect;

  •
  Pacific Premier and Pacific Premier Bank must have performed in all material respects all obligations required to be performed by them at or prior to consummation of the merger, and Opus will have received a certificate signed by the chief executive officer and chief financial officer of Pacific Premier and Pacific Premier Bank, respectively, to that effect;

  •
  Opus must have received an opinion of S&C to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  Opus must have received such certificates of Pacific Premier's and Pacific Premier Bank's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Opus may reasonably request.

        Under the terms of the merger agreement, a material adverse effect on either Pacific Premier or Opus is defined to mean any effect that (i) is material and adverse to the financial condition, results of operations or business of Pacific Premier and its subsidiaries taken as a whole or Opus and its subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Pacific Premier and its subsidiaries, or Opus and its subsidiaries, as the case may be, to perform their respective obligations under the merger agreement or otherwise materially prevent the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect under subclause (i) above:

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  changes after January 31, 2020 in laws or regulations of general applicability to banks, savings institutions and their holding companies or interpretations of them by governmental authorities or the interpretation or implementation thereof;

  •
  changes after January 31, 2020 in generally accepted accounting principles, or GAAP, or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally or the interpretation or implementation thereof;

  •
  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or other international, national, or regional calamity or any material worsening or escalation of such conditions;

  •
  changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally;

  •
  the public announcement, pendency, or consummation of the merger, including the impact of the merger on relationships with clients or employees;

  •
  any modifications or changes to valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with GAAP;

  •
  the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes unless otherwise excluded, or changes in the trading price or volume of Pacific Premier's or Opus's common stock, in and of itself, but not including the underlying causes thereof unless otherwise excluded;

  •
  with respect to Opus, the effects of any action or omission taken with the prior consent of Pacific Premier or as otherwise contemplated by the merger agreement; and

  •
  any hurricane, earthquake, flood, fire or other natural disaster, outbreak of disease or other acts of God, provided that the effect of the changes described in the first, second, third, fourth and ninth bullet points above will not be excluded as a material adverse effect to the extent of a materially disproportionate impact, if any, that they have on Pacific Premier and its subsidiaries as a whole on the one hand, or Opus and its subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

Regulatory Approvals

        The merger cannot be completed unless the parties receive prior approvals from the CA DBO, the Federal Reserve and DORA.

Bank Merger Applications

        In order to consummate the merger, the prior approval of the CA DBO will be required under the California Financial Code, which is referred to as the CFC, the prior approval of the Federal Reserve will be required under the Bank Merger Act, and DORA's prior approval is required pursuant to the

Colorado Revised Statutes. We refer to the applications filed to obtain the approval of the merger by the CA DBO, the Federal Reserve and DORA as the bank merger applications. In reviewing the merger, the CA DBO and the Federal Reserve will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects. The regulators will also take into account the record of performance of Pacific Premier Bank and Opus in meeting the credit needs of the respective communities that they serve and Pacific Premier Bank's and Opus's respective regulatory rating under the Community Reinvestment Act, or CRA. Pacific Premier Bank and Opus both received at least a "satisfactory" performance rating in their most recent CRA evaluations. In considering the merger, the CFC also requires the CA DBO to consider whether the proposed transaction will be fair, just, and equitable to the bank being acquired and the surviving depository institution.

        Any transaction approved by the Federal Reserve under the Bank Merger Act may not be completed until thirty (30) days after the Federal Reserve's approval, during which time the DOJ may challenge such transaction on antitrust grounds. With the approval of the Federal Reserve and the DOJ, the waiting period may be reduced to fifteen (15) days. While Pacific Premier and Opus do not know of any reason that the DOJ would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the DOJ will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.

        Pacific Premier also has filed a notice of change in control with DORA because the merger will result in a change of control of Opus's Colorado trust company subsidiary, PENSCO. In reviewing the proposed change in control, DORA will consider whether Pacific Premier is sufficiently qualified and financially responsible to control PENSCO in a legal and property manner, that the proposed change in control will not jeopardize the public's interests, generally, and that Pacific Premier has complied with the relevant Colorado statutory and regulatory requirements for acquiring control of PENSCO.

        Except as described above, neither Pacific Premier nor Opus is aware of any other regulatory approvals that would be required for completion of the merger. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.

Status of Applications.

        Pacific Premier has filed all required applications with the CA DBO, the Federal Reserve and DORA. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions, restrictions or requirements that would require Pacific Premier or Opus to take any action or commit to take any action that would reasonably be likely to have a material adverse effect on Pacific Premier and its subsidiaries, taken as a whole, after giving effect to the merger (measured on a scale relative to Opus and its subsidiaries, taken as a whole). See "—Conditions to the Merger" beginning on page      . The approval of any application or notice merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by, or fairness to, Opus shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Business Pending the Merger

        The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A to this joint proxy statement/prospectus, are briefly described below.

        Pending consummation of the merger, except as expressly contemplated or permitted by the merger agreement, as disclosed to Pacific Premier or as required by applicable law, regulation or policies imposed by any governmental authority, Opus may not, and will cause each of its subsidiaries not to, among other things, take the following actions without Pacific Premier's prior written consent:

  •
  conduct its business other than in the ordinary course of business consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve the goodwill of the clients of Opus, its subsidiaries and others with whom material business relations exist;

  •
  except for the issuances of shares of Opus common stock pursuant to previously issued Opus options, Opus warrants, Opus restricted stock, Opus RSUs and Opus PRSUs, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or rights to acquire stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights;

  •
  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Opus common stock or Opus preferred stock, except (A) regular quarterly cash dividends on the Opus common stock and Opus preferred stock at a rate not in the excess of, on a converted basis, $0.11 per share of Opus common stock in the ordinary course of business consistent with past practice, including as to the approximate declaration, payment and record dates, (B) dividends paid by any of the subsidiaries of Opus to Opus or any of its wholly owned subsidiaries, or (C) to satisfy obligations under the Opus benefit plans;

  •
  directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of Opus common stock (other than the withholding of shares to satisfy withholding tax obligations in respect of Opus equity awards outstanding as of the date of the merger agreement in accordance with their terms and, as applicable, the Opus equity plans as in effect on the date of the merger agreement;

  •
  except as required by Opus's benefit plans, enter into or amend or renew any employment-related or consulting agreements or arrangements with any director or executive officer of Opus or its subsidiaries (other than with respect to employment agreements that provide for automatic renewal in accordance with their terms), grant or announce any salary or wage increase (other than (i) annual merit increases adopted in the ordinary course of business consistent with past practice and not to exceed three percent (3%) in the aggregate across all employees and (ii) the payment of annual bonuses for 2019 based on actual performance in the ordinary course of business consistent with past practice), grant or announce any severance or termination pay, or increase or announce any increase in any employee benefit (including incentive or bonus payments);

  •
  hire any person as a senior officer of Opus or any of its subsidiaries or promote any employee to a senior officer position, except (i) to satisfy contractual obligations existing as of the date of the merger agreement, and (ii) persons hired to fill any senior officer vacancies either existing as of the date of the merger agreement or arising after the date of the merger agreement whose employment is terminable at the will of Opus or a subsidiary of Opus and who are not subject to or eligible for any change in control bonus or similar benefits or payments that would, in each case, become payable solely as a result of the merger agreement, or consummation thereof;

  •
  enter into any collective bargaining agreement or other agreement with a labor union, guild or association representing any employee;

  •
  except as required by Opus's benefit plans, (i) enter into, establish, adopt, terminate or amend, or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Opus or (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for (i) sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business, consistent with past practices and not material to Opus and its subsidiaries taken as a whole, and (ii) sales of loans or loan participations which are in the ordinary course of business consistent with past practice;

  •
  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, deposits or properties of any other entity, in each case other than in the ordinary course of business consistent with past practice;

  •
  make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $350,000 in the aggregate;

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  amend the Opus articles or the Opus bylaws or the articles of incorporation or bylaws (or equivalent documents) of any subsidiary of Opus;

  •
  implement or adopt any material change in its accounting principles, practices or methods other than as may be required by changes in laws or regulations or GAAP;

  •
  except as otherwise permitted under the merger agreement, (i) cancel, fail to renew or terminate any material contract or amend or modify in any material respect any of its existing material contracts or (ii) enter into certain material contracts described in the merger agreement;

  •
  enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Opus or any of its subsidiaries is or becomes a party after the date of the merger agreement, which settlement, agreement or action involves payment by Opus or any of its subsidiaries of an amount which exceeds $250,000 individually or $600,000 in the aggregate and/or would impose any material restriction on the business of Pacific Premier or any of its subsidiaries following the consummation of the merger (including Opus);

  •
  enter into any new material line of business, materially change its lending, investment, underwriting, loan, servicing, risk and asset liability management and other material banking and operating policies, or materially change the manner in which its investment securities or loan portfolio is classified or reported, in each case, except as required by applicable law, regulation, policies imposed by any governmental authority or in conformity with GAAP;

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  file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

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  introduce any new material sales compensation or incentive programs or arrangements;

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  enter into any derivatives contract except in the ordinary course of business consistent with past practices;

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  incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and Federal Reserve Bank borrowings and advances that mature within 90 days and that have no put or call features; and securities sold under repurchase agreements that mature within 90 days, in each case, in the ordinary course of business consistent with past practices);

  •
  assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual or entity, other than with respect to a subsidiary of Opus, in connection with the presentation of items for collection (e.g. person or business checks) and letters of credit and other negotiable instruments in the ordinary course of business consistent with past practice;

  •
  acquire (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, collateralized loan obligation or equity investment in each case, other than in the ordinary course of business consistent with past practice;

  •
  dispose of any debt security or equity investment, other than in the ordinary course of business consistent with past practice;

  •
  (i) make, renew or modify any loan, loan commitment, letter of credit or other extension of credit, which are collectively referred to as loans, other than loans made pursuant to existing commitments that have been previously disclosed to Pacific Premier or made in the ordinary course of business consistent with past practice that are not in excess of $25.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure any loans; (iii) enter into any loan securitization or create any special purpose funding entity; or (iv) enter into any agreement or arrangement providing for the purchase of a loan participation (provided that, in each case, Opus and its subsidiaries may make, renew, modify or enter into loans that exceed the foregoing dollar limitation or enter into any agreement or arrangement providing for the purchase of a loan participation to the extent Opus provides to Pacific Premier in writing a complete loan package for such loan or loan participation and Pacific Premier does not object to such proposed loan or loan participation within three (3) business days of receipt of such written notice);

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  make any material investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

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  make or change any material tax election, settle or compromise any material tax liability of Opus or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes of Opus or any of its subsidiaries (or the assets and liabilities of Opus or any of its subsidiaries) (provided that nothing restricts the ability of Opus or its subsidiaries from agreeing to an extension or waiver of the statute of limitations for filing any tax return in the ordinary course of business), enter into any closing agreement with respect to any material amount of taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting with respect to taxes or file any amended income or other material tax return;

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  take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Pacific Premier or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

  •
  make or propose to make any loan to or enter into any transaction with any of Opus's or any of its subsidiaries' directors or executive officers (other than those entered into on an arm's length basis, in the ordinary course of business consistent with past practice and in compliance with applicable law, regulation and policies imposed by any governmental authority);

  •
  take any action that would or is reasonably likely to result in (i) the merger not qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Opus set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, such that Pacific Premier would be able to terminate the merger agreement, (iii) any of the other conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material delay in the ability of Pacific Premier or Opus to perform any of their obligations under the merger agreement on a timely basis, or (v) a material delay in the ability of Pacific Premier to obtain any required regulatory approvals; or

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        The merger agreement also provides that pending consummation of the merger, except as expressly contemplated or permitted by the merger agreement, as disclosed to Opus or as required by applicable law, regulation or policies imposed by any governmental authority, Pacific Premier may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of Opus:

  •
  conduct its business other than in the ordinary course of business consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization and fail to preserve for itself and Opus the goodwill of the clients of Pacific Premier and its subsidiaries and others with whom material business relations exist;

  •
  issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or rights, other than (i) in connection with the merger agreement or (ii) pursuant to rights issued or to be issued pursuant to Pacific Premier's benefit plans (including any shares of Pacific Premier common stock issuable pursuant to such rights);

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  amend the Pacific Premier certificate of incorporation or the Pacific Premier bylaws;

  •
  implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP;

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  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Pacific Premier common stock, except (A) regular quarterly cash dividends on the Pacific Premier common stock at a rate not in the excess of $0.25 per share of Pacific Premier common stock in the ordinary course of business consistent with past practice, including as to the approximate declaration, payment and record dates, (B) dividends paid by any of the subsidiaries of Pacific Premier to Pacific Premier or any of its wholly owned subsidiaries, or (C) to satisfy obligations under the Pacific Premier benefit plans;

  •
  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any material portion of the assets, business, securities, deposits or properties of any person or division or business unit thereof, in each case, that would materially delay the consummation of the merger (including the receipt of any regulatory approval required to consummate the merger);

  •
  take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Opus or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

  •
  take any action that is or would be reasonably likely to result in (i) the merger not qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Pacific Premier set forth in the merger agreement being or becoming untrue at any time at or prior to the effective time of the merger, such that Opus would be able to terminate the merger agreement, (iii) any of the other conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material delay in the ability of Pacific Premier or Opus to perform any of their obligations under the merger agreement on a timely basis, or (v) a material delay in the ability of Pacific Premier to obtain any required regulatory approvals;

  •
  make any written communications to the employees of Opus or any of its subsidiaries without prior consultation with Opus and consideration of any Opus comments in good faith; or

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Opus Board's Covenant to Recommend the Merger Agreement

        Pursuant to the merger agreement, the Opus board is required, at all times prior to and during the Opus special meeting, to recommend that Opus shareholders approve the merger agreement. The Opus board may not withdraw, modify or qualify in any manner adverse to Pacific Premier such recommendation or take any other action or make any other public statement in connection with the Opus special meeting inconsistent with such recommendation, except as described below.

        The Opus board is permitted to change its recommendation if Opus has complied with the merger agreement and the Opus board, after consulting with its outside counsel and financial advisor, has determined in good faith that failure to do so would be more likely than not to be inconsistent with such Opus board's fiduciary duties under applicable law. If the Opus board intends to change its recommendation following an acquisition proposal, as described in "—No Solicitation" below, it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by Pacific Premier, that another acquisition proposal constitutes a superior proposal, as defined in "—No Solicitation" below. Opus also must notify Pacific Premier at least five (5) business days in advance of its intention to change its recommendation in response to the superior proposal, including furnishing to Pacific Premier all of the material terms of such superior proposal. Prior to changing its recommendation, Opus must, and must cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with Pacific Premier for a period of up to five (5) business days to the extent Pacific Premier desires to negotiate to make adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.

No Solicitation

        The merger agreement provides that Opus will, and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives to, immediately cease any discussions or negotiations with any other parties that have been ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. For purposes of the merger agreement, "acquisition proposal" is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets, or deposits of Opus and its subsidiaries taken as a whole; (ii) direct or indirect acquisition or purchase of any class of equity securities representing 25% or more of the voting power of Opus; (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of Opus; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Opus, other than the transactions contemplated by the merger agreement.

        From the date of the merger agreement through the effective time of the merger, Opus will not, and will use reasonable efforts to cause its directors, officers or employees or any other representative retained by it not to, directly or indirectly through another person (i) solicit, initiate, or knowingly encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (ii) provide any confidential information or data to any person relating to any acquisition proposal, (iii) participate in any discussions or negotiations regarding any acquisition proposal, (iv) waive, terminate, modify, or fail to enforce any provision of any contractual "standstill" or similar obligations of any person other than Pacific Premier or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (vi) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

        However, prior to the date of the Opus special meeting, if the Opus board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would be more likely than not to be inconsistent with the Opus board's fiduciary duties under applicable law, Opus may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the Opus board determines in good faith constitutes a superior proposal:

  •
  furnish information with respect to itself and its subsidiaries to any person making the superior proposal pursuant to a confidentiality agreement, on terms that are in all material respects no less restrictive to the person than the terms contained in the confidentiality agreement between Opus and Pacific Premier are to Pacific Premier; and

  •
  participate in discussions or negotiations regarding the superior proposal.

        For purposes of the merger agreement, "superior proposal" is defined to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Opus common stock then outstanding or all or substantially all of Opus's consolidated assets, that the Opus board determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation, and after taking into account the advice of Opus's financial advisor, which will be a recognized investment banking firm, and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Opus board, is reasonably likely to be obtained by the third party.

        In addition to these obligations, Opus will promptly, within 24 hours, advise Pacific Premier orally and in writing of its receipt of any acquisition proposal.

        Opus has agreed that any violations of the restrictions set forth in the merger agreement by any representative of Opus or its subsidiaries will be deemed a breach of the merger agreement by Opus.

Representations and Warranties of the Parties

        Pursuant to the merger agreement, Pacific Premier, Pacific Premier Bank, and Opus made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A to this joint proxy statement/prospectus. Such representations and warranties generally must remain accurate through the completion of the merger, unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See "—Conditions to the Merger" beginning on page    .

        The merger agreement contains representations and warranties that Pacific Premier, Pacific Premier Bank and Opus made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Although neither Pacific Premier, Pacific Premier Bank nor Opus believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.

        Accordingly, neither shareholders of either Opus or Pacific Premier should rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Pacific Premier's or Opus's public disclosures.

Effective Time of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, Opus will be acquired by Pacific Premier in a transaction in which Opus will merge with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution. The merger will become effective upon the Secretary of State of the State of California certifying the agreement of merger, the form of which is attached as Annex B to the merger agreement, and the filing of such certified copy of the agreement of merger with the CA DBO.

Amendment of the Merger Agreement

        To the extent permitted under applicable law, the merger agreement may be amended or modified at any time by written agreement of the parties whether before or after the approval of the shareholders of Opus, except that after shareholders of Opus have approved the principal terms of the merger agreement, except as described in the next sentence, no amendment that by law requires further approval by the shareholders of Opus may be made without first obtaining such approval. The merger agreement provides that, by adopting the principal terms of the merger agreement, Opus shareholders will be deemed to have approved any amendment to the December 31, 2020 termination date (or as extended to March 31, 2021 under certain circumstances described below), which is described below.

Termination of the Merger Agreement

        The merger agreement may be terminated:

  •
  by the mutual written consent of Pacific Premier and Opus;

  •
  if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, by Pacific Premier or Opus, in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (i) cannot be or has not been cured prior to the earlier of (A) thirty (30) calendar days after the giving of written notice to the breaching party of such breach and (B) December 31, 2020 (which date may be extended to March 31, 2021 under the circumstances described in the following bullet point), and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement;

  •
  by Pacific Premier or Opus, in the event that the merger is not consummated by December 31, 2020, except to the extent that the failure to consummate the merger by such date is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the Opus shareholders (if Opus is the party seeking to terminate) to perform or observe their respective covenants under their respective Opus shareholder agreements with Pacific Premier; provided, that Pacific Premier or Opus may extend the outside date from December 31, 2020 to March 31, 2021 by written notice to the other party if the closing has not occurred by December 31, 2020 due to the failure to receive all requisite regulatory approvals and all other conditions to closing have been satisfied or waived (other than conditions that are to be satisfied at closing);

  •
  by Pacific Premier or Opus, in the event the approval of any governmental authority required for consummation of the merger has been denied by final non-appealable action of the governmental authority, or any governmental authority will have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the merger, or an application for approval has been permanently withdrawn by mutual agreement of Pacific Premier and Opus at the formal or informal request of a governmental authority, provided that no party has the right to terminate the merger agreement if the party seeking to terminate the merger agreement failed to perform or observe its covenants set forth in the merger agreement;

  •
  by Pacific Premier if (i) Opus has materially breached its covenants under "—No Solicitation" on page            in any respect adverse to Pacific Premier prior to the Opus special meeting, (ii) the Opus board fails to recommend to Opus's shareholders that they approve the merger agreement, withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to the interests of Pacific Premier, or (iii) Opus materially breaches its obligation by failing to call, give notice of, convene and hold the Opus special meeting;

  •
  by Pacific Premier or Opus, if the approval of the issuance of shares of Pacific Premier common stock in connection with the merger by Pacific Premier shareholders or the approval of any other matters required to be approved by Pacific Premier shareholders has not been obtained by reason of the failure to obtain the required vote at the Pacific Premier special meeting or at any adjournment or postponement thereof;

  •
  prior to the approval of the shareholders of Opus of the merger agreement at the Opus special meeting, by Opus, if the Opus board (i) authorizes Opus to enter into a binding written agreement with respect to a superior proposal and (ii) Opus has paid the termination fee referenced below under "—Termination Fee" to Pacific Premier substantially concurrently with the termination of the merger agreement;

  •
  by Pacific Premier, if approval of the shareholders of Opus contemplated by the merger agreement has not been obtained by reason of the failure to obtain the required vote at the Opus special meeting or at any adjournment or postponement thereof;

  •
  by Opus if prior to the Pacific Premier special meeting, the Pacific Premier board has failed to recommend to the Pacific Premier shareholders that they approve the issuance of Pacific Premier common stock to Opus shareholders, withdraws its recommendation or modifies or changes its recommendation in a manner adverse in any respect to the interest of Opus, or if Pacific Premier has materially breached its obligations by failing to call, give notice of, convene and hold the Pacific Premier special meeting.

Termination Fee

        The merger agreement provides that Opus must pay Pacific Premier a $38,658,859 termination fee under the circumstances and in the manner described below:

  •
  if the merger agreement is terminated by Opus for the reason described in the seventh bullet point under "—Termination of the Merger Agreement" above, Opus must pay the termination fee to Pacific Premier no later than the time of such termination;

  •
  if the merger agreement is terminated by Pacific Premier for the reason described in the fifth bullet point under "—Termination of the Merger Agreement" above, Opus must pay the termination fee to Pacific Premier within two business days after such termination; or

  •
  if the merger agreement is terminated by Pacific Premier pursuant to the second or eighth bullet points under "—Termination of the Merger Agreement" above or by Pacific Premier or Opus pursuant to the third bullet point under "—Termination of the Merger Agreement" above, and prior to the time of the termination, an acquisition proposal will have been made (whether or not conditional) to Opus or its shareholders (or any person will have publicly announced an intention, whether or not conditional, to make an acquisition proposal), and such acquisition proposal or publicly announced intention will not have been publicly withdrawn without qualifications, and within twelve (12) months after the termination, Opus or an Opus subsidiary enters into an agreement with respect to an "acquisition proposal" (as defined under "—No Solicitation" above, except that all references to 25% will be deemed references to 50%) or an "acquisition proposal" is consummated, then Opus will pay to Pacific Premier an amount equal to $38,658,859 on the earlier of the date of execution of such agreement or upon consummation of any such acquisition proposal.

        Any termination fee that becomes payable pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by Pacific Premier.

        If Opus fails to timely pay the termination fee to Pacific Premier, Opus will be obligated to pay the costs and expenses (including reasonable legal fees and expenses) incurred by Pacific Premier to collect such payment, provided Pacific Premier prevails on the merits, together with interest.

Certain Employee Matters

        The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.

        Within forty-five days from the date of the merger agreement (or such later date as mutually agreed to), Pacific Premier is required to identify those Opus employees for whom Pacific Premier agrees to continue employment following the closing of the merger, whom we refer to as the continuing employees. As soon as administratively practicable after the effective time of the merger, Pacific Premier will transition continuing employees of Opus and its subsidiaries from the benefit plans of Opus and its subsidiaries to the corresponding Pacific Premier benefit plans and take all reasonable action so that continuing employees of Opus and its subsidiaries will be entitled to participate in each Pacific Premier benefit plan to the same extent as similarly-situated employees of Pacific Premier and its subsidiaries (with the parties acknowledging that inclusion of the continuing employees of Opus and its subsidiaries in the Pacific Premier benefit plans may occur at different times with respect to different plans), provided that coverage will be continued under the corresponding benefit plans of Opus and its subsidiaries until such continuing employees are permitted to participate in the Pacific Premier benefit plans, and provided further, however, that nothing contained in the merger agreement will require Pacific Premier or any of its subsidiaries to make any grants to any former employee of Opus and its subsidiaries under any discretionary equity compensation plan of Pacific Premier.

        Pacific Premier will cause each Pacific Premier benefit plan in which employees of Opus and its subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Pacific Premier benefit plans, the service of such continuing employees with Opus and its subsidiaries to the same extent as such service was credited for such purpose by Opus and its subsidiaries, provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing in the merger agreement is intended to limit the ability of Pacific Premier to amend or terminate any of the Pacific Premier benefit plans or the Opus benefit plans in accordance with their terms at any time.

        In the event Pacific Premier transitions continuing employees of Opus and its subsidiaries from the group medical, dental, health, life or long-term disability plan of Opus and its subsidiaries to the corresponding Pacific Premier benefit plan at any time prior to the end of the applicable plan year of the group medical, dental, health, life or long-term disability plan of Opus and its subsidiaries, at such time as continuing employees of Opus and its subsidiaries become eligible to participate in such plan of Pacific Premier, Pacific Premier will use commercially reasonable efforts to cause each such plan to:

  •
  waive any preexisting condition limitations to the extent such conditions are covered under the applicable plans of Pacific Premier;

  •
  provide full credit under such medical, health or dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

  •
  waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under a corresponding Opus plan prior to the effective time of the merger; provided, however, that such waiver will not be required to the extent that such waiver would result in a duplication of benefits.

        At and following the effective time of the merger, Pacific Premier will honor and will continue to be obligated to perform, in accordance with their terms, all agreements and plans of Opus and its subsidiaries to the extent that each of the foregoing (including amounts accrued or otherwise payable pursuant thereto) has been previously disclosed to Pacific Premier.

        Effective as of, and subject to, the closing date of the merger, Opus and its subsidiaries will terminate the employment of those employees who are not continuing employees. Opus and its subsidiaries, or Pacific Premier and its subsidiaries, as applicable, will pay when due any severance, retention, change in control, accrued and unused paid time off, amounts payable pursuant to the merger agreement with respect to Opus options (which will be payable by Opus to all employees, regardless of whether they are continuing employees), or other similar payments, in each case, which have been previously disclosed to Pacific Premier, obtain an executed general release of claims that has not been revoked, and pay to the proper taxing authorities any income and employment tax withholding as well as the employer portions of any applicable employment taxes. Pacific Premier will remain responsible for payment to any continuing employee of any severance or similar compensation and benefits payable following a termination of employment and the merger consideration to holders of Opus restricted stock and Opus RSUs. Those employees of Opus and its subsidiaries who do not continue their employment with Pacific Premier or its subsidiaries following the effective time of the merger, who are not a party to an employment agreement or other severance agreement or otherwise entitled to an existing severance package and who sign and deliver a release of claims (which will be agreed to by Pacific Premier and Opus), will be entitled to receive a single lump sum payment of severance equal to (i) two weeks of base salary (based on a 52-week year) for those employees who have completed less than one year of service, and (ii) two weeks of salary (based on a 52-week year) for each completed year of service up to a maximum of 26 weeks for those employees who have completed at least one year of service. The merger agreement provides that if Opus or any of its subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement will reduce the amount that the employee will receive under the merger agreement.

        Prior to the closing of the merger, Opus and its subsidiaries are required to have paid into Opus's 401(k) plan, which we refer to as the Opus retirement plan, all employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the closing of the merger, Opus will terminate the Opus retirement plan and provide for full vesting prior to the closing date of all non-elective contributions under the Opus retirement plan for all participants who currently maintain an account under the Opus retirement plan.

Assumption of Opus Subordinated Notes

        In connection with the closing of the merger, Pacific Premier will assume or will cause one of its subsidiaries to assume the obligations under Opus's 5.5% fixed-to-floating rate subordinated notes due July 1, 2026 that are issued and outstanding. As of December 31, 2019, Opus's subordinated notes had a carrying value of $133.28 million.

Interests of Certain Opus Officers and Directors in the Merger

        When Opus shareholders are considering the recommendation of the Opus board with respect to approving the merger proposal at the Opus special meeting, Opus shareholders should be aware that Opus directors and officers have interests in the merger as individuals that are in addition to, or different from, the interests of shareholders of Opus generally. The Opus board was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger, and in recommending to shareholders that they vote for approval of the merger proposal. These interests are described below. For purposes of this disclosure, the named executive officers of Opus are Paul W. Taylor, Chief Executive Officer and President; Brian R. Fitzmaurice, Vice Chairman, Senior Chief Credit Officer; Edward M. Padilla, Vice Chairman, Head of Commercial Real Estate Banking; Kevin L. Thompson, Executive Vice President and Chief Financial Officer; James E. Haney, Executive Vice President, Head of Commercial Banking; and Paul G. Greig, Chairman of the Board and former Interim Chief Executive Officer and President. Additionally, Curtis A. Glovier is a named executive officer whose employment with Opus terminated in 2019, but he is not entitled to any payments or benefits in connection with the merger other than in connection with vested shares on the same basis as other shareholders as described under "The Merger—Merger Consideration".

Stock Ownership.

        The directors and executive officers of Opus, as a group, beneficially owned and had the power to vote as of the Opus record date, a total of             shares of Opus common stock, representing approximately            % of the outstanding shares of Opus common stock as of that date. Substantially all of the shares of Opus common stock beneficially owned by the directors and executive officers of Opus as well as            shares of Opus common stock and            shares of Opus preferred stock, representing approximately            % of the outstanding shares of Opus common stock and            % of the outstanding shares of Opus preferred stock, held by certain shareholders of Opus, in each case, as of the Opus record date, are expected to be voted in favor of the merger agreement subject to the terms of the Opus shareholder agreements entered into by Pacific Premier, Pacific Premier Bank, Opus and each of the directors of Opus who own shares of Opus common stock, certain executive officers and certain shareholders of Opus. See "Opus Shareholder Agreements" beginning on page    . Each of these entities and persons will receive the same merger consideration for their shares of Opus common stock as the other Opus shareholders.

Treatment of Opus Equity Awards.

Opus Options.

        At the effective time of the merger, each vested Opus option that is outstanding and unexercised immediately prior to the effective time will be canceled in exchange for the right to receive from Opus, immediately prior to the effective time, a single lump sum cash payment equal to the product of (i) the number of shares of Opus common stock subject to such Opus option immediately prior to the effective time, and (ii) the excess, if any, of (A) the Pacific Premier average share price (which is the average closing price per share of Pacific Premier common stock, as reported on the NASDAQ Global Select Market, for the five (5) trading days ending on and including the fifth trading day prior to the closing date of the merger) multiplied by the exchange ratio, over (B) the exercise price per share of such Opus option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Opus option is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, the Opus option will be canceled without any cash payment being made in respect thereof. For Opus options that are exercised before the closing, the underlying shares of Opus common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio.

Opus Restricted Stock and Opus Time-Based Restricted Stock Units.

        Each outstanding award of Opus restricted stock and each outstanding award of Opus RSUs, other than Opus RSUs awarded in 2020 to Opus employees who will become Pacific Premier Bank employees, in each case, granted pursuant to Opus's equity incentive plans, and after taking into account applicable tax withholdings, will become fully vested immediately prior to the effective time of the merger. Upon the effective time of the merger, such vested awards will be canceled in exchange for the right to receive a number of shares of Pacific Premier common stock equal to the number of shares of Opus common stock underlying such vested awards immediately prior to the effective time of the merger multiplied by the exchange ratio, plus cash in lieu of any fractional share interest.

        At the effective time of the merger, each Opus RSU awarded in 2020 to Opus employees who will become Pacific Premier Bank employees will automatically cease to represent a restricted stock unit denominated in shares of Opus common stock and will be substituted with a Pacific Premier RSU with terms substantially similar to the terms and conditions (including the same vesting terms) that applied to the applicable Opus RSU immediately prior to the effective time of the merger. The number of shares of Pacific Premier common stock subject to each such Pacific Premier RSU will be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Opus common stock subject to such Opus RSU immediately prior to the effective time of the merger multiplied by (y) the exchange ratio.

Opus Performance-Based Restricted Stock Units.

        Each outstanding award of Opus PRSUs, other than any Opus PRSUs awarded in 2020 to Opus employees who will become Pacific Premier Bank employees, will become vested effective immediately prior to the effective time of the merger in a number of units in respect of such award as determined in accordance with the applicable award agreement or Opus's equity plan, as summarized below (after taking into account applicable tax withholdings) and canceled in exchange for the right to receive a number of shares of Pacific Premier common stock equal to the number of shares of Opus common stock underlying such vested awards immediately prior to the effective time of the merger multiplied by the exchange ratio, plus cash in lieu of any fractional share interest.

  •
  Employees who continue employment with Pacific Premier Bank after closing will be vested in a "Pro Rata Portion" of each PRSU they hold. "Pro Rata Portion" means the pro rata portion of the target number of shares subject to such PRSU award (based on the portion of the performance period completed as of the closing date) or, if greater, based on actual performance under the award through the fiscal quarter ending before the closing.

  •
  Employees whose employment is terminated at the closing will be vested in the greater of the "Shortened Period RSUs" and the target number of shares subject to each PRSU award. "Shortened Period RSUs" means the PRSUs earned based on actual performance through the closing date, with performance measured as follows: (i) the three-year average return on average tangible common equity will be measured through the fiscal quarter ending before the closing, and (ii) the total shareholder return percentile will be measured three days prior to the closing.

        At the effective time of the merger, each Opus PRSU awarded in 2020 to Opus employees who will become Pacific Premier Bank employees will automatically cease to represent a performance stock unit denominated in shares of Opus common stock and will be substituted with a Pacific Premier RSU with terms substantially similar to the terms and conditions (including the same service-based vesting terms but excluding performance-based vesting terms) as were applicable to the applicable Opus PRSU immediately prior to the effective time of the merger. The number of shares of Pacific Premier common stock subject to each such Pacific Premier RSU will be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Opus common stock subject to such Opus PRSU immediately prior to the effective time of the merger, determined based on the greater of the Shortened Period RSUs (as defined above) and the target number of the applicable Opus PRSUs, multiplied by (y) the exchange ratio.

        For an estimate of the amounts that would be realized by each of the Opus's named executive officers in respect of his or her unvested equity awards assuming a qualifying termination of employment (as described under "—Severance Arrangements" below) at the effective time, see "—Golden Parachute Compensation." The estimated aggregate amount that would be realized by the three Opus executive officers who are not named executive officers, and who hold unvested Opus equity awards in respect of their unvested Opus equity awards, if the merger was completed and they experience a qualifying termination on June 1, 2020 is $2,192,891. The estimated aggregate amount that would be realized by Opus's non-employee directors (excluding Mr. Greig, who is included in the disclosure under "—Golden Parachute Compensation" below) in respect of their unvested Opus equity awards if the merger were to be completed on June 1, 2020 is $695,824. The amounts in this paragraph are based on equity award holdings as of March 9, 2020 and were calculated based on a price per share of Opus common stock equal to $27.17 (the average closing market price of Opus common stock over the first five business days following the public announcement of the merger on February 3, 2020) and exclude any dividends but includes dividend equivalent rights accrued on outstanding equity awards. These amounts do not attempt to forecast any additional equity grants, option exercises, vesting or forfeitures that may occur prior to the closing of the merger. As a result of the foregoing assumptions, the actual amounts to be received by the Opus executive officers and directors may materially differ from the amounts discussed above and in the disclosure under "—Golden Parachute Compensation."

Appointment of the Opus Nominees to the Boards of Directors of Pacific Premier and Pacific Premier Bank.

        Pursuant to the terms of the merger agreement, two existing directors of the Pacific Premier board and the Pacific Premier Bank board will resign, effective no later than immediately prior to the effective time of the merger, and Pacific Premier and Pacific Premier Bank are required to take all actions necessary to appoint or elect, effective as of the effective time of the merger, two existing Opus directors, each of whom must be mutually agreeable to Pacific Premier and Opus, as directors of Pacific Premier and Pacific Premier Bank. Pacific Premier and Opus have determined that the two existing directors of the Opus board who will be appointed or elected to the Pacific Premier board effective as of the effective time of the merger will be G. Malpass "Mal" Durkee and Richard C. Thomas. Determinations regarding the two existing directors of the Pacific Premier board and the Pacific Premier Bank board who will resign effective no later than immediately prior to the effective time of the merger have not yet been made. Messrs. Durkee and Thomas will serve until the first annual meeting of the shareholders of Pacific Premier and Pacific Premier Bank following the effective time of the merger and until his respective successor is elected and qualified. Subject to the fiduciary duties of the Pacific Premier board, Pacific Premier is required to include Messrs. Durkee and Thomas on the list of nominees for director presented by the Pacific Premier board and for which the Pacific Premier board will solicit proxies at the first annual meeting of the stockholders of Pacific Premier following the effective time of the merger.

        As a director of Pacific Premier and Pacific Premier Bank, the Opus nominees will be entitled to receive the same compensation as the current non-employee directors of Pacific Premier and Pacific Premier Bank. During 2020, non-employee directors receive cash annual retainer fees in the amount of $65,000, additional cash annual retainers for board committee service in amounts ranging between $7,500 and $15,000 per committee per chair and between $750 and $2,500 for the other members, plus restricted stock grants valued at $66,000.

Severance Arrangements.

        Opus is party to employment agreements with each of Messrs. Taylor, Fitzmaurice, Padilla, Thompson, Haney and three other non-named executive officers which provide for severance benefits in the event of certain qualifying terminations of employment in connection with a change in control. Opus is party to agreements with Mr. Greig in connection with Mr. Greig's previous appointment as Interim President and Chief Executive Officer and in his capacity as Chairman of our Board of Directors, but such agreements do not provide for ongoing severance benefits other than continued health benefits coverage for Mr. Greig through May 1, 2022, subject to Mr. Greig's payment of all applicable COBRA premiums. In the event that Mr. Greig is not able to continue participation in health and welfare benefits after the merger closing, Opus will pay Mr. Greig a cash payment to enable him to seek continued health care coverage through May 1, 2022. Opus currently expects that continued health and welfare benefits will be available to Mr. Greig.

        If the employment of Mr. Taylor were involuntarily terminated by Opus other than for "cause", as a result of a resignation for "good reason", or due to Opus's decision not to renew his employment agreement on or after the effective date of a "change in control", then, in consideration for executing a general release of claims in favor of Opus, Mr. Taylor would be entitled to a severance payment equal to 2.5x the sum of (a) the highest of Mr. Taylor's annual base salary for the year of termination, either of the prior two calendar years, or the calendar year prior to the year in which the change in control occurred, (b) the highest of (i) Mr. Taylor's target annual bonus for the year of termination, or (ii) the highest of Mr. Taylor's actual bonus from Opus for either of the prior two calendar years or the calendar year prior to the year in which the change in control occurred, and (c) the amount of the contributions or accruals made or anticipated to have been made on Mr. Taylor's behalf to Opus benefit plans for the year of termination.

        If the employment of Mr. Fitzmaurice were involuntarily terminated by Opus other than for "cause" or due to death on or after the effective date of a "change in control", then, in consideration for executing a general release of claims in favor of Opus, he would be entitled to receive a severance payment equal to the greater of (a) his base salary for the remaining term of the employment agreement and (b) two times his annual compensation. For purposes of this severance payment, Mr. Fitzmaurice's annual compensation is equal to the sum of (i) his highest rate of base salary for the year of termination, either of the prior two calendar years or the calendar year prior to the year in which the change in control occurred, (ii) the higher of (A) his target bonus for the year of termination and (B) the highest bonus paid to him for either of the prior two calendar years or the calendar year prior to the year in which the change in control occurred, and (iii) the amount of the contributions or accruals made or anticipated to have been made on Mr. Fitzmaurice's behalf to Opus benefit plans for the year of termination. In addition, Mr. Fitzmaurice and his covered dependents would be entitled to the continuation of substantially comparable life, medical, dental and disability insurance coverage for three years and the full vesting of his outstanding equity awards.

        If the employment of Mr. Padilla and one non-named executive officer were involuntarily terminated by Opus other than for "cause" or due to death on or after the effective date of a "change in control", then in consideration for executing a general release of claims in favor of Opus, the employee would be entitled to receive a severance payment equal to the greater of (a) the employee's base salary for the remaining term of the employment agreement and (b) one times the employee's annual compensation (as defined above). In addition, the employee and his or her previously covered dependents would be entitled to the continuation of substantially comparable life, medical, dental and disability insurance coverage for twelve months and the full vesting of the employee's outstanding equity awards.

        If the employment of Mr. Thompson were involuntarily terminated by Opus other than for "cause" or terminated due to a resignation by him for "good reason" following a "change in control", then in consideration for executing a general release of claims in favor of Opus, the employee would be entitled to receive a severance payment equal to two times the sum of (a) the highest of the employee's annual base salary for the calendar year in which the termination occurs or any of the prior four calendar years and (b) the highest of (i) the employee's target annual bonus for the calendar year in which termination occurs, or (ii) the highest of the employee's actual annual bonus for either of the prior two calendar years or the calendar year prior to the year in which the change in control occurred. In addition, Opus will pay or reimburse the employee for premiums charged for his and his eligible dependents' continue medical coverage under COBRA until the later of (A) twelve months or (B) the remaining employment period under this employment agreement, and if earlier, such obligation will cease when he receives eligible coverage from a future employer.

        If the employment of Mr. Haney and one non-named executive officer were involuntarily terminated by Opus other than for "cause" or due to death on or after the effective date of a "change in control", then in consideration for executing a general release of claims in favor of Opus, the employee would be entitled to receive a severance payment equal to one times the employee's annual compensation. For purposes of this severance payment, the employee's annual compensation is equal to the highest of the employee's annual base salary for the calendar year in which termination occurs, either of the prior two calendar years, or, with respect to Mr. Haney only, the calendar year prior to the year in which the change in control occurred. In addition, the employee and his or her previously covered dependents would be entitled to the continuation of substantially equivalent life, medical, dental and disability insurance coverage for twelve months and the full vesting of the employee's outstanding equity awards. Mr. Haney is eligible to also receive under his employment agreement two cash payments of $10,000 and $60,000 in March and November 2020, respectively.

        If the employment of one non-named executive officer were involuntarily terminated by Opus other than for "cause" or due to death or disability, or if the employee resigned for "good reason", in each case, on or after the effective date of a "change in control", then in consideration for executing a general release of claims in favor of Opus, the employee would be entitled to receive a severance payment equal to the employee's annual base salary (at the highest annualized rate in effect at any time during the 24 month period following a "change in control"), plus an amount equal to the higher of (y) employee's target incentive compensation payment for the year of termination (or any higher percentage based on objective criteria specified in the applicable bonus plan that the employee achieved prior to termination) and (z) employee's actual incentive compensation payment received at any time during the 24 month period following a "change in control". In addition, Opus will maintain medical, life insurance and accidental death and dismemberment insurance coverage for twelve months (or, if earlier, the end of the calendar month in which employee reaches the age of 67) for the employee and the employee's family. Opus will also pay reasonable expenses associated with outplacement training of the employee. Upon a "change in control", the employee's outstanding equity awards will be vested and be exercisable and settled as described in the applicable award agreement, plan or plans.

        For an estimate of the value of the severance payments and benefits that would be payable to each of the Opus named executive officers in connection with a qualifying termination, see "—Golden Parachute Compensation." The estimated aggregate amount of severance payments and benefits what would be payable to the three Opus executive officers who are not named executive officers on a qualifying termination on June 1, 2020 is $3,732,819.

Other Interests.

        Opus is a party to a retention award agreement with Mr. Padilla, dated November 26, 2018, pursuant to which Mr. Padilla is eligible to receive a cash retention award totaling $750,000, payable in three equal annual installments on each of November 28, 2019, November 28, 2020 and November 28, 2021, subject to his continued employment through each applicable vesting date. If Mr. Padilla's employment is terminated by Opus for any reason other than for "cause" or due to his death or disability, then, subject to his execution and non-revocation of a general release, he will be entitled to any unpaid portion of the retention award. Prior to the effective time of the merger, Pacific Premier may, in its discretion, initiate negotiations of agreements, arrangements and understandings with any of the Opus executive officers or directors regarding compensation or benefits and, either Opus or Pacific Premier may enter into definitive agreements with, or provide additional compensation or benefits to, the Opus executive officers or directors. As of the date of this joint proxy statement/prospectus, no new agreements, arrangements or understandings regarding compensation or benefits with any of the Opus executive officers or directors have been agreed.

Golden Parachute Compensation.

        This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of Opus that is based on or otherwise relates to the merger and that will or may become payable to each such named executive officer at the effective time or on a qualifying termination of employment in connection with the merger. The "golden parachute"

compensation payable to these individuals is subject to a non-binding advisory vote of Opus shareholders, as described in more detail in the section titled "Opus Proposals—Proposal 2: The Compensation Proposal" beginning on page     .

        The estimated potential payments in the table below are based on the following assumptions:

  •
  a merger closing on June 1, 2020 (the assumed date of the closing of the merger solely for purposes of this golden parachute compensation disclosure);

  •
  each named executive officer will experience a qualifying termination at the effective time of the merger;

  •
  a price per share of Opus common stock equal to $27.17, the average closing market price of Opus common stock over the first five business days following the public announcement of the merger on February 3, 2020;

  •
  base salary and equity award holdings as of March 9, 2020, excluding any dividends but including dividend equivalent rights accrued on outstanding equity awards;

  •
  each named executive officer receiving a 2020 annual bonus equal to its 2020 annual bonus target; and

  •
  performance for purposes of performance-based restricted stock units is deemed earned at 175% of target performance level.

        Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest pursuant to the terms of the equity awards based on the completion of continued service with Opus, independent of the merger. The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar.

Name(1)	Cash Severance(2)	Equity(3)	Health and Welfare(4)	Total(5)
Current Named Executive Officers
Paul W. Taylor	$4,196,375	$3,693,925	$—	$7,890,300
Chief Executive Officer and President
Brian R. Fitzmaurice	$2,567,100	$1,331,194	$73,555	$3,971,849
Vice Chairman, Senior Chief Credit Officer
Edward M. Padilla	$2,224,680	$1,521,275	$30,650	$3,776,605
Vice Chairman, Head of Commercial Real Estate Banking
Kevin L. Thompson	$1,322,812	$1,103,808	$30,650	$2,457,270
Executive Vice President and Chief Financial Officer
James E. Haney	$445,000	$669,550	$23,826	$1,138,376
Executive Vice President, Head of Commercial
Banking
Former Named Executive Officer
Paul G. Greig	$—	$259,718	$—	$259,718
Chairman of the Board and former Interim Chief Executive Officer and President

(1)
Curtis A. Glovier is a named executive officer who terminated employment with Opus in 2019 and is not entitled to any payments or benefits in connection with the merger other than in connection with vested shares on the same basis as other shareholders as described under "The Merger—Merger Consideration".

(2)
Represents cash amounts payable to each of the named executive officers pursuant to the applicable employment agreement. As described under "—Severance Arrangements" above, each of the named executive officers (other than Mr. Greig) is entitled to receive severance equal to, with respect to Mr. Taylor: 2.5x the sum of salary, bonus and benefit plan contributions; with respect to Mr. Fitzmaurice: salary for the remaining term of his employment agreement or, if greater, 2x his annual compensation (comprised of salary, bonus and benefit plan contributions); with respect to Mr. Padilla: salary for the remaining term of his employment agreement or, if greater, 1x his annual compensation; with respect to Mr. Thompson: 2x his salary plus bonus; and with respect to Mr. Haney: 1x his salary. The severance benefits are "double trigger" and payable only upon a qualifying termination.

In addition, includes for Mr. Padilla $500,000 representing the unpaid portion of his "double trigger" outstanding retention award that he is due if his employment is terminated by Opus for any reason other than for "cause" or due to his death or disability (whether or not in connection with a change in control). Includes for Mr. Haney $60,000 representing a "double trigger" cash payment payable in 2020.

(3)
These values represent the payments in respect of the Opus restricted shares, RSUs and PRSUs held by each of our named executive officers as of March 9, 2020 and set forth in the table below. As described above (a) unvested Opus restricted shares and RSUs will become vested and (b) unvested PRSUs will become vested in a number of units in respect of such award in accordance with the applicable award agreement or Opus's equity plan and in each case, the foregoing vested equity awards will be canceled in exchange for the right to receive a number of shares of Pacific Premier common stock. None of our named executive officers hold Opus stock options. The payments in respect of the named executive officers' outstanding equity awards will "single-trigger" vest at the effective time of the merger; provided that, if the officers' employment continued with Pacific Premier after the effective time, then the payments in respect of equity awards granted in 2020 would not automatically vest at the effective time of the merger and instead would "double-trigger" vest on a qualifying termination after the effective time of the merger. Set forth below are the separate values of each type of unvested equity-based award held by each of Opus's named executive officers that would vest on a qualifying termination at the effective time, excluding any dividends but including dividend equivalent rights accrued on outstanding equity awards.

Name	Restricted Stock	Time-Based Restricted Stock Units	Performance-Based Restricted Stock Units
Current Named Executive Officers
Paul W. Taylor	—	49,443	86,513
Brian R. Fitzmaurice	10,696	13,930	24,369
Edward M. Padilla	12,478	15,826	27,687
Kevin L. Thompson	8,065	11,841	20,720
James E. Haney	5,348	7,017	12,278
Former Named Executive Officer
Paul G. Greig	5,041	4,518	—

  Equity awards for Mr. Greig were issued in respect of his service as a non-employee director.

(4)
Represents value of continued participation for each of Messrs. Fitzmaurice, Padilla, Thompson and Haney and his covered dependents in substantially comparable life, medical, dental and disability insurance coverage for three years (with respect to Mr. Fitzmaurice) and 12 months (with respect to Messrs. Padilla, Thompson and Haney) as described under "—Severance Arrangements" above. Following his service as Interim President and Chief Executive Officer, Mr. Greig is entitled to continued health and welfare benefits through May 1, 2022, subject to Mr. Greig's payment of all applicable COBRA premiums. In the event that Mr. Greig is not able to continue participation in health and welfare benefits after the merger closing, Opus will pay Mr. Greig a cash payment to enable him to seek continued health care coverage through May 1, 2022. Opus currently expects that continued health and welfare benefits will be available to Mr. Greig.

(5)
The employment agreements with Messrs. Taylor, Fitzmaurice, Padilla, Thompson and Haney provide that any change in control benefits are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code; provided that, for Messrs. Taylor, Padilla, Thompson and Haney, such reduction will only apply if and to the extent it would result in a better after-tax result for the named executive officer. The amounts above do not reflect any possible reductions under those provisions.

Indemnification.

        Opus's directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in the Opus articles, the Opus bylaws, indemnity agreements between Opus and the directors and officers of Opus and the merger agreement. Pursuant to the merger agreement, Pacific Premier agreed for a period of six years from the closing of the merger, to indemnify and hold harmless each present and former director, officer and employee of Opus or a subsidiary of Opus, as applicable, determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Opus or its subsidiaries or is or was serving at the request of Opus or its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise including, without limitation, matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the Opus articles and Opus bylaws, or any agreement, arrangement or understanding previously disclosed by Opus to Pacific Premier pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

        Pursuant to the merger agreement, Pacific Premier has agreed to maintain Opus's existing directors' and officers' liability insurance policy for Opus's directors and officers or a substitute policy from an insurance carrier with the same or better credit rating as Opus's current insurance carrier which will provide such directors and officers with coverage following the effective time of the merger for an additional six years, provided that if the cost of such insurance exceeds 300% of the annual premiums paid by Opus for its existing directors' and officers' liability insurance, which is referred to as the maximum insurance amount, Pacific Premier will obtain the most advantageous coverage as is available for an annual premium equal to the maximum insurance amount.

        Other than as set forth above, no director or officer of Opus has any direct or indirect material interest in the merger, except insofar as ownership of Opus common stock might be deemed such an interest.

Material Federal Income Tax Consequences

        The following is a general description of the anticipated material U.S. federal income tax consequences of the merger to holders of Opus common stock that exchange such stock for Pacific Premier common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities and published positions of the Internal Revenue Service, or IRS, all as currently in effect and all of which are subject to change. Accordingly, the U.S. federal income tax consequences of the merger to the holders of Opus common stock could differ from those described below.

        Except as specifically stated herein, this discussion is limited to U.S. holders (as defined below) that hold shares of Opus common stock as a capital asset within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address the tax consequences applicable to Opus shareholders that are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, persons that hold Opus common stock as part of a straddle, hedge, constructive sale or conversion transaction, and U.S. holders that acquired their shares of Opus common stock through the exercise of an employee stock option, vesting of restricted shares or otherwise as compensation.

        If a partnership or other entity taxed as a partnership holds Opus common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships holding Opus common stock and partners in such partnerships should consult with their tax advisors about the tax consequences of the merger to them.

        This discussion does not address the tax consequences of the merger under state, local or foreign tax laws or the consequences of any federal taxes that are not income taxes. This discussion also does not address the tax consequences of any transaction other than the merger.

        For purposes of this section, the term "U.S. holder" means a beneficial owner of Opus common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or a political subdivision thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (iv) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or that has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger.

        The merger has been structured to qualify as a "reorganization" under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to Opus's obligation to complete the merger that Opus receives a written opinion of its special counsel, S&C, dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to Pacific Premier's obligation to complete the merger that Pacific Premier receives an opinion of its special counsel, H&K, dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The opinions will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the merger in a manner consistent with the opinions. The opinions will rely on the facts as stated in the merger agreement, the registration statement on Form S-4 filed by Pacific Premier in connection with the merger (of which this proxy statement/prospectus is a part) and certain other documents. In rendering the opinion, each counsel will rely on the representations of Pacific Premier and Opus, to be delivered at the time of closing (and counsel will assume that any representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinions will be based on statutory, regulatory and judicial authority existing as of the date of the opinions.

        An opinion of counsel represents such counsel's best legal judgment but is not binding on the IRS or on any court. Neither Pacific Premier nor Opus intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the opinions.

        Assuming that the merger is completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and that the representations found in the merger agreement and in representation letters provided by Opus and Pacific Premier delivered at the time of closing will be true and complete without qualification as of the effective time of the merger, it is the opinion of each of S&C and H&K that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as described below.

Tax Consequences of the Merger for Pacific Premier, Pacific Premier Bank and Opus.

        No gain or loss will be recognized by Pacific Premier, Pacific Premier Bank or Opus as a result of the merger.

Tax Consequences of the Merger for U.S. Holders of Opus Common Stock.

        Except as described below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," a U.S. holder that exchanges its shares of Opus common stock for shares of Pacific Premier common stock pursuant to the merger will not recognize gain or loss in connection with such exchange.

        A U.S. holder's aggregate tax basis in the Pacific Premier common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will equal such U.S. holder's aggregate tax basis in the Opus common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Pacific Premier common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will include the holding period for the shares of Opus common stock exchanged therefor.

Cash in Lieu of Fractional Shares of Pacific Premier Common Stock.

        A U.S. holder that receives cash instead of a fractional share of Pacific Premier common stock will be treated as having received the fractional share of Pacific Premier common stock pursuant to the merger and then having exchanged the fractional share of Pacific Premier common stock for cash in a redemption by Pacific Premier. This deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Opus common stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the Opus common stock exchanged by such U.S. holder is greater than one year as of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on "net investment income" as provided in Section 1411 of the Code.

        Notwithstanding the previous paragraph, if the receipt of the cash is deemed to be essentially equivalent to the distribution of a dividend to the U.S. holder, the cash would be treated as dividend income. While a dividend from Pacific Premier would generally be treated as a "qualified dividend" and taxed at the same rates applicable to long-term capital gains, a U.S. holder would not be able to apply any portion of its basis to reduce the amount of such dividend and such basis would instead be reallocated to such U.S. holder's other Pacific Premier shares.

Information Reporting and Backup Withholding.

        Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 24% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements.

        A U.S. holder that receives shares of Pacific Premier common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. tax return and that is a "significant holder" that receives Pacific Premier common stock in the merger will be required to file a statement with the significant holder's U.S. federal income tax return setting forth such significant holder's basis (determined immediately before the exchange) in the Opus common stock surrendered and the fair market value (determined immediately before the exchange) of the Opus common stock that is exchanged by such significant holder. A "significant holder" is a U.S. holder that receives shares of Pacific Premier common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of Opus (by vote or value) or securities of Opus with a tax basis of $1 million or more.

        THE FOREGOING IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO OPUS SHAREHOLDERS. OPUS SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Accounting Treatment of the Merger

        The merger will be accounted for under the acquisition method of accounting under GAAP. Under this method, Opus's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Pacific Premier. Any excess between the purchase price for Opus and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with FASB Accounting Standards Codification (ASC) Topic 350, "Intangibles—Goodwill and Other," the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Pacific Premier in connection with the merger will be amortized to expense. The financial statements of Pacific Premier issued after the merger will reflect the results attributable to the acquired operations of Opus beginning on the date of completion of the merger.

Expenses of the Merger

        The merger agreement provides that each of Opus and Pacific Premier will bear and pay all expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Listing of the Pacific Premier Common Stock

        Pacific Premier has agreed to take all actions reasonably necessary and otherwise to use its reasonable best efforts to cause the shares of Pacific Premier common stock to be issued to Opus shareholders as the merger consideration to be approved for quotation on the NASDAQ Global Select Market.

Opus Shareholder Agreements

        As a material inducement to Pacific Premier and Pacific Premier Bank to enter into the merger agreement, each director of Opus (other than directors who do not own shares of Opus common stock), certain executive officers of Opus and certain shareholders of Opus, who own collectively an aggregate of approximately    % of the outstanding Opus common stock and the    % of Opus preferred stock as of the Opus record date, entered into a shareholder agreement with Pacific Premier, Pacific Premier Bank, and Opus, the form of which is set forth as Annex A to the merger agreement, which is attached to this joint proxy statement/prospectus as Appendix A, pursuant to which such person or entity agreed, among other things, to:

  •
  appear at such Opus special meeting or otherwise cause all shares of Opus common stock and Opus preferred stock owned by such person or entity to be counted as present thereat for purposes of calculating a quorum;

  •
  vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of Opus common stock and Opus preferred stock beneficially owned by such person or entity or as to which such person or entity has, directly or indirectly, the right to direct the voting:

  •
  in favor of adoption and approval of the merger, the merger agreement and the transactions contemplated by the merger agreement;

  •
  against any action or agreement that could result in a breach of any covenant, representation or warranty or any other material obligation or agreement of Opus contained in the merger agreement; and

  •
  against any acquisition proposal (as defined in "—No Solicitation" on page       ) or any other action, agreement or transaction that is intended, or to the knowledge of such person or entity, would reasonably be expected, to materially and adversely impede, interfere or be inconsistent with, or materially and adversely delay, postpone, discourage or affect consummation of the merger or the performance of Opus of its obligations under the merger agreement; provided, that if there is any amendment, waiver or modification to the merger agreement that is effected after the date hereof that (x) reduces or has the effect of reducing the exchange ratio, (y) changes the form of all or any portion of the merger consideration and/or (z) imposes any material condition to the receipt of merger consideration, which is referred to as a material merger agreement change, the foregoing agreements will not apply.

        Subject to each of the Opus shareholder agreements, each Opus shareholder who entered into a shareholder agreement also agreed, while such agreements are in effect, not to, without the prior written approval of Pacific Premier, sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the shares of Opus common stock or Opus preferred stock whether by actual disposition, physical settlement, or effective economic disposition through hedging transactions, derivative transactions or other means. Each person and entity who entered into such agreement also agreed not to deposit any shares in a voting trust, grant any proxy, or enter into any voting agreement or similar agreement or arrangement with respect to any shares of Opus common stock or Opus preferred stock.

        The Opus shareholder agreements will remain in effect until the earlier to occur of (i) the date, if any, of termination of the merger agreement in accordance with its terms, (ii) the effective time of the merger, (iii) the date, if any, of any material merger agreement change and (iv) the date that at least a majority of all of the issued and outstanding shares of Opus common stock and Opus preferred stock, voting as separate classes, have been irrevocably voted in favor of the merger, the merger agreement and the transactions contemplated thereby at the Opus special meeting.

Dissenters' Rights for Holders of Opus Preferred Stock

        The shares of Opus preferred stock held by Opus shareholders who do not vote their shares of Opus preferred stock in favor of the merger proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the California General Corporation Law of the State of California, or CGCL, will not be converted into the right to receive the merger consideration otherwise payable for Opus preferred stock upon consummation of the merger, but will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of CGCL. Because certain Opus shareholders who in the aggregate own approximately 98% of the outstanding shares of Opus preferred stock have entered into shareholder agreements that require such holders to vote in favor of the merger proposal, such holders will not have dissenters' rights.

        Opus is required to provide Pacific Premier prompt notice upon receipt by Opus of any such written demands for payment of the fair value of such shares of Opus preferred stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of dissenting shares has effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the dissenting shares held by such holder will be converted on a share by share basis into the right to receive the merger consideration. Any payments made in respect of dissenting shares will be made by Pacific Premier or the Pacific Premier Bank within the time period set forth in the CGCL.

        The following discussion is not a complete statement of the law pertaining to dissenters' rights under the CGCL. The full text of Sections 1300 through 1313 of the CGCL is attached to this joint proxy statement/prospectus as Annex D and is incorporated herein by reference. Annex D should be reviewed carefully by any holders of Opus preferred stock who wish to exercise dissenters' rights or who wish to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect will result in the loss of dissenters' rights. The following discussion is qualified in its entirety by Annex D.

        All references in Sections 1300 through 1313 of the CGCL and in this summary to a "shareholder" are to the holders of record of Opus preferred stock as to which dissenters' rights are asserted. A person having a beneficial interest in Opus preferred stock held of record in the name of another person, such as a broker, bank or nominee, cannot enforce dissenters' rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person's dissenters' rights.

        ANY HOLDER OF OPUS PREFERRED STOCK WISHING TO EXERCISE DISSENTERS' RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CGCL, WHICH CONSISTS OF SECTIONS 1300-1313, WILL RESULT IN THE LOSS OF A SHAREHOLDER'S STATUTORY DISSENTERS' RIGHTS.

        Under the CGCL, holders of Opus preferred stock must satisfy each of the following requirements to qualify their shares of Opus preferred stock as dissenting shares, which are referred to as dissenting shares:

  •
  such dissenting shares must have been outstanding on the record date;

  •
  such dissenting shares must not have been voted in favor of the merger proposal;

  •
  the holder of such dissenting shares must timely make a written demand that Opus repurchase such dissenting shares at fair market value (as defined below); and

  •
  the holder of such dissenting shares must submit certificates representing such dissenting shares for endorsement (as described below).

        A vote of "AGAINST" or "ABSTAIN" on the proposal to approve the merger proposal, or refraining from voting at all, does not in and of itself constitute a demand for appraisal under California law.

        Pursuant to Sections 1300 through 1313 of the CGCL, holders of dissenting shares may require Opus to repurchase their dissenting shares at a price equal to the fair market value of such shares determined as of the day of, and immediately prior to the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter. We refer to such price as the "fair market value."

        If the merger approval is approved, then within 10 days following such approval, Opus is required to mail a dissenter's notice to each holder of Opus preferred stock who did not vote in favor of the merger proposal. The dissenter's notice must contain the following:

  •
  a notice of the approval of the merger proposal;

  •
  a statement of the price determined by Opus to represent the fair market value of dissenting shares (which will constitute an offer by Opus to purchase such dissenting shares at such stated price unless such shares lose their status as "dissenting shares" under Section 1309 of the CGCL);

  •
  a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

  •
  a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

We refer to such notice as a dissenter's notice.

        Within 30 days after the date on which the dissenter's notice is mailed to dissenting shareholders, Opus or its transfer agent must have received from any dissenting shareholder a written demand that Opus repurchase such shareholder's dissenting shares. The written demand must include the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that Opus purchase. Furthermore, the written demand must include a statement of what such dissenting shareholder claims to be the fair market value of the dissenting shares (which will constitute an offer by the dissenting shareholder to sell the dissenting shares at such price). In addition, within such same 30-day period, a dissenting shareholder must submit to Opus or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands Opus purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that Opus purchase within 30 days after the date on which the dissenter's notice is mailed to dissenting shareholders. The demand, statement and Opus certificates should be delivered by overnight courier or certified mail, return-receipt requested to:

(if by Overnight Delivery or Courier)
Opus Bank
19900 MacArthur Boulevard
12th floor
Irvine, California 92612
Attention: Corporate Secretary

        If upon the dissenting shareholder's surrender of the certificates representing the dissenting shares, Opus and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the merger are satisfied.

        If Opus and a dissenting shareholder disagree as to the price for such dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, such holder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the dissenter's notice is mailed to dissenting shareholders, to resolve such dispute. In such action, the court will determine whether the shares of Opus preferred stock held by such shareholder are dissenting shares and/or the fair market value of such dissenting shares.

        Holders of shares of Opus preferred stock considering whether to exercise dissenters' rights should consider that the fair market value of their shares of Opus preferred stock determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of consideration to be paid in connection with the merger, as set forth in the merger agreement. Also, Opus reserves the right to assert in any appraisal proceeding that, for purposes thereof, the fair market value of dissenting shares is less than the value of the merger consideration to be issued and paid in connection with the merger, as set forth in the merger agreement. Holders of shares of Opus preferred stock considering whether to exercise dissenters' rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters' rights.

        Strict compliance with certain technical prerequisites is required to exercise dissenters' rights.    Holders of shares of Opus preferred stock wishing to exercise dissenters' rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any holder of shares of Opus preferred stock who fails to strictly comply with the requirements of Chapter 13 of the CGCL, attached as Annex D to this joint proxy statement/prospectus, will forfeit the right to exercise dissenters' rights and will, instead, receive the consideration to be issued and paid in connection with the merger, as set forth in the merger agreement.

        Except as expressly limited by Chapter 13 of the CGCL, dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment without the prior consent of Opus.

        Dissenting shares lose their status as "dissenting shares," and holders of dissenting shares cease to be entitled to require Opus to purchase such shares, upon the occurrence of any of the following:

  •
  the merger is abandoned;

  •
  the dissenting shares are transferred before their submission to Opus for the required endorsement;

  •
  the dissenting shareholder and Opus do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither Opus nor the shareholder files a complaint or intervenes in a pending action within six months after the date on which the dissenter's notice is mailed to dissenting shareholders; or

  •
  with Opus's consent, the dissenting shareholder withdraws the shareholder's demand for purchase of the dissenting shares.

 INFORMATION ABOUT PACIFIC PREMIER

General

        Pacific Premier is a Delaware-chartered bank holding company for Pacific Premier Bank, a California-chartered commercial bank. Pacific Premier's principal asset is all of the capital stock of Pacific Premier Bank. Pacific Premier Bank provides banking services to businesses, professionals, real estate investors, non-profit organizations and consumers in its primary market area of Southern California currently through 40 locations in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California, as well as markets in Pima and Maricopa Counties, Arizona, Clark County, Nevada, and Clark County, Washington. Through Pacific Premier Bank's branches and its Internet website at www.ppbi.com, Pacific Premier Bank offers a broad array of deposit products and services for both businesses and consumer clients, including checking, money market and savings accounts, cash management services, electronic banking services, and on-line bill payment. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, U.S. Small Business Administration loans, commercial real estate loans, residential home loans, construction loans and consumer loans. Pacific Premier also offers specialty banking products for homeowners associations and franchise lending nationwide.

        As of December 31, 2019, Pacific Premier had, on a consolidated basis, total assets of $11.8 billion, total stockholders' equity of $2.0 billion and total deposits of $8.9 billion. At December 31, 2019, Pacific Premier had gross loans held for investment of $8.7 billion, with real estate loans and business loans collateralized by real estate totaling 75% of its gross loan portfolio.

        Pacific Premier's principal executive offices are located at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and its telephone number is (949) 864-8000.

Management and Additional Information

        Certain information relating to director and executive compensation, benefit plans, voting securities and the principal holders thereof and certain relationships as to Pacific Premier is incorporated by reference or set forth in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact Pacific Premier at its address or telephone number indicated under "Where You Can Find More Information" beginning on page       .

 INFORMATION ABOUT OPUS

General

        Opus is an FDIC-insured California-chartered commercial bank. Opus provides commercial and retail banking products and solutions to its clients in western markets from its headquarters in Irvine, California and through 46 banking offices, including 28 in California, 16 in the Seattle/Puget Sound region in Washington, one in the Phoenix metropolitan area of Arizona and one in Portland, Oregon. Opus offers a suite of treasury and cash management and depository solutions, and a wide range of loan products, including commercial, healthcare, media and entertainment, corporate finance, multifamily residential, commercial real estate and structured finance, and is an SBA preferred lender. Opus offers commercial escrow services and facilitates 1031 Exchange transactions through its Escrow and Exchange divisions. Additionally, Opus's wholly-owned subsidiary, PENSCO Trust Company, has approximately $14 billion of custodial IRA assets and approximately 46,000 client accounts, which are comprised of self-directed investors, financial institutions, capital raisers and financial advisors. Opus is an Equal Housing Lender.

        As of December 31, 2019, Opus, on a consolidated basis, had total assets of $8.0 billion and total loans of $5.9 billion and total deposits of $6.5 billion.

        Opus's principal executive offices are located at 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92612 and its telephone number is (949) 250-9800.

        Opus's Annual Report on Form 10-K for the year ended December 31, 2019, a copy of which is attached as Appendix E to this joint proxy statement/prospectus, contains the historical consolidated financial statements of Opus as well as a discussion of Opus's business, management's discussion and analysis of financial condition and results of operations and other information with respect to Opus.

Business

        A description of the business done by Opus, which indicates the general nature and scope of such business is provided in Part I, Item 1 of Opus's Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein and of which a copy is attached as Appendix E to this joint proxy statement/prospectus.

Market Price of and Dividends on Opus's Common Equity and Related Shareholder Matters

        A description of the market prices of and dividends on Opus's common equity and related shareholder matters is provided in Part II, Item 5 of Opus's Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein and of which a copy is attached as Appendix E to this joint proxy statement/prospectus.

Selected Financial Data

        Selected financial data of Opus is provided in Part II, Item 6 of Opus's Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein and of which a copy is attached as Appendix E to this joint proxy statement/prospectus.

Supplementary Financial Information

        Supplementary financial information of Opus is provided in Part II, Item 8 of Opus's Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein and of which a copy is attached as Appendix E to this joint proxy statement/prospectus.

Management's Discussion and Analysis of Financial Condition and Results of Operation

        Opus management's discussion and analysis of financial condition and results of operation are provided in Part II, Item 7 of Opus's Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein and of which a copy is attached as Appendix E to this joint proxy statement/prospectus.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        A description of any changes in and disagreements with accountants on accounting and financial disclosure is provided in Part II, Item 9 of Opus's Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein and of which a copy is attached as Appendix E to this joint proxy statement/prospectus.

Schedules

        Opus does not have any schedules required by Rules 12-15, 28 and 29 of Regulation S-K.

Quantitative and Qualitative Disclosures About Market Risk

        A description of the quantitative and qualitative disclosures about market risk of Opus is provided in Part II, Item 7A of Opus's Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein and of which a copy is attached as Appendix E to this joint proxy statement/prospectus.

Management and Additional Information

        Certain information relating to director and executive compensation, benefit plans, voting securities, and the principal holders thereof, certain relationships and related transactions and other related matters as to Opus is set forth in Appendix F to this joint proxy statement/prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables set forth information known to Opus with respect to the beneficial ownership of shares of Opus common stock as of March 9, 2020 (except where indicated) for (i) each person or entity known by Opus to own beneficially more than 5% of the outstanding Opus common stock, (ii) each of Opus's directors, (iii) each of Opus's named executive officers, and (iv) all of Opus's directors and executive officers as a group. The percentage of Opus common stock beneficially owned for the following tables is based on 36,374,918 shares of Opus common stock outstanding on March 9, 2020. Unvested shares of Opus restricted stock awards are not voted and are not included in the following tables. Except as otherwise noted, the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects his or her beneficial ownership, as defined in Commission rules and regulations. As a result, in some cases, more than one beneficial owner has been listed for the same securities. In accordance with applicable Commission rules, where more than one beneficial owner has been listed for the same securities, in computing the aggregate number of shares owned by directors and officers of Opus as a group, those shares have been counted only once. See the footnotes for specific share ownership details.

	Opus Common Stock(1)
Name of Beneficial Owner	Number of Shares of Opus Common Stock Beneficially Owned	Percentage of Shares of Opus Common Stock Beneficially Owned(2)
Greater than 5% Shareholders
Aristotle Capital Boston, LLC(3)	2,263,961	6.22%
Dimensional Fund Advisors LP(4)	2,789,552	7.67%
Elliott Investment Management L.P.(5)	2,186,350	5.96%
FJ Capital Management, LLC(6)	1,872,139	5.15%
Fortress Investment Group LLC(7)	5,090,675	13.43%
Starwood Capital Group Global, L.P.(8)	3,530,875	9.67%

(1)
Amounts reported in this table assume the conversion of Opus common warrants and the conversion of shares of Opus preferred stock, including shares of Opus preferred stock issuable upon exercise of Opus preferred warrants, that are beneficially owned at a rate of 50 shares of Opus common stock per share of Opus preferred stock, as applicable.

(2)
The percentage of Opus common stock beneficially owned for the following tables is based on 36,374,918 shares of Opus common stock outstanding on March 9, 2020.

(3)
Based solely upon information as of December 31, 2019 contained in the Schedule 13G filed with the Commission on February 14, 2020. The address of Aristotle Capital Boston, LLC is One Federal Street, 36th Floor, Boston, MA 02110.

(4)
Based solely upon information as of December 31, 2019 contained in the Amendment No. 1 to Schedule 13G filed with the Commission on February 12, 2020. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)
Based solely upon information as of December 31, 2019 contained in the Amendment No. 3 to Schedule 13G filed with the FDIC on January 13, 2020 and the conversion of shares of Opus preferred stock issuable upon exercise of Opus preferred warrants, that are beneficially owned at a rate of 50 shares of Opus common stock per share of Opus preferred stock. On February 11, 2020, Elliott Investment Management, L.P., which we refer to as Elliott, informed Opus that Elliott and its affiliates beneficially own less than five percent of the outstanding shares of Opus common stock (assuming the full conversion of all shares of Opus preferred stock beneficially owned by Elliott and its associates and disregarding any restrictions or limitations on such conversion). The address of Elliott is 40 West 57th Street, New York, NY 10019.

(6)
Based solely upon information as of December 31, 2019 contained in the Schedule 13G filed with the Commission on January 15, 2020. The Schedule 13G reports as follows:

•
FJ Capital Management, LLC has shared voting and dispositive power over 1,872,129 shares;

•
Financial Opportunity Fund LLC has shared voting and dispositive power over 1,587,873 shares;

•
Financial Opportunity Long/Short Fund LLC has shared voting and dispositive power over 30,481 shares; and

•
Martin Friedman has shared voting and dispositive power over 1,872,129 shares.

FJ Capital Management, LLC is the managing member of Financial Opportunity Fund LLC and Financial Opportunity Long/Short Fund LLC. Martin Friedman is the Managing Member of FJ Capital Management LLC. The address of . FJ Capital Management LLC, Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC and Martin Friedman is 1313 Dolley Madison Blvd., Ste. 306, McLean, VA 22101.

(7)
Based solely upon information as of December 31, 2017 contained in Amendment No. 3 to the Schedule 13G filed with the FDIC on February 13, 2018 and the conversion of shares of Opus preferred stock that are beneficially owned at a rate of 50 shares of Opus common stock per share of Opus preferred stock. The amended Schedule 13G reports as follows:

•
FCO Fund GP LLC has shared voting and dispositive power over 1,694,760 shares;

•
Fortress Credit Opportunities Advisors LLC has shared voting and dispositive power over 2,396,489 shares;

•
Hybrid GP Holdings LLC has shared voting and dispositive power over 3,565,725 shares;

•
FIG LLC has shared voting and dispositive power over 1,872,129 shares;

•
Fortress Operating Entity I LP has shared voting and dispositive power over 3,565,725 shares;

•
FIG Corp. has shared voting and dispositive power over 3,565,725 shares; and

•
Fortress Investment Group LLC has shared voting and dispositive power over 3,565,725 shares.

FCO Fund GP LLC is the general partner of Fortress Credit Opportunities Fund (A) LP (which we refer to as Fund A), Fortress Credit Opportunities Fund (B) LP (which we refer to as Fund B) and Fortress Credit Opportunities Fund (C) LP (which we refer to as Fund C). Fortress Credit Opportunities Advisors LLC is the investment advisor for Fund A, Fund B and Fund C and the holders of all of the equity interest of Fortress Credit Opportunities Fund II (ABC) LP and FCO II (ABC) GP LLC. Hybrid GP Holdings LLC is the holder of equity interests of FCO Fund GP LLC, FCO Fund II GP LLC, FCO MA LSS GP LLC, FCO MA GP LLC and FCO MA II GP LLC. FIG LLC is the holder of membership interests of Fortress Credit Opportunities Advisors LLC, FCO MA LSS Advisors LLC, Fortress Credit Opportunities MA Advisors LLC and Fortress Credit Opportunities MA II Advisors LLC. Fortress Operating Entity I LP is the holder of all membership interests in FIG LC and managing member of Hybrid GP Holdings LLC. FIG Corp. is the general partner of Fortress Operating Entity I LP. Fortress Investment Group LLC is the holder of all shares of FIG Corp.

The address for all of the Fortress entitles listed in this footnote is c/o FIG LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105. Each of the Fortress entities listed in this footnote is affiliated with a broker-dealer.

(8)
Based solely upon information as of December 31, 2015 contained in Amendment No. 1 to the Schedule 13G filed with the FDIC on January 14, 2016. The amended Schedule 13G reports as follows:

•
SOF-VII BC Holdings, L.L.C has shared voting and dispositive power over 3,530,875 shares;

  •
  VIII Management L.P. has shared voting and dispositive power over 3,530,875 shares;

  •
  VIII-J Management L.P. has shared voting and dispositive power over 3,530,875 shares;

  •
  Starwood Capital Group Global, L.P. has shared voting and dispositive power over 3,530,875 shares; and

  •
  Barry S. Sternlicht has shared voting and dispositive power over 3,530,875 shares.

The number of shares of Opus common stock reported includes 140,625 shares of common stock that may be received upon exercise of currently-exercisable Opus common warrants. SOF-VIII BC Holdings, L.L.C. (which we refer to as the Starwood Fund) is one of the wholly-owned subsidiaries that constitutes the Starwood Fund. The Starwood Fund is managed by VIII Management L.P. and VII-J Management L.P. (which we collectively refer to as the Starwood General Partners) are affiliates of Starwood Capital Group Global, L.P. (which we refer to as Starwood Capital Group). Barry S. Sternlicht is the controlling partner of Starwood Capital Group and the Starwood General Partners and may be deemed to share voting and investment control over the shares held by the Starwood Fund. The address for the Starwood Fund is 591 West Putnam Avenue, Greenwich, CT 06830.

	Opus Common Stock
Name of Beneficial Owner	Number of Shares of Voting Opus Common Stock	Total Number of Shares Subject to Opus RSUs that will Vest within 60 Days of March 9, 2020	Total Number of Dividend Equivalents that will Vest within 60 Days of March 9, 2020	Total Number of Shares of Opus Common Stock Beneficially Owned	Percentage of Shares of Voting Opus Common Stock Beneficially Owned(1)
Directors and Current Named Executive Officers
Paul G. Greig	18,215	2,670	32	20,917	*
Director and Chair
Marsha A. Cameron	2,048	2,788	51	4,887	*
Director
Melanie S. Cibik	—	—	—	—	—
Director
Mark Deason(2)	—	—	—	—	—
Director
G. Malpass Durkee(3)	—	—	—	—	—
Director
David E. King(4)	—	—	—	—	—
Director
Richard C. Thomas	3,186	2,788	51	6,025	*
Director
Mary E. "Mimi" Thigpen	—	—	—	—	—
Director
Paul W. Taylor	—	10,590	204	10,794	*
President, Chief Executive Officer
Kevin L. Thompson	—	2,633	51	2,684	*
Chief Financial Officer
Brian R. Fitzmaurice	10,583	3,316	65	13,964	*
Senior Chief Credit Officer
James E. Haney	1,000	1,365	28	2,393	*
Head of Commercial Banking
Edward M. Padilla(5)	12,474	3,316	65	15,855	*
Head of Commercial Real Estate Banking
Former Named Executive Officers
Curtis A. Glovier	27,590	—	—	27,590	*
Former Head of Wealth Services
Directors and Current Executive Officers, as a Group
All directors and current executive officers, as a group (15) persons)	47,506	32,099	598	80,203	*

*
Less than one percent.

(1)
The percentage of Opus common stock beneficially owned for the following tables is based on 36,374,918 shares of Opus common stock outstanding on March 9, 2020.

(2)
The amount reported does not reflect shares of Opus capital stock beneficially owned by Starwood and its affiliates. Mr. Deason is an officer of Starwood Capital Group Global, L.P, and disclaims beneficial ownership of such shares except for his pecuniary interest therein, if any.

(3)
The amount reported does not reflect shares of Opus capital stock beneficially owned by Elliott and its affiliates. Until February 11, 2020, Mr. Durkee served as Elliott's designee as a member of the Opus board, and Mr. Durkee disclaims beneficial ownership of such shares except for his pecuniary interest therein, if any. Mr. Durkee currently serves as an independent director of the Opus board, but does not serve in a capacity as Elliott's designee.

(4)
The amount reported does not reflect shares of Opus capital stock beneficially owned by Fortress and its affiliates. Mr. King is an officer of Fortress and disclaims beneficial ownership of such shares except for his pecuniary interest therein, if any.

(5)
The amount reported includes 514 shares of Opus common stock beneficially owned by Mr. Padilla's spouse, as of January 30, 2020, in an individual retirement account.

 DESCRIPTION OF PACIFIC PREMIER CAPITAL STOCK

        The following summary of the current terms of the capital stock of Pacific Premier and the terms of capital stock of Pacific Premier to be in effect after completion of the merger is not meant to be complete and is qualified in its entirety by reference to the DGCL, federal law, the Pacific Premier certificate of incorporation and the Pacific Premier bylaws, copies of which have been filed with the Commission and are also available upon request from Pacific Premier. See "Where You Can Find More Information" beginning on page     .

Common Stock

        The Pacific Premier certificate of incorporation authorizes 150,000,000 shares of common stock, par value $0.01 per share. At                        , 2020, there were                shares of Pacific Premier common stock issued and outstanding, held of record by approximately                shareholders. The Pacific Premier common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." The transfer agent and registrar for Pacific Premier common stock is American Stock Transfer & Trust Company.

        Each holder of Pacific Premier common stock is entitled to:

  •
  one vote for each share held on all matters submitted to a vote of the shareholders;

  •
  receive ratably such dividends as may be declared by the Pacific Premier board out of funds legally available for dividends, subject to preferences that may be applicable to outstanding shares of preferred stock, if any, or limitations and restrictions under applicable bank holding company regulations; and

  •
  share ratably in Pacific Premier's net assets, legally available to holders of Pacific Premier common stock in the event of Pacific Premier's liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to any holders of shares of preferred stock and to creditors (unless provision for such payment has been made).

        Holders of Pacific Premier common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges.

        The outstanding shares of Pacific Premier common stock are validly issued, fully-paid and nonassessable.

Preferred Stock

        The Pacific Premier certificate of incorporation authorizes 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this joint proxy statement/prospectus, there were no issued and outstanding shares of Pacific Premier preferred stock.

        Under the Pacific Premier certificate of incorporation, Pacific Premier may issue shares of preferred stock in one or more series, as may be determined by the Pacific Premier board. The Pacific Premier board may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any preferred stock that Pacific Premier may issue will rank senior to Pacific Premier common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of Pacific Premier, or both. In addition, any shares of Pacific Premier preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Pacific Premier preferred stock, or merely the existing authorization of the Pacific Premier board to issue shares of Pacific Premier preferred stock, may tend to discourage or impede a merger or other change in control of Pacific Premier. No shares of preferred stock are currently outstanding. Each series of preferred stock, to the extent issued, will be issued under a separate certificate of designation.

Anti-takeover Provisions

Delaware Anti-Takeover Law.

        As a Delaware corporation, Pacific Premier is subject to Section 203 of the DGCL, which generally prevents an interested shareholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, from engaging in a business combination with Pacific Premier for three (3) years following the date that person became an interested shareholder, unless certain specified conditions are satisfied. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Pacific Premier board, including discouraging attempts that might result in a premium over the market price for the shares of Pacific Premier common stock held by shareholders.

Possible Future Issuance of Preferred Stock.

        The Pacific Premier board can at any time issue one or more new series of preferred stock pursuant to the Pacific Premier certificate of incorporation and without shareholder approval. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Pacific Premier through a merger, tender offer, proxy contest or otherwise. Shares of Pacific Premier preferred stock with special voting rights or other features issued to persons favoring Pacific Premier's management could stop a takeover by preventing the person trying to take control of Pacific Premier from acquiring enough voting shares to take control.

Removal and Vacancies on the Pacific Premier Board.

        Subject to the rights of the holders of any series of Pacific Premier preferred stock then outstanding, directors may be removed by Pacific Premier's shareholders, with or without cause, by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class. Further, any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board resulting from death, resignation, retirement, removal or other cause may be filled only by a majority vote of the directors then in office, whether or not a quorum is present. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of Pacific Premier common stock.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.

        The Pacific Premier bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at Pacific Premier's principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary date of the previous year's annual meeting. The Pacific Premier bylaws also specify requirements as to the form and content of a shareholder's notice. The Pacific Premier bylaws also provide that notice may be provided by shareholders to Pacific Premier in accordance with the Commission's rules. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Additional Provisions in the Pacific Premier Certificate of Incorporation and Bylaws.

        The Pacific Premier certificate of incorporation and the Pacific Premier bylaws also provide that Pacific Premier has exclusive power to fix from time to time the size of the Pacific Premier board, which may be deemed to have the effect of discouraging or delaying attempts to gain control of Pacific Premier. In addition, the Pacific Premier certificate of incorporation and the Pacific Premier bylaws include other provisions that could come to bear in the event of a takeover attempt, including: (i) Pacific Premier shareholders holding at least 10% of the outstanding Pacific Premier common stock are permitted to call a special meeting of stockholders, subject to applicable law and the requirements set forth in the Pacific Premier bylaws; (ii) Pacific Premier shareholders are allowed to take actions by written consent without holding a meeting, subject to applicable law and the requirements set forth in the Pacific Premier bylaws; and (iii) the required vote of Pacific Premier shareholders needed to amend the Pacific Premier certificate of incorporation and the Pacific Premier bylaws is a simple majority vote of the outstanding shares eligible to vote.

Restrictions on Ownership

        The BHC Act generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of a bank holding company, such as Pacific Premier. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of the voting stock of Pacific Premier. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Pacific Premier, could constitute acquisition of control of the bank holding company.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        When the merger becomes effective, shareholders of Opus who receive shares of Pacific Premier common stock in exchange for their shares of Opus common stock and/or Opus preferred stock will become shareholders of Pacific Premier. Pacific Premier is a Delaware corporation and the rights of Pacific Premier shareholders are governed by the DGCL, as well as the Pacific Premier certificate of incorporation and the Pacific Premier bylaws. Opus is incorporated under the laws of the State of California. The rights of holders of Opus common stock and Opus preferred stock are governed by the CGCL, as well as by the Opus articles and the Opus bylaws. Further, as a California-chartered bank, in addition to being subject to the CGCL, Opus is also subject to the CFC.

        After the merger, as Pacific Premier shareholders, the rights of former Opus shareholders will be governed by the Pacific Premier certificate of incorporation, the Pacific Premier bylaws and the DGCL. The following is a summary of material differences between the rights of holders of Pacific Premier common stock and holders of Opus common stock. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Pacific Premier common stock and holders of Opus common stock and Opus preferred stock. Rather, the summary is intended to provide a general overview of the differences in shareholders' rights under the governing corporate instruments of Pacific Premier and Opus, and other known material differences. For more detailed information with respect to Pacific Premier, see "Description of Pacific Premier Capital Stock" beginning on page        .

Authorized Capital Stock

Pacific Premier.

        Pacific Premier's authorized capital stock consists of 150,000,000 shares of Pacific Premier common stock, par value $.01 per share, and 1,000,000 shares of Pacific Premier preferred stock, par value $.01 per share.

        The Pacific Premier certificate of incorporation authorizes the Pacific Premier board to issue shares of Pacific Premier preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Pacific Premier preferred stock in each series. As of            , 2020, there were            shares of Pacific Premier common stock issued and outstanding and no shares of Pacific Premier preferred stock were issued and outstanding as of such date.

Opus.

        Opus's authorized capital stock consists of 200,000,000 shares of Opus common stock, no par value per share, and 200,000,000 shares of Opus preferred stock, of which 1,000,000 shares are designated as Opus preferred stock. The Opus articles authorize the Opus board to fix the number of shares of any series of preferred stock and to determine the designation, rights, preferences, privileges and restrictions of the shares of Opus preferred stock in each series. As of January 31, 2020, there were 37,595,205 shares of Opus common stock and 31,111 shares of Opus preferred stock issued and outstanding.

Issuance of Capital Stock

Pacific Premier

        Under the Pacific Premier certificate of incorporation and the DGCL, Pacific Premier may issue shares of Pacific Premier capital stock and rights or options for the purchase of shares of capital stock of Pacific Premier on such terms and for such consideration as may be determined by the Pacific Premier board. None of the DGCL, the Pacific Premier certificate of incorporation or the Pacific Premier bylaws require shareholder approval of any such actions. Pacific Premier may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax treatment and to comply with the continued listing rules of the NASDAQ Global Select Market and securities laws treatment under current laws and regulations. Holders of Pacific Premier common stock do not have preemptive rights with respect to any shares of Pacific Premier capital stock which may be issued.

Opus

        Under the CGCL and the Opus articles, Opus may issue shares of Opus capital stock for such consideration as is determined from time to time by the Opus board. None of the CGCL, the Opus articles or the Opus bylaws require shareholder approval of such action. Opus may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax treatment and to comply with the continued listing rules of the NASDAQ Global Select Market and securities laws treatment under current laws and regulations. Holders of Opus capital stock do not have any preemptive or preferential rights of subscription to any shares of any class of stock of Opus which may be issued.

Voting Rights

Pacific Premier

        Each holder of Pacific Premier common stock is entitled to one vote for each share held of record. All director elections are determined by a plurality of the votes cast and, except as otherwise required by law or the Pacific Premier certificate of incorporation, all other matters are determined by a majority of the votes cast. Holders of Pacific Premier common stock do not have cumulative voting rights with respect to the election of directors.

Opus

        Each person in whose name shares entitled to vote stand on the stock records of Opus on the record date is entitled to vote at meetings of the shareholders. Each shareholder entitled to vote is entitled to one vote for each share held of record, and except with respect to voting on directors, the affirmative vote of a majority of the shares represented at a duly held meeting at which a quorum is present and entitled to vote on any matter shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the CGCL, by the Opus articles or by the Opus bylaws. All director elections are determined by a plurality of the votes cast. Shareholders are not entitled to cumulate their votes for any matters at any meeting of the shareholders.

        Except as otherwise required by applicable law, the holders of Opus preferred stock are not entitled to any voting rights other than the right to vote as a separate class with respect to any amendment, alteration or repeal or other changes (including in connection with any merger, consolidation or other similar transaction) of any terms of the Opus preferred stock which would materially and adversely affect the rights, preferences, powers or privileges of the Opus preferred stock. Any such amendment, alteration or repeal or other changes (including in connection with any merger, consolidation or other similar transaction) of any terms of the Opus preferred stock requires the approval by an affirmative vote of the holders of a majority of the outstanding shares of the Opus preferred stock voting as a separate class. Pursuant to the Opus articles, Opus's authorization and issuance of additional securities that have rights, preferences, and privileges that are senior to or on parity with the Opus preferred stock will not be deemed to materially and adversely affect the existing terms of the Opus preferred stock, unless otherwise required by law. In exercising any voting rights available to holders of Opus preferred stock, each holder of Opus preferred stock will be entitled to one vote for each share of Opus preferred stock held by him or her.

Number and Election of Directors

Pacific Premier

        The Pacific Premier bylaws provide that the number of directors who constitute the board of directors is such number as the board of directors from time to time has designated, except that in the absence of such designation, such number is seven (7). The directors are elected by the shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until each director's successor has been duly elected and qualified or until a director's earlier resignation or removal. Currently, the Pacific Premier board consists of eleven (11) directors.

Opus

        The Opus articles provide that the number of directors on Opus's board of directors will be fixed from time to time by the board of directors pursuant to a resolution adopted by the board of directors within the range set forth in the Opus bylaws. The Opus bylaws provide that the authorized number of directors to serve on the Opus board may not be less than five (5) nor more than nine (9). A change in such minimum or maximum number may be made only by amending the relevant bylaw by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote; provided, however, that in no event shall the authorized number be less than five or be more than two times the stated minimum number minus one. The number of directors who constitute the Opus board may be fixed from time to time pursuant to a resolution adopted by the Opus board. There are currently nine (9) members of the Opus board of directors.

        In accordance with the Opus articles, the Opus board is divided into three classes, with each class serving staggered three-year terms. If the number of directors of the Board of Directors is fixed at nine (9) or greater, then the Opus board of directors will be divided into three classes of directors which shall be designated Class I, Class II, and Class III. The board of directors is required to identify and allocate the sitting directors equally or as nearly equal in number as reasonably possible among the classes. The members of each class are elected for a term of three years and until their successors are elected and qualified. The terms of all directors in a class expire simultaneously. If the number of directors of the Opus board of directors is fixed between six (6) and eight (8) directors, then the Opus board of directors is to be divided into two classes of directors, which are to be designated Class I and Class II. The Opus board of directors is required to identify and allocate the sitting directors among the classes as nearly equal in number as reasonably possible. The members of each class are elected for a term of two years and until their successors are elected and qualified. The terms of all directors in a class expire simultaneously.

        Opus directors, pursuant to the CGCL, are to be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.

        Opus directors are elected by a plurality vote. The Opus articles do not permit cumulative voting for the election of directors.

Removal of Directors

Pacific Premier

        Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote, unless a greater vote is required by the certificate of incorporation or the bylaws. Under the Pacific Premier certificate of incorporation, subject to the rights of holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in an election of directors, voting together as a single class.

Opus

        Under the Opus bylaws, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, the entire Opus board, or any individual director, may be removed from office in the manner provided by the CGCL. Under the CGCL, any or all of the directors may be removed without cause if the removal is approved by a vote of the holders of a majority of the outstanding shares entitled to vote, subject to certain limitations. The CGCL also provides that any director may be removed by a court for fraudulent or dishonest acts, or gross abuse of authority, if shareholders holding at least ten percent of the number of outstanding shares of any class bring a suit. Because Opus has a classified board, under the CGCL, an Opus director may not be removed if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election at which the same total number of votes were cast and either the number of directors elected at the most recent annual meeting of shareholders, or if greater, the number of directors for whom removal is being sought, were then being elected.

Vacancies of Directors

Pacific Premier

        The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, a majority of the directors then in office (although less than a quorum) or the sole remaining director may fill any vacancy on a board of directors, including newly created directorships resulting from an increase in the number of directors. Under the Pacific Premier bylaws, subject to the rights of holders of any series of preferred stock outstanding, any vacancy occurring on its board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum is present. Each director so chosen will hold office until the next annual meeting of shareholders.

Opus

        Under the Opus bylaws, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock and the contractual rights of certain shareholders to nominate representatives to the Opus board, vacancies in the Opus board of directors, except for a vacancy created by the removal of a director, may be filled by approval of the Opus board or, if the number of directors then in office is less than a quorum, by (i) the unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice complying with CGCL, or (iii) a sole remaining director, and each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified. A vacancy created by the removal of a director may be filled by a vote of the majority of the shares entitled to vote at a duly held meeting of the shareholders. The shareholders may at any time elect directors to fill any other vacancies not filled by the directors and any such election shall require the affirmative vote of a majority of the outstanding shares entitled to vote. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors in such class shall hold office for a term that shall coincide with the remaining current term for the other directors in such class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Indemnification and Limitation of Liability

Pacific Premier

        The DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders.

        The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

        The Pacific Premier certificate of incorporation provides for the indemnification of directors, officers and certain of its authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or authorized representative is permitted only if the board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, the Pacific Premier certificate of incorporation provides that the directors will have no personal liability to Pacific Premier or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Pacific Premier or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

Opus

        The CGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("agents"), against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification extends only to expenses actually and reasonably incurred in connection with the defense or settlement of such action.

        The CGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made (i) by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, with the shares owned by the person to be indemnified not being entitled to vote thereon, or (iv) by the court in which the proceeding is or was pending upon application made by the corporation or the person to be indemnified or the attorney or other person rendering services in connection with the defense, whether or not the application by the person to be indemnified, attorney or other person is opposed by the corporation.

        The CGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

        California law permits Opus to include in the Opus articles a provision eliminating or limiting the personal liability of Opus directors to Opus and Opus shareholders for money damages, except for liability resulting from: (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (2) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (3) any transaction from which a director derived an improper personal benefit; (4) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (6) acts arising from an interested director transaction listed under Section 310 of the CGCL; or (7) acts arising from the approval of specific corporate action listed under Section 316 of the CGCL.

        The Opus articles provide that the liability of a director for monetary damages will be eliminated to the fullest extent permissible under California and federal law. The Opus articles and bylaws provide for the indemnification of its agents to the fullest extent permissible under California and federal law. The indemnification provided for by the Opus bylaws is not exclusive of any other rights which those seeking indemnification may have including, but not limited to, any rights granted under any agreement, insurance policy, or a vote of shareholders or disinterested directors. No amendment, repeal or modification of the Opus bylaws will adversely affect any right or protection of any agent existing at the time of such amendment, repeal or modification.

        The right to indemnification provided by the Opus bylaws includes the right to be paid, in advance of a proceeding's final disposition, expenses incurred in defending that proceeding; provided, however, that if required by the CGCL, the advance payment will be made only upon delivery to Opus of an undertaking by or on behalf of the agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Opus as authorized under the Opus bylaws or otherwise.

        California law does not allow Opus to indemnify its agents for: (1) any claim, issue or matter as to which the person has been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending will determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court determines; (2) any amounts paid in settling or otherwise disposing of a pending action without court approval; and (3) any expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. California law provides that to the extent that an agent of a corporation has been successful on the merits in defense of any related proceeding or in defense of any claim, issue, or matter therein, the agent will be indemnified against expenses actually and reasonably incurred by the agent.

Amendments to Certificate of Incorporation and Bylaws

Pacific Premier

        The Pacific Premier certificate of incorporation provides that an amendment to Pacific Premier's certificate of incorporation requires a board resolution stating the advisability of the amendment and approval by a majority of the holders of outstanding capital stock of each class entitled to vote thereon.

        The Pacific Premier bylaws authorize Pacific Premier's board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting. The Pacific Premier bylaws may also be amended by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of capital stock entitled to vote, voting together as a single class.

Opus

        The Opus articles provide that, subject to the provisions of the laws of California and to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, the articles may be amended if approved by the Opus board and by the affirmative vote of the holders of a majority of stock of Opus entitled to vote at any meeting of the shareholders, unless the vote of a greater amount of stock is required by law, and in that case by the vote of such greater amount; provided, however, that the alteration, amendment or repeal of the provisions of Articles Fifth, Sixth, Seventh, Eighth, Ninth, Tenth and Eleventh require the approval by the affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote thereon, voting in person or by proxy.

        The Opus bylaws provide that the bylaws may be amended or repealed, and new bylaws may be adopted, by shareholders owning in the aggregate at least 66 2/3% of the stock of Opus entitled to vote thereon; subject, however, to the CGCL, other applicable state or federal law, the Opus articles or other provisions of the Opus bylaws. Subject to such right of shareholders to adopt, amend or repeal the bylaws and subject to Section 212 of the CGCL limiting the amendment or adoption of a corporation's bylaws fixing or changing the number of directors, the Opus board may adopt, amend or repeal the Opus bylaws; provided, however, that no bylaw or amendment changing the maximum or minimum number of directors of Opus, or changing the number of authorized directors from a fixed to a variable number or vice versa, shall be adopted other than in the manner summarized above in "—Number and Election of Directors."

Notice of Shareholder Meetings

Pacific Premier

        In accordance with the DGCL, the Pacific Premier bylaws provide that a written notice of the time, date, and place of all shareholder meetings must be given to each shareholder entitled to vote at the meeting not less than ten (10) days nor more than sixty (60) days prior to the meeting.

Opus

        In accordance with the CGCL, the Opus bylaws provide that a written notice of the place, the date and the hour of all shareholder meetings and, in the case of a special meeting, the general nature of any business to be transacted at the special meeting and a statement that no other business shall be transacted, must be given to each shareholder entitled to vote at the meeting not less than ten (10) (or, if sent by third class mail because Opus has shares held of record by 500 or more persons as of the record date, thirty (30) days) nor more than sixty (60) days prior to the meeting.

Special Meetings of Shareholders

Pacific Premier

        Pursuant to the DGCL, a special meeting of shareholders may be called by a corporation's board of directors or by the persons authorized to do so in the corporation's certificate of incorporation or bylaws. The Pacific Premier certificate of incorporation and Pacific Premier bylaws provide that a special meeting of shareholders may be called by shareholders holding at least 10% of the outstanding Pacific Premier common stock, subject to applicable law and other applicable requirements set forth in the Pacific Premier bylaws.

Opus

        Under the CGCL and Opus bylaws, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, the chairperson of the Opus board, the chief executive officer and/or the president, the Opus board or one or more shareholders holding at least ten percent (10%) of the voting power of Opus, may call a special meeting of shareholders at any time for the purpose of taking any action permitted to be taken by the shareholders under the CGCL and the Opus articles.

Shareholder Nominations and Shareholder Proposals

Pacific Premier

        The Pacific Premier bylaws provide that shareholders of Pacific Premier may nominate one or more persons for election as director only if such nominations are delivered to the secretary of Pacific Premier at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. Each such notice must set forth information concerning the nominee, the nominating shareholder and the other information specified in the Pacific Premier bylaws. The Pacific Premier bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to the secretary of Pacific Premier within the same time frame as shareholder nominations for directors described above. Each such notice must set forth information concerning the proposal, the proposing shareholder and the information specified in the Pacific Premier bylaws.

Opus

        Under the Opus bylaws, subject to the contractual rights of certain shareholders to nominate representatives to the Opus board and unless otherwise provided by California law or by the Opus articles, any shareholder of any outstanding class of capital stock of Opus entitled to vote for the election of directors may make nominations for election to the Opus board. Such nominations must be made in writing and delivered or mailed to the secretary of Opus at the principal executive offices of Opus not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Opus. Each such notice must set forth information concerning the nominee, the nominating shareholder and certain other information specified in the Opus bylaws.

        The Opus bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to the secretary of Opus within the same time frame as shareholder nominations for directors described above. Each such notice must comply with the requirements of the Exchange Act and the regulations promulgated thereunder and set forth a description of the business desired to be brought before the meeting and information concerning the proposal, the proposing shareholder and certain other information specified in the Opus bylaws.

Shareholder Action by Written Consent

Pacific Premier

        The Pacific Premier bylaws provide that, subject to the provisions of the Pacific Premier certificate of incorporation or other applicable provisions of the Pacific Premier bylaws, any action required or permitted to be taken by the shareholders of Pacific Premier at an annual or special meeting of shareholders may be taken by written consent if the holders of the outstanding shares of Pacific Premier stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting approve such action.

Opus

        The Opus bylaws provide that, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by the shareholders of Opus must be effected at an annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.

Transactions with Interested Persons

Pacific Premier

        The DGCL prohibits a corporation from engaging in any business combination with an interested shareholder (defined as a 15% shareholder) for a period of three (3) years after the date that shareholder became an interested shareholder, unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction in which the shareholder became an interested shareholder, (ii) upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (iii) on or after the date the shareholder became an interested shareholder, the business combination received the approval of both the corporation's directors and holders of two-thirds of the outstanding voting shares not owned by the interested shareholder voted at a meeting and not by written consent.

A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. The Pacific Premier certificate of incorporation expressly provides that it is bound by this provision of the DGCL concerning transactions with interested shareholders.

Opus

        Under the CGCL, a contract or other transaction between a corporation and one or more of its directors, or between a corporation and any corporation, firm or association in which one or more of its directors has a material financial interest, is not void or voidable because such director or directors or such other corporation, firm or association are parties or because such director or directors are present at the meeting of the board or a committee thereof which authorizes, approves or ratifies the contract or transaction, if (i) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the shareholders and such contract or transaction is approved in good faith by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, with the shares owned by the interested director or directors not being entitled to vote thereon, (ii) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it is authorized, approved or ratified, or (iii) as to contracts or transactions not approved as provided in clause (i) or (ii), the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

        The Opus bylaws provide that notice of any meeting of the shareholders shall specify the general nature of business to be transacted at the meeting if such business relates to any proposal to take action with respect to the approval of a contract or other transaction with an interested director as governed by the CGCL.

        The CGCL further provides that if a written proposal for approval of a reorganization is made to some or all of a corporation's shareholders by an interested party, an affirmative opinion in writing as to the fairness of the consideration to the shareholders of that corporation shall be delivered. If a shareholders' meeting is to be held to vote on approval of the transaction, the opinion shall be delivered to the shareholders with the notice of the meeting.

Dividends

Pacific Premier

        The DGCL permits a Delaware corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Further, it is the policy of the Federal Reserve that bank holding companies, such as Pacific Premier, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to their banking subsidiaries. The Pacific Premier bylaws permit its board of directors to declare dividends. In January 2019, Pacific Premier announced the initiation of a quarterly dividend. A quarterly dividend of $0.22 per share was declared during each quarter of 2019. On January 21, 2020, the Pacific Premier board approved an increased quarterly cash dividend of $0.25 per share. Although Pacific Premier anticipates that it will continue to pay quarterly cash dividends, the payment and amount of future dividends remains within the discretion of the Pacific Premier board and there can be no assurance that the payment of such dividends will continue or that the amount of such dividends will not be reduced.

Opus

        Under the CFC, Opus is permitted to pay a dividend in the following circumstances: (i) without the consent of either the CA DBO or Opus shareholders, in an amount not exceeding the lesser of (a) the retained earnings of Opus or (b) the net income of Opus for its last three fiscal years; (ii) with the prior approval of the CA DBO, in an amount not exceeding the greatest of (a) the retained earnings of Opus, (b) the net income of Opus for its last fiscal year or (c) the net income for Opus for its current fiscal year; and (iii) with the prior approval of the CA DBO and Opus shareholders in connection with a reduction of its contributed capital.

        Under federal law, Opus is prohibited from paying any dividends if after making such payment it would fail to meet any of its minimum regulatory capital requirements. Furthermore, federal and state bank regulators also have the authority to prohibit payment of dividends by a bank when they determine such payments to be an unsafe or unsound banking practice.

        Under the Opus articles, to the extent that Opus pays a dividend, the Opus board is required to declare and pay to each holder of a share of Opus preferred stock a dividend equal to the dividend that would have been paid on the number of shares of Opus common stock in which such share of Opus preferred stock is or would be convertible. To the extent Opus pays a dividend or makes a distribution in the form of options, rights or warrants to subscribe for Opus common stock in respect of any shares of Opus common stock, Opus must declare and pay or distribute to each holder of Opus preferred stock an equivalent option, right or warrant to subscribe for shares of Opus preferred stock that such holder would be entitled to receive based on the number of shares of Opus common stock in which such share of Opus preferred stock is or would be convertible.

Shareholders' Right of Dissent and Appraisal

Pacific Premier

        Under the DGCL, shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation of business entities occurs. However, the DGCL provides that appraisal rights are not available with respect to any class or series to stock that is either listed on a national securities exchange or held of record by more than 2,000 holders, unless, under the terms of the transaction, holders are required to accept anything other than shares of publicly traded stock of the acquirer and/or cash in lieu of fractional shares. Pacific Premier's common stock is listed on a national securities exchange, and as such, Pacific Premier's shareholders are not entitled to appraisal rights.

Opus

        Under the CGCL, because Opus common stock is listed on the Nasdaq Global Select Market, holders of Opus common stock do not have dissenters' rights with respect to a business combination or other reorganization requiring their vote, unless their shares are subject to transfer restrictions or are exchanged for merger consideration other than solely securities listed on a national securities exchange certified by the CA DBO and cash in lieu of fractional shares.

        Opus preferred stock is not listed on a national securities exchange and, therefore, all outstanding shares of Opus preferred stock generally have dissenters' rights with respect to a business combination or other reorganization requiring their vote under the CGCL; except that the CFC provides that dissenters' rights will not apply to shareholders of Opus in a merger if Opus were to be the surviving depository corporation.

LEGAL MATTERS

        The validity of the Pacific Premier common stock to be issued in the merger has been passed upon for Pacific Premier by Holland & Knight LLP, Washington, D.C. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Pacific Premier by Holland & Knight LLP and for Opus by Sullivan & Cromwell LLP. As of March 13, 2020, attorneys employed by Holland & Knight LLP beneficially owned approximately 6,605 shares of Pacific Premier common stock.

 EXPERTS

        The consolidated financial statements of Pacific Premier Bancorp, Inc. and subsidiaries as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and the effectiveness of Pacific Premier Bancorp, Inc.'s internal control over financial reporting as of December 31, 2019 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in their report appearing in the Pacific Premier Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2019 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Opus Bank and its subsidiaries as of December 31, 2019 and 2018 and for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2019, which are included in this joint proxy statement/ prospectus from the Opus Bank Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, and have been included and incorporated in this joint proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Opus Bank and its subsidiaries for the year ended December 31, 2017, which are included in this joint proxy statement/prospectus and in the Opus Bank and its subsidiaries' Annual Report on Form 10-K for the year ended December 31, 2019, have been audited by KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 HOUSEHOLDING

        The Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Pacific Premier and Opus will mail only one copy of the joint proxy statement/prospectus to multiple shareholders sharing the same address. Once you have received notice from your broker, Pacific Premier or Opus that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, please notify your broker or nominee if your shares are held in a brokerage account or other account or American Stock Transfer & Trust Co. if you hold registered shares. You can notify American Stock Transfer & Trust Co. by sending a written request to: 6201 15th Avenue, Brooklyn, New York 11219 or by calling (800) 937-5449.

 FUTURE PACIFIC PREMIER ANNUAL MEETING SHAREHOLDER PROPOSALS

        To be eligible under Rule 14a-8 under the Exchange Act and under Pacific Premier's bylaws for inclusion in Pacific Premier's proxy statement and proxy card for Pacific Premier's 2020 annual meeting of shareholders, a proper shareholder proposal must have been received by Pacific Premier at its principal offices at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614 no later than December 11, 2019, which was one hundred twenty (120) calendar days before the anniversary of the date on which Pacific Premier first mailed its proxy statement for its 2019 annual meeting of shareholders. Shareholders who intend to present a proposal at Pacific Premier's 2020 annual meeting of shareholders, but not to include the proposal in Pacific Premier's proxy statement for that meeting, must have given notice to Pacific Premier no sooner than January 21, 2020, which is one hundred twenty (120) days prior to May 20, 2020, which is the one-year anniversary of the 2019 annual meeting of shareholders, but no later than February 20, 2020, which is ninety (90) days prior to May 20, 2020 (the one-year anniversary of the 2019 annual meeting of shareholders). The notice must be in the manner and form required by Pacific Premier's bylaws and Rule 14a-8 under the Exchange Act.

FUTURE OPUS ANNUAL MEETING SHAREHOLDER PROPOSALS

        Opus will hold a 2020 annual meeting of shareholders only if the merger is not completed. Under the rules of the Commission and the FDIC, and Opus's Bylaws, shareholder proposals to be considered at the 2020 annual meeting of shareholders and director nominations may be presented to Opus in accordance with the following:

        Proposals for Inclusion in Proxy Materials.    Shareholder proposals intended to be considered for inclusion in Opus's proxy statement for the 2020 annual meeting of shareholders must have been delivered in writing to Opus's corporate secretary by November 15, 2019, which was 120 days prior to the anniversary of the date Opus released the proxy statement for the 2019 annual meeting of shareholders. Any such proposal must also comply with the requirements of Opus's bylaws and Rule 14a-8 promulgated under the Exchange Act.

        If the date of the 2020 annual meeting of shareholders is held on a date more than thirty (30) calendar days before or after April 25, 2020 (the one-year anniversary of the 2019 annual meeting of shareholders), the shareholder's notice must be delivered to Opus's corporate secretary a reasonable time before Opus begins to print and mail proxy materials for the 2020 annual meeting of shareholders, which date Opus would expect to disclose in a Form 8-K or Quarterly Report on Form 10-Q. Any such proposal must also comply with the requirements of Opus's bylaws and Rule 14a-8 promulgated under the Exchange Act.

        Nomination of Directors and Proposals Not Intended for Inclusion in Proxy Materials.    Shareholders that intend to present a proposal at Opus's 2020 annual meeting of shareholders, but not to include the proposal in Opus's proxy statement for that meeting, or to nominate a director for election to the Opus board at the Opus 2020 annual meeting of shareholders must have given notice of the proposal or nomination to Opus's corporate secretary no sooner than the close of business on December 27, 2019 which was one hundred twenty (120) days prior to the one-year anniversary of the Opus 2019 annual meeting, and no later than the close of business on January 26, 2020, which was ninety (90) days prior to the one-year anniversary of the Opus 2019 annual meeting. As set forth in Opus's bylaws, the shareholder's notice to the Opus corporate secretary must contain certain required information.

        If the date of the 2020 annual meeting of shareholders is held on a date more than thirty (30) days before or sixty (60) days after April 25, 2020 (the one-year anniversary of the 2019 annual meeting of shareholders), the shareholders' notice must be delivered to Opus's corporate secretary no sooner than the close of the 120th day prior to the 2020 annual meeting of shareholders, and no later than the close of business on the later of (a) the 90th day prior to the date of the 2020 annual meeting of shareholders, or (b) in the event the first public announcement of the date of the 2020 annual meeting of shareholder is less than one hundred (100) days prior to the date of the 2020 annual meeting of shareholders, the 10th day following the day on which public announcement of the date of the 2020 annual meeting of shareholders is first made by Opus.

        Opus's corporate secretary must have received notices of shareholder proposals or director nominations in writing at the executive offices of the Bank at 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92612, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

Pacific Premier Bancorp, Inc.

        Pacific Premier files annual, quarterly and current reports, proxy statements and other information with the Commission. Pacific Premier and Opus shareholders may read and copy any reports, proxy statements or other information filed by Pacific Premier at the Commission's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

        Pacific Premier and Opus shareholders can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Pacific Premier's filings with the Commission are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov). Pacific Premier's filings with the Commission are also available at its website at www.ppbi.com.

        Pacific Premier has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This joint proxy statement/prospectus is a part of that registration statement. As permitted by the Commission's rules, this joint proxy statement/prospectus does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.

        The Commission allows Pacific Premier to "incorporate by reference" into this joint proxy statement/prospectus, which means that Pacific Premier can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus, except for any information superseded by information contained in later filed documents incorporated by reference in this joint proxy statement/prospectus.

        Pacific Premier incorporates by reference the respective documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the dates of the Pacific Premier special meeting and the Opus special meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission):

  •
  Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 28, 2020.

  •
  Pacific Premier's Current Reports on Form 8-K filed on January 23 (except for information furnished under Items 2.02 and 9.01), February 3, February 6, February 7 (except for information furnished under Items 7.01 and 9.01), February 12 (except for information furnished under Items 7.01 and 9.01), and February 25, 2020 (except for information furnished under Items 7.01 and 9.01).

  •
  Pacific Premier's annual meeting proxy statement, filed on            , 2020 (only those portions that have been incorporated by reference in the 2019 Annual Report on Form 10-K).

  •
  The description of the Pacific Premier common stock contained in Exhibit 4.2 to Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 28, 2020.

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Pacific Premier at the following address:

Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200
Irvine, California 92614
Attention: Ronald Nicolas
Telephone: (949) 864-8000

        To obtain timely delivery, you should request desired information no later than five (5) business days prior to the date of the Pacific Premier special meeting, or by            ,            , 2020.

Opus Bank

        Opus files annual, quarterly and current reports, proxy statements and other information with the FDIC. The FDIC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the FDIC, including Opus, which can be accessed by Opus and Pacific Premier shareholders at http://www.fdic.gov. In addition, documents filed with the FDIC by Opus, including this joint proxy statement/prospectus, will be available free of charge by accessing Opus's website at www.opusbank.com under the tab "Investor Relations" and then under the heading "Presentations & Filings" or, alternatively, by directing a request by telephone or mail to 19900 MacArthur Boulevard, 12th Floor, Irvine, California 92612, Attention: Investor Relations, (949) 224-8866. The web addresses of the FDIC and Opus are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/ prospectus.

        You should rely only on the information contained in this joint proxy statement/prospectus. Pacific Premier and Opus have not authorized anyone else to provide you with information that is different from that which is contained in this joint proxy statement/prospectus. Moreover, neither Pacific Premier nor Opus is making an offer to sell or soliciting an offer to buy any securities other than the Pacific Premier common stock to be issued by Pacific Premier in the merger, and neither Pacific Premier nor Opus is making an offer of such securities in any state where the offer is not permitted. The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

APPENDIX A

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF JANUARY 31, 2020

BY AND AMONG

PACIFIC PREMIER BANCORP, INC.,

PACIFIC PREMIER BANK

AND

OPUS BANK

A-i

A-ii

        AGREEMENT AND PLAN OF REORGANIZATION, dated as of January 31, 2020 by and among Pacific Premier Bancorp, Inc. ("Purchaser Parent"), Pacific Premier Bank ("Purchaser Bank") and Opus Bank ("Seller").

RECITALS

        A.    Seller.     Seller is a California-chartered commercial bank, having its principal place of business in Irvine, California.

        B.    Purchaser Parent.     Purchaser Parent is a Delaware corporation, having its principal place of business in Irvine, California.

        C    Purchaser Bank.     Purchaser Bank is a California-chartered bank and a wholly owned subsidiary of Purchaser Parent, having its principal place of business in Irvine, California.

        D.    Intention of the Parties.     It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and formal guidance issued thereunder, and this Agreement is intended to be and is adopted as a "plan of reorganization" for such purposes.

        E.    Board Action.     The respective Boards of Directors of each of Purchaser Parent, Purchaser Bank and Seller have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement.

        F.    Shareholder Agreements.     As a material inducement to Purchaser Parent and Purchaser Bank to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder is entering into an agreement, substantially in the form attached hereto as Annex A (collectively, the "Shareholder Agreements"), pursuant to which they have agreed, among other things, both to vote their shares of Seller Capital Stock in favor of the approval of the Agreement and to certain other obligations.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01    Certain Definitions.     The following terms are used in this Agreement with the meanings set forth below:

        "2020 Seller PRSU" means each performance-based restricted stock unit granted pursuant to a Seller Equity Plan after December 31, 2019.

        "2020 Seller RSU" means each time-based restricted stock unit granted pursuant to a Seller Equity Plan after December 31, 2019.

        "ACA" has the meaning set forth in Section 5.03(m)(ii).

        "Acquisition Agreement" has the meaning set forth in Section 8.02(b).

        "Acquisition Proposal" has the meaning set forth in Section 6.07(a).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. As used in this Agreement, the word "control" and the correlative terms "controlling" and "controlled," mean, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, for purposes of this Agreement, no Shareholder (or any of its Affiliates or its or their respective directors, officers or employees) shall be an "Affiliate" of Seller or any Subsidiary of Seller for purposes of this Agreement.

        "Agreement" means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

        "Agreement of Merger" means the Agreement of Merger between Seller and Purchaser Bank, the form of which is attached hereto as Annex B, as amended or modified from time to time in accordance with its provisions.

        "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

        "Benefit Plans" has the meaning set forth in Section 5.03(m)(i).

        "Book-Entry Shares" means shares of Seller Capital Stock held in book-entry form immediately prior to the Effective Time.

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

        "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Seller Capital Stock.

        "CFC" means the California Financial Code, as amended.

        "CGCL" means the California General Corporation Law, as amended.

        "Change in Recommendation" has the meaning set forth in Section 6.02(a).

        "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

        "Code" has the meaning set forth in the recitals to this Agreement.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Confidentiality Agreement" has the meaning set forth in Section 6.06(e).

        "Continuing Employees" has the meaning set forth in Section 6.11(a).

        "DBO" means the California Department of Business Oversight—Division of Financial Institutions.

        "Derivatives Contract" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, interest rates, credit-related events or conditions, or any indexes, or any other similar transaction or combination of any of these transactions; provided that, for the avoidance of doubt, the term "Derivatives Contract" shall not include any Seller Options or Seller Warrants.

        "Disclosure Schedule" has the meaning set forth in Section 5.01.

        "Dissenting Shares" has the meaning set forth in Section 3.05.

        "DOL" has the meaning set forth in Section 5.03(m)(i).

        "DORA" means the Colorado Department of Regulatory Agencies—Division of Banking.

        "Effective Date" has the meaning set forth in Section 2.02(a).

        "Effective Time" has the meaning set forth in Section 2.02(a).

        "Employees" has the meaning set forth in Section 5.03(m)(i).

        "Environmental Laws" has the meaning set forth in Section 5.03(o).

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

        "Equity Investment" means (a) an investment in an Equity Security, (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity, and (c) any investment in any entity which in substance falls into any of these categories even though it may be structured as some other form of investment.

        "Equity Security" means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing; provided that the term "Equity Security" shall not include Loan participations.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

        "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.02(a).

        "Exchange Ratio" has the meaning set forth in Section 3.01(b)(i).

        "Fair Housing Act" means the Fair Housing Act, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FHLB" means the Federal Home Loan Bank of San Francisco.

        "FRB" means the Board of Governors of the Federal Reserve System.

        "GAAP" means accounting principles generally accepted in the United States of America.

        "Governmental Authority" means any federal, state or local court, administrative agency, regulatory authority or commission or other governmental authority or instrumentality or self-regulatory organization.

        "Hazardous Substance" has the meaning set forth in Section 5.03(o).

        "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.10(a).

        "Insurance Policies" has the meaning set forth in Section 5.03(x).

        "Intellectual Property" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

        "IRS" has the meaning set forth in Section 5.03(m)(i).

        "Knowledge", with respect to a party, means facts and other information which, as of the date hereof, the chairman of the board, chief executive officer, chief financial officer, chief operating officer, chief risk officer, chief credit officer, general counsel and any other executive officer as set forth in Section 1.01(a) of either Seller's Disclosure Schedule or Purchaser Parent's Disclosure Schedule, in each case, as applicable, actually knows after reasonable inquiry.

        "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

        "Loans" has the meaning set forth in Section 4.01(t).

        "Material Adverse Effect" means, with respect to Purchaser Parent or Seller, any effect that (i) is material and adverse to the financial condition, results of operations or business of Purchaser Parent and its Subsidiaries taken as a whole or Seller and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of Purchaser Parent and its Subsidiaries or Seller and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially prevent the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulation of general applicability to banks, savings institutions and their holding companies or interpretations thereof by Governmental Authorities or the interpretation or implementation thereof, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally or the interpretation or implementation thereof, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or other international, national or regional calamity or any material worsening or escalation of such conditions, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political, regulatory, or market, business, financial, credit or general economic conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement, pendency or consummation of the Transaction, including the impact of the Transaction on relationships with customers or employees, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party's common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), (h) with respect to Seller, the effects of any action or omission taken with the prior consent or at the prior written request of Purchaser Parent or as otherwise required by this Agreement, and (i) any hurricane, earthquake, flood, fire or other natural disaster, outbreak of disease, or other acts of God; provided that the effect of such changes described in clauses (a), (b), (c), (d) and (i) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on Purchaser Parent and its Subsidiaries as a whole on the one hand, or Seller and its Subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

        "Material Contracts" has the meaning set forth in Section 5.03(k)(i).

        "Maximum Insurance Amount" has the meaning set forth in Section 6.10(c).

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" means the aggregate number of whole shares of Purchaser Parent Common Stock, based on the Exchange Ratio, plus cash in lieu of any fractional share interest, payable to the holders of Seller Capital Stock, including holders of Net Vested Seller Shares, Net Vested Seller RSU Shares, and Net Vested Seller PRSU Shares, in connection with the Transaction.

        "Merger Related Expenses" means all costs, fees and expenses incurred or to be incurred by Seller and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to change-in-control payments, retention and severance payments owed, amounts required to be paid pursuant to this Agreement, the fees and expenses (including reasonable attorneys' fees) associated with the termination, assignment, assumption or renegotiation of any Material Contracts on or before the Closing in connection with the Transaction as Purchaser Parent and Seller mutually agree (for the avoidance of doubt, excluding the fees and expenses associated with Material Contracts renewed in the ordinary course of business consistent with past practice), the amount(s) paid (whether paid by Purchaser Parent or its Subsidiaries or Seller or its Subsidiaries) to obtain the insurance coverage required pursuant to Section 6.10(c) hereof and the fees and expenses of Seller's and its Subsidiaries' attorneys, accountants, investment bankers and other advisors and agents. An estimate of Merger Related Expenses is set forth in Section 1.01(b) of Seller's Disclosure Schedule, but for the avoidance of doubt, no representation, warranty, covenant or condition is made, created or affected by delivery of such estimate.

        "Nasdaq" means the Nasdaq Global Market or such other securities exchange on which the Purchaser Parent Common Stock may be listed.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "Net Vested Seller Shares" has the meaning set forth in Section 3.08(b).

        "Net Vested Seller PRSU Shares" has the meaning set forth in Section 3.08(c)(ii).

        "Net Vested Seller RSU Shares" has the meaning set forth in Section 3.08(c)(i).

        "Option Merger Consideration" has the meaning set forth in Section 3.08(a).

        "OREO" means other real estate owned.

        "Outside Date" has the meaning set forth in Section 8.01(c).

        "Permitted Lien" means (i) statutory or common law Liens securing payments not yet delinquent (or being contested in good faith), (ii) Liens for Taxes and Tax assessments not yet delinquent or being contested in good faith and for which appropriate reserves are reflected in the applicable party's financial statements, (iii) easements, rights of way, restrictive covenants, conditions, rights-of-way, leases, licenses, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto, (iv) zoning, building, land use and other similar restrictions, including environmental regulations that would not reasonably be expected to materially impair the current use of such property, or (v) pledges to secure deposits incurred in the ordinary course of business consistent with past practice.

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

        "Previously Disclosed" by a party shall mean information set forth in the public securities or reporting of a party or its Affiliates filed with or furnished to the SEC or FDIC, as applicable, at any time on or after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors" (but excluding any description of historical facts or events included therein) or disclosures of risk set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), or a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party's Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face.

        "Privacy and Information Security Requirements" means: (a) all applicable laws relating to the security, protection, privacy, storage, use, disclosure, retention or transfer of personal information; (b) all current privacy policies of Seller and its Subsidiaries; and (c) all contractual obligations concerning the security, protection, privacy, collection, storage, use, disclosure, retention or transfer of personal information or other confidential information contained in any Material Contracts.

        "Pro Rata Portion" has the meaning set forth in Section 3.08(c)(ii).

        "Proxy Statement" has the meaning set forth in Section 6.03(a).

        "Purchaser Bank" has the meaning set forth in the preamble to this Agreement.

        "Purchaser Bank Articles" means the Articles of Incorporation of Purchaser Bank, as amended.

        "Purchaser Bank Board" means the Board of Directors of Purchaser Bank.

        "Purchaser Bank Bylaws" means the Amended and Restated Bylaws of Purchaser Bank, as amended.

        "Purchaser Bank Common Stock" means the common stock of Purchaser Bank.

        "Purchaser Parent" has the meaning set forth in the preamble to this Agreement.

        "Purchaser Parent Average Share Price" shall mean the average closing price per share of Purchaser Parent Common Stock, as reported on the Nasdaq, for the five trading days ending on and including the fifth trading day prior to the Closing Date.

        "Purchaser Parent Benefit Plans" has the meaning set forth in Section 5.04(l)(i).

        "Purchaser Parent Board" means the Board of Directors of Purchaser Parent.

        "Purchaser Parent Bylaws" means the Amended and Restated Bylaws of Purchaser Parent, as amended.

        "Purchaser Parent Certificate" means the Amended and Restated Certificate of Incorporation of Purchaser Parent, as amended.

        "Purchaser Parent Common Stock" means the common stock, $0.01 par value per share, of Purchaser Parent.

        "Purchaser Parent Contract" means each contract, arrangement, commitment or understanding (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Purchaser Parent or any of its Subsidiaries is a party or by which Purchaser Parent or any of its Subsidiaries is bound as of the date hereof and has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto.

        "Purchaser Parent IT Systems" has the meaning set forth in Section 5.04(o).

        "Purchaser Parent Meeting" has the meaning set forth in Section 6.02(c).

        "Purchaser Parent Preferred Stock" means the preferred stock, $0.01 par value per share, of Purchaser Parent.

        "Purchaser Parent RSU" has the meaning set forth in Section 3.08(c)(iii).

        "Purchaser Parent's Securities Documents" has the meaning set forth in Section 5.04(g)(i).

        "Registration Statement" has the meaning set forth in Section 6.03(a).

        "Representatives" has the meaning set forth in Section 6.07(a).

        "Retiree Welfare Plan" means any Benefit Plan providing for retiree health and life benefits, other than group health plan continuation coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

        "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

        "Sarbanes-Oxley Act" has the meaning set forth in Section 5.03(g)(i).

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Creditor Exemption" has the meaning set forth in Section 5.03(o).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Seller" has the meaning set forth in the preamble to this Agreement.

        "Seller Articles" means the Articles of Incorporation of Seller, as amended.

        "Seller Board" means the Board of Directors of Seller.

        "Seller Bylaws" means the Amended and Restated Bylaws of Seller.

        "Seller Capital Stock" means Seller Common Stock and Seller Preferred Stock.

        "Seller Common Stock" means the common stock, no par value per share, of Seller.

        "Seller Common Stock Warrants" means warrants to purchase shares of Seller Common Stock.

        "Seller Equity Awards" means Seller Options, Seller Restricted Stock, Seller RSUs, Seller PRSUs, 2020 Seller RSUs and 2020 Seller PRSUs.

        "Seller Equity Plans" means (i) the Seller 2010 Long-Term Incentive Plan, as amended by that First Amendment dated as of December 17, 2015 and that Second Amendment dated as of January 18, 2018, and (ii) the Seller 2018 Long-Term Incentive Plan.

        "Seller Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Seller and its Subsidiaries and any predecessor of and any successor to Seller (or to another such predecessor or successor) and also shall be deemed to refer to any or all of Seller and its Subsidiaries. References herein to the Seller Group shall be deemed to refer to both the Seller Group as a whole and to each individual member thereof.

        "Seller IT Systems" has the meaning set forth in Section 5.03(t)(iii).

        "Seller Loan Property" has the meaning set forth in Section 5.03(o).

        "Seller Meeting" has the meaning set forth in Section 6.02(a).

        "Seller NQDP" has the meaning set forth in Section 5.03(m)(vii).

        "Seller Options" means the options to acquire Seller Common Stock.

        "Seller Preferred Stock" means the Series A non-cumulative, non-voting preferred stock of Seller.

        "Seller Preferred Stock Warrants" means warrants to purchase shares of Seller Preferred Stock.

        "Seller PRSUs" has the meaning set forth in Section 3.08(c)(ii).

        "Seller Restricted Stock" has the meaning set forth in Section 3.08(b).

        "Seller Restricted Stock Units" means collectively, the Seller RSUs, Seller PRSUs, 2020 Seller RSUs, and 2020 Seller PRSUs.

        "Seller Retirement Plan" has the meaning set forth in Section 6.11(e).

        "Seller RSUs" has the meaning set forth in Section 3.08(c)(i).

        "Seller's Securities Documents" has the meaning set forth in Section 5.03(g)(i).

        "Seller Warrants" means the Seller Common Stock Warrants and the Seller Preferred Stock Warrants.

        "Senior Officer" means an employee of Seller with the title of executive vice president or higher.

        "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

        "Shareholders" means the persons set forth in Section 1.01(c) of Seller's Disclosure Schedule.

        "Subordinated Notes" means Seller's 5.5% fixed—to-floating rate subordinated notes due July 1, 2026.

        "Subsidiary" has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

        "Superior Proposal" has the meaning set forth in Section 6.07(a).

        "Surviving Bank" has the meaning set forth in Section 2.01(a).

        "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules and information returns) with respect to any Taxes (including estimated taxes).

        "Termination Fee" has the meaning set forth in Section 8.02(b).

        "Transaction" means the Merger and any other transactions contemplated by this Agreement.

        "Treasury Regulations" means the regulations promulgated by the United States Department of the Treasury under the Code.

        "Vested Seller PRSUs" has the meaning set forth in Section 3.08(c)(ii).

        "Warrant Cancellation Notice" has the meaning set forth in Section 3.09(a).

        "Warrant Exercise Notice" has the meaning set forth in Section 3.09(a).

ARTICLE II

THE MERGER

        2.01    The Merger.

          (a)    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall merge with and into Purchaser Bank (the "Merger") in accordance with the Agreement of Merger and the applicable provisions of the CGCL and the CFC, the separate corporate existence of Seller shall cease and Purchaser Bank shall survive and continue to exist as a bank incorporated under the laws of the State of California and as a wholly owned subsidiary of Purchaser Parent (Purchaser Bank, as the surviving bank of the Merger, is sometimes referred to herein as the "Surviving Bank").

          (b)    Name.    The name of the Surviving Bank shall be "Pacific Premier Bank."

          (c)    Articles and Bylaws.    The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the Purchaser Bank Articles and the Purchaser Bank Bylaws as in effect immediately prior to the Merger.

          (d)    Directors and Executive Officers of the Surviving Bank.    Subject to Section 6.12, the directors of the Surviving Bank immediately after the merger shall be the directors of Purchaser Bank immediately prior to the Merger; provided, that immediately prior to the Effective Time, Purchaser Parent and Purchaser Bank shall cause two of Purchaser Bank's existing directors to resign and, effective as of the Effective Time, two new directors, each of whom shall be selected from Seller's existing directors and shall be mutually agreeable to Seller, Purchaser Parent and Purchaser Bank, shall be appointed to fill the vacancies created by such resignations. Subject to Section 6.12, each such appointee shall serve as a director of the Surviving Bank for the remainder of the term of the resigning director and until such appointee's successor shall be duly elected and qualified. The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of Purchaser Bank immediately prior to the Merger.

          (e)    Authorized Capital Stock.    The authorized capital stock of the Surviving Bank upon consummation of the Merger shall be as set forth in the Purchaser Bank Articles immediately prior to the Merger.

          (f)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in accordance with the CGCL and CFC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Seller shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Seller shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

          (g)    Additional Actions.    If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Bank's right, title or interest in, to or under any of the rights, properties or assets of Seller acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, (A) Seller, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement; provided, that the Surviving Bank expressly accepts all liability and shall indemnify the officers and directors of Seller for such acts taken thereunder (other than in the case of willful misconduct by such director or officer prior to the Effective Time), and (B) the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

        2.02    Effective Date and Effective Time; Closing.

          (a)   Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the Agreement of Merger, the form of which is attached hereto as Annex B subject to having been approved and endorsed by the DBO, to be filed with the Secretary of State of the State of California pursuant to the CGCL on (i) a date mutually selected by Purchaser Parent and Seller after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver and (B) the first month end following such satisfaction or waiver, unless such date provided for in clause (B) occurs other than in the last month of a fiscal quarter and is more than fourteen (14) calendar days after the date provided for in clause (A), in which case the date shall be the date provided for in clause (A), or (ii) such other date to which the parties may mutually agree in writing. The parties shall cause a copy of the Agreement of Merger certified by the Secretary of State of the State of California to be filed with the DBO immediately following the receipt of such certified copy from the Secretary of State of the State of California. The Merger provided for herein shall become effective upon acceptance and filing with the DBO. The term "Effective Time" shall be the time of such filings or as set forth in such filing with the DBO. The date of such filings or such later effective date is herein called the "Effective Date."

          (b)   A closing (the "Closing") shall take place at 10:00 a.m., Washington D.C. time on the Effective Date, at the offices of Holland & Knight LLP, 800 17th Street, N.W., Washington, D.C. 20006, or at such other place, at such other time, or on such other date as the parties may mutually agree upon in writing (such date, the "Closing Date"). At the Closing, there shall be delivered to Purchaser Parent and Seller the certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

        3.01    Conversion of Shares.     At the Effective Time, automatically by virtue of the Merger and without any action on the part of any holder of shares of Seller Capital Stock:

          (a)    Purchaser Bank Common Stock.    Each share of Purchaser Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding upon and after the Effective Time and shall be unchanged by the Merger.

          (b)    Seller Capital Stock.    Subject to Sections 3.02, 3.04, 3.05, 3.06, 3.07 and 3.08:

              (i)  each share of Seller Common Stock issued and outstanding (for purposes of clarity, excluding shares held in treasury by Seller) immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive 0.9000 of a share of Purchaser Parent Common Stock (the "Exchange Ratio"); and

             (ii)  Each share of Seller Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive that number of shares of Purchaser Parent Common Stock equal to the product of (X) the number of shares of Seller Common Stock into which such share of Seller Preferred Stock is convertible in connection with, and as a result of, the Merger, and (Y) the Exchange Ratio.

        3.02    Exchange Procedures.

          (a)    Mailing of Transmittal Material.    As promptly as practicable, but in no event later than five (5) Business Days prior to the Effective Time, Seller will deliver, or cause to be delivered, to the agent designated by Purchaser Parent (who, if different than Purchaser Parent's or Seller's then serving registrar and transfer agent, is reasonably acceptable to Seller) (the "Exchange Agent") all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein. As promptly as practicable after the Effective Time, but in no event later than three (3) Business Days following the Effective Time, Purchaser Parent shall cause, the Exchange Agent to mail and otherwise make available to each holder of record of Seller Capital Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to Seller (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Seller Capital Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the instructions and procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for book-entry shares representing the number of whole shares of Purchaser Parent Common Stock and any cash in lieu of fractional shares which the shares of Seller Common Stock represented by such Certificate(s) or Book-Entry Shares shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid in respect of such shares pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of Seller Capital Stock covered thereby, subject to the provisions of Section 3.02(d).

          (b)    Purchaser Parent Deliveries.    At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, Purchaser Parent shall deliver to the Exchange Agent, to be given to the holders of Seller Capital Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III, (i) evidence of shares in book entry form, representing the number of whole shares of Purchaser Parent Common Stock issuable to the holders of Seller Capital Stock as the Merger Consideration and (ii) an amount in cash equal to the amount due in lieu of fractional shares pursuant to Section 3.04. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Purchaser Parent Common Stock for the account of the Persons entitled thereto.

          (c)    Issued Shares.    All shares of Purchaser Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Purchaser Parent in respect of the Purchaser Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Purchaser Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Purchaser Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares are surrendered for exchange in accordance with this Article III. Subject to the effect of applicable laws, following the surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 3.02(e)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the book-entry shares representing whole shares of Purchaser Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Purchaser Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Purchaser Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.

          (d)    Exchange Agent Deliveries.

              (i)  Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, the number of whole shares of Purchaser Parent Common Stock and the amount of cash, if any, into which the aggregate number of shares of Seller Capital Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to Purchaser Parent Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

             (ii)  Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented Seller Capital Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Purchaser Parent Common Stock and the amount of cash, if any, into which such Seller Capital Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Seller of Certificates or Book-Entry Shares representing shares of Seller Capital Stock and, if such Certificates or Book-Entry Shares are presented to Seller for transfer, they shall be cancelled against delivery of book entry shares representing Purchaser Parent Common Stock and cash as hereinabove provided.

          (e)    Lost or Destroyed Certificates; Issuances of Purchaser Parent Common Stock in New Names.    The Exchange Agent shall not be obligated to deliver book-entry shares representing shares of Purchaser Parent Common Stock to which a holder of Seller Capital Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Seller Capital Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Purchaser Parent. If any book entry shares of Purchaser Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Seller Capital Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of book entry shares of Purchaser Parent Common Stock in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (f)    Unclaimed Merger Consideration.    The exchange of shares of Seller Capital Stock for the Merger Consideration as provided in this Section 3.02 shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        3.03    Rights as Shareholders.     At the Effective Time, holders of Seller Capital Stock shall cease to be, and shall have no rights as, shareholders of Seller other than to receive the consideration provided for under this Article III.

        3.04    No Fractional Shares.     Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Purchaser Parent Common Stock shall be issued in the Merger. Each holder of Seller Capital Stock who otherwise would have been entitled to a fraction of a share of Purchaser Parent Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Purchaser Parent Average Share Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

        3.05    Dissenting Shares.     Each outstanding share of Seller Preferred Stock the holder of which has perfected his, her or its right to dissent pursuant to Chapter 13 of the CGCL, including making a demand of Seller to purchase his, her or its shares pursuant to Section 1301 of Chapter 13 of the CGCL and submitting his, her or its shares for endorsement pursuant to Section 1302 of Chapter 13 of the CGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the CGCL. Seller shall give Purchaser Parent prompt notice upon receipt by Seller of any such written demands for payment of the fair value of such shares of Seller Preferred Stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by Purchaser Parent or the Surviving Bank within the time period set forth in the CGCL.

        3.06    Anti-Dilution Provisions.     If, between the date hereof and the Effective Time, the shares of Purchaser Parent Common Stock shall be increased, decreased or changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other transaction in Purchaser Parent Common Stock having such an effect, the Exchange Ratio shall be adjusted accordingly; provided that a bona fide offering or sale of Purchaser Parent Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, stock dividend or distribution, stock split (including a reverse stock split), issuer tender or exchange offer or other transaction in Purchaser Parent Common Stock having such an effect.

        3.07    Withholding Rights.     Purchaser Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Seller Capital Stock or Seller Equity Awards such amounts as Purchaser Parent reasonably determines is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary Tax forms or other necessary information. Except for any withholding required as the result of any failure to deliver any certificates or forms requested for purposes of federal backup withholding, in the event Purchaser Parent reasonably determines that it is so required to deduct or withhold an amount for or on account of any Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, Purchaser Parent shall use reasonable efforts to notify Seller of its determination and the parties shall cooperate in good faith to minimize to the extent permissible the amount of any such deduction or withholding, including providing any certificates or forms that are reasonably requested to establish and exemption from (or reduction in) any deduction or withholding. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of Seller Capital Stock or Seller Equity Award, as applicable, in respect of which such deduction and withholding was made by Purchaser Parent.

        3.08    Seller Options, Seller Restricted Stock and Seller Restricted Stock Units.

          (a)   At the Effective Time, each vested Seller Option which is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive (without interest) from Seller immediately prior to the Effective Time, a single lump sum cash payment equal to the product of (i) the number of shares of Seller Common Stock subject to such Seller Option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) the Purchaser Parent Average Share Price multiplied by the Exchange Ratio over (B) the exercise price per share of such Seller Option (the "Option Merger Consideration"), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such Seller Option is equal to or greater than the Purchaser Parent Average Share Price multiplied by the Exchange Ratio, such Seller Option shall be canceled without any cash payment being made in respect thereof. Seller shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding Seller Option with regard to the cancellation of such Seller Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the Seller Equity Plans and all Seller Options issued thereunder shall terminate at the Effective Time.

          (b)   With respect to each outstanding award of restricted shares of Seller Common Stock granted pursuant to a Seller Equity Plan (the "Seller Restricted Stock"), Seller shall take all necessary action, if any, and without any action on the part of the holder thereof and consistent with the terms of the Seller Equity Plans, to cause each such outstanding award of Seller Restricted Stock to become fully vested effective immediately prior to the Effective Time and, as a result of such vesting, a number of shares of Seller Common Stock equal to (i) the number of shares of Seller Restricted Stock (including the number of shares of Seller Common Stock contemplated by such award to cover dividends) held by such holder minus (ii) a number of shares of Seller Common Stock having a fair market value, based on the closing price of Seller Common Stock on the second trading day prior to the Closing Date, equal to any applicable Taxes required to be withheld (if any) with respect to such vesting (such amount being referred to as the "Net Vested Seller Shares"), shall be deemed issued in the name of such holder and outstanding as of the Effective Time. At the Effective Time, each Net Vested Seller Share shall be converted into, and shall be canceled in exchange for, the right to receive a number of shares of Purchaser Parent Common Stock equal to the Exchange Ratio and any accrued dividends that are payable in cash pursuant to the terms of such Seller Equity Award; provided that any fractional shares of Purchaser Parent Common Stock shall be treated as set forth in Section 3.04.

          (c)   (i)    With respect to each outstanding award of time-based restricted stock units granted pursuant to a Seller Equity Plan (the "Seller RSUs") (other than 2020 Seller RSUs held by Continuing Employees), Seller shall take all necessary action, if any, and without any action on the part of the holder thereof and consistent with the terms of the Seller Equity Plans, to cause each such outstanding award of Seller RSUs to become fully vested effective immediately prior to the Effective Time and, as a result of such vesting, a number of shares of Seller Common Stock equal to (x) the number of shares of Seller Common Stock subject to the Seller RSUs (including the number of shares of Seller Common Stock contemplated by such award to cover dividend equivalents) held by such holder minus (y) a number of shares of Seller Common Stock having a fair market value, based on the closing price of Seller Common Stock on the second trading day prior to the Closing Date, equal to any applicable Taxes required to be withheld with respect to such vesting and settlement (such amount being referred to as the "Net Vested Seller RSU Shares"), shall be deemed issued in the name of such holder and outstanding as of the Effective Time. At the Effective Time, each Net Vested Seller RSU Share shall be converted into, and shall be canceled in exchange for, the right to receive a number of shares of Purchaser Parent Common Stock equal to the Exchange Ratio and any accrued dividend equivalents that are payable in cash pursuant to the terms of such Seller Equity Award; provided that any fractional shares of Purchaser Parent Common Stock shall be treated as set forth in Section 3.04.

             (ii)  With respect to each outstanding award of performance-based restricted stock units granted pursuant to a Seller Equity Plan (the "Seller PRSUs") (other than 2020 Seller PRSUs held by Continuing Employees), Seller shall take all necessary action, if any, and without any action on the part of the holder thereof and consistent with the terms of the Seller Equity Plans, to cause (x) with respect to Seller PRSUs (excluding 2020 PRSUs) held by a Continuing Employee, a Pro Rata Portion of each outstanding Seller PRSU award held by such Continuing Employee, and (y) with respect to Seller PRSUs (including 2020 PRSUs) held by a holder who is not a Continuing Employee, the greater of the Shortened Period RSU (as such term is defined in the applicable award agreement) and the target number of Seller PRSUs subject to such outstanding Seller PRSU (in each case, the "Vested Seller PRSUs"), to become vested effective immediately prior to the Effective Time and, as a result of such vesting, a number of shares of Seller Common Stock equal to (A) the number of shares of Seller Common Stock subject to the Vested Seller PRSUs (including the number of shares of Seller Common Stock contemplated by such award to cover dividend equivalents) held by such holder minus (B) a number of shares of Seller Common Stock having a fair market value, based on the closing price of Seller Common Stock on the second trading day prior to the Closing Date, equal to any applicable Taxes required to be withheld with respect to such vesting and settlement (such amount being referred to as the "Net Vested Seller PRSU Shares"), shall be deemed issued in the name of such holder and outstanding as of the Effective Time. At the Effective Time, each Net Vested Seller PRSU Share shall be converted into, and shall be canceled in exchange for, the right to receive a number of shares of Purchaser Parent Common Stock equal to the Exchange Ratio and any accrued dividend equivalents that are payable in cash pursuant to the terms of such Seller Equity Award; provided that any fractional shares of Purchaser Parent Common Stock shall be treated as set forth in Section 3.04. For purposes of this Section 3.08(c)(ii), "Pro Rata Portion" means the pro rata portion of the total number of shares of Seller Common Stock subject to an award of Seller PRSUs (i.e., a pro rata portion of the target number of Seller PRSUs subject to the award) based on the portion of the performance period completed as of the Closing Date or, if greater, based on Seller's actual performance based on a shortened performance period which extends through the end of the fiscal quarter immediately preceding the Closing Date.

            (iii)  At the Effective Time, each 2020 Seller RSU held by a Continuing Employee shall, automatically and without any action on the part of the holder thereof, cease to represent a restricted stock unit denominated in shares of Seller Common Stock and shall be substituted with a restricted stock unit denominated in shares of Purchaser Parent Common Stock (a "Purchaser Parent RSU") with terms substantially similar to the terms and conditions (including the same vesting terms) as were applicable to the applicable 2020 Seller RSU immediately prior to the Effective Time. The number of shares of Purchaser Parent Common Stock subject to each such Purchaser Parent RSU shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Seller Common Stock subject to such 2020 Seller RSU immediately prior to the Effective Time multiplied by (y) the Exchange Ratio.

            (iv)  At the Effective Time, each 2020 Seller PRSU held by a Continuing Employee shall, automatically and without any action on the part of the holder thereof, cease to represent a performance stock unit denominated in shares of Seller Common Stock and shall be substituted with a Purchaser Parent RSU with terms substantially similar to the terms and conditions (including the same service-based vesting terms but excluding performance-based vesting terms) as were applicable to the applicable 2020 Seller PRSU immediately prior to the Effective Time. The number of shares of Purchaser Parent Common Stock subject to each such Purchaser Parent RSU shall be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Seller Common Stock subject to such 2020 Seller PRSU immediately prior to the Effective Time, determined based on the greater of the Shortened Period RSUs (as such term is defined in the award agreement applicable to the Seller PRSUs) and the target number of 2020 Seller PRSUs, multiplied by (y) the Exchange Ratio.

          (d)   At or prior to the Effective Time, Seller, the Seller Board and the Compensation Committee of the Seller Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.08, and shall take all actions that may be necessary or required to ensure that from and after the Effective Time neither Purchaser Parent nor its Subsidiaries will be required to deliver shares of Seller Common Stock to any Person pursuant to or in settlement of Seller Equity Awards.

          (e)   Purchaser Parent shall take all actions reasonably necessary to issue the shares of Purchaser Parent Common Stock (and cash in lieu of fractional shares as contemplated by Section 3.04 and cash in respect of any dividends or dividend equivalents) to holders of Net Vested Seller Shares, Net Vested Seller RSU Shares, and Net Vested Seller PRSU Shares in accordance with this Section 3.08 as soon as reasonably practicable after the Effective Time (and, for the avoidance of doubt, such shares of Purchaser Parent Common Stock and cash shall be delivered through the Exchange Agent procedures contemplated by Section 3.02). Purchaser Parent shall take all actions that are necessary for the substitution of Seller Equity Awards pursuant to Section 3.08(c)(iii) and Section 3.08(c)(iv) including the reservation, issuance and listing of Purchaser Parent Common Stock as necessary to effect the transactions contemplated by such Sections. If registration of shares of Purchaser Parent Common Stock issuable under the Purchaser Parent RSUs and Purchaser Parent PRSUs is required under the Securities Act, then Purchaser Parent shall file with the SEC on the Closing Date a registration statement on Form S-8 with respect to such Purchaser Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement.

        3.09    Seller Warrants.

          (a)   Seller shall use its reasonable best efforts to obtain from each holder of a then-outstanding Seller Warrant, no later than five (5) Business Days prior to the Closing, either (x) a written acknowledgement with regard to the cancellation of such Seller Warrant immediately prior to the Effective Time and the payment therefor in accordance with the terms of Section 3.09(a)(i) below (a "Warrant Cancellation Notice"), or (y) a written notice of providing for the exercise (for cash or cashless) effective immediately prior to the Effective Time of such Seller Warrant holder's Seller Warrant in accordance with the terms of Section 3.09(a)(ii) below (a "Warrant Exercise Notice").

              (i)  Each outstanding Seller Warrant for which a Warrant Cancellation Notice has been received pursuant to Section 3.09(a) above shall be canceled in exchange for the right of the holder of such Seller Warrant to receive from Purchaser Parent a single lump sum cash payment, equal to the product of (x) the number of shares of Seller Common Stock subject to such Seller Warrant (on an as-converted basis in the case of Seller Preferred Stock Warrants) immediately prior to the Effective Time, and (y) the excess, if any, of (A) the Purchaser Parent Average Share Price multiplied by the Exchange Ratio over (B) the exercise price per share of Seller Common Stock of such Seller Warrant (on an as-converted basis in the case of Seller Preferred Stock Warrants), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such Seller Warrant (on an as-converted basis, in the case of Seller Preferred Stock Warrant) is equal to or greater than the Purchaser Parent Average Share Price multiplied by the Exchange Ratio, such Seller Warrant shall be canceled without any cash payment being made in respect thereof.

             (ii)  Each outstanding Seller Warrant for which a Warrant Exercise Notice has been received pursuant to Section 3.09(a) above shall be deemed exercised, and the shares of Seller Capital Stock issuable upon exercise of such Seller Warrant shall be deemed issued immediately prior to the Effective Time. At the Effective Time, the shares of Seller Capital Stock issued pursuant to this Section 3.09(a)(ii) shall be converted into the right to receive the Merger Consideration pursuant to Section 3.01(b).

          (b)   In the event that, for any outstanding Seller Warrant, Seller has not received a Warrant Cancellation Notice or a Warrant Exercise Notice at least five (5) Business Days prior to the Closing, then in accordance with the terms of such Seller Warrant, Purchaser Parent shall assume such Seller Warrant and shall be obligated to pay the Merger Consideration to the holder of such Seller Warrant upon exercise thereof in accordance with its terms.

        3.10    Reservation of Shares.     Prior to the Closing, the Purchaser Parent Board shall reserve for issuance a sufficient number of shares of Purchaser Parent Common Stock for the purpose of issuing its shares in exchange for shares of Seller Capital Stock in the Merger or upon the exercise of Seller Warrants, if any, assumed by Purchaser Parent in accordance with Section 3.09(b) above.

ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01    Forbearances of Seller.     From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, regulation or policies imposed by any Governmental Authority or as consented to by Purchaser Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Seller will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Except as set forth in Section 4.01(a) of Seller's Disclosure Schedule, conduct its business other than in the ordinary course of business consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve the goodwill of the customers of Seller and its Subsidiaries and others with whom material business relations exist.

          (b)    Capital Stock.    Other than pursuant to Rights and as otherwise set forth in Section 4.01(b) of Seller's Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

          (c)    Dividends; Reclassifications; Etc.    Except as set forth in Section 4.01(c) of Seller's Disclosure Schedule:

              (i)  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Seller Capital Stock, except (A) regular quarterly cash dividends by Seller on the Seller Common Stock and Seller Preferred Stock at a rate not in excess of, on a converted basis, $0.11 per share of Seller Common Stock in the ordinary course of business consistent with past practice, including as to the approximate declaration, payment and record dates, (B) dividends paid by any of the Subsidiaries of Seller to Seller or any of its wholly owned Subsidiaries, or (C) to satisfy obligations under Seller's Benefit Plans; or

             (ii)  Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Seller Common Stock (other than the withholding of shares to satisfy withholding Tax obligations in respect of Seller Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Seller Equity Plans as in effect on the date of this Agreement).

          (d)    Compensation; Employment Agreements; Etc.    Except as required by Seller's Benefit Plans or as otherwise set forth in Section 4.01(d) of Seller's Disclosure Schedule, enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of Seller or its Subsidiaries (for the avoidance of doubt, this limitation shall not apply to employment agreements that provide for automatic renewal in accordance with their terms), grant or announce any salary or wage increase (other than (i) annual merit increases, as adopted in the ordinary course of business consistent with past practice and not to exceed three percent (3%) in the aggregate across all employees and (ii) the payment of annual bonuses for 2019 based on actual performance in the ordinary course of business consistent with past practice, provided that the maximum aggregate amount of all potential 2019 bonus payments are set forth in Section 4.01(d)(ii) of Seller's Disclosure Schedule), grant or announce any severance or termination pay (other than pursuant to a severance arrangement or policy disclosed in Section 5.03(m)(v) of Seller's Disclosure Schedule or provided in Section 6.11(d)), or increase or announce any increase in any employee benefit (including incentive or bonus payments).

          (e)    Hiring.    Hire any person as a Senior Officer of Seller or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(e) of Seller's Disclosure Schedule and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth in Section 4.01(e) of Seller's Disclosure Schedule or arising after the date hereof whose employment is terminable at the will of Seller or a Subsidiary of Seller and who are not subject to or eligible for any change in control bonus or similar benefits or payments that, in each case, would become payable solely as a result of the Transaction, or consummation thereof.

          (f)    Labor.    Enter into any collective bargaining agreement or other agreement with a labor union, guild or association representing any employee.

          (g)    Benefit Plans.    Except as required by Seller's Benefit Plans or as otherwise set forth in Section 4.01(g) of Seller's Disclosure Schedule, (i) enter into, establish, adopt, terminate (except as required by Law), amend or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Seller or (ii) take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder.

          (h)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for (i) sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business consistent with past practice and are not material to Seller and its Subsidiaries taken as a whole, (ii) sales of Loans or Loan participations which are in the ordinary course of business consistent with past practice and (iii) as set forth in Section 4.01(h) of Seller's Disclosure Schedule.

          (i)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, deposits or properties of any Person or division or business unit thereof, in each case, other than in the ordinary course of business consistent with past practice.

          (j)    Capital Expenditures.    Except as set forth in Section 4.01(j) of Seller's Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $350,000 in the aggregate.

          (k)    Governing Documents.    Except as set forth in Section 4.01(k) of Seller's Disclosure Schedule, amend the Seller Articles, the Seller Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Seller.

          (l)    Accounting Methods.    Except as set forth in Section 4.01(l) of Seller's Disclosure Schedule, implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

          (m)    Contracts.    Except as otherwise permitted under this Section 4.01 or as set forth in Section 4.01(m) of Seller's Disclosure Schedule, (i) cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts, or (ii) enter into any Material Contract described in Section 5.03(k)(i)(B), (C), (D), (E), (G), (I), (K), (L), (M) or (N)  (with respect to the foregoing items).

          (n)    Claims.    Except as set forth in Section 4.01(n) of Seller's Disclosure Schedule, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Seller or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Seller or any of its Subsidiaries of an amount which exceeds $250,000 individually or $600,000 in the aggregate and/or would impose any material restriction on the business of Purchaser Parent or any of its Subsidiaries following the consummation of the Transaction (including Seller).

          (o)    Banking Operations.    Enter into any new material line of business; materially change its lending, investment, underwriting, loan, servicing, risk and asset liability management and other material banking and operating policies, or materially change the manner in which its investment securities or loan portfolio is classified or reported, in each case, except as required by applicable law, regulation, policies imposed by any Governmental Authority or in conformity with GAAP; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

          (p)    Marketing.    Introduce any new material sales compensation or incentive programs or arrangements (except those the material terms of which have been disclosed in writing to Purchaser Parent prior to the date hereof).

          (q)    Derivatives.    Enter into any Derivatives Contract except as set forth in Section 4.01(q) of Seller's Disclosure Schedule, or in the ordinary course of business consistent with past practices.

          (r)    Indebtedness.    (i) Incur any indebtedness for borrowed money (which, for the avoidance of doubt, will not include deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings and advances that mature within 90 days and that have no put or call features, and securities sold under repurchase agreements that mature within 90 days, in each case, in the ordinary course of business consistent with past practices); or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to a Subsidiary of Seller, in connection with the presentation of items for collection (e.g., person or business checks) and letters of credit and other negotiable instruments in the ordinary course of business consistent with past practice.

          (s)    Investment Securities.    (i) Acquire (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security, collateralized loan obligation or Equity Investment, in each case, other than in the ordinary course of business consistent with past practice, or (ii) dispose of any debt security or Equity Investment, other than in the ordinary course of business consistent with past practice.

          (t)    Loans.    Except as set forth in Schedule 4.01(t) of Seller's Disclosure Schedule, (i) make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans"), other than Loans made pursuant to existing commitments that have been Previously Disclosed or made in the ordinary course of business consistent with past practice that are not in excess of $25.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure any Loans; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) enter into any agreement or arrangement providing for the purchase of a Loan participation. Notwithstanding the foregoing, Seller and its Subsidiaries can make, renew, modify, or enter into Loans that exceed the foregoing dollar limitation or enter into any agreement or arrangement providing for the purchase of a Loan participation to the extent Seller provides to Purchaser Parent in writing a complete Loan package for such Loan or Loan participation, as applicable, and Purchaser Parent does not object to such Loan or Loan participation within three (3) Business Days of receipt of such written notice.

          (u)    Investments in Real Estate.    Make any material investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

          (v)    Tax Elections.    Make or change any material Tax election, settle or compromise any material Tax liability of Seller or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Seller or any of its Subsidiaries (or the assets and liabilities of Seller or any of its Subsidiaries) (provided that nothing herein shall restrict the ability for Seller or its Subsidiaries to agree to an extension or waiver of the statute of limitations for filing any Tax Return in the ordinary course of business), enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any material method of accounting with respect to Taxes, or file any amended income or other material Tax Return.

          (w)    Antitakeover Statutes.    Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Purchaser Parent or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

          (x)    Transactions with Insiders.    Except as set forth in Section 4.01(x) of Seller's Disclosure Schedule, make or propose to make any loan to or enter into any transaction with any of Seller's or any of its Subsidiaries' directors or executive officers (other than those entered into on an arms-length basis, in the ordinary course of business consistent with past practice and in compliance with applicable law, regulation and policies imposed by any Governmental Authority).

          (y)    Adverse Actions.    Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, such that the condition to the Merger set forth in Section 7.03(a) would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv) a material delay in the ability of Purchaser Parent or Seller to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of Purchaser Parent to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

          (z)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.02    Forbearances of Purchaser Parent.     From the date hereof until the Effective Time, except as otherwise expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, regulation or policies imposed by any Governmental Authority or as consented to by Seller in writing (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser Parent will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary course of business consistent with past practice or fail to use commercially reasonable efforts to preserve its business organization and fail to preserve for itself and Seller the goodwill of the customers of Purchaser Parent and its Subsidiaries and others with whom material business relations exist.

          (b)    Capital Stock.    Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, other than (i) in connection with this Agreement, or (ii) pursuant to Rights issued or to be issued pursuant to the Purchaser Parent Benefit Plans (including any shares of Purchaser Parent Common Stock issuable pursuant to such Rights).

          (c)    Governing Documents.    Amend the Purchaser Parent Certificate or the Purchaser Parent Bylaws.

          (d)    Accounting Methods.    Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

          (e)    Dividends; Reclassifications; Etc.    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Purchaser Parent Common Stock, except (i) regular quarterly cash dividends by Purchaser Parent on the Purchaser Parent Common Stock at a rate not in excess of $0.25 per share of Purchaser Parent Common Stock in the ordinary course of business consistent with past practice, including as to the approximate declaration, payment and record dates, (ii) dividends paid by any of the Subsidiaries of Purchaser Parent to Purchaser Parent or any of its wholly owned Subsidiaries, or (iii) to satisfy obligations under Purchaser Parent employee benefit plans.

          (f)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any material portion of the assets, business, securities, deposits or properties of any Person or division or business unit thereof, in each case, that would materially delay the consummation of the Transaction (including the receipt of any regulatory approval required to consummate the Merger).

          (g)    Antitakeover Statutes.    Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Seller or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

          (h)    Adverse Actions.    Take any action that is or would be reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time such that the condition to the Merger set forth in Section 7.02(a) would not be satisfied, (iii) any of the other conditions to the Merger set forth in Article VII not being satisfied, (iv) a material delay in the ability of Purchaser Parent or Seller to perform any of their obligations under this Agreement on a timely basis, or (v) a material delay in the ability of Purchaser Parent to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

          (i)    Communications.    Make any written communications to the employees of Seller or any of its Subsidiaries without prior consultation with Seller and consideration of any Seller comments in good faith.

          (j)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01    Disclosure Schedules.     On or prior to the date hereof, Purchaser Parent has delivered to Seller a schedule and Seller has delivered to Purchaser Parent a schedule (each respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 5.03 or 5.04 or to one or more of its covenants contained in Article IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

        5.02    Standard.     Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of Seller on the one hand or Purchaser Parent and Purchaser Bank on the other hand contained in Sections 5.03 or

5.04, respectively, other than the representations of Seller on the one hand or Purchaser Parent and Purchaser Bank on the other hand contained in Section 5.03(b) or 5.04(b), respectively, which shall be true in all respects, except to a de minimis extent (relative to Section 5.03(b) or 5.04(b), taken as a whole), shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

        5.03    Representations and Warranties of Seller.     Except as Previously Disclosed and subject to Sections 5.01 and 5.02, Seller hereby represents and warrants to Purchaser Parent and Purchaser Bank:

          (a)    Organization, Standing and Authority.    Seller is a commercial bank duly incorporated, validly existing and in good standing under the laws of the State of California. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole. Seller has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of Seller are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Seller has paid all deposit insurance premiums and assessments required by applicable laws and regulations. The copies of the Seller Articles and Seller Bylaws which have previously been made available to Purchaser Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of Seller and each of its Subsidiaries previously made available to Purchaser Parent contain true and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

          (b)    Seller Capital Stock.

              (i)  The authorized capital stock of Seller consists solely of 200,000,000 shares of Seller Common Stock (including Seller Restricted Stock), of which 37,595,205 are issued and outstanding as of the date hereof, and 200,000,000 shares of Seller Preferred Stock, of which 31,111 shares are issued and outstanding as of the date hereof. As of the date hereof, 1,233,382 shares of Seller Common Stock and no shares of Seller Preferred Stock are held in treasury by Seller or otherwise directly or indirectly owned by Seller. The outstanding shares of Seller Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Seller Capital Stock have been issued in violation of the preemptive rights of any Person.

             (ii)  Section 5.03(b)(ii) of Seller's Disclosure Schedule sets forth, as of the date hereof, for each (i) Seller Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Seller Common Stock subject to each Seller Option, the number of shares of Seller Common Stock subject to Seller Options that are currently exercisable and the exercise or strike price per share, (ii) share of Seller Restricted Stock, the name of the grantee, the date of the grant, the total number of shares of Seller Restricted Stock awarded to such grantee, the vesting schedule or performance requirements applicable to each share of Seller Restricted Stock, the extent to which any applicable performance requirements have been satisfied or are reasonably expected to be satisfied prior to the Effective Time, and cash and stock dividend equivalents accrued with respect thereto, and (iii) Seller Restricted Stock Unit, the name of the grantee, the date of the grant, the total number of Seller Restricted Stock Units awarded to such grantee, whether such Seller Restricted Stock Unit is to be cash or stock-settled, the vesting schedule or performance requirements applicable to each Seller Restricted Stock Unit, the extent to which any applicable performance requirements have been satisfied or are reasonably expected to be satisfied prior to the Effective Time, and cash and stock dividend equivalents accrued with respect thereto.

            (iii)  Section 5.03(b)(iii) of Seller's Disclosure Schedule sets forth, as of the date hereof, for each Seller Warrant, the name of the holder of such Seller Warrant, the date the Seller Warrant was issued and the date of any modification thereto, whether the Seller Warrant is a Seller Common Stock Warrant or a Seller Preferred Stock Warrant, the number of shares of Seller Common Stock or Seller Preferred Stock subject to such Seller Warrant (and in the case of Seller Preferred Stock Warrants, the number of shares of Seller Common Stock issuable upon exercise of such Seller Preferred Stock Warrants and conversion of the Seller Preferred Stock received upon such exercise), the exercise or strike price per share of Seller Common Stock or Seller Preferred Stock, and the expiration date of such Seller Warrant.

            (iv)  Except as set forth in this Section 5.03(b), there are no shares of Seller Capital Stock reserved for issuance, other than (A) additional shares of Seller Common Stock reserved for issuance in future awards under the Seller Equity Plans, (B) additional shares of Seller Preferred Stock reserved for issuance upon exercise of the Seller Preferred Stock Warrants, (C) additional shares of Seller Common Stock issuable upon exercise of Seller Common Stock Warrants, and (D) additional shares of Seller Common Stock issuable upon conversion of Seller Preferred Stock (including Seller Preferred Stock issuable upon exercise of the Seller Preferred Stock Warrants).

             (v)  Except as set forth in this Section 5.03(b), Seller does not have any Rights issued or outstanding with respect to Seller Capital Stock and Seller does not have any commitment to authorize, issue or sell any Seller Capital Stock or Rights.

            (vi)  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Seller may vote are outstanding.

          (c)    Subsidiaries.

              (i)  (A) Section 5.03(c)(i)(A) of Seller's Disclosure Schedule sets forth a list of all of Seller's Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) Seller owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to Seller) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to Seller or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Seller's rights to vote or to dispose of such securities, (F) all the Equity Securities of Seller's Subsidiaries held by Seller or its Subsidiaries are fully paid and non-assessable and are owned by Seller or its Subsidiaries free and clear of any Liens, and (G) the operations of Seller Equity Partners and Seller Financial Partners have ceased and neither Subsidiary conducts any business or operations or holds any assets or liabilities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of any of the Seller Subsidiaries may vote are outstanding.

             (ii)  Except as set forth in Section 5.03(c)(ii) of Seller's Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Seller's Subsidiaries and stock in the FHLB, Seller does not own beneficially, directly or indirectly, any Equity Securities of any Person or any interest in a partnership or joint venture of any kind.

            (iii)  Each of Seller's Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had nor would reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole.

            (iv)  Seller has provided to Purchaser Parent in Section 5.03(c)(iv) of Seller's Disclosure Schedule the summary financial statements for PENSCO Trust Company LLC and each other Seller Subsidiary that is a "significant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X.

          (d)    Corporate Power.    Each of Seller and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and Seller has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Seller's shareholders of this Agreement.

          (e)    Corporate Authority.    Subject to the approval of the Agreement by the holders of the outstanding Seller Common Stock and Seller Preferred Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of Seller and the Seller Board on or prior to the date hereof. Seller has duly executed and delivered this Agreement and assuming due authorization, execution and delivery by Purchaser Parent, this Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  Except as set forth in Section 5.03(f) of Seller's Disclosure Schedule, no consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Seller or any of its Subsidiaries in connection with the execution, delivery or performance by Seller of this Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the DBO, and DORA, as required and, in each case, as listed in Section 5.03(f) of Seller's Disclosure Schedule, (B) filings with the FDIC, the SEC and state securities authorities, as applicable, in connection with the issuance of Purchaser Parent Common Stock in the Merger, (C) approval of listing of such Purchaser Parent Common Stock on the Nasdaq, (D) the filing of the Agreement of Merger with the Secretary of State of the State of California and the DBO pursuant to the CGCL and the CFC, and (E) the approval of this Agreement, including the Agreement of Merger, by the holders of the outstanding shares of Seller Common Stock and Seller Preferred Stock, voting as separate classes. To the Knowledge of Seller, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Seller and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (in each case with or without notice, lapse of time, or both), any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license to which Seller or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any Material Contract, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Seller or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, or Material Contract except where, in the case of clauses (A) and (C) above, any such breach, violation, default, creation, acceleration, termination or failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Seller and its Subsidiaries, taken as a whole.

          (g)    Financial Reports and Securities Documents; Internal Controls.

              (i)  Since December 31, 2017, Seller has filed or will file, in each case on a timely basis, with the FDIC its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, and all other reports, registration statements, definitive proxy statements or information statements and other materials, together with any amendments required to be made with respect thereto, as required under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively, "Seller's Securities Documents"), and, as of the date filed or to be filed, Seller's Securities Documents (A) complied or will comply in all material respects with the applicable requirements under the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any of Seller's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Seller and its Subsidiaries as of its date, and each of the consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows or equivalent statements in Seller's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and other comprehensive income (loss) and cash flows, as the case may be, of Seller and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited consolidated financial statements that are part of the Seller Quarterly Reports on Form 10-Q, to normal year-end adjustments. The books and records of Seller and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

             (ii)  Except as set forth on the unaudited consolidated balance sheet of Seller dated as of September 30, 2019 and included in Seller's Securities Documents filed prior to the date hereof, neither Seller nor any of its Subsidiaries has any liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2019 in the ordinary course of business consistent with past practice, or (B) incurred pursuant to or provided for in this Agreement and that, individually or in the aggregate, are not and would not reasonably be expected to be material to Seller and its Subsidiaries, taken as a whole.

            (iii)  Since September 30, 2019, (A) Seller and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, (B) neither Seller nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole.

            (iv)  No agreement pursuant to which any Loans or other assets have been or shall be sold by Seller or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by Seller or its Subsidiaries, to cause Seller or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against Seller or its Subsidiaries. Section 5.03(g)(iv) of Seller's Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of Seller or its Subsidiaries that has been declared, set aside or paid since December 31, 2015, as well as all shares of capital stock of Seller or its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by Seller or any of its Subsidiaries since December 31, 2015.

             (v)  The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, would not reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole. Seller (A) has implemented and maintains disclosure controls and procedures, as defined by Rule 13a-15 and 15d-15 under the Exchange Act, to ensure that material information relating to Seller and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of Seller by others within Seller or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Seller's outside auditors and the audit committee of the Seller Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Seller's ability to record, process, summarize and report financial information and (y) to the knowledge of Seller, any fraud, whether or not material, that involves management or other employees who have a significant role in Seller's internal controls over financial reporting. These disclosures, if any, were made in writing by management to Seller's auditors and audit committee and a copy has previously been made available to Purchaser Parent. The disclosure controls and procedures discussed above are effective to ensure that information required to be disclosed by Seller is recorded and reported on a timely basis to the individuals responsible for the preparation of Seller's filings with the FDIC and other public disclosure documents. Seller's internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Seller, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Seller are being made only in accordance with authorizations of management and directors of Seller and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Seller's assets that could have a material effect on its financial statements.

            (vi)  Except as set forth in Section 5.03(g)(vi) of Seller's Disclosure Schedule, since January 1, 2017, (A) neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Seller or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its Subsidiaries or their respective officers, directors, employees or agents to the Seller Board or any committee thereof or, to the Knowledge of Seller, to any director or officer of Seller or any of its Subsidiaries.

          (h)    Legal Proceedings.    Section 5.03(h) of Seller's Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against Seller or any of its Subsidiaries as of the date hereof and with respect to which the amount in controversy exceeds $100,000. Except as set forth in Section 5.03(h) of Seller's Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against Seller or any of its Subsidiaries and, to Seller's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened in each case where the amount in controversy exceeds $100,000. Neither Seller nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole.

          (i)    Regulatory Matters.

              (i)  Except as set forth in Section 5.03(i)(i) of Seller's Disclosure Schedule, since January 1, 2017, Seller and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the quarterly or annual reports required to be filed under applicable law, regulations or policies imposed by any Governmental Authority, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable law, regulations or policies imposed by any Governmental Authority, and Seller has previously delivered or made available to Purchaser Parent accurate and complete copies of all such reports. In connection with the most recent examination of Seller and its Subsidiaries by the appropriate regulatory authorities, neither Seller nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Seller believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole.

             (ii)  Neither Seller nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or, a recipient of an extraordinary supervisory letter from, nor has Seller or any of its Subsidiaries, since January 1, 2017, adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to Seller and its Subsidiaries, taken as a whole. Seller and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither Seller nor any of its Subsidiaries has been advised by, nor does it have any Knowledge that, any Governmental Authority is currently contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  (A) Except as set forth in Section 5.03(i)(iv) of Seller's Disclosure Schedule, no Governmental Authority has initiated since January 1, 2017 or has pending any proceeding, enforcement action or, to the Knowledge of Seller, investigation or inquiry into the business, operations, policies, practices or disclosures of Seller or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Seller and its Subsidiaries), or, to the Knowledge of Seller, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Seller or any of its Subsidiaries, other than, in each case, which would not reasonably be expected to result in a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole.

             (v)  The most recent regulatory rating given to Seller as to compliance with the Community Reinvestment Act is at least "satisfactory." Since the last regulatory examination of Seller with respect to Community Reinvestment Act compliance, Seller has not received any material complaints from consumers, community groups or similar organizations as to Community Reinvestment Act compliance.

          (j)    Compliance with Laws.    Except as set forth in Section 5.03(j) of Seller's Disclosure Schedule, each of Seller and its Subsidiaries:

              (i)  is, and at all times since January 1, 2017, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of Seller and its Subsidiaries related to customer data, privacy and security;

             (ii)  has, and at all times since January 1, 2017, has had, all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted in all material respects; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Seller's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no written notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Seller's Knowledge, do any grounds exist that would reasonably be expected to result in any of the foregoing).

          (k)    Material Contracts; Defaults.

              (i)  Except for documents set forth in Section 5.03(k)(i) of Seller's Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $300,000 per annum per individual with respect to an independent contractor or consultant and $100,000 per annum per any other individual, (B) which to Seller's Knowledge, would entitle any present or former director, officer, employee, independent contractor, consultant or agent of Seller or any of its Subsidiaries to indemnification from Seller or any of its Subsidiaries, or which to Seller's Knowledge, would require Seller or any of its Subsidiaries to make any payments in respect of any non-competition obligations restricting the ability of any present or former director or Senior Officer of Seller to compete against Seller or any of its Subsidiaries, (C) which provides for the payment by Seller or any of its Subsidiaries of profit-sharing, severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving Seller or any of its Subsidiaries, including but not limited to, the Transaction, (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 calendar days or less notice that provides for the payment or value of more than $100,000 per annum, (E) which is with or to a labor union, employee representative or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness for borrowed money or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, and the provision of other banking products or services to customers in the ordinary course of business consistent with past practice), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Seller or any of its Subsidiaries, (H) which is executory and involves the purchase or sale of assets with a purchase price of $300,000 or more in any single case or $1,000,000 in all such cases, other than purchases and sales in the ordinary course of business consistent with past practice of investment securities, multifamily Loans, OREO or government guaranteed Loans, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) that provides for the payment of $100,000 or more in annual fees, (J) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $300,000 individually or $600,000 in the aggregate and that has any continuing obligations, liabilities or restrictions other than customary confidentiality restrictions, (K) which relates to a partnership or joint venture or similar arrangement, (L) which is an agreement pursuant to which Seller or any of its Subsidiaries is a lessor, lessee, sublessor, sublessee or otherwise leases, occupies or uses any real property, (M) which comprises a non-competition contract or other contract that materially restricts the conduct of any business by Seller or any of its Subsidiaries or limits the freedom of Seller or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Bank or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires Seller or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (N) which is with respect to, or otherwise commits Seller or any of its Subsidiaries to do, any of the foregoing (collectively, "Material Contracts"). True, correct and complete copies of all such Material Contracts have been made available to Purchaser Parent as of the date hereof.

             (ii)  Except as set forth in Section 5.03(k)(ii) of Seller's Disclosure Schedule, each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of Seller or its Subsidiaries and, to Seller's Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against Seller or its Subsidiaries, and to Seller's Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Neither Seller or its Subsidiaries nor, to Seller's Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Seller of any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, to Seller's Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any Material Contract, (B) give any Person the right to accelerate the performance of any material provision of, or the maturity of, any Material Contract, or (C) give any Person the right to cancel or terminate, or modify any material provision of, any Material Contract.

            (iii)  Section 5.03(k)(iii) of Seller's Disclosure Schedule sets forth a schedule of all holders of five percent or more of Seller Common Stock (including any Seller Warrants and Seller Preferred Stock held on an as-exercised and as-converted basis) and executive officers and directors of Seller and its Subsidiaries who have outstanding loans from Seller or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

          (l)    No Brokers.    No action has been taken by Seller or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than fees to be paid to Piper Sandler & Co., which are set forth in Section 5.03(l) of Seller's Disclosure Schedule. Copies of all agreements with Piper Sandler & Co. have been previously provided or made available to Purchaser Parent.

          (m)    Employee Benefit Plans.

              (i)  A list of all material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by Seller and its Subsidiaries for the benefit of current or former employees of Seller and its Subsidiaries (the "Employees") and current or former directors or independent contractors of

    Seller or its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers' compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which Seller may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the "Benefit Plans"), is set forth in Section 5.03(m)(i) of Seller's Disclosure Schedule. True and complete copies of the following documents have been provided or made available to Purchaser Parent: (A) all Benefit Plans documents and all written agreements underlying a funding medium for or relating to the administration of any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, investment management and insurance contracts, certificates of coverage and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL") and a copy of any "top hat" filings with the DOL, as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (D) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (E) the most recent actuarial report, if any, relating to each Benefit Plan; and (F) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA.

             (ii)  Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code, has received a current determination letter (or is the subject of a current opinion letter in the case of any prototype plan) from the IRS on which Seller can rely that it is so qualified, and nothing has occurred with respect to the operation of any such plan which would cause the loss of such qualification or exemption or the imposition of any material liability. There is no pending or, to Seller's Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) as of the date hereof and with respect to which the amount in controversy exceeds $100,000 relating to the Benefit Plans. Neither Seller nor its Subsidiaries have received any correspondence from a Governmental Authority or any participant or beneficiary of a Benefit Plan that brings into questions the qualification of any such plan. Neither Seller nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material liability, fine or penalty of any kind with respect to any Benefit Plan under either the Code or ERISA. No assets of Seller or any Subsidiary are subject to an encumbrance or lien that may be imposed under ERISA or the Code with respect to the operation, administration or funding of any Benefit Plan. Since January 1, 2017, no Benefit Plan or related trust has been the subject of an audit, investigation or examination or other proceeding by the IRS, the DOL or other Governmental Authority. There have been no nonexempt "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty has occurred with respect to any Benefit Plan in connection with which Seller or any Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975, 4976, 4980D, 4980H or 49801 of the Code or under any applicable provision of the Health Care and Education Reconciliation Act of 2010 (the "ACA"). With respect to each Benefit Plan, as applicable, all reports and disclosures required to be filed or delivered under ERISA and the Code have been accurate in all material respects as of the date filed, have been filed or distributed in a timely manner, and any Taxes due in connection with such filings have been paid. Seller and any ERISA Affiliate that sponsors, maintains or contributes to a group health plan (within the meaning of Section 5000(b) of the Code) has complied with the Patient Protection and Affordable Care Act, the ACA and the requirements of Section 4980B of the Code and the regulations promulgated under each such law, including applicable reporting, tax deposits and fee payment obligations.

            (iii)  Neither Seller nor any entity considered to be a single employer with Seller under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") maintains or contributes, or has, within the past six (6) years, maintained or contributed to, any pension plan subject to Title IV of ERISA, any multiple employer plan (as defined in Section 413(c) of the Code), any multiemployer plan (as defined in 4001(a)(3) of ERISA), any "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, any "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or any Retiree Welfare Plan.

            (iv)  Except as set forth in Section 5.03(m)(iv) of Seller's Disclosure Schedule, all contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees' paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made or paid when due in accordance with the terms of the applicable Benefit Plan and applicable law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the Seller's financial statements included in Seller's Securities Documents. Benefits under each Benefit Plan that is an "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to Seller or any of its Subsidiaries, the premiums for which are paid directly by Seller or any of its Subsidiaries, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder. No event has occurred or condition exists that would reasonably be likely to result in a material increase in the level of amounts paid or accrued or benefits or premiums paid by the Seller under the Seller's health and welfare benefit plans for 2020 as compared to 2019.

             (v)  Except as set forth in Section 5.03(m)(v) of Seller's Disclosure Schedule, none of the execution of this Agreement, Seller shareholder approval of the Agreement or consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of Seller or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Seller will provide to Purchaser Parent within ten (10) Business Days of the date of this Agreement Seller's calculations under Section 280G of the Code and all related underlying back-up information and agreements taken into account in the performance of such calculations or deemed necessary by Purchaser Parent, in its discretion, including, without limitation, pertinent Form W-2 information for any "disqualified individuals" determined in accordance with Q&A-15 of Treasury Regulation § 280G-1. Neither Seller nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 409A or Section 4999 of the Code.

            (vi)  Neither Seller nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

           (vii)  Each Benefit Plan which is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) (hereinafter referred to as a "Seller NQDP") has been maintained, as to both form and operation, in material compliance with Section 409A of the Code. Neither Seller nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

          (viii)  Except as set forth in Section 6.11(d), each Benefit Plan may be amended or terminated without the consent of the participants and without the imposition of any additional liability or penalties upon Seller or its ERISA Affiliates. Neither Seller nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

            (ix)  Each Seller Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of Seller Common Stock as of the grant date; and (ii) has been issued in compliance in all material respects with applicable laws.

          (n)    Labor Matters.

              (i)  Section 5.03(n)(i) of Seller's Disclosure Schedule sets forth (A) the name, title and total compensation of each current officer of Seller and each of its Subsidiaries as of the date hereof and each other current employee of Seller and each of its Subsidiaries as of the date hereof, (B) all bonuses and other incentive compensation received by or projected to be received by such officers, employees, independent contractors and consultants that are natural persons in 2018, 2019 and 2020 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by Seller and each of its Subsidiaries regarding compensation with any of its respective current officers, employees, independent contractors and consultants including those to increase the compensation or to modify the conditions or terms of employment.

             (ii)  Except as set forth in Section 5.03(n)(ii) of Seller's Disclosure Schedule, to Seller's Knowledge, no current officer or director of Seller or any of its Subsidiaries or any current employee, independent contractor or consultant of Seller or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could materially and adversely affect the ability of Seller or any of its Subsidiaries to conduct its business as currently conducted.

            (iii)  Since January 1, 2017, each individual who has provided services to Seller or any of its Subsidiaries who was classified as an "independent contractor" or similar status was properly classified and treated as such for purposes of applicable law, rule or regulation. Since January 1, 2017, neither Seller nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to Seller or any of its Subsidiaries, in any capacity.

            (iv)  Except as set forth in Section 5.03(n)(iv) of Seller's Disclosure Schedule, as of the date hereof, no current officer, employee or group of employees of Seller or any of its Subsidiaries has informed Seller or such Subsidiary in writing, or to Seller's Knowledge, verbally, of his, her or their intent, to terminate employment with Seller or any of its Subsidiaries during the next twelve (12) months.

             (v)  Neither Seller nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is Seller or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it pending or, to Seller's Knowledge, threatened, nor does Seller have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of Seller and its Subsidiaries has paid in full, in all material respects, all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except (A) as set forth in Section 5.03(n)(v) of Seller's Disclosure Schedule or (B) as provided otherwise by applicable law, the employment of each officer and employee of Seller and each of its Subsidiaries is terminable at the will of Seller or such Subsidiary.

            (vi)  Except as set forth in Section 5.03(n)(vi) of Seller's Disclosure Schedule, (A) there is no pending or, to Seller's Knowledge, threatened material legal proceeding involving Seller or any of its Subsidiaries, on the one hand, and any present or former employee(s) of Seller or any of its Subsidiaries, on the other hand, and (B) since January 1, 2018, no other Person, to Seller's Knowledge, has threatened any material claim or any legal proceeding against Seller or any of its Subsidiaries (or, to Seller's Knowledge, against any officer, director or employee of Seller or any of its Subsidiaries in their respective capacities as such) relating to employees or former employees of Seller or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

           (vii)  Seller and each of its Subsidiaries is, and at all times since January 1, 2017 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices.

          (o)    Environmental Matters.    (i) There are no legal, administrative, arbitral or other proceedings, claims, actions, or, to Seller's Knowledge, environmental investigations or remediation activities by a Governmental Authority or third party, seeking to impose, or that would reasonably be expected to result in the imposition, on Seller or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to Seller's Knowledge, threatened against Seller or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole, and to Seller's Knowledge there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that would reasonably be expected to impose any liability or obligation that would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole; (ii) Seller and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) to Seller's Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Seller or any of its Subsidiaries, or any property in which Seller or any of its Subsidiaries holds a security interest or a fiduciary or management role ("Seller Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole; (iv) in accordance with the Secured Creditor Exemption, neither Seller nor any of its Subsidiaries are the "owner or operator" of, nor have "participated in the management" regarding Hazardous Substances at, any Seller Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole; (v) neither Seller nor any of its Subsidiaries nor, to Seller's Knowledge, any Person whose liability Seller or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither Seller nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) to Seller's Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to Seller's Knowledge, formerly owned or operated property, any Seller Loan Property, or to Seller's Knowledge any Person whose liability Seller or any of its Subsidiaries has assumed, whether contractually or by operation of law, that would reasonably be expected to result in any claims, liability or investigations against Seller, result in any restrictions on the use of any property pursuant to any Environmental Law, or adversely affect the value of any Seller Loan Property, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Seller and its Subsidiaries, taken as a whole; (vii) Seller has provided and made available to Purchaser Parent copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession relating to Seller, its Subsidiaries and any currently or formerly owned or operated property that have been prepared since January 1, 2017.

          As used herein, the term "Environmental Laws" means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health and safety as it relates to any Hazardous Substance, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term "Hazardous Substance" means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law. The term "Secured Creditor Exemption" has the meaning provided to such term in 42 U.S.C. § 9601(20)(A), 42 U.S.C. § 6991b(h)(9), and Cal. Health & Safety Code § 25548, et seq.

          (p)    Tax Matters.

              (i)  (A) Except as set forth in Section 5.03(p)(i) of Seller's Disclosure Schedule, all income and all material other Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the Seller Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all income and all material other Taxes due and payable by or with respect to the Seller Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of the Seller Group did not, as of the date of the most recent financial statements included in Seller's Securities Documents, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full and (F) no statutes of limitation with respect to any Taxes of the Seller Group have been waived or extended by or on behalf of the Seller Group, which waivers or extensions remain in effect.

             (ii)  Seller has made available to Purchaser Parent (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the Seller Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued by a Tax authority within the last three years relating to Taxes due from or with respect to the Seller Group or its income, assets or operations. Section 5.03(p)(ii) of Seller's Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the Seller Group that have been examined by any Tax authority since January 1, 2015.

            (iii)  To the Knowledge of Seller, there are no audits or investigations by any taxing authority or proceedings in progress with respect to the Seller Group, nor has the Seller Group received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

            (iv)  No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where the Seller Group does not already file Tax Returns that the Seller Group is or may be subject to taxation by that jurisdiction.

             (v)  The Seller Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable regulations imposed by any Governmental Authority relating to the withholding and payment of Taxes.

            (vi)  The Seller Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

           (vii)  There are no Liens or other encumbrances on any of the assets of the Seller Group that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

          (viii)  No closing agreements, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the Seller Group in the past six (6) years.

            (ix)  Except as set forth in Section 5.03(p) of Seller's Disclosure Schedule, no member of the Seller Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code;

             (x)  No member of the Seller Group has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise intended to constitute a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

            (xi)  Seller is not, nor it has ever been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

           (xii)  Neither Seller nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement with any Person, other than any arrangements being entered into in the ordinary course of business consistent with past practice and the primary purposes of which being unrelated to Taxes.

          (xiii)  The Seller Group has not "participated" within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any "listed transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.

          (xiv)  No power of attorney granted by any member of the Seller Group relating to Taxes is currently in force.

           (xv)  No member of the Seller Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which Seller is the parent) or has any liability for Taxes of any Person (other than another member of the Seller Group) under

    Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

          (xvi)  The Seller Group has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (q)    Risk Management Instruments.    Except as set forth in Section 5.03(q) of Seller's Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to, or has agreed to enter into a Derivatives Contract, whether for the account of Seller or any of its Subsidiaries.

          (r)    Loans; Nonperforming and Classified Assets.

              (i)  Each Loan on the books and records of Seller and its Subsidiaries was made and has been serviced in all material respects in accordance with Seller's lending standards in the ordinary course of business consistent with past practice, is evidenced in all material respects by appropriate and sufficient documentation and, to Seller's Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles. The Loan data tapes previously provided by Seller to Purchaser Parent accurately reflect in all material respects the Loan portfolio of Seller and its Subsidiaries as of the date of such loan tape.

             (ii)  Seller has set forth in Section 5.03(r)(ii) of Seller's Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more calendar days delinquent in payment of principal or interest, or to Seller's Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by Seller, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the DBO or the FDIC would agree with the loan classifications established by Seller); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of September 30, 2019; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Seller or any of its Subsidiaries, or to Seller's Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

          (s)    Properties.    To Seller's Knowledge, all real and personal property owned by Seller or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) in all material respects and is sufficient to carry on their respective business in the ordinary course of business consistent with past practice in all material respects. Seller has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of Seller as of September 30, 2019 included in Seller's Securities Documents, or acquired after such date, other than properties sold by Seller or any of its Subsidiaries in the ordinary course of business consistent with past practice, except for Permitted Liens. All real and personal property which is material to Seller's business on a consolidated basis and leased or licensed by Seller or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of Seller or any of its Subsidiaries and, to Seller's Knowledge, are valid and binding obligations of the other parties thereto, enforceable against Seller or such Subsidiary of Seller, and to Seller's Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles). Except as set forth in Section 5.03(s) of Seller's Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time and do not require written notice to the lessor (or any other third party) of (i) intent to renew prior to the Effective Time in order to prevent such leases from terminating, expiring, or lapsing subsequent to the Effective Time, or (ii) intent to terminate prior to the Effective Time in order to prevent such leases from automatically renewing subsequent to the Effective Time. Since January 1, 2017, neither Seller nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of Seller as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the material provisions of any real property lease, (B) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify in any material respect any real property lease. To Seller's Knowledge, Seller and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned or leased by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended. Neither Seller nor any of its Subsidiaries owns or has any obligation to purchase any real property.

          (t)    Intellectual Property; Information Technology; Security.

              (i)  Each of Seller and its Subsidiaries owns, or possesses valid and binding licenses and other rights to use, all Intellectual Property used in and material to the conduct of its business as currently conducted, and neither Seller nor any of its Subsidiaries has received, since January 1, 2017, any written notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Seller has listed all registered Intellectual Property owned by Seller and its Subsidiaries as of the date hereof, and all contracts pursuant to which Seller and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of Seller and its Subsidiaries, in Section 5.03(t)(i) of Seller's Disclosure Schedule (other than commercially available software licenses). Each of Seller and its Subsidiaries owns, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), or has a valid right to use or license the Intellectual Property, and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Seller's Knowledge, the Intellectual Property owned or licensed by Seller and its Subsidiaries is valid and enforceable.

             (ii)  (A) To Seller's Knowledge, the use of any Intellectual Property by Seller or any of its Subsidiaries as currently used and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (B) to Seller's Knowledge, no Person is challenging, infringing on or otherwise violating any right of Seller or any of its Subsidiaries with respect to any Intellectual Property owned by Seller or any of its Subsidiaries; and (C) since January 1, 2017, neither Seller nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against Seller or any of its Subsidiaries with respect to any Intellectual Property used by Seller or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, neither Seller nor any of its Subsidiaries has Knowledge of any facts or events that would reasonably give rise to any legal proceeding against Seller or any of its Subsidiaries that is likely to succeed.

            (iii)  To Seller's Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in and material to the conduct of Seller's and its Subsidiaries respective businesses (collectively, "Seller IT Systems") have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Seller IT Systems are in good working condition to effectively perform in all material respects all information technology operations necessary to conduct business as currently conducted. Neither Seller nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Seller IT Systems. Seller and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course of business consistent with past practice) without material disruption to, or material interruption in, the conduct of its business. Seller and its Subsidiaries conducts periodic tests of the effectiveness of such back-up and recovery systems.

            (iv)  Seller and each of its Subsidiaries is, and has been since January 1, 2017, in compliance in all material respects with the Privacy and Information Security Requirements. There is no legal proceeding pending or, to Seller's Knowledge, threatened against Seller or any of its Subsidiaries alleging a material violation of any Privacy and Information Security Requirements. Since January 1, 2017, Seller and its Subsidiaries have not received any adverse findings by a Governmental Authority in the course of an audit or other circumstance with respect to compliance with Privacy and Information Security Requirements. Seller and each of its Subsidiaries have taken reasonable steps to ensure that all personally identifiable information subject to Privacy and Information Security Requirements and received by Seller or any of its Subsidiaries is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. Since January 1, 2017, there has been no loss, theft, or unauthorized access to or misuse of any personally identifiable information subject to Privacy and Information Security Requirements nor has Seller or any of its Subsidiaries been required to provide any notice to any Governmental Authority or Person in connection with an unauthorized breach, disclosure or use of such information in such time period. The business of Seller and its Subsidiaries as presently conducted and the consummation of the transactions contemplated by this Agreement do not violate or conflict with any Privacy and Information Security Requirements.

             (v)  Seller and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures with respect to the accessibility, integrity and confidentiality of the Seller IT Systems, including to protect against malicious code or cyber-attacks intended to permit unauthorized access, tampering, disablement or damage to any Seller IT Systems. To Seller's Knowledge, since January 1, 2017, no Person has gained unauthorized access to any Seller IT Systems, or any confidential information, trade secrets or other information subject to Privacy and Information Security Requirements stored or processed in the Seller IT Systems.

          (u)    Fiduciary Accounts.    Except as set forth in Section 5.03(u) of Seller's Disclosure Schedule, Seller and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance in all material respects with the terms of the governing documents and applicable law, regulation or policies imposed by any Governmental Authority. Neither Seller nor any of its Subsidiaries, nor, to Seller's Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (v)    Custodial Accounts.    Except as set forth in Section 5.03(v) of Seller's Disclosure Schedule, each of Seller and its Subsidiaries has properly administered in all material respects all accounts for which it acts as a custodian, including but not limited to accounts for which it serves as a trustee, agent, personal representative, guardian or conservator, in accordance with the terms of the governing documents and applicable laws and regulations. None of Seller or any of its Subsidiaries nor, to the Knowledge of Seller, any of their respective directors, managers, officers or employees (in such capacity), has committed any breach of duty as a qualified custodian with respect to any custodial account and the records for each such custodial account are true and correct and accurately reflect the assets of such custodial account.

          (w)    Books and Records.    The books and records of Seller and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and its Subsidiaries.

          (x)    Insurance.    Section 5.03(x) of Seller's Disclosure Schedule lists all of the material insurance policies, binders, or bonds maintained as of the date hereof by Seller and its Subsidiaries ("Insurance Policies"), which includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. To Seller's Knowledge, Seller and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither Seller nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(x) of Seller's Disclosure Schedule, there is no claim for coverage by Seller or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither Seller nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

          (y)    Allowance For Loan Losses.    Seller's allowance for loan losses is, and shall be as of the Effective Date, in compliance with Seller's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards in all material respects.

          (z)    Transactions With Affiliates.    As further qualified in Section 5.03(z) of Seller's Disclosure Schedule, since January 1, 2017, all "covered transactions" between Seller and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance in all material respects with such provisions.

          (aa)    Required Vote; Antitakeover Provisions.

              (i)  The affirmative vote (or action by written consent) of the holders of a majority of the outstanding shares of Seller Common Stock and a majority of the outstanding shares of Seller Preferred Stock, voting as separate classes, entitled to vote is necessary to approve the Agreement on behalf of Seller. No other vote (or consent) of the shareholders of Seller is required by law, the Seller Articles, the Seller Bylaws or otherwise to approve this Agreement and the Transaction.

             (ii)  Based on the representation and warranty of Purchaser Parent contained in Section 5.04(r), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the Seller Articles and Seller Bylaws or the takeover laws of any other state (including any applicable sections of the CFC), apply or will apply to this Agreement or the Transaction.

          (bb)    Fairness Opinion.    The Seller Board has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Sandler & Co., to the effect that as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair to the holders of Seller Common Stock from a financial point of view.

          (cc)    Transactions in Securities.    As further qualified in Section 5.03(cc) of Seller's Disclosure Schedule, since January 1, 2017, all offers and sales of Seller Capital Stock by Seller were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

          (dd)    Registration Obligation.    Neither Seller nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

          (ee)    No Additional Representations.    Except for the representations and warranties made by Seller in this Section 5.03, as Previously Disclosed, or in any certificate delivered by Seller to Purchaser Parent or Purchaser Bank, neither Seller nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to Seller, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Seller hereby expressly disclaims any such other representations and warranties. Except for the representations and warranties set forth in Section 5.04, as Previously Disclosed, or in any certificate delivered by Purchaser Parent to Seller, Seller specifically disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Purchaser Parent has specifically disclaimed any express or implied representation or warranty made by any Person other than those set forth in Section 5.04, as Previously Disclosed, or in any certificate delivered by Purchaser Parent to Seller.

        5.04    Representations and Warranties of Purchaser Parent and Purchaser Bank.     Except as Previously Disclosed and subject to Sections 5.01 and 5.02, Purchaser Parent and Purchaser Bank hereby represent and warrant to Seller as follows:

          (a)    Organization, Standing and Authority.    Purchaser Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole. Purchaser Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The copies of the Purchaser Parent Certificate and Purchaser Parent Bylaws which have previously been made available to Seller are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of Purchaser Parent and each of its Subsidiaries which have previously been made available to Seller contain true and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

          (b)    Purchaser Parent Capital Stock.

              (i)  The authorized capital stock of Purchaser Parent consists solely of 150,000,000 shares of Purchaser Parent Common Stock, of which 59,528,249 shares were issued and outstanding as of the date hereof, and 1,000,000 shares of Purchaser Parent Preferred Stock, of which no shares were issued and outstanding as of the date hereof. As of the date hereof, no shares of Purchaser Parent Common Stock and no shares of Purchaser Parent Preferred Stock are held in treasury by Purchaser Parent or otherwise directly or indirectly owned by Purchaser Parent. The outstanding shares of Purchaser Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Purchaser Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Purchaser Parent, except for shares of Purchaser Parent Common Stock issuable pursuant to the Purchaser Parent Benefit Plans and by virtue of this Agreement.

             (ii)  The shares of Purchaser Parent Common Stock to be issued in exchange for shares of Seller Capital Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and the issuance thereof is not subject to any preemptive right.

          (c)    Purchaser Bank.

              (i)  Purchaser Bank is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Purchaser Bank is duly licensed by the DBO and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Purchaser Bank has paid all deposit insurance premiums and assessments required by applicable law, regulation or policies imposed by any Governmental Authority.

             (ii)  (A) Purchaser Parent owns, directly or indirectly, all the issued and outstanding equity securities of Purchaser Bank, (B) no equity securities of Purchaser Bank are or may become required to be issued (other than to Purchaser Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Purchaser Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Purchaser Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Purchaser Parent's right to vote or to dispose of such securities.

          (d)    Corporate Power.    Each of Purchaser Parent and Purchaser Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of Purchaser Parent and Purchaser Bank has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and the Agreement of Merger, as applicable, and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by Purchaser Parent's shareholders of the issuance of Purchaser Parent Common Stock in the Merger.

          (e)    Corporate Authority.    Subject to the approval of the issuance of the Purchaser Parent Common Stock in the Merger by a majority of the votes cast at the Purchaser Parent Meeting, this Agreement, the Agreement of Merger and the Transaction have been authorized by all necessary corporate action of Purchaser Parent, the Purchaser Parent Board, Purchaser Bank and the Purchaser Bank Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of Purchaser Bank on or prior to the date hereof. This Agreement has been duly executed and delivered by Purchaser Parent and Purchaser Bank and, assuming due authorization, execution and delivery by Seller, this Agreement is a valid and legally binding obligation of Purchaser Parent and Purchaser Bank enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Purchaser Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Purchaser Parent and Purchaser Bank of this Agreement and by Purchaser Bank of the Agreement of Merger or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the DBO, and DORA, as required and, in each case, listed in Section 5.04(f) of Purchaser Parent's Disclosure Schedule, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of Purchaser Parent Common Stock in the Merger, (C) approval of listing of such Purchaser Parent Common Stock on the Nasdaq, (D) the filing of the Agreement of Merger with the Secretary of State of the State of California and the DBO pursuant to the CGCL and the CFC, and (E) the approval by Purchaser Parent's shareholders of the issuance of Purchaser Parent Common Stock in the Merger. To the Knowledge of Purchaser Parent, there is no reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers, notices and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Purchaser Parent and Purchaser Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under (in each case with or without notice, lapse of time or both) any law, code, ordinance, rule or regulation, or any judgment decree, injunction, order, governmental permit or license, to which Purchaser Parent or any of its Subsidiaries or any of their respective assets or properties is subject or bound, or any Purchaser Parent Contract, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Purchaser Parent or any of its Subsidiaries or (C) require any consent or approval under any law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, or Purchaser Parent Contract, except where, in the case of clauses (A) and (C) above, any such breach, violation, default, creation, acceleration, termination or failure to obtain such consent or approval would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Purchaser Parent and its Subsidiaries, taken as a whole.

          (g)    Financial Reports and Securities Documents; Material Adverse Effect.

              (i)  Since December 31, 2017, Purchaser Parent has filed or will file, in each case on a timely basis, with the SEC its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, and all other reports, registration statements, definitive proxy statements or information statements and other materials, together with any amendments required to be made with respect thereto, as required under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively, "Purchaser Parent's Securities Documents"), and, as of the date filed or to be filed, Purchaser Parent's Securities Documents (A) complied or will comply in all material respects with the applicable requirements under the Exchange Act and the Sarbanes-

    Oxley Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any of Purchaser Parent's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Purchaser Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders' equity and other comprehensive income (loss), and cash flows or equivalent statements in Purchaser Parent's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and other comprehensive income (loss) and cash flows, as the case may be, of Purchaser Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited consolidated financial statements that are part of the Purchaser Parent Quarterly Reports on Form 10-Q, to normal year-end adjustments. The books and records of Purchaser Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

             (ii)  Except as set forth on the unaudited consolidated statements of financial condition of Purchaser Parent dated as of September 30, 2019 and included in Seller's Securities Documents filed prior to the date hereof, neither Purchaser Parent nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2019 in the ordinary course of business consistent with past practice, or (B) incurred pursuant to or provided for in this Agreement and that, individually or in the aggregate, are not and would not reasonably be expected to (x) prevent or materially delay consummation of the Transaction or (y) otherwise be material to Purchaser Parent and its Subsidiaries, taken as a whole.

            (iii)  Since September 30, 2019, (A) Purchaser Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, (B) neither Purchaser Parent nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.02 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), has had or would reasonably be expected to have a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole.

            (iv)  Purchaser Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

             (v)  The records, systems, controls, data and information of Purchaser Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser Parent or its Subsidiaries or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole. Purchaser Parent (A) has implemented and maintains disclosure controls and procedures, as defined by Rule 13a-15 and 15d-15 under the Exchange Act, to ensure that material information relating to Purchaser Parent and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of Purchaser Parent by others within Purchaser Parent or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser Parent's outside auditors and the audit committee of the Purchaser Parent Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Purchaser Parent's ability to record, process, summarize and report financial information and (y) to the knowledge of Purchaser Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser Parent's internal controls over financial reporting. These disclosures, if any, were made in writing by management to Purchaser Parent's auditors and audit committee and a copy has previously been made available to Seller. The disclosure controls and procedures are effective to ensure that information required to be disclosed by Purchaser Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Purchaser Parent's filings with the SEC and other public disclosure documents. Purchaser Parent's internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Purchaser Parent, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Purchaser Parent are being made only in accordance with authorizations of management and directors of Purchaser Parent and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Purchaser Parent's assets that could have a material effect on its financial statements.

            (vi)  Since January 1, 2017, (A) neither Purchaser Parent nor any of its Subsidiaries nor, to the Knowledge of Purchaser Parent, any director, officer, employee, auditor, accountant or representative of Purchaser Parent or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser Parent or any of its Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that Purchaser Parent or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing Purchaser Parent or any of its Subsidiaries, whether or not employed by Purchaser Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser Parent or any of its Subsidiaries or their respective officers, directors, employees or agents to the Purchaser Parent Board or any committee thereof or, to the Knowledge of Purchaser Parent, to any director or officer of Purchaser Parent or any of its Subsidiaries.

          (h)    Legal Proceedings.    No litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against Purchaser Parent or any of its Subsidiaries and, to Purchaser Parent's Knowledge, no litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or would be reasonably expected to have a Material Adverse Effect on Purchaser Parent and its Subsidiaries,

  taken as a whole. Neither Purchaser Parent nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole.

          (i)    No Brokers.    No action has been taken by Purchaser Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than a fee payable by Purchaser Parent to D.A. Davidson & Co.

          (j)    Regulatory Matters.

              (i)  Since January 1, 2017, Purchaser Parent and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the quarterly and annual reports required to be filed under applicable law, regulations or policies imposed by any Governmental Authority, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable law, regulations or policies imposed by any Governmental Authority, and Purchaser Parent has previously delivered or made available to Seller accurate and complete copies of all such reports. In connection with the most recent examination of Purchaser Parent and its Subsidiaries by the appropriate regulatory authorities, neither Purchaser Parent nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Purchaser Parent believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole.

             (ii)  Neither Purchaser Parent nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or a recipient of an extraordinary supervisory letter from, nor has Purchaser Parent or any of its Subsidiaries, since January 1, 2017, adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority, that, in each case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to Purchaser Parent and its Subsidiaries, taken as a whole. Purchaser Parent and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither Purchaser Parent nor any its Subsidiaries has been advised by, nor does it have any Knowledge that, any Governmental Authority is currently contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  (A) No Governmental Authority has initiated since January 1, 2017 or has pending any proceeding, enforcement action or, to Purchaser Parent's Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of Purchaser Parent or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Purchaser Parent or the applicable Subsidiary), or, to Purchaser Parent's Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Purchaser Parent or its Subsidiaries, other than, in each case, which would not reasonably be expected to prevent, materially impair or materially delay the ability of Purchaser Parent and its Subsidiaries, to perform their respective obligations under this Agreement or the consummation of the transactions contemplated hereby.

             (v)  The most recent regulatory rating given to Purchaser Bank as to compliance with the Community Reinvestment Act is at least "satisfactory." Since the last regulatory examination of Purchaser Bank with respect to Community Reinvestment Act compliance, Purchaser Bank has not received any material complaints from consumers, community groups or similar organizations as to Community Reinvestment Act compliance.

          (k)    Compliance with Laws.    Each of Purchaser Parent and its Subsidiaries:

              (i)  is, and at all times since January 1, 2017 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of Purchaser Parent and its Subsidiaries related to customer data, privacy and security;

             (ii)  has, and at all times since January 1, 2017 has had, all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted in all material respects; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Purchaser Parent's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no written notification or communication from any Governmental Authority (A) asserting that Purchaser Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Purchaser Parent's Knowledge, do any grounds exist that would reasonably be expected to result in any of the foregoing).

          (l)    Employee Benefit Plans.

              (i)  Summaries of all material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by Purchaser Parent and Purchaser Bank for the benefit of current or former employees of Purchaser Parent and its Subsidiaries and current or former directors or independent contractors of Purchaser Parent and its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers' compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which Purchaser Parent and its Subsidiaries may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the "Purchaser Parent Benefit Plans"), have been provided or made available to Seller.

             (ii)  Each Purchaser Parent Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Purchaser Parent Benefit Plan is maintained.

            (iii)  Neither Purchaser Parent nor any ERISA Affiliate maintains or contributes to any pension plan subject to Title IV of ERISA, any multiple employer plan (as defined in Section 413(c) of the Code), any multiemployer plan (as defined in 4001(a)(3) of ERISA), any "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, any "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or any Retiree Welfare Plan, other than those Previously Disclosed.

          (m)    Purchaser Parent Contracts.    Each of the Purchaser Parent Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of Purchaser Parent or its Subsidiaries and, to Purchaser Parent's Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against Purchaser Parent or its Subsidiaries, and to Purchaser Parent's Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). With respect to the Purchaser Parent Contracts, to Purchaser Parent's Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default with respect to, or exercise any remedy under any material provision of, any Purchaser Parent Contract, (B) give any Person the right to accelerate the performance of any material provision of, or the maturity of, any Purchaser Parent Contract, or (C) give any Person the right to cancel or terminate, or modify any material provision of, any Purchaser Parent Contract.

          (n)    Tax Matters.

              (i)  (A) All income and all material other Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to Purchaser Parent or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all income and material other Taxes due and payable by or with respect to Purchaser Parent or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of Purchaser Parent and its Subsidiaries did not, as of the date of the most recent financial statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Purchaser Parent and its Subsidiaries in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full and (F) no statutes of limitation with respect to any Taxes of Purchaser Parent or any of its Subsidiaries have been waived or extended by or on behalf of Purchaser Parent or its Subsidiaries, which waivers or extensions remain in effect.

             (ii)  Purchaser Parent has made available to Seller (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of Purchaser Parent and its Subsidiaries for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued by a Tax authority within the last three years relating to Taxes due from or with respect to Purchaser Parent and its Subsidiaries or their income, assets or operations. No income or franchise Tax Returns that have been filed by or on behalf of Purchaser Parent and its Subsidiaries have been examined by any Tax authority since January 1, 2015.

            (iii)  To the Knowledge of Purchaser Parent, there are no audits or investigations by any taxing authority or proceedings in progress with respect to Purchaser Parent and its Subsidiaries, nor has Purchaser Parent or its Subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation.

            (iv)  No claim has been made in writing in the past five (5) years by a taxing authority in a jurisdiction where Purchaser Parent or any of its Subsidiaries does not already file Tax Returns that Purchaser Parent or a Subsidiary is or may be subject to taxation by that jurisdiction.

             (v)  Purchaser Parent and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable regulations imposed by any Governmental Authority relating to the withholding and payment of Taxes.

            (vi)  Purchaser Parent and its Subsidiaries do not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

           (vii)  There are no Liens or other encumbrances on any of the assets of Purchaser Parent and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

          (viii)  No closing agreements, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to Purchaser Parent and its Subsidiaries in the past six (6) years.

            (ix)  None of Purchaser Parent and its Subsidiaries has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise intended to constitute a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

             (x)  Neither Purchaser Parent nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement with any Person, other than any arrangements being entered into in the ordinary course of business consistent with past practice and the primary purposes of which being unrelated to Taxes and other than any such agreement or arrangement exclusively between or among Purchaser Parent and its Subsidiaries.

            (xi)  Purchaser Parent and its Subsidiaries have not "participated" within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any "listed transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.

           (xii)  No power of attorney granted by Purchaser Parent or any of its Subsidiaries relating to Taxes is currently in force other than in the ordinary course and consistent with past practices.

          (xiii)  None of Purchaser Parent and its Subsidiaries has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which Purchaser Parent is the parent) or has any liability for Taxes of any Person (other than another member of the Seller Group) under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

          (xiv)  Purchaser Parent and its Subsidiaries have not taken any action and are not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (o)    Information Technology.    Purchaser Parent and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures with respect to the accessibility, integrity and confidentiality of its information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in and material to the conduct of Purchaser Parent's and its Subsidiaries respective businesses (collectively, "Purchaser Parent IT Systems"), including to protect against malicious code or cyber-attacks intended to permit unauthorized access, tampering, disablement or damage to any Purchaser Parent IT Systems. To Purchaser Parent's Knowledge, since January 1, 2017, no Person has gained unauthorized access to any Purchaser Parent IT Systems, or any confidential information, trade secrets or other information subject to (a) any applicable laws relating to the security, protection, privacy, storage, use, disclosure, retention or transfer of personal information, (b) all current privacy policies of Purchaser Parent and its Subsidiaries, and (c) all contractual obligations concerning the security, protection, privacy, collection, storage, use, disclosure, retention or transfer of personal information or other confidential information contained in any Purchaser Parent Contracts stored or processed in the Purchaser Parent IT Systems.

          (p)    Books and Records.    The books and records of Purchaser Parent and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Purchaser Parent and its Subsidiaries.

          (q)    Required Vote; Antitakeover Provisions.    The affirmative vote (or action by written consent) of the holders of a majority of the shares of Purchaser Parent Common Stock voting at the Purchaser Parent Meeting is necessary to approve the issuance of the Purchaser Parent Common Stock in the Merger. No other vote (or consent) of the stockholders of Purchaser Parent is required by law, the Purchaser Parent Certificate, the Purchaser Parent Bylaws or otherwise to approve this Agreement and the Transaction.

          (r)    Ownership of Seller Capital Stock.    None of Purchaser Parent or any of its Subsidiaries, or to Purchaser Parent's Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Seller Capital Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

          (s)    Absence of Certain Changes or Events.    Since September 30, 2019, there has not been any Material Adverse Effect with respect to Purchaser Parent or any event or development that is reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Purchaser Parent.

          (t)    No Additional Representations.    Except for the representations and warranties made by Purchaser Parent in this Section 5.04, as Previously Disclosed, or in any certificate delivered by Purchaser Parent or Purchaser Bank to Seller, none of Purchaser Parent, Purchaser Bank nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to Purchaser Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser Parent and Purchaser Bank hereby expressly disclaim any such other representations and warranties. Except for the representations and warranties set forth in Section 5.03, as Previously Disclosed, or in any certificate delivered by Seller to Purchaser Parent and Purchaser Bank, each of Purchaser Parent and Purchaser Bank specifically disclaims that it is relying upon or has relied upon any representations or warranties, and acknowledges and agrees that Seller has specifically disclaimed any express or implied representation or warranty made by any Person other than those set forth in Section 5.03, as Previously Disclosed, or in any certificate delivered by Seller to Purchaser Parent and Purchaser Bank.

ARTICLE VI

COVENANTS

        6.01    Reasonable Best Efforts.     Subject to the terms and conditions of this Agreement, each of Seller, Purchaser Parent and Purchaser Bank agrees to use its reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall reasonably cooperate with the other party hereto to that end.

        6.02    Shareholder Approval.

          (a)   Seller agrees to take, in accordance with applicable law and the Seller Articles and the Seller Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Seller's shareholders for consummation of the Transaction (including any adjournment or postponement, the "Seller Meeting"), and will in any event use reasonable best efforts to convene the Seller Meeting no later than sixty (60) calendar days after the Registration Statement is declared effective. Except with the prior approval of Purchaser Parent, no other matters shall be submitted for the approval of the Seller shareholders at the Seller Meeting. Subject to Section 6.02(b), the Seller Board shall at all times prior to and during such Seller Meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to Purchaser Parent such recommendation or (y) take any other action or make any other public statement in connection with the Seller Meeting inconsistent with such recommendation (collectively, a "Change in Recommendation"), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the Seller shareholders at the Seller

  Meeting for the purpose of approving the Agreement and any other matters required to be approved by Seller's shareholders for consummation of the Transaction. In addition to the foregoing, Seller shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

          (b)   Notwithstanding the foregoing, Seller and the Seller Board shall be permitted to effect a Change in Recommendation if and only if, following the receipt of an Acquisition Proposal:

              (i)  Seller shall have complied in all material respects with Section 6.07;

             (ii)  the Seller Board, after consulting with its outside counsel, shall have determined in good faith that failure to do so would be more likely than not to be inconsistent with the directors' fiduciary duties under applicable law;

            (iii)  the Seller Board shall have concluded in good faith, after giving effect to all the adjustments which may be offered by Purchaser Parent pursuant to clause (v) below, that such Acquisition Proposal constitutes a Superior Proposal;

            (iv)  Seller shall notify Purchaser Parent, at least five (5) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to Purchaser Parent all the material terms and conditions of such proposal; and

             (v)  prior to effecting such a Change in Recommendation, Seller shall, and shall cause its financial and legal advisors to, during the period following Seller's delivery of the notice referred to in clause (iv) above, negotiate with Purchaser Parent in good faith for a period of up to five (5) Business Days (to the extent Purchaser Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

          (c)   Purchaser Parent agrees to take, in accordance with applicable law and the Purchaser Parent Certificate and Purchaser Parent Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of the issuance of the Purchaser Parent Common Stock in the Merger and any other matters required to be approved by Purchaser Parent's shareholders for consummation of the Transaction (including any adjournment or postponement, the "Purchaser Parent Meeting") and will in any event use reasonable best efforts to convene such meeting no later than sixty (60) calendar days after the Registration Statement is declared effective. The Purchaser Parent Board shall at all times prior to and during the Purchaser Parent Meeting recommend approval of the issuance of the Purchaser Parent Common Stock in the Merger and any other matters required to be approved by Purchaser Parent's shareholders for consummation of the Transaction and shall take all reasonable lawful action to solicit such approval by its shareholders.

        6.03    Registration Statement.

          (a)   Purchaser Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Purchaser Parent with the SEC in connection with the issuance of the shares of Purchaser Parent Common Stock to the Seller shareholders, including holders of Net Vested Seller Shares, Net Vested Seller RSU Shares, and Net Vested Seller PRSU Shares, as the Merger Consideration in the Merger (including the joint proxy statement for the Purchaser Parent Meeting and the Seller Meeting and prospectus and other proxy solicitation materials of Purchaser Parent and Seller constituting a part thereof (the "Proxy Statement") and all related documents). Seller shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Seller, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing. Seller agrees to cooperate with Purchaser Parent and Purchaser Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Purchaser Parent shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within forty-five (45) calendar days of the date of this Agreement. Each of Seller and Purchaser Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Purchaser Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Seller and Purchaser Parent shall promptly mail at each party's own expense the Proxy Statement to all of their respective shareholders.

          (b)   Each of Seller and Purchaser Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to Seller's and Purchaser Parent's respective shareholders and the time(s) of the Seller Meeting and the Purchaser Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Seller and Purchaser Parent further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

          (c)   Purchaser Parent agrees to advise Seller promptly in writing after Purchaser Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Purchaser Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Purchaser Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.04    Regulatory Filings.

          (a)   Each of Purchaser Parent, Purchaser Bank and Seller and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Transaction; and Purchaser Parent shall use its reasonable best efforts to make any initial application filings with Governmental Authorities within thirty (30) calendar days of the date of this Agreement. Each of Purchaser Parent and Seller shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all applications, notices and other written information submitted to any Governmental Authority in connection with the Transaction, provided that Purchaser Parent shall not be required to provide Seller with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to the extent permitted by applicable law, regulation or policies imposed by any Governmental Authority, to provide the other party with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction and descriptions of any material or significant oral communications with any Governmental Authority in connection with the Transaction, provided that Purchaser Parent shall not be required to provide Seller with confidential portions of any filing or other communication with a Governmental Authority.

          (b)   Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders or shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Authority.

        6.05    Press Releases.     Seller and Purchaser Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Purchaser Parent or Seller may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC, the FDIC, the DBO, DORA or Nasdaq. Seller and Purchaser Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

        6.06    Access; Information.

          (a)   Seller agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford Purchaser Parent and Purchaser Parent's and Purchaser Bank's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of Seller and its Subsidiaries and to such other information relating to Seller and its Subsidiaries as Purchaser Parent may reasonably request, provided that Purchaser Parent shall coordinate any and all meetings with Seller personnel with one or more designated representatives of Seller, and, during such period, Seller shall furnish as promptly as reasonably practicable to Purchaser Parent (i) a copy of each material report, filing, schedule or registration statement filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws, in each case, to the extent such report, filing, schedule or registration statement is not publicly available, and (ii) all other information concerning the business, properties and personnel of Seller and its Subsidiaries as Purchaser Parent may reasonably request. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Seller or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement (including without limitation, restrictions on sharing confidential supervisory information), provided that in any such event, Seller will work in good faith with Purchaser Parent to make appropriate substitute disclosure arrangements.

          (b)   During the period from the date of this Agreement to the Effective Time, Seller shall, upon the request of Purchaser Parent, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Purchaser Parent regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 15 calendar days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Seller will deliver to Purchaser Parent its consolidated balance sheet, consolidated statement of income and comprehensive income, consolidated statement of changes in stockholders' equity and consolidated statement of cash flows, in each case, on a preliminary basis and without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 calendar days after the end of each fiscal year, Seller will deliver to Purchaser Parent its consolidated balance sheet, consolidated statement of income and comprehensive income, consolidated statement of changes in stockholders' equity and consolidated statement of cash flows for such year prepared in accordance with GAAP, in each case, on a preliminary basis. Subject to applicable law, within 15 calendar days after the end of each month, Seller will deliver to Purchaser Parent a consolidated balance sheet and consolidated statement of income and comprehensive income, without related notes, for such month prepared in accordance with GAAP, in each case, on a preliminary basis.

          (c)   Purchaser Parent agrees that upon reasonable notice and subject to applicable law, regulation or policies imposed by any Governmental Authority relating to the exchange of information, it shall afford Seller and Seller's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of Purchaser Parent and its Subsidiaries and to such other information relating to Purchaser Parent and its Subsidiaries as Seller may reasonably request, provided that Seller shall coordinate any and all meetings with Purchaser Parent personnel with one or more designated representatives of Purchaser Parent, and, during such period, Purchaser Parent shall furnish as promptly as reasonably practicable to Seller (i) a copy of each report, filing schedule or registration statement filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws, in each case, to the extent such report, filing, schedule or registration statement is not publicly available, and (ii) all other information concerning the business, properties and personnel of Purchaser Parent and its Subsidiaries as Seller may reasonably request. Notwithstanding the foregoing, Purchaser Parent shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Purchaser Parent or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement (excluding without limitation, restrictions on sharing confidential supervisory information), provided that in any such event, Purchaser Parent will work in good faith with Seller to make appropriate substitute disclosure arrangements.

          (d)   During the period from the date of this Agreement to the Effective Time, Purchaser Parent shall, upon the request of Seller, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Seller regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 15 calendar days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Purchaser Parent will deliver to Seller its consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows, in each case, on a preliminary basis and without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 calendar days after the end of each fiscal year, Purchaser Parent will deliver to Seller its consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows for such year prepared in accordance with GAAP, in each case, on a preliminary basis. Subject to applicable law, within 15 calendar days after the end of each month, Purchaser Parent will deliver to Seller a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP, in each case, on a preliminary basis.

          (e)   All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the letter agreements, dated as of December 2, 2019, by and between Purchaser Parent and Seller (the "Confidentiality Agreement").

          (f)    No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

        6.07    Acquisition Proposals.

          (a)   Seller agrees that it shall, and shall direct and use its reasonable best efforts to cause its Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, "Representatives") to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Seller or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither Seller nor any of its Subsidiaries shall, and each of the foregoing shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual "standstill" or similar obligations of any Person other than Purchaser Parent or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that at any time prior to the date of the Seller Meeting, if the Seller Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would be more likely than not to be inconsistent with the Seller Board's fiduciary duties under applicable law, Seller may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the Seller Board determines in good faith constitutes a Superior Proposal (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a confidentiality agreement on terms that are in all material respects no less restrictive to such Person than the terms contained in the Confidentiality Agreements are to Purchaser Parent, and (2) participate in discussions or negotiations regarding such a Superior Proposal. Seller agrees that it shall concurrently provide to Purchaser Parent any information (whether such information is confidential, nonpublic or otherwise) concerning Seller that may be provided to any other Person in connection with any Superior Proposal which has not previously been provided to Purchaser Parent. For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the total revenues, net income, assets or deposits of Seller and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 25% or more of the voting power of Seller, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of Equity Securities of Seller or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Seller Common Stock then outstanding or all or substantially all of Seller's consolidated assets, which the Seller Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with Seller's financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Seller Board, is reasonably likely to be obtained by such third party.

          (b)   In addition to the obligations of Seller set forth in this Section 6.07, Seller shall promptly (within 24 hours) advise Purchaser Parent orally and in writing of its receipt of any Acquisition Proposal.

          (c)   Seller agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of Seller or its Subsidiaries shall be deemed a breach of this Section 6.07 by Seller.

          (d)   Nothing contained in this Agreement shall prevent Seller or the Seller Board from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

        6.08    Certain Policies.     Effective as of the Effective Time, and provided that each party has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, upon the request of Purchaser Parent, Seller shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws, regulations or policies imposed by any Governmental Authority, use their commercially reasonable efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Purchaser Parent; provided, however, no such modification or change made by

Seller or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Seller or its management with any such adjustments.

        6.09    Nasdaq Listing.     Purchaser Parent shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to cause the shares of Purchaser Parent Common Stock to be issued to the Seller shareholders and holders of Net Vested Seller Shares, Net Vested Seller RSU Shares, and Net Vested PRSU Shares as the Merger Consideration in the Merger to be approved for quotation on Nasdaq prior to the Effective Date.

        6.10    Indemnification.

          (a)   From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Bank (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of Seller or a Seller Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any and all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Seller or any Seller Subsidiary or is or was serving at the request of Seller or any Seller Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the Seller Articles and the Seller Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Seller's Disclosure Schedule, in each case as in effect on the date hereof. The Surviving Bank shall advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Seller pursuant to the Seller Articles and the Seller Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Seller's Disclosure Schedule, in each case as in effect on the date hereof.

          (b)   Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent such failure actually and materially prejudices the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified

  Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, conditioned or delayed and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable law, regulation or policies imposed by any Governmental Authority.

          (c)   Prior to the Effective Time, Seller shall, and if Seller is unable to, Purchaser Parent (and the Surviving Bank) shall as of the Effective Time obtain and fully pay for a "tail" liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Seller's existing policy, including Purchaser Parent's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time from an insurance carrier with the same or better credit rating as Seller's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Seller's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement and the Transaction); provided, however, that in no event shall Seller be permitted nor shall Purchaser Parent be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 300% of the annual premiums paid by Seller as of the date hereof for such insurance ("Maximum Insurance Amount"); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, Purchaser Parent shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount. Purchaser Parent shall provide proof of such coverage to Seller no later than three (3) Business Days prior to the Effective Time.

          (d)   The obligations of Purchaser Parent and the Surviving Bank under this Section 6.10 shall not be terminated or modified by such parties in a manner adverse to any Indemnified Party or any other Person entitled to the benefits of this Section 6.10, or to whom this Section 6.10 applies, without the written consent of the affected Indemnified Party or Parties and/or such other Person, as the case may be. If Purchaser Parent or the Surviving Bank or any of their respective successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Purchaser Parent or the Surviving Bank shall assume the obligations set forth in this Section 6.10.

          (e)   The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her Representatives, as set forth in Section 9.07 herein, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

        6.11    Benefit Plans.

          (a)   As soon as administratively practicable after the Effective Time, Purchaser Parent shall transition each employee of Seller and its Subsidiaries at the Effective Time who continues to remain employed with Seller or its Subsidiaries (collectively, the "Continuing Employees") from the Benefit Plans of Seller and its Subsidiaries to the corresponding Purchaser Parent Benefit Plans (and any other Purchaser Parent Benefit Plans in which similarly situated employees of Purchaser Parent and its Subsidiaries participate) and take all reasonable action so that such Continuing Employee of Seller and its Subsidiaries shall be entitled to participate in each Purchaser Parent Benefit Plan to the same extent as similarly-situated employees of Purchaser Parent and its Subsidiaries (it being understood that inclusion of the Continuing Employees of Seller and its Subsidiaries in the Purchaser Parent Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of Seller and its Subsidiaries until such Continuing Employees are permitted to participate in the Purchaser Parent Benefit Plans and provided further, however, that nothing contained herein shall require Purchaser Parent or any of its Subsidiaries to make any grants to any former employee of Seller and its Subsidiaries under any discretionary equity compensation plan of Purchaser Parent. Purchaser Parent shall cause each Purchaser Parent Benefit Plan in which employees of Seller and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Purchaser Parent Benefit Plans, the service of such Continuing Employees with Seller and its Subsidiaries to the same extent as such service was credited for such purpose by Seller and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Purchaser Parent to amend or terminate any of the Purchaser Parent Benefit Plans or the Seller Benefit Plans in accordance with their terms at any time.

          (b)   At and following the Effective Time, Purchaser Parent shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all agreements and plans of Seller and its Subsidiaries to the extent that each of the foregoing (including amounts accrued or otherwise payable pursuant thereto) are expressly set forth in Section 6.11(b) of Seller's Disclosure Schedule.

          (c)   In the event Purchaser Parent transitions Continuing Employees of Seller and its Subsidiaries from the group medical, dental, health, life or long-term disability plan of Seller and its Subsidiaries to the corresponding Purchaser Parent Benefit Plan at any time prior to the end of the applicable plan year of the group medical, dental, health, life or long-term disability plan of Seller and its Subsidiaries, at such time as Continuing Employees become eligible to participate in such corresponding Purchaser Parent Benefit Plan, Purchaser Parent shall use commercially reasonable efforts to cause each such Purchaser Parent Benefit Plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable Purchaser Parent Benefit Plan, (ii) provide full credit under medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Continuing Employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding Seller Benefit Plan prior to the Effective Time, provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits.

          (d)   Seller and Purchaser Parent shall cooperate in good faith to determine a mutually agreed communications plan with respect to employment decisions regarding current Employees. Within forty-five (45) calendar days from the date of this Agreement (or such later date as mutually agreed among the Parties), Purchaser Parent shall identify the Continuing Employees. On or before the Effective Date, Seller shall, or shall cause a Subsidiary to, extinguish and pay in full any remaining obligations of Seller or its Subsidiaries under an existing severance agreement to cover, reimburse a former service provider for, other otherwise pay for premiums for continued health coverage. Effective as of, and subject to, the Closing, Seller and its Subsidiaries shall terminate the employment of those Employees who are not Continuing Employees and Seller and its Subsidiaries, or Purchaser Parent and its Subsidiaries, as applicable, shall pay when due any severance, retention, change in control, accrued and unused paid time off, the Option Merger Consideration payable pursuant to Section 3.08(a) hereof, or other similar payments, in each case, which have been Previously Disclosed by Seller to Purchaser Parent, obtain an executed general release of claims that has not been revoked (to the extent required as a condition to any such payments), and pay to the proper taxing authorities any income and employment Tax withholding as well as the employer portions of any applicable employment Taxes. For the avoidance of doubt, the Option Merger Consideration will be paid by Seller to all Employees (including Employees who are not Continuing Employees) with respect to all outstanding vested Seller Options in accordance with Section 3.08 of this Agreement. Purchaser Parent shall remain responsible for payment (x) to any Continuing Employee of any severance or similar compensation and benefits payable following a termination of employment and (y) of the Merger Consideration to all holders of Net Vested Seller Shares, Net Vested Seller RSU Shares and Net Vested Seller PRSU Shares. Those employees of Seller and its Subsidiaries who do not continue their employment with Purchaser Parent or its Subsidiaries following the Effective Time who are not a party to an employment agreement or other severance agreement and are not otherwise entitled to severance benefits under Seller's existing severance plan as described on Section 6.11(d) of Seller's Disclosure Schedule, and who sign and deliver a release of claims (in a form to be agreed by Purchaser Parent and Seller), shall be entitled to receive a single lump sum payment of severance equal to (a) two weeks of base salary (based on a 52-week year) for those employees who have completed less than one year of service, and (b) two weeks of salary (based on a 52-week year) for each completed year of service, up to a maximum of 26 weeks, for those employees who have completed at least one year of service. For purposes of the foregoing, any severance benefits payable in accordance with the immediately preceding sentence pursuant to a timely delivered release of claims shall be paid on the later to occur of (i) the Purchaser Parent payroll date for the Purchaser Parent payroll period during which the former employee delivers to the Surviving Bank his or her executed release, or (ii) the Purchaser Parent payroll date for the Purchaser Parent payroll period during which the former employee's release becomes effective following the expiration of any revocation period afforded under applicable law, in each case taking into consideration administrative cutoff dates for payroll processing purposes. If Seller or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid to an employee pursuant to that plan or arrangement shall reduce the amount that such employee will receive under this Section 6.11(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(d) hereof shall be construed or interpreted to limit or modify in any way Purchaser Parent's or its Subsidiaries' at will employment policy or provide any third party beneficiary rights to employees of Seller or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual's benefit under any retirement plan or policy).

          (e)   Prior to the Closing, Seller and its Subsidiaries shall have timely paid into the Opus Bank 401(K) Plan (the "Seller Retirement Plan") all employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions relating to any employee deferrals or with respect to any service accrued prior to the Closing. Prior to the Closing, Seller shall provide adequate notice to any service provider to the Seller Retirement Plan of such termination to the extent required by applicable law and in accordance with the applicable service provider agreement and shall pay any associated termination fees to the extent then due and not otherwise satisfied by the Seller Retirement Plan in accordance with applicable law. Prior to the Closing, Seller shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to Purchaser Parent, to terminate the Seller Retirement Plan in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all non-elective contributions under the Seller Retirement Plan for all participants who currently maintain an account under the Seller Retirement Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. Seller shall provide Purchaser Parent with evidence of the termination of the Seller Retirement Plan and Seller shall use commercially reasonable efforts to cooperate with Purchaser Parent in preparing a determination letter request to the IRS with respect to the termination of the Seller Retirement Plan.

          (f)    Each of Seller and Purchaser Parent acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of Seller and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of Purchaser Parent to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by Purchaser Parent or any of its Subsidiaries. Each of Seller and Purchaser Parent agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with Seller, Purchaser Parent or any of their respective Subsidiaries or to any compensation or benefit.

        6.12    Resignation and Appointment of Directors; Officers.     Purchaser Parent and Purchaser Bank agree that effective no later than immediately prior to the Effective Time, Purchaser Parent and Purchaser Bank shall cause two existing directors of Purchaser Parent and Purchaser Bank to resign and Purchaser Parent and Purchaser Bank agree to take all action necessary to appoint or elect, effective as of the Effective Time, two new directors, each of whom shall be selected from Seller's existing directors and mutually agreeable to Seller, Purchaser Parent and Purchaser Bank, as directors of Purchaser Parent and Purchaser Bank. Each individual shall serve until the first annual meeting of shareholders of Purchaser Parent following the Effective Time and until his or her successor is elected and qualified. Purchaser Parent shall include such individuals on the list of nominees for director presented by the Purchaser Parent Board and for which the Purchaser Parent Board shall solicit proxies at the first annual meeting of stockholders of Purchaser Parent following the Effective Time, provided, that such nomination and solicitation would not violate the fiduciary duties of the Purchaser Parent Board. The executive officers of the Surviving Bank immediately after the Merger shall be the executive officers of Purchaser Bank immediately prior to the Merger.

        6.13    Notification of Certain Matters.     Each of Seller and Purchaser Parent shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

        6.14    Estoppel Letters.     Seller shall use its commercially reasonable efforts to take the actions set forth on Section 6.14 of Seller's Disclosure Schedule with respect to the real estate (i) owned or leased by Seller or a Seller Subsidiary (ii) leased by Seller or a Seller Subsidiary.

        6.15    Assumption of Subordinated Debt Obligations.     As of the Effective Time, Purchaser Parent shall have assumed or caused one of its Subsidiaries to assume the obligations under the Subordinated

Notes. In connection therewith, Purchaser Parent and Purchaser Bank, on the one hand, and Seller, on the other hand, shall execute and deliver any documents reasonably required to make such assumption effective.

        6.16    Antitakeover Statutes.     Each of Purchaser Parent and Seller and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

        6.17    Consents.     Seller shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices necessary or advisable pursuant to the terms of the Material Contracts as a result of the Transaction.

        6.18    Exemption from Liability Under Section 16(b).     Prior to the Effective Time, each of Purchaser Parent and Seller shall take all steps as may be necessary or appropriate to exempt the conversion of shares of Seller Common Stock into shares of Purchaser Parent Common Stock pursuant to the terms of this Agreement by employees of Seller who may become an officer or director of Purchaser Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto at or prior to the Closing of each of the following conditions:

          (a)    Shareholder Approval.    This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Seller Common Stock and outstanding shares of Seller Preferred Stock, voting as separate classes, and the holders of outstanding shares of Purchaser Parent Common Stock shall have approved the issuance of the shares of Purchaser Parent Common Stock in the Merger.

          (b)    Regulatory Approvals.    All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that shall require Purchaser Parent or Seller to take any action or commit to take any action that would reasonably be likely to have a Material Adverse Effect on Purchaser Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to Seller and its Subsidiaries, taken as a whole).

          (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    Listing.    The shares of Purchaser Parent Common Stock to be issued to the Seller shareholders, including holders of Net Vested Seller Shares, Net Vested Seller RSU Shares and Net Vested Seller PRSU Shares, as the Merger Consideration in the Merger, shall have been approved for listing on the Nasdaq.

        7.02    Conditions to Obligation of Seller.     The obligation of Seller to consummate the Merger is also subject to the fulfillment or written waiver by Seller at or prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Purchaser Parent and Purchaser Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Seller shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser Parent and Purchaser Bank by the Chief Executive Officers and the Chief Financial Officers of Purchaser Parent and Purchaser Bank, respectively, to such effect.

          (b)    Performance of Obligations of Purchaser Parent and Purchaser Bank.    Purchaser Parent and Purchaser Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser Parent and Purchaser Bank by the Chief Executive Officers and the Chief Financial Officers of Purchaser Parent and Purchaser Bank, respectively, to such effect.

          (c)    Tax Opinion.    Seller shall have received the written opinion of Sullivan & Cromwell LLP, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Purchaser Parent, Seller and others, reasonably satisfactory in form and substance to such counsel and as of the date of such opinion.

          (d)    Other Actions.    Purchaser Parent and Purchaser Bank shall have furnished Seller with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Seller may reasonably request and evidence of the resignations required under Section 6.12.

        7.03    Conditions to Obligation of Purchaser Parent and Purchaser Bank.     The obligation of Purchaser Parent and Purchaser Bank to consummate the Merger is also subject to the fulfillment or written waiver by Purchaser Parent and Purchaser Bank at or prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Seller set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Purchaser Parent and Purchaser Bank shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

          (b)    Performance of Obligations of Seller.    Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Purchaser Parent and Purchaser Bank shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

          (c)    Minimum Non Maturity Deposits.    As of the month end prior to the Closing Date, Seller shall have an aggregate outstanding balance of non-maturity deposits equal to the amount described in Section 7.03(c) of Seller's Disclosure Schedule.

          (d)    Merger Related Expenses.    Seller shall have delivered to Purchaser Parent, no later than five (5) Business Days prior to the Closing Date, an updated Section 1.01(b) (Merger Related Expenses) of Seller's Disclosure Schedule.

          (e)    Tax Opinion.    Purchaser Parent shall have received the written opinion of Holland & Knight LLP, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Purchaser Parent, Seller and others, reasonably satisfactory in form and substance to such counsel and as of the date of such opinion.

          (f)    Other Actions.    Seller shall have furnished Purchaser Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Purchaser Parent may reasonably request.

ARTICLE VIII

TERMINATION

        8.01    Termination.     This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

          (a)    Mutual Consent.    By the mutual consent in writing of Purchaser Parent and Seller.

          (b)    Breach.    Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by Purchaser Parent or Seller in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured prior to the earlier of (A) 30 calendar days after the giving of written notice to the breaching party of such breach and (B) the Outside Date and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Sections 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

          (c)    Delay.    By Purchaser Parent or Seller in the event the Merger is not consummated by December 31, 2020 (the "Outside Date"), except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or the failure of any of the Shareholders (if Seller is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement; provided, that the Outside Date may be extended to March 31, 2021 by either Purchaser Parent or Seller by written notice to the other party if the Closing shall not have occurred by December 31, 2020, and on such date, the condition set forth in Section 7.01(b) has not been satisfied or waived and each of the other conditions set forth in Article VII has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions would have been capable of being satisfied on the Outside Date).

          (d)    No Regulatory Approval.    By Purchaser Parent or Seller in the event the approval of any Governmental Authority required for consummation of the Merger shall have been denied by final non-appealable action of such Governmental Authority, or any such Governmental Authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger, or an application therefor shall have been permanently withdrawn by mutual agreement of Purchaser Parent and Seller at the formal or informal request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

          (e)   Seller Failure to Recommend; Etc. By Purchaser Parent if (i) Seller shall have materially breached the provisions of Section 6.07 in any respect adverse to Purchaser Parent prior to the Seller Meeting, (ii) the Seller Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Purchaser Parent, or (iii) Seller shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Seller Meeting in accordance with Section 6.02.

          (f)    Superior Proposal.    Prior to the approval of the shareholders of Seller of this Agreement at the Seller Meeting or any adjournment or postponement thereof, by Seller in accordance with Section 6.07 if (i) the Seller Board authorizes Seller to enter into a binding written agreement with respect to such Superior Proposal and (ii) Seller pays to Purchaser Parent the Termination Fee, in each case, substantially concurrently with the termination of this Agreement.

          (g)    No Seller Shareholder Approval.    By Purchaser Parent, if approval of the shareholders of Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Seller Meeting or any adjournment or postponement thereof prior to the Outside Date.

          (h)    No Purchaser Parent Shareholder Approval.    By Purchaser Parent or Seller, if the issuance of the shares of Purchaser Parent Common Stock in the Transaction and any other matters required to be approved by Purchaser Parent's shareholders for consummation of the Transaction shall not have been duly approved by holders of a majority of shares of Purchaser Parent Common Stock voting at the Purchaser Parent Meeting duly called and held for such purpose.

          (i)    Purchaser Parent Failure to Recommend; Etc.    By Seller if prior to the Purchaser Parent Meeting, the Purchaser Parent Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Seller, or Purchaser Parent shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Purchaser Parent Meeting in accordance with Section 6.02.

        8.02    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(e) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither Purchaser Parent nor Seller shall be relieved or released from any liabilities or damages to the other party hereto resulting from any knowing and intentional breach of this Agreement.

          (b)   In the event that (i) an Acquisition Proposal has been made (whether or not conditional) to Seller or its shareholders or any Person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification) and thereafter (A) this Agreement is terminated by Purchaser Parent pursuant to Section 8.01(b), by Purchaser

  Parent or Seller pursuant to Section 8.01(c) or by Purchaser Parent pursuant to Section 8.01(g) and (B) prior to the date that is 12 months after such termination, (1) Seller or any of its Subsidiaries enters into a binding and definitive agreement with respect to any Acquisition Proposal (an "Acquisition Agreement") or (2) any Acquisition Proposal is consummated (solely for purposes of this Section 8.02(b)(i)(B), the term "Acquisition Proposal" shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.07(a) except that all references to 25% shall be deemed references to 50%), then Seller shall pay to Purchaser Parent a fee equal to $38,658,859 (the "Termination Fee") by wire transfer of next day funds on the earlier of the date of execution of such Acquisition Agreement and the consummation of such Acquisition Proposal. In the event that (i) this Agreement is terminated by Purchaser Parent pursuant to Section 8.01(e) or (ii) this Agreement is terminated by Seller pursuant to Section 8.01(f), then, in each such case, Seller shall pay Purchaser Parent the Termination Fee by wire transfer of same-day funds (x) in the case of a termination by Purchaser Parent pursuant to Section 8.01(e), within two Business Days after such termination, and (y) in the case of a termination by Seller pursuant to Section 8.01(f), no later than the time of such termination. If the Termination Fee becomes payable pursuant to the terms of this Agreement, payment of the Termination Fee shall be the sole and exclusive remedy of Purchaser Parent against Seller and any of its Subsidiaries and their respective Representatives with respect to the breach of any covenant or agreement giving rise to such payment. Notwithstanding anything to the contrary herein, the maximum aggregate amount of fees, liabilities or damages payable by Seller under this Agreement shall be equal to the Termination Fee and any amounts payable under this Section 8.02(b). In no event shall Seller be obligated to pay the Termination Fee on more than one occasion.

          (c)   Each party acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not have entered into this Agreement. Accordingly, if Seller fails promptly to pay the amounts due pursuant to this Section 8.02 and, in order to obtain such payment, Purchaser Parent commences a suit that results in a judgement against Seller for the amounts set forth in this Section 8.02, Seller shall pay to Purchaser Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.02 at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

        9.01    Survival.     No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(e) , 8.02 and this Article IX, which shall survive any such termination).

        9.02    Waiver; Amendment.     Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement; provided, however, that after the approval of the principal terms of this Agreement by the Seller shareholders, there may not be, without further approval of Seller's shareholders, any amendment of this Agreement that requires further approval under applicable law. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of Seller, the approval of the principal terms of this Agreement by the Seller shareholders will be deemed to have granted Seller the authority to amend such dates without such further approval.

        9.03    Counterparts.     This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

        9.04    Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

          (a)   This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflict of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any litigation, arbitration, claim or other proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such litigation, arbitration, claim or other proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all litigation, arbitration, claims or other proceedings shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such litigation, arbitration, claim or other proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.04.

        9.05    Expenses.     Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

        9.06    Notices.     All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to Seller to:

    Opus Bank
    19900 MacArthur Blvd.
    12th Floor
    Irvine, California 92601
    Attention: Paul W. Taylor, President and Chief Executive Officer
    Fax: (949) 250-9988

        With a copy to:

    Sullivan & Cromwell LLP
    125 Broad Street
    New York, NY 10004
    Attention: H. Rodgin Cohen, Esq. / Stephen M. Salley, Esq.
    Fax: (212) 291-9028 / (212) 291-9192

        If to Purchaser Parent to:

    Pacific Premier Bancorp, Inc.
    17901 Von Karman Ave.
    Suite 1200
    Irvine, California 92614
    Attention: Steve Gardner, Chairman, President and Chief Executive Officer
    Fax: (949) 864-8616

        With a copy to:

    Holland & Knight LLP
    800 17th Street, N.W.
    Suite 1100
    Washington, D.C. 20006
    Attention: Jeffrey D. Haas, Esq. / Shawn M. Turner, Esq.
    Fax: (202) 955-5564

        9.07    Entire Understanding; Limited Third Party Beneficiaries.     This Agreement, the Agreement of Merger, the Shareholder Agreements and the Confidentiality Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Agreement of Merger, the Shareholder Agreements and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce Purchaser Parent's obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08    Severability.     Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Seller or Purchaser Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.09    Enforcement of the Agreement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        9.10    Interpretation.     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written.

        9.11    Assignment.     No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.12    Alternative Structure.     Subject to the proviso in the first sentence of Section 9.02, Purchaser Parent may at any time modify the structure of the acquisition of Seller set forth herein, provided that (a) the Merger Consideration to be paid to the holders of Seller Capital Stock is not thereby changed in kind or reduced in amount as a result of such modification, (b) such modifications will not adversely affect the tax treatment to Seller's shareholders, including holders of Net Vested Seller Shares, Net Vested Seller RSU Shares and Net Vested Seller PRSU Shares, as a result of receiving the Merger Consideration and (c) such modification will not and, are not reasonably expected to, jeopardize, impede or delay any (1) receipt of any required approvals of Governmental Authorities, (2) approval by the requisite vote of the holders of outstanding shares of Seller Common Stock and outstanding shares of Seller Preferred Stock, voting as separate classes, of the Merger, and of the holders of outstanding shares of Purchaser Parent Common Stock of the issuance of the shares of Purchaser Parent Common Stock in the Merger or (3) consummation of the Transactions contemplated by this Agreement.

        9.13    Confidential Supervisory Information.     Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable law. For purposes of clarity, a representation relating to receipt of regulatory approvals on a timely basis shall not be given, or continue to be given, to the extent the reason for it no longer continuing to be accurate involves such confidential supervisory information. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER
	Name:	Steven R. Gardner
	Title:	Chairman, President and Chief Executive Officer
By:	/s/ STEVEN R. ARNOLD
	Name:	Steven R. Arnold
	Title:	Corporate Secretary
PACIFIC PREMIER BANK
By:	/s/ STEVEN R. GARDNER
	Name:	Steven R. Gardner
	Title:	Chairman and Chief Executive Officer
By:	/s/ STEVEN R. ARNOLD
	Name:	Steven R. Arnold
	Title:	Senior Executive Vice President, General Counsel and Corporate Secretary
OPUS BANK
By:	/s/ PAUL W. TAYLOR
	Name:	Paul W. Taylor
	Title:	President and Chief Executive Officer
By:	/s/ ANGELEE HARRIS
	Name:	Angelee Harris
	Title:	Executive Vice President, General Counsel and Assistant Secretary

[Signature Page to Agreement and Plan of Reorganization]

ANNEX A
FORM OF SHAREHOLDER AGREEMENT

        SHAREHOLDER AGREEMENT (this "Agreement"), dated as of January 31, 2020, between the Person(s) executing this Agreement as a "Shareholder" or "Shareholders" on the signature pages hereto (collectively, the "Shareholders"), Pacific Premier Bancorp, Inc., a Delaware corporation ("Purchaser Parent"), Pacific Premier Bank, a California-chartered commercial bank and wholly-owned bank subsidiary of Purchaser Parent ("Purchaser Bank"), and, solely for purposes of the last sentence of Section 9, Opus Bank, a California-chartered commercial bank ("Seller"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, Seller, Purchaser Parent and Purchaser Bank are simultaneously herewith entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which Seller will merge with and into Purchaser Bank on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of Seller Capital Stock will be converted into shares of Purchaser Parent Common Stock and cash in lieu of fractional shares in the manner set forth therein;

        WHEREAS, each Shareholder owns the shares of Seller Capital Stock identified on Exhibit I hereto (such shares, together with all shares of Seller Capital Stock subsequently acquired by Shareholder during the term of this Agreement (as contemplated in Section 8), being referred to as the "Shares"); and

        WHEREAS, in order to induce Purchaser Parent and Purchaser Bank to enter into the Merger Agreement, each Shareholder, solely in such Shareholder's capacity as a shareholder of Seller and not in any other capacity, has agreed to enter into and perform its obligations arising under this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.    Each Shareholder agrees during the term of this Agreement (as contemplated in Section 8) that at any meeting of the shareholders of Seller, or in connection with any written consent of the shareholders of Seller, to the extent that the matters set forth in Section 1(b)(x)-(z) are presented at a meeting of Seller's shareholders and such Shareholder is entitled to vote on such matters, each such Shareholder shall:

          (a)   appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by such Shareholder or as to which such Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that, to the knowledge of such Shareholder, would result in a breach of any covenant, representation or warranty or any other material obligation or agreement of Seller contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or, to the knowledge of the Shareholder, would reasonably be expected, to materially and adversely impede, interfere or be inconsistent with, or materially and adversely delay, postpone, discourage or affect the consummation of the Merger or the performance by Seller of its obligations under the Merger Agreement; provided, that if there is any amendment, waiver or modification to the Merger Agreement that is effected after the date hereof that (x) reduces or has the effect of reducing the

A-A-1

  Exchange Ratio, (y) changes the form of all or any portion of the Merger Consideration and/or (z) imposes any material condition to the receipt of Merger Consideration (any such amendment, waiver or modification, a "Material Merger Agreement Change"), this Section 1 shall be inapplicable.

        2.    Transfer of Shares.

          (a)    Prohibition on Transfers of Shares; Other Actions.    Each Shareholder hereby agrees that, during the term of this Agreement (as contemplated in Section 8), such Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with such Shareholder's representations, warranties, covenants and obligations under this Agreement, or (iii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any other action that would reasonably be expected to adversely impair or otherwise affect, in any material respect, such Shareholder's power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

          (b)    Transfer of Voting Rights.    Each Shareholder hereby agrees that such Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

          (c)   Notwithstanding the terms of Section 2(a) and 2(b), no Shareholder shall be prohibited from engaging in any hedging, derivative, securities lending or similar agreements, arrangements and understandings with respect to the Shares, including those pursuant to any sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, or entry into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction is settled by delivery of Shares, in cash or otherwise, so long as such agreements, arrangements and understandings do not limit such Shareholder's ability to comply with its obligations under Section 1.

        3.    Representations and Warranties of Shareholders.    Each Shareholder represents and warrants to and agrees with Purchaser Parent as follows:

          (a)    Capacity.    Such Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)    Binding Agreement.    This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and legally binding obligation of the other parties hereto (other than the other Shareholders), constitutes the valid and legally binding obligation of such Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Shareholder, in each case, except for

A-A-2

  any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Shareholder to perform his, her or its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

          (d)    Ownership.    Such Shareholder's Shares are, and, except as otherwise provided for in Section 2 hereof, during the term of this Agreement (as contemplated in Section 8) will be, owned beneficially and of record solely by such Shareholder, except as (x) otherwise disclosed on Exhibit I hereto or (y) to the extent such Shares are transferred after the date hereof to any other shareholder of Seller who has executed a copy of this Agreement on the date hereof or a separate agreement with Purchaser Parent, Purchaser Bank and Seller with terms substantially similar to those contained herein. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto or arising under applicable securities Laws. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Seller Capital Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2 and Section 9, will have at all times during the term of this Agreement (as contemplated in Section 8) (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Shares owned by such Shareholder on the date of this Agreement and all of the Shares hereafter acquired by such Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement (as contemplated in Section 8). For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any binding agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 calendar days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

          (e)    Consents and Approvals.    The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

          (f)    Absence of Litigation.    As of the date hereof, there is no suit, action, investigation (in the case of investigations, to the knowledge of such Shareholder) or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder or any of his, her or its affiliates before or by any Governmental Authority that would reasonably be expected to materially impair the ability of such Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        4.    Representations and Warranties of Purchaser Parent and Purchaser Bank.    Purchaser Parent represents and warrants to and agrees with the Shareholders as follows:

          (a)    Capacity.    Each of Purchaser Parent and Purchaser Bank has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)    Binding Agreement.    This Agreement has been duly executed and delivered by Purchaser Parent and Purchaser Bank and, assuming this Agreement constitutes a valid and legally binding obligation of the other parties hereto (other than Purchaser Parent and Purchaser Bank), constitutes the valid and legally binding obligation of Purchaser Parent and Purchaser Bank,

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  subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by Purchaser Parent and Purchaser Bank does not, and the performance by each of Purchaser Parent and Purchaser Bank of his, her or its obligations hereunder and the consummation by each of Purchaser Parent and Purchaser Bank of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Purchaser Parent or Purchaser Bank is a party or by which Purchaser Parent or Purchaser Bank is bound, or any statute, rule or regulation to which Purchaser Parent or Purchaser Bank is subject or any charter, bylaw or other organizational document of Purchaser Parent or Purchaser Bank, in each case, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Purchaser Parent or Purchaser Bank to perform his, her or its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

        5.    No Solicitation.    Each Shareholder hereby agrees that during the term of this Agreement (as contemplated in Section 8) he, she or it shall not, and shall not knowingly instruct any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to (on its behalf), (a) meet or otherwise communicate with any Person that makes or is considering making an Acquisition Proposal after becoming aware that the Person has made or is considering making an Acquisition Proposal, or (b) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or knowingly and intentionally seek to influence any Person to vote, any shares of Seller Capital Stock (x) against the adoption or approval of the Merger Agreement and the Merger or (y) in favor of any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, unless in the case of clause (b) above, the Shareholder is a director of Seller's Board of Directors or an officer of Seller and Seller's Board of Directors has effected a Change in Recommendation (as defined in the Merger Agreement), in accordance with the terms of the Merger Agreement, and in such case, such Shareholder's activities are solely in his or her capacity as a director or officer of Seller. Each Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons (other than Seller, Purchaser Parent, Purchaser Bank and any of their respective representatives) with respect to any Acquisition Proposal and will take all reasonably necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 5. Nothing contained in this Section 5 shall prevent any officer of Seller or a member of the Seller Board from discharging his or her fiduciary duties solely in his or her capacity as an officer of Seller or a member of the Seller Board.

        6.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.    Each Shareholder hereby agrees to notify Purchaser Parent promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Seller Capital Stock or other securities of Seller of which Shareholder acquires beneficial or record ownership on or after the date hereof. Each Shareholder shall promptly advise Seller of each contact such Shareholder may receive from any Person relating to any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal.

        7.    Specific Performance and Remedies.    Each party hereto acknowledges that (a) it will be impossible to measure in money the damage to the other parties hereto if such first party fails to comply with its obligations imposed by this Agreement and (b) in the event of any such failure, the other parties hereto will not have an adequate remedy at law. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis

A-A-4

that the other parties hereto may have an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other parties hereto seeking or obtaining such equitable relief.

        8.    Term of Agreement; Termination.

          (a)   The term of this Agreement shall commence on the date hereof.

          (b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time of the Merger, (iii) the date, if any, of any Material Merger Agreement Change and (iv) the date the Shares have been voted at the Seller Meeting as provided for in Section 1(b)(x), and provided that at least a majority of all of the issued and outstanding shares of Seller Common Stock and Seller Preferred Stock, voting as separate classes, have been irrevocably voted in favor of the Merger, the Merger Agreement and the transactions contemplated thereby at the Seller Meeting. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful and intentional breach of this Agreement prior to such termination.

        9.    Stop Transfer Order.    In furtherance of this Agreement, each Shareholder hereby authorizes and instructs Seller to enter a stop transfer order with respect to all of such Shareholder's Shares for the period from the date hereof through the term of this Agreement (as contemplated in Section 8), except as otherwise provided for in Section 2(a) hereof. Seller agrees that it shall comply with such stop transfer instructions.

        10.    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. If any amendment, supplement, modification, or waiver is provided to any Shareholder (as defined in the Merger Agreement) such amendment, supplement, modification or waiver shall be offered to the Shareholder. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        11.    Notices.    All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Purchaser Parent to:

    Pacific Premier Bancorp, Inc.
    17901 Von Karman Ave.
    Suite 1200
    Irvine, California 92614
    Attention: Steve Gardner, Chairman, President and Chief Executive Officer
    Fax: (949) 864-8616

        With a copy to:

    Holland & Knight LLP
    800 17th Street, N.W.
    Suite 1100
    Washington, D.C. 20006
    Attention: Jeffrey D. Haas, Esq. / Shawn M. Turner, Esq.
    Fax: (202) 955-5564

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        If to Seller to:

    Opus Bank
    19900 MacArthur Blvd.
    12th Floor
    Irvine, California 92601
    Attention: Paul W. Taylor, President and Chief Executive Officer
    Fax: (949) 250-9988

        With a copy to:

    Sullivan & Cromwell LLP
    125 Broad Street
    New York, NY 10004
    Attention: H. Rodgin Cohen, Esq. / Stephen M. Salley, Esq.
    Fax: (212) 291-9028 / (212) 291-9192

        If to any Shareholder to:

    [                        ]
    [                        ]

        With a copy to:

    [                        ]
    [                        ]

        12.    Miscellaneous.

          (a)    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          (b)    Capacity.    The covenants, obligations and agreements contained herein shall apply to each Shareholder solely in his or her or its capacity as a shareholder of Seller, and no covenant, obligation or agreement contained herein shall apply to any Shareholder in his, her or its capacity as a director, officer or employee of Seller or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Seller or otherwise.

          (c)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (e)    Governing Law; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (f)    Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by

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  any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (g)    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

          (h)    Capacity.    Each Shareholder is entering into this Agreement solely in his, her or its capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by such Shareholder, solely in his, her or its capacity as a director or officer of Seller (or a Subsidiary of Seller).

          (i)    Effectiveness.    The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

        13.    Attorney's Fees.    The prevailing party or parties in any final and non-appealable litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the non-prevailing party or parties all reasonable and documented out-of-pocket fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of the Proceeding, including, without limitation, to enforce or collect any judgment or award resulting from the Proceeding.

        14.    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Purchaser Parent, Purchaser Bank or Seller any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the applicable Shareholder, and none of Purchaser Parent, Purchaser Bank and Seller shall have any authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise expressly provided herein.

[Signature pages follow]

A-A-7

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.
By:
	Name:	Steven R. Gardner
	Title:	Chairman, President and Chief Executive Officer
By:
	Name:	Steven R. Arnold
	Title:	Corporate Secretary

A-A-8

PACIFIC PREMIER BANK
By:
	Name:	Steven R. Gardner
	Title:	Chairman and Chief Executive Officer
By:
	Name:	Steven R. Arnold
	Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

A-A-9

OPUS BANK
By:
	Name:	Paul W. Taylor
	Title:	President and Chief Executive Officer
By:
	Name:	Angelee Harris
	Title:	Executive Vice President, General Counsel and Assistant Secretary

A-A-10

SHAREHOLDER
Name:

[Signature Page—Shareholder Agreement]

A-A-11

EXHIBIT I

Name of Shareholder	Shares of Seller Common Stock Beneficially Owned	Shares of Seller Preferred Stock Beneficially Owned

A-A-12

ANNEX B

FORM OF
AGREEMENT OF MERGER

        Agreement of Merger, dated as of            , 2020 ("Agreement of Merger"), by and between Opus Bank ("Seller") and Pacific Premier Bank ("Purchaser Bank").

WITNESSETH:

        WHEREAS, Seller is a California-chartered bank, which has its principal place of business in Irvine, California; and

        WHEREAS, Purchaser Bank is a California-chartered bank and a wholly-owned subsidiary of Pacific Premier Bancorp, Inc., a Delaware corporation ("Purchaser Parent"), which has its principal place of business in Irvine, California; and

        WHEREAS, Purchaser Parent, Purchaser Bank and Seller have entered into an Agreement and Plan of Reorganization, dated as of January 31, 2020 (the "Agreement"), pursuant to which Seller will merge with and into Purchaser Bank, with Purchaser Bank as the surviving bank, pursuant to the provisions of the General Corporation Law of the State of California (the "Merger"); and

        WHEREAS, the respective Boards of Directors of Seller and Purchaser Bank have approved this Agreement of Merger and approved and deemed it advisable to consummate the Merger provided for herein on the terms and conditions herein provided, subject to approval of their respective shareholders.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and subject to the terms and conditions of the Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.    The Merger.     Subject to the terms and conditions of this Agreement of Merger, at the Effective Time (as defined below), Seller shall merge with and into Purchaser Bank under the laws of the State of California. Purchaser Bank shall be the surviving bank of the Merger (the "Surviving Bank") and the separate existence of Seller shall cease.

        2.    Effectiveness of Merger.     The Merger shall become effective on the date and at the time that this Agreement of Merger, as certified by the California Secretary of State, is filed with the California Department of Business Oversight—Division of Financial Institutions, or as set forth in such filing, when all of the conditions precedent to the consummation of the Merger specified in this Agreement of Merger shall have been satisfied or duly waived by the party entitled to satisfaction thereof (such date and time being herein referred to as the "Effective Time").

        3.    Articles of Incorporation and Bylaws.     The Articles of Incorporation and the Amended and Restated Bylaws of Purchaser Bank in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until thereafter altered, amended or repealed in accordance with their terms and applicable law.

        4.    Name; Offices.     The name of the Surviving Bank shall be "Pacific Premier Bank." The main office of the Surviving Bank shall be the main office of Purchaser Bank immediately prior to the Effective Time. All branch offices of Seller and Purchaser Bank which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Seller and Purchaser Bank and applicable regulatory authorities after the date hereof.

A-B-1

        5.    Directors and Executive Officers.     The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Purchaser Bank immediately prior to the Merger; provided, that immediately prior to the Effective Time, Purchaser Parent and Purchaser Bank shall cause two of Purchaser Bank's existing directors to resign and, effective as of the Effective Time, two new directors, each of whom shall be selected from Seller's existing directors and shall be mutually agreeable to Seller, Purchaser Parent and Purchaser Bank, shall be appointed to fill the vacancies created by such resignations. Each such appointee shall serve as a director of the Surviving Bank for the remainder of the term of the resigning director and until such appointee's successor shall be duly elected and qualified.

        6.    Effects of the Merger.     At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

          (a)   all rights, franchises and interests of Seller in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Seller immediately prior to the Effective Time; and

          (b)   the Surviving Bank shall be liable for all liabilities of Seller, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Seller shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

        7.    Effect on Shares of Stock.

          (a)    Seller.    As of the Effective Time, each share of Seller capital stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the consideration set forth in Section 3.01(b) of the Agreement.

          (b)    Purchaser Bank.    Each share of Purchaser Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

        8.    Counterparts.     This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

        9.    Governing Law.     This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

        10.    Amendment.     Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of Purchaser Bank and Seller at any time prior to the Effective Time, except that after the meeting of Seller's shareholders convened for the purpose of voting upon the Agreement and transactions contemplated thereby, no amendment shall be made which by law requires further approval by the shareholders of Seller without obtaining such approval.

A-B-2

        11.    Waiver.     Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

        12.    Assignment.     This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

        13.    Termination.     This Agreement of Merger shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Agreement of Merger may also be terminated at any time prior to the Effective Time by an instrument executed by Seller and Purchaser Bank.

        14.    Conditions Precedent.     The obligations of the parties under this Agreement of Merger shall be subject to all of the conditions of the Merger set forth herein and in the Agreement.

        15.    Procurement of Approvals.     Seller and Purchaser Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law, regulation or policies to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable law, regulation or policies.

        16.    Entire Agreement.     Except as otherwise set forth in this Agreement of Merger and the Agreement, the Agreement and this Agreement of Merger (including the documents and the instruments referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Agreement of Merger, the terms of the Agreement shall control.

[Signature page follows]

A-B-3

        IN WITNESS WHEREOF, each of Purchaser Bank and Seller has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

PACIFIC PREMIER BANK
By:
	Name:	Steven R. Gardner
	Title:	Chairman and Chief Executive Officer
By:
	Name:	Steven R. Arnold
	Title:	Senior Executive Vice President, General Counsel and Corporate Secretary
OPUS BANK
By:
	Name:	Paul W. Taylor
	Title:	President and Chief Executive Officer
By:
	Name:	Angelee Harris
	Title:	Executive Vice President, General Counsel and Assistant Secretary

A-B-4

 CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

        Edward Wilcox and Steven R. Arnold state and certify that:

  1.
  They are the President, and the Executive Vice President, General Counsel and Corporate Secretary, respectively, of Pacific Premier Bank, a California-chartered bank ("Pacific Premier").

  2.
  The principal terms of the attached form of Agreement of Merger (the "Merger Agreement"), by and between Pacific Premier and Opus Bank, a California-chartered bank ("Opus"), pursuant to which Opus will merge with and into Pacific Premier, with Pacific Premier as the surviving institution, was entitled to be and was approved alone by the Board of Directors of Pacific Premier under the provisions of Section 1201 of the California Corporations Code.

[Signature page follows]

A-B-5

        On the date set forth below, each of the undersigned does hereby declare under the penalty of perjury under the laws of the State of California that the undersigned signed the foregoing certificate in the official capacity set forth beneath his signature, and that the statements set forth in said certificate are true and correct of his own knowledge.

Signed on            , 2020

By:
Edward Wilcox
President
By:
Steven R. Arnold
Executive Vice President, General Counsel and Corporate Secretary

A-B-6

 CERTIFICATE OF APPROVAL OF AGREEMENT OF MERGER

        Paul W. Taylor and Angelee Harris state and certify that:

  1.
  They are the President and Chief Executive Officer, and the Executive Vice President, General Counsel and Assistant Secretary, respectively, of Opus Bank, a California-chartered bank ("Opus").

  2.
  The principal terms of the attached form of Agreement of Merger (the "Merger Agreement"), by and between Pacific Premier Bank, a California-chartered bank ("Pacific Premier"), and Opus, pursuant to which Opus will merge with and into Pacific Premier, with Pacific Premier as the surviving institution, was duly approved by the Board of Directors of Opus.

  3.
  Opus has two classes of stock authorized consisting of shares of Common Stock and Preferred Stock. Opus has [    •    ] ([    •    ]) shares of Common Stock outstanding that were entitled to vote on the Merger Agreement, and [    •    ] ([    •    ]) shares of Preferred Stock outstanding that were entitled to vote on the Merger Agreement.

  4.
  The shareholder percentage vote required to approve the Merger Agreement was the affirmative vote of a at least 50.1% of the outstanding shares of each class of stock that was entitled to vote on the Merger Agreement.

  5.
  The principal terms of the Merger Agreement in the form attached were approved by the shareholders of Opus by a vote of the number of shares which equaled or exceeded the vote required.

[Signature page follows]

A-B-7

        On the date set forth below, each of the undersigned does hereby declare under the penalty of perjury under the laws of the State of California that the undersigned signed the foregoing certificate in the official capacity set forth beneath their signature, and that the statements set forth in said certificate are true and correct of his and her own knowledge.

Signed on            , 2020

By:
Paul W. Taylor
President and Chief Executive Officer
By:
Angelee Harris
Executive Vice President, General Counsel and Assistant Secretary

A-B-8

Appendix B

January 31, 2020

Board of Directors
Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue, Suite 1200
Irvine, CA 92614

Members of the Board:

        We understand that Pacific Premier Bancorp, Inc. ("Purchaser Parent") and its wholly-owned subsidiary, Pacific Premier Bank, propose to enter into an Agreement and Plan of Reorganization (the "Agreement") with Opus Bank (the "Seller") pursuant to which, among other things, the Seller will merge with and into Pacific Premier Bank (the "Transaction") and each share of Seller Common Stock and Seller Preferred Stock issued and outstanding, excluding shares held in treasury by Seller, immediately prior to the Effective Time (the "Seller Capital Stock") will be converted into the right to receive 0.9000 shares of Purchaser Parent Common Stock (the "Merger Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to Purchaser Parent of the Merger Consideration to be paid to the holders of the Seller Capital Stock in the proposed Transaction.

        In connection with preparing our opinion, we have reviewed, among other things:

  (i)
  a draft of the Agreement, dated January 29, 2020;

  (ii)
  financial statements and other historical financial and business information about the Purchaser Parent and the Seller made available to us from published sources and/or from the internal records of the Purchaser Parent and the Seller that we deemed relevant;

  (iii)
  publicly available analyst earnings estimates for the Purchaser Parent for the years ending December 31, 2020 and December 31, 2021 and an estimated long term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Purchaser Parent;

  (iv)
  publicly available analyst earnings estimates for the Seller for the years ending December 31, 2020 and December 31, 2021, and an estimated long term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Purchaser Parent;

  (v)
  the current market environment generally and the banking environment in particular;

  (vi)
  the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

  (vii)
  the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

  (viii)
  the net present value of the Purchaser Parent and Seller with consideration of projected financial results;

  (ix)
  the relative contributions of the Purchaser Parent and Seller to the combined company;

  (x)
  the pro forma financial impact of the Transaction, taking into consideration the amounts and timing of the transaction costs, and cost savings; and

  (xi)
  such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of Purchaser Parent and Seller concerning the business, financial condition, results of operations and prospects of the Purchaser Parent and Seller.

        In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of the Purchaser Parent that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Purchaser Parent or Seller. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Purchaser Parent or Seller, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Purchaser Parent's or Seller's business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

        With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Purchaser Parent, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Purchaser Parent as to the future financial performance of the Purchaser Parent and Seller and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of Purchaser Parent that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

        We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Purchaser Parent or Seller or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Purchaser Parent or Seller. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Purchaser Parent and Seller are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Purchaser Parent's or Seller's deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Purchaser Parent or Seller.

We did not make an independent evaluation of the quality of the Purchaser Parent's or Seller's investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Purchaser Parent or Seller.

        We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Purchaser Parent or Seller or the contemplated benefits of the Transaction. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated January 29, 2020, reviewed by us.

        We have assumed in all respects material to our analysis that the Purchaser Parent and Seller will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Purchaser Parent and Seller or any other entity.

        Our opinion is limited to the fairness, from a financial point of view, to Purchaser Parent of the Merger Consideration to be paid to the holders of the Seller Capital Stock in the proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction (including, without limitation, the form or structure of the Transaction) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Transaction, or as to the underlying business decision by Purchaser Parent to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Purchaser Parent or Seller, or any class of such persons, relative to the Merger Consideration to be paid to the holders of the Seller Capital Stock in the Transaction, or with respect to the fairness of any such compensation to Purchaser Parent.

        We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that Purchaser Parent obtained such advice as it deemed necessary from qualified professionals.

        We express no opinion as to the actual value of Purchaser Parent Common Stock when issued in the Transaction or the prices at which the Purchaser Parent Common Stock will trade following announcement of the Transaction or at any future time.

        We have not evaluated the solvency or fair value of the Purchaser Parent or Seller under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Purchaser Parent or Seller. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Purchaser Parent or Seller or the ability of the Purchaser Parent or Seller to pay their respective obligations when they come due.

        We have acted as Purchaser Parent's financial advisor in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, Purchaser Parent has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

        Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Seller. Please be advised that during the two years preceding the date of this letter, we have provided investment banking and other financial services to Purchaser Parent for which we have received customary compensation.

        In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Purchaser Parent or Seller for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Purchaser Parent in the future for which we would expect to receive compensation.

        This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

        This opinion is solely for the information of the Board of Directors of Purchaser Parent (solely in its capacity as such) in connection with its consideration of the merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of the Seller Capital Stock in the Transaction is fair, from a financial point of view, to Purchaser Parent.

Very truly yours,

D.A. Davidson & Co.

Appendix C

January 31, 2020

Board of Directors
Opus Bank
19900 MacArthur Boulevard, 12th Floor
Irvine, CA 92612

Ladies and Gentlemen:

        Opus Bank ("Seller"), Pacific Premier Bancorp, Inc. ("Purchaser") and Pacific Premier Bank, a wholly owned subsidiary of Purchaser ("Purchaser Bank"), are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which Seller shall merge with and into Purchaser Bank with Purchaser Bank as the surviving corporation (the "Merger"). As set forth in the Agreement, at the Effective Time, each share of common stock, no par value, of Seller ("Seller Common Stock") issued and outstanding immediately prior to the Effective Time, except for certain shares of Seller Common Stock as specified in the Agreement, shall be converted into, and shall be canceled in exchange for, the right to receive 0.9000 of a share (the "Exchange Ratio") of common stock, $0.01 par value per share, of Purchaser ("Purchaser Common Stock"). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Seller Common Stock.

        Piper Sandler & Co. ("Piper Sandler", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated January 30, 2020; (ii) certain publicly available financial statements and other historical financial information of Seller that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Purchaser that we deemed relevant; (iv) publicly available mean analyst earnings per share estimates for Seller for the years ending December 31, 2020 and December 31, 2021 (taking into consideration certain adjustments for current expected credit losses (CECL) accounting standards, as provided by the senior management of Seller), as well as estimated long-term annual earnings per share and asset growth rates for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as confirmed by the senior management of Seller, and estimated dividends per share for the years ending December 31, 2020 through December 31 2024, as provided by the senior management of Seller; (v) publicly available mean analyst earnings per share estimates for Purchaser for the years ending December 31, 2020 and December 31, 2021 (taking into consideration certain adjustments for CECL accounting standards, as provided by the senior management of Purchaser), as well as estimated long-term annual earnings per share and asset growth rates for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as confirmed by the senior management of Purchaser, and the payment of a special dividend to holders of Purchaser Common Stock in the year ended December 31, 2024; (vi) the pro forma financial impact of the Merger on Purchaser based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain adjustments for CECL accounting standards, as well as publicly available mean analyst earnings per share estimates for each of Seller and Purchaser for the years ending December 31, 2020 and December 31, 2021 with an estimated earnings per share growth rate for each of Seller and Purchaser for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of Purchaser; (vii) the relative contribution of assets, equity and earnings of Seller and Purchaser to the combined entity; (viii) the publicly reported historical price and trading activity for Seller Common Stock and Purchaser Common Stock, including a comparison of certain stock trading information for Seller Common Stock and Purchaser Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (ix) a comparison of certain financial and market information for Seller and Purchaser with similar financial institutions for which information is publicly available; (x) the financial terms of certain recent business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Seller and its representatives the business, financial condition, results of operations and prospects of Seller and held similar discussions with certain members of the senior management of Purchaser and its representatives regarding the business, financial condition, results of operations and prospects of Purchaser.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Seller, Purchaser or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Seller and Purchaser that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Seller or Purchaser. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Seller or Purchaser. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Seller or Purchaser, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Seller or Purchaser. We have assumed, with your consent, that the respective allowances for loan losses for both Seller and Purchaser are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Piper Sandler used publicly available mean analyst earnings per share estimates for Seller for the years ending December 31, 2020 and December 31, 2021 (taking into consideration certain adjustments for current expected credit losses (CECL) accounting standards, as provided by the senior management of Seller), as well as estimated long-term annual earnings per share and asset growth rates for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as confirmed by the senior management of Seller, and estimated dividends per share for the years ending December 31, 2020 through December 31 2024, as provided by the senior management of Seller. In addition, Piper Sandler used publicly available mean analyst earnings per share estimates for Purchaser for the years ending December 31, 2020 and December 31, 2021 (taking into consideration certain adjustments for CECL accounting standards, as provided by the senior management of Purchaser), as well as estimated long-term annual earnings per share and asset growth rates for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as confirmed by the senior management of Purchaser, and the payment of a special dividend to holders of Purchaser Common Stock in the year ended December 31, 2024. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and certain adjustments for CECL accounting standards, as well as publicly available mean analyst earnings per share estimates for each of Seller and Purchaser for the years ending December 31, 2020 and December 31, 2021 with an estimated earnings per share growth rate for each of Seller and Purchaser for the years ending December 31, 2022 and December 31, 2023, as provided by the senior management of Purchaser. With respect to the foregoing information, the respective senior managements of Seller and Purchaser confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgements of those respective senior managements as to the future financial performance of Seller and Purchaser, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Seller's or Purchaser's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Seller and Purchaser will remain as going concerns for all periods relevant to our analyses.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Seller, Purchaser, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Seller has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Seller Common Stock or Purchaser Common Stock at any time or what the value of Purchaser Common Stock will be once it is actually received by the holders of Seller Common Stock.

        We have acted as Seller's financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Seller has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has provided ongoing general advisory services to Seller in the two years preceding the date hereof and has received $50,000 quarterly retainer fees in connection therewith. In addition, Piper Sandler entered into a referral agreement with Seller pursuant to which Seller introduced a third party to one of Piper Sandler's clients for the purpose of such client and the introduced third party pursuing a strategic transaction, for which Piper Sandler paid Seller a referral fee of approximately $127,000 in May 2018. Piper Sandler did not provide any investment banking services to Purchaser in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Seller, Purchaser and their respective affiliates. We may also actively trade the equity and debt securities of Seller, Purchaser and their respective affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Seller in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Seller as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Seller Common Stock and does not address the underlying business decision of Seller to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Seller or the effect of any other transaction in which Seller might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Seller officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler's fairness opinion committee. This opinion may not be reproduced without Piper Sandler's prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Seller Common Stock from a financial point of view.

Very truly yours,

APPENDIX D

Chapter 13 of the California General Corporation Law

CHAPTER 13. Dissenters' Rights [1300 - 1313]

1300.

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares to which all of the following apply:

          (1)   That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303, and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Business Oversight under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

          (2)   That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301.

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

1302.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312.

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

1313.

        A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Appendix E

UNITED STATES
FEDERAL DEPOSIT INSURANCE CORPORATION
Washington, D.C. 20429

FORM 10-K

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2019
or
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

OPUS BANK
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	33806 (FDIC Certificate Number)	33-0564430 (I.R.S. Employer Identification No.)

19900 MacArthur Blvd., 12th Floor, Irvine, CA (Address of principal executive offices)	92612 (Zip Code)

Registrant's telephone number, including area code: (949) 250-9800

          Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	OPB	Nasdaq Global Select Market

          Securities registered pursuant to Section 12(g) of the Act: NONE

          Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Exchange Act. Yes ☐    No ☒

          Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act. Yes ☐    No ☒

          Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

          Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☐    No ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

☐ Large Accelerated filer	☒ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company ☐ Emerging growth company

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

          Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

          The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the closing price as quoted on the Nasdaq Stock Market of $21.11 as of June 28, 2019, the last trading day of the registrant's most recently completed second quarter, was approximately $501 million.

          Number of shares outstanding of the issuer's common stock on the latest practicable date: 36,360,005 shares of common stock as of February 27, 2020.

DOCUMENTS INCORPORATED BY REFERENCE

          Portions of the registrant's definitive Proxy Statement with respect to the Company's 2020 Annual Meeting of Stockholders are incorporated by reference into Part III of the Form 10-K. The definitive proxy statement or an amendment to this Form 10-K will be filed no later than 120 days after the close of the registrant's fiscal year ended December 31, 2019.

OPUS BANK
ANNUAL REPORT ON FORM 10-K
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019

PART I

Cautionary note regarding forward-looking statements

        All references to "we," "us," "our," the "Company" or the "Bank" mean Opus Bank and our consolidated subsidiaries.

        This Annual Report on Form 10-K contains forward-looking statements, including forward-looking statements related to the proposed Merger (as defined in Part I, Item 1, Business), within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. We generally identify forward-looking statements by terminology such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "could," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words. Any forward-looking statements contained in this Annual Report on Form 10-K are based on the historical performance of us and our subsidiaries or on our current plans, estimates, and expectations. The inclusion of forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity that could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to the risks and uncertainties listed under the heading "Risk Factors" in Part I, Item 1A of this Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. The forward-looking statements included herein are made only as of the date hereof. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Item 1.    Business

General

        Opus Bank is a publicly traded California-chartered commercial bank headquartered in Irvine, California. We serve our clients through our headquarters and 46 banking offices located in major metropolitan markets within California, Washington, Oregon, and Arizona. We provide high-value, relationship-based banking products, services, and solutions to our clients, which include small and mid-sized companies, entrepreneurs, real estate investors, professionals, and high net worth individuals. We offer a wide range of loan products, which primarily include multifamily residential, commercial real estate, and commercial business loans, as well as a suite of treasury, cash management, and deposit solutions. We also offer commercial escrow services and facilitate tax-deferred commercial exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and custodial and maintenance services for alternative investments in Individual Retirement Accounts. As of December 31, 2019, we had total assets of $8.0 billion, total loans of $5.9 billion, total deposits of $6.5 billion, and $1.1 billion of stockholders' equity.

        Opus Bank was founded September 30, 2010 when a group of investors completed the acquisition and recapitalization of Bay Cities National Bank ("Bay Cities"), an institution with $282.3 million in total assets, with an injection of $424.4 million of new equity. We converted the Bay Cities charter from a national bank charter regulated by the Office of the Comptroller of the Currency to a California-chartered commercial bank regulated by the Federal Deposit Insurance Corporation ("FDIC") and the California Department of Business Oversight-Division of Financial Institutions ("DBO"), (the "Bay

Cities Reorganization"). Since the Bay Cities Reorganization, we have completed an additional seven acquisitions, including two whole bank acquisitions, two acquisitions of multiple banking offices and their related client deposits, and acquisitions of three non-banking financial institutions. We have fully integrated the whole banks, banking offices, and non-banking financial institutions that we acquired into our existing operating platform and centralized all risk management functions.

        Information about the net interest income and noninterest income we receive from the products and services we offer is provided in "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

Merger with Pacific Premier Bancorp, Inc.

        On January 31, 2020, Opus Bank, Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"), and Pacific Premier Bank, a California-chartered bank and wholly-owned subsidiary of PPBI ("Pacific Premier"), entered into an Agreement and Plan of Reorganization (the "Merger Agreement") pursuant to which Opus Bank will be merged with and into Pacific Premier, with Pacific Premier as the surviving institution (the "Merger"). Under the terms of the Merger Agreement, (i) each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and exchanged for the right to receive 0.9000 shares of PPBI common stock, par value $0.01 per share ("PPBI Common Stock"), and (ii) each share of our Series A non-cumulative, non-voting preferred stock ("Series A Preferred Stock") issued and outstanding immediately prior to the effective time of the Merger will be converted into and canceled in exchange for the right to receive that number of shares of PPBI Common Stock equal to the product of (X) the number of shares of our common stock into which such share of Series A Preferred Stock is convertible in connection with, and as a result of the Merger, and (Y) the Exchange Ratio, in each case, plus cash in lieu of fractional shares of PPBI Common Stock. The name of the surviving entity will be Pacific Premier Bancorp, Inc. and the name of the surviving bank will be Pacific Premier Bank.

        The Merger is expected to close in mid-2020, subject to satisfaction of customary closing conditions, including receipt of customary regulatory approvals and approval of the Merger Agreement by the shareholders of Opus Bank and the approval by PPBI's shareholders of the issuance of shares of PPBI Common Stock in connection with the Merger. For more information on the Merger Agreement and the Merger, see Note 27, "Subsequent Events," in "Item 15. Financial Statements." See also Item 1A, "Risk Factors-Risks related to the Merger," for a discussion of certain risks related to the Merger.

Our business strategy

        Opus Bank is dedicated to being the premier provider of banking products, services, and solutions in the western region of the United States. Our mission is to offer sophisticated financial solutions that will drive and maximize our client's business and growth through a consultative approach. We intend to accomplish our vision by executing on the following strategic goals:

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  Strong risk management.  We seek to maintain a conservative credit culture with strict underwriting standards and to ensure our bank is operated in a safe and sound manner with appropriate levels of capital, liquidity, and monitoring of key risks to be prepared for and mitigate potential losses. We have historically maintained a conservative amount of liquidity and capital levels well in excess of regulatory guidelines. As of December 31, 2019, our Tier 1 Risk-Based Capital ratio was 12.17%, Total Risk-Based Capital ratio was 15.08%, Tier 1 Leverage ratio was 9.70%, and Common Equity Tier 1 ratio was 11.68%, which are all above the "well-capitalized" regulatory thresholds set by the FDIC.

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  Disciplined growth.  Our strategy is to achieve disciplined loan growth, matched by growth in a stable, low-cost deposit base. We believe that we are able to effectively execute our vision by partnering with clients and providing the high-touch, personal service of a small community bank while delivering the sophisticated products, services, and solutions often associated with large national financial institutions. The foundation of this growth will be our strong risk management processes. During 2019, total loans increased $735.3 million, or 14.2%, to $5.9 billion and deposits increased $521.7 million, or 8.8%, to $6.5 billion.

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  Operational excellence.  We plan to continue to leverage our scalable platform for future growth, and increase efficiency. During the fourth quarter of 2018, we implemented a cost reduction initiative which continued through the second quarter of 2019. As a result of our efforts to identify and act on areas of cost savings, we reduced total non-interest expense by $13.1 million, or 7.1%, to $171.5 million for the year ended December 31, 2019 from $184.6 million for the year ended December 31, 2018. During 2019, we also enhanced our client facing technology with more online banking functionality and will continue to invest in technology to support our business lines.

Our business lines

        Our primary focus is to serve our clients by offering a variety of financial products, services, and solutions, while maintaining a disciplined approach to risk management. We strive to take a holistic approach to client relationships and act as one team to fully leverage the expertise of our various lines of business which are further described below.

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  Commercial Real Estate Banking ("CREB").  CREB specializes in financing solutions for multifamily residential buildings and non-owner occupied offices on a secured basis to real estate professionals. CREB also provides construction and bridge financing, and commercial escrow & exchange services to real estate investors, developers, and business owners.

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  Commercial Banking.  Commercial Banking offers loan, deposit, and treasury and cash management products and services to small and mid-sized businesses in a wide range of industries including manufacturing, ports and logistics, not-for-profit, media and entertainment, healthcare, fiduciary, municipal, and professional services. Commercial banking loans include revolving lines of credit and term loans, which may be referred to as asset-based loans depending on the nature and quality of the collateral. Loans are originated through direct relationships led by our bankers with specialized industry experience or through brokers. We also participate in syndicated credit facilities on a national basis to privately owned, publicly traded, and private equity sponsored companies.

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  Retail Banking.  Retail Banking offers a wide range of depository products, including demand deposits, checking accounts, money market accounts, savings accounts, and certificates of deposit. In addition to serving our clients through our retail banking offices, we offer online banking, online bill pay, mobile banking, and e-statements.

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  Alternative Asset IRA Custodian.  Our subsidiary, PENSCO Services, LLC ("PENSCO Services"), and its wholly-owned subsidiary, PENSCO Trust Company ("PENSCO"), is a custodian for alternative assets held in qualified self-directed IRA accounts, including investments in private equity, real estate, notes, cash, and other non-exchange traded assets. PENSCO works with self-directed investors, financial institutions, capital raisers, and financial advisors to put tax-advantaged retirement dollars to work in alternative assets. PENSCO is responsible for facilitating the initial investment and administering the assets in its clients' accounts over the course of the lifetime of the assets.

        During the first half of 2019, we ceased operations of our Merchant Bank division, which included our broker-dealer subsidiary, Opus Financial Partners, LLC, ("OFP") and the small business investment company, Opus Equity Partners, LLC. The impact of this change was not material to the Company's consolidated balance sheet and statement of income as of and for the year ended December 31, 2019.

Employees

        As of December 31, 2019, we had 735 full-time equivalent employees and 32 part-time employees. None of our employees are represented by any collective bargaining unit or are a party to a collective bargaining agreement. All employees of Opus are required to follow the policies and procedures prescribed under the Company's Team Member Handbook, which is adopted annually by the Board of Directors.

Competition

        The primary markets we currently serve are in Southern California, the San Francisco Bay Area of California, the Seattle/Puget Sound region of Washington, the Portland metropolitan area of Oregon, and the Phoenix metropolitan area of Arizona. These markets are highly competitive and contain not only a large number of community and regional banks, but also a significant presence of the country's largest commercial banks. We compete with other state and national financial institutions located in California, Washington, Oregon, Arizona, and adjoining states, as well as savings banks and credit unions for deposits and loans. In addition, we compete with financial intermediaries, such as commercial and consumer finance companies, mortgage banking companies, insurance companies, securities firms, mutual funds, and several government agencies as well as major retailers, all of which are actively engaged in providing various types of loans and other financial services.

        Interest rates, both on loans and deposits, and prices of fee-based services are significant competitive factors among financial institutions generally. From time to time, we may lose market share if we are unwilling to match the terms or pricing of our competitors if the transaction does not meet our credit standards or return requirements. Other important competitive factors are quality of client service, community reputation, continuity of personnel and services, and, in the case of larger commercial clients, relative lending limits and the ability to offer sophisticated cash management and other commercial banking services. While we continue to provide competitive interest rates on both depository and lending products, our value proposition is primarily based on financing terms, industry expertise, and relationship-based client service.

Enterprise risk management

        We place significant emphasis on risk management as an integral component of our organizational culture. We believe that our emphasis on risk management is critical to achieving our strategic goals and objectives and, therefore, we continue to further develop our Enterprise Risk Management program that is designed to identify, evaluate, treat, report on, and monitor key risks. Our Enterprise Risk Management program efforts are led by our Chief Risk Officer, with oversight by our Board of Directors and its Risk Oversight Committee, which was chartered and constituted in May 2017. We manage our operations to attain a reasonable risk/return relationship, which serves as a guideline for acceptable credit risks, market risks, and liquidity risks. Our business of lending is one of the more significant risks we face. Our risk management with respect to lending focuses on structuring credit to provide for multiple sources of repayment, coupled with strong underwriting undertaken by experienced bank officers and credit policy personnel. We also focus on risk management in numerous other areas throughout our bank, including our Asset Liability Committee ("ALCO"), regulatory compliance, legal, human resources, technology/operations, and financial reporting department.

Credit policy and procedures

        General.    The principal objective of our credit policies and procedures is to attain high standards of credit quality while maintaining flexibility to achieve client objectives. We believe that credit quality is critical to enhancing the long-term value of our bank to our clients, employees, shareholders, and communities. The credit policy establishes guidelines for originating and managing our objectives, risk tolerance thresholds, and applicable regulatory and statutory requirements. The credit policy is maintained by Credit Administration, which is a function under our Senior Chief Credit Officer and is reviewed by the Board of Directors at least annually. The Credit Risk Management Committee ("CRMC") was established to monitor and evaluate credit risk and governance, including the administration and activities of our business lines and overall credit risk. The CRMC performs annual reviews of our credit policy, standards, and guidelines and quarterly reviews of our concentration limits, credit authorities, exceptions, delinquencies, and problem loans. The CRMC is also responsible for reviewing any business updates that may have credit implications, including, but not limited, to changes in our business strategy, such as a new loan product.

        Credit risk management.    Credit Administration is responsible for establishing adequate controls and processes to effectively manage the loan portfolio in accordance with our credit policy. Credit Administration provides a comprehensive analysis of the borrower's business model, including financial statements and collateral and assigns an internal risk rating to each borrower relationship. The internal risk rating may be updated through periodic reviews or as the result of a change in borrower performance. Credit Administration is also responsible for developing and implementing procedures and controls to manage loan portfolio concentrations and stress test the loan portfolio to analyze the potential impact of adverse outcomes. We provide information on our credit concentrations under the heading, "Credit Concentrations" within "Loan Portfolio" of "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" of this report.

        Loans that are downgraded to "substandard" or worse are transferred to our Special Credits Group to administer the loan. These loans are substantially past due or have matured or are otherwise rapidly deteriorating. There may be other reasons for a transfer to the Special Credits Group which are outlined in our credit policy. The primary focus of the Special Credits Group is to provide for the orderly and efficient resolution of problem loans and ensure compliance with regulatory and accounting standards.

        Loan approval process.    We seek to achieve an appropriate balance of prudent and disciplined underwriting, coupled with flexibility in our decision-making and responsiveness to our clients. Our credit approval policies provide for various levels of lending authority for new credits and renewals. Credits in excess of management lending authority require (1) combined approval of our Senior Chief Credit Officer with other senior executive officers, (2) the approval of our Real Estate Loan Committee and Commercial & Industrial Loan Committee or (3) the approval of our full Board of Directors, in each case, as set forth in our policies, and which are determined based on the size and type of loan and our aggregate exposure to the borrower. We believe that our credit approval process provides for thorough underwriting and efficient decision making.

Lending products

        We currently focus on originating multifamily residential, commercial real estate, and commercial business loans to qualified borrowers located in our market areas, which are described in greater detail below.

        Multifamily residential loans.    Our executive management team has extensive experience with income property lending and has leveraged that knowledge to create a scalable platform for originating multifamily residential loans. Our multifamily residential loans typically have fixed rates for an initial period of three to five years and adjustable rates thereafter, are secured by rental apartment buildings located primarily in urban infill locations within our market area, some of which also have significant areas of rent control, and have terms of up to 30 years with a majority of our loans having 10 to 15 year terms. We focus on the origination of multifamily residential loans between $500,000 and $25.0 million, with typical buildings being 5 to 50 units and being eligible for a 50% risk weighting under banking capital regulations. Multifamily residential loans will generally have interest rate life floors and caps and prepayment protection based on a percentage of the outstanding loan balance for a stated term. Our multifamily residential loans are typically structured on a full recourse basis with guarantees, but we will originate loans on a non-guaranteed basis in circumstances where the loans have higher debt service coverage ratios. In addition, multifamily residential loans are generally made in larger amounts and are more difficult to evaluate and monitor, and, therefore, are often considered potentially riskier than single-family residential mortgage loans. Because payments on loans secured by multifamily residential properties are often dependent on the successful operation and management of the properties, repayment of these loans may be affected by adverse conditions in the real estate market or the economy generally. Because repayment of multifamily residential loans is primarily dependent on cash flow from the collateral property, we make efforts to limit our risk by analyzing the borrower's cash flow and experience in owning or managing similar properties. However, future increases in interest rates, increases in vacancy rates on multifamily residential buildings, rent control regulations, and other economic events that are beyond the control of the borrower could negatively impact the future net operating income of such properties. The maximum loan-to-value ("LTV") ratio for multifamily residential loans we originate is generally 75% and the debt service coverage ratio is generally above 1.20.

        Commercial real estate loans.    We offer commercial real estate loans, which are generally secured by mixed-use, shopping/retail centers, office buildings, industrial properties, self-storage, and medical office buildings located primarily in metropolitan markets in our market area. Our commercial real estate loans generally have a term of up to ten years and an amortization term of no more than 30 years, are generally adjustable-rate loans or hybrid loans that initially have fixed rates for a period of three to five years and then adjustable rates, and have interest rate floors and caps and prepayment protection based on a percentage of the outstanding loan balance for a stated term. Our commercial real estate loans are typically structured on a full recourse basis with guarantees, but we will originate on a non-guaranteed basis in circumstances where the loans have lower LTV ratios and/or higher debt service coverage ratios. Risks associated with commercial real estate loans include fluctuations in the value of real estate or the overall strength of the economy generally, new job creation trends, tenant vacancy rates, environmental contamination, and the quality of the borrower's management. We make efforts to limit our risk by analyzing the borrower's cash flow and collateral value. The maximum LTV for commercial real estate loans we originate is generally 75% and the debt service coverage ratio is generally above 1.25.

        Commercial business loans.    We offer a range of commercial business loans, including business term loans and lines of credit. Our target commercial business loan market includes manufacturers, distributors, professional service companies, service providers, public agencies, and other various companies with revenues ranging from $500,000 to $250 million. We target this loan market principally through our Commercial Banking business line. The terms of our commercial business loans vary by purpose and by type of underlying collateral, if any. Our commercial business loans are targeted to range in size from $100,000 to $20.0 million and, in limited cases, may exceed $20.0 million. The commercial business loans primarily are underwritten on the basis of the borrower's ability to service the loan from cash flows. Loans to support working capital typically have adjustable rates and are usually secured by accounts receivable, inventory, and personal guarantees of the principals of the business and often by the commercial real estate of the borrower. For loans secured by accounts receivable or inventory, principal typically is repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal is typically due at maturity. Our bridge loans, equipment loans, and business acquisition loans are generally secured loans that have a term of up to five years, subject to extension, and adjustable interest rates. We typically require personal guarantees from the principal owners of the business, supported by a review of the principal owners' personal financial statements. Although most of our commercial business loans are made on a secured basis, we may extend unsecured credit lines to well-established businesses and individuals with strong financial capabilities who can demonstrate multiple sources of repayment. Risks associated with our commercial business loan portfolio include risks related to the strength of the borrower's business, which may be affected not only by local, regional, and national market conditions, but also by changes in the borrower's management and other factors beyond the borrower's control; risks related to fluctuations in value of any collateral securing the loan; and risks related to the terms of the commercial business loan, which may include balloon payments that must be refinanced or paid off at the end of the term of the loan.

        SBA loans.    We originate commercial business and commercial real estate loans through the U.S. Small Business Administration ("SBA") program to clients primarily located in California, Washington, Oregon, and Arizona. As a Preferred Lender Provider of the SBA, we are able to expedite SBA loan approval, closing, and servicing functions through delegated authority to underwrite and approve loans on behalf of the SBA. We utilize both the SBA 504 loan program, which is focused on long-term financing of buildings and other long-term fixed assets, and the SBA 7(a) loan program, which is the SBA's primary loan program and which can be used for financing a variety of general business purposes such as acquisition of land and buildings, equipment, inventory, and working capital needs of eligible businesses generally over a five to 25 year term. The collateral of our SBA loans is enhanced by the SBA guaranty in the case of SBA 7(a) loans and by lower LTV ratios under the 504 program. This insured loan product allows us to better meet the needs of our small business clients without subjecting us to undue credit risk. We typically hold both the guaranteed and non-guaranteed portions of the SBA loans we originate. The maximum LTV ratio for SBA 7(a) loans we originate is 75% and the maximum LTV ratio for SBA 504 loans may be up to 95% of the total project, over and above a borrower's required 10% equity contribution to such project.

        Construction loans.    Our construction portfolio consists primarily of loans originated through Structured Finance for the construction of multifamily residential and commercial properties located in California and Washington. Our construction loans are generally originated and secured by urban infill projects in locations that are consistent with where we would originate the permanent loan products that we offer. The term of our construction loans vary based on the estimated construction period and an absorption period for sale or lease-up (as determined by an appraisal). Loan proceeds are typically disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. The maximum LTV ratio for construction loans we originate is 75%.

Opus Community Foundation

        Following the completion of the Bay Cities Reorganization, we established the Opus Community Foundation with an initial contribution of $4.3 million. The Opus Community Foundation is a 501(c)(3) organization, whose mission is to improve the quality of life of individuals and families living in or around the communities that we serve, particularly for the least advantaged, by providing financial support to nonprofit organizations that make a positive, meaningful, and long-term impact to strengthen these communities. The Opus Community Foundation targets its philanthropic efforts in the areas of affordable housing, community development, education, financial literacy, health and human services, and the arts. Since being established, the Opus Community Foundation has funded more than 455 non-profit organizations through grants totaling $4.6 million and $230,000 of matching donations from our employees.

Our current capital stock structure

        In April 2014, we completed our initial public offering and became a publicly traded bank with our common stock listed on the Nasdaq Global Select Market under the symbol "OPB". In November 2015, we completed an underwritten secondary offering for existing stockholders. In February 2017, we completed the sale of $53.0 million of our common stock in a private placement transaction. In August 2017 and October 2017, we entered into agreements with certain entities affiliated with Fortress Investment Group LLC ("Fortress") whereby we agreed to exchange 1,524,950 shares of our common stock held by Fortress for 30,499 newly issued shares of Series A non-cumulative, non-voting preferred stock ("Series A Preferred Stock"). The exchange transaction was an accommodation to Fortress to reduce its ownership of voting common stock and had no effect on our total stockholders' equity or diluted earnings per share and did not impact Fortress' beneficial ownership of our capital stock on a fully diluted basis.

        As of December 31, 2019, we had 36,347,615 shares of common stock issued and outstanding, 31,111 shares of Series A Preferred Stock issued and outstanding, and 6,227 shares of Series A Preferred Stock issuable upon exercise of outstanding Series A Preferred Stock Warrants. Each share of Series A Preferred Stock is convertible into 50 shares of common stock. Based on a conversion price of $20.00 per share, we would be required to issue 1,866,900 shares of common stock upon the conversion of all outstanding shares of Series A Preferred Stock including the Series A Preferred Stock issuable upon exercise of the outstanding Preferred Stock Warrants. We also have a Common Stock Warrant outstanding that is exercisable for 140,625 shares of our common stock at an exercise price of $20.00 per share. Additionally, as of December 31, 2019, we had stock options outstanding that were exercisable for 59,388 shares of common stock at a weighted average exercise price of $20.00 and 396,818 unvested shares of restricted stock outstanding.

Supervision and regulation

        The U.S. banking industry is highly regulated under federal and state law. Banking laws, regulations, and policies affect our operations. The primary objective of the U.S. bank regulatory regime is the protection of depositors, the FDIC's Deposit Insurance Fund, and the banking system as a whole.

        As a California-chartered commercial bank without a parent holding company, we are examined, supervised, and regulated by the DBO and the FDIC. The approval of the DBO and the FDIC is required for certain transactions in which we may engage, including any merger or consolidation involving us, a change in control over us, or the establishment or relocation of any of our banking offices. Our deposits are insured by the FDIC to the fullest extent permitted by law and, as an insurer of deposits, the FDIC issues regulations, conducts examinations, requires the filing of reports, and generally supervises the operations of all FDIC-insured institutions. In addition, because we are not a member of the U.S. Federal Reserve System ("Federal Reserve"), the FDIC serves as our primary federal regulator. The statutes enforced by, and regulations and policies of, these agencies affect most aspects of our business, including by prescribing permissible types of loans and investments, the amount of required reserves, requirements for banking offices, the permissible scope of our activities, and various other requirements.

        Prior to the cessation of operations of our Merchant Bank division, including OFP, in the first half of 2019 and apart from the Company's bank regulations under the DBO and FDIC, OFP was regulated by the Financial Industry Regulatory Authority ("FINRA") to ensure compliance with rules and regulations applicable to broker-dealers. OFP was registered as a broker-dealer with the Securities and Exchange Commission ("SEC") and as a member of the FINRA and Securities Investor Protection Corporation and, therefore, was subject to regulations and filing requirements required under SEC rules and regulations.

        Additionally, PENSCO is regulated by the Colorado Department of Regulatory Agencies for its custodial services and activities related to client IRA accounts. Therefore, PENSCO is subject to Colorado state regulations and financial filing requirements.

        Banking statutes and regulations are subject to continual review and revision by Congress, state legislatures, and federal and state regulatory agencies. A change in such statutes or regulations, including changes in how they are interpreted or implemented, could have a material effect on our business. In addition to laws and regulations, state and federal bank regulatory agencies may issue policy statements, interpretive letters and similar written guidance pursuant to such laws and regulations, which are applicable to us and our subsidiaries. These regulatory issuances also may affect the conduct of our business or impose additional regulatory obligations.

        The description below summarizes certain elements of the bank regulatory framework applicable to us. This description is not intended to describe all laws and regulations applicable to us and our subsidiaries. The description is qualified in its entirety by reference to the full text of the statutes, regulations, policies, interpretive letters and other written guidance that are described.

The Dodd-Frank Act

        The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), which was signed into law in July 2010, implemented far-reaching changes across the financial regulatory landscape, including, among other changes:

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  creating a new council tasked with identifying and monitoring systemic risk in the financial system;

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  centralizing responsibility for consumer financial protection by creating a new agency, the Consumer Financial Protection Bureau ("CFPB"), which is responsible for implementing, examining, and enforcing compliance with certain federal consumer financial protection laws;

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  requiring the FDIC to make its capital requirements for insured depository institutions counter cyclical so that capital requirements increase in times of economic expansion and decrease in times of economic contraction;

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  requiring banks to be both well-capitalized and well-managed in order to acquire banks located outside their home state;

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  making permanent the $250,000 limit for federal deposit insurance and increasing the cash limit of Securities Investor Protection Corporation protection from $100,000 to $250,000;

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  eliminating all remaining restrictions on interstate banking by authorizing state banks to establish de novo banking offices in any state that would permit a bank chartered in that state to open a banking office at that location; and

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  repealing the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts.

        The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise materially and adversely affect us.

The Economic Growth, Regulatory Relief, and Consumer Protection Act

        On May 24, 2018, the Economic Growth, Regulatory Relief, and Consumer Protection Act (the "EGRRCPA") was signed into law. EGRRCPA provides certain limited amendments to the Dodd-Frank Act, as well as certain targeted modifications to other regulatory requirements. It also established new consumer protections and amends various securities- and investment company-related requirements.

The legislation preserves the fundamental elements of the post-Dodd-Frank regulatory framework, but provides regulatory relief, particularly for smaller banking organizations. Notable changes include:

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  Any banking entity that has (1) less than $10 billion in total consolidated assets and (2) total trading assets and trading liabilities representing less than 5% of its total consolidated assets is exempt from the Volcker Rule requirements. We are currently under these thresholds and thus now exempt from the Volcker Rule requirements.

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  The three Federal banking agencies (i.e., Federal Reserve, FDIC and Office of the Comptroller of the Currency) are required to promulgate a rule establishing a new "Community Bank Leverage Ratio" for banking organizations with less than $10 billion in total consolidated assets. If such a banking organization maintains tangible equity in excess of this leverage ratio, then it would be deemed to be in compliance with (1) the leverage and risk-based capital requirements promulgated by the federal banking agencies; (2) in the case of a depository institution, the capital ratio requirements to be considered "well capitalized" under the Federal banking agencies' "prompt corrective action" regime, and (3) any other capital or leverage requirements to which the depository institution or holding company is subject, in each case unless the appropriate banking agency determines otherwise based on the particular institution's risk profile. On February 8, 2019, the three Federal banking agencies invited public comment on a proposed rulemaking that would provide for a simple measure of capital adequacy for certain banks, consistent with the EGRRCPA. On November 13, 2019, the three Federal banking agencies published a final rule establishing a leverage ratio of greater than 9%. Under the final rule, most depository institutions having less than $10 billion in total consolidated assets that meet risk-based qualifying criteria and have a community bank leverage ratio of greater than 9% would be eligible to opt into the community leverage ratio framework. The final rule was effective on January 1, 2020. Management continues to assess the impact of the final rule on Opus Bank.

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  In general, mortgage loans originated and retained in a portfolio by insured depository institutions with less than $10 billion in total consolidated assets are automatically deemed to satisfy the "ability to pay" requirement under the Truth In Lending Act. In order to qualify, the specified insured depository institutions must meet certain conditions relating to prepayment penalties, points and fees, negative amortization, interest-only features, and documentation.

California law

        California law governs the licensing and regulation of California commercial banks, including organizational and capital requirements, fiduciary powers, investment authority, banking offices and electronic terminals, declaration of dividends, changes of control and mergers, out-of-state activities, interstate branching and banking, debt offerings, borrowing limits, limits on loans to one borrower, liquidation, sale of shares of capital stock or securities exercisable for or convertible into shares of capital stock of a California commercial bank, purchase by a California commercial bank of its own shares, and the issuance of capital notes or debentures. The DBO is charged with our supervision and regulation.

        Under California law, we may engage in the general banking business, including but not limited to, accepting deposits, making secured and unsecured loans, purchasing and holding real property for our own use, and issuing, advising, and confirming letters of credit. With certain limited exceptions, unsecured loans to one person may not exceed 15% of the sum of a bank's stockholders' equity, allowance for loan losses and capital notes and debentures, and both secured and unsecured loans to one person (excluding certain secured lending and letters of credit) at any given time generally may not exceed 25% of the sum of a bank's stockholders' equity, allowance for loan losses, and capital notes and debentures.

        Under California law, the amount a bank generally may borrow may not exceed the amount of its stockholders' equity without the consent of the DBO. In addition to remedies available to the FDIC, the Commissioner of the DBO ("Commissioner") may take possession of a bank if certain conditions exist such as insufficient stockholders' equity, unsafe or unauthorized operations, or violation of law.

Regulatory capital requirements

        The FDIC and the DBO monitor our capital adequacy. The regulatory agencies use a combination of risk-based guidelines and a leverage ratio to evaluate capital adequacy and consider these capital levels when taking action on various types of applications and conducting supervisory activities related to safety and soundness. The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among financial institutions, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risk weights. Regulatory capital, in turn, is classified in one of two tiers. "Tier 1" capital includes common equity, retained earnings, qualifying non-cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less goodwill, most intangible assets, and certain other assets. "Tier 2" capital includes, among other things, qualifying subordinated debt and allowances for loan and lease losses, subject to limitations. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

        The current risk-based capital standards applicable to Opus Bank, which became effective on January 1, 2015 for most banks, including Opus Bank, and were fully phased-in as of January 1, 2019, are based on the December 2010 final capital framework for strengthening international capital standards, known as Basel III, of the Basel Committee on Banking Supervision. Prior to January 1, 2015, the risk-based capital standards applicable to us (the "general risk-based capital rules") were based on the 1988 capital accord, known as Basel I, of the Basel Committee on Banking Supervision. In July 2013, the federal bank regulators approved the final Basel III Capital Rules implementing the Basel III framework as well as certain provisions of the Dodd-Frank Act.

        The Basel III Capital Rules, among other things, (i) introduce a new capital measure called "Common Equity Tier 1" ("CET1"), (ii) specify that Tier 1 capital consists of CET1 and "Additional Tier 1 capital" instruments meeting certain revised requirements, (iii) define CET1 narrowly by requiring that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital, and (iv) expand the scope of the deductions/adjustments to capital as compared to existing regulations.

        The Basel III Capital Rules also introduced a new "capital conservation buffer", composed entirely of CET1, on top of these minimum risk-weighted asset ratios. The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and increased by 0.625% on each subsequent January 1, until it reached 2.5% on January 1, 2019. The capital conservation buffer is designed to absorb losses during periods of economic stress and effectively increase the minimum required risk-weighted capital ratios. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations effectively establish a maximum percentage of eligible retained income that could be utilized for such actions.

        As of January 1, 2019, Basel III requires banks to maintain the following risk-based capital requirements:

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  a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer";

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  a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer, or 8.5%;

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  a minimum ratio of Total (Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer, or 10.5%; and

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  a minimum leverage ratio of 4%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures.

        As discussed above, EGRRCPA required the three Federal banking agencies to promulgate a rule establishing a new "Community Bank Leverage Ratio" for banking organizations with less than $10 billion in total consolidated assets. On November 13, 2019, the agencies established the community bank leverage ratio of 9%. If such a banking organization maintains tangible equity in excess of this leverage ratio, then it would be deemed to be in compliance with (1) the leverage and risk-based capital requirements promulgated by the federal banking agencies; (2) in the case of a depository institution, the capital ratio requirements to be considered "well capitalized" under the Federal banking agencies' "prompt corrective action" regime; and (3) any other capital or leverage requirements to which the depository institution or holding company is subject, in each case unless the appropriate banking agency determines otherwise based on the particular institution's risk profile.

        From time to time, federal bank regulatory agencies, including the FDIC, propose changes and amendments to, and issue interpretations of, risk-based capital guidelines and related reporting instructions. Such proposals or interpretations could, if implemented in the future, affect our reported capital ratios and net risk-weighted assets. Failure to comply with capital guidelines can result in limits on a depository institution's activities and other restrictions and adverse consequences. As of December 31, 2019, we exceeded all of the required minimum regulatory capital requirements applicable to us.

        In July 2019, the federal bank regulators published a final rule to revise and simplify the capital treatment for certain deferred tax assets, mortgage servicing assets, investments in non-consolidated financial entities, and minority interests for banking organizations, such as the Bank, that are not subject to the advanced approaches requirements. A separate final rule also changed the capital treatment of certain commercial real estate loans under the standardized approach, which we use to calculate our capital ratios.

Prompt corrective action regulations

        Under the prompt corrective action regulations, the FDIC is required and authorized to take supervisory actions against undercapitalized financial institutions. For this purpose, a bank is placed in one of the following five categories based on its capital: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

        Under the prompt corrective action regulations in effect following the implementation of Basel III, effective as of January 1, 2015, to be well capitalized, we must have a leverage capital ratio of at least 5%, a common equity tier 1 risk-based capital ratio of at least 6.5%, a tier 1 risk-based capital ratio of at least 8% and a total risk-based capital ratio of at least 10% and must not be subject to any order or written agreement or directive by a federal banking agency to meet and maintain a specific capital level for any capital measure.

        As discussed above, on May 24, 2018, the EGRRCPA was signed into law. Among other things, EGRRCPA required the three Federal banking agencies to promulgate a rule establishing a new "Community Bank Leverage Ratio" for banking organizations with less than $10 billion in total consolidated assets. If such a banking organization maintains tangible equity in excess of a 9% leverage ratio, then, among other things, a depository institution is to be considered "well capitalized" under the

Federal banking agencies' prompt corrective action regime unless the appropriate banking agency determines otherwise based on the particular institution's risk profile.

        Federal bank regulatory agencies are required to take various mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, federal bank regulatory agencies must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal bank regulatory agencies have specified by regulation the relevant capital level for each category. An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal bank regulatory agency. An undercapitalized institution also is generally prohibited from increasing its average total assets, making acquisitions, establishing any banking offices, or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval. The regulations also establish procedures for downgrading an institution to a lower capital category based on supervisory factors other than capital.

        The capital classification of a bank affects the frequency of regulatory examinations, the bank's ability to engage in certain activities and the deposit insurance premiums paid by the bank. As of December 31, 2019, we met the requirements to be well-capitalized based on the aforementioned ratios for purposes of the prompt corrective action regulations.

Safety and soundness standards

        A principal objective of the U.S. bank regulatory regime is to protect depositors by ensuring the financial safety and soundness of banks and other insured depository agencies. To that end, federal bank regulatory agencies have adopted guidelines that establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees, and benefits. Additionally, the agencies have adopted regulations that provide the authority to order an institution that has been given notice by an agency that it is not satisfying any of these safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution may be subject under the "prompt corrective action" provisions of the Federal Deposit Insurance Act. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

        Engaging in unsafe or unsound practices or failing to comply with applicable laws, regulations, and supervisory agreements could subject us and our officers and directors to the remedies described above and other sanctions. In addition, the FDIC could terminate our deposit insurance if it determines that our financial condition was unsafe or unsound or that we engaged in unsafe or unsound practices that violated an applicable rule, regulation, order, or condition enacted or imposed by our regulators.

Restrictions on dividends and other distributions

        Under California law, we may not make a distribution to shareholders that exceeds the lesser of (i) our retained earnings or (ii) our net income for the last three fiscal years, less the amount of any distributions made during that period. With the Commissioner's approval, however, we may make a distribution that does not exceed the greater of (1) our retained earnings, (2) our net income for our last fiscal year or (3) our net income for our current fiscal year. The Commissioner may otherwise limit our distributions to shareholders if the Commissioner finds that our stockholders' equity is not adequate or that such distributions would be unsafe or unsound for us.

        The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions that limit the amount available for such distribution depending upon earnings, financial condition, and cash needs of the institution, as well as general business conditions. The Federal Deposit Insurance Act prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if, after such transaction, the institution would be less than adequately capitalized.

        The federal bank regulatory agencies also have authority to prohibit depository institutions from engaging in business practices that are considered unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances, even if such payments are not expressly prohibited by statute.

Regulatory notice and approval requirements for acquisitions of control

        Under the Change in Bank Control Act of 1978, as amended, a notice must be submitted to the FDIC if any person (including a company) or group acting in concert seeks to acquire "control" of us. Control is defined as the power, directly or indirectly, to direct our management or policies or to vote 25% or more of any class of our outstanding voting securities. Additionally, a rebuttable presumption of control arises when any person (including a company), either individually or acting through or in concert with others, seeks to acquire 10% or more of any class of our outstanding voting securities and no other person will hold a greater percentage of that class of voting shares following the acquisition or we are a public company. When reviewing a notice under the Change in Bank Control Act of 1978, the FDIC will take into consideration the financial and managerial resources of the acquirer, the convenience and needs of the communities served by us, the antitrust effects of the acquisition, and other factors. California law similarly requires prior approval of the Commissioner of any change in control. Under the Bank Holding Company Act of 1956, as amended, any company would be required to obtain prior approval from the Federal Reserve before it could obtain "control" of us (and thereby become a bank holding company). Control generally is defined to mean the ownership or power to vote 25% or more of any class of our voting securities, the ability to control in any manner the election of a majority of our directors or the exercise of a controlling influence over our management and policies. An existing bank holding company would be required to obtain the Federal Reserve's prior approval under the Change in Bank Control Act of 1978 before acquiring more than 5% of any class of our voting securities.

        Under the California Financial Code, any proposed acquisition of "control" of us by any person (including a company) must be approved by the Commissioner. The California Financial Code defines "control" as the power, directly or indirectly, to direct our management or policies or to vote 25% or more of any class of our outstanding voting securities. Additionally, a rebuttable presumption of control arises when any person (including a company) seeks to acquire 10% or more of any class of our outstanding voting securities.

Restrictions on transactions with affiliates and insiders

        Depository institutions are subject to the restrictions contained in the Federal Reserve Act with respect to loans to directors, executive officers, and principal stockholders. Under the Federal Reserve Act, loans to directors, executive officers, and stockholders who own more than 10% of a depository institution and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution's loans-to-one-borrower limit as discussed above. Federal regulations also prohibit loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and shareholders who own more than 10% of an institution, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the institution. Any "interested" director may not participate in the voting.

The prescribed loan amount, which includes all other outstanding loans to such person and all of their related interests, as to which such prior board of director approval is required, is the greater of $25,000 or 5% of unimpaired capital and surplus up to $500,000. The Federal Reserve also requires that loans to directors, executive officers, and principal shareholders be made on terms substantially the same as offered in comparable transactions to non-executive employees of the bank and must not involve more than the normal risk of repayment. There are additional limits on the amount a bank can loan to an executive officer.

        Transactions between a bank and its "affiliates" are quantitatively and qualitatively restricted under Sections 23A and 23B of the Federal Reserve Act. Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the financial institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. The Federal Reserve has promulgated Regulation W, which codifies prior interpretations under Sections 23A and 23B of the Federal Reserve Act and provides interpretive guidance with respect to affiliate transactions. Affiliates of a bank include, among other entities, a bank's holding company, if any, and companies that are under common control with the bank.

        The Dodd-Frank Act generally enhanced the restrictions on transactions with affiliates under Sections 23A and 23B of the Federal Reserve Act, including an expansion of the definition of "covered transactions" and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. Insider transaction limitations are expanded through the strengthening of loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivatives transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution's board of directors.

Incentive compensation guidance

        The federal bank regulatory agencies have issued comprehensive guidance intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of those organizations by encouraging excessive risk-taking. The incentive compensation guidance sets expectations for banking organizations concerning their incentive compensation arrangements and related risk-management, control and governance processes. The incentive compensation guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon three primary principles: (1) balanced risk-taking incentives; (2) compatibility with effective controls and risk management; and (3) strong corporate governance. Any deficiencies in compensation practices that are identified may be incorporated into the organization's supervisory ratings, which can affect its ability to make acquisitions or take other actions. In addition, under the incentive compensation guidance, a banking organization's federal supervisor may initiate enforcement action if the organization's incentive compensation arrangements pose a risk to the safety and soundness of the organization. Further, discretionary bonus payments to bank executives are limited if the institution's regulatory capital ratios fail to exceed certain thresholds. The scope and content of the U.S. banking regulators' policies on executive compensation are continuing to develop and are likely to continue evolving.

Reserve requirements

        Pursuant to regulations of the Federal Reserve, all banks are required to maintain average daily reserves at mandated ratios against their transaction accounts. In addition, reserves must be maintained on certain non-personal time deposits. These reserves must be maintained in the form of vault cash or in an account at a Federal Reserve Bank.

Concentrated Commercial Real Estate Lending Regulations

        The federal bank regulatory agencies have promulgated guidance governing financial institutions with concentrations in commercial real estate lending. The guidance provides that a bank has a concentration in commercial real estate lending if (i) total reported loans for construction, land development, and other land represent 100% or more of total capital or (ii) total reported loans secured by multifamily and non-farm residential properties and loans for construction, land development, and other land represent 300% or more of total capital, and the bank's commercial real estate loan portfolio has increased 50% or more during the prior 36 months. Owner occupied loans are excluded from this second category. If a concentration is present, management must employ heightened risk management practices that address, among other things, board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending. We have concluded that we have an acceptable and well-managed concentration in commercial real estate lending under the foregoing standards.

Branching

        California law provides that a California-chartered bank may establish a banking office so long as the bank's board of directors approves the banking office and the DBO is notified of the establishment of the banking office. The deposit-taking banking offices must be approved by the FDIC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community, and consistency with corporate powers. The Dodd-Frank Act permits insured state banks to engage in de novo interstate branching if the laws of the state where the new banking office is to be established would permit the establishment of the banking office if it were chartered by such state.

Premiums for deposit insurance and assessments

        FDIC-insured banks are required to pay deposit insurance assessments to fund the FDIC's Deposit Insurance Fund. The amount of the deposit insurance assessment for institutions with less than $10.0 billion in assets is determined by applying a risk-based assessment rate to the institution's assessment base. The assessment base is calculated as average consolidated total assets less average tangible equity. The assessment rate is primarily based on various financial ratios in combination with the institution's supervisory ratings. Institutions that pose a higher risk of loss to the FDIC's Deposit Insurance Fund pay assessments at higher rates than institutions that pose a lower risk. In addition, the FDIC can impose special assessments in certain instances.

        The Dodd-Frank Act increased the minimum designated reserve ratio of the FDIC's Deposit Insurance Fund from 1.15% to 1.35% of the estimated amount of total insured deposits. Institutions with less than $10.0 billion in assets were awarded Small Bank Assessment Credits for the portion of their assessments that contributed to the growth in the reserve ratio from 1.15% to 1.35%. As a result of the FDIC reserve ratio exceeding 1.38%, Small Bank Assessment Credits were applied to offset our FDIC deposit insurance premiums that were due in the second half of 2019. If the FDIC reserve ratio continues to exceed the required thresholds, our remaining Small Bank Assessment Credits will offset a portion of FDIC deposit insurance premiums that will be due in the first half of 2020.

        Deposit insurance assessment rates are subject to change by the FDIC and will be impacted by the overall economy, which could result in higher assessment rates, which could reduce our profitability or otherwise negatively impact our operations.

Depositor preference

        The Federal Deposit Insurance Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If we invest in or acquire an insured depository institution that fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including us, with respect to any extensions of credit they have made to such insured depository institution.

Consumer laws and regulations

        Banks and other financial institutions are subject to numerous laws and regulations intended to protect consumers in their transactions with banks. These laws include, among others, laws regarding unfair and deceptive acts and practices and usury laws, as well as the following consumer protection statutes: the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair and Accurate Credit Transactions Act, the Fair Housing Act, the Fair Credit Reporting Act, the Fair Debt Collection Act, the Gramm-Leach-Bliley Act, the Home Mortgage Disclosure Act, the Right to Financial Privacy Act, and the Real Estate Settlement Procedures Act.

        Many states and local jurisdictions have consumer protection laws analogous, and in addition, to those listed above. These federal, state and local laws regulate the manner in which financial institutions deal with customers when taking deposits, making loans or conducting other types of transactions. Failure to comply with these laws and regulations could give rise to regulatory sanctions, customer rescission rights, action by state and local attorneys general, and civil or criminal liability.

        Pursuant to the Dodd-Frank Act, the CFPB is a federal agency responsible for implementing, examining, and enforcing compliance with federal consumer protection laws. The CFPB focuses on:

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  risks to consumers and compliance with the federal consumer financial laws, when it evaluates the policies and practices of a financial institution;

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  the markets in which firms operate and risks to consumers posed by activities in those markets;

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  depository institutions that offer a wide variety of consumer financial products and services;

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  depository institutions with a more specialized focus; and

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  non-depository companies that offer one or more consumer financial products or services.

        The CFPB has broad rulemaking authority for certain specified consumer financial laws that apply to all banks, including, among other things, the authority to prohibit "unfair, deceptive, or abusive" acts and practices. Abusive acts or practices are defined as those that materially interfere with a consumer's ability to understand a term or condition of a consumer financial product or service or take unreasonable advantage of a consumer's (i) lack of financial savvy, (ii) inability to protect himself in the selection or use of consumer financial products or services, or (iii) reasonable reliance on a covered entity to act in the consumer's interest. The CFPB can issue cease-and-desist orders against banks with more than $10.0 billion in assets and other entities that violate consumer financial laws and may also institute a civil action against an entity in violation of federal consumer financial law in order to impose a civil penalty or injunction. In general, however, banks with assets of $10.0 billion or less, such as us, will continue to be examined for consumer compliance by their primary federal banking regulator.

Community Reinvestment Act

        The Community Reinvestment Act ("CRA") is intended to encourage banks to help meet the needs of their entire communities, including low-and moderate-income neighborhoods, consistent with safe and sound operations. Federal bank regulatory agencies examine banks and assign each bank a public CRA rating. Under the CRA, federal bank regulatory agencies take into account a bank's record in meeting the needs of its community when considering certain applications by a bank, including applications to establish a banking office or to conduct certain mergers or acquisitions. Federal bank regulators are required to provide a written examination report of an institution's CRA performance using a four-tiered descriptive rating system. These ratings are available to the public.

        When we apply for regulatory approval to engage in certain transactions, federal bank regulatory agencies will consider the CRA record of the target institution and our CRA record. An unsatisfactory CRA record could substantially delay approval or result in denial of an application.

        We have received an "outstanding" CRA rating based on our most recent CRA examination. On January 9, 2020, the FDIC and the Office of the Comptroller of the Currency published a joint notice of proposed rulemaking to modernize their CRA regulations, which have not been updated for nearly 25 years. Management will monitor this CRA modernization effort.

Financial privacy

        The federal bank regulatory agencies have adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about consumers to non-affiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a non-affiliated third party. These regulations affect how consumer information is transmitted through financial services companies and conveyed to outside vendors. In addition, consumers may also prevent disclosure of certain information among affiliated companies that is assembled or used to determine eligibility for a product or service, such as that shown on consumer credit reports and asset and income information from applications. Consumers also have the option to direct banks and other financial institutions not to share information about transactions and experiences with affiliated companies for the purpose of marketing products or services.

        In addition, state regulators have been increasingly active in implementing privacy and cybersecurity standards and regulations. Recently, several states have adopted regulations requiring certain financial institutions to implement cybersecurity programs and providing detailed requirements with respect to these programs, including data encryption requirements. Many states have also recently implemented or modified their data breach notification and data privacy requirements. In June 2018, the California legislature passed the California Consumer Privacy Act of 2018 (the "CCPA"), which took effect on January 1, 2020. The CCPA, which covers businesses that obtain or access personal information on California resident consumers, grants consumers enhanced privacy rights and control over their personal information and imposes significant requirements on covered companies with respect to consumer data privacy rights. We expect this trend of state-level activity to continue, and are continually monitoring developments in the states in which we operate.

Cybersecurity

        Federal banking and regulatory agencies have adopted guidelines for establishing information security standards and cybersecurity programs for implementing safeguards under the supervision of the board of directors. These guidelines, along with related regulatory materials, increasingly focus on risk management and processes related to information technology and the use of third parties in the provision of financial services. Recent cyber-attacks against banks and other financial institutions that resulted in unauthorized access to confidential customer information have prompted the federal banking regulators to issue extensive guidance on cybersecurity. Among other things, financial institutions are expected to design multiple layers of security controls to establish lines of defense and ensure that their risk management processes address the risks posed by compromised customer credentials, including security measures to authenticate customers accessing internet-based services. A financial institution also should have a robust business continuity program to recover from a cyber-attack and procedures for monitoring the security of third-party service providers that may have access to nonpublic data at the institution.

        We employ an in-depth, layered, defensive approach that leverages people, processes and technology to manage and maintain cybersecurity controls. We employ a variety of preventative and detective tools to monitor, block, and provide alerts regarding suspicious activity, as well as to report on any suspected advanced persistent threats. Notwithstanding the strength of our defensive measures, the threat from cyber-attacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. Our systems and those of our clients and third-party service providers are under constant threat, and it is possible that we could experience a significant compromise, significant data loss, or any material financial losses related to cybersecurity attacks in the future. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by us and our clients.

Anti-money laundering and the office of foreign assets control

        Under federal law, financial institutions must maintain anti-money laundering programs that include established internal policies, procedures and controls; a designated compliance officer; an ongoing employee and director training program; and testing of the program by an independent audit function. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification in their dealings with foreign financial institutions and foreign customers. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions, and law enforcement authorities have been granted increased access to financial information maintained by financial institutions.

        The Office of Foreign Assets Control ("OFAC") is responsible for helping to ensure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons, countries and organizations suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. Generally, if a bank identifies a transaction, account or wire transfer relating to a person or entity on an OFAC list, it must freeze the account or block the transaction, file a suspicious activity report and notify the appropriate authorities. Federal bank regulatory agencies routinely examine institutions for compliance with these obligations and they must consider an institution's compliance in connection with their regulatory review of applications, including applications for banking mergers and acquisitions. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing and comply with OFAC sanctions, or to comply with relevant laws and regulations, could have serious legal, reputational and financial consequences for the institution.

Enforcement powers of federal and state banking agencies

        The federal bank regulatory agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties, and appoint a conservator or receiver for financial institutions. Failure to comply with applicable laws and regulations could subject us and our officers and directors to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed above under "Prompt Corrective Action Regulations," the appropriate federal bank regulatory agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized, fails to become adequately capitalized when required to do so, fails to submit a timely and acceptable capital restoration plan or materially fails to implement an accepted capital restoration plan. The DBO also has broad enforcement powers over us, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

Changes in laws, regulations or policies

        Congress may enact legislation from time to time that affects the regulation of the financial services industry, and state legislatures may enact legislation from time to time affecting the regulation of financial institutions chartered by or operating in those states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted, although enactment of the proposed legislation could impact the regulatory structure under which we operate and may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and modify our business strategy, and limit our ability to pursue business opportunities in an efficient manner.

Effect on economic environment

        The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of financial institutions. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may affect interest rates charged on loans or paid for deposits.

        Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on our business and earnings cannot be predicted.

Information about Opus Bank

        Our executive offices are located at 19900 MacArthur Blvd., 12th Floor, Irvine, California, 92612 and our telephone number is (949) 250-9800. Our Internet website is www.opusbank.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and all amendments thereto, from 2014 to the present that have been filed with the FDIC are available free of charge on our investor relations internet website as soon as reasonably practicable after such reports are filed electronically with the FDIC. The information contained in our website or in any websites linked by our website, is not part of this Annual Report on Form 10-K. The FDIC also maintains a website at https://efr.fdic.gov/fcxweb/efr/index.html that contains reports, proxy statements and other information regarding issuers that filed electronically with the FDIC, including us.

Item 1A.    Risk Factors

Risk factors

        Any of the risks described below, by itself or together with one or more other factors, may adversely affect our business, results of operations, financial condition, prospects and the market price and liquidity of our common stock, perhaps materially. The risks presented below are not the only risks that we face. Additional risks that we do not presently know or that we currently deem immaterial may also have an adverse effect on our business, results of operations, financial condition, prospects and the market price and liquidity of our common stock. If such risks were to materialize, you could lose all or part of your original investment. To the extent that any of the information contained in this document constitutes forward-looking statements, the risk factors below also should be viewed as cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. See "Cautionary note regarding forward-looking statements."

Risks related to the Merger

The consummation of the Merger is contingent upon the satisfaction of a number of conditions, including shareholder and regulatory approvals, that may be outside of our or PPBI's control and that we and PPBI may be unable to satisfy or obtain or which may delay the consummation of the Merger or result in the imposition of conditions that could cause the parties to abandon the Merger.

        Before the transactions contemplated in the Merger Agreement with PPBI and Pacific Premier can be completed, approvals must be obtained from regulatory authorities, including the Board of Governors of the Federal Reserve system and the DBO, and from our shareholders, and all conditions to the closing of the transaction included in the Merger Agreement must have been satisfied or waived. The required regulatory approvals may require changes to the terms of the transactions contemplated by the Merger Agreement. There can be no assurance that our or PPBI's regulators will not impose any additional conditions, limitations, obligations or restrictions on the parties, or that they will not have the effect of delaying or preventing the completion of the Merger, imposing additional material costs on or materially limiting the revenues of the surviving entity following the Merger or otherwise reducing the anticipated benefits of the Merger.

        Uncertainties about the effect of the Merger may impair our ability to attract, retain and motivate key personnel until the Merger is consummated and for a period of time thereafter, and could cause customers and others that deal with us to seek to change their existing business relationships with us. It is not unusual for competitors to use mergers as an opportunity to target the merging parties' customers and to hire certain of their employees. Employee retention may be particularly challenging during the pendency of the Merger, as employees may experience uncertainty about their roles with the surviving entity following the Merger.

        The Merger Agreement contains provisions that restrict our ability to, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to our Board of Directors' exercise of fiduciary duties, engage in any negotiations concerning, or provide any confidential information relating to, any alternative acquisition proposals. These provisions, which include payment of a termination fee of $38,658,859 (the "Termination Fee") under certain circumstances, may discourage any potential competing acquirer having an interest in acquiring us from proposing a transaction, or may result in the offer of a lower per share price to acquire us than might otherwise have been proposed.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

        The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Merger, including the approval of the Merger Agreement by our shareholders and the approval by PPBI's shareholders of the issuance of shares of PPBI Common Stock in connection with the Merger; the receipt of all necessary regulatory approvals for the Merger, without the imposition of conditions or requirements that shall require PPBI or the Company to take any action or commit to take any action that would reasonably be likely to have a material adverse effect on PPBI and its subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its subsidiaries, taken as a whole); the absence of any regulation, judgment, decree, injunction or other order of a governmental authority which prohibits the consummation of the Merger; the effective registration of the shares of PPBI Common Stock to be issued to the Company's shareholders with the SEC, and the approval of such shares for listing on the Nasdaq Global Market; all representations and warranties made by PPBI and Pacific Premier, on the one hand, and the Company, on the other hand, in the Merger Agreement must remain true and correct, except for certain inaccuracies that would not have, or would not reasonably be expected to have, a material adverse effect; PPBI and Pacific Premier, on the one hand, and the Company, on the other hand, must have performed their respective obligations under the Merger Agreement in all material respects; as of the month-end prior to the closing of the Merger, the Company must have an agreed-upon minimum aggregate outstanding balance of non-maturity deposits; and the receipt by each party of an opinion from its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The conditions to the closing of the Merger included in the Merger Agreement may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed.

        We and PPBI may elect to terminate the Merger Agreement under certain circumstances. Among other situations, if the Merger is not completed by December 31, 2020, either we or PPBI may choose not to proceed with the Merger (provided that such date may be extended to March 31, 2021 under certain circumstances). We and PPBI can also mutually decide to terminate the Merger Agreement at any time. If the Merger Agreement is terminated, under certain circumstances, we may be required to pay the Termination Fee to PPBI.

The value to be recognized by our shareholders from the Merger is subject to material uncertainties.

        The Merger Agreement provides that upon the closing of the Merger our shareholders will receive 0.9000 shares of PPBI Common Stock for each share of our common stock that they own at that time. The exchange rate for the conversion of our common stock into PPBI Common Stock was set in January 2020 based upon information available to the Boards of Directors and financial advisors of each company at that time. The market price of our common stock and of PPBI Common Stock fluctuates constantly in response to a variety of factors that are inherently unpredictable and outside of our control, including changes in PPBI's business, operations and prospects, and regulatory considerations, the historical and anticipated future financial results of our respective banking operations and general market and economic developments affecting California, United States and international businesses and financial markets. The substantial differences between our business and the business of PPBI will subject our shareholders to new and different risks than those they are familiar with. A period of months may transpire between the date that our shareholders are asked to approve the Merger and the earliest date the Merger can be closed, during which time the value of the merger consideration received by our shareholders will continue to fluctuate. As a result, at the time that our shareholders must decide whether to approve the Merger Agreement, they will not know the precise value of the merger consideration they will receive, which could be materially different than the market value at the time of the merger vote and the market value at the time the exchange ratio was set, until the closing of the Merger.

Failure to complete the proposed merger with PPBI could negatively impact our business, financial results and stock price.

        If the proposed Merger is not completed for any reason, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Merger, we would be subject to a number of related risks, including the following:

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  we may be required, under certain circumstances, to pay PPBI the Termination Fee under the Merger Agreement, which may adversely affect the price of our common stock;

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  we will have incurred substantial expenses and will be required to pay significant costs relating to the Merger, whether or not it is completed, such as legal, accounting, due diligence, financial advisor and printing fees;

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  the Merger Agreement places certain restrictions on the conduct of our business prior to completion of the Merger, which may adversely affect our ability to execute certain of our business strategies and cause certain other projects to be delayed or abandoned;

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  matters relating to the Merger require substantial commitments of time and resources by our management team that could have been and could be devoted to the pursuit of other opportunities beneficial to us as an independent company; and

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  we may be subject to negative reactions from the financial markets and from our customers and employees that could materially affect our business, financial results and stock price; the market price of our common stock could decline to the extent that current market prices of our common stock reflect a market assumption that the Merger will be completed.

Litigation could prevent or delay the closing of the proposed Merger or otherwise negatively impact our business and operations.

        We may be subject to legal proceedings related to the agreed terms of the proposed Merger, the manner in which the Merger was considered and approved by our Board of Directors or any failure to complete the Merger or perform our obligations under the Merger Agreement. Such litigation could delay or block the consummation of the Merger, have an adverse effect on our financial condition and impose material costs on us or the surviving entity. One of the conditions to the closing of the Merger is that no regulation, judgment, decree, injunction or other order of a governmental authority (including any federal, state or local court or administrative or regulatory agency) which prohibits the consummation of the Merger be in effect. If any plaintiff were successful in obtaining an injunction prohibiting the Company or PPBI from completing the Merger on the agreed upon terms, then such injunction may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

Risks related to our business

We face significant competition to attract and retain banking clients.

        We operate in the highly competitive financial services industry and face significant competition for customers from other banks and financial institutions located both within and beyond our principal markets, including on the internet. We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources than we do. Such competitors primarily include national, regional, and community banks within the various markets in which we operate. We also face competition from many other types of financial institutions, including, without limitation, savings banks, credit unions, finance companies, brokerage firms, insurance companies, factoring companies and other financial intermediaries.

        The financial services industry could become even more competitive as a result of legislative, regulatory, and technological changes, and continued consolidation of financial institutions. Banks, securities firms, and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting), and merchant banking. As a result, some of our current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than we may be able to accommodate. Additionally, to the extent regulatory requirements applicable to our subsidiaries or their businesses create obligations or impose requirements on our customers not created or imposed by our competitors, our competitive position may be impacted, which could adversely affect our growth and profitability.

        Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures than we do, which may provide such competitors with greater flexibility in competing for business than we have. Additionally, due to their size, many competitors may be able to achieve better economies of scale than we can and, as a result, may offer a broader range of products and services as well as better pricing for those products and services.

        Our ability to compete successfully depends on a number of factors, including:

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  our ability to develop, maintain, and build long-term customer relationships based on top quality service, high ethical standards, and safe and sound assets;

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  the scope, relevancy, and pricing of products and services offered to meet customer needs and demands;

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  our ability to attract and retain qualified and knowledgeable employees to operate the business effectively;

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  our ability to expand our market position;

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  the rate at which we introduce new products and services relative to our competitors;

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  customer satisfaction with our products and services; and

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  industry and general economic trends.

        Our failure to perform in any of these areas could significantly and negatively impact our competitive position, which could adversely affect our growth and profitability and, thus, have a material adverse effect on our business, financial condition, results of operations or prospects. These risks may be exacerbated by the proposed merger with PPBI. See "—Risks related to the Merger" for a discussion of additional risks related to the proposed merger with PPBI.

We are subject to interest rate risk, which could adversely affect our profitability.

        Our profitability, like that of most financial institutions, depends to a large extent on our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and investment securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowings. Interest rates are highly sensitive to many factors that are beyond our control, including competition, general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the amount of interest we pay on deposits and borrowings, but also (1) our ability to originate loans and obtain deposits, (2) the fair value of our financial assets and liabilities, and (3) the average duration of our mortgage-backed securities portfolio. If the interest rates we pay on deposits and other borrowings increase at a faster rate than the interest rates received on loans, securities and other interest-earning investments, our net interest income, and therefore our earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings. Changes in interest rates, whether they are increases or decreases, can trigger repricing and changes in the pace of payments for both assets and liabilities, otherwise known as prepayment risk. Further, an increase in interest rates could have a negative impact on our results of operations by reducing the ability of borrowers to repay their current loan obligations. These circumstances could not only result in increased loan defaults, foreclosures and charge-offs, but also necessitate further increases to the allowance for loan losses, which may materially and adversely affect our business, results of operations, financial condition and prospects. For further discussion of our interest rate risk, please see, "Asset-Liability Management" in "Item 7A. Quantitative and Qualitative Disclosures About Market Risk."

Interest rates on outstanding financial instruments may be subject to change based on developments related to LIBOR, which could adversely affect our profitability.

        In July 2017, the U.K.'s Financial Conduct Authority, which regulates LIBOR, announced that it intends to phase-out LIBOR by the end of 2021. The Federal Reserve has begun publishing a Secured Overnight Funding Rate, which is intended to replace U.S. dollar LIBOR. Plans for alternative reference rates for other currencies have also been announced. Many of our assets and liabilities, including our investment securities and loans are indexed to LIBOR. A portion of these assets and liabilities have maturity dates that extend beyond 2021. Opus Bank's loan composition as of December 31, 2019 included 62% of loans indexed to LIBOR. We are evaluating the potential impact of the eventual replacement of the LIBOR benchmark interest rate, including the possibility of SOFR as the dominant replacement. The market transition away from LIBOR and towards SOFR is expected to be gradual and complicated, including the development of term and credit adjustments to accommodate differences between LIBOR and SOFR. Introduction of an alternative rate also may introduce additional basis risk for market participants as an alternative index is utilized along with LIBOR. There can be no guarantee that SOFR will become widely used and that alternatives may or may not be developed with additional complications. We are not able to predict whether LIBOR will cease to be available after 2021, whether SOFR will become a widely accepted benchmark in place of LIBOR, or what the impact of such a possible transition to SOFR may be on our business, financial condition, and results of operations.

We are subject to credit risk, which could adversely affect our profitability.

        When we loan money, commit to loan money or enter into a letter of credit or other contract with a counterparty, we incur credit risk, or the risk of losses if our borrowers do not repay their loans or our counterparties fail to perform according to the terms of their contracts. A number of our products expose us to credit risk, including loans, lending commitments and assets held for sale. The credit quality of our portfolio can have a significant impact on our earnings. The risks inherent in making any loan include risks with respect to the period of time over which the loan may be repaid, risks relating to proper loan underwriting and guidelines, our borrower's ability to achieve their business plans, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers and risks resulting from being under-collateralized and uncertainties as to the future value of collateral. The credit standards, procedures, and policies that we have established for borrowers may not prevent the occurrence of substantial credit losses.

Our business may be adversely affected by conditions in the financial markets and economic and political conditions generally.

        Our financial performance generally and, in particular, the ability of borrowers to pay interest on and repay the principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services we offer and whose success we rely on to drive our future growth, is highly dependent on the business environment in the markets in which we operate and in the United States as a whole. If the U.S. economy deteriorates, then our business, results of operations, financial condition, and prospects could be adversely affected. In addition, economic conditions in foreign countries can affect the stability of global financial markets, which could hinder the U.S. economic growth. Financial markets have been concerned about the ability of certain countries to finance and service their debt. The default by any one of such countries on their debt payments could lead to weaker economic conditions in the United States. Some elements of the business environment that affect our financial performance include short-term and long-term interest rates, the prevailing yield curve, inflation, monetary supply, fluctuations in the debt and equity capital markets, and the strength of the domestic economy and the local economies in the markets in which we operate.

        Unfavorable market conditions can result in a deterioration of the credit quality of borrowers, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for loan losses, adverse asset values and a reduction in assets under management. Unfavorable or uncertain economic and market conditions can be caused by declines in economic growth, business activity or investor or business confidence, limitations on the availability of, or increases in the cost of, credit and capital, increases in inflation or interest rates, high unemployment, natural disasters, pandemics, state or local government insolvency, or a combination of these or other factors.

        Our business is also significantly affected by monetary, fiscal and related policies of the U.S. federal government and its agencies. Changes in any of these policies are influenced by macroeconomic conditions and other factors that are beyond our control. Adverse economic conditions and government policy responses to such conditions could have a material adverse effect on our business, financial condition, results of operations, and prospects.

        President Trump has discussed, and in some cases implemented, changes with respect to certain tax and trade policies, tariffs and other government regulations affecting trade between the United States and other countries. Recently, there have been changes to U.S. trade policies, legislation, treaties and tariffs, including trade policies and tariffs affecting China, the European Union, Canada, and Mexico and retaliatory tariffs by such countries. Tariffs and retaliatory tariffs have been imposed, and additional tariffs and retaliatory tariffs have been proposed. Also, on October 1, 2018, the United States, Canada, and Mexico agreed to a new trade deal, the United States-Mexico-Canada Agreement ("USMCA"), to replace the North American Free Trade Agreement. The USMCA was signed into law in January 2020. While it is not possible to predict whether or when any future changes will occur or what form they may take, these and any other changes in tariffs, retaliatory tariffs or other trade restrictions on products and materials that are imported or exported by our borrowers or issuers of our investment securities could cause the prices of their products to increase, which could reduce demand for such products, or reduce product margins, and adversely impact their revenues, financial results, and ability to service debt; in turn, this could adversely affect the ability of such borrowers to pay interest on and repay the principal of outstanding loans, the value of collateral securing loans to such borrowers or the value of our investment securities, which would adversely impact our business, financial condition, results of operations, and prospects.

We are reliant upon key personnel.

        Our success will, to some extent, depend on the continued service of our executive officers and senior management team. The loss of the services of any of these individuals could have a detrimental effect on our business. Although we have entered into employment and other agreements with several member of our executive and senior management team, no assurance can be given that these individuals will continue to be employed by us. The loss of any of these individuals could negatively affect our ability to achieve our strategy and could have a material adverse effect on our business and results of operations.

        We also need to continue to attract and retain senior management and to recruit qualified individuals to succeed existing key personnel to ensure the continued growth and successful operation of our business. The loss of the services of any senior management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, results of operations, financial condition and prospects. Additionally, to attract and retain personnel with appropriate skills and knowledge to support our business, we may offer a variety of benefits, which may reduce our earnings or adversely affect our business, results of operations, financial condition or prospects.

Liquidity risk could impair our ability to fund operations and meet our obligations as they become due.

        Liquidity is essential to our business. Liquidity risk is the potential that we will be unable to meet our obligations as they come due because of an inability to liquidate assets or obtain adequate funding. An inability to raise funds through deposits, borrowings, the sale of securities or loans, and other sources could have a substantial negative effect on our liquidity or result in increased funding costs. Our access to funding sources in amounts adequate to finance our activities or on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. An inability to increase our deposit base at all or at attractive rates would impede our ability to fund our continued growth, which could have an adverse effect on our business, results of operations, and financial condition. Liquidity may also be adversely impacted by bank supervisory and regulatory authorities mandating changes in the composition of our balance sheet to asset classes that are less liquid. Our ability to raise funds through deposits or borrowings could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry. Any substantial, unexpected or prolonged change in the level or cost of liquidity could have a material adverse effect on our ability to meet deposit withdrawals and other customer needs, which could have a material adverse effect on business, financial condition, results of operations, and prospects.

We may not be able to retain or develop a strong core deposit base or other low-cost funding sources.

        We depend on checking, savings, and money market deposit account balances and other forms of customer deposits as our primary source of funding for our lending activities. Our future growth will largely depend on our ability to retain and grow a strong deposit base. There may be competitive pressures to pay higher interest rates on deposits, which could increase funding costs and compress net interest income. Customers who have lower yielding savings or investment products may not continue their business with us, which could adversely affect our operations. We generate deposits through our business lines which presents a risk to our liquidity if such account balances were to decline significantly due to market, competitive or other factors. In such event, we may need to seek out alternative sources of funding that may not be on as favorable terms as the deposits being replaced, which could have a material adverse effect on our business, financial condition, results of operations, and prospects. As of December 31, 2019, our deposits totaled $6.5 billion. As of such date, Retail Banking was responsible for $2.9 billion, or 45%, of our total deposits and PENSCO was responsible for approximately $1.3 billion, or 20%, of our total deposits. In addition, given concerns about bank failures during the financial crisis, customers have become concerned about the extent to which their deposits are insured by the FDIC, particularly customers that may maintain deposits in excess of insured limits. Customers may withdraw deposits in an effort to ensure that the amount that they have on deposit with us is fully insured and may place them in other institutions or make investments that are perceived as being more secure. Further, even if we are able to grow and maintain our deposit base, the account and deposit balances can decrease when customers perceive alternative investments, such as the stock market, as providing a better risk/return tradeoff. If customers move money out of bank deposits and into other investments (or similar products at other institutions that may provide a higher rate of return), we could lose a relatively low cost source of funds, increasing our funding costs and reducing our net interest income and net income. Additionally, any such loss of funds could result in lower loan originations, which could materially negatively impact our growth strategy and results of operations.

Our allowance for loan losses may not be adequate to cover actual credit losses.

        We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management's best estimate of probable losses inherent in our loan portfolio. The amount of the allowance reflects management's continuing evaluation of industry concentrations; loan product mix; specific credit risks; loan loss experience; current loan portfolio quality; present economic, political and regulatory conditions; and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and judgment and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Changes in such estimates may have a significant impact on our financial statements. The allowance our management has established for loan losses may not be adequate to absorb losses in our loan portfolio. Continuing deterioration of economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside our control, may require an increase in the allowance for loan losses. For further discussion on our current allowance for loan losses, see Discussion and Analysis of Financial Condition—Asset Quality, under Part II—Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations. Bank regulatory agencies periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. To the extent required charge-offs in future periods exceed the allowance for loan losses, we may need additional provisions to increase the allowance.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The Company adopted this standard on January 1, 2020. Under the current expected credit losses ("CECL") model, we are required to present certain financial assets carried at amortized cost, such as loans held for investment, at the net amount expected to be collected. The required allowance for loan loss methodology reflects expected credit losses, regardless of whether they have reached the "probable" thresholds, and the measurement of expected credit losses takes into consideration a broad range of information that includes historical data as well as forward-looking information. The adoption of the CECL model affects how we determine our allowance for loan losses and will require us to increase our allowance and recognize provisions for loan losses earlier in the lending cycle. Moreover, the CECL model may create more volatility in the level of our allowance for loan losses.

        Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our business, results of operations, financial condition, and prospects.

The geographic concentration of our markets in the western region of the United States makes our business highly susceptible to downturns in the local economies, which could be detrimental to our financial condition.

        Unlike larger financial institutions that are more geographically diversified, we are a regional banking franchise concentrated in the western region of the United States. We operate banking offices located in California, Washington and, to a lesser extent, Arizona, Oregon and other states. As of December 31, 2019, we had 71% of our loans in California, 14% in Washington, 7% in Arizona, 7% in Oregon and 1% in all other states.

        As of December 31, 2019, our loan portfolio had concentrations of 32% in Los Angeles, 13% in Orange and 6% in San Diego Counties, California, 7% in Maricopa County, Arizona, and 8% in King County, Washington. Over the past economic cycles experienced in the United States, we have observed significant declines in the value of real estate in the states we serve. While real estate values in our areas of concentration have experienced stabilization in comparison to the most recent economic recession, any future downturn may continue to affect borrowers and collateral values, which could adversely affect our currently performing loans, leading to future delinquencies or defaults and increases in our provisions for loan losses. Accordingly, additional softening in either of these real estate markets could hurt our business. In addition, if the population or income growth in the regions are slower than projected, income levels, deposits, and real estate development could be adversely affected and could result in the curtailment of our expansion, growth, and profitability.

The markets in which we operate are subject to the risk of earthquakes, fires, other natural disasters and terrorist attacks.

        A significant number of our properties, and real properties currently securing loans made by us and our borrowers in general, are located in California. California has had and will continue to have major earthquakes in many areas where a significant portion of the collateral and assets of our borrowers are concentrated. California is also prone to brush and forest fires and other natural disasters. A number of these properties may not be adequately insured from such occurrences. Borrowers are not required to and may not insure for these hazards other than fire damage. In addition to possibly sustaining damage to our premises and disruption of our operations, if there is a major earthquake, flood, fire or other natural disaster, we will face the risk that many of our borrowers may experience uninsured property losses or sustained job interruption or loss that may materially impair their ability to meet the terms of their loan obligations. A major earthquake, flood, fire or other natural disaster in our markets could materially adversely affect our business, results of operations, financial condition or prospects.

        Our operations and clients are concentrated in the United States' largest metropolitan areas, which could be the target of terrorist attacks. The vast majority of our operations and our clients, and 60% of our loans as of December 31, 2019 were located in the Los Angeles, San Diego, Seattle/Puget Sound, and the metropolitan areas near Portland, Oregon and Phoenix, Arizona, which are some of the largest metropolitan areas in the United States. These areas have been and may continue to be the target of terrorist attacks. A successful, major terrorist attack in one of these areas could severely disrupt our operations and the ability of our clients to do business with us and cause losses to loans secured by properties in these areas. Such an attack would therefore adversely affect our business, results of operations, financial condition or prospects.

Our multifamily residential and commercial real estate loan portfolios expose us to risks that may be greater than the risks related to our other mortgage loans.

        Our loan portfolio includes multifamily residential and commercial real estate loans, which are secured by mixed-use, shopping/retail centers, office buildings, industrial properties and other types of commercial properties. As of December 31, 2019, our multifamily residential loans totaled $3.8 billion, or 64% of our total loan portfolio, and our commercial real estate loans totaled $1.1 billion, or 18% of our total loan portfolio.

        Multifamily residential and commercial real estate loans carry risk because they typically involve larger loan balances concentrated with a single borrower or groups of related borrowers. Accordingly, charge-offs on multifamily residential and commercial real estate loans may be larger on a per loan basis than those incurred with our single-family or consumer loan portfolios. In addition, these loans expose us to greater credit risk than loans secured by single-family real estate. The payment experience on these loans that are secured by income producing properties is typically dependent on the successful operation of the related real estate project and thus, may subject us to adverse conditions in the real estate market or to the general economy. The collateral securing these loans typically cannot be liquidated as easily as single-family real estate. If we foreclose on these loans, our holding period for the collateral typically is longer than residential properties because there are fewer potential purchasers of the collateral. Macroeconomic as well as other broader market factors may also trigger unexpected deterioration in the credit quality of our multifamily residential or commercial real estate loan portfolios, which would require us to increase our provision for loan losses, and ultimately reduce our profitability and materially adversely affect our business, financial condition, and results of operations.

        In addition, with respect to commercial real estate loans, federal and state banking regulators are examining commercial real estate lending activity with heightened scrutiny and may require banks with higher levels of commercial real estate loans to implement more stringent underwriting, internal controls, risk management policies, and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures. Our concentration in loans secured by real estate, which is predominantly comprised of multifamily residential and commercial real estate loans, represented 538% of total capital as of December 31, 2019. Because a significant portion of our loan portfolio is secured by real estate, the banking regulators may require us to maintain higher levels of capital than we would otherwise be expected to maintain, which could limit our ability to leverage our capital and have a material adverse effect on our business, financial condition, results of operations, and prospects. In order to mitigate these risks, the Company performs annual loan portfolio stress testing, commercial real estate specific stress testing, and monthly credit risk monitoring and reporting of the multifamily and commercial real estate loan portfolios. Additionally, our multifamily loan portfolio has experienced no charge-offs since our inception and as of December 31, 2019, we had no nonperforming multifamily residential loans and $2.4 million of nonperforming commercial real estate loans.

Commercial business loans increase our exposure to credit risks.

        As of December 31, 2019, our portfolio of commercial business loans totaled $901.0 million, or 15% of our total loan portfolio. We plan to continue to emphasize the origination of loans to small and medium-sized businesses as well as professionals. These loans generally expose us to a greater risk of nonpayment and loss than real estate secured loans because repayment of such loans often depends on the successful operations and cash flow of the borrowers. Additionally, such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to real estate secured loans. In addition, these small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses and their ability to service their loans, we may be required to increase our provision for loan losses, which could materially adversely affect our business, financial condition, results of operations, and prospects. For further discussion of credit risk within our commercial business loan portfolio, see "Discussion and Analysis of Financial Condition—Credit Concentrations," under Part II.—"Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our loan portfolio includes Enterprise Value loans which can expose us to greater risk than non-enterprise value loans.

        As of December 31, 2019, approximately $31.2 million of our loans had the following characteristics: (i) extended to lower middle market companies; (ii) underwritten based on projected cash flow or enterprise value of the underlying businesses; (iii) limited collateral support; and (iv) not broadly syndicated. We believe the nature of these loans ("Enterprise Value loans") within our lending divisions are distinct and have credit risks that are separate from the remainder of our loan portfolios. The purpose of these loans is to provide financing or refinancing for the purchase of a business or assets, balance sheet restructuring, recapitalization, funding a dividend or working capital. These loans may expose us to a greater risk of non-payment and loss than our other business loans because (1) repayment of such loans may be dependent upon the successful execution of the borrower's business plan, which may include new management and be based on projected cash flows that may include business synergies, cost savings, and revenue growth that have yet to be realized; (2) they may require additional financing from their private equity sponsors or others, a successful sale to a third party, a public offering or some other form of liquidity event; or (3) in the event of default and liquidation, there may be reliance on the sale of intangible assets that may have insufficient value to repay the debt in full. Given these unique characteristics of Enterprise Value loans, there is a heightened level of volatility and risk of non-payment and loss. We participate in syndicated loans with terms and financing structures that resemble Enterprise Value loans. These loans are extended to larger companies, syndicated across multiple financial institutions, and do not meet our defined criteria for Enterprise Value loans and were excluded from our population of Enterprise Value loans.

We may suffer losses in our loan portfolio despite our underwriting practices.

        We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. These practices include analyses of a borrower's prior credit history, financial statements, tax returns and cash flow projections, valuation of collateral based on reports of independent appraisers, and verification of liquid assets. Although we believe that our underwriting criteria are appropriate for the various kinds of loans we make, we may incur losses on loans that meet our underwriting criteria, and these losses may exceed the amounts set aside as reserves in our allowance for loan losses.

We may incur lender liability as a result of our lending activities.

        In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed "lender liability." Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. We may be subject to allegations of lender liability.

We are subject to environmental liability risk associated with lending activities.

        A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property's value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our business, results of operations, financial condition, and prospects.

The fair value of our investment securities can fluctuate due to factors outside of our control.

        As of December 31, 2019, the fair value of our investment securities portfolio was $1.0 billion. Factors beyond our control can significantly influence the fair value of securities in our portfolio and can potentially cause adverse changes to the fair value of these securities. These factors include, but are not limited to, rating agency actions in respect of the securities, defaults by the issuer with respect to the underlying securities, and changes in market interest rates and continued instability in the capital markets. Any of these factors, among others, could cause other-than-temporary impairments and realized and/or unrealized losses in future periods and declines in other comprehensive income, which could materially and adversely affect our business, results of operations, financial condition, and prospects. The process for determining whether impairment of a security is other-than-temporary usually requires complex, subjective judgments about the future financial performance and liquidity of the issuer and any collateral underlying the security in order to assess the probability of receiving all contractual principal and interest payments on the security.

The value of our goodwill and other intangibles assets, net, may decline in the future.

        As of December 31, 2019, we had $331.8 million of goodwill and $33.9 million of other intangible assets, net of amortization. A significant decline in our expected future cash flows, a significant adverse change in the business climate, slower growth rates, significant and sustained decline in the price of our common stock, or a material and persistent decline in the valuation of the Merger consideration prior to the closing of the Merger with PPBI may necessitate our taking charges in the future related to the impairment of our goodwill and other intangible assets. If we were to conclude that a future write-down of our goodwill and other intangible assets is necessary, we would record the appropriate charge, which could have a material adverse effect on our business, results of operations, financial condition, or prospects.

Strategic acquisitions may present risks to our business operations.

        Difficulty in capitalizing on future strategic acquisitions may prevent us from achieving the expected result. Furthermore, assimilation of acquirees involves numerous risks, including:

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  credit risk associated with acquired loans and investments;

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  the difficulty of identifying and measuring through due diligence the potential exposure of acquired depository institutions to future deterioration in the quality of their assets or to unknown or contingent liabilities;

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  the difficulty of integrating the operations and personnel of acquired depository institutions, banking offices or related businesses;

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  the potential disruption of our ongoing business;

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  the potential diversion of management's time and attention;

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  the potential inability of management to successfully implement uniform product offerings and to incorporate uniform technology into our product offerings;

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  the difficulty in maintaining uniform and regulatory compliant standards, controls, procedures and policies;

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  the potential impairment of relationships with or loss of employees and customers as a result of changes in management or the conversion of operating systems;

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  the potential exposure to unknown or contingent liabilities of acquired depository institutions, banking offices or related businesses;

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  incurring expenses related to impairment of goodwill and amortization of intangible assets;

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  the uncertainty of obtaining regulatory approval;

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  potential changes in tax laws or regulations, including as a result of the Tax Act, that may affect us or our ability to use deferred tax benefits or net operating loss carry forwards resulting from or obtained in connection with our acquisitions of depository institutions, banking offices or related businesses; and

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  potential changes in banking laws or regulations that may affect us or acquired depository institutions, banking offices or related businesses.

        Future acquisitions may result in a deterioration of certain of our financial metrics in the short term. For example, if the purchase price we pay for an acquisition is in excess of the fair market value of the net assets we acquire, goodwill will be generated, which would have a negative short-term effect on our tangible book value, tangible equity and common tier 1 equity. In addition, if we issue shares of our common stock in connection with future acquisitions, it may dilute the interests of existing shareholders and may negatively affect our stock price. We may not be successful in overcoming these risks or any other problems encountered in connection with any acquisition we make, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        The Merger Agreement with PPBI restricts us from making certain acquisitions and taking other specified actions while the Merger is pending without the consent of PPBI, and requires us to operate in the ordinary course of business. These restrictions may prevent us from pursuing attractive business opportunities that may arise prior to the completion of the Merger or may otherwise adversely affect our ongoing business and operations. See "—Risks related to the Merger" for a discussion of additional risks related to the proposed merger with PPBI.

New lines of business or new products and services may subject us to additional risks.

        From time to time, we may implement new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. We may invest significant time and resources in developing and marketing new lines of business and/or new products and services. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and price and profitability targets may not prove feasible or may be dependent on identifying and hiring a qualified person to lead the division. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Moreover, such lines of business may create conflicts of interest with other business lines. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, results of operations, financial condition and prospects.

If we do not manage our operating expenses effectively, or if the benefits of certain cost-saving initiatives or other strategic actions are not realized, our profitability could fail to improve or could decline.

        During the fourth quarter of 2018, we implemented a cost reduction initiative which continued through the second quarter of 2019. We will be reinvesting much of the anticipated savings, which will allow us to fund necessary infrastructure enhancements that will improve our customer experience and increase our efficiency; however, we may not realize the cost savings expected from these initiatives or effectively reinvest such cost savings in the Company, to the extent they are realized. We plan to seek to operate efficiently and to manage our costs effectively. However, we are also investing in areas we believe will grow revenue and our operating expenses might increase as a result of such investments. If we fail to manage costs effectively, or otherwise do not realize the benefits associated with such cost-savings initiatives and other strategic actions, our profitability could fail to improve and could decline.

Our ability to maintain, attract and retain client relationships is highly dependent on our reputation.

        We are a relationship driven institution, and our clients rely on us to deliver superior, highly personalized financial services with the highest standards of ethics, performance, professionalism, and compliance. A significant source of new clients has been, and we expect will continue to be, the reputation we maintain and the recommendations of satisfied customers. Damage to our reputation could undermine the confidence of our current and potential clients in our ability to provide financial services. Such damage could also impair the confidence of our counterparties and business partners, and ultimately affect our ability to effect transactions. Maintenance of our reputation depends not only on our success in maintaining our client-focused culture and controlling and mitigating the various risks described in this Annual Report on Form 10-K, but also on our success in identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, client personal information and privacy issues, record-keeping, regulatory investigations, and any litigation that may arise from the failure or perceived failure of us to comply with legal and regulatory requirements. Maintaining our reputation also depends on our ability to successfully prevent third-parties from infringing on the "Opus Bank" brand and associated trademarks. Defense of our reputation and our trademarks, including through litigation, could result in costs adversely affecting our business, results of operations, financial condition or prospects.

Legal and regulatory proceedings could affect Opus Bank and the financial services industry in general; we may also be subject to shareholder litigation in connection with the proposed merger with PPBI.

        We have been, and may in the future be, subject to various legal and regulatory proceedings. The outcome of litigation and other regulatory matters is inherently difficult to assess, and there can be no assurance that we will prevail in any proceeding or litigation. Any such matter can have an adverse impact on our business because of substantial cost, diversion of management resources, and other factors, such as reputational damage. Determining whether reserves are required for any pending proceeding and the amount of any such reserves is a complex, fact-intensive process that requires significant judgment. Any material change in facts and circumstances in a proceeding could cause any reserves we have established to be inadequate. It is possible that a resolution of one or more such proceedings could result in us paying monetary awards, fines or penalties that could adversely affect our business, results of operations, and financial condition. We may incur additional costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the proposed merger with PPBI. Such litigation could prevent the consummation of the Merger. See "—Risks related to the Merger" for a discussion of additional risks related to the proposed merger with PPBI.

We are subject to losses due to the errors or fraudulent behavior of employees or third parties.

        We are exposed to many types of operational risk, including the risk of fraud by employees and outsiders, clerical record keeping errors and transactional errors. Our business is dependent on our employees as well as third-party service providers to process a large number of increasingly complex transactions. We could be materially adversely affected if one of our employees causes a significant operational breakdown or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates our operations or systems. When we originate loans, we rely upon information supplied by loan applicants and third parties, including the information contained in the loan application, property appraisal and title information, if applicable, and employment and income documentation provided by third parties. If any of this information is misrepresented and such misrepresentation is not detected prior to loan funding, we generally bear the risk of loss associated with the misrepresentation. Any of these occurrences could result in a diminished ability of us to operate our business, potential liability to customers, reputational damage and regulatory intervention, which could negatively impact our business, financial condition, and results of operations.

We may be adversely affected by the soundness of other financial institutions.

        Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services companies are interrelated as a result of trading, clearing, counterparty, and other relationships. We have exposure to different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, and other institutional clients. As a result, defaults by, or even rumors or questions about, one or more financial services companies, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. These losses or defaults could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We continually encounter technological change.

        The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, provide secure electronic environments, and create additional efficiencies in our operations. Many of our competitors have substantially greater resources than we do to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business, results of operations, financial condition or prospects.

Our internal control systems may fail to detect certain events or be circumvented.

        We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and client or employee fraud. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks. However, if our internal controls are unable to prevent or detect such an event, or such an event results in an uninsured loss or a loss in excess of applicable insurance limits, our business, results of operations, financial condition or prospects could be significantly and adversely affected.

        Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations, and financial condition.

We are dependent on our information technology and telecommunications systems and third-party service providers, and systems failures, interruptions or breaches of security could have an adverse effect on our financial condition and results of operations.

        Our business is highly dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party servicers. We outsource many of our major systems, such as data processing, loan servicing, and deposit processing systems. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we from time to time experience service denials or delays when demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If sustained or repeated, a system failure or service denial could result in a deterioration of our ability to process new and renewal loans, gather deposits and provide customer service, compromise our ability to operate effectively, damage our reputation, result in a loss of customer business and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

        In addition, we provide our customers with the ability to bank remotely, including online over the Internet. The secure transmission of confidential information is a critical element of remote banking. Network vulnerabilities include impersonation of authorized users, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches. We may be required to spend significant capital and other resources to protect against the threat of security breaches and computer viruses, or to alleviate problems caused by security breaches or viruses. Because our activities often involve and the activities of our customers can involve, the storage and transmission of confidential information, security breaches and viruses could expose us to claims, litigation and other possible liabilities. Any inability to prevent security breaches or computer viruses could also cause existing customers to lose confidence in our systems and could adversely affect our reputation, results of operations, and ability to attract and maintain customers and businesses. In addition, a security breach could also subject us to additional regulatory scrutiny, expose us to civil litigation and possible financial liability and cause reputational damage.

        We necessarily collect, use and hold data concerning individuals and businesses with whom we have a banking relationship. Threats to data security, including unauthorized access and cyber-attacks, rapidly emerge and change, exposing us to additional costs for protection or remediation and competing time constraints to secure our data in accordance with customer expectations and statutory and regulatory requirements. It is difficult or impossible to defend against every risk being posed by changing technologies as well as criminals' intent on committing cyber-crime. Increasing sophistication of cyber-criminals and terrorists make keeping up with new threats difficult and could result in a breach of our security. Patching and other measures to protect existing systems and servers could be inadequate, especially on systems that are being retired. Controls employed by our information technology department and vendors could prove inadequate. We could also experience a breach by intentional or negligent conduct on the part of employees or other internal sources. Although we have taken steps to protect the security of our information systems and the data maintained in those systems, we have, from time to time, experienced threats to our data and systems, including malware and computer virus attacks, and it is possible that in the future our safety and security measures will not prevent the systems' improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks. Our systems and those of our third-party vendors may also become vulnerable to damage or disruption due to circumstances beyond our or their control, such as from catastrophic events, power anomalies or outages, natural disasters, network failures, and viruses and malware. A breach of our security that results in unauthorized access to our data could expose us to a disruption or challenges relating to our daily operations as well as to data loss, litigation, damages, fines and penalties, significant increases in compliance costs, and damage to our reputation, any of which could have a material adverse effect on our business, results of operations, financial condition or prospects.

Our financial results depend on management's selection of accounting methods and certain assumptions and estimates.

        Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Management must exercise judgment in selecting and applying many of these accounting policies and methods so they comply with generally accepted accounting principles in the U.S. ("GAAP") and reflect management's judgment of the most appropriate manner to report our financial condition and results. In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which may be reasonable under the circumstances, yet may result in our reporting materially different results than would have been reported under a different alternative.

        Certain accounting policies are critical to presenting our financial condition and results. They require management to make difficult, subjective or complex judgments about matters that are uncertain. Materially different amounts could be reported under different conditions or using different assumptions or estimates which may affect our business, results of operations, financial condition or prospects.

Changes in the federal, state, or local tax laws may negatively impact our financial performance.

        Changes in tax law could increase or decrease our effective tax rates. These changes may be retroactive to previous periods and as a result could negatively affect our current and future financial performance. For example, the Tax Cuts and Jobs Act of 2017 ("the Tax Act") had a generally positive impact on our financial performance that began in 2018 due to the decrease in the statutory federal corporate tax rate from 35% to 21%; however, the legislation also enacted limitations on certain deductions which partially offset the benefit from the lower tax rate.

        Changes in tax law could also have an adverse impact on areas of our business which facilitate services to comply with the Internal Revenue Code. For example, we offer commercial escrow services and facilitate tax-deferred commercial exchanges under Section 1031 of the Internal Revenue Code. Legislation has been proposed on several occasions that would repeal or restrict the application of Section 1031 of the Internal Revenue Code, which provides for tax-free exchanges of real property for other real property. Any repeal or significant change in the tax rules pertaining to like-kind exchanges could have an adverse impact on our escrow and exchange business. As of December 31, 2019, escrow and exchange deposit balances totaled $650.6 million.

Risks relating to the regulation of our industry

The banking industry is highly regulated, and legislative or regulatory actions taken now or in the future may have a significant adverse effect on our operations.

        The banking industry is extensively regulated and supervised under both federal and state laws and regulations that are intended primarily to protect customers, depositors, the FDIC's Deposit Insurance Fund, and the banking system as a whole, not our shareholders. We are subject to the regulation and supervision of the FDIC and the DBO. The banking laws, regulations and policies applicable to us govern matters ranging from the regulation of certain debt obligations, changes in the control of us and the maintenance of adequate capital to the general business operations conducted by us, including permissible types, amounts and terms of loans and investments, the amount of reserves held against deposits, restrictions on dividends, imposition of specific accounting requirements that may be more restrictive and may result in greater or earlier charges to earnings or reductions in our capital than

GAAP, establishment of new offices and the maximum interest rate that may be charged by law. In addition, certain of our subsidiaries were subject to regulation, supervision and examination by other regulatory authorities, including FINRA.

        We are subject to changes in federal and state banking statutes, regulations and governmental policies, and the interpretation or implementation of them. Regulations affecting banks and other financial institutions in particular are undergoing continuous review and frequently change, and the ultimate effect of such changes cannot be predicted. Regulations and laws may be modified at any time, and new legislation may be enacted that will affect us. Any changes in any federal or state law, as well as regulations or governmental policies could affect us in substantial and unpredictable ways, including ways that may adversely affect our business, results of operations, financial condition or prospects. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs. In addition, federal and state banking regulators have broad authority to supervise our banking business and that of our subsidiaries, including the authority to prohibit activities that represent unsafe or unsound banking practices or constitute violations of statute, rule, regulation or administrative order. Failure to appropriately comply with any such laws, regulations or regulatory policies could result in sanctions by regulatory agencies, restrictions on our business activities, civil money penalties or damage to our reputation, all of which could adversely affect our business, results of operations, financial condition or prospects.

Many of our new activities and expansion plans require regulatory approvals and failure to obtain them may restrict our growth.

        We may complement and expand our business by pursuing opportunistic acquisitions of depository institutions through whole bank acquisitions or banking office purchase transactions, and acquisitions of related businesses. Generally, we must receive state and federal regulatory approval before we can acquire an FDIC-insured depository institution or related business. In determining whether to approve a proposed acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, our financial condition, our future prospects, and the impact of the proposal on U.S. financial stability. The regulators also review current and projected capital ratios and levels, the competence, experience, and integrity of management, and its record of compliance with laws and regulations, the convenience and needs of the communities to be served (including the acquiring institution's record of compliance under the CRA), and the effectiveness of the acquiring institution in combating money laundering activities. Such regulatory approvals may not be granted on terms that are acceptable to us, or at all. We may also be required to effect divestitures as a condition to receiving regulatory approval, which condition may not be acceptable to us or, if acceptable to us, may reduce the benefit of any acquisition.

Federal and state regulators periodically examine our business and we may be required to remediate adverse examination findings.

        The FDIC and the DBO periodically examine our business, including our compliance with laws and regulations. If, as a result of an examination, a banking agency were to determine that our financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of any of our operations had become unsatisfactory, or that we or our management were in violation of any law or regulation, the banking agency may take a number of different remedial actions as it deems appropriate. These actions include the power to enjoin "unsafe or unsound" practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in our capital, to restrict our growth, to change the asset composition of our portfolio or balance sheet, to assess civil monetary penalties against our officers or directors, to remove officers and directors and, if it is concluded that such conditions cannot be corrected or there is an imminent risk of loss to depositors, to terminate our deposit insurance and place us into receivership or conservatorship. Any regulatory action against us could have a material adverse effect on our business, results of operations, financial condition, and prospects.

The Dodd-Frank Act has had a continuing material effect on our operations.

        The Dodd-Frank Act, enacted in 2010, imposed significant regulatory and compliance obligations on financial institutions and non-bank providers of financial products. The Dodd-Frank Act has had and will continue to have an impact on our business in the following ways:

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  changed our regulatory capital requirements;

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  created new government regulatory agencies (such as the Financial Stability Oversight Council, which oversees systemic risk and the CFPB, which develops and enforces rules for bank and non-bank providers of consumer financial products);

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  changed deposit insurance assessments;

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  regulated debit interchange fees we earn;

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  changed retail banking regulations; and

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  changed the regulation of consumer mortgage loan origination and risk retention.

        In addition, the Dodd-Frank Act restricts the ability of banks to engage in certain proprietary trading or to sponsor or invest in private equity or hedge funds. The Dodd-Frank Act also contains provisions designed to limit the ability of insured depository institutions, their holding companies, and their affiliates to conduct certain swaps and derivatives activities and to take certain principal positions in financial instruments.

        Some provisions of the Dodd-Frank Act became effective immediately upon its enactment. Many provisions, however, will require regulations to be promulgated by various federal agencies in order to be implemented, some of which have been proposed by the applicable federal agencies. The provisions of the Dodd-Frank Act may have unintended effects, which will not be clear until implementation. The changes resulting from the Dodd-Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business. These changes may also require us to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements. Failure to comply with the new requirements may negatively impact our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to investors in our common stock.

        It is not clear whether the executive order issued on February 3, 2017, by President Trump calling for his administration to review existing U.S. financial laws and regulations, including the Dodd-Frank Act, or the memorandum issued by President Trump to the DOL regarding the fiduciary rule, or the legislation introduced by both the House of Representatives and the Senate that would repeal or modify provisions in the Dodd-Frank Act will result in material changes to the current laws and rules, or those that are in process, applicable to financial institutions and financial services or products like ours. It also is not clear what the impact from any such changes would be on our business or the markets and industries in which we compete. There is no guaranty that any changes from this review would be positive for us, and any such changes could have a material adverse impact on our business and our prospects.

Regulatory initiatives regarding bank capital requirements may require heightened capital.

        Regulatory capital rules, adopted in July 2013, implement higher minimum capital requirements for banks. These rules, which implement the Basel III regulatory capital reforms from the Basel Committee on Banking Supervision, include a common equity Tier 1 capital requirement and establish criteria that instruments must meet to be considered common equity Tier 1 capital, additional Tier 1 capital or Tier 2 capital. These enhancements were intended to both improve the quality and increase the quantity of capital required to be held by banking organizations, and to better equip the U.S. banking system to deal with adverse economic conditions. The capital rules require banks to maintain a common equity Tier 1 capital ratio of 4.5%, a minimum total Tier 1 risk based capital ratio of 6%, a minimum total risk based capital ratio of 8%, and a minimum leverage ratio of 4%. Banks are also required to hold a capital conservation buffer of common equity Tier 1 capital of 2.5% (when fully phased in) to avoid limitations on capital distributions and discretionary executive compensation payments. The capital conservation buffer is fully transitioned to 2.5%. The revised capital rules will also require banks to maintain a common equity Tier 1 capital ratio of 6.5% or greater, a Tier 1 capital ratio of 8% or greater, a total capital ratio of 10% or greater and a leverage ratio of 5% or greater to be deemed "well-capitalized" for purposes of certain rules and prompt corrective action requirements.

        Our regulatory capital ratios currently are in excess of the levels established for "well-capitalized" institutions. Future regulatory change could impose higher capital standards. Any new or revised standards adopted in the future may require us to maintain materially more capital, with common equity as a more predominant component, or manage the configuration of our assets and liabilities to comply with formulaic liquidity requirements. We may not be able to raise additional capital at all, or on terms acceptable to us. Failure to maintain capital to meet current or future regulatory requirements could have a significant material adverse effect on our business, financial condition, and results of operations.

The repeal of federal prohibitions on payment of interest on demand deposits could increase our interest expense.

        All federal prohibitions on the ability of depository institutions to pay interest on demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, since July 21, 2011, depository institutions have been able to offer interest on demand deposits to compete for clients. Our interest expense will increase and our net interest margin will decrease if we begin offering interest on demand deposits to attract additional customers or maintain current customers, which could have an adverse effect on our business, financial condition, results of operations, and prospects.

We are subject to numerous laws designed to protect consumers, including the CRA and fair lending laws, and failure to comply with these laws could lead to a wide variety of sanctions.

        The CRA, the Equal Credit Opportunity Act, the Fair Housing Act and other fair lending laws and regulations impose nondiscriminatory lending requirements on financial institutions. The Department of Justice, the CFPB and other federal agencies are responsible for enforcing these laws and regulations. A successful regulatory challenge to an institution's performance under the CRA or fair lending laws and regulations could result in a wide variety of sanctions, including damages and civil money penalties, injunctive relief, restrictions on mergers and acquisitions activity, restrictions on expansion, and restrictions on entering new business lines. Private parties may also have the ability to challenge an institution's performance under fair lending laws in private class action litigation. Any such actions could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

        The Bank Secrecy Act of 1970, the USA PATRIOT Act of 2001, and other laws and regulations require financial institutions, among other duties, to institute and maintain an effective anti-money laundering program and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury, is authorized to impose significant civil money penalties for violations of those requirements and engages in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration, and U.S. Internal Revenue Service. We are also subject to increased scrutiny of compliance with the rules enforced by the OFAC. If our policies, procedures and systems are deemed deficient, we would be subject to liability, including fines and regulatory actions, which may include restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us. Any of these results could materially and adversely affect our business, financial condition, results of operations, and prospects.

As of January 1, 2020, we are no longer an emerging growth company, and the reduced disclosure requirements applicable to emerging growth companies no longer apply to us.

        As of January 1, 2020, we are no longer an "emerging growth company" as defined by the Jumpstart Our Business Startups Act of 2012. An emerging growth company is permitted to take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies that are not emerging growth companies. As an emerging growth company, we elected to take advantage of:

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  scaled disclosure requirements related to historical financial information presented in Management's Discussion and Analysis of Financial Condition and Results of Operations;

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  reduced disclosure of our executive compensation arrangements; and

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  exemption from the requirement to give our shareholders non-binding advisory votes on executive compensation or golden parachute arrangements.

        Compliance with these additional requirements may increase our compliance and financial reporting expenses. Failure to comply with these requirements could subject us to enforcement actions which could damage our reputation and adversely affect our business, operating results, and financial condition.

Risks related to our common stock

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our shareholders.

        The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above your purchase price, if at all. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some, but certainly not all, of the factors that could negatively affect the price of our common stock, or result in fluctuations in the price or trading volume of our common stock, include:

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  variations in our quarterly operating results or failure to meet the market's earnings expectations;

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  publication of research reports about us or the financial services industry in general;

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  delay or failure to close the pending Merger with PPBI;

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  the failure of securities analysts to cover our common stock;

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  additions or departures of our key personnel;

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  adverse market reactions to any indebtedness we may incur or securities we may issue in the future;

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  actions by our shareholders;

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  the operating and securities price performance of companies that investors consider to be comparable to us;

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  significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors, including the proposed Merger with PPBI;

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  the stock price of PPBI (given the proposed Merger);

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  changes or proposed changes in laws or regulations affecting our business; and

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  actual or potential litigation and governmental investigations.

        In addition, if the market for stocks in our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

        The trading market for our common stock could be influenced by any research and reports that securities or industry analysts publish about us or our business. There are no assurances that securities and industry analysts will not downgrade our stock or publish inaccurate or unfavorable research about our business, which could cause our stock price to decline. If one or more analysts who cover our company, if any, cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

Future sales or issuances of our common stock, or other securities convertible into or exercisable or exchangeable for common stock may result in dilution or adversely affect our stock price.

        The market price of our common stock may be adversely affected by the sale of a significant quantity of our outstanding common stock (including any securities convertible into or exercisable or exchangeable for common stock) or the perception that such a sale could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future at a time and price that we deem appropriate.

        We may issue additional equity securities or debt securities convertible into or exercisable or exchangeable for equity securities from time to time to raise additional capital, support growth or make acquisitions. Further, we expect to issue stock options or other stock awards to retain and motivate our employees, executives and directors. These issuances of securities could dilute the voting and economic interest of our existing shareholders. These issuances or the perception that such issuances may occur could also adversely affect the market price of our common stock.

The conversion of our Series A Preferred Stock, the exercise of our Common Stock Warrant and Series A Preferred Stock Warrants, the exercise of stock options and vesting of shares of restricted stock we have granted or will grant in the future will dilute the ownership interest of holders of our common stock.

        As of December 31, 2019, we had 31,111 shares of Series A Preferred Stock issued and outstanding, and 6,227 shares of Series A Preferred Stock issuable upon exercise of outstanding Series A Preferred Stock Warrants. Each share of Series A Preferred Stock is convertible into 50 shares of common stock. Based on a conversion price of $20.00 per share, we would be required to issue 1,866,900 shares of common stock upon the conversion of all outstanding shares of Series A Preferred Stock including the Series A Preferred Stock issuable upon exercise of the outstanding Preferred Stock Warrants. We also have 140,625 shares of common stock that are issuable upon the exercise of one outstanding Common Stock Warrant with an exercise price of $20.00 per share. The Common Stock Warrant expires at the end of its contractual term in September 2020. Additionally, as of December 31, 2019, we had stock options outstanding that were exercisable for 59,388 shares of common stock at a weighted average exercise price of $20.00 and 396,818 unvested shares of restricted stock outstanding. The exercise of the warrants, the conversion of the Series A Preferred Stock into shares of common stock and the exercise of stock options and vesting of shares of restricted stock will dilute the ownership interest of holders of our common stock, as well as the tangible book value per share of common stock.

Our common stock is subordinate to our existing and future indebtedness and preferred stock.

        Shares of our common stock are equity interests and do not constitute indebtedness. As such, our common stock ranks junior to all of our customer deposits and indebtedness, and other non-equity claims against us, with respect to assets available to satisfy claims. Additionally, holders of common stock are subject to the prior liquidation rights of the holders of the Series A Preferred Stock and may be subject to the prior dividend and liquidation rights of any other series of preferred stock we may issue.

We have several significant investors whose individual interests may differ from yours.

        As a result of the Bay Cities Reorganization, a significant percentage of our common stock, Series A Preferred Stock and warrants is currently held by a few institutional investors—Elliott Management Corporation, Fortress Investment Group LLC and Starwood Capital Group (collectively, "Significant Investors"). These Significant Investors collectively owned approximately 24% of our outstanding common stock as of December 31, 2019, and approximately 28% of our common stock on a fully diluted basis. Based on their satisfaction of certain ownership criteria, each Significant Investor other than Elliott Management Corporation currently is entitled to nominate a director to our Board of Directors as long as certain ownership criteria continue to be met. Although the Significant Investors are independent of each other and each of them entered into passivity commitments with the Federal Reserve that limit their ability to influence us either individually or as a group, these investors will continue to have a significant level of influence over us because of their level of common stock ownership and their right to each nominate a representative to our Board of Directors. For example, the Significant Investors will have a greater ability than our other shareholders to influence the election of directors and the potential outcome of other matters submitted to a vote of our shareholders, including mergers and other acquisition transactions, and amendments to our Articles of Incorporation, as amended ("Articles of Incorporation") and Amended and Restated Bylaws ("Bylaws"), as well as other extraordinary corporate matters. The interests of the Significant Investors could conflict with the interests of our other shareholders, and any future transfer by the Significant Investors of their shares of common stock to other investors who have different business objectives could adversely affect our business, results of operations, financial condition, prospects or the market value of our common stock.

Various factors could make a takeover attempt of us more difficult to achieve.

        Certain provisions of our organizational documents, in addition to certain federal banking laws and regulations, could make it more difficult for a third-party to acquire us without the consent of our Board of Directors, even if doing so were perceived to be beneficial to our shareholders. Our Articles of Incorporation provide for, among other things:

  •
  the division of our Board of Directors into classes with directors of each class serving a staggered three-year term in the case of our board having three classes of directors and a staggered two-year term if our board had two classes of directors;

  •
  advance notice for nomination of directors and other shareholder proposals;

  •
  no cumulative voting in the election of directors and other shareholder proposals;

  •
  limitations on the ability of shareholders to call a special meeting of shareholders;

  •
  the approval by a super-majority of outstanding shares of common stock to amend certain provisions of our Articles of Incorporation and Bylaws; and

  •
  the authorization of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors.

        We believe that these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with our Board of Directors and by providing our Board of Directors with more time to assess any acquisition proposal. However, these provisions apply even if the offer may be determined to be beneficial by some shareholders and could delay or prevent an acquisition that our Board of Directors determines is in our best interest and that of our shareholders.

        Furthermore, banking laws impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution, such as us, which could delay or prevent an acquisition.

        The combination of these provisions could effectively inhibit a non-negotiated merger or other business combination, which could adversely impact the value of our common stock.

Item 1B.    Unresolved Staff Comments

        None.

Item 2.    Properties

        We currently lease approximately 50,000 square feet of office and operations space in Irvine, California. This space is primarily used for our principal executive offices and operations center. We provide banking services at 46 banking office locations, of which 25 are located in Southern California, 16 are located in Washington, three are located in Northern California, one is located in Arizona, and one is located in Oregon. Of the 46 banking offices, we leased 41 locations and owned five locations. The average size of our current banking offices is 2,200 square feet. Our 20 non-acquired banking offices have an average size of 1,800 square feet. The target average size of our banking offices is approximately 1,700 square feet. Operations of our Alternative Asset IRA Custodian are principally conducted out of a 30,000 square foot leased office space in Denver, Colorado and a 9,000 square foot leased office space in San Francisco, California. Escrow and exchange operations are conducted out of a 10,000 square foot leased office space in Los Angeles, California.

        We believe that our facilities are in good condition and are adequate to meet our operating needs for the foreseeable future.

Item 3.    Legal Proceedings

        From time to time, we are a party to various litigation matters incidental to our ordinary conduct of our business. For further information, refer to Note 22, "Commitments, Contingent Liabilities, and Other Related Activities," included in our Notes to Consolidated Financial Statements under Part IV. "Item 15. Exhibits, Financial Statement Schedules."

Item 4.    Mine Safety Disclosures

        Not Applicable.

PART II

Item 5.    Market for Registrant's Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities

        Shares of our common stock began trading on the Nasdaq Global Select Market under the symbol "OPB" on April 16, 2014. Prior to April 16, 2014, there was no established public trading market for our common stock. Our Series A Preferred Stock is neither listed on an exchange nor traded.

Holders of Record

        As of February 27, 2020, there were approximately 53 holders of record of our common stock and 8 holders of our Series A Preferred Stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

Dividend policy

        When declared and approved by the Board of Directors, we pay a cash dividend to common shareholders and to Series A preferred shareholders on an as converted basis. Any future determination relating to our dividend policy will be made by our Board of Directors and will depend on a number of factors, including: (1) our historical and projected financial condition, liquidity and results of operations, (2) our capital levels and needs, (3) tax considerations, (4) any acquisitions or potential acquisitions that we may examine, (5) statutory and regulatory prohibitions and other limitations, (6) the terms of any credit agreements or other borrowing arrangements that restrict our ability to pay cash dividends, (7) general economic conditions, and (8) other factors deemed relevant by our Board of Directors. We are not obligated to pay dividends on our common stock.

Sales of Unregistered Equity Securities

        During the three months ended December 31, 2019, we granted an aggregate of 8,775 shares of restricted stock with an aggregate grant date fair value of $220,000 pursuant to the Opus Bank 2018 Long-Term Incentive Plan as well as an aggregate of 11,824 shares of restricted stock with an aggregate grant date fair value of $300,000 pursuant to the Opus Bank 2010 Long-Term Incentive Plan. Vesting of these awards is subject to the recipients continued service as well as certain performance-based and time-based requirements. These grants were exempt from registration pursuant to Section (3)(a)(2) of the Securities Act of 1933, as amended, because the grants involved securities issued by a bank.

Issuer Purchases of Equity Securities

        During the three months ended December 31, 2019, we acquired shares of our common stock held by employees who tendered shares to satisfy tax withholding obligations upon the vesting of previously issued restricted stock awards. Specifically, the number of shares of common stock acquired from employees and the average prices paid per share for each month during the three months ended December 31, 2019 are as follows:

Period	Total Number of Shares Purchased	Average Price Paid Per Share
October 1, 2019 to October 31, 2019	7,654	$22.00
November 1, 2019 to November 30, 2019	2,272	$25.65
December 1, 2019 to December 31, 2019	175	$26.26

	10,101

Performance Graph

        Our common stock began trading following our initial public offering on April 16, 2014. The following Performance Graph compares, for the period from December 31, 2014 through December 31, 2019, the cumulative shareholder return (change in the stock price only) of our common stock and the cumulative return of the (i) Nasdaq Bank Index and (ii) the Standard and Poor's 500 Index:

*
$100 invested on December 31, 2014, in stock or index.

        The performance period reflected above assumes that $100 was invested in our common stock at the closing price as of December 31, 2014 and each of the indices listed in the graph above. The performance of our common stock reflected above is not indicative of our future performance.

Item 6.    Selected Financial Data

Selected historical consolidated financial information

        The following tables should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is included elsewhere in this Annual Report on Form 10-K.

	As of or for the year ended December 31,
($ in thousands except per share amounts)	2019	2018	2017	2016	2015
Income Statement Data:
Net interest income	$200,482	$200,529	$217,409	$242,505	$208,325
Provision (negative provision) for loan losses	(4,905)	19,601	(8,823)	125,778	24,967
Noninterest income	50,026	41,079	54,780	61,861	24,669
Noninterest expense	171,478	184,550	190,595	162,747	110,249
Income tax expense	22,101	6,539	42,774	4,387	37,835

Net income	$61,834	$30,918	$47,643	$11,454	$59,943

Per Share Data:
Earnings per common share—basic	$1.64	$0.82	$1.29	$0.34	1.86
Earnings per common share—diluted	1.62	0.81	1.26	0.33	1.79
Weighted average shares outstanding—basic	36,262,559	36,028,025	36,432,482	33,781,354	29,003,588
Weighted average shares outstanding—diluted	38,242,481	38,270,650	37,770,993	35,103,431	33,448,090
Book value per common share	$29.44	$28.06	$27.69	$27.00	$26.66
Tangible book value per common share(1)	19.38	17.77	17.20	15.84	18.28
Year-End Balances:
Investment securities, available for sale	1,039,596	1,081,546	1,127,288	666,589	151,761
Loans	5,900,520	5,165,210	5,173,193	5,669,067	5,495,804
Total assets	7,992,400	7,180,903	7,486,809	7,882,563	6,649,833
Deposits	6,473,593	5,951,888	5,943,938	6,681,761	5,307,048
Stockholders' equity	1,099,147	1,040,813	1,023,464	925,935	867,038
Average Balances:
Investment securities, available-for-sale	1,061,822	1,066,317	965,874	164,748	220,310
Loans	5,653,861	5,160,529	5,277,170	5,983,091	4,647,774
Total assets	7,700,141	7,258,284	7,602,646	7,341,852	5,832,355
Deposits	6,192,006	5,997,227	6,349,086	6,008,638	4,598,391
Stockholders' equity	1,069,279	1,033,680	1,001,855	935,041	838,881
Selected Performance Ratios:
Return on average assets	0.80%	0.43%	0.63%	0.16%	1.03%
Return on average stockholders' equity	5.78	2.99	4.76	1.22	7.15
Return on average tangible stockholders' equity(1)	8.82	4.68	7.66	1.95	10.50
Dividend payout ratio	26.91	52.28	n/a	252.17	18.30
Average stockholders equity to average assets	13.89	14.24	13.18	12.74	14.38
Net interest margin(2)	2.90	3.08	3.17	3.62	3.95
Cost of deposits(3)	1.02	0.64	0.45	0.45	0.49
Cost of funds	1.17	0.75	0.56	0.51	0.51
Efficiency ratio(4)	66.25	70.72	67.64	54.77	46.43
Noninterest expense to average assets	2.23	2.54	2.51	2.22	1.89
Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.07	0.39	0.78	1.21	0.37
Net charge-offs to average total loans	0.16	0.79	0.51	0.98	0.08
Allowance for loan losses to total loans at period end	0.69	1.06	1.47	1.97	0.80
Capital Ratios:
Tier 1 leverage ratio	9.70	9.69	9.44	7.54	9.59
Tier 1 risk-based capital ratio(5)	12.17	11.92	11.42	8.95	10.81
Total risk-based capital ratio(5)	15.08	15.29	14.97	12.32	11.65
Common Equity Tier 1 Ratio(5)	11.68	11.40	10.94	8.95	10.81

(1)
Refer to reconciliation of non-GAAP financial measures for a reconciliation of non-GAAP tangible book value per common share and return on average tangible stockholders' equity.

(2)
Net interest margin has been adjusted to a taxable-equivalent basis using a 21% tax rate for the years ended December 31, 2019 and 2018, and a 35% tax rate for the prior years reported.

(3)
Calculated as interest expense on deposits divided by total average deposits.

(4)
The efficiency ratio equals noninterest expense adjusted to exclude the amortization of other intangible assets divided by the sum of tax-equivalent net interest income and noninterest income adjusted to exclude gains and losses on the sale of investment securities, loans, and other repossessed assets.

(5)
During the fourth quarter of 2017, we adjusted the risk-weighting capital treatment of the structured pass-through certificates that were issued and purchased entirely by the Company in connection with a Freddie Mac transaction that closed on December 23, 2016 based on new guidance provided by our regulators. We amended our December 31, 2016 Call Report on December 4, 2017 to adjust the risk-weighting of our investment securities, which resulted in an increase to our total risk-based capital ratio, tier 1 risk-based capital ratio, and common equity tier 1 ratio for 2016. These changes had no impact to the Company's consolidated balance sheets and consolidated statements of income for the periods presented herein.

Reconciliation of non-GAAP financial measures

        The following table provides a reconciliation of non-GAAP financial measures in this report with financial measures defined by GAAP. We believe that the presentation of these non-GAAP financial measures assists investors in evaluating our financial results. These non-GAAP measures including our tangible book value per common share and return on average tangible stockholders' equity should be taken together with the corresponding GAAP measures and should not be considered a substitute of the non-GAAP financial measures and ratios.

	As of or for the year ended December 31,
($ in thousands except per share amounts)	2019	2018	2017	2016	2015
Tangible book value per common share
Tangible equity:
Total stockholders' equity	$1,099,147	$1,040,813	$1,023,464	$925,935	$867,038
Less: Preferred stock	29,110	29,110	29,110	581	581

Common equity	1,070,037	1,011,703	994,354	925,354	866,457
Less:
Goodwill	331,832	331,832	331,832	331,832	262,115
Other intangible assets, net	33,875	38,926	44,800	50,718	10,099

Tangible common equity	704,330	640,945	617,722	542,804	594,243
Shares of common stock outstanding	36,347,615	36,060,375	35,915,159	34,277,121	32,500,191
Book value per common share	$29.44	$28.06	$27.69	$27.00	$26.66
Tangible book value per common share	19.38	17.77	17.20	15.84	18.28
Return on average tangible stockholders' equity
Average stockholders' equity	$1,069,279	$1,033,680	$1,001,855	$935,041	$838,881
Less:
Average goodwill	331,832	331,832	331,832	313,546	256,363
Average other intangible assets, net	36,312	41,859	47,823	34,325	11,362

Average tangible stockholders' equity	701,135	659,989	622,200	587,170	571,156
Net income	$61,834	$30,918	$47,643	$11,454	$59,943
Return on average stockholders' equity	5.78%	2.99%	4.76%	1.22%	7.15%
Return on average tangible stockholders' equity	8.82	4.68	7.66	1.95	10.50

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected historical consolidated financial information" under Part II, Item 6 and our audited consolidated financial statements presented under Part II, Item 15 of this report. Certain prior period amounts have been reclassified to conform to current period presentations.

        In addition, the following discussion and analysis of our financial condition and results of operations contains forward-looking statements. These statements are based on current expectations and assumptions, which are subject to risks and uncertainties. See our cautionary language at the beginning of this report under "Cautionary Note Regarding Forward-Looking Statements," and for a more complete discussion of the factors that could affect our future results refer to Part I. "Item 1A. Risk Factors."

        Our fiscal year ends December 31st and, unless otherwise noted, references to years are for fiscal years ended December 31st.

Overview

        Opus Bank is a California-chartered commercial bank headquartered in Irvine, California. Our primary source of revenue is net interest income which is the difference between interest earned on loans, investment securities, and due from banks and interest paid on deposits and other funding sources. We also provide our clients with financial products and services which generate noninterest income such as fees and service charges on deposit accounts, escrow and exchange fees, and trust administrative fees. We may realize gains or losses on the sale of assets or income from the recapture of discounts recorded on assets acquired at a discount. Our principal noninterest expenses include compensation and benefits, professional services, occupancy costs, administrative expenses, and our assessment for FDIC deposit insurance. Our provision for loan losses is recorded to maintain an allowance for loan losses at the level we deem appropriate to cover probable credit losses inherent in our loan portfolio.

        Our accounting and reporting policies conform to GAAP in the United States of America. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Our significant accounting policies are described in Note 2, "Summary of Significant Accounting Policies" under Part II. Item 15. Exhibits, Financial Statement Schedules" of this report, and our most critical significant accounting policies are discussed in the "Critical Accounting Policies" section of this report.

2019 Highlights

  •
  Net income totaled $61.8 million, or $1.62 per diluted common share, for the year ended December 31, 2019, compared to $30.9 million, or $0.81 per diluted common share, for 2018.

  •
  Average loans increased $493.3 million, or 10%, to $5.7 billion during 2019, primarily due to higher multifamily loan growth.

  •
  Average deposits increased $194.8 million, or 3%, to $6.2 billion during 2019, reflecting a $271.4 million increase in interest-bearing deposits, partially offset by a $76.6 million decrease in noninterest-bearing demand deposits.

  •
  Net interest income was $200.5 million for both 2019 and 2018, reflecting higher average balances of loans and the rise in yield on securities due to the repositioning of our securities portfolio in December 2018, offset by the negative impact on our cost of funds from changes in the federal funds rate.

  •
  Provision for loan losses decreased $24.5 million to a negative provision of $4.9 million for 2019, reflecting a $76.9 million decline in total criticized loans and a $31.9 million decrease in net charge-offs, compared to 2018.

  •
  Noninterest income increased $8.9 million, or 22%, to $50.0 million in 2019, primarily attributed to the repositioning of our investment securities portfolio which included a $9.9 million loss on the sale of investment securities during 2018.

  •
  Noninterest expense decreased $13.1 million, or 7%, to $171.5 million in 2019, reflecting the cost reduction initiatives we announced during the fourth quarter of 2018 and second quarter of 2019, which resulted in a decrease in compensation and benefits of $8.5 million and in professional services of $4.4 million.

  •
  Income taxes increased $15.6 million to $22.1 million in 2019, primarily due to a $46.5 million increase in our pre-tax income.

Pending Merger with Pacific Premier

        On January 31, 2020, we entered into a Merger Agreement with PPBI and Pacific Premier pursuant to which we will be merged with and into Pacific Premier, with Pacific Premier as the surviving institution in the Merger. Upon closing of the Merger, each share of our common stock will be exchanged for 0.9000 shares of PPBI Common Stock. The corporate headquarters of the surviving bank will be located in Irvine, California. The name of the surviving bank will be Pacific Premier Bank. The Merger is expected to close in mid-2020, subject to satisfaction of customary closing conditions, including receipt of customary regulatory approvals and approval by the shareholders of the Company and the approval by PPBI's shareholders of the issuance of shares of PPBI Common Stock in connection with the Merger. For more information on the Merger Agreement and the Merger, see Note 27, "Subsequent Events," in "Item 15. Financial Statements." See also Item 1A, "Risk Factors-Risks related to the Merger," for a discussion of certain risks related to the Merger.

Critical accounting policies and the impact of accounting estimates

        Our consolidated financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under current circumstances. These assumptions form the basis for our judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. We evaluate our estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.

        We have identified accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of our financial statements to those judgments and assumptions, are critical to an understanding of our financial condition and results of operations. We believe that the judgments, estimates, and assumptions used in the preparation of our financial statements are appropriate. The Company's critical accounting policies include those that address accounting for our allowance for loan losses, goodwill and other intangibles.

        Allowance for loan losses.    The allowance for loan losses reflects the Company's estimate of probable losses inherent within the loan portfolio. The allowance is based upon our review of the credit quality of the loan portfolio, which includes our credit quality monitoring procedures that are outlined below. The allowance is increased by the provision for loan losses and reduced by loan principal charged off, net of recoveries. The allowance is based on management's established methodology that includes a quarterly process to estimate a general allowance for unimpaired loans and a specific allowance for impaired loans.

        General allowance.    Unimpaired loans are evaluated collectively using homogeneous pools of loans with similar risk characteristics, which are based on the source of loan origination, product/collateral type, and credit risk ratings. The framework established for the general allowance for loan loss methodology includes portfolio segmentation, loss emergence, qualitative environmental factors, and the historical look-back period to substantiate the estimation of the general allowance for unimpaired loans. Under the framework, management follows a process to measure the allowance, taking into consideration the nature and inherent risks of the underlying loan portfolio, actual historical loss experience, peer loss data, and qualitative environmental factors.

        Based on these factors, a loss factor is calculated at the loan pool level and is applied to the outstanding pool balance to calculate a general allowance amount.

        The Company evaluates its general allowance methodology on at least an annual basis, and during the year ended December 31, 2018, increased its lookback period from a rolling 16 quarters to a rolling 20 quarters. The results of this enhancement are reflected in the allowance estimate for periods after September 30, 2018, whereas periods between October 1, 2017 and September 30, 2018 utilized a 16 quarter lookback period and prior periods utilized a 12 quarter lookback period. The extension of the lookback period did not result in a material change to the Company's allowance for loan losses for any of the periods presented.

        Specific allowance.    The specific allowance is determined for individual loan relationships that are deemed impaired and is estimated using a discounted cash flow methodology for loans that are not deemed collateral dependent. Discounted cash flows represent management's estimate of all future contractual payments anticipated from the borrower, discounted using the effective interest rate at the time of origination. For loan relationships deemed collateral dependent, impairment is measured using collateral valuations, and any impairment is generally charged-off. Collateral valuations are generally supported by various data points, including, but not limited to, independent appraisal valuations, terms of sale transactions executed with willing buyers, or independent broker price opinions that reflect actual sales transactions for similar collateral types.

        Goodwill.    Under the acquisition method, any excess of the purchase price over the net fair value of acquired assets, including identifiable intangible assets and liabilities assumed, is recorded as goodwill. Goodwill is evaluated for impairment at least annually or more frequently if circumstances or specific events indicate that it is more likely than not the fair value of a reporting unit is less than its carrying amount. The Company follows the guidance under Accounting Standards Codification ("ASC") 350, Intangibles—Goodwill and Other, and first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. Key areas of consideration include, but are not limited to, trends in macroeconomic conditions, financial performance, significant and sustained declines in the business combination consideration, and industry-specific market factors. If circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the Company will perform the first step of the two-step goodwill impairment test by quantitatively determining an estimated fair value of the reporting unit and, depending on the results, may perform the second step of the two-step goodwill impairment test to determine the amount of impairment loss, if any, to be recognized through earnings.

Recent Accounting Pronouncements

        For a discussion of accounting standards that became effective during the year ended December 31, 2019, and accounting standards recently issued but were not yet effective during the year ended December 31, 2019, refer to Note 2, "Summary of Significant Accounting Policies—Recent Accounting Pronouncements," in "Item 15. Exhibits, Financial Statement Schedules."

Results of operations—Years ended December 31, 2019, 2018, and 2017

Net interest income and margin (fully taxable equivalent basis)

        Our earnings are derived predominantly from net interest income, which is our interest income, net of interest expense. Changes in our balance sheet composition, including changes in interest-earning assets, deposits, and borrowings, combined with changes in market interest rates, impact our net interest income. Net interest margin is net interest income, on a fully taxable equivalent basis, divided by average interest-earning assets. We manage our interest-earning assets and funding sources, including noninterest- and interest-bearing liabilities, in order to maximize this margin. Net interest income and net interest margin are presented on a fully taxable equivalent basis to reflect income from tax-exempt loans based on the federal statutory tax rate of 21.0% for 2019 and 2018, and 35.0% for 2017.

        Average balance sheet, interest, and yield/rate analysis (fully taxable-equivalent basis).    The following table presents average balance sheet information, interest income, interest expense and the corresponding average yield earned and rates paid for the years ended December 31, 2019, 2018, and

2017. The average balances are principally daily averages and, for loans, include both performing and nonperforming loans.

	For the year ended December 31,
	2019			2018			2017
($ in thousands)	Average Balance	Interest(1)	Yields/ Rates	Average Balance	Interest(1)	Yields/ Rates	Average Balance	Interest(1)	Yields/ Rates
Assets:
Interest-earning assets
Due from banks	$269,202	5,308	1.97%	$323,780	6,148	1.90%	$651,012	6,908	1.06%
Investment securities	1,061,822	32,134	3.03	1,066,317	22,353	2.10	965,874	19,411	2.01
Total loans	5,653,861	241,248	4.27	5,160,529	219,649	4.26	5,277,170	228,373	4.33

Total interest-earning assets	6,984,885	278,690	3.99	6,550,626	248,150	3.79	6,894,056	254,692	3.69
Noninterest-earning assets	715,256			707,658			708,590

Total assets	$7,700,141			$7,258,284			$7,602,646

Liabilities and stockholders' equity:
Interest-bearing demand	2,534,596	12,349	0.49%	2,521,073	7,877	0.31%	2,426,716	4,513	0.19%
Money market and savings	2,068,606	32,494	1.57	2,114,774	21,713	1.03	2,576,338	19,420	0.75
Time deposits	827,527	18,503	2.24	523,511	8,573	1.64	448,770	4,326	0.96

Total interest bearing deposits	5,430,729	63,346	1.17	5,159,358	38,163	0.74	5,451,824	28,259	0.52
FHLB advances	223,159	5,437	2.44	21,296	374	1.76	17,392	185	1.06
Subordinated debt	133,138	7,690	5.78	132,877	7,690	5.79	132,609	7,690	5.80

Total interest-bearing liabilities	5,787,026	76,473	1.32	5,313,531	46,227	0.87	5,601,825	36,134	0.65
Noninterest-bearing deposits	761,277			837,869			897,262
Other liabilities	82,559			73,204			101,704

Total liabilities	6,630,862			6,224,604			6,600,791
Total stockholders' equity	1,069,279			1,033,680			1,001,855

Total liabilities and stockholders' equity	$7,700,141			$7,258,284			$7,602,646

Net interest spread(2)			2.67%			2.92%			3.04%
Net interest income and margin, tax equivalent(3)		$202,217	2.90%		$201,923	3.08%		$218,558	3.17%

Reconciliation of tax- equivalent net interest income to reported net interest income:
Public finance loans, tax- equivalent adjustment(4)		(1,735)			(1,394)			(1,149)

Net interest income, as reported		$200,482			$200,529			$217,409

(1)
Interest income is presented on a fully taxable-equivalent basis.

(2)
Net interest spread represents the average taxable-equivalent yield on interest-earning assets less the average rate on interest-bearing liabilities.

(3)
Net interest margin represents net interest income on a fully taxable-equivalent basis divided by total average interest-earning assets

(4)
Tax-equivalent adjustments on interest from tax-exempt loans of $6.5 million, $5.2 million, and $2.1 million for the years ended December 31, 2019, 2018, and 2017 using a corporate federal tax rate of 21% for the years ended December 31, 2019 and 2018 and 35% for the year ended December 31, 2017.

        Interest rates and operating interest differential (fully taxable-equivalent basis).    Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in average interest rates. The following table shows the effect that these factors had on the interest earned from our interest-earning assets and interest incurred on our interest-bearing liabilities on a fully taxable-equivalent basis. The effect of changes in volume is determined by multiplying the change in volume by the previous period's average rate. Similarly, the effect of changes in rate is calculated by multiplying the change in average rate by the previous period's volume. For purposes of this table, changes attributable to both volume and rate, which cannot be segregated, have been allocated to the changes due to volume and the changes due to rate in proportion to the relationship of the absolute dollar amounts of change in each.

	For the years ended December 31,
	2019 compared to 2018			2018 compared to 2017
($ in thousands)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in interest income:
Total loans	$20,656	$943	$21,599	$(5,472)	$(3,252)	$(8,724)
Investment securities	(95)	9,876	9,781	2,056	886	2,942
Due from banks	(1,061)	221	(840)	(4,543)	3,783	(760)

Total increase (decrease) in interest income	19,500	11,040	30,540	(7,959)	1,417	(6,542)
Increase (decrease) in interest expense:
Interest-bearing demand	41	4,431	4,472	191	3,173	3,364
Money market and savings	(481)	11,262	10,781	(3,948)	6,241	2,293
Time deposits	6,089	3,841	9,930	811	3,436	4,247

Total deposits	5,649	19,534	25,183	(2,946)	12,850	9,904
FHLB advances	4,864	199	5,063	48	141	189
Subordinated debt	14	(14)	—	14	(14)	—

Total increase (decrease) in interest expense	10,527	19,719	30,246	(2,884)	12,977	10,093

Total increase (decrease) in net interest income	$8,973	$(8,679)	$294	$(5,075)	$(11,560)	$(16,635)

Net interest income and margin (fully taxable equivalent basis)

2019 compared to 2018

        Net interest income increased $294,000 to $202.2 million for the year ended December 31, 2019 from $201.9 million for 2018. The slight increase in our net interest income was primarily attributed to higher interest income from higher average loan balances and higher yield on investment securities, partially offset by higher interest expense on interest-bearing deposits and Federal Home Loan Bank ("FHLB") advances.

        Interest income on loans increased $21.6 million, or 10%, to $241.2 million, driven by a $493.3 million increase in the average balances of loans, primarily due to higher production in multifamily loans during 2019.

        Interest income on investment securities increased $9.8 million, or 44%, to $32.1 million. Yield on investment securities increased 93 basis points to 3.03%, primarily from the repositioning of $314.7 million of lower yielding government-sponsored mortgage-backed securities during the fourth quarter of 2018.

        Interest expense on deposits increased $25.2 million, or 66%, to $63.3 million. Average interest-bearing deposits increased $271.4 million, or 5%, to $5.4 billion, contributing to the increase in interest expense. Along with changes in deposit mix, interest expense on deposits also increased from higher market rates from the lasting impact of increases to the federal funds rate during 2018.

        Net interest margin decreased 18 basis points to 2.90% for the year ended December 31, 2019, compared to 3.08% in 2018. The decrease in our net interest margin was primarily driven by higher rates on interest-bearing deposits, partially offset by higher average loan balances and higher yielding investment securities.

2018 compared to 2017

        Net interest income decreased $16.6 million, or 8%, to $201.9 million for the year ended December 31, 2018 from $218.6 million in 2017. The decrease in our net interest income was primarily attributed to lower interest income on loans and higher interest expense on deposits, partially offset by higher interest income on investment securities.

        Interest income on loans decreased $8.7 million, or 4%, to $219.6 million for the year ended December 31, 2018 from $228.4 million in 2017. Average loan balances declined $116.6 million, or 2%, driven by elevated pay-offs and planned exits of Enterprise Value and Technology Banking loans that was consistent with our efforts to de-emphasize these aspects of our loan portfolio. Loan yield decreased 7 basis points to 4.26%, driven by changes in portfolio mix, lower benefit from prepayment penalties, and the yield differential between new loan fundings and payoffs.

        Interest income on investment securities increased $2.9 million, or 15%, due to a $100.4 million increase in the average balance of investments securities.

        Interest expense on deposits increased $9.9 million, or 35%, to $38.2 million, reflecting higher rates and higher average balances of our interest-bearing demand and time deposits.

        Our net interest margin decreased by 9 basis points to 3.08% for the year ended December 31, 2018, compared to 3.17% in 2017. The decrease was primarily due to a 22 basis points increase in our cost of interest-bearing liabilities to 0.87%.

Provision for loan losses

        The provision for loan losses is the amount we deem appropriate to absorb probable losses inherent in the loan portfolio as of the applicable balance sheet date. We recorded a negative provision for loan losses of $4.9 million during the year ended December 31, 2019 compared to provision expense of $19.6 million in 2018. The decrease of $24.5 million for 2019 compared to 2018 was driven by a $32.0 million decrease in net charge-offs and a $76.9 million decline in total criticized loans.

        We recorded a provision for loan losses of $19.6 million for the year ended December 31, 2018, compared to a negative provision of $8.8 million for the same period in 2017. The increase in provision for 2018 compared to 2017 was primarily due to changes in portfolio mix and a $14.2 million increase in net charge-offs.

Noninterest income

        The following table presents the major components of our noninterest income for the years ended December 31, 2019, 2018, and 2017:

	For the year ended December 31,
($ in thousands)	2019	2018	2017
Fees and service charges on deposit accounts	$5,868	$6,855	$7,592
Escrow and exchange fees	6,027	5,829	6,015
Trust administrative fees	28,065	27,503	26,939
Gain (loss) on sale of loans	52	(22)	(211)
Gain (loss) on sale or disposition of assets	852	(137)	3,773
Gain (loss) from OREO and other repossessed assets	—	203	(4,773)
Gain (loss) on sale of investment securities	120	(9,710)	1,505
Bank-owned life insurance, net	4,239	4,104	3,728
Other income	4,803	6,454	10,212

Total noninterest income	$50,026	$41,079	$54,780

        Noninterest income increased $8.9 million, or 22%, in 2019 compared to 2018, and decreased $13.7 million, or 25%, in 2018 compared to 2017. Gains and losses on the sale of loans, assets, OREO and other repossessed assets, and investment securities impact our non-interest income. Excluding these items, non-interest income decreased $1.7 million, or 3%, in 2019 compared to 2018, and decreased $3.7 million, or 7%, in 2018 compared to 2017. The decrease of $1.7 million in 2019 compared to 2018 was primarily due to lower fees and service charges on deposit accounts and lower advisory fees within other income, partially offset by higher trust administrative fees. The decrease of $3.7 million in 2018 compared to 2017 was primarily due to lower loan fees and lower valuation gains on equity warrants within other income.

        Fees and service charges on deposit accounts.    Fees and service charges on deposit accounts are received for treasury management and deposit services as well as interchange income earned through card payment networks for the acceptance of card based transactions. Fees and service charges on deposits decreased $987,000, or 14%, in 2019 compared to 2018 and decreased $737,000, or 10%, in 2018 compared to 2017. The declines over both periods were primarily driven by lower account analysis fees from a reduction in Enterprise Value loan relationships with deposits and lower debit interchange income.

        Escrow and exchange fees.    We offer commercial escrow services and facilitate tax-deferred commercial exchanges under Section 1031 of the Internal Revenue Code. Escrow and exchange fees increased $198,000, or 3%, in 2019 compared to 2018, and decreased $186,000, or 3%, in 2018 compared to 2017. The fluctuations between periods were primarily driven by escrow transaction volumes, which are based on a percentage of the purchase price of the asset in escrow.

        Trust administrative fees.    Trust administrative fees are generated from PENSCO clients for maintenance and custodial services related to alternative IRA investments. Trust administrative fees were $28.1 million for 2019, compared to $27.5 million for 2018 and $26.9 million for 2017. The increase in trust administrative fees from 2017 to 2018 and 2019 was attributed to growth in quarterly maintenance fees.

        Gain (loss) on sale or disposition of assets.    Net gains from the sale of assets were $852,000 for 2019, compared to net losses of $137,000 in 2018 and net gains of $3.8 million in 2017. Net gains of $852,000 for 2019 were driven by the disposition of one banking operations building. Net losses of $137,000 for 2018 were driven by fixed asset disposals associated with one branch consolidation that took place during the fourth quarter of 2018. Net gains of $3.8 million for 2017 were associated with the sale of deposits and other assets of five banking offices during the third quarter of 2017.

        Gain (loss) on sale of investment securities.    Our investment securities portfolio is managed with the objective of earning an appropriate portfolio yield over the long-term, while maintaining sufficient liquidity and credit diversification in accordance with our investment policy objectives. Investments in our securities portfolio may change over time based on our funding needs and interest rate risk management objectives. During 2019, sales of investment securities resulted in net gains of $120,000, compared to net losses of $9.7 million and net gains of $1.5 million for 2018 and 2017, respectively. Net gains of $120,000 for 2019 were primarily due to sales of corporate debt. Net losses of $9.7 million for 2018 were driven by the repositioning of our investment securities portfolio through the sale of $314.7 million lower yielding government-sponsored mortgage-backed securities during the fourth quarter of 2018 that resulted in a $9.9 million loss. Net gains of $1.5 million for 2017 were driven primarily by sales of government agency mortgage-backed securities.

        Gain (loss) from OREO and other repossessed assets.    There were no gains or losses from OREO or other repossessed assets during 2019, compared to net gains of $203,000 and net losses of $4.8 million for 2018 and 2017, respectively. The loss during 2017 was due to a $4.8 million write-off that we recorded in the third quarter of 2017 for intellectual property that was previously foreclosed and recorded as a repossessed asset in the second quarter of 2017.

        Other income.    Other income primarily includes FHLB stock dividends, fair value adjustments on our equity warrants, referral fees, loan related fees, and other miscellaneous income. Other income was $4.8 million in 2019, compared to $6.5 million in 2018 and $10.2 million in 2017. The decrease of $1.7 million, or 26%, in 2019 compared to 2018 was primarily due to a $3.1 million decrease in advisory fees from the Merchant Bank which was discontinued during the first half of 2019, partially offset by an $882,000 increase in valuation gains on our equity warrants. The decrease of $3.8 million, or 37%, in 2018 compared to 2017 was driven by lower loan fees of $1.7 million, primarily from lower workouts of Enterprise Value and problem loans, lower valuation gains of $1.6 million on equity warrants, and lower valuation gains of $1.2 million on the Company's former Small Business Investment Company ("SBIC") Fund investment. The SBIC Fund investment was sold during the second quarter of 2019 as part of our decision to cease operations of the Merchant Bank. Prior to the sale, the $17.2 million SBIC Fund investment was recorded in other assets on the consolidated balance sheet.

Noninterest expense

        The following table presents the components of our noninterest expense for the years ended December 31, 2019, 2018, and 2017.

	For the year ended December 31,
($ in thousands)	2019	2018	2017
Compensation and benefits	$102,843	$111,325	$106,738
Professional services	7,465	11,869	20,041
Occupancy expense	15,163	15,545	15,281
Depreciation and amortization	6,961	6,714	7,014
Deposit insurance and regulatory assessments	1,474	3,981	4,881
Insurance expense	1,354	1,327	1,387
Data processing	3,612	1,803	3,151
Software licenses and maintenance	4,969	4,939	4,556
Office services	6,679	7,189	7,983
Amortization of other intangible assets	5,050	5,875	5,918
Advertising and marketing	3,292	3,533	3,226
Other expenses	12,616	10,450	10,419

Total noninterest expense	$171,478	$184,550	$190,595

        Total noninterest expense decreased $13.1 million, or 7%, during 2019 compared to 2018 and decreased $6.0 million, or 3%, during 2018 compared to 2017. The decrease in noninterest expense of $13.1 million in 2019 compared to 2018 included a $7.8 million decrease in restructuring charges and a $4.2 million increase in litigation expense. Excluding these items, noninterest expense decreased $9.4 million from a reduction in professional services, compensation and benefits, and FDIC deposit insurance expense. The decrease in noninterest expense of $6.0 million in 2018 compared to 2017 included an $8.9 million increase in restructuring charges from additional CEO transition costs and severance expense and a $2.7 million recovery of legal fees. Excluding these items, noninterest expense decreased $12.3 million in 2018 compared to 2017 from a reduction in professional services and compensation and benefits.

        Compensation and benefits.    Compensation and employee benefits are the largest component of our noninterest expense and include employee payroll expense, incentive compensation, employee benefit costs, stock compensation expense, health insurance costs, and payroll taxes. Compensation and benefits expense decreased $8.5 million, or 8%, in 2019 compared to 2018, which included a $4.3 million decline in severance and CEO transition costs and a $4.2 million decline in salaries from lower headcount as part of the cost reduction initiatives that we announced during the fourth quarter of 2018 and second quarter of 2019. Compensation and benefits expense increased $4.6 million, or 4%, in 2018 compared to 2017, primarily due to a $6.9 million increase in severance and CEO transition costs.

        Professional services.    Professional services include fees paid for our external auditors, tax related services, consultants utilized for transaction and conversion support, and legal services rendered on strategic transactions, specific matters, litigation, and troubled loans. Professional services decreased $4.4 million, or 37%, in 2019 compared to 2018, which included a $2.4 million decline in legal fees from a reduction in ongoing matters and a $1.8 million decline in consulting fees as part of our cost reduction initiative. Professional services decreased $8.2 million, or 41%, in 2018 compared to 2017, mainly due to lower legal fees from a reduction in corporate matters and outstanding litigation.

        Deposit insurance and regulatory assessment.    Deposit insurance and regulatory assessments decreased $2.5 million, or 63%, in 2019 compared to 2018, driven by our reversal of FDIC deposit insurance assessment for the second and third quarter of 2019 upon notification that the FDIC Deposit Insurance Fund reserve had exceeded its billing threshold.

        Other expenses.    Other expenses include training and development, mileage and travel, recruiting fees, board of director fees, legal settlement expense, and other miscellaneous operating expenses. Other expenses increased $2.2 million, or 21%, in 2019 compared to 2018. The increase was primarily driven by settlement of a longstanding legal matter.

Income taxes

        Income recognized for book and tax purposes varies and impacts the amount of income tax expense we record. We recorded a provision for income tax expense of $22.1 million, $6.5 million, and $42.8 million for the years ended December 31, 2019, 2018, and 2017, respectively. The provision for income taxes increased $15.6 million for 2019 compared to 2018, primarily due to a $46.5 million increase in pre-tax income. The provision for income taxes decreased $36.2 million for 2018 compared to 2017, driven by a 14 percentage point decrease in the federal statutory tax rate in 2018 from the Tax Cuts and Jobs Act and a $53.0 million decrease in pre-tax income. For additional information on income tax expense and deferred tax assets, refer to Note 12, "Income Taxes," of Notes to the Consolidated Financial Statements under Part IV. "Item 15. Exhibits, Financial Statement Schedules" of this report.

Discussion and Analysis of Financial Condition

Investment Securities

        Our securities portfolio is used to make various term investments, maintain a source of liquidity, and serve as collateral for certain types of deposits and borrowings. Our ALCO reviews our securities portfolio on an ongoing basis to ensure that the investments conform to our investment policy. Investments in our securities portfolio may change over time based on our funding needs and interest rate risk management objectives. Our liquidity levels take into account anticipated future cash flows and other available sources of funds and are maintained at levels that we believe are appropriate to provide the necessary flexibility to meet our anticipated funding requirements. We actively monitor our investments on an ongoing basis to identify any material changes in the securities. We also review our investment securities at least quarterly for potential other-than-temporary impairment.

        Our securities portfolio is measured at fair value and disclosed in accordance with a three level hierarchy (i.e. Level 1, Level 2, and Level 3) established under ASC Topic 820, Fair Value Measurements and Disclosures. As of December 31, 2019, all of the securities in our securities portfolio were classified as Level 2, as their fair value estimates were based on quoted prices of the same securities or quoted market prices for similar instruments in an active market.

        The following table sets forth the book value of our securities, which was equal to the fair value, and the percentage of each category of securities as of the dates presented:

	As of December 31,
($ in thousands)	2019		2018		2017
Debt securities, available-for-sale:
Government-sponsored entities mortgage-backed securities	$622,134	59.84%	$722,926	66.85%	$1,123,665	99.68%
Government-sponsored entities notes	8,640	0.83	—	—	—	—
Corporate debt	304,450	29.29	265,238	24.52	3,623	0.32
Collateralized loan obligations	104,372	10.04	93,382	8.63	—	—

Total investment securities	$1,039,596	100.00%	$1,081,546	100.00%	$1,127,288	100.00%

        As of December 31, 2019, all of the investments in our securities portfolio were debt securities classified as available-for-sale and consisted of mortgage-backed securities backed by U.S. government-sponsored agencies, collateralized loan obligations, and corporate debt securities. Our mortgage-backed securities were comprised of fixed rate pools and floating rate securities with monthly, yearly, or five-year hybrid repricing. Our corporate debt consisted of fixed rate securities. Our collateralized loan obligations were all variable rate securities that reset quarterly based on the three month LIBOR plus a margin. As of December 31, 2019, the weighted-average expected life of the Company's available-for-sale securities was approximately 4.0 years.

        Investment securities decreased $42.0 million, or 4%, to $1.0 billion as of December 31, 2019 from $1.1 billion as of December 31, 2018. Net unrealized gains on investment securities were $8.9 million as of December 31, 2019 compared to net unrealized losses of $5.3 million as of December 31, 2018. During the fourth quarter of 2018, we repositioned $314.7 million of available-for-sale government-sponsored mortgage-backed securities that yielded 2.9% by purchasing $196.7 million of government-sponsored mortgage-backed securities and $94.8 million of collateralized loan obligations yielding an aggregate of approximately 4.0%. The transaction resulted in a $9.9 million loss on sale of investment securities recorded on the consolidated statement of income and comprehensive income.

        Investment securities decreased $45.7 million, or 4%, to $1.1 billion as of December 31, 2018 from December 31, 2017. Net unrealized losses on investment securities were $5.3 million and $6.9 million as of December 31, 2018 and 2017, respectively. The decrease in investment securities from December 31, 2017 to December 31, 2018 was primarily due to sales of government-sponsored agency mortgage-backed securities totaling $314.7 million and principal paydowns totaling $336.1 million, partially offset by new investments of $608.6 million primarily comprised of corporate debt securities, government-sponsored mortgage-backed securities, and collateralized loan obligations.

        The fair value and approximated weighted average yield of our securities portfolio as of December 31, 2019, which was based on estimated annual income divided by the average amortized cost, is presented below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	As of December 31, 2019
	Due in one year or less		Due in more than one year within five years		Due in more than five years within ten years		Due in more than ten years		Total
($ in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Debt securities, available-for-
sale, at fair value:
Government-sponsored entities—mortgage-backed securities	$—	—%	$—	—%	$—	—%	$622,134	2.59%	$622,134	2.59%
Government-sponsored entities notes	—	—	—	—	—	—	8,640	3.62	8,640	3.62
Corporate debt	—	—	175,544	3.51	128,906	4.86	—	—	304,450	4.09
Collateralized loan obligations	—	—	—	—	41,530	3.78	62,842	3.69	104,372	3.73

Total	$—	—%	$175,544	3.51%	$170,436	4.60%	$693,616	2.70%	$1,039,596	3.15%

Loan Portfolio

        Our loan portfolio is the largest category of our earning assets. The following table presents the balance and associated percentage of each major category in our loan portfolio, net of unearned income, as of the five most recent year-end periods:

	As of December 31,
	2019		2018		2017		2016		2015
($ in thousands)	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%(1)
Loans:
Real estate mortgage loans:
Single-family residential	$49,949	0.9%	$61,913	1.2%	$82,461	1.6%	$113,778	2.0%	$151,004	2.8%
Multifamily residential	3,784,461	64.1	2,931,397	56.7	2,548,271	49.3	2,302,977	40.6	2,661,165	48.4
Commercial real estate-owner	279,744	4.7	164,988	3.2	164,211	3.2	163,113	2.9	173,122	3.2
Commercial real estate-non-owner	792,824	13.4	899,375	17.4	943,315	18.2	1,190,530	21.0	1,003,648	18.2
Construction and land loans	55,739	0.9	70,557	1.4	95,766	1.9	112,006	2.0	58,156	1.1
Commercial business loans	901,006	15.3	992,743	19.2	1,295,478	25.0	1,748,169	30.8	1,368,564	24.9
Small Business Administration loans	33,641	0.6	39,811	0.8	38,109	0.7	31,416	0.6	72,128	1.3
Consumer and other loans	3,156	0.1	4,426	0.1	5,582	0.1	7,078	0.1	8,017	0.1

Total loans(2)	5,900,520	100.0%	5,165,210	100.0%	5,173,193	100.0%	5,669,067	100.0%	5,495,804	100.0%
Allowance for loan losses	40,844		54,664		75,930		111,410		44,147

Total loans, net	$5,859,676		$5,110,546		$5,097,263		$5,557,657		$5,451,657

(1)
Percentage of total loans

(2)
Deferred costs, net of unearned income, was $25.9 million, $21.6 million, $18.9 million, $16.2 million and $13.6 million in 2019, 2018, 2017, 2016, and 2015, respectively.

        The following table sets forth the activity in the total loan portfolios for the periods presented:

	For the year ended December 31,
($ in thousands)	2019	2018	2017	2016	2015
New loans funded:
Real estate mortgage loans:
Multifamily residential	$1,469,521	$924,629	$790,275	928,687	906,255
Commercial real estate	284,610	203,017	109,052	343,888	430,945
Construction and land loans	24,367	28,538	48,312	59,443	40,826
Commercial business loans	266,287	427,636	497,487	938,314	1,031,180
Small Business Administration loans	12,341	12,040	13,837	5,997	4,413

Total	2,057,126	1,595,860	1,458,963	2,276,329	2,413,619
Loans sold	(125,239)	(81,561)	(154,979)	(647,533)	(92,383)
Loan principal reductions and payoffs	(1,196,577)	(1,522,282)	(1,799,858)	(1,455,533)	(910,933)

Net change in total loans	$735,310	$(7,983)	$(495,874)	$173,263	$1,410,303

        The following table sets forth the contractual maturities of our loan portfolio and the distribution between fixed and variable interest rate loans as of December 31, 2019:

	As of December 31, 2019
($ in thousands)	Due in 1 year or less	Due after 1 year through 5 years	Due after 5 years	Total
Total loans
Real estate mortgage loans:
Single-family residential	$20	$1,389	$48,540	$49,949
Multifamily residential	36,826	280,000	3,467,635	3,784,461
Commercial	28,025	253,006	791,537	1,072,568
Construction and land loans	30,041	25,698	—	55,739
Commercial business loans	68,429	427,129	405,448	901,006
Small Business Administration loans	548	8,130	24,963	33,641
Consumer and other loans	136	18	3,002	3,156

Total loans	$164,025	$995,370	$4,741,125	$5,900,520

Fixed rate loans	$30,571	$325,561	$578,601	$934,733
Variable rate loans(1)	133,454	669,809	4,162,524	4,965,787

Total loans	$164,025	$995,370	$4,741,125	$5,900,520

(1)
Variable rate loans have adjustable or variable rate characteristics, which include hybrid fixed-to-floating loans.

        The major categories of our loan portfolio are discussed below:

        Multifamily residential loans.    Our originated portfolio of multifamily residential loans has been funded under stringent guidelines pertaining to loan-to-value and debt service coverage ratios in order to mitigate credit and concentration risk in this loan category. Additionally, the majority of the loans originated in this category have recourse and additional guarantor support. Based on FDIC loan loss data dating from December 2002, multifamily residential loans generally have the lowest loss rates of all major loan types, which further attests to the strength of this loan category when properly underwritten. Multifamily residential loan originations have been achieved through our experienced bankers who are supported by the efficiency of our execution and overall demand for this loan product. The average size of an originated multifamily residential loan as of December 31, 2019 was $2.4 million with a weighted average loan-to-value ratio of 63% and 1.53 debt service coverage based on collateral value at the later of origination date or the most recent appraisal update.

        The balance of multifamily residential loans increased $853.1 million, or 29%, to $3.8 billion as of December 31, 2019 from $2.9 billion as of December 31, 2018, and increased $383.1 million, or 15%, during the year ended December 31, 2018 from $2.5 billion as of December 31, 2017. The increase was primarily driven by growth in loan fundings, which totaled $1.5 billion and $924.6 million during the years ended December 31, 2019 and 2018, respectively.

        Commercial real estate loans.    Our commercial real estate loans are secured by real estate that is both owner-occupied and non-owner occupied. Owner-occupied commercial real estate loans generally involve less risk than an investment property and are reported separately from non-owner occupied commercial real estate loans for measuring loan concentrations for regulatory purposes.

  •
  Owner-occupied commercial real estate loans are generally originated within our Commercial Banking business line and comprised $279.7 million, or 26%, of our commercial real estate loan portfolio as of December 31, 2019.

  •
  Non-owner occupied commercial real estate loans are generally originated within CREB and comprised $792.8 million, or 74%, of our commercial real estate loan portfolio as of December 31, 2019.

        The average size of an originated commercial real estate loan was $2.6 million with a weighted average LTV ratio of 57.0% and 1.67 debt service coverage as of December 31, 2019 based on collateral value at the later of origination date and the date of the most recent appraisal. The balance of commercial real estate loans was $1.1 billion, or 18%, of our total loan portfolio as of December 31, 2019, a decrease of $8.2 million, or 1%, from $1.1 billion as of December 31, 2018, and totaled $1.1 billion as of December 31, 2017. The Company anticipates commercial real estate loans will continue to be a significant portion of our loan portfolio.

        Commercial business loans.    We provide a variety of variable and fixed rate commercial business loans and lines of credit. These loans and lines of credit are made to small and medium-sized manufacturers and wholesale, retail, and service-related businesses. Additionally, we lend to companies in the healthcare, media and entertainment, real estate, and financial services industries, as well as public agencies. Commercial business loans generally include lines of credit and term loans with a maturity of five years or less, with the exception of loans made to public agencies. The primary source of repayment for commercial business loans is generally operating cash flows of the business and may also include collateralization of inventory, accounts receivable, equipment, and/or personal guarantees. We plan to continue making commercial business loans as part of our strategic plan. The average size of an originated commercial business loan as of December 31, 2019 was $1.6 million.

        The balance of commercial business loans was $901.0 million as of December 31, 2019, a decline of $91.7 million, or 9%, from $1.0 billion as of December 31, 2018, and totaled $1.3 billion as of December 31, 2017. The declines compared to December 31, 2018 and 2017 were primarily due to loan exits as part of the de-emphasis on Enterprise Value loans, partially offset by loan fundings. Commercial business loan fundings for the year ended December 31, 2019 and 2018 totaled $266.3 million, and $427.6 million, respectively.

        Credit concentrations.    In connection with the management of our credit portfolio, we actively manage the composition of our loan portfolio, including credit concentrations within a single client or affiliated group, a common industry or a product type. Our credit policy establishes concentration limits with respect to geography, industry, and loan product type to enhance portfolio diversification. In general, loan product concentration levels are extensively monitored on a quarterly basis and our multifamily residential, commercial real estate, and commercial banking concentrations are monitored monthly by our Senior Chief Credit Officer and quarterly by our Board of Directors.

        Based upon regulatory and internally developed guidelines, we also have established limits on the amount of credit exposure that we will have to a single client, which are intended to reduce concentration risk in the portfolio resulting from an unexpected change in circumstances that may occur with a particular client. As of December 31, 2019, our loan to one borrower limitation pursuant to our primary state regulator was $274.8 million. Additionally, we internally calculate and establish lending guidelines on a quarterly basis which are significantly lower than the limit mandated by our primary state regulator. We currently do not have any loans or aggregate lending relationships that meet or exceed the regulatory limit or our internal lending guidelines. Our five largest loan relationships amounted to $49.9 million, $47.9 million, $47.7 million, $46.8 million, and $46.3 million as of December 31, 2019, all of which were performing in accordance with their terms.

        Our lending activities are concentrated in California and Washington and, to a lesser extent, Arizona and Oregon. Certain credit risk exists from the concentration of clients engaged in similar businesses and geographic regions, and performance is dependent on the economic stability of these regions. As of December 31, 2019, either the borrower or the real estate collateral was located in California, Washington, Arizona, and Oregon with respect to 71%, 14%, 7% and 7% of our loan portfolio, respectively.

        We have real estate concentrations within our loan portfolio primarily within multifamily residential and commercial real estate loans. A decline in real estate values can negatively impact our ability to recover on loans should the borrower default. As part of our lending strategy, our newly originated real estate secured loans predominantly have LTV ratios that are less than 75% and debt coverage ratios that are greater than 1.2. Our multifamily residential and commercial real estate portfolios totaled $4.9 billion and $4.0 billion as of December 31, 2019 and 2018, respectively. Within our commercial real estate portfolio, we had $279.7 million and $165.0 million of owner-occupied loans as of December 31, 2019 and 2018, respectively. Repayment of these loans is dependent on the cash flows generated by the underlying business operations.

        Our commercial business portfolio totaled $901.0 million and $1.0 billion as of December 31, 2019 and 2018, respectively. Within the commercial business portfolio, we maintain a limited balance of unsecured loans totaling $5.3 million and $3.6 million as of December 31, 2019 and 2018, respectively. Unsecured loans are dependent on the individual borrower's financial status, which can deteriorate and leave us with a risk of loss.

Asset Quality

        Allowance for loan losses.    The allowance for credit losses includes both the allowance for loan losses and the allowance for credit losses on lending-related commitments. The allowance for loan losses represents management's assessment of probable, estimable losses inherent in the Company's loan portfolio. For information on the methodology used in the determination of the allowance for loan losses refer to Note 2, "Summary of Significant Accounting Policies—Allowance for Credit Losses" in Part IV, "Item 15. Exhibits, Financial Statement Schedules," of this report.

        The following table sets forth the allowance by category of loan as a percentage of total loans as of the dates presented.

	As of December 31,
	2019		2018		2017		2016		2015
($ in thousands)	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%(1)	Amount	%(1)
Allowance for total loans
Real estate mortgage loans:
Single-family residential	$114	0.9%	$178	1.2%	$254	1.6%	$308	2.0%	$621	2.8%
Multifamily residential	14,191	64.1	10,236	56.7	9,097	49.3	8,881	40.6	8,931	48.4
Commercial	6,598	18.1	10,663	20.6	8,908	21.4	9,643	23.9	5,757	21.4
Construction and land loans	602	0.9	698	1.4	961	1.9	1,161	2.0	505	1.1
Commercial business loans	18,799	15.3	32,545	19.2	56,334	25.0	91,188	30.8	28,060	24.9
Small Business Administration loans	538	0.6	336	0.8	363	0.7	200	0.6	171	1.3
Consumer and other loans	2	0.1	8	0.1	13	0.1	29	0.1	102	0.1

Total allowance for loans	$40,844	100.0%	$54,664	100.0%	$75,930	100.0%	$111,410	100.0%	$44,147	100.0%

(1)
Represents the percentage of our total loans included in each category.

        The allowance for loan losses decreased to $40.8 million as of December 31, 2019, from $54.7 million and $75.9 million as of December 31, 2018 and December 31, 2017, respectively. The following table provides information on the activity within the allowance for loan losses on the total loan portfolio.

	For the year ended December 31,
($ in thousands)	2019	2018	2017	2016	2015
Allowance for loan losses-balance at beginning of period	$54,664	$75,930	$111,410	$44,147	$23,043
Provision (negative provision) for loan losses	(4,905)	19,601	(8,823)	125,778	24,967
Charge-offs	(12,775)	(51,251)	(29,808)	(59,209)	(3,943)
Recoveries	3,860	10,384	3,151	694	80

Total net charge-offs	(8,915)	(40,867)	(26,657)	(58,515)	(3,863)

Allowance for loan losses-balance at end of period	$40,844	$54,664	$75,930	$111,410	$44,147

Average total loans for the period	$5,653,861	$5,160,529	$5,277,170	$5,983,091	$4,647,774
Total loans at period end	5,900,520	5,165,210	5,173,193	5,669,067	5,495,804
Ratios
Allowance for loan losses to:
Total loans	0.69%	1.06%	1.47%	1.97%	0.80%
Nonaccrual loans	683.7	195.12	130.30	117.69	191.53

        As summarized in the table above, the allowance for loan losses decreased $13.8 million during 2019 to $40.8 million as of December 31, 2019. The decline was driven by net charge offs of $8.9 million and a negative provision for loan losses of $4.9 million recorded during the year ended December 31, 2019. The allowance for loan losses decreased $21.3 million during 2018 to $54.7 million as of December 31, 2018, which was primarily driven by net charge-offs of $40.9 million, partially offset by provision expense of $19.6 million for the year ended December 31, 2018.

        The ratio of allowance for loan losses to total loans decreased to 0.69% as of December 31, 2019 from 1.06% as of December 31, 2018, primarily due to overall credit quality improvement during the year, including a $75.9 million decline in classified assets during 2019.

        Nonperforming assets.    Nonperforming assets include loans on nonaccrual status, OREO and other repossessed assets. Refer to Note 2 to the consolidated financial statements for a discussion on our policies for nonperforming assets.

        The following table summarizes our nonperforming assets as of the dates indicated below:

	December 31,
($ in thousands)	2019	2018	2017	2016	2015
Nonaccrual loans:
Real estate loans
Single-family residential	$215	$—	$—	$—	$—
Multifamily residential	—	—	—	—	—
Commercial	2,409	2,462	—	12,284	11,910
Construction and land loans	—	—	—	—	—
Commercial business loans	—	18,039	57,618	81,964	10,487
Small Business Administration loans	2,842	6,973	—	—	—
Consumer and other loans	508	542	656	419	653

Total nonaccrual loans	5,974	28,016	58,274	94,667	23,050
OREO and other repossessed assets	—	—	—	428	1,251

Total nonperforming assets	$5,974	$28,016	$58,274	$95,095	$24,301

Nonperforming assets as percent of total assets	0.07%	0.39%	0.78%	1.21%	0.37%
Nonperforming loans as percent of total assets	0.07	0.39	0.78	1.20	0.35

        As of December 31, 2019, our nonperforming assets were $6.0 million, a $22.0 million decrease from $28.0 million as of December 31, 2018. The decrease was primarily due to loan payoffs, loan sales, and charge-offs within our commercial business loan portfolio and loan payoffs within our SBA loan portfolio. Nonperforming assets decreased $30.3 million between December 31, 2018 and 2017, primarily due to loan payoffs and charge-offs within our commercial business loan portfolio as a result of ongoing efforts to reduce our exposure to problem loans.

        The following table presents interest that would have been accrued on nonaccrual loans had those loans performed in accordance with their original terms as well as the interest income that was recognized prior to those loan being placed on nonaccrual status.

	As of or for the year ended December 31,
($ in thousands)	2019	2018	2017	2016	2015
Nonaccrual loans	$5,974	$28,016	$58,274	$94,667	$23,050
Gross interest income that would have been accrued had nonaccrual loans performed in accordance with original terms	283	2,312	3,822	2,805	660
Interest income recognized	133	417	1,536	4,438	1,200

        Accruing loans 90 days or more past due.    There were no accruing loans that were 90 days or more past due as of December 31, 2019. Prior to January 1, 2019, acquired-impaired loans accounted for under ASC 310-30 that were 90 days or more past due and accruing had a carrying value of $485,000,

$299,000, $596,000, and $324,000 as of December 31, 2018, 2017, 2016, and 2015, respectively. Beginning in 2019, acquired-impaired loans were reported as nonaccrual and nonperforming if 90 days or more past due in a manner consistent with acquired-nonimpaired loans.

        Troubled debt restructures.    The following table presents a summary of TDRs as of the dates indicated.

	December 31,
(In thousands)	2019	2018	2017	2016	2015
Nonperforming TDRs	$—	$12,396	$50,077	$50,455	$10,318
Performing TDRs(1)	—	—	139	165	282

Total	$—	$12,396	$50,216	$50,620	$10,600

(1)
Performing TDRs were acquired non-impaired loans where the borrower had sufficiently demonstrated the ability to meet the terms of the modified loan arrangement.

Other assets

        The following table summarizes other assets for the periods presented:

	As of December 31,
($ in thousands)	2019	2018	2017
Low income housing tax credit investments	$48,173	$54,552	$60,562
Right-of-use asset	32,958	—	—
Accounts receivable	9,338	11,259	30,424
Accrued interest receivable	25,690	23,260	19,317
Federal Home Loan Bank stock	17,250	17,250	17,250
SBIC Fund investments	—	17,160	17,136
Prepaid expenses	6,745	7,327	8,817
Equity warrant assets	3,755	3,773	4,673
Taxes receivable, net	7,144	20,709	18,666
Other	8,846	5,822	6,364

Total accrued interest receivable, FHLB stock, and other assets	$159,899	$161,112	$183,209

        Other assets decreased $1.2 million between December 31, 2019 and 2018. Other assets as of December 31, 2019 included the operating lease right-of-use asset from the Company's adoption of Accounting Standards Update 2016-02 during the first quarter of 2019 and excluded the SBIC Fund investments that were sold during the second quarter of 2019.

Deposits

        Deposits represent our primary source of funds. Total deposits were $6.5 billion as of December 31, 2019, an increase of $521.7 million, or 9%, from $6.0 billion as of December 31, 2018. The increase in deposits during the year ended December 31, 2019 was primarily due to growth across our Retail and Commercial Banking divisions. Total demand deposits, including money market accounts, comprised 87% of our total deposits, and time deposits comprised 13% of our total deposits as of December 31, 2019.

        Total deposits increased $8.0 million, or 0.1%, to $6.0 billion as of December 31, 2018 from $5.9 billion as of December 31, 2017. The increase in deposits during the year ended December 31, 2018 was primarily due to growth in time deposit balances driven by higher customer demand. Total demand deposits, including money market accounts, comprised 89% of our total deposits, and time deposits comprised 11% of total deposits as of December 31, 2018.

        As of December 31, 2019 and December 31, 2018, we had $382.4 million and $279.1 million, respectively, in time deposits that exceeded the FDIC insurance limit of $250,000.

        The following table summarizes our deposit activity for the periods presented.

	For the year ended December 31,
($ in thousands)	2019	2018	2017
Beginning balance	$5,951,888	$5,943,938	$6,681,761
Interest credited	63,346	38,163	28,259
Net change in deposits	458,359	(30,213)	(766,082)

Ending balance	$6,473,593	$5,951,888	$5,943,938

        The following table summarizes our average deposit balances and weighted average rate paid for the periods presented.

	For the year ended December 31,
	2019			2018			2017
($ in thousands)	Average Balance	Weighted Average Rate Paid	Percent of Average Deposits	Average Balance	Weighted Average Rate Paid	Percent of Average Deposits	Average Balance	Weighted Average Rate Paid	Percent of Average Deposits
Noninterest-bearing demand	$761,277	—%	12.29%	$837,869	—%	13.97%	$897,262	—%	14.13%
Interest-bearing demand	2,534,596	0.49	40.94	2,521,073	0.31	42.04	2,426,716	0.19	38.22
Money market and savings	2,068,606	1.57	33.41	2,114,774	1.03	35.26	2,576,338	0.75	40.58
Time deposits	827,527	2.24	13.36	523,511	1.64	8.73	448,770	0.96	7.07

Total	$6,192,006	1.02%	100.00%	$5,997,227	0.64%	100.00%	$6,349,086	0.45%	100.00%

        The following table sets forth the maturity of time deposits as of December 31, 2019.

	As of December 31, 2019
($ in thousands)	Under $100,000	$100,000 and greater
Remaining maturity:
Three months or less	$45,093	$233,489
Over three through six months	33,062	107,399
Over six through twelve months	47,506	195,310
Over twelve months	30,327	135,075

Total	$155,988	$671,273

Percent of total deposits	2.41%	10.37%

Borrowings

        Although deposits are our primary source of funds, other sources of funds include short-term and long-term FHLB advances and fixed-to-variable rate subordinated notes. Short-term FHLB advances have an original maturity of one year or less. Long-term FHLB advances and subordinated notes have an original maturity in excess of one year. The following table presents certain information regarding our FHLB advances as of or for the periods presented.

	For the year ended December 31,
($ in thousands)	2019	2018	2017
FHLB advances
Average amount outstanding during the period	$223,159	$21,296	$17,392
Maximum amount outstanding at any month-end during the period	350,000	100,000	290,000
Balance outstanding at end of period	200,000	—	290,000
Weighted average interest rate at end of period	2.38%	—%	1.44%
Weighted average interest rate during the period	2.44%	1.76%	1.06%

        On June 29, 2016, we completed the issuance of $135.0 million of fixed-to-variable rate subordinated notes due July 1, 2026. The notes bear interest at a fixed rate of 5.5% per year for the first five years until June 2021. After this date and for the remaining five years of the notes' term, interest will accrue at a variable rate of three-month LIBOR plus 4.285%. Net proceeds from the sale of the notes were $132.3 million, after underwriting and issuance discounts totaling $2.7 million. The balance of the notes as of December 31, 2019 was $133.3 million, net of deferred issuance costs and discounts of $1.7 million.

Liquidity and Capital Resources

        Liquidity refers to our ability to maintain cash flow that is adequate to fund operations, support asset growth, maintain reserve requirements, and meet present and future obligations of deposit withdrawals, lending obligations, and other contractual obligations. Our asset and liability management ("ALM") policy provides the framework that we use to maintain adequate liquidity and sources of available liquidity at levels that enable us to meet all reasonably foreseeable short-term, long-term, and strategic liquidity demands. Our ALCO is responsible for oversight of our liquidity risk management activities in accordance with the provisions of our ALM policy and applicable bank regulatory capital and liquidity laws and regulations. Our liquidity risk management process includes (1) ongoing analysis and monitoring of our funding requirements under various economic and interest rate scenarios, (2) reviewing and monitoring lenders, depositors, brokers, and other liability holders to ensure appropriate diversification of funding sources and (3) liquidity contingency planning to address liquidity needs in the event of unforeseen market disruption, including appropriate allocation of funds to a liquid portfolio of marketable securities and investments. We continuously monitor our liquidity position in order for our assets and liabilities to be managed in a manner that will meet our immediate and long-term funding requirements. We manage our liquidity position to meet the daily cash flow needs of clients, while maintaining an appropriate balance between assets and liabilities to meet our return on investment objectives. We also monitor our liquidity requirements in light of interest rate trends, changes in the economy, and the scheduled maturity and interest rate sensitivity of our securities, loan portfolio, and deposits.

        Our liquidity position is supported by management of our liquid assets and liabilities and access to alternative sources of funds. Our short-term and long-term liquidity requirements are primarily to fund ongoing operations, including payment of interest on deposits and debt, extensions of credit to borrowers, and capital expenditures. These liquidity requirements are met primarily through our deposits, FHLB advances, and the principal and interest payments we receive on loans and investment securities. Cash, interest-bearing deposits in third party banks, securities available-for-sale, and maturing or prepaying balances in our investment and loan portfolios are our most liquid assets.

        Other sources of liquidity that are available to us include our ability to sell loans, our ability to acquire additional national market noncore deposits, federal funds, lines of credit with unaffiliated banks, and the issuance of debt or equity securities. We believe that the sources of available liquidity are adequate to meet our current and reasonably foreseeable future liquidity needs. For additional information regarding our operating, investing, and financing cash flows, see our consolidated statements of cash flows that are included in our consolidated financial statements for the year ended December 31, 2019, 2018 and 2017 in Part IV, "Item 15. Exhibits, Financial Statement Schedules," of this report.

        Our total deposits as of December 31, 2019, 2018 and 2017 were $6.5 billion, $6.0 billion and $5.9 billion, respectively. Based on the values of stock, securities, and loans pledged as collateral, we had $2.7 billion of additional borrowing capacity with the FHLB as of December 31, 2019. There were no outstanding advances with the Federal Reserve as of December 31, 2019. In addition to the liquidity provided by the sources described above, we maintain correspondent relationships with other banks in order to sell loans or purchase overnight funds should additional liquidity be needed. As of December 31, 2019, we had established federal funds lines of credit with unaffiliated banks totaling $100.0 million with no amounts advanced as of that date. We also maintain a bank account to house funds determined to be in excess of operational needs. This bank account provides a higher rate of return than the Federal Reserve Bank. As of December 31, 2019, the balance in this account totaled $61.9 million. In the ordinary course of our operations, we maintain a correspondent bank account with a third party financial institution, the balance of which was $3.1 million as of December 31, 2019. The correspondent account is a demand account used for normal services associated with a correspondent banking relationship, including sales and purchases of investments, as well as the principal and interest received on those investments, cash ordering for our banking office network, and foreign currency transactions.

Regulatory Capital Requirements

        We are subject to various regulatory capital requirements administered by the FDIC and the DBO. Our capital management consists of providing equity to support our current operations and future growth. Failure to meet minimum regulatory capital requirements may prompt certain actions by the banking regulators that would have a material adverse effect on our financial condition and results of operations if undertaken. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting guidelines. Our capital amounts and classifications are also subject to qualitative judgments by the banking regulators about components, risk weightings, and other factors. Our ability to pay dividends is subject to regulations described in Part I. "Item 1. Business, Supervision and Regulation, Restrictions on dividends and other distributions."

        We calculate our capital ratios under the FDIC Regulatory Capital Interim Final Rule (referred to as Basel III). As of December 31, 2019, our capital ratios were in excess of the bank regulatory requirements.

        Since January 1, 2016, financial institutions have been required to maintain a minimum capital conservation buffer to avoid restrictions on capital distributions and other payments. The minimum capital conservation buffer is phased in over a four year transition period with minimum buffers of 0.625%, 1.25%, 1.875%, and 2.50% during 2016, 2017, 2018, and 2019, respectively. As of December 31, 2019, our capital conservation buffer was 6.17%, which exceeded the fully phased-in minimum requirement.

        The following table presents our regulatory capital ratios as of the dates presented, as well as the regulatory capital ratios that are required by FDIC regulations to maintain "well capitalized" and "adequately capitalized" status.

	As of December 31,
	2019	2018	2017
Tier 1 leverage	9.70%	9.69%	9.44%
Regulatory benchmark "adequately capitalized" institution	4.00	4.00	4.00
Regulatory benchmark "well-capitalized" institution	5.00	5.00	5.00
Tier 1 risk-based capital	12.17%	11.92%	11.42%
Regulatory benchmark "adequately capitalized" institution	6.00	6.00	6.00
Regulatory benchmark "well-capitalized" institution	8.00	8.00	8.00
Total risk-based capital	15.08%	15.29%	14.97%
Regulatory benchmark "adequately capitalized" institution	8.00	8.00	8.00
Regulatory benchmark "well-capitalized" institution	10.00	10.00	10.00
Common Equity Tier 1	11.68%	11.40%	10.94%
Regulatory benchmark "adequately capitalized" institution	4.50	4.50	4.50
Regulatory benchmark "well-capitalized" institution	6.50	6.50	6.50

        The following table presents a reconciliation of total stockholders' equity to Tier 1 capital as of the dates presented.

	As of December 31,
($ in thousands)	2019	2018	2017
Stockholders' equity	$1,099,147	$1,040,813	$1,023,464
Less: Goodwill and other intangible assets, net of deferred taxes	(356,835)	(361,636)	(359,709)
Less: Tax effected available-for-sale securities	(6,327)	3,792	4,064
Less: Disallowed deferred tax assets, net	(3,600)	(13,688)	(7,676)

Tier 1 capital	$732,385	$669,281	$660,143

Contractual Obligations

        The following table contains information regarding our total contractual obligations, excluding interest payments, as of December 31, 2019:

	As of December 31, 2019
($ in thousands)	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Time deposits	$660,091	$161,549	$5,621	$—	$827,261
FHLB advances	—	200,000	—	—	200,000
Subordinated debt, net	—	—	—	133,275	133,275
Affordable housing investments	4,073	1,753	462	328	6,616
Operating leases	9,359	15,514	11,049	3,512	39,434

Total	$673,523	$378,816	$17,132	$137,115	$1,206,586

Off-Balance Sheet Arrangements

        In the normal course of business, we enter into various transactions that are not included in our consolidated balance sheet in accordance with GAAP. These transactions include commitments to extend credit in the ordinary course of business to our clients, including commitments to fund loans, lines of credit, and standby letters of credit.

        Commitments to extend credit under lines of credit and loans in process are agreements to lend to a client as long as there is no violation of any condition established in the loan documents. Commitments generally have fixed maturity dates. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each client's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies by borrower, but may include accounts receivable, inventory, property, plant and equipment, or real estate.

        Standby letters of credit and financial guarantees are conditional commitments issued by the Company to guarantee the performance of a client to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, bond financing, and similar transactions. The Company underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on both an unsecured and secured basis.

        The following is a summary of the total notional amount of commitments outstanding as of the dates presented.

	As of December 31,
($ in thousands)	2019	2018	2017
Commitments to fund loans	$55,628	$71,339	$38,947
Unfunded commitments under unused lines of credit	417,469	386,088	415,454
Standby letters of credit	12,335	8,310	9,374

        Additionally, in connection with a Freddie Mac transaction that closed in December 2016, we have variable interests through a reimbursement agreement executed with Freddie Mac that obligates the Company to reimburse Freddie Mac for any defaulted contractual principal and interest payments identified after the ultimate resolution of defaulted loans, not to exceed 10% of the original principal amount of the loans comprising the securitization pool. See Note 20, "Loan Sale and Securitization Activities," in Part IV, "Item 15. Exhibits, Financial Statement Schedules," of this report for additional information. The maximum exposure under this reimbursement obligation is $50.9 million.

Item 7A.    Quantitative and Qualitative Disclosures About Market Risk

Asset-Liability Management

        Overview.    As a financial institution, we are exposed to interest rate risk which represents the risk to our net interest income and net interest margin due to changes in interest rates. We actively manage our assets and liabilities for the potential impact of changes in interest rates. Specifically, our Board of Directors has established our policies over ALM and delegated to our ALCO the responsibility of carrying out the ALM policies and objectives.

        Interest Rate Risk.    Interest rate risk is the risk to earnings and value arising from changes in market interest rates. Interest rate risk arises from timing differences in the repricing and maturities of interest-earning assets and interest-bearing liabilities (reprice risk), changes in the expected maturities of assets and liabilities arising from embedded options, such as borrowers' ability to prepay loans at any time and depositors' ability to redeem demand deposits (option risk), changes in the shape of the yield curve where interest rates increase or decrease in a nonparallel fashion (yield curve risk), and changes in spread relationships between different yield curves, such as U.S. Treasuries and LIBOR (basis risk). We also face risk as a result of the proposed transition away from LIBOR in 2021. See Item 1A, Risk

Factors, "Interest rates on outstanding financial instruments may be subject to change based on developments related to LIBOR, which could adversely affect our profitability." for additional information.

        The ALCO establishes broad policy limits with respect to interest rate risk, as well as specific operating guidelines within the parameters of the ALM policies. In general, we seek to minimize the impact of changing interest rates on net interest income and the economic values of assets and liabilities. The ALCO meets quarterly to monitor the level of interest rate risk sensitivity to ensure compliance with the approved risk limits of the ALM policies.

        Interest rate risk management is an active process that encompasses monitoring loan and deposit flows, complemented by investment and funding activities. Effective management of interest rate risk begins with understanding the dynamic characteristics of assets and liabilities and determining the appropriate interest rate risk posture given business forecasts, management objectives, market expectations, and policy constraints.

        An asset sensitive position refers to a balance sheet position in which an increase in short term interest rates is expected to generate higher net interest income, as rates earned on our interest-earning assets would reprice upward more quickly than rates paid on our interest-bearing liabilities, thus expanding our net interest margin. Conversely, a liability sensitive position refers to a balance sheet position in which an increase in short-term interest rates is expected to generate lower net interest income, as rates paid on our interest-bearing liabilities would reprice upward more quickly than rates earned on our interest-earning assets, thus compressing our net interest margin.

        Interest rate risk measurement is calculated by the ALCO and reported to the Board of Directors at least quarterly. The information reported includes period end results and identifies any policy limits exceeded, along with an assessment of the policy limit breach and the action plan and timeline for resolution, mitigation, or assumption of the risk. We use three approaches to model interest rate risk: Gap Analysis, Net Interest Income Simulation, and Economic Value of Equity ("EVE") Simulation.

        Gap Analysis.    Management measures and evaluates the potential effects of interest rate movements through an interest rate sensitivity "gap" analysis. Interest rate sensitivity reflects the potential effect on net interest income when there is movement in interest rates. Gap analysis measures a difference between amount of rate sensitive assets and rate sensitive liabilities over a given period of time. A positive gap indicates an asset sensitive position and a negative gap indicates a liability sensitive position. During a period of rising interest rates, a negative gap would tend to decrease net interest income, while a positive gap would tend to increase net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to decrease net interest income. The following table presents the interest rate gap analysis of our assets and liabilities as of December 31, 2019.

	As of December 31, 2019
($ in thousands)	12 months or less	Greater than 1 year to 2 years	Greater than 2 years to 5 years	Greater than 5 years and not rate sensitive	Total
Repricing Assets:
Cash and investments	$720,536	$265,337	$156,258	$245,106	$1,387,237
Loans, net	2,230,779	1,053,220	2,007,544	568,133	5,859,676
Other assets	—	—	—	745,487	745,487

Total assets	2,951,315	1,318,557	2,163,802	1,558,726	7,992,400
Liabilities and Equity:
Noninterest-bearing demand	—	—	—	768,936	768,936
Interest-bearing demand	402,119	402,119	—	1,876,555	2,680,793
Money market and savings	1,099,671	—	—	1,096,932	2,196,603
Time deposits	661,858	145,584	19,819	—	827,261
FHLB advances	—	200,000	—	—	200,000
Subordinated debt	—	133,275	—	—	133,275
Other Liabilities	—	—	—	86,385	86,385
Total stockholders' equity	—	—	—	1,099,147	1,099,147

Total liabilities and stockholders' equity	$2,163,648	$880,978	$19,819	$4,927,955	$7,992,400
Repricing gap—positive (negative)	787,667	437,579	2,143,983	(3,369,229)	—
Cumulative repricing gap:
Dollar amount	787,667	1,225,246	3,369,229	—	—
Percent of total assets	10%	15%	42%	—%	—%

        The static gap analysis shows a positive gap in the first year, indicating more assets are sensitive to repricing than liabilities. Non-maturity deposit accounts are available for immediate withdrawal at any time and some are therefore assumed to be inherently sensitive to changes in interest rates. Management views noninterest-bearing deposit balances to be the least sensitive to changes in market rates and these accounts are therefore characterized as long-term funding. Interest-bearing checking accounts are considered slightly more sensitive followed by savings and finally money market accounts. For the purposes of calculating the gap, a portion of these interest-bearing deposit balances are therefore assumed to be subject to repricing or migration as follows, interest-bearing checking accounts at 15% per year for the first two years, savings accounts at 25% in the first year, and money market accounts at 50% in the first year.

        The gap results presented could vary substantially if different assumptions are used or if actual experience differs from the assumptions used in the preparation of the gap analysis. Furthermore, the gap analysis provides a static view of interest rate risk exposure at a specific point in time. Lastly, the gap analysis does not take into account redirection of cash flows activity, deposit fluctuations and repricing; and therefore, while we perform this gap analysis as a sensitivity tool, we rely on our simulation modeling as a more indicative measure of our interest rate risk.

        Net Interest Income Simulation.    Our model incorporates various assumptions for assets and liabilities that management believes to be reasonable, but which may have a significant impact on results such as: (1) the timing and magnitude of changes in interest rates, (2) shifts or rotations in the yield curve, (3) repricing characteristics, other than contractual, for market rate sensitive instruments on the balance sheet, (4) differing sensitivities of financial instruments due to differing underlying rate indices, (5) varying timing of loan prepayments for different interest rate scenarios, (6) the effect of interest rate floors, periodic loan caps, and life time loan caps, and (7) overall growth rates and product mix of interest-earning assets and interest-bearing liabilities. Because of the limitations inherent in any approach used to measure interest rate risk, simulated results are not intended to be used as a forecast of the actual effect of a change in market interest rates on our results, but rather as a means to better plan and execute appropriate ALM strategies.

        Potential changes to our net interest income between a flat interest rate scenario and hypothetical rising and declining interest rate scenarios, measured over a two-year period beginning December 31, 2019, are presented in the following table. The projections assume (1) instantaneous parallel shifts upward and downward of the yield curve of 100 and 200 basis points occurring immediately, and (2) parallel shifts upward and downward of the yield curve in even increments over the first 12 months, followed by rates held constant thereafter. In a downward parallel shift of the yield curve interest rates are modeled to not decline lower than 0.05%.

	Estimated (decrease) increase in net interest income for the year ending December 31,
Change in market interest rates	2020	2021
+200 basis points immediately	6.2%	11.2%
+100 basis points immediately	3.8	6.7
–100 basis points immediately	(3.4)	(6.8)
–200 basis points immediately	(9.4)	(15.6)
+200 basis points over next 12 months	4.1	11.8
+100 basis points over next 12 months	2.2	6.6
–100 basis points over next 12 months	(2.0)	(6.1)
–200 basis points over next 12 months	(3.9)	(12.1)

        As of December 31, 2019, the model results projected near-term and long-term asset-sensitivity, indicating that we would generally benefit from increases in interest rates given positive variances in net interest income observed when comparing two-year earnings simulation results in rising rate scenarios to a scenario in which rates remain unchanged. Asset sensitivity would be expected to accelerate in a sustained rising rate scenario. The converse of the above would apply in a falling rate environment.

        EVE Simulation.    In addition to our simulations of net interest income, our interest rate risk is also evaluated utilizing an EVE approach. The EVE presents a hypothetical valuation of equity, and is defined as the present value of projected asset cash flows less the present value of projected liability cash flows. EVE values only the current balance sheet position and therefore does not incorporate the new business assumptions inherent in our simulations of net interest income. The EVE simulation measures the percentage change in the hypothetical equity value versus the base rate scenario, and reflects the duration gap between assets and liabilities. A negative EVE percentage in a rising rate scenario indicates that asset duration exceeds liability duration. Future liability repricing and refunding may have a detrimental impact on net interest income. A positive EVE percentage in a rising rate environment indicates that liability duration exceeds asset duration. Future asset repricing and reinvestment may have a beneficial impact on net interest income. The converse of the above would apply to falling rate environments. Potential changes to our economic value of equity between a flat rate scenario and hypothetical rising and declining rate scenarios, measured as of December 31, 2019, are presented in the following table. Projections assume instantaneous parallel shifts upward and downward of the yield curve of 100, 200, 300 and 400 basis points occurring immediately.

Change in market interest rates	Estimated increase (decrease) in economic value of equity as of as of December 31, 2019
+400 basis points immediately	(18.4)%
+300 basis points immediately	(13.3)
+200 basis points immediately	(6.1)
+100 basis points immediately	(1.5)
–100 basis points immediately	0.9
–200 basis points immediately	2.8
–300 basis points immediately	NM
–400 basis points immediately	NM

*
References to "NM" indicate results are not meaningful in a low interest rate environment.

        Our EVE simulation indicates an asset sensitive position in the falling rate scenarios and a liability sensitive position in the rising rate scenarios. Since EVE measures the discounted present value of cash flows over the estimated lives of instruments, the change in EVE does not directly correlate to the degree that earnings would be impacted over a shorter time horizon.

        The results of our net interest income simulation and EVE simulation are purely hypothetical, and a variety of factors might cause actual results to differ substantially from what is depicted. For example, if the timing and magnitude of interest rate changes differ from that projected, our net interest income might vary significantly. Non-parallel yield curve shifts or changes in interest rate spreads would also cause our net interest income to be different from that projected. An increasing interest rate environment could reduce projected net interest income if deposits and other short-term interest-bearing liabilities reprice faster than expected or faster than our interest-earning assets. Actual results could differ from those projected due to changes in the mix of balance sheet products. Actual results could also differ from those projected if we experience substantially different repayment speeds in our loan portfolio than those assumed in the simulation model.

        Finally, these simulation results do not incorporate balance sheet growth and do not contemplate all the actions that we may undertake in response to changes in interest rates, such as changes to our loan, investment, deposit, funding or other strategies.

Item 8.    Financial Statements and Supplementary Data

        The information required by this item appears in Part IV. Item 15. Exhibits, Financial Statement Schedules.

Item 9.    Changes in and Disagreements With Accountants on Accounting and Financial Disclosures

        None.

Item 9A.    Controls and Procedures

Evaluation of Disclosure Controls and Procedures

        As of the end of the period covered by this Annual Report on Form 10-K, we carried out an evaluation of the effectiveness of the design and operation of our "disclosure controls and procedures," as such term is defined in Rule 13a-15(e) under the Exchange Act. Our management, including our

Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial and accounting officer), supervised and participated in the evaluation. Based on such evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that, as of the end of such period, the Company's disclosure controls and procedures were effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, including this report, is recorded, processed, summarized, and reported within the time periods specified in the Securities and Exchange Commission's rules and forms and that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act (as adopted by the FDIC) is accumulated and communicated to the Company's management, including the Company's Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding the required disclosure.

Management's Report on Internal Control over Financial Reporting

        Management's Report on Internal Control Over Financial Reporting appears on page 82 of this Annual Report on Form 10-K and is incorporated herein by reference. The Company's independent registered public accounting firm, RSM US LLP, has issued an audit report on the effectiveness of the Company's internal control over financial reporting, included on page 83.

Changes in Internal Control Over Financial Reporting

        There were no changes in our internal control over financial reporting during the quarter ended December 31, 2019 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.    Other Information

        None.

 PART III

Item 10.    Directors, Executive Officers and Corporate Governance

        Our Board of Directors has adopted a Corporate Code of Conduct and Business Ethics Policy that applies to all of our directors, principal executives, senior financial officers and all of our other officers and employees. Our Corporate Code of Conduct and Business Ethics Policy provides fundamental ethical principles to which these individuals are expected to adhere to and will operate as a tool to help our directors, officers, and employees understand the high ethical standards required for employment by, or association with, our Bank. Our Corporate Code of Conduct and Business Ethics Policy is available under "Financials & Filings-Governance Documents" on our Investor Relations website at http:// investor.opusbank.com. Any amendments to the Corporate Code of Conduct and Business Ethics Policy, or any waivers of its requirements, will be promptly disclosed on our website to the extent required by the rules of The Nasdaq Stock Market and the Exchange Act. The other information required by this Item 10 is incorporated by reference to the Company's 2020 Proxy Statement for the 2020 Annual Meeting of Stockholders (the "Proxy Statement") or will be included in an amendment to this Annual Report on Form 10-K, in each case that will be filed with the FDIC pursuant to Regulation 14A not later than 120 days after the end of the Company's fiscal year ended December 31, 2019.

Item 11.    Executive Compensation

        The information required by this Item 11 is incorporated by reference to the Company's Proxy Statement or will be included in an amendment to this Annual Report on Form 10-K, in each case that will be filed with the FDIC pursuant to Regulation 14A not later than 120 days after the end of the Company's fiscal year ended December 31, 2019.

Item 12.    Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

        The information required by this Item 12 is incorporated by reference to the Company's Proxy Statement or will be included in an amendment to this Annual Report on Form 10-K, in each case that will be filed with the FDIC pursuant to Regulation 14A not later than 120 days after the end of the Company's fiscal year ended December 31, 2019.

Item 13.    Certain Relationships and Related Transactions, and Director Independence

        The information required by this Item 13 is incorporated by reference to the Company's Proxy Statement or will be included in an amendment to this Annual Report on Form 10-K, in each case that will be filed with the FDIC pursuant to Regulation 14A not later than 120 days after the end of the Company's fiscal year ended December 31, 2019.

Item 14.    Principal Accounting Fees and Services

        The information required by this Item 14 is incorporated by reference to the Company's Proxy Statement or will be included in an amendment to this Annual Report on Form 10-K, in each case that will be filed with the FDIC pursuant to Regulation 14A not later than 120 days after the end of the Company's fiscal year ended December 31, 2019.

PART IV

Item 15.    Exhibits, Financial Statement Schedules.

        The following documents are filed as part of this report:

(1)   Financial Statements

(2)   Financial Statement Schedules

        All schedules are omitted as the required information is immaterial, inapplicable or the information is presented in the Consolidated Financial Statements or related Notes.

(3)   Exhibit Listing

Exhibit No.		Exhibit
2.1	*	Agreement and Plan of Reorganization, dated as of January 31, 2020, by and among Pacific Premier Bancorp, Inc., Pacific Premier Bank and Opus Bank, incorporated by reference to Exhibit 2.1 of the Bank's Current Report on Form 8-K filed with the Federal Deposit Insurance Corporation on February 6, 2020

3.1		Articles of Incorporation of Opus Bank, as amended, incorporated by reference to Exhibit 3.1 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

3.2		Amended and Restated Bylaws of Opus Bank, incorporated by reference to Exhibit 3.2 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

4.1		Description of Capital Stock of Opus Bank

4.2		Specimen stock certificate of Opus Bank common stock, incorporated by reference to Exhibit 4.1 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

4.3		Form of Amended and Restated Stock Subscription Agreement, dated June 25, 2010, by and between Opus Bank and certain investors, incorporated by reference to Exhibit 4.2 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

Exhibit No.		Exhibit
4.4		Form of First Amendment to the Amended and Restated Subscription Agreement, dated September 29, 2010, by and between Opus Bank and certain investors, incorporated by reference to Exhibit 4.3 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

4.5		Form of Second Amendment to the Amended and Restated Subscription Agreement, dated September 21, 2011, by and between Opus Bank and certain investors, incorporated by reference to Exhibit 4.4 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

4.6		Form of Amended and Restated Warrant to purchase Opus Bank common stock, incorporated by reference to Exhibit 4.5 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

4.7		Form of Amended and Restated Warrant to purchase Opus Bank Series A non-cumulative, non-voting preferred stock, incorporated by reference to Exhibit 4.6 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

10.1	+	Form of Restricted Stock Award Agreement, incorporated by reference to Exhibit 10.9 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

10.2	+	Form of Non-Qualified Stock Option Agreement, incorporated by reference to Exhibit 10.10 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

10.3	+	Form of Incentive Stock Option Agreement, incorporated by reference to Exhibit 10.11 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

10.4	+	Form of Restricted Stock Award Agreement (used prior to December 31, 2012), incorporated by reference to Exhibit 10.12 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

10.5	+	Form of Non-Qualified Stock Option Agreement (used prior to December 31, 2012), incorporated by reference to Exhibit 10.13 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

10.6	+	Form of Incentive Stock Option Agreement (used prior to December 31, 2012), incorporated by reference to Exhibit 10.14 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

10.7	+	Form of Director and Officer Indemnification Agreement, incorporated by reference to Exhibit 10.15 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

10.8	+	Director Compensation Reimbursement Agreement, dated May 17, 2019, between Opus Bank and Elliot Management Corporation, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the Federal Deposit Insurance Corporation on May 17, 2019

Exhibit No.		Exhibit
10.9	+	Form of Amended and Restated Registration Rights Agreement entered into by and among Opus Bank and each of the other parties thereto in connection with Opus Bank's private placement completed on October 26, 2011, incorporated by reference to Exhibit 10.16 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

10.10	+	Opus Bank Deferred Compensation Plan, incorporated by reference to Exhibit 10.17 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

10.11	+	Opus Bank 2010 Long-Term Incentive Plan, as amended, incorporated by reference to Exhibit 10.8 of the Bank's Registration Statement on Form 10 filed with the Federal Deposit Insurance Corporation on March 10, 2014

10.12	+	First Amendment to the Opus Bank 2010 Long-Term Incentive Plan, dated as of December 17, 2015, incorporated by reference to Exhibit 10.11 of the Company's Annual Report on Form 10-K filed with the Federal Deposit Insurance Corporation on February 28, 2019

10.13	+	Second Amendment to the Opus Bank 2010 Long-Term Incentive Plan, dated as of January 18, 2018, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the Federal Deposit Insurance Corporation on January 23, 2018

10.14	+	Opus Bank 2018 Long-Term Incentive Plan, incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q filed with the Federal Deposit Insurance Corporation on August 3, 2018

10.15	+	Form of Opus Bank 2018 Long-Term Incentive Plan Restricted Stock Unit Executive Award Agreement, incorporated by reference to Exhibit 10.14 of the Company's Annual Report on Form 10-K filed with the Federal Deposit Insurance Corporation on February 28, 2019

10.16	+	Form of Opus Bank 2010/2018 Long-Term Incentive Plan Performance-Based Restricted Stock Unit Award Agreement (for Executive Officers).

10.17	+	Form of Opus Bank 2010/2018 Long-Term Incentive Plan Time-Based Restricted Stock Unit Award Agreement (for Executive Officers).

10.18	+	Form of Opus Bank 2018 Long-Term Incentive Plan Restricted Stock Unit Award Agreement (for Directors).

10.19	+	Form of Opus Bank 2010 Long-Term Incentive Plan Restricted Stock Unit Award Agreement (for Directors).

10.20	+	Employment Agreement, dated May 1, 2019, between Opus Bank and Paul W. Taylor, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the Federal Deposit Insurance Corporation on May 1, 2019

10.21	+	Employment Agreement, dated December 13, 2019, between Opus Bank and Kevin L. Thompson, incorporated by reference to Exhibit 10.1 of Amendment No. 1 to the Company's Current Report on Form 8-K/A filed with the Federal Deposit Insurance Corporation on January 10, 2020

10.22	+	Employment Agreement, dated November 30, 2016, between Opus Bank and Brian Fitzmaurice, incorporated by reference to Exhibit 10.27 of the Company's Annual Report on Form 10-K filed with the Federal Deposit Insurance Corporation on March 13, 2017

Exhibit No.		Exhibit
10.23	+	Letter Addendum, dated January 25, 2019, to the Employment Agreement, dated as of November 30, 2016, between Opus Bank and Brian Fitzmaurice, incorporated by reference to Exhibit 10.20 of the Company's Annual Report on Form 10-K filed with the Federal Deposit Insurance Corporation on February 28, 2019

10.24	+	Employment Agreement dated February 28, 2018, between Opus Bank and James Haney.

10.25	+	Letter Addendum, dated January 25, 2019, to the Employment Agreement dated as of February 28, 2018 between Opus Bank and James Haney

10.26	+	Employment Agreement, dated March 29, 2017, between Opus Bank and Edward Padilla, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the Federal Deposit Insurance Corporation on April 5, 2017

10.27	+	Letter Addendum, dated January 25, 2019, to the Employment Agreement, dated as of March 29, 2017, between Opus Bank and Edward Padilla, incorporated by reference to Exhibit 10.22 of the Company's Annual Report on Form 10-K filed with the Federal Deposit Insurance Corporation on February 28, 2019

10.28	+	Letter Agreement, dated November 28, 2018, between Opus Bank and Edward Padilla, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the Federal Deposit Insurance Corporation on November 30, 2018

10.29	+	Employment Agreement, dated October 22, 2015, between Opus Bank and Jennifer Simmons, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the Federal Deposit Insurance Corporation on October 28, 2015

10.30	+	Letter Addendum, dated January 25, 2019, to the Employment Agreement, dated as of October 22, 2015, between Opus Bank and Jennifer Simmons, incorporated by reference to Exhibit 10.18 of the Company's Annual Report on Form 10-K filed with the Federal Deposit Insurance Corporation on February 28, 2019

10.31	+	Letter Agreement, dated November 26, 2018, between Opus Bank and Paul G. Greig, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the Federal Deposit Insurance Corporation on November 27, 2018

10.32	+	Letter Agreement, dated October 9, 2018, between Opus Bank and Paul G. Greig, incorporated by reference to Exhibit 10.31 of the Company's Annual Report on Form 10-K filed with the Federal Deposit Insurance Corporation on February 28, 2019

10.33	+	Employment Agreement, dated August 8, 2016, as amended on December 16, 2016, between Opus Bank and Curtis A. Glovier, incorporated by reference to Exhibit 10.2 of the Company's Current Report on Form 8-K filed with the Federal Deposit Insurance Corporation on April 5, 2017

10.34	+	Letter Addendum, dated January 25, 2019, to the Employment Agreement, dated as of August 8, 2016, as amended, between Opus Bank and Curtis A. Glovier, incorporated by reference to Exhibit 10.24 of the Company's Annual Report on Form 10-K filed with the Federal Deposit Insurance Corporation on February 28, 2019

10.35	+	Transition and General Release Agreement, dated July 5, 2019, between Opus Bank and Curtis A. Glovier

10.36	+	General Release dated August 31, 2019 between Opus Bank and Curtis A. Glovier.

10.37	+	Employment Agreement dated May 16, 2016 between Opus Bank and Dwayne A. Sharpy.

Exhibit No.		Exhibit
10.38	+	Letter Addendum, dated January 25, 2019, to the Employment Agreement, dated as of May 16, 2016, as amended, between Opus Bank and Dwayne A. Sharpy.

10.39	+	Severance and General Release Agreement, dated June 21, 2019, between Opus Bank and Dwayne A. Sharpy

10.40	+	Form of Shareholder Agreement, dated as of January 31, 2020, entered into separately by Opus directors who own shares of Opus common stock and certain executive officers and shareholders of Opus as well as Pacific Premier Bancorp, Inc., Pacific Premier Bank and Opus Bank, which form of agreement is included as Annex A to the Agreement and Plan of Reorganization filed as Exhibit 2.1 to this Annual Report on Form 10-K

21.1		Subsidiaries of Opus Bank

31.1		Chief Executive Officer certification pursuant to section 302 of the Sarbanes-Oxley Act of 2002

31.2		Chief Financial Officer certification pursuant to section 302 of the Sarbanes-Oxley Act of 2002

32.1		Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002

*
The Merger Agreement contains certain representations, warranties and covenants that have been made only for purposes of, were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact.

+
Management contract or compensatory plan or arrangement

Item 16.    Form 10-K Summary.

        None.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OPUS BANK
/s/ PAUL W. TAYLOR Paul W. Taylor President, Chief Executive Officer, and Director (principal executive officer)

DATE: February 28, 2020

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

DATE: February 28, 2020

Signature	Title

/s/ PAUL W. TAYLOR Paul W. Taylor	President, Chief Executive Officer, and Director (principal executive officer)
/s/ KEVIN L. THOMPSON Kevin L. Thompson	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
/s/ PAUL G. GREIG Paul G. Greig	Chairman of the Board
/s/ MARSHA CAMERON Marsha Cameron	Director
/s/ MELANIE S. CIBIK Melanie S. Cibik	Director
/s/ MARK DEASON Mark Deason	Director

Signature	Title

/s/ MAL DURKEE Mal Durkee	Director
/s/ DAVID KING David King	Director
/s/ MARY E. THIGPEN Mary E. Thigpen	Director
/s/ RICHARD C. THOMAS Richard C. Thomas	Director

Management's Report on Internal Control over Financial Reporting

        Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company's internal control over financial reporting is designed by, or under the supervision of the Company's principal executive and principal financial officers and effected by the Company's Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company's internal control over financial reporting includes those policies and procedures that:

            (i)  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;

           (ii)  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

          (iii)  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2019, using the criteria for effective internal control over financial reporting set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework (2013). Based on this assessment, management believes that, as of December 31, 2019, the Company's internal control over financial reporting is effective.

        RSM US LLP, the independent registered public accounting firm that audited the Company's consolidated financial statements included in this Annual Report on Form 10-K for the year ended December 31, 2019, has issued an audit report on the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board. That report appears on page 83.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Opus Bank

Opinion on the Internal Control Over Financial Reporting

        We have audited Opus Bank and its subsidiaries' (the Company) internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the years then ended of the Company and our report, dated February 28, 2020, expressed an unqualified opinion.

Basis for Opinion

        The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ RSM US LLP

Irvine, California
February 28, 2020

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors Opus Bank:

Opinion on the Consolidated Financial Statements

        We have audited the accompanying consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows of Opus Bank and subsidiaries (the Company) for the year ended December 31, 2017, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We served as the Company's auditor from 2011 to 2018.

Irvine, California
March 14, 2018

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Opus Bank

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Opus Bank and its subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report, dated February 28, 2020, expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

Basis for Opinion

        These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company's auditor since 2018.

Irvine, California
February 28, 2020

OPUS BANK AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2019 and 2018

($ in thousands, except share amounts)	2019	2018
Assets
Cash and due from banks	$30,451	$39,860
Due from banks—interest-bearing	317,190	214,776

Cash and cash equivalents	347,641	254,636
Investment securities available-for-sale, at fair value	1,039,596	1,081,546
Loans	5,900,520	5,165,210
Less allowance for loan losses	(40,844)	(54,664)

Loans, net	5,859,676	5,110,546
Premises and equipment, net	21,339	23,863
Goodwill	331,832	331,832
Other intangible assets, net	33,875	38,926
Deferred tax assets, net	8,107	24,171
Cash surrender value of bank-owned life insurance, net	190,435	154,271
Accrued interest receivable	25,690	23,260
Federal Home Loan Bank stock	17,250	17,250
Other assets	116,959	120,602

Total assets	$7,992,400	$7,180,903

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$768,936	$771,141
Interest-bearing demand	2,680,793	2,507,605
Money market and savings	2,196,603	1,995,684
Time deposits	827,261	677,458

Total deposits	6,473,593	5,951,888
Federal Home Loan Bank advances	200,000	—
Subordinated debt, net	133,275	133,010
Accrued interest payable	4,175	4,032
Other liabilities	82,210	51,160

Total liabilities	6,893,253	6,140,090

Stockholders' equity:
Preferred stock:
Authorized 200,000,000 shares; issued 31,111 and 31,111 shares, respectively	29,110	29,110
Common stock, no par value per share:
Authorized 200,000,000 shares; issued 37,571,545 and 36,637,870 shares, respectively	700,220	700,220
Additional paid-in capital	87,702	69,954
Retained earnings	305,399	260,304
Treasury stock, at cost; 1,223,930 and 577,495 shares, respectively	(29,611)	(14,983)
Accumulated other comprehensive income (loss)	6,327	(3,792)

Total stockholders' equity	1,099,147	1,040,813

Total liabilities and stockholders' equity	$7,992,400	$7,180,903

See accompanying notes to consolidated financial statements.

OPUS BANK AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

Years ended December 31, 2019, 2018 and 2017

($ in thousands, except share data)	2019	2018	2017
Interest income:
Loans	$239,513	$218,255	$227,224
Investment securities	32,134	22,353	19,411
Due from banks	5,308	6,148	6,908

Total interest income	276,955	246,756	253,543

Interest expense:
Deposits	63,346	38,163	28,259
Federal Home Loan Bank advances	5,437	374	185
Subordinated debt	7,690	7,690	7,690

Total interest expense	76,473	46,227	36,134

Net interest income	200,482	200,529	217,409
Provision (negative provision) for loan losses	(4,905)	19,601	(8,823)

Net interest income after provision (negative provision) for loan losses	205,387	180,928	226,232

Noninterest income:
Fees and service charges on deposit accounts	5,868	6,855	7,592
Escrow and exchange fees	6,027	5,829	6,015
Trust administrative fees	28,065	27,503	26,939
Gain (loss) on sale of loans	52	(22)	(211)
Gain (loss) on sale or disposition of assets	852	(137)	3,773
Gain (loss) from OREO and other repossessed assets	—	203	(4,773)
Gain (loss) on sale of investment securities	120	(9,710)	1,505
Bank-owned life insurance, net	4,239	4,104	3,728
Other income	4,803	6,454	10,212

Total noninterest income	50,026	41,079	54,780

Noninterest expense:
Compensation and benefits	102,843	111,325	106,738
Professional services	7,465	11,869	20,041
Occupancy expense	15,163	15,545	15,281
Depreciation and amortization	6,961	6,714	7,014
Deposit insurance and regulatory assessments	1,474	3,981	4,881
Insurance expense	1,354	1,327	1,387
Data processing	3,612	1,803	3,151
Software licenses and maintenance	4,969	4,939	4,556
Office services	6,679	7,189	7,983
Amortization of other intangible assets	5,050	5,875	5,918
Advertising and marketing	3,292	3,533	3,226
Other expenses	12,616	10,450	10,419

Total noninterest expense	171,478	184,550	190,595

Income before income tax expense	83,935	37,457	90,417
Income tax expense	22,101	6,539	42,774

Net income	61,834	30,918	47,643
Less: Dividends on Series A Preferred Stock	685	669	—

Net income available to common stockholders	61,149	30,249	47,643
Other comprehensive income:
Net change in unrealized gains (losses) on available-for-sale securities	10,119	1,146	(4,690)

Comprehensive income	$71,953	$32,064	$42,953

Net income per common share, basic	$1.64	$0.82	$1.29
Net income per common share, diluted	1.62	0.81	1.26
Weighted average common shares outstanding, basic	36,262,559	36,028,025	36,432,482
Weighted average common shares outstanding, diluted	38,242,481	38,270,650	37,770,993

See accompanying notes to consolidated financial statements.

OPUS BANK AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity

Years ended December 31, 2019, 2018 and 2017

($ in thousands, except share data)	Common stock issued	Preferred Stock issued	Common stock	Preferred stock	Treasury stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Total earnings	Retained stockholders' equity
Balance, December 31, 2016	34,277,121	612	$678,291	$581	$(7,509)	$56,582	$627	$197,363	$925,935
Net income	—	—	—	—	—	—	—	47,643	47,643
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	(4,690)	—	(4,690)
Common stock offering	2,864,865		50,458						50,458
Exchange of common stock to preferred stock	(1,524,950)	30,499	(28,529)	28,529	—	—	—	—	—
Net issuance of common stock under share-based compensation plans	298,123	—	—	—	(2,845)	874	—	—	(1,971)
Dividends paid:									—
Common stock	—	—	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—	—	—
Shared-based compensation	—	—	—	—	—	6,089	—	—	6,089

Balance, December 31, 2017	35,915,159	31,111	$700,220	$29,110	$(10,354)	$63,545	$(4,063)	$245,006	$1,023,464

Impact of adoption of revenue recognition standard	—	—	—	—	—	—	—	(330)	(330)
Reclassification of tax effects resulting from changes in tax rates	—	—	—	—	—	—	(875)	875	—
Net income	—	—	—	—	—	—	—	30,918	30,918
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	1,146	—	1,146
Net issuance of common stock under shared-based compensation plans	145,216	—	—	—	(4,629)	3,105	—	—	(1,524)
Dividends paid:
Common stock ($0.43 per share)	—	—	—	—	—	—	—	(15,496)	(15,496)
Preferred stock ($21.50 per share)	—	—	—	—	—	—	—	(669)	(669)
Shared-based compensation	—	—	—		—	3,304	—	—	3,304

Balance, December 31, 2018	36,060,375	31,111	$700,220	$29,110	$(14,983)	$69,954	$(3,792)	$260,304	$1,040,813

Net income	—	—	—	—	—	—	—	61,834	61,834
Other comprehensive income (loss), net of tax	—	—	—	—	—	—	10,119	—	10,119
Net issuance of common stock under share-based compensation plans	287,240	—	—	—	(14,628)	12,320	—	—	(2,308)
Dividend & dividend equivalents:
Common stock ($0.44 per share)	—	—	—	—	—	62	—	(16,054)	(15,992)
Preferred stock ($22.00 per share)	—	—	—	—	—	—	—	(685)	(685)
Shared-based compensation	—	—	—		—	5,366	—	—	5,366

Balance, December 31, 2019	36,347,615	31,111	$700,220	$29,110	$(29,611)	$87,702	$6,327	$305,399	$1,099,147

See accompanying notes to consolidated financial statements.

OPUS BANK AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2019, 2018 and 2017

($ in thousands)	2019	2018	2017
Cash flows from operating activities:
Net income	$61,834	$30,918	$47,643
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,598	11,972	12,169
Amortization of low income housing tax credit investments	6,379	6,010	5,962
Provision (negative provision) for loan losses	(4,905)	19,601	(8,823)
Increase in cash surrender value of bank-owned life insurance	(4,239)	(4,104)	(3,630)
Gain on settlement of bank-owned life-insurance	—	—	(98)
Amortization on deferred loan fees and costs	(8,747)	(7,578)	(5,484)
Share-based compensation expense	5,366	3,304	6,089
Accretion and amortization of discounts and premiums, net	3,598	8,792	8,340
(Increase) decrease in net deferred tax assets	12,010	(365)	34,971
(Gain) loss on sale of investment securities	(120)	9,710	(1,505)
(Gain) loss on sale or disposition of assets	(852)	137	(3,773)
(Gain) loss on sale of loans	(52)	22	211
(Gain) loss on real estate owned	—	(203)	4,773
Landlord incentives for tenant improvements	—	58	1,290
(Increase) decrease in accrued interest receivable and other assets	(25,503)	18,223	(33,140)
Increase (decrease) in accrued expenses and other liabilities	39,846	(25,023)	25,397

Net cash provided by operating activities	96,213	71,474	90,392

Cash flows from investing activities:
Proceeds from pay down/maturity/redemption/calls of investment securities available-for-sale	165,072	319,479	251,929
Proceeds from sale of investment securities available-for-sale	86,174	316,026	81,572
Purchases of investment securities available-for-sale	(198,301)	(609,205)	(810,442)
Cash used in deposit sale	—	—	(96,143)
Net decrease (increase) in loans	(855,071)	(108,545)	331,694
Repurchase of previously sold loans	(1,154)	—	(4,683)
Proceeds from loan sales	121,127	84,275	143,782
Investment in SBIC Fund	17,160	(24)	(15,947)
Investment in low income housing tax credits	(7,412)	(16,714)	(16,111)
Proceeds from sale of equity warrant assets	—	—	8
Purchase of bank-owned life insurance	(31,924)	(424)	(25,304)
Proceeds from sale of real estate owned	—	203	1,048
Proceeds from settlement of bank-owned life insurance	—	—	257
Purchase of premises and equipment	(3,398)	(2,941)	(6,737)
Proceeds from sale of premises and equipment	1,861	2	5,487

Net cash used in investing activities	(705,866)	(17,868)	(159,590)

Cash flows from financing activities:
Net increase (decrease) in deposits	521,705	7,950	(638,643)
Net increase (decrease) in short term Federal Home Loan Bank advances	—	(280,000)	280,000
Increase in long term Federal Home Loan Bank advances	200,000	—	—
Repayment of long term Federal Home Loan Bank advances	—	(10,000)	(55,000)
Proceeds from exercise of stock options	—	3,105	874
Proceeds from issuance of common stock, net of issuance costs	—	—	50,458
Purchase of treasury shares	(2,308)	(4,629)	(2,845)
Cash dividends paid to stockholders	(16,739)	(16,165)	—

Net cash provided by (used in) financing activities	702,658	(299,739)	(365,156)
Net increase (decrease) in cash and cash equivalents	93,005	(246,133)	(434,354)
Cash and cash equivalents at beginning of period	254,636	500,769	935,123

Cash and cash equivalents at end of period	$347,641	$254,636	$500,769

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$76,330	$46,281	$36,156
Income taxes, net of refunds	(9,851)	2,707	14,353
Noncash investing and financing activities:
Real estate and other assets acquired in settlement of loans	$—	$—	$5,393
Transfer of loan receivables to loans held-for-sale	125,239	81,561	154,332

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

(1) Description of Business

        Opus Bank is a publicly traded California state-chartered commercial bank headquartered in Irvine, California, which, together with its subsidiaries, is referred to as the Company, we, our, or us. Opus Bank offers a wide range of loan products, which primarily includes multifamily residential, commercial real estate, and commercial business, as well as a suite of treasury and cash management and depository solutions. We serve our clients through our headquarters and 46 banking offices located in major metropolitan markets within California, Washington, Oregon, and Arizona. Our primary focus is to serve our clients by offering a variety of financial products, services, and solutions, while maintaining a disciplined approach to risk management. We service our clients through our lines of business which include Commercial Real Estate Banking, Commercial Banking, Retail Banking, and our Alternative Asset IRA Custodian.

(2) Summary of Significant Accounting Policies

        The following is a summary of the significant accounting policies used in preparing the Company's consolidated financial statements:

(a)   Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") for year-end financial information and with the instructions to Annual Report on Form 10-K adopted by the Federal Deposit Insurance Corporation ("FDIC") and conform to general practices within the Company's industry. The results of operations for the year ended December 31, 2019 are not necessarily indicative of results to be expected for any future periods.

        The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates are based on information available as of the date of the consolidated financial statements. Actual results could differ from those estimates.

(b)   Changes Affecting Comparability

        Certain prior period amounts have been reclassified to conform to the current period presentation.

        Beginning in 2019, within Note 7, "Loans and Allowance for Loan Losses" we combined our disclosures of acquired loans with originated loans and conformed all prior period presentations accordingly. For all periods prior to 2019, our loan portfolio disclosures were segregated on the basis with which they were initially recorded: (1) acquired non-impaired, (2) acquired subsequently impaired, (3) acquired impaired, (4) originated subsequently impaired, and (5) originated non-impaired. Based upon our assessment of the loan portfolio, we determined that this segregation of originated and acquired loans in the manner described above was no longer appropriate, based upon the following considerations:

  •
  Total acquired loans comprised an immaterial amount of our total loans outstanding and total assets

  •
  Allowance for loan losses on acquired loans was immaterial to our total allowance for loan losses

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

  •
  Inherent risk of acquired loans is no longer considered material to the Company's overall business operations and financial performance

        Additionally, beginning in 2019, we combined certain items that were previously reported on a gross basis on the consolidated statement of changes in stockholders' equity, and conformed all prior period presentation accordingly. Below is a summary of the updates:

  •
  The change in common shares outstanding is reported net of treasury shares. For all periods prior to 2019, the change in common shares outstanding was presented without the effect of treasury share transactions, which primarily included the surrender of shares of common stock issued in connection with vested restricted stock and exercised stock options to cover income tax withholding obligations of the award recipient as well as the cashless exercise of stock options.

  •
  The corresponding financial effect of common stock issued in connection with vested restricted stock awards and exercised stock options are reported net of the related treasury share transactions in the line titled "net issuance of common stock under share-based compensation plans." For all periods prior to 2019, such activities were reported on a gross basis in the line items titled (1) exercise of stock options, (2) vested restricted stock awards, and (3) surrender of common stock from vested restricted stock awards and exercise of stock options.

  •
  The amortization of the granted restricted stock awards and stock options are reported net of forfeitures in the line titled "share-based compensation expense." For all periods prior to 2019, such activities were included in the line items titled (1) forfeiture of shares of unvested restricted stock awards and stock options and (2) amortization of unvested restricted stock awards and stock options.

        Further detail on the changes in stock options and restricted stock for year ended December 31, 2019 can be found in Note 18, "Share-Based Compensation Plans."

(c)   Principles of Consolidation

        The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and variable interest entities ("VIEs") where the Company is the primary beneficiary. All significant intercompany accounts and transactions with consolidated entities have been eliminated. The Company evaluates its associations with variable interest entities ("VIEs"), both at inception and when there is a change in circumstance that requires reconsideration, to determine if the Company is the primary beneficiary and consolidation is required. A primary beneficiary is defined as a variable interest holder that has a controlling financial interest. A controlling financial interest requires both: (a) the power to direct the activities that most significantly impact the VIEs economic performance, and (b) the obligation to absorb losses or receive benefits of a VIE that could potentially be significant to a VIE. We have not provided financial or other support during the periods presented to any VIE that we were not previously contractually required to provide.

(d)   Business Combination

        The Company utilizes the acquisition method of accounting for business combinations and recognizes all of the assets acquired and liabilities assumed at their date of acquisition at fair value under Accounting Standards Codification ("ASC") Topic 805, Business Combinations (ASC 805). Management uses valuation techniques based on the asset or liability being measured in determining the fair value. When the purchase price exceeds the net fair value determined for the assets acquired

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

and liabilities assumed the difference is recorded as goodwill. Acquisition-related costs are expensed as incurred.

(e)   Fair Value

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are disclosed in accordance with a three level hierarchy (i.e., Level 1, Level 2, and Level 3) established under ASC Topic 820, Fair Value Measurement (ASC 820). The Company uses valuation techniques in determining the fair value of assets and liabilities based on assumptions that market participants would use in the most advantageous primary market.

        Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (not in a forced transaction) between willing market participants at the measurement date. Financial instruments recorded at fair value on a recurring basis include the Company's debt securities available-for-sale and equity warrant assets. Additionally, the Company may record other assets and liabilities at fair value on a nonrecurring basis, such as impaired loans or repossessed assets.

        Fair value measurement and disclosure guidance establishes a three-level fair value hierarchy based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Fair value measurements are separately disclosed by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. The inputs and assumptions used in valuation models are classified in the fair value hierarchy as follows:

        Level 1—Quoted market prices in an active market for identical assets and liabilities.

        Level 2—Quoted market prices for similar instruments in an active market; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations inputs of which are observable and can be corroborated by market data.

        Level 3—Unobservable inputs and assumptions that are supported by little or no market activity and that are significant to the fair value of the asset and liability.

        Fair value is best determined based upon quoted market prices; however, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. The Company uses various valuation models, which utilize certain inputs and assumptions that market participants would use in pricing the asset or liability. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the instrument.

        The following are methods and assumptions used to measure the Company's financial instruments recorded at fair value, as well as a description of the methods and significant assumptions used to estimate fair value disclosures for financial instruments not recorded at fair value in their entirety on a recurring basis.

        Cash and cash equivalents—Due to their short-term nature, the carrying amount of these instruments approximates the estimated fair value.

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        Debt securities available-for-sale—The fair values are determined by independent external pricing service providers using quoted market prices, where available, or observable market inputs appropriate for the type of security.

        Loans—The estimated fair value of loans is determined based on characteristics such as loan category, repricing features, and remaining maturity, and includes prepayment, and credit loss estimates. Fair values are estimated using a discounted cash flow methodology that conforms to an exit price notion. In addition, specific allowance for collateral dependent impaired loans is based on the fair value of the underlying collateral and reported as a nonrecurring fair value measurement. The fair value of the underlying collateral is measured by external appraised values, business assets, or probability weighting of broker price options that may include adjustments for assumptions of market conditions that are not directly observable.

        Equity warrant assets—The fair value of equity warrant assets is determined using a Black-Scholes option pricing model. The key assumptions used in determining the fair value include the exercise price of the warrants, valuation of the underlying entity's outstanding stock, expected term, risk-free interest rate, marketability discount for private company warrants, and price volatility.

        Time deposits—The fair value of time deposits is estimated by discounting future cash flows by a market rate. The market rate is determined by comparison to peer financial institutions for similar term products, with no value assigned to the Company's long term relationships with its deposit customers, such as core deposit intangibles.

        Federal Home Loan Bank ("FHLB") Advances—The fair value is estimated based on the contractual cash flows discounted at the rate currently offered for similar fixed-rate advances from the FHLB.

        Subordinated debt, net—The fair value of subordinated debt is estimated using a discounted cash flow methodology that considers current offering rates for debt with similar characteristics.

(f)    Cash and Cash Equivalents

        Cash on hand, amounts with original terms less than three months and amounts due from correspondent banks and the Federal Reserve Bank are considered cash and cash equivalents.

(g)   Investment Securities

        Investment securities are classified based on management's intention at the reporting date. The securities classified as available-for-sale are reported at fair value, with changes in unrealized gains or losses, net of tax, reported as a separate component of other comprehensive income. Unrealized and realized gains and losses are determined using the specific identification method.

        Premiums and discounts to par value at the time of purchase are amortized or accreted into interest income from investments using the effective-interest method over the remaining life of the security, adjusted for anticipated prepayments.

        Investment securities are reviewed quarterly to determine whether a decline in fair value below the amortized cost is an other-than-temporary-impairment. The analysis is based on factors, which include duration and severity of the impairment, the current liquidity and volatility of the market, financial conditions, and the forecasted performance of the issuer or underlying collateral of the security as well

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

as the Company's intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.

        Other-than-temporary-impairment loss is recognized if (1) the Company has the intent to sell the security, (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis or (3) the Company does not expect to recover the entire amortized cost basis of the security. For debt securities that the Company intends to sell, or it is more likely than not that the Company will be required to sell the security before recovery of the cost basis, the amortized cost of the security is written down to its fair value and the amount of the write-down is included in income as a realized loss. For debt securities that the Company does not intend to sell, or for which it is not more likely than not that the Company will be required to sell the security before recovery of the cost basis, the credit loss component of the impairment is recognized as a realized loss and the noncredit impairment remains in other comprehensive income, net of tax.

(h)   Loans

        Originated Loans.    Loans originated by the Company are recorded at the amount of principal outstanding, net of participations sold and deferred loan origination fees and costs. Nonrefundable loan fees and related direct costs associated with the origination of loans are deferred and netted against outstanding loan balances. The net deferred fees and costs are recognized into income over the loan term using the effective-interest method.

        Acquired Loans.    Acquired loans are recorded at the principal amount outstanding, net of unearned discounts or unamortized premiums. Acquired loans are initially measured and recorded at fair value on the acquisition date. Fair value of acquired loans is determined using a discounted cash flow model. The cash flows expected over the life of the loan are estimated using a model that projects cash flows and calculates the carrying values of the loans, book yields, and effective interest income. Assumptions as to the default rates, loss severity, loss timing curves, and prepayment speeds are utilized to calculate the cash flows. A component of the initial fair value measurement is an estimate of the credit losses over the life of the acquired loans. Acquired loans are evaluated for impairment as of the acquisition date and are accounted for as acquired non-impaired loans under ASC 310-20, Receivables—Nonrefundable Fees and Other Costs (ASC 310-20) or acquired-impaired loans, under ASC 310-30, Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality (ASC 310-30). Acquired-impaired loan accounting is applied as a general policy election, or when we acquire a portfolio of loans in a distressed bank acquisition.

        Delinquent or past due loans.    A loan is considered past due if the required contractual principal and interest payment has not been received as of the day after such payment was due. Loans are considered delinquent when principal or interest payments are 30 days or more past due. Delinquent loans may remain on accrual status between 30 days and 89 days past due.

        Nonaccrual loans.    The accrual of interest on loans is discontinued (nonaccrual) when the full collection of principal and interest is in doubt. When a loan is placed on nonaccrual, previously accrued but unpaid interest is reversed and charged against interest income and future accruals of interest are discontinued. Payments received from borrowers for loans on nonaccrual are applied to the unpaid principal balance. Loans are returned to accrual status when, in management's judgment, the borrower's ability to satisfy principal and interest obligations under the loan agreement has improved sufficiently to reasonably assure recovery of principal and the borrower has demonstrated a sustained

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

period of repayment performance. In general, the Company requires a minimum of six consecutive months of timely payments in accordance with the contractual terms prior to returning a loan to accrual status.

        Impaired loans.    A loan is considered to be impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment delays and shortfalls, payment history, and collateral value. The measurement of impairment is based on the present value of the expected future cash flows of the impaired loan, discounted at the loan's original effective interest rate or the fair value of the collateral for a collateral-dependent loan. Impairment in value below the recorded amount of the loan is recorded by either creating a valuation allowance or adjusting an existing allowance with a corresponding charge to the provision for loan losses.

        Troubled debt restructurings.    A restructuring of a loan constitutes a troubled debt restructure ("TDR") when the Company, for economic or legal reasons related to the borrower's financial difficulties, grants a concession to the borrower that would otherwise not be considered in the normal course of business. The concessions may be granted in various forms, including interest rate reductions, principal forgiveness, extension of maturity date, waiver or deferral of payments, or other actions intended to minimize potential losses.

        A loan restructuring that involves a below market interest rate will continue to be reported as a TDR until its maturity. A loan that has been restructured in a TDR may not be disclosed as a TDR in years subsequent to the restructuring if certain conditions are met, including the following: (1) the restructuring agreement specifies an interest rate equal to or greater than that of a new loan with comparable risk at the time the loan is modified, (2) the loan is not impaired based on the terms of the restructuring agreement, and (3) the loan has a demonstrated period of performance. Generally, a nonaccrual loan that is restructured remains on nonaccrual status for a period of six months to demonstrate that the borrower can meet the restructured terms. However, the borrower's performance prior to the restructuring or other significant events at the time of restructuring may be considered in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status after a shorter performance period. If the borrower's performance under the new terms is not reasonably assured, the loan remains classified as a nonaccrual loan.

        Loans held-for-sale    Loans held-for-sale are carried at lower of cost or fair value. Origination fees and costs on loans held-for-sale are deferred until the time of sale and are included in the calculation of the gain or loss on the sale of the loan.

        Loan securitization activities    Loan sale transactions that involve securitization with variable interest entities are evaluated for consolidation under ASC 810, Consolidation, with evaluations of the nature and extent of continuing involvement. When the conditions for sale accounting and legal isolation are met, the loans sold are de-recognized from the balance sheet and any gains or losses are recognized to earnings through noninterest income for originated loans.

(i)    Allowance for Credit Losses

        Allowance for loan losses.    The allowance for loan losses reflects the Company's estimate of probable losses inherent within the loan portfolio. The allowance is based upon our review of the credit quality of the loan portfolio, which includes our credit quality monitoring procedures that are outlined below. The allowance is increased by the provision for loan losses and reduced by loan principal

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

charged off, net of recoveries. The allowance is based on management's established methodology that includes a quarterly process to estimate a general allowance for unimpaired loans and a specific allowance for impaired loans.

        General allowance.    Unimpaired loans are evaluated collectively using homogeneous pools of loans with similar risk characteristics, which are based on the source of loan origination, product/collateral type, and credit risk ratings. The framework established for the general allowance for loan loss methodology includes portfolio segmentation, loss emergence, qualitative environmental factors, and the historical look-back period to substantiate the estimation of the general allowance for unimpaired loans. Under the framework, management follows a process to measure the allowance, taking into consideration the nature and inherent risks of the underlying loan portfolio, actual historical loss experience, peer loss data, and qualitative environmental factors. Based on these factors, a loss factor is calculated at the loan pool level and is applied to the outstanding pool balance to calculate a general allowance amount.

        The Company evaluates its general allowance methodology on at least an annual basis, and during the year ended December 31, 2018, increased its lookback period from a rolling 16 quarters to a rolling 20 quarters. The results of this enhancement are reflected in the allowance estimate for periods after September 30, 2018, whereas periods between October 1, 2017 and September 30, 2018 utilized a 16 quarter lookback period and prior periods utilized a 12 quarter lookback period. The extension of the lookback period did not result in a material change to the Company's allowance for loan losses for any of the periods presented.

        Specific allowance.    The specific allowance is determined for individual loan relationships that are deemed impaired and is estimated using a discounted cash flow methodology for loans that are not deemed collateral dependent. Discounted cash flows represent management's estimate of all future contractual payments anticipated from the borrower, discounted using the effective interest rate at the time of origination. For loan relationships deemed collateral dependent, impairment is measured using collateral valuations, and any impairment is generally charged-off. Collateral valuations are generally supported by various data points, including, but not limited to, independent appraisal valuations, terms of sale transactions executed with willing buyers, or independent broker price opinions that reflect actual sales transactions for similar collateral types.

        Allowance for unfunded loan commitments.    With respect to unfunded loan commitments, management follows a methodology to estimate an allowance on unfunded loan commitments. The Company applies a probability of funding to the unfunded commitment amount for each portfolio and the loss factors estimated under the general allowance methodology. Such allowance is recorded to other liabilities and the corresponding provision expense is recorded to other non-interest expense.

(j)    Other Real Estate Owned ("OREO") and Other Repossessed Assets

        Real estate owned and other repossessed assets include properties and non-real estate assets acquired through foreclosure or through full or partial satisfaction of a loan and are considered held-for-sale. Assets transferred are initially recorded at fair value of the asset, less estimated costs to sell. The amount by which the recorded investment in the loan exceeds the fair value less estimated costs to sell of the asset at acquisition is charged to the allowance for loan losses. Subsequent declines in the fair value, less estimated costs to sell, are recorded through a foreclosed assets valuation allowance and are recognized as a loss from OREO and other repossessed assets. Subsequent increases

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

in the fair value, less estimated costs to sell, reduce the foreclosed assets' valuation allowance, but not below zero, and are recognized as a gain from OREO and other repossessed assets.

(k)   Premises, Equipment, and Leasehold Improvements

        Premises, equipment, and leasehold improvements are stated at cost less accumulated depreciation calculated on a straight-line basis over the estimated useful lives of the assets or lease term, whichever is shorter. Maintenance and repairs of premises and equipment are expensed as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from their respective accounts and any gain or loss is included in earnings.

(l)    Goodwill and Other Intangibles

        Under the acquisition method, any excess of the purchase price over the net fair value of acquired assets, including identifiable intangible assets and liabilities assumed, is recorded as goodwill. Goodwill is evaluated for impairment at least annually or more frequently if circumstances or specific events indicate that it is more likely than not the fair value of a reporting unit is less than its carrying amount. The Company follows the guidance under ASC 350, Intangibles—Goodwill and Other, and first assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. Key areas of consideration include, but are not limited to, trends in macroeconomic conditions, financial performance, significant and sustained declines in the business combination consideration, and industry-specific market factors. If circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the Company will perform the first step of the two-step goodwill impairment test by quantitatively determining an estimated fair value of the reporting unit and, depending on the results, may perform the second step of the two-step goodwill impairment test to determine the amount of impairment loss, if any, to be recognized through earnings.

        Other intangible assets consist of core deposit intangibles and intangible assets acquired from PENSCO that are amortized through earnings over the estimated economic lives. The carrying amount of other intangible assets is evaluated for possible impairment at least annually or more frequently if circumstances or specific events indicate that the carrying amount may not be recoverable based upon undiscounted future cash flows.

        Impairment is measured as the amount by which the carrying amount exceeds the fair value and is recognized as an impairment loss through earnings. The carrying amount of the intangible asset is adjusted to a new cost basis and amortized over the remaining useful life of the asset.

(m)  Bank-Owned Life Insurance

        The Company initially records investments in bank-owned life insurance at cost and subsequently adjusts the carrying value to the cash surrender value. The change is recognized as income or loss through noninterest income.

(n)   Investments in qualified affordable housing projects

        Affordable housing investments are evaluated to determine whether they meet the qualifications for accounting under the proportional amortization method based on the criteria established under ASC 323, Investments-Equity Method and Joint Ventures. Under the proportional amortization method, the initial cost of the investments is amortized in proportion to the tax credits and other tax benefits received, and the net investment performance is recognized in the income statement as a component of income tax expense.

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        In situations where the structure of an investment is modified, an evaluation is performed to ensure the conditions continue to be met for accounting under the proportional amortization method. Additionally, investments in qualified affordable housing projects are tested for impairment when there are events or changes in circumstances indicating that it is more likely than not that the carrying amount of the investment will not be realized. An impairment loss is measured as the amount by which the carrying amount of an investment exceeds its fair value.

        For those investments in affordable housing projects not accounted for using the proportional amortization method, the investments are accounted for as an equity method investment or a cost method investment in accordance with ASC 320-10, Investments-Equity Method and Joint Ventures, or ASC 325-10, Cost Method Investments. Under the equity method or cost method of accounting, the investments are initially recorded at cost and amortized based on the projected pre-tax operating losses in pre-tax income, with the associated tax credits and the tax effect of the operating losses in income tax expense.

(o)   Leases

        The Company's leases are generally operating leases for properties where Opus Bank is the lessee, and include facilities occupied by its banking offices, headquarters, and other various operations. On January 1, 2019, the Company adopted Accounting Standards Update ("ASU") ASU 2016-02, Leases (Topic 842), and all subsequent ASUs that modified Topic 842 which resulted in the recognition of a right-of-use asset and lease liability on the consolidated balance sheet. The right-of-use asset represents the Company's right to use the underlying asset over the lease term. The lease liability represents the Company's obligation to make lease payments arising from a lease agreement as of the lease commencement date. The majority of the Company's leases do not provide an implicit rate, so the Company utilizes its incremental borrowing rate to determine the present value. The Company has not elected to exclude short term leases with contractual terms less than one year from the initial measurement of the lease liability and right-of-use asset. Certain leases include options to extend or terminate the term of the lease, which the Company considers in measuring its lease liability and right-of-use asset when it is reasonably certain that the Company will exercise such options. The Company has lease agreements with lease and non-lease components, which are accounted for separately. Lease terms may include fixed and variable payments. Variable payments generally include a rent reset provision that requires future lease payments to reset to market rates after a specified point in time.

(p)   Stock Warrant and Cash Settlement Liability

        The Company issued warrants that contained a down round provision. As of December 31, 2010, these warrants were classified as a liability in accordance with ASC Topic 815, Derivatives and Hedging ("ASC 815"), and were measured at fair value with changes in the fair value recorded in the statement of operations. During 2011, the Company revised the warrant agreements related to the warrants to exclude the adjustments to the terms of shares and price on the warrant instrument in the event of a down round event and amended the stock subscription agreements to include a provision for a cash payment to the warrant holder in the event of a down round event. This resulted in reclassification of the warrants to equity at fair value in accordance with ASC 815 and classification of the estimated cash settlement payment as a liability. The value of the cash settlement liability is based on estimated capital needs and current book value of the Company, and comparisons to peer banks to determine a probability and range of payment. While the current expected liability is immaterial, the maximum

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

potential amount of future payment on the cash settlement liability cannot be quantified and expires at the end of the warrants' contractual term in September 2020.

(q)   Comprehensive Income

        Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on investment securities available-for-sale and the related changes in the tax valuation allowance associated with a change in the deferred tax liability balance.

(r)   Earnings per Common Share ("EPS")

        Basic earnings per common share represents the amount of earnings for the period available to each share of common stock outstanding during each reporting period. Basic EPS is computed based upon net income available to common shareholders divided by the weighted average number of common shares outstanding during the year. The shares of Series A Preferred Stock are considered participating securities for this calculation because they share in any dividends paid to common shareholders.

        Diluted EPS represents the amount of earnings for the period available to each share of common stock outstanding, including common stock that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during each reporting period. Diluted EPS is computed based upon net income available to common shareholders divided by the weighted average number of common shares outstanding during each period, adjusted for the effect of dilutive potential common shares calculated using the treasury stock method and the assumed conversion for any dilutive convertible participating securities using the if-converted method.

(s)   Revenue Recognition

        On January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers ("Topic 606"), along with its amendments. Topic 606 establishes the principles to apply in determining the amount and timing of revenue recognition. The Company's interest income is not within the scope of Topic 606 and, as a result, the implementation of Topic 606 was mainly limited to certain areas of noninterest income, which are further described below.

        Fees and service charges on deposit accounts include charges for analysis, overdraft, cash checking, ATM, and safe deposit activities executed by our deposit clients, as well as interchange income earned through card payment networks for the acceptance of card based transactions. Fees earned from our deposit clients are governed by contracts which provide for overall custody and access to deposited funds and other related services, and can be terminated at will by either party. Fees received from deposit clients for the various deposit activities are recognized as revenue once the performance obligations are met. Interchange income is recognized when services are rendered, which corresponds to the Company's final and completed performance obligation.

        Escrow fees are governed by agreements with customers participating in escrow transactions for services that include preparation of closing statements and custody of escrow funds. The fees are received and recognized to revenue upon closing of the escrow transaction. Exchange fees are received from sale escrow proceeds of the relinquished property to be exchanged under Section 1031 of the tax code, and recognized upon completion of the exchange transaction, which is the final performance

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

obligation. In adopting Topic 606 on January 1, 2018, the Company recorded a cumulative adjustment to retained earnings, net of tax, of $286,000 for exchange fees that were previously recognized when received at sale escrow of the relinquished property.

        Trust administrative fees are governed by contracts executed with PENSCO clients to perform maintenance and custodial services over their alternative IRA investments. Fees are billed and collected on a quarterly basis and recognized commensurate with completion of the performance obligations required under the contracts.

        Other income in scope under the Topic 606 primarily includes referral fees for referring an existing banking client to a third party service provider for banking services not currently offered by the Company that can be accommodated by the engaged service provider. Given that the timing and amount of referral fees are variable in nature, they are recognized as revenue upon completion of the performance obligation per the contract arrangements. Prior to 2019, other income included a larger portion of advisory fees from our previous Merchant Banking division that was closed during the first half of 2019. Merchant Banking advisory fees included transaction fees, retainer fees, and reimbursable expenses governed by engagement contracts executed with clients to perform advisory services over various business transactions. In adopting Topic 606 on January 1, 2018, the Company recorded a cumulative adjustment to retained earnings, net of tax, of $44,000 for retainer fees that had been recognized based on time elapsed in proportion to the contract period. As of December 31, 2019, all retainer fees had been recognized commensurate with completion of the final performance obligation.

(t)    Share-Based Compensation

        The Company has issued, and continues to issue, awards of equity instruments pursuant to the 2010 Long Term Incentive Plan and 2018 Long Term Incentive Plan to employees and certain non-employee directors. The Company accounts for stock-based employee compensation in accordance with the fair value recognition provisions of ASC 718, Compensation—Stock Compensation. All restricted stock awards are recorded at the estimated fair value on grant date with the corresponding share-based compensation expense recognized over the vesting period using the straight-line method. Certain units are contingent upon performance conditions which the Company periodically evaluates to determine whether a cumulative adjustment to compensation expense is appropriate based on the probability of meeting those conditions.

(u)   Income Taxes

        Provisions are made for current and deferred income tax expense on pretax income adjusted for permanent and temporary differences based on enacted tax laws and applicable statutory tax rates. Deferred tax assets and liabilities represent the future tax consequences of differences between financial reporting and tax reporting basis, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Differences mainly relate to loan losses, deferred loan fees, amortizable intangibles, net operating loss and tax credit carryforwards, share based compensation expense, depreciation of fixed assets, and FHLB stock dividends. The tax benefit of temporary differences and carryforwards is recorded as an asset to the extent the Company believes the utilization is more likely than not. On an ongoing basis, management evaluates deferred tax assets to determine if tax benefits are expected to be realized in future periods. To the extent the benefit of a deferred tax asset is no longer expected to be realized, a valuation allowance is established with a corresponding charge, including interest and penalties, through the provision for income taxes. A valuation allowance

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

is required for deferred tax assets if, based on available evidence, it is more likely than not that all or some portion of the asset will not be realized due to the inability to generate sufficient taxable income in the periods and/or of the character necessary to utilize the benefit of the deferred tax assets. The more-likely-than-not criterion means the likelihood of realization is greater than 50%. When evaluating whether it is more likely than not that all or some portion of the deferred tax asset will not be realized, all available evidence, that may affect the recoverability of deferred tax assets, both positive and negative, is identified and considered in determining the appropriate amount of the valuation allowance.

        As it relates to tax benefits associated with share-based compensation, the Company has adopted the provision of ASC 718-20, Compensation—Stock Compensation—Awards Classified as Equity, that provides that the windfall tax benefit should not be recognized for financial statement purposes until the period in which the tax benefit reduces income taxes payable. The Company uses the with-and-without approach for determining the order in which tax benefits derived from the share-based compensation awards are utilized. As a result of this approach, net operating loss carryforwards not related to share-based compensation are utilized before the current period's share-based compensation deduction.

        The Company has adopted the provisions of ASC 740-10, Income Taxes—Overall ("ASC 740-10"), which prescribes a recognition threshold and measurement standard for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 requires that the Company recognize in the consolidated financial statements the impact of a tax position if that position is more likely than not to be sustained on audit, based on the technical merits of the position. The Company may from time to time be assessed interest or penalties by taxing authorities. In the event that a reserve for interest and penalties is established pursuant to ASC 740-10, or if any such interest and penalties are assessed by a tax authority, such amounts will be classified in the consolidated financial statements as income tax expense.

(v)   Recent Accounting Pronouncements

        The following is a summary of ASUs issued by the Financial Accounting Standards Board ("FASB") applicable to the Company that were issued and expected to be adopted by retrospective restatement or became effective during the year ended December 31, 2019:

  Adopted during the year ended December 31, 2019

        ASU 2016-02, Leases (Topic 842). ASU 2016-02 was issued to require that lessees recognize most leases on the balance sheet. There have been further amendments to Topic 842 since its initial issuance, including ASU 2018-11, which allowed entities to change their date of initial application to the beginning of the period of adoption. For public business entities, the ASUs were effective for interim and annual periods beginning after December 15, 2018. On January 1, 2019, the Company adopted this guidance by cumulative effect adjustment to the beginning of the period of adoption without adjusting prior comparative financial statements. Upon adoption the Company's initial lease liability was $45 million and initial right-of-use asset was $39 million. There was no cumulative effect adjustment recorded to retained earnings upon adoption. As of December 31, 2019, the Company's lease liability was $39.0 million and the Company's right-of-use asset was $33.2 million. For additional quantitative and qualitative disclosures, refer to Note 11, "Leases."

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        ASU 2017-08, Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. ASU 2017-08 was issued to shorten the amortization period for certain callable debt securities held at a premium to the earliest call date as compared to the maturity date. For public business entities, the ASU was effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2019. Adoption of this guidance did not have a material impact on the consolidated financial statements given that (1) existing policies were aligned with the new standard and (2) the Company does not have callable debt securities held at a premium.

  Issued but Not Yet Effective as of December 31, 2019

        ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was issued to change the way entities recognize impairment of financial instruments by requiring immediate recognition of estimated credit losses expected to occur over their remaining life. In addition to ASU 2016-13, there have been additional amendments that relate to Topic 326, including ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02, which we collectively refer to as Topic 326. For public business entities that are SEC filers, the ASU is effective for fiscal years beginning after December 15, 2019.

        The ASU will impact the Company's estimation of allowance for loan losses on originated loans that is currently estimated based upon an incurred loss methodology for credit losses deemed to be "probable" and "estimable." Under Topic 326, the current expected credit losses ("CECL") model requires entities to establish an allowance for credit losses ("ACL") that reflects expected credit losses, regardless of whether they have reached the "probable" thresholds, taking into consideration a broad range of information that includes historical data as well as forward-looking information.

        To date, the Company has completed the following steps as part of its adoption of ASU 2016-13:

  •
  Established a management subcommittee to govern and oversee the Company's end-to-end adoption of ASU 2016-13, which is responsible for the initial planning and risk assessment, design and development of methodology, implementation, and future sustainability.

  •
  Completed a gap assessment with an independent third party of the Company's accounting under current accounting standards compared to requirements under the new guidance in order to identify gaps within our underlying data infrastructure, financial systems, models, resources, and financial reporting processes.

  •
  Prepared and launched a comprehensive project plan to adopt ASU 2016-13, which included detailed timelines, critical objectives, resolution of gap assessment findings, and underlying tasks to be accomplished through the planned adoption date.

  •
  Developed a reserve methodology and corresponding assumptions, taking into consideration our relevant risks, portfolio composition, internal and external data, and key systems and tools.

  •
  Completed a model validation with an independent third party to assess the conceptual design, documentation, data inputs, assumptions, processing components, and outputs, in accordance with relevant regulatory standards.

  •
  Conducted tests over the design and operation of key internal controls relating to our CECL estimation process.

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

  •
  Performed quarterly CECL estimates beginning with the period ended December 31, 2018 in order to understand the potential financial impact, changes from ongoing enhancements to our methodology and assumptions, and comparison to the legacy allowance estimates.

        The Company's framework established over the ACL under Topic 326 includes a systematic, risk-based, and consistently-applied methodology, with appropriate underlying data to support our key assumptions. Specifically, our methodology is predominantly segregated as follows:

  Pooled loans

        The majority of our loan portfolio is reserved using loan pools established by the Company, taking into consideration common credit risk attributes, including loan product type, collateral characteristics, and risk ratings. Our methodology utilizes a loss-rate based approach over the estimated weighted average remaining maturity to estimate credit losses, taking into consideration company-specific historical loss experience, pre-defined peer historical loss experience for pools that lack loss history, historical prepayment experience, and qualitative environmental factors. Additionally, we utilize a reasonable and supportable economic forecast to estimate future credit losses for each loan pool, derived from a third party provider of historical and forecasted state and national macroeconomic and demographic data. Such forecasts take into consideration a variety of surveys of baseline forecasts of the U.S. economy from a broad group of reputable economists.

  Non-pooled loans

        As part of the Company's risk management and credit administration processes, the Company continually evaluates the credit quality and ongoing performance of the loan portfolio. When individual loan relationships no longer share common credit risk characteristics of the established loan pools, the Company will remove them from the loan pools and evaluate them on an individual basis. This typically occurs when borrowers have experienced financial difficulty, including, but not limited to, delinquent loan payments, non-accrual status, bankruptcy, delinquent taxes, and previous charge offs. Such individually identified loan relationships are evaluated to determine whether they are collateral dependent, by considering whether repayment is expected to be provided substantially through the operation or sale of the underlying collateral. For loan relationships deemed collateral dependent, credit losses are estimated using collateral valuations, which are generally supported by various data points, including, but not limited to, independent appraisal valuations, terms of sale transactions executed with willing buyers, or independent broker price opinions that reflect actual sales transactions for similar collateral types. For loan relationships that are not deemed collateral dependent, the Company estimates credit losses using a discounted cash flow approach, which generally capture all future contractual payments anticipated from the borrower, discounted using the effective interest rate at the time of origination.

  Unfunded commitments

        Management follows a methodology to estimate an allowance on unfunded loan commitments. The Company applies a probability of funding to the unfunded commitment amount for each portfolio and the loss factors estimated for pooled loans. Such allowance is recorded to other liabilities and the corresponding provision is recorded to other non-interest expense.

        As a result of the adoption of CECL, we anticipate there will be additional volatility in our provision for credit losses going forward, primarily due to the volatility in current and future economic

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

conditions, as well as any material changes to the composition of our loan portfolio or prepayment behavior.

        The Company adopted ASU 2016-13, and subsequent amendments related to Topic 326 on January 1, 2020. We estimate the impact of the adoption to be an increase to our allowance for loan losses and allowance for unfunded commitments of approximately 5% - 10%. The transition impact will be reflective in our financial statements as of January 1, 2020 as an adjustment to the Company's beginning retained earnings and impact our ACL, other liabilities, and deferred tax assets.

        ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 was issued to require that entities no longer perform a hypothetical purchase price allocation to measure goodwill impairment. Instead, impairment will be measured using the difference between the carrying amount and the fair value of the reporting unit. For public business entities that are SEC filers, the ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2019. The Company adopted this guidance on January 1, 2020. Adoption of this guidance did not have a material impact on the consolidated financial statements given that the Company has not identified any impairment of goodwill during recent periods.

        ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 was issued to improve the effectiveness of disclosure requirements on a narrow set of concepts relating to fair value measurements. For public business entities, the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted this guidance on January 1, 2020. Adoption of the new guidance did not have a material impact on the consolidated financial statements, given that the changes were limited to existing disclosures which were already aligned with the updates in the ASU.

        ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 was issued to align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). For public business entities, the ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The Company adopted this guidance on January 1, 2020. Adoption of the new guidance did not have a material impact on the consolidated financial statements given that (1) the changes under the ASU generally align with the Company's existing accounting treatment of implementation costs incurred in a hosting arrangement that is a service contract and (2) the Company has not incurred a material amount of implementation costs in a hosting arrangement.

        ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). ASU 2019-12 was issued to simplify the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The guidance clarifies that single-member limited liability companies and similar disregarded entities that are not subject to income tax are not required to recognize an allocation of consolidated income tax expense in their separate financial statements, but they could elect to do so. The guidance is

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

effective for calendar-year public business entities in 2021 and interim periods within that year. Adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

        ASU 2020-01, Clarifying interactions between Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815). ASU 2020-01 was issued to clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with Topic 321. The amendment also clarifies scope considerations for forward contracts and purchased options on certain securities. For public business entities, this ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Adoption of this guidance is not expected to have a material impact on the consolidated financial statements. This update clarifies the accounting for certain equity securities upon the application or discontinuation of the equity method of accounting and will be applied if that situation arises. The update regarding forward contracts and purchased options on certain securities is not applicable as the Company does not have any forward contracts and purchased options.

(3) Fair Value

        Refer to Note 2, Summary of Significant Accounting Policies, for information on the fair value hierarchy, valuation methodologies, and key inputs used to measure financial assets and liabilities recorded at fair value, as well as the methods and significant assumptions used to estimate fair value disclosures for financial instruments not recorded at fair value in their entirety on a recurring basis.

  Financial Instruments Recorded at Fair Value on a Recurring Basis

        The following tables present the financial instruments that are measured at fair value on a recurring basis by fair value hierarchy as of December 31, 2019 and 2018.

	December 31, 2019
($ in thousands)	Balance	Level 1	Level 2	Level 3
Assets:
Fair value through other comprehensive income:
Debt securities, available-for-sale:
Government-sponsored entities mortgage-backed securities	$622,134	$—	$622,134	$—
Government-sponsored entities notes	8,640	—	8,640	—
Corporate debt	304,450	—	304,450	—
Collateralized loan obligations	104,372	—	104,372	—
Fair value through net income:
Equity warrants	3,755	—	—	3,755

Total assets at fair value	$1,043,351	$—	$1,039,596	$3,755

Notes to Consolidated Financial Statements (Continued)

(3) Fair Value (Continued)

	December 31, 2018
($ in thousands)	Balance	Level 1	Level 2	Level 3
Assets:
Fair value through other comprehensive income:
Debt securities available-for-sale:
Government-sponsored entities mortgage-backed securities	$722,926	$—	$722,926	$—
Corporate debt	265,238	—	265,238	—
Collateralized loan obligations	93,382	—	93,382	—
Fair value through net income:
Equity warrants	3,773	—	—	3,773
SBIC Fund investments	17,160			17,160

Total assets at fair value	$1,102,479	$—	$1,081,546	$20,933

        There were no transfers of assets or liabilities recorded at fair value on a recurring basis into or out of Level 1, Level 2, or Level 3 during the during the years ended December 31, 2019 and 2018.

        The following table is a reconciliation of the fair value of the Company's assets that are classified as Level 3 and measured on a recurring basis.

($ in thousands)	Beginning Balance	Receipt or purchases	Sales	Changes in fair value(1)	Ending balance
Year Ended December 31, 2019
Equity warrants	$3,773	$—	$—	$(18)	$3,755
SBIC Fund investments	17,160	—	(17,160)	—	—
Year Ended December 31, 2018
Equity warrants	$4,673	$—	$(76)	$(824)	$3,773
SBIC Fund investments	17,136	24	—	—	17,160

(1)
The changes in fair value are included in other income on the consolidated statement of income.

Notes to Consolidated Financial Statements (Continued)

(3) Fair Value (Continued)

Financial Instruments Recorded at Fair Value on a Nonrecurring Basis

        The following table presents financial instruments recorded at fair value on a nonrecurring basis as of December 31, 2019 and 2018:

	December 31, 2019
($ in thousands)	Balance	Level 1	Level 2	Level 3
Assets:
Fair value through net income:
Collateral-dependent impaired loans(1)	$1,805	$—	$—	$1,805

Total assets at fair value	$1,805	$—	$—	$1,805

(1)
Balances exclude estimated selling costs

	December 31, 2018
($ in thousands)	Balance	Level 1	Level 2	Level 3
Assets:
Fair value through net income:
Collateral-dependent impaired loans(1)	$5,187	$—	$—	$5,187

Total assets at fair value	$5,187	$—	$—	$5,187

(1)
Balances exclude estimated selling costs

        Gains or losses from fair value adjustments related to nonrecurring fair value measurements reflect changes in the underlying values of collateral-dependent impaired loans, and are valued using external appraised values or business assets that may include adjustments for assumptions of market conditions that are not directly observable.

        For collateral-dependent impaired loans measured on a nonrecurring basis as of December 31, 2019, 2018 and 2017, fair value adjustments resulted in losses of $3.6 million, $4.8 million, and $5.0 million, respectively.

Notes to Consolidated Financial Statements (Continued)

(3) Fair Value (Continued)

Significant Unobservable Inputs—Level 3 Fair Value Measurements

        The following table presents information about the significant unobservable inputs used for our Level 3 fair value measurements as of December 31, 2019 and 2018 .

($ in thousands)	Fair value as of December 31, 2019	Valuation Technique	Significant Unobservable Inputs	Range (Weighted Average)
Collateral-dependent impaired loans	$1,805	Market	—Adjustments to external appraised values —Probability weighting of broker price opinions	(1)
Equity warrants	$3,755	Black-Scholes option pricing model	—Volatility —Risk-free interest rate —Marketability discount	27.69% to 60.60% (44.88%) 1.55% to 1.76% (1.62%) 6% to 33% (11.83%)

(1)
Adjustments to appraised values and probability weighting of broker price opinions vary depending on the type of property, geographic region, recent trends in comparable sales and management's assessment of the valuation of the property. These factors are specific to each type of property and a weighted average or range of values of the unobservable inputs is not meaningful.

Estimated Fair Values of Financial Instruments Not Recorded at Fair Value on a Recurring Basis

        The carrying amounts and estimated fair values of the Company's financial instruments not carried at fair value as of December 31, 2019 and 2018 were as follows.

	December 31, 2019
			Fair value measurements using
	Carrying amount	Estimated fair value
($ in thousands)			Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$347,641	$347,641	$347,641	$—	$—
Loans, net	5,859,676	5,853,022	—		5,853,022
Financial liabilities:
Time deposits	827,261	828,929	—	—	828,929
Federal Home Loan Bank advances	200,000	202,271	—	—	202,271
Subordinated debt, net	133,275	134,060	—	—	134,060

Notes to Consolidated Financial Statements (Continued)

(3) Fair Value (Continued)

	December 31, 2018
			Fair value measurements using
	Carrying amount	Estimated fair value
($ in thousands)			Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$254,636	$254,636	$254,636	$—	$—
Loans, net	5,110,546	5,031,554	—	—	5,031,554
Financial liabilities:
Time deposits	677,458	674,448	—	—	674,448
Federal Home Loan Bank advances	—	—	—	—	—
Subordinated debt, net	133,010	133,656	—	—	133,656

(4) Restrictions on Cash and Due from Banks

        The Company may be required to maintain noninterest-bearing cash balances with the Federal Reserve Bank or correspondent banks, which are unavailable for investment. The average reserve balance the Company was required to maintain with the Federal Reserve Bank was $9.5 million during the year ended December 31, 2019 and $10.0 million during the year ended December 31, 2018.

(5) Investment Securities Available-for-Sale

        The following tables summarize the amortized cost and estimated fair value for the major categories of investment securities as of December 31, 2019 and 2018:

($ in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2019
Debt securities, available-for-sale:
Government-sponsored entities mortgage-backed securities	$619,757	$7,110	$(4,733)	$622,134
Government-sponsored entities notes	8,671	—	(31)	8,640
Corporate debt	298,095	6,528	(173)	304,450
Collateralized loan obligations	104,205	363	(196)	104,372

Total investment securities	$1,030,728	$14,001	$(5,133)	$1,039,596

December 31, 2018
Debt securities, available-for-sale:
Government-sponsored entities mortgage-backed securities	$727,461	$3,133	$(7,668)	$722,926
Corporate debt	266,048	178	(988)	265,238
Collateralized loan obligations	93,341	43	(2)	93,382

Total investment securities	$1,086,850	$3,354	$(8,658)	$1,081,546

        The following table provides a summary of the gross unrealized losses and fair value of investment securities that are not deemed to be other-than-temporarily impaired and the corresponding length of

Notes to Consolidated Financial Statements (Continued)

(5) Investment Securities Available-for-Sale (Continued)

time that the securities have been in a continuous unrealized loss position as of December 31, 2019 and 2018:

	Less than 12 months		12 months or greater		Total
($ in thousands)	Fair value	Estimated unrealized losses	Fair value	Estimated unrealized losses	Fair value	Estimated unrealized losses
December 31, 2019
Debt securities, available-for-sale:
Government-sponsored entities mortgage-backed securities	$205,452	$3,337	$159,693	$1,396	$365,145	$4,733
Government-sponsored entities notes	8,640	31	—	—	8,640	31
Corporate debt	14,827	173	—	—	14,827	173
Collateralized loan obligations	34,614	61	14,271	135	48,885	196

Total investment securities	$263,533	$3,602	$173,964	$1,531	$437,497	$5,133

December 31, 2018
Debt securities, available-for-sale:
Government-sponsored entities mortgage-backed securities	4,558	20	289,108	7,648	293,666	7,668
Corporate debt	183,777	988	—	—	183,777	988
Collateralized loan obligations	56,775	2	—	—	56,775	2

Total investment securities	$245,110	$1,010	$289,108	$7,648	$534,218	$8,658

        As of December 31, 2019, the Company had 30 securities totaling $437.5 million that were in an unrealized loss position. The securities in an unrealized loss position included one government-sponsored entity note totaling $8.6 million, 20 government-sponsored entity mortgage-backed securities totaling $365.1 million, two corporate debt securities totaling $14.8 million, and seven collateralized loan obligations totaling $48.9 million. Of the 30 securities, 17 have been in a continuous unrealized loss position for over 12 months.

        As of December 31, 2018, the Company had 44 securities totaling $534.2 million that were in an unrealized loss position. The securities in an unrealized loss position included 19 government-sponsored entity mortgage-backed securities totaling $293.7 million, 16 corporate debt securities totaling $183.8 million, and nine collateralized loan obligations totaling $56.8 million. Of the 44 securities, 18 have been in a continuous unrealized loss position for over 12 months.

        The securities have fluctuated in value since their purchase dates as market interest rates have fluctuated. The Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell the securities before recovery of the amortized cost basis. The Company did not consider these securities to be other-than-temporarily impaired as of December 31, 2019 and December 31, 2018.

Notes to Consolidated Financial Statements (Continued)

(5) Investment Securities Available-for-Sale (Continued)

        The scheduled maturities of investment securities as of December 31, 2019 are presented in the table below.

	December 31, 2019
($ in thousands)	Amortized cost	Estimated fair value
Debt securities, available-for-sale:
Due within one year	$—	$—
Due after one year through five years	172,095	175,544
Due after five years through ten years	167,366	170,436
Due after ten years	691,267	693,616

Total investment securities	$1,030,728	$1,039,596

        Actual maturities of mortgage-backed securities can differ from contractual maturities due to borrowers' rights to prepay loans. Prepayments and interest rates can affect the yields on the carrying value of mortgage-backed securities.

        Nine corporate securities totaling $84.0 million, ten government-sponsored mortgage-backed securities totaling $94.1 million, one government-sponsored agency note totaling $9.4 million, and two collateralized loan obligations totaling $10.7 million were purchased during the year ended December 31, 2019. Seven corporate debt securities totaling $53.5 million were sold for a gain of $600,000 during the year ended December 31, 2019. Additionally, two government-sponsored entity securities totaling $31.8 million were sold for a loss of $480,000 during the year ended December 31, 2019.

        Twenty-four corporate securities totaling $268.8 million, ten government-sponsored mortgage-backed securities totaling $247.0 million, and 14 collateralized loan obligations totaling $94.8 million were purchased during the year ended December 31, 2018. One corporate debt security totaling $3.5 million was sold in two tranches for a gain of $182,000 during the year ended December 31, 2018. Additionally, 18 government agency mortgage-backed securities were sold for a loss of $9.9 million during the year ended December 31, 2018.

        During the fourth quarter of 2018, the aforementioned sales of investment securities were primarily due to a repositioning of our investment securities portfolio in order to improve our yield that included the following:

  •
  Sale of $314.7 million of available-for-sale government-sponsored mortgage-backed securities, which resulted in a pre-tax loss of $9.9 million recorded in loss on sale of investment securities on the consolidated statement of income and comprehensive income.

  •
  Proceeds from the sale were reinvested in $196.7 million of government-sponsored mortgage-backed securities and $94.8 million of investment grade collateralized loan obligations

        There were no securities pledged to secure FHLB advances as of December 31, 2019 and December 31, 2018.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses

        The following is a summary of the carrying value of major loan categories, including originated and acquired loans.

($ in thousands)	December 31, 2019	December 31, 2018
Real estate mortgage loans:
Single-family residential	$49,949	$61,913
Multifamily residential	3,784,461	2,931,397
Commercial	1,072,568	1,064,363
Construction and land loans	55,739	70,557
Commercial business loans	901,006	992,743
Small Business Administration loans	33,641	39,811
Consumer and other loans	3,156	4,426

Total loans	$5,900,520	$5,165,210

        There were $5.9 billion and $5.2 billion of loans as of December 31, 2019 and December 31, 2018, respectively. Included in consumer loans above were overdraft deposit accounts that were reclassified to loans totaling $38,000 as of December 31, 2019 and $18,000 as of December 31, 2018. The loan carrying values above included unamortized costs, net of unamortized fees, of $25.9 million and $21.6 million as of December 31, 2019 and 2018, respectively.

        As of December 31, 2019 and 2018, the loan portfolio included acquired loans reported at carrying value of $109.8 million and $106.3 million, respectively, net of unamortized fair value discount of $1.7 million and $1.5 million, respectively. Acquired impaired loans as of December 31, 2019 and 2018 had a carrying value of $65.7 million and $78.9 million, respectively, and an outstanding balance of $67.6 million and $80.6 million, respectively. As discussed in Note 2, "Summary of Significant Accounting Policies," the Company combined its disclosures of acquired loans with originated loans beginning in 2019, and conformed all prior period presentations accordingly.

        The Company pledged $3.8 billion and $3.0 billion of loans to the FHLB of San Francisco as of December 31, 2019 and 2018, respectively.

(a)
Loan Portfolio Aging Analysis

        A loan is considered past due if the required contractual principal and interest payment has not been received as of the day after such payment was due. The following tables present an aging analysis of loans and loans reported as nonaccrual by class as of December 31, 2019 and 2018, respectively. Of

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

the $6.0 million and $28.0 million of loans reported as nonaccrual as of December 31, 2019 and 2018, $3.2 million and $11.4 million, respectively, were current.

	December 31, 2019
($ in thousands)	30 - 59 days past due	60 - 89 days past due	90+ days past due	Total past due	Current	Total loans	90+ days past due and accruing(1)	Nonaccrual
Real estate mortgage loans:
Single-family residential	$674	$—	$138	$812	$49,137	$49,949	$—	$215
Multifamily residential	2,914	—	—	2,914	3,781,547	3,784,461	—	—
Commercial	—	—	—	—	1,072,568	1,072,568	—	2,409
Construction and land loans	—	—	—	—	55,739	55,739	—	—
Commercial business loans	724	—	—	724	900,282	901,006	—	—
Small Business Administration loans	42	—	2,361	2,403	31,238	33,641	—	2,842
Consumer and other loans	98	38	—	136	3,020	3,156	—	508

Total loan portfolio	$4,452	$38	$2,499	$6,989	$5,893,531	$5,900,520	$—	$5,974

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

	December 31, 2018
($ in thousands)	30 - 59 days past due	60 - 89 days past due	90+ days past due	Total past due	Current	Total loans	90+ days past due and accruing(1)	Nonaccrual
Real estate mortgage loans:
Single-family residential	$657	$146	$—	$803	$61,110	$61,913	$—	$—
Multifamily residential	614	—	—	614	2,930,783	2,931,397	—	—
Commercial	—	—	—	—	1,064,363	1,064,363	—	2,462
Construction and land loans	—	—	—	—	70,557	70,557	—	—
Commercial business loans	528	—	9,314	9,842	982,901	992,743	—	18,039
Small Business Administration loans	372	—	7,458	7,830	31,981	39,811	485	6,973
Consumer and other loans	317	—	—	317	4,109	4,426	—	542

Total loan portfolio	$2,488	$146	$16,772	$19,406	$5,145,804	$5,165,210	$485	$28,016

(1)
Loans classified as 90+ days past due and accruing consisted entirely of acquired impaired loans accounted for under ASC 310-30 and over 90 days past due which were reported as accruing and performing loans due to the accretion of interest income over the life of the loans when the cash flows were reasonably estimable.
(b)
Troubled Debt Restructurings

        As of December 31, 2019, there were no loans reported as TDRs. As of December 31, 2018, loans reported as TDRs totaled $12.4 million, all of which were nonperforming. There were no loans modified as TDRs during the year ended December 31, 2019. The following table provides information

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

on loans that were modified as TDRs during the years ended December 31, 2018 and 2017, respectively.

Loans modified as TDRs during the year ended December 31, 2018
($ in thousands)	Number of contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Financial impact(1)
Real estate mortgage loans:
Single-family residential	—	$—	$—	$—
Multifamily residential	—	—	—	—
Commercial	—	—	—	—
Construction and land loans	—	—	—	—
Commercial business loans	7	16,741	16,741	—
Small Business Administration loans	—	—	—	—
Consumer and other loans	—	—	—	—

Total TDR loans	7	$16,741	$16,741	$—

(1)
The financial impact includes charge-offs and specific reserves recorded at modification date.

Loans modified as TDRs during the year ended December 31, 2017
($ in thousands)	Number of contracts	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Financial impact(1)
Real estate mortgage loans:
Single-family residential	—	$—	$—	$—
Multifamily residential	—	—	—	—
Commercial	—	—	—	—
Construction and land loans	—	—	—	—
Commercial business loans	9	42,823	42,823	8,994
Small Business Administration loans	—	—	—	—
Consumer and other loans	—	—	—	—

Total TDR loans	9	$42,823	$42,823	$8,994

(1)
The financial impact includes charge-offs and specific reserves recorded at modification date.

        Loans modified as TDRs during the year ended December 31, 2018 consisted of modifications to the repayment terms of six commercial business loans totaling $12.1 million and a maturity extension on one commercial business loan totaling $4.6 million.

        Loans modified as TDRs during the year ended December 31, 2017 consisted of maturity extensions on three commercial business loans totaling $18.3 million, modifications to the repayment terms of four commercial business loans totaling $11.8 million, and maturity extensions and modifications to the repayment terms of two commercial business loans totaling $12.7 million.

        As of December 31, 2019, 2018, and 2017, there were no outstanding TDR loans with payment defaults. During 2019, there was one commercial business loan with a payment default that occurred

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

within twelve months of its modification date, the loan had a modification to its repayment terms. During 2018 and 2017, there were two commercial business loans with payment defaults that occurred within twelve months of their modification date, one of which had a modification to the repayment terms and one of which had a maturity extension.

(d)
Credit Quality

        Credit Quality Monitoring.    As part of the Company's credit policies, the Company monitors contractual payments and performs annual or more frequent reviews of multifamily, commercial real estate, construction, and commercial business loans. Commercial business loans are more typically reviewed on a quarterly basis. As part of the annual review of borrowers, financial statements of the property and/or borrowing entity are reviewed, including occupancy levels, revenue, and expenses to determine any variation from expected performance or deterioration in the underlying credit risk of the loan. The risk rating assigned to each loan is adjusted based on the updated information. The Company actively monitors loans that management believes indicate increased potential credit risk. Each acquired loan portfolio is reviewed within a short period of time following its acquisition to determine whether the loan portfolio classification is consistent with the Company's internal risk rating standards.

        The Company's internal loan risk ratings apply to all loans and are as follows:

        Pass—Loans are performing substantially as agreed with no current identified weakness in the borrower's ability to repay.

        Special Mention—Loans have a potential weakness and deserve management's attention. If left uncorrected, the potential weakness could result in additional deterioration of the borrower's ability to repay. These loans have not experienced credit deterioration to the point that exposes the Company to a level of risk to warrant adverse classification.

        Substandard—Assets are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. These assets have a well-defined weakness or weaknesses that jeopardize the timely liquidation of the debt.

        Doubtful—Loans have weaknesses that make repayment in full from collection or liquidation highly improbable. The possibility of some loss is highly likely, but certain factors are outstanding, which impact the quantification of loss that is deferring downgrade to a risk rating of "loss."

        Loss—Assets are considered uncollectible and of such little value that their continuance as assets without establishment of a specific reserve or charge off is not warranted.

        Loans assigned an internal risk rating of "substandard" or worse are considered classified loans. Loans assigned an internal risk rating of "special mention" or worse are considered criticized loans.

        Classified loans and portions of the portfolio specifically identified by management are reviewed at least quarterly. This includes evaluating the market conditions, collateral conditions, and borrower or guarantor financial status to determine the appropriateness of the risk rating, impaired/nonimpaired status, and accrual/ nonaccrual status designations.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

        The following table presents the loan portfolio by the Company's internal risk rating and by class as of December 31, 2019:

	December 31, 2019
($ in thousands)	Pass	Special mention	Substandard	Doubtful	Loss	Total	Criticized total
Real estate mortgage loans:
Single-family residential	$49,442	$69	$438	$—	$—	$49,949	$507
Multifamily residential	3,783,589	—	872	—	—	3,784,461	872
Commercial	1,052,918	12,753	6,897	—	—	1,072,568	19,650
Construction and land loans	36,983	18,756	—	—	—	55,739	18,756
Commercial business loans	874,118	8,471	18,417	—	—	901,006	26,888
Small Business Administration loans	27,525	154	5,962	—	—	33,641	6,116
Consumer and other loans	2,489	53	614	—	—	3,156	667

Total	$5,827,064	$40,256	$33,200	$—	$—	$5,900,520	$73,456

        The following table presents the loan portfolio by risk rating and by class as of December 31, 2018:

	December 31, 2018
($ in thousands)	Pass	Special mention	Substandard	Doubtful	Loss	Total	Criticized total
Real estate mortgage loans:
Single-family residential	$61,471	$76	$366	$—	$—	$61,913	$442
Multifamily residential	2,929,173	120	2,104	—	—	2,931,397	2,224
Commercial	1,007,274	9,904	47,185	—	—	1,064,363	57,089
Construction and land loans	57,100	13,457	—	—	—	70,557	13,457
Commercial business loans	927,437	17,455	47,851	—	—	992,743	65,306
Small Business Administration loans	28,727	161	10,923	—	—	39,811	11,084
Consumer and other loans	3,696	58	672	—	—	4,426	730

Total	$5,014,878	$41,231	$109,101	$—	$—	$5,165,210	$150,332

(e)
Allowance for Loan Losses

        The allowance for loan losses reflects the Company's estimate of probable losses inherent within the loan portfolio. The allowance is estimated based upon an established methodology described in the Company's significant accounting policies.

        Loans are evaluated under the Company's allowance for loan losses methodology, including the individual evaluation of loans deemed to be impaired. As of December 31, 2019 and 2018, there were $5.5 million and $28.1 million of loans individually evaluated for impairment with an allowance for loan losses of zero and $4.3 million, respectively. The allowance for loan losses for loans collectively evaluated for impairment as of December 31, 2019 and 2018 totaled $40.8 million and $50.3 million, respectively.

        The Company recorded a negative provision for loan losses of $4.9 million for the year ended December 31, 2019, compared to a provision of $19.6 million and a negative provision of $8.8 million for the years ended December 31, 2018 and 2017, respectively.

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

        The following table presents an analysis of the allowance for loan losses segregated by portfolios evaluated individually for impairment, as of December 31, 2019:

	As of December 31, 2019
($ in thousands)	Recorded investment	No related specific reserve	With related specific reserve	Specific reserve	Unpaid principal balance
Real estate mortgage loans:
Single-family residential	$138	$138	$—	$—	$141
Multifamily residential	—	—	—	—	—
Commercial	2,409	2,409	—	—	2,402
Construction and land loans	—	—	—	—	—
Commercial business loans	—	—	—	—	—
Small Business Administration loans	2,361	2,361	—	—	2,744
Consumer and other loans	606	606	—	—	962

Total loan portfolio	$5,514	$5,514	$—	$—	$6,249

        The following table presents an analysis of the allowance for loan losses segregated by portfolios evaluated individually for impairment, excluding acquired impaired loans, as of December 31, 2018:

	As of December 31, 2018
($ in thousands)	Recorded investment	No related specific reserve	With related specific reserve	Specific reserve	Unpaid principal balance
Real estate mortgage loans:
Single-family residential	$—	$—	$—	$—	$—
Multifamily residential	—	—	—	—	—
Commercial	2,462	2,462	—	—	2,455
Construction and land loans	—	—	—	—	—
Commercial business loans	18,040	9,314	8,726	4,345	31,998
Small Business Administration loans	6,973	6,973	—	—	7,004
Consumer and other loans	659	659	—	—	965

Total loan portfolio	$28,134	$19,408	$8,726	$4,345	$42,422

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

        The recorded investment of an impaired loan includes carrying value increased by accrued interest. The average recorded investment on impaired loans, and the corresponding interest income recognized is summarized in the following table.

	For the year ended December 31,
	2019		2018		2017
($ in thousands)	Average Recorded investment	Interest Income Recognized	Average Recorded investment	Interest Income Recognized	Average Recorded investment	Interest Income Recognized
Real estate mortgage loans:
Single-family residential	116	—	—	—	—	—
Multifamily residential	743	—	202	—	—	—
Commercial	2,485	—	2,378	—	10,751	—
Construction and land loans	—	—	—	—	—	—
Commercial business loans	8,528	—	41,382	—	60,349	1
Small Business Administration loans	4,327	—	2,324	—	—	—
Consumer and other loans	616	9	815	14	949	16

Total impaired loans	$16,815	$9	$47,101	$14	$72,049	$17

        The following is a summary of activity in the allowance for loan losses for the periods indicated:

	Real estate mortgage loans
($ in thousands)	Single- family residential	Multi- family residential	Commercial	Construction and land	Commercial business	Small business administration	Consumer and other	Total
Year Ended December 31, 2019
Beginning balance	$178	$10,236	$10,663	$698	$32,545	$336	$8	$54,664
(Recapture) provision for loan losses	(64)	3,955	3,222	(96)	(13,746)	1,815	9	(4,905)
Charge-offs	—	—	(11,120)	—	—	(1,640)	(15)	(12,775)
Recoveries	—	—	3,833	—	—	27	—	3,860

Net charge-offs	—	—	(7,287)	—	—	(1,613)	(15)	(8,915)

Ending balance	$114	$14,191	$6,598	$602	$18,799	$538	$2	$40,844

Ending allowance balance allocated to:
Loans collectively evaluated for impairment	$114	$14,191	$6,598	$602	$18,799	$538	$2	$40,844
Loans individually evaluated for impairment	—	—	—	—	—	—	—	—

Ending balance	$114	$14,191	$6,598	$602	$18,799	$538	$2	$40,844

Loan balances:
Loans collectively evaluated for impairment	$49,811	$3,784,461	$1,070,159	$55,739	$901,006	$31,280	$2,551	$5,895,007

Notes to Consolidated Financial Statements (Continued)

(6) Loans and Allowance for Loan Losses (Continued)

	Real estate mortgage loans
($ in thousands)	Single- family residential	Multi- family residential	Commercial	Construction and land	Commercial business	Small business administration	Consumer and other	Total
Loans individually evaluated for impairment	138	—	2,409	—	—	2,361	605	5,513

Ending balance	$49,949	$3,784,461	$1,072,568	$55,739	$901,006	$33,641	$3,156	$5,900,520

Year Ended December 31, 2018
Beginning balance	$254	$9,097	$8,908	$961	$56,334	$363	$13	$75,930
Provision (negative provision) for loan losses	(76)	1,139	1,755	(263)	16,986	52	8	19,601
Charge-offs	—	—	—	—	(51,157)	(79)	(15)	(51,251)
Recoveries	—	—	—	—	10,382	—	2	10,384

Net charge-offs	—	—	—	—	(40,775)	(79)	(13)	(40,867)

Ending balance	$178	$10,236	$10,663	$698	$32,545	$336	$8	$54,664

Ending allowance balance allocated to:
Loans collectively evaluated for impairment	$178	$10,236	$10,663	$698	$28,200	$336	$8	$50,319
Loans individually evaluated for impairment	—	—	—	—	4,345	—	—	4,345

Ending balance	$178	$10,236	$10,663	$698	$32,545	$336	$8	$54,664

Loan balances:
Loans collectively evaluated for impairment	$61,913	$2,931,397	$1,061,901	$70,557	$974,703	$32,838	$3,768	$5,137,077
Loans individually evaluated for impairment	—	—	2,462	—	18,040	6,973	658	28,133

Ending balance	$61,913	$2,931,397	$1,064,363	$70,557	$992,743	$39,811	$4,426	$5,165,210

Year Ended December 31, 2017
Beginning balance	$308	$8,881	$9,643	$1,161	$91,188	$200	$29	$111,410
Provision (negative provision) for loan losses	(54)	216	1,574	(200)	(10,595)	163	73	(8,823)
Charge-offs	—	—	(2,310)	—	(27,397)	—	(101)	(29,808)
Recoveries	—	—	1	—	3,138	—	12	3,151

Net charge-offs	—	—	(2,309)	—	(24,259)	—	(89)	(26,657)

Ending balance	$254	$9,097	$8,908	$961	$56,334	$363	$13	$75,930

        The Company evaluates reserves on unfunded commitments on a quarterly basis. The Company applies a probability of funding to the unfunded commitment amount for each portfolio and a loss factor calculated for each loan portfolio under the Company's allowance for loan losses methodology. The reserve for unfunded commitments is recorded in other liabilities in the consolidated balance sheet. As December 31, 2019 and December 31, 2018, the reserve for unfunded commitments was $1.0 million and $1.1 million, respectively.

Notes to Consolidated Financial Statements (Continued)

(7) OREO and Other Repossessed Assets

        There were no OREO or other repossessed assets acquired through foreclosure in 2019 or 2018.

        The following is a summary of activity in the valuation allowance for OREO and other repossessed assets:

	December 31,
($ in thousands)	2019	2018	2017
Beginning balance	$—	$—	$—
Loss provisions and other adjustments	—	—	(140)
Reductions related to sales	—	—	140

Ending balance	$—	$—	$—

        The following is a summary of income (loss) from OREO and other repossessed assets:

	December 31,
($ in thousands)	2019	2018	2017
Gain on sales, net	$—	$203	$165
Loss provisions and fair value adjustments	—	—	(4,938)
Operating loss, net	—	—	(8)

Income (loss)	$—	$203	$(4,781)

(8) Premises and Equipment

        The following is a summary of the Company's major categories of premises and equipment:

	December 31,
($ in thousands)	2019	2018
Land	$2,608	$3,067
Buildings	5,692	6,719
Leasehold improvements	21,141	16,239
Furniture, fixtures and equipment	22,843	20,378

Premises and equipment	52,284	46,403
Less accumulated depreciation	(30,945)	(22,540)

Premises and equipment, net	$21,339	$23,863

        Depreciation and amortization expense was $7.0 million, $6.7 million, and $7.0 million for the years ended December 31, 2019, 2018, and 2017, respectively. Capitalized assets are depreciated on a straight-line basis over the expected useful life of each fixed asset class.

Notes to Consolidated Financial Statements (Continued)

(9) Goodwill and Intangibles

        The following shows the activity of goodwill and intangibles.

	Year Ended December 31,
	2019	2018
	(In thousands)
Goodwill:
Beginning balance	$331,832	$331,832

Ending balance	$331,832	$331,832

Other intangible assets:
Beginning balance	$38,926	$44,800
Amortization	(5,051)	(5,874)

Ending balance	$33,875	$38,926

        Other intangible assets are amortized over their estimated lives. Amortization of $5.1 million and $5.9 million was recorded during the years ended December 31, 2019 and 2018, respectively. Our other intangible assets had a net balance of $33.9 million and $38.9 million as of December 31, 2019 and 2018, respectively. Accumulated amortization for other intangible assets was $32.1 million and $27.0 million as of December 31, 2019 and 2018, respectively. The following table presents the projected amortization expense for other intangible assets as of December 31, 2019. These projected expenses are based upon the existing other intangible assets as of December 31, 2019.

($ in thousands)	Amortization Expense
2020	$3,828
2021	3,152
2022	3,152
2023	3,152
2024	3,152
Thereafter	17,439

Ending balance	$33,875

        Both goodwill and intangible assets are evaluated for impairment annually and more frequently if certain events or conditions occur. The Company completed an analysis of impairment of goodwill and intangible assets under ASC 350 as of December 31, 2019 and 2018. Based on management's analysis, the Company concluded that, as of both December 31, 2019 and December 31, 2018, the fair value of goodwill or intangible assets exceeded the carrying value for the reporting unit. Thus, no impairment was recorded on goodwill or intangible assets during the years presented.

(10) Other Investments

(a)   FHLB Stock

        FHLBs are cooperatives that provide member banks with various products and significant liquidity to the banking system through advances in exchange for collateral. The FHLBs are regulated by the Federal Housing Finance Agency. The Company holds stock issued by the FHLB of San Francisco in

Notes to Consolidated Financial Statements (Continued)

(10) Other Investments (Continued)

connection with the outstanding FHLB advances. The Company's investment in stock issued by the FHLB of San Francisco totaled $17.3 million as of both December 31, 2019 and December 31, 2018.

        Ownership of FHLB stock is restricted to member banks and the stock does not have a readily determinable market value. FHLB stock is recorded at cost and is evaluated for impairment. The Company completed an assessment of its stock ownership with the FHLB of San Francisco as of December 31, 2019 and December 31, 2018 and did not consider its FHLB stock to be impaired at such dates.

(b)   Affordable Housing Investments

        The Company invests in affordable housing investments that qualify for the low income housing tax credit investments ("LIHTC") program. The Company receives tax credits against federal income taxes in exchange for its investments in these funds. These investments are reported under the proportional amortization method. The underlying investments are reported in other assets and the remaining unfunded commitments are accrued for in other liabilities in the consolidated balance sheet. The amortization on the underlying investments is reported through income tax expense along with the tax credits and tax benefits generated from the operating losses in the consolidated statement of income and comprehensive income.

        The following table presents the Company's original investment in the LIHTC projects, the current recorded investment balance, and the unfunded liability balance as of December 31, 2019 and December 31, 2018:

	Original Investment Value	Current Recorded Investment	Unfunded Liability Obligation
	(In thousands)
December 31, 2019	$71,200	$48,173	$6,616
December 31, 2018	71,200	54,552	14,028

        In addition, the following tables reflect the tax credits and benefits generated from operating losses and the amortization of the investments under the proportional amortization method that was recorded in income tax expense during the years presented:

	Tax Credits and Benefits(1)	Amortization of Investments(2)	Net Income Tax Benefit
	(In thousands)
Year Ended December 31, 2019	$7,696	$6,379	$1,317
Year Ended December 31, 2018	7,160	6,010	1,150
Year Ended December 31, 2017	6,770	5,962	808

(1)
This amount reflects both the tax credits and benefits generated from operating losses of Qualified Affordable Housing Projects.

(2)
This amount reduces the tax credits and benefits generated by the investments under the proportional amortization method.

Notes to Consolidated Financial Statements (Continued)

(10) Other Investments (Continued)

        As of December 31, 2019, the unfunded commitments related to our LIHTC investments were estimated to be funded as follows:

As of December 31, 2019
(In thousands)
Unfunded commitments:
2020	$4,073
2021	335
2022	1,418
2023	180
2024	283
2025 and thereafter	327

Total	$6,616

(11) Leases

        The Company's leases are generally operating leases for properties where Opus Bank is the lessee, and include facilities occupied by its banking offices, headquarters, and other various operations. On January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842), and all subsequent ASUs that modified Topic 842 which resulted in the recognition of a right-of-use asset and lease liability on the consolidated balance sheet. As of December 31, 2019, the Company's right-of-use asset for operating leases was $33.0 million and was recorded in other assets on the consolidated balance sheet with a related lease liability of $38.6 million that was recorded in other liabilities on the consolidated balance sheet. As of December 31, 2019, the Company's operating leases had remaining terms of up to 9 years, a weighted-average remaining term of 4.7 years, and a weighted-average discount rate of 2.92%.

        Below is a summary of lease costs and cash paid for amounts included in the measurement of lease liabilities for the year ended December 31, 2019:

($ in thousands)	For the year ended December 31, 2019
Lease Costs:
Operating lease cost	$10,049
Variable lease cost	2
Sublease income	(842)

Net lease cost	$9,209

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$10,310
Right-of-use assets obtained in exchange for new operating lease liabilities	3,120

Notes to Consolidated Financial Statements (Continued)

(11) Leases (Continued)

        Maturities of operating lease liabilities were as follows as of December 31, 2019:

($ in thousands)	Operating Leases
Within one year	$10,246
1 - 2 years	9,397
2 - 3 years	7,032
3 - 4 years	6,281
4 - 5 years	4,922
Thereafter	3,594

Total lease payments	41,472
Less: Imputed interest	2,852

Total lease liabilities	$38,620

        As of December 31, 2019, we had one additional operating lease of $813,000 that will commence in 2020 with a lease term of 5 years.

(12) Income Taxes

        Income tax expense includes taxes due for the current year and deferred taxes. Income taxes due for the current year are calculated by applying federal and state tax statutory rates to current year taxable income. Deferred taxes represent the future tax consequences of differences between financial reporting and tax reporting basis. The current and deferred components of income tax expense are as follows.

($ in thousands)	Current	Deferred	Total
2019
Federal	$4,979	$9,615	$14,594
State	5,112	2,395	7,507

Total	$10,091	$12,010	$22,101

2018
Federal	$5,226	$(2,416)	$2,810
State	1,678	2,051	3,729

Total	$6,904	$(365)	$6,539

2017
Federal	$6,420	$28,336	$34,756
State	2,257	5,761	8,018

Total	$8,677	$34,097	$42,774

        The Company recognized income tax expense of $22.1 million, $6.5 million, and $42.8 million for the years ended December 31, 2019, 2018, and 2017, respectively. Income tax expense for the year ended December 31, 2019 included a charge of $1.2 million related to employee stock-based compensation and $802,000 related to disallowed executive compensation. Income tax expense for the year ended December 31, 2018 included a charge of $1.7 million related to disallowed executive compensation, a benefit of $276,000 related to employee stock-based compensation, and a benefit of

Notes to Consolidated Financial Statements (Continued)

(12) Income Taxes (Continued)

$2.3 million for revision of the $9.0 million charge we recorded during the year ended December 31, 2017 to adjust deferred taxes as a result of the Tax Cuts and Jobs Act.

        The following is a reconciliation between the Company's effective tax rate and the federal statutory rate:

	December 31,
	2019	2018	2017
Federal statutory income tax rate	21.00%	21.00%	35.00%
State tax, net of federal benefit	7.09	7.46	5.57
Tax-exempt income	(1.63)	(2.94)	(0.95)
Disallowed executive compensation	0.95	4.51	0.31
Bank-owned life insurance	(1.06)	(2.30)	(1.44)
Tax credits	(1.16)	(4.03)	(2.07)
State rate change	(0.05)	(0.01)	(0.17)
Stock-based compensation	1.44	(0.74)	1.13
Federal rate change	—	(6.91)	9.92
Other	(0.25)	1.42	—

Effective income tax rate	26.33%	17.46%	47.30%

        The Company had an income tax receivable of $7.1 million and $20.7 million as of December 31, 2019 and December 31, 2018, respectively.

        The Company concluded that there are no material uncertain tax positions and did not record a liability for uncertain tax positions as of either December 31, 2019 or 2018.

        The Company is not currently under examination by the Internal Revenue Service or any other state taxing agency. However, the statute of limitations will remain open related to income tax returns filed for 2016 through 2019 for federal purposes and for 2009 through 2011 (for acquired tax attributes) as well as 2015 through 2019 for state purposes. The Company does not anticipate any material adjustments to the returns for the years open to examination.

Notes to Consolidated Financial Statements (Continued)

(12) Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 2019 and 2018 are as follows:

	December 31,
($ in thousands)	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$2,806	$2,848
Purchased loans discount	627	679
Allowance for loan losses	10,517	12,933
Share-based compensation	2,515	4,963
Tax credit carryforwards	7,581	13,338
Accrued expenses	2,957	2,950
Leases	838	—
Reserve for uncollected interest	33	83
Core deposit intangibles	487	30
Organizational expenses	281	321
Purchased deposits, borrowings and commitments discounts	3	4
Unrealized loss on securities	—	1,512
Other deferred tax assets	—	1,757

Total gross deferred tax assets	28,645	41,418

Deferred tax liabilities:
PENSCO intangibles	(6,061)	(6,624)
FHLB stock dividends	(379)	(377)
Deferred loan fees	(7,387)	(6,111)
Fixed assets	(1,442)	(2,148)
Goodwill	(2,687)	(1,987)
Unrealized gain on securities	(2,541)	—
Other deferred tax liabilities	(41)	—

Total gross deferred tax liabilities	(20,538)	(17,247)

Net deferred tax assets	$8,107	$24,171

        As of December 31, 2019, the Company had total federal operating loss carryforwards of $12.6 million, which will expire in various years through 2033. All operating loss carryforwards represent acquired net operating losses that are subject to an annual limitation of $935,000 for federal tax purposes. Federal and state laws related to a change in ownership, such as our previous acquisitions, place limitations on the annual amount of net operating loss carryforwards that can be utilized to offset post-acquisition taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), which is also applicable for California tax purposes, certain changes in the ownership of a company with net losses can result in limitations on the utilization of net operating losses and any built-in losses. Additionally, the Company had tax credit carryforwards of $7.6 million as of December 31, 2019, all of which will expire by 2040. The tax benefit of temporary differences and carryforwards is recorded as an asset to the extent the Company believes the benefits are expected to be realized in future periods. As of December 31, 2019 and 2018, the Company did not record a valuation allowance. Management assessed all of the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing

Notes to Consolidated Financial Statements (Continued)

(12) Income Taxes (Continued)

deferred tax assets. Based on this analysis, management determined that as of December 31, 2019 and 2018, it was more likely than not that all of the deferred tax assets would be realized. Specific factors considered by management in the assessment included the sustained ability to generate taxable income demonstrated by positive earnings results on a consistent basis, improving trends in credit quality, positive loan growth in the originated portfolios, consistent deposit base to support adequate liquidity, and sustained adequacy of regulatory capital.

(13) Deposits

        The following table shows the maturity distribution of time deposits as of December 31, 2019:

($ in thousands)	2020	2021	2022	2023	2024	After 2024
Time deposits—under $100,000	$125,661	$24,542	$3,351	$1,365	$1,069	$—
Time deposits—$100,000 and over	536,197	121,042	10,847	1,325	1,862	—

Total time deposits	$661,858	$145,584	$14,198	$2,690	$2,931	$—

        As of December 31, 2019 and 2018, we had $382.4 million and $279.1 million, respectively, in time deposits that exceeded the FDIC insurance limit of $250,000.

        Accrued interest on deposits was $449,000 and $320,000 as of December 31, 2019 and 2018, respectively.

        The following table shows interest expense on each category of deposits for the years ended December 31, 2019, 2018, and 2017:

	Year Ended December 31,
($ in thousands)	2019	2018	2017
Interest expense on deposits:
Interest-bearing demand	$12,349	$7,876	$4,513
Money market and savings	32,494	21,714	19,420
Time deposits	18,503	8,573	4,326

Total interest expense on deposits	$63,346	$38,163	$28,259

Notes to Consolidated Financial Statements (Continued)

(14) Borrowings

        The Company's borrowings consist of FHLB advances and subordinated debt. The following table shows the outstanding and corresponding weighted average contractual interest rates as of December 31, 2019 and 2018:

			Weighted average interest rate
	December 31,		December 31,
($ in thousands)	2019	2018	2019	2018
Long term:
FHLB advances	$200,000	$—	2.38%	—%
Subordinated debt, net	133,275	133,010	5.50	5.50

Total	$333,275	$133,010

(a)   FHLB Advances

        The Company had one fixed-rate FHLB advance outstanding as of December 31, 2019 and no advances outstanding as of December 31, 2018. The Company's available borrowing capacity as of December 31, 2019 and December 31, 2018 was $2.7 billion and $2.1 billion, respectively.

(b)   Subordinated Debt

        On June 29, 2016, the Company issued $135.0 million of fixed to variable rate subordinated notes due July 1, 2026. The Company received $132.3 million after deducting discounts and issuance costs. The subordinated notes are unsecured obligations subordinated in right of payment to all of the Company's existing and future senior indebtedness, whether secured or unsecured, including claims of depositors and general creditors and will rank equally in right of payment with any unsecured, subordinated indebtedness that the Company may incur in the future that ranks equally with the subordinated notes. The notes accrue interest at a fixed rate of 5.5% for the first five years until June 2021. After this date and for the remaining five years of the notes' term, interest will accrue at a variable rate of three-month LIBOR plus 4.285%. The Company may redeem the subordinated notes, in whole or in part, on or after July 1, 2021. The balance of the notes as of December 31, 2019 was $133.3 million, which reflected deferred issuance costs and discounts of $1.7 million that will be amortized over the remaining life of the notes.

(c)   Maturity of borrowings

        The following tables show the contractual maturity of the Company's borrowings as of December 31, 2019 and December 31, 2018.

	December 31, 2019
($ in thousands)	Within 1 year	1 - 2 years	2 - 3 years	3 - 4 years	4 - 5 years	Thereafter	Total
FHLB advances	$—	$200,000	$—	$—	$—	$—	$200,000
Subordinated debt, net	—	—	—	—	—	133,275	133,275

Total	$—	$200,000	$—	$—	$—	$133,275	$333,275

Notes to Consolidated Financial Statements (Continued)

(14) Borrowings (Continued)

	December 31, 2018
($ in thousands)	Within 1 year	1 - 2 years	2 - 3 years	3 - 4 years	4 - 5 years	Thereafter	Total
Subordinated debt, net	$—	$—	$—	$—	$—	$133,010	$133,010

Total	$—	$—	$—	$—	$—	$133,010	$133,010

(15) Stockholders' Equity

        Common Stock—In connection with the private placements on October 26, 2011 and September 30, 2010, the Company issued 3,049,885 and 19,295,650 shares of common stock, respectively, at $20.00 per share. The net proceeds attributed to the issuances of common stock were $60.7 million and $357.3 million, respectively.

        In connection with the initial public offering in April 2014, the Company offered for sale a total of 5,125,864 shares of common stock at $30.00 per share, 2,801,848 of which were sold by the Company and 2,324,016 of which were sold by selling shareholders. In connection with the partial exercise of the underwriter option, the Company offered for sale an additional 318,403 shares of common stock at $30.00 per share, 175,568 of which were sold by the Company and 142,835 of which were sold by selling shareholders.

        On March 31, 2015, the Company issued 283,941 and 165,332 shares of common stock in connection with the acquisition of Commerce Escrow Company and RPM Investments Inc., respectively, based on the average of the closing prices per share of the Company's common stock over the 10 trading days ending on and including the trading day immediately prior to the closing date of March 31, 2015.

        In connection with an underwritten secondary offering in November 2015, a total of 5,479,452 shares of common stock were sold at a price of $36.50 per share, comprised of 3,049,100 shares of common stock from the conversion of 60,982 shares of Series A Preferred Stock, 162,150 shares of common stock from the cashless exercise of warrants to acquire 6,866 shares of Series A Preferred Stock, and 2,268,202 shares of common stock already issued and outstanding. An additional 708,084 shares of common stock were sold in the partial exercise of the underwriter's over-allotment option, comprised of 540,850 shares of common stock from the conversion of 10,817 shares of Series A Preferred Stock and 167,234 shares of common stock already issued and outstanding.

        On April 13, 2016, the Company issued 1,664,615 shares of common stock for the acquisition of PENSCO Services LLC and PENSCO, based on a closing price per share of $34.01.

        On February 15, 2017, the Company issued 2,864,865 shares of common stock in a private placement at $18.50 per share, which resulted in net proceeds of $50.5 million after the payment of placement agent fees and other issuance costs. The common stock issued in the private placement was exempt from registration pursuant to Section 3(a)(2) of the Securities Act of 1933, as amended.

        All of the Company's common stock outstanding qualifies as Tier 1 capital.

        Series A Preferred Stock—In connection with private placements on October 26, 2011 and September 30, 2010, the Company issued 38,485 and 74,087 shares of Series A Preferred Stock, respectively, with a liquidation preference of $1,000 per share. The net proceeds attributed to the issuance of Series A Preferred Stock were $38.3 million and $68.6 million, respectively. The Company's

Notes to Consolidated Financial Statements (Continued)

(15) Stockholders' Equity (Continued)

Series A Preferred Stock qualifies as Tier 1 capital. The holders of the Series A Preferred Stock have the right to convert such shares into shares of common stock under the following circumstances: (i) as part of a widely distributed offering of common and/or Series A Preferred Stock, (ii) in a private sale through which no purchaser would acquire 2% or more of any class of voting securities, or (iii) to a person that is acquiring at least a majority of the voting securities in the Company. Each share of Series A Preferred Stock is convertible into a number of shares of common stock equal to the conversion rate specified with respect to the Series A Preferred Stock. The conversion rate is equal to $1,000 plus any accrued and unpaid dividends divided by the applicable conversion price, which initially is $20 per share of common stock. The conversion price is subject to adjustment to the extent, among other things, the Company issues stock dividends, splits, subdivides, combines, or reclassifies its common stock or issues to its holders of common stock convertible securities with an exercise or conversion price that is less than the conversion price of the Series A Preferred Stock.

        On April 22, 2014, in connection with the Company's initial public offering, certain holders of Series A Preferred Stock converted 39,285 of their shares to common stock at the conversion rate. On May 19, 2014, an additional 876 shares of Series A Preferred Stock were converted to common stock at the conversion rate in connection with the partial exercise of the underwriter option. All of the shares of Series A Preferred Stock that were converted in connection with the initial public offering and underwriter option were included in the number of shares sold by selling shareholders.

        In connection with the Company's underwritten secondary public offering in November 2015, a total of 71,799 shares of Series A Preferred Stock were converted to common stock, 60,982 of which were converted in the base secondary offering and an additional 10,817 of which were converted as part of the underwriters' partial exercise of their over-allotment option.

        In August 2017 and October 2017, the Company entered into agreements with certain entities affiliated with Fortress Investment Group, LLC ("Fortress"), whereby the Company and Fortress agreed to exchange 1,524,950 shares of common stock held by Fortress for 30,499 newly issued shares of Series A Preferred Stock. The exchange transaction was an accommodation to Fortress to reduce its ownership of voting common stock and had no effect on the Company's total stockholders' equity or diluted earnings per share and did not impact Fortress' beneficial ownership of the Company's capital stock on a fully diluted basis.

        Dividends will be paid on the Series A Preferred Stock, when and if declared on the common stock, at the conversion rate for each share of Series A Preferred Stock. We are subject to bank regulatory requirements that in some situations could affect our ability to pay dividends. The FDIC's prompt corrective action regulations prohibit depository institutions, such as us, from making any "capital distribution," which includes any transaction that the FDIC determines, by order or regulation, to be "in substance a distribution of capital," unless the depository institution will continue to be at least adequately capitalized after the distribution is made. Pursuant to these provisions, it is possible that the FDIC would seek to prohibit the payment of dividends on our capital stock if we failed to maintain a status of at least adequately capitalized. Applicable California banking laws contain similar provisions. Dividends on our capital stock are payable out of our capital surplus.

        Common Stock Warrants—In connection with the Company's private placement that closed on September 30, 2010, the Company issued a warrant to purchase up to 140,625 shares of common stock at $20.00 per share to one investor. The warrant may be exercised at any time through September 30, 2020. The net proceeds attributed to the common stock warrant at issuance were $1.5 million. The warrant holder's stock subscription agreement provides that if the Company issues stock in a "down

Notes to Consolidated Financial Statements (Continued)

(15) Stockholders' Equity (Continued)

round," a cash payment will be due to the warrant holder based on an established formula. This payment is accounted for as a guarantee and is reflected as a liability on the Company's consolidated balance sheet. The common stock warrants are transferable, but the right to receive a cash settlement payment in the case of a "down round" issuance is not transferable.

        Series A Preferred Stock Warrants—In connection with the Company's private placement that closed on September 30, 2010, the Company issued warrants to purchase up to 13,093 shares of its Series A non-cumulative, non-voting preferred stock ("Series A Preferred Stock") at $1,000 per share to certain investors. The warrants may be exercised at any time through September 30, 2020. The net proceeds attributed to the Series A Preferred Stock warrants at issuance were $7.1 million. The warrant holders' stock subscription agreements provide that if the Company issues stock in a "down round," a cash payment would be due to the warrant holders based on an established formula. This payment is accounted for as a guarantee and reflected as a liability on the Company's consolidated balance sheet. The Series A Preferred Stock warrants are transferable, but the right to receive a cash settlement payment in the case of a "down round" issuance is not transferable.

        On November 23, 2015, the Company completed an underwritten secondary offering of its common stock by existing shareholders. As part of the transaction, the selling shareholders exercised warrants to acquire 6,866 shares of Series A Preferred Stock through a cashless exercise that ultimately resulted in the issuance of 162,150 shares of common stock. There were no changes to the underlying terms of the warrant agreements as part of the secondary offering transaction. As of December 31, 2019, there were warrants to acquire approximately 6,000 shares of Series A Preferred Stock.

Notes to Consolidated Financial Statements (Continued)

(16) Accumulated Other Comprehensive Income (Loss)

        The following table presents the tax effects allocated to each component of other comprehensive gain (loss) for the years ended December 31, 2019, 2018 and 2017:

($ in thousands)	Pretax	Tax expense (benefit)	Net-of-tax
For the year ended December 31, 2019
Investment securities, available-for-sale net unrealized gains (losses) during the period	$14,052	$4,020	$10,032
Reclassification adjustment for net gains (losses) included in net income(1)	120	33	87

Total other comprehensive gain (loss)	$14,172	$4,053	$10,119

For the year ended December 31, 2018
Investment securities, available-for-sale net unrealized gains (losses) during the period	$11,311	$3,212	$8,099
Reclassification adjustment for net gains (losses) included in net income(1)	(9,710)	(2,757)	(6,953)

Total other comprehensive gain (loss)	$1,601	$455	$1,146

For the year ended December 31, 2017
Investment securities available-for-sale net unrealized gains (losses) during the period	$(9,473)	$(3,897)	$(5,576)
Reclassification adjustment for net gains (losses) included in net income(1)	1,505	619	886

Total other comprehensive gain (loss)	$(7,968)	$(3,278)	$(4,690)

(1)
Included in gain (loss) on sale of securities on the consolidated statement of income and comprehensive income

(17) Earnings per Common Share

        Basic EPS represents the amount of earnings for the period available to each share of common stock outstanding during each reporting period. Basic EPS is computed based upon net income available to common shareholders divided by the weighted average number of common shares outstanding during the year. The shares of Series A Preferred Stock are considered participating securities for this calculation because they share in any dividends paid to common shareholders.

        Diluted EPS represents the amount of earnings for the period available to each share of common stock outstanding, including common stock that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during each reporting period. Diluted EPS is computed based upon net income available to common shareholders divided by the weighted average number of common shares outstanding during each period, adjusted for the effect of dilutive potential common shares calculated using the treasury stock method and the assumed conversion for any dilutive convertible participating securities using the if-converted method.

Notes to Consolidated Financial Statements (Continued)

(17) Earnings per Common Share (Continued)

        The computation of basic and diluted EPS is presented in the following table:

	For the year ended December 31,
($ in thousands, except per share data)	2019	2018	2017
Basic EPS:
Net income	$61,834	$30,918	$47,643
Less: dividends on preferred stock	685	669	—

Net income attributable to common shareholders	61,149	30,249	47,643
Less: earnings allocated to participating securities	1,855	611	747

Earnings allocated to common shareholders(1)	$59,294	$29,638	$46,896

Weighted average common shares outstanding	36,263	36,028	36,432
Basic earnings per common share	$1.64	$0.82	$1.29
Diluted EPS:
Earnings allocated to common shareholders(1)	$61,834	$30,918	$47,643
Weighted average common shares outstanding	36,263	36,028	36,432
Add: dilutive effects of restricted stock grants	359	380	563
Add: dilutive effects for assumed conversion of Series A preferred stock	1,555	1,556	581
Add: dilutive effect of common stock warrants	13	35	21
Add: dilutive effect of preferred stock warrants	29	79	46
Add: dilutive effect for stock options	23	193	128

Weighted average diluted common shares outstanding	38,242	38,271	37,771

Diluted earnings per common share	1.62	$0.81	$1.26

(1)
Earnings allocated to common shareholders for basic and diluted EPS differs due to convertible participating securities (Series A preferred stock) that are included in the computation of basic EPS using the two-class method as compared to the if-converted method for diluted EPS. Additionally, dividends on the Series A preferred stock are added back to net income attributable to common shareholders for purposes of diluted EPS because the Series A preferred stock are convertible to common stock.

        The Company does not assume conversion, exercise, or contingent issuance of any common or preferred stock that has an anti-dilutive effect. For the year ended December 31, 2019, 2018, and 2017 there were no securities that had an anti-dilutive effect to our computation of diluted EPS.

(18) Share-Based Compensation Plans

        The compensation expense recognized on all share-based awards was $5.4 million, $3.3 million, and $6.1 million, for the years ended December 31, 2019, 2018 and 2017, respectively. As of December 31, 2019, there was $4.7 million of unrecognized compensation expense related to all unvested restricted stock that is expected to be recognized over a weighted average period of 1.62 years.

(a)   Plan Descriptions

        The Opus Bank 2010 Long-Term Incentive Plan as amended, ("2010 Incentive Plan") was approved by the Board of Directors of the Company on September 30, 2010. Amendments as of November 2010,

Notes to Consolidated Financial Statements (Continued)

(18) Share-Based Compensation Plans (Continued)

October 2011, and March 2014 were approved to increase the authorized number of shares of common stock available for issuance. The 2010 Incentive Plan permits the grant of stock options and restricted stock awards to the Company's eligible employees and nonemployee directors. As of December 31, 2019, 165,000 shares of common stock remained available for award grants of the total 3.3 million shares of common stock authorized. Upon exercise of stock options, treasury shares are reissued or new shares are issued.

        The Opus Bank 2018 Long-Term Incentive Plan ("2018 Incentive Plan") was approved by the Board of Directors of the Company on March 9, 2018 and was subsequently approved by the Company's shareholders at the Company's 2018 Annual Meeting on April 26, 2018. The 2018 Incentive Plan permits the grant of stock options and restricted stock awards to the Company's officers, employees, nonemployee directors, and individuals performing services for the Company. All restricted stock granted under the 2018 Incentive Plan is entitled to dividend equivalent rights which are subject to the same vesting terms and conditions as the corresponding unvested restricted stock. As of December 31, 2019, 694,000 shares of common stock remained available for award grants of the total 1.1 million shares of common stock authorized under the 2018 Incentive Plan.

(b)   Stock Options

        All stock option awards were granted prior to the completion of the Company's initial public offering on April 22, 2014. The fair value of each stock option award was estimated on the date of grant using the Black-Scholes option valuation methodology that utilized certain assumptions. Expected volatility was based on the historical volatility of a comparable peer group over a six-year look-back period comparable to the expected term of the awards. The Company utilized the "plain vanilla" method from ASC 718-10, Compensation-Stock-Compensation, to estimate the expected term due to lack of actual exercise activity. This method utilized the vesting schedule and contractual terms to determine an expected life for the awards. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of the grant for the contractual life of the award.

Notes to Consolidated Financial Statements (Continued)

(18) Share-Based Compensation Plans (Continued)

        No stock options were granted during the years ended December 31, 2019, 2018, or 2017. A summary of stock option activity and related information for the years ended December 31, 2019, 2018 and 2017 is presented below:

(In thousands, except per share data)	Number of shares	Weighted average exercise price (per share)	Aggregate intrinsic value(1)	Weighted average remaining contractual term (in years)
Options:
Outstanding as of December 31, 2018	761	$20.54	$—	0.62
Granted	—	—
Exercised	(616)	20.00	1,889
Forfeited or expired	(86)	24.79	—

Outstanding as of December 31, 2019	59	20.00	349	0.91

Exercisable as of December 31, 2019	59	20.00	349	0.91

(1)
Represents stock options that are in-the-money.

(In thousands, except per share data)	Number of shares	Weighted average exercise price (per share)	Aggregate intrinsic value(1)	Weighted average remaining contractual term (in years)
Options:
Outstanding as of December 31, 2017	939	$20.56	$6,339	4.46
Granted	—	—
Exercised	(155)	20.00	1,332
Forfeited or expired	(23)	24.79	64

Outstanding as of December 31, 2018	761	20.54	—	0.62

Exercisable as of December 31, 2018	761	20.54	—	0.62

(1)
Represents stock options that are in-the-money.

(In thousands, except per share data)	Number of shares	Weighted average exercise price (per share)	Aggregate intrinsic value(1)	Weighted average remaining contractual term (in years)
Options:
Outstanding as of December 31, 2016	983	$20.53	$9,365	5.39
Granted	—	—
Exercised	(44)	20.00	127
Forfeited or expired	—	—

Outstanding as of December 31, 2017	939	20.56	6,339	4.46

Exercisable as of December 31, 2017	939	20.56	6,339	4.46

(1)
Represents stock options that are in-the-money.

Notes to Consolidated Financial Statements (Continued)

(18) Share-Based Compensation Plans (Continued)

(c)   Restricted Stock Awards

        Restricted stock includes restricted stock awards and restricted stock units that generally vest over periods ranging from one year to three years. Restricted stock with only service-based conditions ("Service-Based Awards") are valued at the fair value of common stock on the grant date. Restricted stock units with performance-based and time-based requirements ("Performance-Based Units") vest over one to three years from the date of grant, provided that certain performance and time-based criteria are met. The Company records the Performance-Based Units at the estimated fair value on the grant date, and recognizes the amount over the vesting period. The fair value is estimated taking into consideration the performance conditions, forecasted earnings, and other relevant market factors. A summary of the changes in restricted stock awards and related information for the year ended December 31, 2019 is as follows:

	Service-Based Awards		Performance-Based Units
(In thousands, except per share data)	Number of shares	Weighted average grant date fair value (per share)	Number of shares	Weighted average grant date fair value (per share)
Unvested restricted stock awards:
Unvested as of December 31, 2018	428	$28.13	—	$—
Granted	137	21.71	111	21.93
Vested	(246)	29.54	(12)	21.40
Forfeited	(21)	25.95	—	—

Unvested as of December 31, 2019	298	24.14	99	22.00

(19) Employee Benefit Plans

(a)   Retirement Plans

        Substantially all of the Company's employees are eligible to participate in the Company's 401(k) tax-deferred retirement savings plan. Eligible employees may contribute up to 90% of their salary to the 401(k) plan, but not more than the maximum allowed under IRC regulations. The Company matched 2% of covered compensation through December 31, 2019 and increased the contribution match to 3% effective January 1, 2020. The Company recorded matching contribution expense of $920,000, $876,000, and $491,000 for the years ended December 31, 2019, 2018, and 2017, respectively.

(b)   Deferred Compensation Plans

        The Company previously offered a non-qualified deferred compensation plan under which eligible employees could elect to defer up to 80% of salary and up to 100% of incentive compensation. The plan was terminated on December 31, 2019, it is anticipated that final distributions will be made in January 2021. The Company funded future obligations under the deferred compensation plan through the purchase of bank-owned life insurance plans. All participant deferrals are recorded in other liabilities on the consolidated balance sheet. As of December 31, 2019 and 2018, the amount of deferred compensation liability was $1.3 million and $2.9 million, respectively.

        The Company does not provide any other employee benefit plans and as of December 31, 2019 had no requirement to accrue additional expenses for any other employee benefit plans.

Notes to Consolidated Financial Statements (Continued)

(20) Loan Sale and Securitization Activities

        The Company may periodically sell loans as part of its business operations and overall management of liquidity, assets and liabilities, and financial performance. The transfer of loans is executed in securitization or sale transactions. With respect to sale transactions, the Company's continuing involvement may or may not include ongoing servicing responsibilities and general representations and warranties. With respect to securitization sales, the Company executed its first transaction on December 23, 2016 with the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The transaction involved the sale of $509 million in originated multifamily loans through a Freddie Mac sponsored transaction. One class of Freddie Mac guaranteed structured pass-through certificates was issued and purchased entirely by the Company. The Company's continuing involvement includes sub-servicing responsibilities, general representations and warranties, and reimbursement obligations.

        Servicing responsibilities on loan sales generally include obligations to collect and remit payments of principal and interest, provide foreclosure services, manage payments of taxes and insurance premiums, and otherwise administer the underlying loans. In connection with the securitization transaction, Freddie Mac was designated as the master servicer and appointed the Company to perform sub-servicing responsibilities, which generally include the servicing responsibilities described above with the exception of the servicing of foreclosed or defaulted loans. The overall management, servicing, and resolution of defaulted loans and foreclosed loans are separately designated to the special servicer, a third-party institution that is independent of the master servicer and the Company. The master servicer has the right to terminate the Company in its role as sub-servicer and direct such responsibilities accordingly.

        General representations and warranties associated with loan sales and securitization sales require the Company to uphold various assertions that pertain to the underlying loans at the time of the transaction, including, but not limited to, compliance with relevant laws and regulations, absence of fraud, enforcement of liens, no environmental damages, and maintenance of relevant environmental insurance. Such representations and warranties are limited to those that do not meet the quality represented at the transaction date and do not pertain to a decline in value or future payment defaults. In circumstances where the Company breaches its representations and warranties, the Company would generally be required to cure such instances through a repurchase or substitution of the subject loan(s).

        With respect to the securitization transaction, the Company also has continuing involvement through a reimbursement agreement executed with Freddie Mac. To the extent the ultimate resolution of defaulted loans results in contractual principal and interest payments that are deficient, the Company is obligated to reimburse Freddie Mac for such amounts, not to exceed 10% of the original principal amount of the loans comprising the securitization pool at the closing date of December 23, 2016. The Company recognized a liability of $207,000 and $281,000 as of December 31, 2019 and 2018, respectively, for its exposure to the reimbursement agreement with Freddie Mac. See further discussion in Note 22 Commitments, Contingent Liabilities, and Other Related Activities.

Notes to Consolidated Financial Statements (Continued)

(20) Loan Sale and Securitization Activities (Continued)

        The following table provides cash flows associated with the Company's loan sale activities:

	December 31,
($ in thousands)	2019	2018	2017
Proceeds from loan sales	$121,188	$84,275	143,782
Servicing fees	426	605	884
Cash flows from Freddie Mac mortgage-backed securities	62,680	160,062	155,285
Repurchases of previously sold loans	1,154	—	4,683

        During the years ended December 31, 2019, 2018, and 2017, the Company sold $125.2 million, $81.6 million, and $153.7 million of originated loans, respectively. During the years ended December 31, 2019 and 2018, the Company did not sell any acquired loans, and sold $647,000 during the year ended December 31, 2017. The sale of originated loans resulted in a gain of $52,000 for the year ended December 31, 2019 and losses of $22,000 and $211,000 during the years ended December 31, 2018 and 2017, respectively. The gains or losses from the sale of acquired loans are impacted by the remaining acquisition discount, which is accounted for in accordance with ASC 310-30, Loans and Debt Securities with Deteriorated Credit Quality, for acquired impaired loans and ASC 310-20, Nonrefundable Fees and Other Costs, for all other acquired loans, and, therefore, the amount of gains or losses from the sale of acquired loans is not separately presented.

        The following table provides information about the loans transferred through sales or securitization that are not recorded on our consolidated balance sheet and for which the Company's continuing involvement includes sub-servicing or servicing responsibilities and/or reimbursement obligations:

($ in thousands)	Single-family Residential	Multifamily Residential	Commercial Real Estate	Commercial Business	SBA	Consumer and other	Total
December 31, 2019
Principal balance of loans	$6,363	$157,998	$14,939	$24,090	$7,893	$4,804	$216,087
Loans 90+ days past due	—	—	—	—	—		—
Charge-offs, net	—	—	—	—	—	—	—
December 31, 2018
Principal balance of loans	7,716	223,364	18,081	26,699	10,221	7,204	293,285
Loans 90+ days past due	—	—	—	—	—		—
Charge-offs, net	—	—	—	—	—	—	—

        For loans transferred through sales and securitization, the Company may experience a loss if there is a breach of the general representations and warranties and the Company is required to repurchase or substitute the subject loan(s). Additionally, for the loans transferred in the securitization transactions, the maximum loss exposure under the reimbursement agreement executed with Freddie Mac equals 10% of the original principal amount of the loans comprising the securitization pool, or $50.9 million.

(21) Variable Interest Entities ("VIE")

        The Company is involved with VIEs through its multifamily loan securitization and low-income housing tax credit investments. As of December 31, 2019 the Company determined it was not the primary beneficiary and did not consolidate its interest in VIEs. The following table provides a

Notes to Consolidated Financial Statements (Continued)

(21) Variable Interest Entities ("VIE") (Continued)

summary of the carrying amount of assets and liabilities in the Company's consolidated balance sheet and maximum loss exposures as of December 31, 2019 and 2018 that relate to variable interests in non-consolidated VIEs.

	December 31, 2019			December 31, 2018
($ in thousands)	Maximum loss	Assets	Liabilities	Maximum loss	Assets	Liabilities
Multifamily loan securitization:
Investment securities(1)	$166,755	$166,755	$—	$224,688	$224,688	$—
Reimbursement obligation(2)	50,901	—	207	50,901	—	281
Low-income housing investments:
Other investments(3)	41,557	48,173	—	40,524	54,552	—
Unfunded equity commitments(2)	—	—	6,616	—	—	14,028

Total	$259,213	$214,928	$6,823	$316,113	$279,240	$14,309

(1)
Included in investment securities, available-for-sale on the consolidated balance sheet.

(2)
Included in other liabilities on the consolidated balance sheet.

(3)
Included in other assets on the consolidated balance sheet.

Multifamily loan securitization

        With respect to the securitization transaction with Freddie Mac discussed above in Note 20—Loan Sale and Securitization Activities, our variable interests reside with our purchase of the underlying Freddie Mac-issued guaranteed, structured pass-through certificates that are held as investment securities, available-for-sale, at fair value as of December 31, 2019. Additionally, the Company has variable interests through a reimbursement agreement executed by Freddie Mac that obligates the Company to reimburse Freddie Mac for any defaulted contractual principal and interest payments identified after the ultimate resolution of the defaulted loans. Such reimbursement obligations are not to exceed 10% of the original principal amount of the loans comprising the securitization pool. As part of the securitization transaction, the Company released all servicing obligations and rights to Freddie Mac who was designated as the Master Servicer. As Master Servicer, Freddie Mac appointed Opus Bank with sub-servicing obligations, which include obligations to collect and remit payments of principal and interest, manage payments of taxes and insurance, and otherwise administer the underlying loans. The servicing of defaulted loans and foreclosed loans was assigned to a separate third party entity, independent of Opus Bank and Freddie Mac. Freddie Mac, in its capacity as Master Servicer, can terminate the Company's role as sub-servicer and direct such responsibilities accordingly. In evaluating our variable interests and continuing involvement in the VIE, we determined that we do not have the power to make significant decisions or direct the activities that most significantly impact the economic performance of the VIE's assets and liabilities. As sub-servicer of the loans, the Company does not have the authority to make significant decisions that influence the value of the VIE's net assets, and, therefore, the Company is not the primary beneficiary of the VIE. As a result, we determined that the VIE associated with the multifamily securitization should not be included in the consolidated financial statements of the Company.

        We believe that our maximum exposure to loss as a result of our involvement with the VIE associated with the securitization is the carrying value of the investment securities issued by Freddie

Notes to Consolidated Financial Statements (Continued)

(21) Variable Interest Entities ("VIE") (Continued)

Mac and purchased by the Company. Additionally, our maximum exposure to loss under the reimbursement agreement executed with Freddie Mac is 10% of the original principal amount of the loans comprising the securitization pool, or $50.9 million. Based upon our analysis of quantitative and qualitative data over the underlying loans included in the securitization pool, as of December 31, 2019, our reserve for estimated losses with respect to the reimbursement obligation was $207,000.

Low-income housing tax credit investments

        The Company has variable interests through its investments in low-income housing projects. These investments are fundamentally designed to provide a return through the generation of income tax credits. The Company has evaluated its involvement with the low-income housing projects and determined it does not have significant influence or decision making capabilities to manage the projects, and therefore, is not the primary beneficiary and does not consolidate these interests. The Company's maximum exposure to loss, exclusive of any potential realization of tax credits, is equal to the commitments invested, adjusted for amortization. The amount of unfunded commitments is included in the investments recognized as assets with a corresponding liability. The table above summarizes the amount of tax credit investments held as assets, the amount of unfunded commitments held as liabilities, and the maximum exposure to loss as of December 31, 2019 and 2018, respectively.

(22) Commitments, Contingent Liabilities, and Other Related Activities

        In the normal course of business, we enter into various transactions that are not included in our consolidated balance sheet in accordance with GAAP. These transactions include commitments to extend credit in the ordinary course of business to our clients, including commitments to fund loans, lines of credit, and standby letters of credit.

        Commitments to extend credit under lines of credit and loans in process are agreements to lend to a client as long as there is no violation of any condition established in the loan documents. Commitments generally have fixed maturity dates. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each client's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower. Collateral varies by borrower, but may include accounts receivable, inventory, property, plant and equipment, or real estate.

        Standby letters of credit and financial guarantees are conditional commitments issued by the Company to guarantee a client's performance to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, bond financing, and similar transactions. The Company underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on both an unsecured and secured basis.

        The following is a summary of the total notional amount of commitments outstanding as of the dates presented.

	December 31,
($ in thousands)	2019	2018
Commitments to fund loans	$55,628	$71,339
Unfunded commitments under unused lines of credit	417,469	386,088
Standby letters of credit	12,335	8,310

Notes to Consolidated Financial Statements (Continued)

(22) Commitments, Contingent Liabilities, and Other Related Activities (Continued)

        Additionally, in connection with the Freddie Mac transaction discussed in Note 20-Loan Sale and Securitization Activities, we have variable interests through a reimbursement agreement executed with Freddie Mac that obligates the Company to reimburse Freddie Mac for any defaulted contractual principal and interest payments identified after the ultimate resolution of defaulted loans, not to exceed 10% of the original principal amount of the loans comprising the securitization pool. The maximum exposure under this reimbursement obligation is $50.9 million.

        Cash Settlement Liability—The change in the fair value of the stock warrant liability from January 1, 2011 through the transfer on September 22, 2011 was $608,000. The cash settlement liability was established with a value of $1.1 million on September 22, 2011 and is recalculated on a quarterly basis. On February 15, 2017, the Company completed the sale of $53.0 million of its common stock at $18.50 per share as part of a private placement offering. In connection with the transaction, the "down round" provision was triggered that resulted in a cash settlement liability payout of $81,000 to existing holders of preferred and common stock warrants. As of December 31, 2019 and December 31, 2018, the remaining cash settlement liability exposures were deemed immaterial.

        From time to time, we are party to various litigation matters incidental to our ordinary conduct of business. On at least a quarterly basis, we assess our liabilities and contingencies in connection with all pending or threatened claims and litigation. An accrual for loss is established for matters for which we believe it is probable that a loss may occur, and the amount of such loss is estimable. Our estimate is subject to change, and actual losses may be different from our estimates based upon changes in facts and circumstances. In the opinion of management, based upon information currently available to us, any reasonably possible losses, in addition to amounts already accrued, would not have a material adverse effect on the Company's financial condition, results of operations, or cash flows.

(23) Related Party Transactions

        There were no new related-party loan transactions during the years ended December 31, 2019, 2018 and 2017. There were no loans to employees with outstanding balances as of December 31, 2019, 2018, and 2017.

(24) Segment Reporting

        The Company operates under one reportable segment, Opus Bank and subsidiaries. The factors considered in making this determination include the geographic regions in which the Company operates, the applicable regulatory environments, and the nature of products and offered services, which include the following:

  •
  Suite of treasury and cash management and depository solutions;

  •
  Wide range of loan products, including commercial, media and entertainment, corporate finance, multifamily residential, commercial real estate, structured finance, and Small Business Administration loans;

  •
  Commercial escrow services;

  •
  Facilitation of Section 1031 exchange transactions; and

  •
  Alternative asset and IRA maintenance and custodial services.

Notes to Consolidated Financial Statements (Continued)

(24) Segment Reporting (Continued)

        There are uniform policies and procedures authorized by executive management and followed by the Company in providing the various products and services and reporting the financial results. Executive management oversees the operations and monitors the financial performance of the products and services on a company-wide basis. Business operations are regulated by the Company's primary regulators, the DBO and the FDIC; PENSCO is regulated by the Colorado Department of Regulatory Agencies.

        Accordingly, the Company considers all operations aggregated in one reportable operating segment. All corresponding financial information is referenced in the consolidated financial statements of the Company.

(25) Regulatory Capital Requirements

        We are subject to various regulatory capital requirements established by banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance sheet items as calculated under the regulatory accounting rules. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components' risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets. As of both December 31, 2019 and 2018, our capital ratios were in excess of the bank regulatory requirements. Additionally, regulatory agencies are required by law to take specific prompt corrective action with respect to banks that do not meet minimum capital standards. As of December 31, 2019 and 2018, the Company was categorized as "well capitalized." There were no events or circumstances that caused the Company's management to believe that there would be a change in the Company's category of "well capitalized."

        Since January 1, 2016, financial institutions have been required to maintain a minimum capital conservation buffer to avoid restrictions on capital distributions and other payments. The minimum capital conservation buffer was phased in over a four year transition period with minimum buffers of 0.625%, 1.25%, 1.875%, and 2.50% during 2016, 2017, 2018, and 2019, respectively. As of December 31, 2019, our capital conservation buffer was 6.17%, which exceeded the fully phased-in minimum requirement.

Notes to Consolidated Financial Statements (Continued)

(25) Regulatory Capital Requirements (Continued)

        The Company's capital amounts and ratios as of December 31, 2019 and 2018 are presented in the following tables:

	Actual		Adequately Capitalized		Well Capitalized
($ in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2019
Total capital (to risk-weighted assets)	$907,725	15.08%	$481,576	8.00%	$601,970	10.00%
Tier 1 capital (to risk-weighted assets)	732,385	12.17	361,182	6.00	481,576	8.00
Tier 1 capital (to average assets)	732,385	9.70	302,122	4.00	377,652	5.00
Common Equity (to risk-weighted assets)	703,275	11.68	270,886	4.50	391,280	6.50
December 31, 2018
Total capital (to risk-weighted assets)	$858,300	15.29%	$449,154	8.00%	$561,443	10.00%
Tier 1 capital (to risk-weighted assets)	669,281	11.92	336,866	6.00	449,154	8.00
Tier 1 capital (to average assets)	669,281	9.69	276,337	4.00	345,422	5.00
Common Equity (to risk-weighted assets)	640,171	11.40	252,649	4.50	364,938	6.50

        Dividends will be paid on the Series A Preferred Stock, when and if declared on our common stock, at the specified conversion rate for each share of Series A Preferred Stock. The Company is subject to bank regulatory requirements that in some situations could affect its ability to pay dividends. The FDIC's prompt corrective action regulations prohibit depository institutions from making any "capital distribution," which includes any transaction that the FDIC determines, by order or regulation, to be "in substance a distribution of capital," unless the depository institution will continue to be at least adequately capitalized after the distribution is made. Pursuant to these provisions, it is possible that the FDIC would seek to prohibit the payment of dividends on the Company's capital stock if it failed to maintain a status of at least adequately capitalized. Applicable California banking laws contain similar provisions. Dividends on the Company's capital stock, if any, are payable out of capital surplus.

Notes to Consolidated Financial Statements (Continued)

(26) Quarterly Data (unaudited)

($ in thousands, except per share amounts)	December 31,	September 30,	June 30,	March 31,
2019 Quarter
Interest income	$69,057	$70,026	$70,963	$66,908
Interest expense	19,457	20,464	20,447	16,104

Net interest income	49,600	49,562	50,516	50,804
Provision (negative provision) for loan losses	(2,685)	(7,698)	3,281	2,197

Net interest income after provision (negative provision) for loan losses	52,285	57,260	47,235	48,607
Noninterest income	13,862	13,069	11,995	11,100
Noninterest expense	39,678	40,072	46,319	45,410

Income before taxes	26,469	30,257	12,911	14,297
Income tax expense	6,180	8,259	4,225	3,436

Net income	$20,289	$21,998	$8,686	$10,861

Basic earnings per common share	$0.54	$0.58	$0.23	$0.29

Diluted earnings per common share	0.53	0.57	0.23	0.28

2018 Quarter
Interest income	$64,390	$61,503	$60,181	$60,682
Interest expense	13,961	12,620	10,658	8,989

Net interest income	50,429	48,883	49,523	51,693
Provision (negative provision) for loan losses	7,659	8,241	(213)	3,914

Net interest income after provision (negative provision) for loan losses	42,770	40,642	49,736	47,779
Noninterest income	3,382	11,461	12,927	13,309
Noninterest expense	53,667	43,663	43,141	44,077

Income (loss) before taxes	(7,515)	8,440	19,522	17,011
Income tax expense (benefit)	(654)	(972)	4,058	4,107

Net income (loss)	$(6,861)	$9,412	$15,464	$12,904

Basic earnings (loss) per common share	$(0.20)	$0.25	$0.41	$0.34

Diluted earnings (loss) per common share	(0.20)	0.25	0.40	0.34

(27) Subsequent Events

        On January 31, 2020, the Company, Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"), and Pacific Premier Bank, a California-chartered bank and wholly-owned subsidiary of PPBI ("Pacific Premier"), entered into an Agreement and Plan of Reorganization (the "Merger Agreement"), pursuant to which the Company will be merged with and into Pacific Premier, with Pacific Premier as the surviving institution (the "Merger").

        The Merger is subject to satisfaction of customary closing conditions, including receipt of customary regulatory approvals and approval of the Merger Agreement by the shareholders of the Company and the approval by PPBI's shareholders of the issuance of shares of PPBI common stock, par value $0.01 per share ("PPBI Common Stock") in connection with the Merger.

Notes to Consolidated Financial Statements (Continued)

(27) Subsequent Events (Continued)

        Under the terms of the Merger Agreement, the consideration payable to the Company's shareholders upon completion of the Merger (the "Merger Consideration") will consist of whole shares of PPBI Common Stock, and cash in lieu of fractional shares of PPBI Common Stock. Upon consummation of the Merger, (i) each share of the Company's common stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be canceled and exchanged for the right to receive 0.9000 shares of PPBI Common Stock (the "Exchange Ratio") and (ii) each share of the Company's Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into and canceled in exchange for the right to receive that number of shares of PPBI Common Stock equal to the product of (X) the number of shares of the Company's common stock into which such share of Series A Preferred Stock is convertible in connection with, and as a result of the Merger, and (Y) the Exchange Ratio, in each case, plus cash in lieu of fractional shares of PPBI Common Stock.

        At the Effective Time, each outstanding and unexercised vested option to acquire shares of Opus Common Stock will be canceled in exchange for the right to receive (without interest) from Opus, immediately prior to the Effective Time, a single lump sum cash payment equal to the product of (i) the number of shares of Opus Common Stock subject to such Opus option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) the average closing price per share of PPBI Common Stock, as reported on the Nasdaq, for the five trading days ending on and including the fifth trading day prior to the closing date of the Merger (the "PPBI Average Share Price") multiplied by the Exchange Ratio, over (B) the exercise price per share of such Opus option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Opus option is equal to or greater than the PPBI Average Share Price multiplied by the Exchange Ratio, such Opus option will be canceled without any cash payment being made in respect thereof.

        Each outstanding award of restricted shares of Opus Common Stock ("Opus Restricted Stock"), and each outstanding award of time-based restricted stock units ("Opus RSUs"), other than Opus RSUs awarded in 2020 to Opus employees who will become PPBI employees, in each case, granted pursuant to Opus's equity incentive plans (the "Opus Equity Plans"), after taking into account applicable tax withholdings, will become fully vested immediately prior to the Effective Time, and upon the Effective Time, will be cancelled in exchange for the right to receive a number of shares of PPBI Common Stock equal to the number of shares of Opus Common Stock underlying such vested awards immediately prior to the Effective Time multiplied by the Exchange Ratio.

        At the Effective Time, each outstanding award of performance-based restricted stock units granted pursuant to the Opus Equity Plans ("Opus PRSUs"), other than any Opus PRSUs awarded in 2020 to Opus employees who will become PPBI employees, will become vested effective immediately prior to the Effective Time in a number of units in respect of such award as determined in accordance with the applicable award agreement or Opus Equity Plan (after taking into account applicable tax withholdings) and cancelled in exchange for the right to receive a number of shares of PPBI Common Stock equal to the number of shares of Opus Common Stock underlying such vested awards immediately prior to the Effective Time multiplied by the Exchange Ratio.

        At the Effective Time, each Opus RSU awarded in 2020 to Opus employees who will become PPBI employees, will automatically cease to represent a restricted stock unit denominated in shares of Opus Common Stock and will be substituted with a restricted stock unit denominated in shares of PPBI Common Stock (a "PPBI RSU"), with terms substantially similar to the terms and conditions (including the same vesting terms) that applied to the applicable Opus RSU immediately prior to the

Notes to Consolidated Financial Statements (Continued)

(27) Subsequent Events (Continued)

Effective Time. The number of shares of PPBI Common Stock subject to each such PPBI RSU will be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Opus Common Stock subject to such Opus RSU immediately prior to the Effective Time multiplied by (y) the Exchange Ratio.

        At the Effective Time, each Opus PRSU awarded in 2020 to Opus employees who will become Pacific Premier employees will automatically cease to represent a performance-based restricted stock unit denominated in shares of Opus Common Stock and will be substituted with a PPBI RSU with terms substantially similar to the terms and conditions (including the same service-based vesting terms but excluding performance-based vesting terms) as were applicable to the applicable Opus PRSU immediately prior to the Effective Time. The number of shares of PPBI Common Stock subject to each such PPBI RSU will be equal to the product (rounded to the nearest whole number) of (x) the number of shares of Opus Common Stock subject to such Opus PRSU immediately prior to the Effective Time, determined based on the greater of the Shortened Period RSUs (as such term is defined in the award agreement applicable to the Opus PRSUs) and the target number of the applicable Opus PRSUs, multiplied by (y) the Exchange Ratio.

        Pursuant to the terms of the Merger Agreement, effective no later than immediately prior to the Effective Time, PPBI and Pacific Premier will cause two existing directors of the PPBI Board of Directors (the "PPBI Board") and the Pacific Premier Board of Directors (the "Pacific Premier Bank Board") to resign. PPBI and Pacific Premier will take all action necessary to appoint or elect, effective as of the Effective Time, two new directors, each of whom will be selected from the Company's existing directors and mutually agreeable to the Company, PPBI and Pacific Premier. Each new director will serve until the first annual meeting of shareholders of PPBI following the Effective Time and until his or her successor is elected and qualified. Subject to the fiduciary duties of the PPBI Board, PPBI will include such individuals on the list of nominees for director presented by the PPBI Board and for which the PPBI Board will solicit proxies at the first annual meeting of shareholders of PPBI following the Effective Time.

        The Merger Agreement contains customary representations and warranties from the Company, PPBI and Pacific Premier, and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of the Company's and PPBI's respective businesses during the interim period between the execution of the Merger Agreement and the Effective Time.

        The consummation of the Merger is subject to a number of conditions, which include, among others: (i) the approval of the Merger Agreement by the Company's shareholders and the approval of the issuance of shares of PPBI Common Stock by PPBI's shareholders; (ii) the receipt of all necessary regulatory approvals for the Merger, without the imposition of conditions or requirements that shall require PPBI or the Company to take any action or commit to take any action that would reasonably be likely to have a material adverse effect on PPBI and its subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its subsidiaries, taken as a whole); (iii) the absence of any regulation, judgment, decree, injunction or other order of a governmental authority which prohibits the consummation of the Merger; (iv) the effective registration of the shares of PPBI Common Stock to be issued to the Company's shareholders with the Securities and Exchange Commission, and the approval of such shares for listing on the Nasdaq Global Market; (v) all representations and warranties made by PPBI and Pacific Premier, on the one hand, and the Company, on the other hand, in the Merger Agreement must remain true and correct, except for certain inaccuracies that would not have, or would not reasonably be expected to have, a material

Notes to Consolidated Financial Statements (Continued)

(27) Subsequent Events (Continued)

adverse effect; (vi) PPBI and Pacific Premier, on the one hand, and the Company, on the other hand, must have performed their respective obligations under the Merger Agreement in all material respects; (vii) as of the month-end prior to the closing of the Merger, the Company must have an agreed-upon minimum aggregate outstanding balance of non-maturity deposits; and (viii) receipt by each party of an opinion from its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

        The Merger Agreement provides certain termination rights for both PPBI and the Company and further provides that a termination fee of $38,658,859 (the "Termination Fee") will be payable by the Company to PPBI upon termination of the Merger Agreement under certain circumstances.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following is a summary of relevant provisions of our second amended and restated certificate of incorporation, as amended, which we refer to as our certificate of incorporation, and certain provisions of the General Corporation Law of the State of Delaware, or the DGCL. We urge you to read the full text of these documents, forms of which have been filed with the U.S. Securities and Exchange Commission, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

        We are incorporated under the laws of the state of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by us only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority of our directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by our stockholders.

        The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our certificate of incorporation provides for the indemnification of directors, officers and certain of our authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or our authorized representative is permitted only if our board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, our certificate of incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of January 31, 2020, among Pacific Premier Bancorp, Inc., Pacific Premier Bank and Opus Bank.(1)
3.1	Second Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc., as amended.(2)
3.2	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(2)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(3)
5.1	Opinion of Holland & Knight LLP regarding the legality of the securities being registered.†
8.1	Opinion of Holland & Knight LLP as to U.S. federal income tax matters.†
8.2	Opinion of Sullivan & Cromwell LLP as to U.S. federal income tax matters.†
10.1	Form of Shareholder Agreement among Pacific Premier Bancorp, Inc., Pacific Premier Bank, Opus Bank, and certain shareholders of Opus Bank.(1)
21.1	Subsidiaries of Pacific Premier Bancorp, Inc.(4)
23.1	Consent of Crowe, LLP (with respect to Pacific Premier Bancorp, Inc.).
23.2	Consent of RSM LLP (with respect to Opus Bank).
23.3	Consent of KPMG LLP (with respect to Opus Bank).
23.4	Consent of Holland & Knight LLP (included in Exhibits 5.1 and 8.1).
23.5	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2).
24.1	Power of Attorney (included herewith on the signature page).
99.1	Consent of D.A. Davidson & Co.
99.2	Consent of Piper Sandler & Co.
99.3	Form of proxy for the special meeting of shareholders of Pacific Premier Bancorp., Inc.*
99.4	Form of proxy for the special meeting of shareholders of Opus Bank*
99.5	Consent of G. Malpass "Mal" Durkee to be named as a director of Pacific Premier Bancorp, Inc.*
99.6	Consent of Richard C. Thomas to be named as a director of Pacific Premier Bancorp, Inc.*

†
Signed opinion to be filed by amendment.

*
To be filed by amendment.

(1)
Included as an appendix to the joint proxy statement/prospectus contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant's Form 8-K filed with the Commission on May 15, 2018.

(3)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the Commission on January 27, 1997.

(4)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 4, 2016.

Item 22.    Undertakings

        (a)   The undersigned Registrant hereby undertakes as follows:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of January 31, 2020, among Pacific Premier Bancorp, Inc., Pacific Premier Bank and Opus Bank.(1)
3.1	Second Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc., as amended.(2)
3.2	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(2)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(3)
5.1	Opinion of Holland & Knight LLP regarding the legality of the securities being registered.†
8.1	Opinion of Holland & Knight LLP as to U.S. federal income tax matters.†
8.2	Opinion of Sullivan & Cromwell LLP as to U.S. federal income tax matters.†
10.1	Form of Shareholder Agreement among Pacific Premier Bancorp, Inc., Pacific Premier Bank, Opus Bank, and certain shareholders of Opus Bank.(1)
21.1	Subsidiaries of Pacific Premier Bancorp, Inc.(4)
23.1	Consent of Crowe, LLP (with respect to Pacific Premier Bancorp, Inc.).
23.2	Consent of RSM LLP (with respect to Opus Bank).
23.3	Consent of KPMG LLP (with respect to Opus Bank).
23.4	Consent of Holland & Knight LLP (included in Exhibits 5.1 and 8.1).
23.5	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2).
24.1	Power of Attorney (included herewith on the signature page).
99.1	Consent of D.A. Davidson & Co.
99.2	Consent of Piper Sandler & Co.
99.3	Form of proxy for the special meeting of shareholders of Pacific Premier Bancorp., Inc.*
99.4	Form of proxy for the special meeting of shareholders of Opus Bank*
99.5	Consent of G. Malpass "Mal" Durkee to be named as a director of Pacific Premier Bancorp, Inc.*
99.6	Consent of Richard C. Thomas to be named as a director of Pacific Premier Bancorp, Inc.*

†
Signed opinion to be filed by amendment.

*
To be filed by amendment.

(1)
Included as an appendix to the joint proxy statement/prospectus contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant's Form 8-K filed with the Commission on May 15, 2018.

(3)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the Commission on January 27, 1997.

(4)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 4, 2016.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on March 13, 2020.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER Steven R. Gardner Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ STEVEN R. GARDNER Steven R. Gardner	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	March 13, 2020
/s/ RONALD J. NICOLAS, JR. Ronald J. Nicolas, Jr.	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 13, 2020
/s/ LORI WRIGHT Lori Wright	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 13, 2020
/s/ JOHN J. CARONA John J. Carona	Director	March 13, 2020

Name	Title	Date

/s/ AYAD A. FARGO Ayad A. Fargo	Director	March 13, 2020
/s/ JOSEPH L. GARRETT Joseph L. Garrett	Director	March 13, 2020
/s/ JEFF C. JONES Jeff C. Jones	Director	March 13, 2020
/s/ M. CHRISTIAN MITCHELL M. Christian Mitchell	Director	March 13, 2020
/s/ MICHAEL J. MORRIS Michael J. Morris	Director	March 13, 2020
/s/ BARBARA S. POLSKY Barbara S. Polsky	Director	March 13, 2020
/s/ ZAREH H. SARRAFIAN Zareh H. Sarrafian	Director	March 13, 2020
/s/ JAYNIE MILLER STUDENMUND Jaynie Miller Studenmund	Director	March 13, 2020
/s/ CORA M. TELLEZ Cora M. Tellez	Director	March 13, 2020